                                                                               .
                                                                               .
                                                                               .

                     IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                              FORT WORTH DIVISION


--------------------------------------------------------
                                                         )
In re                                                    )     Chapter 11 Case
                                                         )
MIRANT CORPORATION, et al.,                              )     Case No. 03-46590 (DML)
                                                         )     Jointly Administered
                        Debtors.                         )
                                                         )
                                                         )
--------------------------------------------------------

--------------------------------------------------------------------------------

              SECOND AMENDED DISCLOSURE STATEMENT RELATING TO THE
        DEBTORS' SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

--------------------------------------------------------------------------------

Dated: September 30, 2005                       WHITE & CASE LLP
                                                Thomas E Lauria
                                                Craig H. Averch
                                                Gerard Uzzi
                                                Wachovia Financial Center
                                                200 South Biscayne Blvd., Suite 4900
                                                Miami, FL 33131
                                                (305) 371-2700

                                                HAYNES AND BOONE, LLP
                                                Robin Phelan
                                                Ian T. Peck
                                                901 Main Street, Suite 3100
                                                Dallas, TX 75202
                                                (214) 651-5000

                                                ATTORNEYS FOR THE DEBTORS AND
                                                DEBTORS-IN-POSSESSION

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
I.     INTRODUCTION..........................................................    1
II.    NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS......................    1
III.   EXPLANATION OF CHAPTER 11.............................................    3
       A.   Overview of Chapter 11...........................................    3
       B.   Plan of Reorganization...........................................    4
       C.   Confirmation of a Plan of Reorganization.........................    4
IV.    OVERVIEW OF THE PLAN..................................................    5
       A.   Summary of the Terms of the Plan.................................    5
       B.   Summary of Distributions Under the Plan..........................    8
V.     GENERAL INFORMATION...................................................   19
       A.   The Businesses of Mirant.........................................   19
            1.   The North American Business.................................   20
            2.   The International Business..................................   35
       B.   Employees........................................................   39
       C.   Existing Financing Transactions of the Debtors...................   39
            1.   Mirant......................................................   39
            2.   MAEM........................................................   40
            3.   Mirant Americas Development Capital, LLC....................   40
            4.   West Georgia................................................   40
            5.   MAG.........................................................   41
            6.   MIRMA.......................................................   41
       D.   History of Mirant Corporation and Events Precipitating the          41
            Chapter 11 Cases.................................................
            1.   Formation, Initial Public Offering and Spin-Off.............   41
            2.   Financial Crisis in the U.S. Power Industry.................   43
            3.   Credit Rating Downgrades, Financing Issues and Accounting
                 Issues......................................................   43
            4.   Unsuccessful Out-of-Court Restructuring and Exchange
                 Offers......................................................   45
VI.    CERTAIN AFFILIATE TRANSACTIONS........................................   46
       A.   Overview.........................................................   46
       B.   Material Intercompany Transactions and Relationships Among the      46
            Debtors..........................................................
            1.   Intercompany Relationships Involving Mirant Services........   47
            2.   Intercompany Relationships Involving MAEM...................   47
            3.   Consolidated Cash Management System.........................   48
            4.   Credit and Capital Support..................................   48
            5.   Dividends and Capital Transactions..........................   49
            6.   Intercompany Loans and Advances.............................   49
            7.   Intercompany Loans by MAG...................................   50
            8.   Purchase of Mid-Atlantic Generation Assets..................   50
            9.   Recapitalization of Intercompany Debt.......................   51
            10.  MAI/New England Note........................................   51
            11.  The Equipment Warehouse Facility............................   52
            12.  Common Asset Management.....................................   52
            13.  Tax Sharing Arrangements....................................   52

                                                                               PAGE
                                                                               ----
       C.   Potential Claims and Remedies....................................   53
            1.   Substantive Consolidation...................................   53
            2.   Fraudulent Conveyances and Preferences......................   53
            3.   Equitable Subordination and Recharacterization..............   54
VII.   SELECTED FINANCIAL INFORMATION........................................   55
       A.   Annual Financial Information for Mirant..........................   55
       B.   Financial Statements for Mirant..................................   55
VIII.  FINANCIAL PROJECTIONS AND ASSUMPTIONS.................................   59
       A.   Purpose and Objectives...........................................   59
       B.   Projected Consolidated Financial Statements......................   59
       C.   Summary of Significant Assumptions...............................   61
            1.   Effective Date and Plan Terms...............................   61
            2.   North America...............................................   62
            3.   Philippines.................................................   65
            4.   Caribbean...................................................   65
            5.   Corporate Overhead..........................................   66
            6.   Operating Expenses..........................................   67
            7.   Operating Performance Initiative............................   67
            8.   Collateral and Liquidity Needs..............................   68
            9.   Income Taxes................................................   69
            10.  Capital Expenditures and Depreciation.......................   69
            11.  Reorganization Costs........................................   70
            12.  Interest Expense............................................   70
            13.  Financing Activities........................................   71
            14.  Reinstated MAG Debt.........................................   71
            15.  No Dividend Assumption......................................   71
            16.  Credit Support..............................................   71
            17.  MAG Long-Term Notes Refinancing.............................   71
       D.   Subsequently Identified Variances to Projected Gross Margins.....   71
       E.   Temporary Shut Down of Potomac River Station; Outage at             72
            Morgantown Station...............................................
IX.    VALUATION.............................................................   73
X.     THE CHAPTER 11 CASES..................................................   75
       A.   Commencement of the Chapter 11 Cases.............................   75
       B.   Continuation of Business after the Petition Date.................   75
            1.   Counterparty Assurance Program..............................   75
            2.   DIP Credit Facility.........................................   76
            3.   Employee-Related Matters....................................   76
            4.   Cash Management.............................................   77
            5.   Payment of Prepetition Trust Fund Taxes and Governmental
                 Fees........................................................   77
            6.   Critical Vendors............................................   77
            7.   Retention of Ordinary Course Professionals..................   77
            8.   Limited Notice Procedures and Complex Chapter 11 Bankruptcy
                 Case Treatment..............................................   77
            9.   Continued Trading Order.....................................   78
            10.  Trading Contract Settlement Protocol........................   78

                                                                               PAGE
                                                                               ----
       C.   Representation of the Debtors....................................   78
       D.   Formation and Representation of the Creditors' Committee.........   79
            1.   Committee of Unsecured Creditors for Mirant Corporation.....   79
            2.   Committee of Unsecured Creditors for Mirant Americas
                 Generation..................................................   79
            3.   Committee of Equity Security Holders of Mirant
                 Corporation.................................................   79
       E.   Matters Relating to Unexpired Leases and Executory Contracts.....   80
       F.   Exclusivity Periods..............................................   80
       G.   Protected Persons Order..........................................   81
       H.   Risk Management Policy...........................................   81
       I.   Appointment of Examiner..........................................   81
       J.   Professional Fee Committee.......................................   82
       K.   Intercompany Issues..............................................   82
       L.   Material Asset Sales.............................................   82
            1.   Coyote Springs..............................................   82
            2.   Turbine Sales...............................................   82
            3.   Wrightsville................................................   83
            4.   Birchwood...................................................   83
            5.   Mint Farm...................................................   83
            6.   Mirant Service Center.......................................   84
            7.   Wichita Falls...............................................   84
       M.   Letter of Credit Extensions......................................   84
       N.   Canadian Filing..................................................   85
       O.   Claims Objection Procedures......................................   85
       P.   Equity Committee Motion and Complaint to Compel a Shareholders'     85
            Meeting..........................................................
       Q.   California Settlement............................................   85
            1.   General.....................................................   86
            2.   Mirant Debtors Settlement...................................   86
            3.   MAG Debtors Settlement......................................   88
            4.   Chapter 5 Releases..........................................   89
       R.   Term Sheet Concerning Plan.......................................   90
XI.    MATERIAL CLAIMS, LITIGATION AND INVESTIGATIONS........................   91
       A.   Overview of Estate Claims and Liabilities........................   91
       B.   Procedures for Resolving Claims..................................   92
            1.   Claims Objection Procedures.................................   92
            2.   Claims Estimation Procedures................................   93
       C.   Description of Claims............................................   93
            1.   Estimated Claim Amounts by Class............................   93
            2.   Disputed Material Litigation Claims.........................   94
       D.   Detailed Description of Material Claims and Obligations..........   97
            1.   Resolved Disputed Material Claims...........................   97
            2.   Unresolved Disputed Material Claims.........................  100
            3.   Environmental Liabilities...................................  106
            4.   Western Ratepayer Litigation................................  110
            5.   Shareholder-Bondholder Litigation...........................  113

                                                                               PAGE
                                                                               ----
       E.   Disputed Claims With Associated Estate Causes of Action..........  116
            1.   NY Tax -- New York Real Property Tax Litigation.............  116
            2.   Southern Company Investigation/Litigation...................  117
            3.   MIRMA Leases/Litigation.....................................  118
            4.   Pepco Litigation............................................  119
            5.   SMECO -- Southern Maryland Electric Cooperative.............  123
       F.   Other Estate Claims -- Avoidance Actions.........................  124
            1.   The Tolling Motion..........................................  124
            2.   Preference Actions..........................................  125
            3.   Fraudulent Transfer Actions.................................  125
            4.   Southern Transactions: Morgan Stanley & Co., Incorporated
                 and Goldman Sachs & Co. ....................................  130
            5.   Southern Transactions: Troutman Sanders, LLP................  130
            6.   Southern Transactions: Lehman and Bank of America...........  131
            7.   Southern Transactions: Arthur Andersen......................  131
            8.   Causes of Action Subject to Stay............................  131
            9.   Reservation of Rights with Respect to Tolled, Stayed and
                 Potential Actions...........................................  132
XII.   THE CHAPTER 11 PLAN...................................................  132
       A.   Introduction.....................................................  132
       B.   Settlement of Certain Inter-Debtor Issues -- Creation of Debtor    133
            Groups...........................................................
       C.   General Description of the Treatment of Claims and Equity          136
            Interests........................................................
            1.   Administrative Claims and Priority Tax Claims...............  136
            2.   Treatment of Administrative Claims..........................  136
            3.   Allowed Tax Claims..........................................  138
            4.   Classified Claims and Equity Interests......................  139
            5.   Separate Classification of Certain Claims...................  139
            6.   Separate Classification of Certain MAG Claims...............  139
       D.   Provisions for Treatment of Mirant Debtor Claims and Equity        140
            Interests........................................................
            1.   Mirant Debtor Class 1 -- Priority Claims....................  140
            2.   Mirant Debtor Class 2 -- Secured Claims.....................  140
            3.   Mirant Debtor Class 3 -- Unsecured Claims...................  142
            4.   Mirant Debtor Class 4 -- Convenience Claims.................  144
            5.   Mirant Debtor Class 5 -- Equity Interests...................  145
       E.   Provisions for Treatment of MAG Debtor Claims and Equity           146
            Interests........................................................
            1.   MAG Debtor Class 1 -- Priority Claims.......................  146
            2.   MAG Debtor Class 2 -- Secured Claims........................  146
            3.   MAG Debtor Class 3 -- New York Taxing Authorities Secured
                 Claims......................................................  147
            4.   MAG Debtor Class 4 -- PG&E/RMR Claims.......................  147
            5.   MAG Debtor Class 5 -- Unsecured Claims......................  148
            6.   MAG Debtor Class 6 -- MAG Long-term Note Claims.............  149
            7.   MAG Debtor Class 7 -- Convenience Claims....................  151
            8.   MAG Debtor Class 8 -- Equity Interests......................  152
       F.   Designated Net Litigation Distributions..........................  152

                                                                               PAGE
                                                                               ----
       G.   Transfers and Restructuring to Implement the Plan................  153
            1.   General.....................................................  153
            2.   Organization of Parent Company..............................  154
            3.   Transfer of Assets to New Mirant............................  155
            4.   New Corporate Vehicles......................................  155
            5.   Transfer of the Energy Trading Business.....................  156
            6.   Credit Support for MAG Debtors..............................  156
            7.   Transfer of Generation Assets to MAG........................  157
            8.   Transfer of MIRMA Lease Obligations and Assets..............  157
            9.   Mirant and Plan Trust.......................................  157
            10.  Effect of Transfers and Restructuring to Implement the
                 Plan........................................................  158
       H.   Description of Certain Securities to be Issued Pursuant to the     159
            Plan.............................................................
            1.   New Mirant Common Stock.....................................  159
            2.   New Mirant Warrants.........................................  161
            3.   Plan Secured Notes..........................................  162
            4.   West Georgia Secured Note...................................  162
            5.   New MAG Holdco Notes........................................  162
            6.   MAI Series A Preferred Shares...............................  163
            7.   MAI Series B Preferred Shares...............................  164
       I.   Exit Financing...................................................  165
            1.   Bidding Process for Exit Financing..........................  165
            2.   Terms of Exit Financing.....................................  166
            3.   Conditions to Exit Financing................................  167
       J.   Claims Against Insiders..........................................  168
       K.   Settlements and Compromises......................................  169
            1.   California Settlement.......................................  169
            2.   Proposed New York Tax Settlement............................  169
            3.   Settlement of Certain Prepetition Employee Obligations......  172
            4.   Settlement of Certain Subordination Rights..................  173
       L.   Means of Implementation of the Plan..............................  174
            1.   Operations between the Confirmation Date and the Effective
                 Date........................................................  174
            2.   Corporate Action............................................  174
            3.   Termination of Certain Debt Obligations.....................  175
            4.   Continued Corporate Existence of the Debtors................  175
            5.   Re-vesting of Assets........................................  175
            6.   Sale Provisions Relating to Mint Farm.......................  175
            7.   Management..................................................  176
            8.   Initial Boards of Directors.................................  176
            9.   Officers....................................................  177
            10.  Causes of Action............................................  177
            11.  Appointment of the Disbursing Agent.........................  178
            12.  Sources of Cash for Plan Distributions......................  178
            13.  New Mirant Employee Stock Programs..........................  178

                                                                               PAGE
                                                                               ----
            14.  Investment of Funds Held by the Disbursing Agent; Tax
                 Reporting by the Disbursing Agent...........................  178
            15.  Releases by the Debtors.....................................  178
            16.  Appointment of New Mirant and MET as Attorneys-In-Fact......  178
       M.   The Plan Trust...................................................  179
            1.   Creation of Plan Trust and Appointment of Plan Trustees.....  179
            2.   Property of the Plan Trust..................................  179
            3.   Powers and Duties of the Plan Trustees......................  179
            4.   No Successor Liability......................................  180
       N.   Distribution Provisions..........................................  180
            1.   Plan Distributions..........................................  180
            2.   Timing of Plan Distributions................................  180
            3.   Address for Delivery of Plan Distributions..................  180
            4.   De Minimis Distributions....................................  181
            5.   Time Bar to Cash Payments...................................  181
            6.   Manner of Payment under the Plan............................  181
            7.   Expenses Incurred on or after the Effective Date and Claims of the Disbursing Agent.....................................  181
            8.   Fractional Plan Distributions...............................  181
            9.   Special Distribution Provisions for MAG Short-term Debt
                 Claims, MAG Long-term Note Claims and Mirant Debt Claims....  182
            10.  Special Distribution Provisions for Equity Securities.......  184
            11.  Special Distribution for California Parties.................  184
            12.  Surrender and Cancellation of Instruments...................  185
            13.  Accrual of Interest for Purposes of Calculating Plan
                 Distributions...............................................  185
       O.   Supplemental Distributions to Holders of Allowed Mirant Debtor
            Class 3 -- Unsecured Claims......................................  186
       P.   Procedures for Resolving and Treating Contested Claims...........  186
            1.   Objection Deadline..........................................  186
            2.   Prosecution of Contested Claims.............................  186
            3.   Claims Settlement...........................................  186
            4.   Entitlement to Plan Distributions Upon Allowance............  187
            5.   Estimation of Claims........................................  187
       Q.   Conditions Precedent to Confirmation of the Plan.................  187
       R.   Conditions Precedent to Consummation of the Plan.................  189
            1.   Effective Date..............................................  189
            2.   Waiver of Conditions Precedent..............................  189
            3.   Effect of Non-Occurrence of the Effective Date..............  189
       S.   The Disbursing Agent.............................................  189
            1.   Powers and Duties...........................................  189
            2.   Plan Distributions..........................................  190
            3.   Exculpation.................................................  190
       T.   Executory Contracts and Unexpired Leases.........................  190
            1.   Executory Contracts and Unexpired Leases....................  190
            2.   Assumption and Rejection of Executory Contracts and
                 Unexpired Leases............................................  190

                                                                               PAGE
                                                                               ----
            3.   Cure........................................................  191
            4.   Assumption and Assignment of Executory Contracts and
                 Unexpired Leases............................................  192
            5.   Claims Arising from Rejection, Expiration or Termination....  192
            6.   Special Provisions Relating to the BEWAG Contract...........  192
            7.   Special Provisions Relating to the MIRMA Leases.............  193
            8.   Special Provisions Relating to Agreements with Pepco and its
                 Subsidiaries................................................  196
            9.   Special Provisions Relating to Mint Farm....................  197
            10.  Special Provisions Relating to the New York Debtors.........  198
            11.  Special Provisions Relating to the FCC Agreement and Site
                 Lease.......................................................  198
            12.  Special Provisions Relating to Mirant NY-Gen, LLC...........  199
       U.   Retention of Jurisdiction........................................  200
       V.   Other Material Provisions of the Plan............................  201
            1.   Payment of Statutory Fees...................................  201
            2.   Satisfaction of Claims......................................  201
            3.   Third Party Agreements; Subordination.......................  201
            4.   Exculpation.................................................  202
            5.   Discharge of Liabilities....................................  202
            6.   Governing Law...............................................  202
            7.   Expedited Determination.....................................  202
            8.   Exemption from Transfer Taxes...............................  202
            9.   Retiree Benefits............................................  203
            10.  Notice of Confirmation......................................  203
            11.  Modification of the Plan....................................  203
            12.  Revocation of the Plan......................................  203
            13.  Setoff Rights...............................................  203
            14.  Rates.......................................................  204
            15.  Injunctions.................................................  204
            16.  Binding Effect..............................................  204
            17.  Severability................................................  204
            18.  Plan Controls...............................................  205
            19.  Charter and Bylaws of New Mirant............................  205
            20.  Discharge of Debtors........................................  205
XIII.  ACCEPTANCE OR REJECTION OF THE PLAN...................................  205
       A.   Overview.........................................................  205
       B.   Confirmation of the Plan.........................................  207
            1.   Elements of Section 1129 of the Bankruptcy Code.............  207
            2.   Acceptance..................................................  208
            3.   Best Interests Test.........................................  208
            4.   Feasibility.................................................  209
       C.   Cramdown.........................................................  209
            1.   No Unfair Discrimination....................................  209
            2.   Fair and Equitable Test.....................................  210

                                                                               PAGE
                                                                               ----
XIV.   RISK FACTORS..........................................................  210
XV.    CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES..........................  219
       A.   U.S. Federal Income Tax Consequences to the Debtors..............  220
            1.   COD Income..................................................  220
            2.   Limitation on Net Operating Loss Carryforwards and Other Tax
                 Attributes..................................................  221
            3.   Intercompany Restructuring Transactions.....................  224
            4.   Transfer of Assets to New Mirant............................  225
            5.   Section 269 of the Tax Code.................................  225
            6.   Alternative Minimum Tax.....................................  226
       B.   U.S. Federal Income Tax Consequences of Receipt of Plan
            Consideration to Holders of Allowed Claims and Equity              226
            Interests........................................................
            1.   General Tax Considerations for Holders of Allowed Claims and
                 Equity Interests............................................  226
            2.   Certain Other Tax Considerations for Holders of Allowed
                 Claims......................................................  228
            3.   Tax Consequences to Certain Holders of Allowed Mirant Debtor
                 Claims and Equity Interests in Mirant.......................  229
            4.   Tax Consequences to Certain Holders of Allowed Claims
                 Against the
                 MAG Debtors.................................................  233
       C.   U.S. Federal Income Tax Consequences to Holders of Contested       237
            Claims...........................................................
       D.   U.S. Federal Income Tax Consequences of Ownership of New Mirant
            Common Stock and Notes...........................................  237
            1.   U.S. Holders................................................  237
            2.   U.S. Federal Income Tax Consequences of Ownership of New
                 Mirant
                 Common Stock................................................  237
            3.   U.S. Federal Income Tax Consequences of Ownership of
                 Notes.......................................................  238
            4.   U.S. Federal Income Tax Consequences of Ownership of New
                 Mirant Warrants.............................................  241
       E.   Backup Withholding Tax and Information Reporting Requirements....  241
XVI.   CERTAIN SECURITIES LAW MATTERS........................................  242
       A.   Issuance of New Debtor Securities................................  242
       B.   FERC Approval....................................................  242
       C.   Subsequent Transfers of New Debtor Securities....................  243
       D.   Antitrust Requirements...........................................  244
XVII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.............  244
       A.   Liquidation Under Chapter 7 of the Bankruptcy Code...............  244
       B.   Alternative Plans of Reorganization..............................  244
XVIII. CONCLUSION............................................................  246

                             SCHEDULES AND EXHIBITS

List of Defined Terms.......................................   Schedule 1
List of the Debtors.........................................   Schedule 2
Group Structure Chart.......................................   Schedule 3
Third Parties That Have Obtained Relief From the Automatic
  Stay......................................................   Schedule 4
Petition Date Net Intercompany Payables.....................   Schedule 5
Tier IV Claim Objections....................................   Schedule 6
Potential Causes of Action (No Complaint Filed).............   Schedule 7
Designated Avoidance Actions................................   Schedule 8
Tolling Agreements With Non-Debtor, Wholly Owned Entities...   Schedule 9
Terms of New MAG Holdco Indenture...........................  Schedule 10
Schedule of Rejected Executory Contracts and Unexpired
  Leases....................................................  Schedule 11
Schedule of Assumed and Assumed and Assigned Executory
  Contracts and Unexpired Leases............................  Schedule 12
Provisions of Certificate of Incorporation of New Mirant
  Restricting Transfer of Securities........................  Schedule 13
Market Prices for the Debtors' Publicly-Traded Securities...  Schedule 14
Second Amended Joint Chapter 11 Plan of Reorganization......    Exhibit A
Disclosure Statement Order and Notice of the Confirmation
  Hearing...................................................    Exhibit B
Liquidation Analysis........................................    Exhibit C
Projections.................................................    Exhibit D
View of Pepco and SMECO of How Certain Parts of the
  Disclosure Statement Should Read..........................    Exhibit E

                                       I.

                                  INTRODUCTION

     THIS SECOND AMENDED DISCLOSURE STATEMENT (THE "DISCLOSURE STATEMENT") INCLUDES AND DESCRIBES THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION, DATED SEPTEMBER 30, 2005 (THE "PLAN"), A COPY OF WHICH IS ATTACHED AS EXHIBIT "A," FILED BY AND WITH RESPECT TO THE CHAPTER 11 DEBTORS LISTED IN SCHEDULE 2 (THE "DEBTORS"). OTHER THAN MIRANT DEBTOR CLASS
1 -- PRIORITY CLAIMS, MAG DEBTOR CLASS 1 -- PRIORITY CLAIMS, MAG DEBTOR CLASS
6 -- MAG LONG-TERM NOTE CLAIMS AND MAG DEBTOR CLASS 8 -- EQUITY INTERESTS, WHICH ARE UNIMPAIRED UNDER THE PLAN AND ARE THEREFORE DEEMED TO HAVE ACCEPTED THE PLAN, ALL CLASSES ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN. ACCORDINGLY, EXCEPT FOR THE FOREGOING UNIMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS, THE DEBTORS ARE SOLICITING ACCEPTANCES OF THE PLAN FROM THE HOLDERS OF ALL CLAIMS AND EQUITY INTERESTS.

     THE PLAN IS THE PRODUCT OF EXTENSIVE NEGOTIATIONS BETWEEN AND AMONG, AND IS SUPPORTED BY, THE DEBTORS AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF MIRANT CORPORATION (THE "CORP COMMITTEE"), THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF MIRANT AMERICAS GENERATION, LLC (THE "MAG COMMITTEE"), THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS OF MIRANT CORPORATION (THE "EQUITY COMMITTEE" AND, TOGETHER WITH THE CORP COMMITTEE AND THE MAG COMMITTEE, THE "COMMITTEES") AND CERTAIN AFFILIATES OF MORGANS WATERFALL, INCLUDING PHOENIX PARTNERS LP, TOGETHER WITH ITS AFFILIATES ("PHOENIX"), ACTING AS AN AD HOC REPRESENTATIVE OF THE HOLDERS OF SUBORDINATED DEBT OF MIRANT CORPORATION ("MIRANT").

     THE DEBTORS, THE COMMITTEES AND PHOENIX BELIEVE THAT THE PLAN IS IN THE BEST INTEREST OF AND PROVIDES THE HIGHEST AND MOST EXPEDITIOUS RECOVERIES TO HOLDERS OF ALL CLAIMS AND EQUITY INTERESTS. THE DEBTORS, THE COMMITTEES AND PHOENIX URGE ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO VOTE IN FAVOR OF THE PLAN.

     VOTING INSTRUCTIONS ARE CONTAINED IN THE DISCLOSURE STATEMENT ORDER ATTACHED HERETO AS EXHIBIT "B." TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND RECEIVED BY 4:00 P.M., PREVAILING CENTRAL TIME, ON NOVEMBER 10, 2005 (THE "VOTING DEADLINE").

     FOR INFORMATION REGARDING YOUR ESTIMATED RECOVERY UNDER THE PLAN, PLEASE SEE THE CHART SET OUT IN "OVERVIEW OF THE PLAN -- SUMMARY OF DISTRIBUTIONS UNDER THE PLAN."

     ALL CAPITALIZED TERMS USED IN THIS DISCLOSURE STATEMENT AND NOT DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPHS SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PLAN (SEE EXHIBIT "A" OF THE PLAN ENTITLED "DEFINITIONS AND INTERPRETATION") OR SCHEDULE 1 OF THIS DISCLOSURE STATEMENT. UNLESS OTHERWISE STATED, ALL REFERENCES TO "SCHEDULES" AND "EXHIBITS" ARE REFERENCES TO SCHEDULES AND EXHIBITS TO THIS DISCLOSURE STATEMENT, RESPECTIVELY.

                                      II.

                NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

     The purpose of this Disclosure Statement is to enable you, as a creditor whose Claim is impaired under the Plan, or as a stockholder whose Equity Interest is impaired under the Plan, to make an informed decision in exercising your right to accept or reject the Plan.

     THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN. PLEASE READ THIS DOCUMENT WITH CARE.

     PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN AND TO THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. IN THE EVENT OF ANY CONFLICT BETWEEN THE DESCRIPTIONS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN.

     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF TITLE 11, UNITED STATES CODE (11 U.S.C. SEC.SEC. 101, ET SEQ.) (THE "BANKRUPTCY CODE") AND RULE 3016(B) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE (THE "BANKRUPTCY RULES") AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAW OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF MIRANT OR ANY OF ITS SUBSIDIARIES AND AFFILIATES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER CAUSES OF ACTION OR THREATENED CAUSES OF ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, AND OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, MIRANT OR ANY OF ITS SUBSIDIARIES AND AFFILIATES, AS DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CHAPTER 11 CASES.

     On September 30, 2005, after notice and a hearing, the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Bankruptcy Court"), issued an order pursuant to section 1125 of the Bankruptcy Code approving this Disclosure Statement (the "Disclosure Statement Order") as containing information of a kind, and in sufficient detail that would enable a hypothetical, reasonable investor typical of the solicited classes of Claims and Equity Interests of the Debtors to make an informed judgment with respect to the acceptance or rejection of the Plan (the Disclosure Statement Order is attached hereto as Exhibit "B," and should be referred to for details regarding the procedures for the solicitation of votes on the Plan). APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT OF THE FAIRNESS OR MERITS OF THE PLAN OR OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

     Each holder of a Claim or Equity Interest entitled to vote to accept or reject the Plan should read this Disclosure Statement and the Plan in their entirety before voting. No solicitation of votes to accept or reject the Plan may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. Except for the Debtors and certain of the professionals they have retained, no person has been authorized to use or promulgate any information concerning the Debtors, their businesses, or the Plan other than the information contained in this Disclosure Statement and if given or made by any such person, such information may not be relied upon as having been authorized by the Debtors. YOU SHOULD NOT RELY ON ANY INFORMATION RELATING TO THE DEBTORS, THEIR BUSINESSES, OR THE PLAN OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT AND THE SCHEDULES AND EXHIBITS HERETO.

     After carefully reviewing this Disclosure Statement, including the attached Schedules and Exhibits, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed ballot and return the executed ballot in the enclosed, postage prepaid, return envelope so that it will be received by Bankruptcy Services, LLC ("BSI") or Financial Balloting Group LLC (as applicable), the Debtors' solicitation agent, no later than the Voting Deadline. All votes to accept or reject the Plan must be cast by using the appropriate ballot. Votes which are cast in any other manner will not be counted. All ballots must be actually received by the solicitation agent no later than November 10, 2005 at 4:00 p.m., Prevailing Central Time. FOR DETAILED VOTING INSTRUCTIONS AND THE NAME, ADDRESS AND PHONE NUMBER OF THE PERSON YOU MAY CONTACT IF YOU HAVE QUESTIONS REGARDING THE VOTING PROCEDURES, SEE THE DISCLOSURE STATEMENT ORDER ATTACHED HERETO AS EXHIBIT "B."

              DO NOT RETURN ANY OTHER DOCUMENTS WITH YOUR BALLOT.

     You may be bound by the Plan if it is accepted by the requisite holders of Claims and Equity Interests, even if you do not vote to accept the Plan, or if you are the holder of an unimpaired Claim. See "Acceptance or Rejection of the Plan -- Cramdown."

     PURSUANT TO SECTION 1128 OF THE BANKRUPTCY CODE, THE BANKRUPTCY COURT HAS SCHEDULED A HEARING TO CONSIDER CONFIRMATION OF THE PLAN (THE "CONFIRMATION HEARING") ON DECEMBER 1, 2005, AT 9:30 A.M., PREVAILING CENTRAL TIME. PARTIES WHO INTEND TO PARTICIPATE IN THE CONFIRMATION HEARING MUST APPEAR AT A PRE-CONFIRMATION HEARING STATUS CONFERENCE ON NOVEMBER 30, 2005 AT 9:00 A.M., PREVAILING CENTRAL TIME. BOTH HEARINGS ARE AT THE BANKRUPTCY COURT BEFORE THE HONORABLE D. MICHAEL LYNN, UNITED STATES BANKRUPTCY JUDGE. THE BANKRUPTCY COURT HAS DIRECTED THAT OBJECTIONS, IF ANY, TO CONFIRMATION OF THE PLAN BE FILED AND SERVED ON OR BEFORE NOVEMBER 10, 2005, BY 4:00 P.M., PREVAILING CENTRAL TIME IN THE MANNER DESCRIBED IN THE DISCLOSURE STATEMENT ORDER ATTACHED HERETO AS "EXHIBIT B."

     THE DEBTORS, THE COMMITTEES AND PHOENIX SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF IMPAIRED CLAIMS AND EQUITY INTERESTS TO ACCEPT THE PLAN.

                                      III.

                           EXPLANATION OF CHAPTER 11

A.  OVERVIEW OF CHAPTER 11

     Chapter 11 is the principal reorganization chapter of the Bankruptcy Code, pursuant to which a debtor-in-possession may reorganize its business for the benefit of its creditors, stockholders, and other parties in interest. The Debtors commenced the chapter 11 cases (the "Chapter 11 Cases") with the filing by the Debtors for voluntary protection under chapter 11 of the Bankruptcy Code on July 14, 2003 and various dates thereafter. The Chapter 11 Cases have been consolidated for administrative purposes and are jointly administered under Case No. 03-46590 (DML) by order of the Bankruptcy Court. See "Chapter 11 Cases -- Commencement of the Chapter 11 Cases."

     The commencement of a chapter 11 case creates an estate comprising all the legal and equitable interests of the debtor-in-possession as of the date the petition is filed. Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession" unless the bankruptcy court orders the appointment of a trustee. In the Chapter 11 Cases, each Debtor remains in possession of its property and continues to operate its businesses as a debtor-in-possession. See "The Chapter 11 Cases -- Continuation of Business after the Petition Date."

     The filing of a chapter 11 petition triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts by creditors or other third parties to collect prepetition claims from the debtor or otherwise interfere with its property or business. Exempted from the automatic stay are governmental authorities seeking to exercise regulatory or policing powers. Except as otherwise ordered by the Bankruptcy Court, the automatic stay remains in full force and effect until the effective date of a confirmed plan of reorganization. In the Chapter 11 Cases, no creditor or party in interest has obtained relief from the automatic stay, except for the third parties and entities listed in
Schedule 4.

     The formulation of a plan of reorganization is the principal purpose of a chapter 11 case. The plan sets forth the means for satisfying the claims against and interests in the debtor's estate. Unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a chapter 11 case (the "Filing Period"). However, section 1121(d) of the Bankruptcy Code permits the bankruptcy court to extend or reduce the Filing Period upon a showing of "cause." Following the filing of a plan, a debtor must solicit acceptances of the plan within a certain time period (the "Solicitation Period"). The Solicitation Period may also be extended or reduced by the bankruptcy court upon a showing of "cause." In the Chapter 11 Cases, the Debtors' Filing Period and the Debtors' Solicitation Period have been extended to the conclusion of the Confirmation Hearing, subject to certain conditions. As the Debtors filed their original plan during the Filing Period as extended by the Bankruptcy Court, no other creditor or party in interest may file a plan until the expiration of the Solicitation Period unless the Bankruptcy Court shortens or extends the Solicitation Period for cause. See "The Chapter 11 Cases -- Exclusivity Periods."

B.  PLAN OF REORGANIZATION

     Although referred to as a plan of reorganization, a plan may provide for anything from a complex restructuring of a debtor's business and its related obligations to a simple liquidation of the debtor's assets. In either event, upon confirmation of the plan, the plan becomes binding on the debtor and all of its creditors and equity holders, and the obligations owed by the debtor to such parties are compromised and exchanged for the obligations specified in the plan. For a description of key components of the Plan, see "Overview of the Plan."

     After a plan of reorganization has been filed, the holders of impaired claims against and interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires the debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, that would enable a hypothetical reasonable investor to make an informed judgment about the plan. THIS DISCLOSURE STATEMENT IS PRESENTED TO HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS TO SATISFY THE REQUIREMENTS OF SECTION 1125 OF THE BANKRUPTCY CODE IN CONNECTION WITH THE DEBTORS' SOLICITATION OF VOTES ON THE PLAN.

C.  CONFIRMATION OF A PLAN OF REORGANIZATION

     If all classes of claims and equity interests accept a plan of reorganization, the bankruptcy court may confirm the plan if the bankruptcy court independently determines that the requirements of section 1129(a) of the Bankruptcy Code have been satisfied. See "The Chapter 11 Plan -- Conditions Precedent to Confirmation of the Plan." THE DEBTORS BELIEVE THAT THE PLAN SATISFIES ALL THE APPLICABLE REQUIREMENTS OF SECTION 1129(A) OF THE BANKRUPTCY CODE.

     Chapter 11 of the Bankruptcy Code does not require that each holder of a claim or interest in a particular class vote in favor of a plan of reorganization for the bankruptcy court to determine that the class has accepted the plan. See "Acceptance or Rejection of the Plan."

     In addition, classes of claims or equity interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan and thus are not entitled to vote. Furthermore, classes that are to receive no distribution under the plan are conclusively deemed to have rejected the plan. Accordingly, acceptances of a plan generally will be solicited only from those persons who hold claims or equity interests in an impaired class that is receiving or retaining property under the Plan. See "Acceptance or Rejection of the Plan Interests -- Classes Entitled to Vote." EXCEPT FOR MIRANT DEBTOR CLASS 1 - PRIORITY CLAIMS, MAG

DEBTOR CLASS 1 - PRIORITY CLAIMS, MAG DEBTOR CLASS 6 - MAG LONG-TERM NOTE CLAIMS AND MAG DEBTOR CLASS 8 - EQUITY INTERESTS, WHICH ARE UNIMPAIRED, ALL CLASSES OF CLAIMS AND EQUITY INTERESTS ARE IMPAIRED UNDER THE PLAN AND ENTITLED TO VOTE ON THE PLAN.

     In settlement and compromise of certain existing and potential disputes regarding Intercompany Claims and related matters, the Plan contemplates the grouping of the Debtors into two separate Debtor Groups, the Mirant Debtors and the MAG Debtors. Each Debtor Group is treated as a single Estate solely for purposes of voting on the Plan (except as set forth in Section 7.3 of the Plan), confirmation of the Plan and determining treatment of and making distributions in respect of Claims against and Equity Interests in such Debtor Group. For each Debtor that is able to satisfy the requirements of sections 1129(a)(8) and/or
(10) of the Bankruptcy Code on a stand alone basis, provided that all other requirements to confirmation of the Plan are met, the inclusion of such Debtor into the applicable Debtor Group will be deemed to occur by operation of the Plan. If a Debtor is unable to satisfy the requirements of sections 1129(a)(8) and/or (10) of the Bankruptcy Code on a stand alone basis, the inclusion of such Debtor into the applicable Debtor Group will be subject to a determination of the Bankruptcy Court that such inclusion is appropriate under applicable standards, which determination may be made at the Confirmation Hearing. Accordingly, for purposes of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code with respect to each Debtor, the Debtors will tabulate votes on an individual Debtor basis and to the extent relevant and appropriate as determined by the Bankruptcy Court, on a Debtor Group basis. See "The Chapter 11 Plan -- Settlement of Certain Inter-Debtor Issues -- Creation of Debtor Groups."

     The bankruptcy court also may confirm a plan of reorganization even though fewer than all the classes of impaired claims and equity interests accept such plan. For a plan of reorganization to be confirmed, despite its rejection by a class of impaired claims or equity interests, the plan must be accepted by at least one class of impaired claims (determined without counting the votes of Insiders) and the proponent of the plan must show, among other things, that the plan does not "discriminate unfairly" and that the plan is "fair and equitable" with respect to each impaired class of claims or equity interests that has not accepted the plan. See "Acceptance or Rejection of the Plan -- Cramdown." IN THE VIEW OF THE DEBTORS, THE COMMITTEES AND PHOENIX, THE PLAN HAS BEEN STRUCTURED SO THAT IT WILL SATISFY THE FOREGOING REQUIREMENTS AS TO ANY REJECTING CLASS OF CLAIMS OR EQUITY INTERESTS AND CAN THEREFORE BE CONFIRMED, IF NECESSARY, OVER THE OBJECTION OF ANY (BUT NOT ALL) CLASSES OF CLAIMS OR EQUITY INTERESTS.

                                      IV.

                              OVERVIEW OF THE PLAN

     The Plan implements and reflects the agreement between and among the Debtors, the Committees and Phoenix as reflected in the Mirant Plan Term Sheet, dated September 7, 2005, setting forth the terms on which the Debtors will exit chapter 11 protection, and provides for the treatment of all Claims against and Equity Interests in all of the Debtors, whose Chapter 11 Cases are jointly administered under Case No. 03-46590 (DML).

A.  SUMMARY OF THE TERMS OF THE PLAN

     The Plan is built around the following key elements:

     - the Debtors' business will continue to be operated in substantially its current form, subject to certain internal structural changes that the Debtors believe will improve operational efficiency, facilitate and optimize their ability to meet financing requirements and accommodate the enterprise's debt structure as contemplated at emergence (see "The Chapter 11 Plan -- Transfers and Restructuring to Implement the Plan");

     - the consolidated business will have approximately $4,283,000,000 of debt (as compared to approximately $8,630,000,000 of debt at the commencement of the Chapter 11 Cases), comprised of (1) $1,063,000,000 of debt obligations associated with non-debtor international subsidiaries of Mirant; (2) $169,000,000 of miscellaneous domestic indebtedness including, in particular, the $109,700,000 West Georgia Secured Note (or, in the event of a settlement, approximately $94,700,000 under the

       West Georgia Amended Loan Documents); (3) $1,700,000,000 of reinstated debt at MAG; and (4) $1,350,800,000 of new debt issued by a newly formed intermediate holding company under MAG ("New MAG Holdco") in partial satisfaction of certain existing MAG debt. The foregoing amounts exclude
       (a) MIRMA's obligations under the lease-financing transactions covering the Morgantown Power Station and Dickerson Power Station, and (b) any amounts drawn on a new $1,000,000,000 senior secured revolving credit facility that is part of the Exit Facility being provided to New MAG Holdco under the Plan (see "The Chapter 11 Plan -- Introduction");

     - in settlement of the intercompany claims and potential causes of action arising from the complex historical relationships between and among the Debtors, (1) the Estates of Mirant, Mirant Americas Energy Marketing, LP ("MAEM"), Mirant Americas, Inc. ("MAI") and the other Debtor-subsidiaries of Mirant (excluding Mirant Americas Generation, LLC ("MAG") and its Debtor-subsidiaries) (collectively, the "Mirant Debtors") will be treated as comprising a single Estate, (a) eliminating any distributions under the Plan in respect of intercompany claims between and among the Mirant Debtors, and (b) limiting a creditor holding a base claim against a Mirant Debtor and a guarantee of such base claim from another Mirant Debtor to a single recovery thereon; (2) the Estates of MAG and its Debtor-subsidiaries (collectively, the "MAG Debtors") will be treated as a single Estate, eliminating intercompany claim distributions and multiple recoveries on guarantee claims, as described in (a) and (b) above with respect to the Mirant Debtors; and (3) all claims and actions between the Mirant Debtors and the MAG Debtors will be released (see "The Chapter 11 Plan -- Settlement of Certain Inter-Debtor Issues -- Creation of Debtor Groups");

     - the holders of all approximately $6,368,000,000 of Unsecured Claims against the Mirant Debtors (which amount includes (a) Claims arising under Mirant's 6.25% Junior Convertible Subordinated Debentures in the principal amount of $356,000,000 (the "Subordinated Notes"), and (b) interest as calculated pursuant to Section 10.14(a) of the Plan on all Unsecured Claims against the Mirant Debtors, but excludes a de minimis amount of Convenience Claims that will be paid in Cash in full) will receive a Pro Rata Share of (1) 96.25% of the shares of New Mirant Common Stock to be issued under the Plan, excluding: (a) the shares to be issued to the holders of certain Claims against the MAG Debtors as described herein, and (b) the shares reserved for issuance pursuant to the New Mirant Employee Stock Programs, and (2) the right to receive Cash payments equal to 50% of the Cash recoveries realized by New Mirant, if any, in connection with certain designated avoidance actions set forth in
       Schedule 8, subject to certain adjustments for expenses, offsets and certain tax consequences to New Mirant; provided, however, that Claims in respect of Subordinated Notes shall receive the treatment provided under
       Section 15.4 of the Plan, as described in the paragraph below (see "The Chapter 11 Plan -- Provisions for Treatment of Mirant Debtor Claims and Equity Interests");

     - a settlement of the contractual subordination provisions among the holders of certain senior unsecured obligations of Mirant and the beneficial holders of the Subordinated Notes pursuant to which, in lieu of the shares of New Mirant Common Stock they would otherwise receive absent subordination, (1) the holders of Subordinated Notes will receive
       (a) 3.5% of the New Mirant Common Stock issued under the Plan (which shares are included in the 96.25% referred to in the immediately preceding paragraph and subject to the exclusions noted above for Mirant's general unsecured creditors, as applicable) and (b) New Mirant Warrants to purchase an additional 5% of New Mirant Common Stock, and (2) the holders of Subordinated Notes will share pari passu with Mirant's general unsecured creditors in the recoveries under the designated avoidance actions, if any (see "The Chapter 11 Plan -- Settlements and Compromises");

     - the outstanding Equity Interests in Mirant will be cancelled and the holders thereof will receive (1) 3.75% of the shares of New Mirant Common Stock (subject to the exclusions noted above for Mirant's general unsecured creditors, as applicable), (2) New Mirant Warrants to purchase up to an additional 10% of the New Mirant Common Stock, and (3) the right to receive Cash payments equal to 50% of the Cash recoveries realized by New Mirant, if any, in connection with the designated avoidance actions set forth in Schedule 8 subject to certain adjustments for offsets, expenses and certain tax consequences to New Mirant (see "The Chapter 11
       Plan -- Provisions for Treatment of Mirant Debtor Claims and Equity Interests");

     - the holders of Unsecured Claims against the MAG Debtors will be paid in full (including postpetition interest as calculated pursuant to Section 10.14(b) of the Plan) through (1) the issuance to general unsecured creditors, holders of MAG Revolver Claims and MAG Short-term Note Claims, of: (a) $1,350,810,000 Cash proceeds from third-party financing transactions or, at the Debtors' election, new debt securities of New MAG Holdco, to be shared on a ratable basis with holders of MAG Debtor Class 4 -- PG&E/RMR Claims, and (b) 2.3% of shares of New Mirant Common Stock issued under the Plan, excluding the shares to be reserved for issuance pursuant to the New Mirant Employee Stock Programs, to be shared on a ratable basis with holders of MAG Debtor Class 4 -- PG&E/RMR Claims, and
       (2) the reinstatement of the MAG Long-term Notes; and in consideration for the agreement of the MAG Committee to support the Plan, and to help ensure the feasibility of the Plan, the establishment of the provision of certain additional covenant protections for the benefit of the holders of certain Unsecured Claims against MAG (see "The Chapter 11
       Plan -- Provisions of Treatment of MAG Debtor Claims and Equity Interests");

     - to further support the feasibility of the Plan with respect to the MAG Debtors, Mirant shall contribute (or cause to be contributed) value to MAG, including (1) the transfer of the trading and marketing business (subject to the transfer to New Mirant or MAI of $250,000,000 of Cash and certain receivables) to New MAG Holdco, (2) the transfer of Mirant Peaker and Mirant Potomac to MIRMA, (3) the transfer of Mirant Zeeland to New MAG Holdco, and (4) commitments to make prospective capital contributions of $150,000,000 for the refinancing of certain MAG debt that matures in 2011 and, under certain circumstances, up to $265,000,000 for environmental capital expenditures (see "The Chapter 11 Plan -- Transfers and Restructuring to Implement the Plan");

     - substantially all of the contingent liabilities of the Debtors associated with the California energy crisis and certain related matters are resolved pursuant to the California Settlement Agreement (see "The Chapter 11 Cases -- California Settlement");

     - the disputes regarding the Debtors' ad valorem real property taxes for the Bowline and Lovett facilities will be settled and resolved on terms that permit the feasible operation of these Assets, or the New York Debtors will remain in chapter 11 until such matters are resolved by settlement or through litigation (see "The Chapter 11 Plan -- Settlements and Compromises");

     - substantially all of the Assets of Mirant will be transferred to New Mirant, which will serve as the corporate parent of the Debtors' business enterprise on and after the Effective Date and which shall have NO SUCCESSOR LIABILITY FOR ANY UNASSUMED OBLIGATIONS OF MIRANT; similarly, the trading and marketing business of the Trading Debtors shall be transferred to MET, which shall have NO SUCCESSOR LIABILITY FOR ANY UNASSUMED OBLIGATIONS OF THE TRADING DEBTORS (see "The Chapter 11
       Plan -- Transfers and Restructuring to Implement the Plan");

     - After the transfers of Assets described above, Mirant and the Trading Debtors will be transferred to a trust created under the Plan and ANY AND ALL NON-DISCHARGEABLE OBLIGATIONS OR CLAIMS NEITHER TREATED NOR PROVIDED FOR UNDER THE PLAN, AND THE BEWAG CONTRACT, WILL RIDE THROUGH THE PLAN AND THE CHAPTER 11 CASES. SUCH CLAIMS AND OBLIGATIONS WILL REMAIN CONTINGENT LIABILITIES OF MIRANT AND/OR THE TRADING DEBTORS WHICH WILL EACH BE OWNED BY THE TRUST (see "The Chapter 11 Plan -- The Plan Trust"); and

     - The Debtors' obligations under all agreements with Pepco will be performed on an interim basis pending a final determination of the Debtors' right to reject, recharacterize, avoid or recover payments under the Back-to-Back Agreement, the APSA and the Assumption/Assignment Agreement. If the Debtors are unable to reject, recharacterize, avoid or recover payments under the Back-to-Back Agreement, the APSA or the Assumption/Assignment Agreement, and such agreements constitute executory contracts under the Bankruptcy Code, the Debtors shall assume such agreements (and the

       Back-to-Back Agreement, the APSA and the Assumption/Assignment Agreement shall be assigned to Mirant Oregon and guaranteed by New Mirant) and any cure obligations shall be performed pursuant to Section 14.2 of the Plan.

     The Plan, as originally filed on January 19, 2005, and subsequently amended on March 25, 2005, was the product of extensive but, at that time incomplete, negotiations between the Debtors and representatives of certain of their constituencies, including the Corp Committee, which indicated its willingness to support a plan that was consistent with the Debtors' view of an appropriate reorganization. The Equity Committee vigorously disputed the value of and entitlement to recoveries under such Plan and as initially projected by the Debtors.

     As a result, between April 18, 2005 and June 27, 2005, the Bankruptcy Court conducted a hearing to determine the value of the Debtors' businesses. At the conclusion of the hearing, the Bankruptcy Court directed certain modifications, requiring months to implement, to be made to the Debtors' business plan projections and valuation methodology. While these modifications were being implemented, the Debtors, with the support of William Snyder, the court-appointed examiner in the Chapter 11 Cases, and each of the Debtors' key constituencies engaged in active settlement discussions. In light of, among other things, the delay, uncertainty, and risk of additional litigation associated with or arising from the valuation proceeding, the parties agreed to the allocation of value that is embodied in the Mirant Plan Term Sheet.

     The Debtors' ability to achieve a largely consensual plan has been facilitated by the currently favorable status of the capital markets and certain of the key power markets in which the Debtors participate. Most notably, the exit financing obtained by the Debtors is not only in an amount sufficient to fund the Plan (and to permit the Debtors to exchange the $1,358,000,000 of New MAG Holdco Notes for a cash payment), but is also on terms that provided substantial flexibility to the Debtors and their constituencies in their negotiations. It is important to note, however, that the Debtors' exit financing remains subject to contingencies until the Plan is consummated. As such, because material changes in the capital and power markets can occur at any time, any delay in the confirmation process as currently fixed by the Bankruptcy Court exposes the Debtors to an increased risk of adverse changes in such markets. If this were to occur, renegotiation or, in the worst case, reformulation, of the Plan may be required.

B.  SUMMARY OF DISTRIBUTIONS UNDER THE PLAN

     The following is a summary of the distributions under the Plan. It is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit "A." In addition, for a more detailed description of the terms and provisions of the Plan, including a hypothetical distribution of New Mirant Common Stock under the Plan on the Effective Date. See "The Chapter 11 Plan."

     The Claim amounts set forth below reflect what the Debtors believe to be reasonable estimates of the likely resolution of outstanding disputed Claims. The amounts utilized differ materially from the outstanding filed Claim amounts. The filed Claim amount for the Mirant Debtors is currently in excess of $23,300,000,000 and the filed Claim amount for the MAG Debtors is currently in excess of $13,700,000,000 (in each case taking into account the results of the claim objection/estimation process).

     The following chart summarizes the estimated Plan Distributions to each class on the Distribution Date (unless otherwise provided):

                              UNCLASSIFIED CLAIMS

CLASSES OF CLAIMS                                     TREATMENT OF CLASSES OF CLAIMS(1)
-----------------                                     ---------------------------------

Administrative Claims (includes costs of the    On the Distribution Date, each holder of an
Chapter 11 Cases and expenses of operation as   Allowed Administrative Claim shall receive:
specified in sections 503(b) and 507(a)(1) of   (a) the amount of such holder's Allowed Claim
the Bankruptcy Code, including DIP Claims,      in one Cash payment, or (b) such other
cure obligations with respect to assumed        treatment as may be agreed upon in writing by
executory contracts and leases, any             the Debtors and such holder; provided, that
outstanding statutory fees, certain amounts     such treatment shall not provide a return to
owed under the California Settlement,           such holder having a present value as of the
estimates for earned but unpaid professional    Effective Date in excess of such holder's
fees and expenses as of December 31, 2005 for   Allowed Administrative Claim; provided,
certain professionals providing restructuring   further, that an Administrative Claim
services to the Debtors, the Corp Committee,    representing a liability incurred in the
the MAG Committee, the Equity Committee, the    ordinary course of business of the Debtors
MAG Ad Hoc Committee, the Mirant Ad Hoc         may be paid at the Debtors' election in the
Committee, Phoenix, the Old Indenture           ordinary course of business.
Trustees and the Examiner, and a $19,000,000
provision for success fees as originally        ESTIMATED RECOVERY: 100% OF ALLOWED CLAIM.
requested by certain professionals in their
applications for retention).(2)
Estimated Allowed Claims: $56,600,000(3)

Tax Claims (includes all Claims entitled to     At the election of the Debtors, each holder
priority under section 507(a)(8) of the         of an Allowed Tax Claim shall receive in full
Bankruptcy Code).                               satisfaction of such holder's Allowed Tax
                                                Claim: (a) the amount of such holder's
Estimated Allowed Claims: $15,000,000           Allowed Tax Claim, with Post-Confirmation
                                                Interest thereon, in equal annual Cash
                                                payments on each anniversary of the Effective
                                                Date, until the sixth anniversary of the date
                                                of assessment of such Tax Claim (provided
                                                that the Disbursing Agent may prepay the
                                                balance of any such Allowed Tax Claim at any
                                                time without penalty), (b) a lesser amount in
                                                one Cash payment as may be agreed upon in
                                                writing by such holder, or (c) such other
                                                treatment as may be agreed upon in writing by
                                                such holder; provided, that such agreed-upon
                                                treatment may not provide such holder with a
                                                return having a present value as of the
                                                Effective Date that is greater than the
                                                amount of such holder's Allowed Tax Claim.
                                                ESTIMATED RECOVERY: 100% OF ALLOWED CLAIM.

---------------

(1) In each instance, where postpetition interest is calculated, the calculation assumes an Effective Date of December 31, 2005. If the Effective Date occurs before or after December 31, 2005, appropriate adjustments in postpetition interest amounts will be made.

(2) The $19,000,000 figure does not include additional compensation that may be sought by certain professionals retained by the Equity Committee in accordance with retention orders previously entered by the Bankruptcy Court.

(3) This amount does not include estimated fees of the Old Indenture Trustees.

                        CLASSIFIED CLAIMS AND INTERESTS

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS
-------------------------------                 --------------------------------------------
                                       MIRANT DEBTORS
Class 1 -- Priority Claims                      Unimpaired.
Estimated Allowed Claims: $44,000               Pursuant to section 1124 of the Bankruptcy
                                                Code, all of the legal, equitable and
                                                contractual rights to which a holder of an
                                                Allowed Priority Claim is entitled shall be
                                                fully reinstated and retained, and such
                                                Allowed Priority Claim (including any amounts
                                                to which such holder is entitled pursuant to
                                                section 1124(2) of the Bankruptcy Code) shall
                                                be paid in full in accordance with such
                                                reinstated rights on the Distribution Date.
                                                ESTIMATED RECOVERY: 100% OF ALLOWED CLAIM.

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS
-------------------------------                 --------------------------------------------
                                                     TREATMENT OF CLASSES OF CLAIMS AND
CLASSES OF CLAIMS AND INTERESTS                                 INTERESTS(1)
---------------------------------------------   ---------------------------------------------
Class 2 -- Secured Claims                       Impaired.
Estimated Allowed Claims: $152,100,000 of       General: Except as otherwise agreed, each
Allowed Claims plus $300,000 of interest        holder of an Allowed Secured Claim against
accrued from the Petition Date through the      any of the Mirant Debtors shall, at the sole
Effective Date                                  option of the Debtors, receive on the
                                                Distribution Date on account of its Allowed
                                                Secured Claim: (a) a Plan Secured Note
                                                (secured by existing collateral or, at the
                                                Debtors' election, alternative collateral
                                                having comparable value), (b) the collateral
                                                that secures payment of such Secured Claim,
                                                (c) a single Cash payment in an amount equal
                                                to the amount of such Allowed Secured Claim,
                                                or (d) if applicable, the implementation of
                                                any valid right of setoff permitted under
                                                section 553 of the Bankruptcy Code. If the
                                                holder of an Allowed Secured Claim receives
                                                treatment as provided in (a) above, such
                                                holder shall retain the liens securing the
                                                Allowed Secured Claim (or, at the Debtors'
                                                election, receive alternative collateral
                                                having a value at least equivalent to the
                                                existing collateral) until paid in full. Any
                                                deficiency amount related to a Secured Claim
                                                against any of the Mirant Debtors shall be
                                                treated as a Mirant Debtor Class
                                                3 -- Unsecured Claim.
                                                Alternative Consensual Treatment:
                                                Alternatively, the Mirant Debtors and any
                                                holder of an Allowed Secured Claim may agree
                                                to any alternate treatment of such Secured
                                                Claim; provided that such treatment shall not
                                                provide a return to such holder having a
                                                present value as of the Effective Date in
                                                excess of such holder's Allowed Secured
                                                Claim.
                                                West Georgia Facility Claims: If the holders
                                                of the West Georgia Facility Claims do not
                                                enter into and comply with their obligations
                                                under the West Georgia Settlement Agreement
                                                and do not vote in favor of the Plan pursuant
                                                to section 1126 of the Bankruptcy Code, on
                                                the Distribution Date, the holders of the
                                                Allowed West Georgia Facility Claims shall
                                                receive, to the extent that the West Georgia
                                                Facility Claims are determined by the
                                                Bankruptcy Court to be Secured Claims: (a) a
                                                Cash payment of up to $30,000,000 and (b) to
                                                the extent that the secured portion of the
                                                West Georgia Facility Claims exceeds
                                                $30,000,000, the West Georgia Secured Note.

(1) In each instance, where postpetition interest is calculated, the calculation assumes an Effective Date of December 31, 2005. If the
 Effective Date occurs before or after December 31, 2005, appropriate adjustments in postpetition interest amounts will be made.

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS(1)
-------------------------------                 -----------------------------------------------
                                                If the holders of the West Georgia Facility
                                                Claims enter into and comply with their
                                                obligations under the West Georgia Settlement
                                                Agreement and vote in favor of the Plan
                                                pursuant to section 1126 of the Bankruptcy
                                                Code, the West Georgia Facility Claims will be
                                                Allowed as Secured Claims in the amount of
                                                $139,700,000 plus accrued and unpaid interest
                                                through the Effective Date and, on the
                                                Distribution Date, the holders of the Allowed
                                                West Georgia Facility Claims shall receive (a)
                                                a Cash payment in the amount of $45,000,000 and
                                                (b) rights under the West Georgia Amended Loan
                                                Documents.
                                                ESTIMATED RECOVERY: 100% OF ALLOWED CLAIM.

(1) In each instance, where postpetition interest is calculated, the calculation assumes an Effective Date of December 31, 2005. If the
 Effective Date occurs before or after December 31, 2005, appropriate adjustments in postpetition interest amounts will be made.

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS(1)
-------------------------------                 -----------------------------------------------
Class 3 -- Unsecured Claims                     Impaired.
Estimated Claims: $5,690,600,000 of Allowed     Except as provided in Sections 15.4 and 17.3 of
Claims, plus $677,400,000 of interest accrued   the Plan, each holder of an Allowed Unsecured
from the Petition Date through the Effective    Claim (including accrued interest as calculated
Date                                            pursuant to Section 10.14(a) of the Plan)
                                                against any of the Mirant Debtors shall receive
                                                on the Distribution Date a Pro Rata Share of
                                                (a) 96.25% of the shares of New Mirant Common
                                                Stock to be issued pursuant to the Plan
                                                (excluding (i) the shares to be issued to the
                                                holders of Allowed MAG Debtor Class 4 --
                                                PG&E/RMR Claims and Allowed MAG Debtor Class
                                                5 -- Unsecured Claims pursuant to Sections
                                                5.2(d) and (e) of the Plan, respectively, and
                                                (ii) the shares reserved for issuance pursuant
                                                to the New Mirant Employee Stock Programs), and
                                                (b) the right to receive Cash payments in an
                                                amount equal to such holder's Pro Rata Share of
                                                50% of the Designated Net Litigation
                                                Distributions as set forth in Section 10.13 of
                                                the Plan.*
                                                The enforcement of subordination rights by the
                                                holders of certain Mirant Debt Claims is also
                                                resolved pursuant to Section 15.4 of the Plan,
                                                pursuant to which, in lieu of the distributions
                                                to this class referred to above, (1) each
                                                holder of Allowed Claims in respect of
                                                Subordinated Notes will receive on the
                                                Distribution Date a Pro Rata Share of (a) 3.5%
                                                of the shares of New Mirant Common Stock to be
                                                issued under the Plan (which shares are
                                                included in the 96.25% referred to in the
                                                immediately preceding paragraph excluding (i)
                                                shares to be issued to holders of Allowed MAG
                                                Debtor Class 4 -- PG&E/RMR Claims and Allowed
                                                MAG Debtor Class 5 -- Unsecured Claims,
                                                provided that if such shares are issued to the
                                                holders of Allowed Mirant Debtor Class
                                                3 -- Unsecured Claims, the holders of the
                                                Claims in respect of the Subordinated Notes
                                                shall receive 3.5% of such shares, and (ii) the
                                                shares reserved for issuance pursuant to New
                                                Mirant Employee Stock Programs); and (b) the
                                                New Mirant Series B Warrants; and (2) holders
                                                of claims (including accrued interest
                                                calculated pursuant to Section 10.14(a) of the
                                                Plan) in respect of Subordinated Notes shall
                                                participate on a pari passu basis with holders
                                                of Allowed Mirant Class 3 -- Unsecured Claims
                                                in Cash payments equal to 50% of the Designated
                                                Net Litigation Distributions.*

(1) In each instance, where postpetition interest is calculated, the calculation assumes an Effective Date of December 31, 2005. If the
 Effective Date occurs before or after December 31, 2005, appropriate adjustments in postpetition interest amounts will be made.

(*) A table setting forth the ownership of New Mirant on the Effective Date after distribution of New Mirant Common Stock under the Plan to holders of Allowed Mirant Debtors Class 3 -- Unsecured Claims, Allowed
    MAG Debtors Class 4 -- PG&E/RMR Claims and
 Allowed MAG Debtors Class 5 -- Unsecured Claims is set forth in "The Chapter 11
    Plan -- Description of Certain Securities to be
 Issued Pursuant to the Plan -- New Mirant Common Stock -- Hypothetical
    Effective Date for Distribution of New Mirant Common
 Stock under the Plan."

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS(1)
-------------------------------                 -----------------------------------------------
Class 3 -- Unsecured Claims (continued)         ESTIMATED RECOVERY: MORE THAN REQUIRED BY THE
                                                "BEST INTERESTS OF CREDITORS" TEST SET FORTH IN
                                                SECTION 1129(A)(7) OF THE BANKRUPTCY CODE.

Class 4 -- Convenience Claims                   Impaired.
Estimated Allowed Claims: Up to $6,200,000      Each holder of an Allowed Mirant Debtor Class
                                                4 -- Convenience Claim, which is an Unsecured
                                                Claim against any of the Mirant Debtors
                                                (excluding Mirant Debt Claims, Subordinated
                                                Note Claims and Claims of current and former
                                                directors, managers, officers and employees) up
                                                to $25,000 in amount, or up to $140,000 in
                                                amount in respect of certain Mirant Debtors, at
                                                the Debtors' election in consultation with the
                                                Corp Committee, shall receive on the
                                                Distribution Date a single Cash payment in an
                                                amount equal to the amount of such holder's
                                                Allowed Convenience Claim.
                                                ESTIMATED RECOVERY: 100% OF ALLOWED CLAIM.
Class 5 -- Equity Interests                     Impaired.
Estimated Allowed Equity Interests: N/A         On the Effective Date, all Equity Interests in
                                                Mirant shall be cancelled, and each holder of
                                                an Allowed Mirant Debtor Class 5 -- Equity
                                                Interest shall receive on the Distribution Date
                                                a Pro Rata Share of: (a) 3.75% of the shares of
                                                New Mirant Common Stock to be issued under the
                                                Plan, excluding the shares (i) to be issued to
                                                the holders of Allowed MAG Debtor Class
                                                4 -- PG&E/RMR Claims and Allowed MAG Debtor
                                                Class 5 -- Unsecured Claims; provided, that, if
                                                such shares are distributed to holders of
                                                Allowed Mirant Debtor Class 3 -- Unsecured
                                                Claims, the holders of Allowed Mirant Debtor
                                                Class 5 -- Equity Interests shall receive 3.75%
                                                of such shares, and (ii) to be reserved for
                                                issuance pursuant to the New Mirant Employee
                                                Stock Programs; (b) the New Mirant Series A
                                                Warrants; and (c) the right to receive cash
                                                payments in an amount equal to such holder's
                                                Pro Rata Share of 50% of the Designated Net
                                                Litigation Distributions.*
                                                ESTIMATED RECOVERY: UNDETERMINED.


(1) In each instance, where postpetition interest is calculated, the calculation assumes an Effective Date of December 31, 2005. If the
 Effective Date occurs before or after December 31, 2005, appropriate adjustments in postpetition interest amounts will be made.

(*) A table setting forth the ownership of New Mirant on the Effective Date after distribution of New Mirant Common Stock under the Plan to holders of Allowed Mirant Debtors Class 3 -- Unsecured Claims, Allowed
    MAG Debtors Class 4 -- PG&E/RMR Claims and
 Allowed MAG Debtors Class 5 -- Unsecured Claims is set forth in "The Chapter 11
    Plan -- Description of Certain Securities to be
 Issued Pursuant to the Plan -- New Mirant Common Stock -- Hypothetical
    Effective Date for Distribution of New Mirant Common
 Stock under the Plan."

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS(1)
-------------------------------                 -----------------------------------------------
                                          MAG DEBTORS
Class 1 -- Priority Claims                      Unimpaired.
Estimated Allowed Claims: $11,000               Pursuant to section 1124 of the Bankruptcy
                                                Code, all of the legal, equitable and
                                                contractual rights to which a holder of an
                                                Allowed Priority Claim is entitled shall be
                                                fully reinstated and retained, and such Allowed
                                                Priority Claims (including any amounts to which
                                                such holder is entitled pursuant to section
                                                1124(2) of the Bankruptcy Code) shall be paid
                                                in full in accordance with such reinstated
                                                rights on the Distribution Date.
                                                ESTIMATED RECOVERY: 100% OF ALLOWED CLAIMS.
Class 2 -- Secured Claims                       Impaired.
Estimated Allowed Claims: $39,200,000 of        General Treatment: Except as otherwise agreed,
Allowed Claims, plus $1,000,000 of interest     each holder of an Allowed Secured Claim against
accrued from the Petition Date through the      any of the MAG Debtors (other than any Allowed
Effective Date                                  MAG Debtor Class 3 -- New York Taxing
                                                Authorities Secured Claim) shall, at the sole
                                                option of the Debtors, receive on the
                                                Distribution Date on account of its Allowed
                                                Secured Claim: (a) a Plan Secured Note (secured
                                                by existing collateral or, at the Debtors'
                                                election, alternative collateral having
                                                comparable value), (b) the collateral that
                                                secures payment of such Allowed Secured Claim,
                                                (c) a single Cash payment in an amount equal to
                                                the amount of such Allowed Secured Claim, or
                                                (d) if applicable, the implementation of any
                                                valid right of setoff permitted under section
                                                553 of the Bankruptcy Code. If the holder of an
                                                Allowed MAG Debtor Class 2 -- Secured Claim
                                                receives treatment as provided in (a) above,
                                                such holder shall retain the liens securing the
                                                Allowed Secured Claim (or at the Debtors'
                                                election, receive alternative collateral having
                                                a value at least equivalent to the existing
                                                collateral) until paid in full. Any deficiency
                                                amount shall be treated as a MAG Debtor Class
                                                5 -- Unsecured Claim.
                                                Alternative Consensual Treatment:
                                                Alternatively, the MAG Debtors and any holder
                                                of Allowed Secured Claim may agree to any
                                                alternate treatment of such Secured Claim;
                                                provided that such treatment shall not provide
                                                a return to such holder having a present value
                                                as of the Effective Date in excess of the
                                                amount of such holder's Allowed Secured Claim.
                                                ESTIMATED RECOVERY: 100% OF ALLOWED CLAIM.

(1) In each instance, where postpetition interest is calculated, the calculation assumes an Effective Date of December 31, 2005. If the
 Effective Date occurs before or after December 31, 2005, appropriate adjustments in postpetition interest amounts will be made.

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS(1)
-------------------------------                 -----------------------------------------------
Class 3 -- New York Taxing Authorities          Undetermined
Secured Claims
Estimated Allowed Claims: Undetermined          If the holders of Allowed New York Taxing
                                                Authorities Secured Claims vote in favor of the
                                                Plan, each holder shall receive on the
                                                Distribution Date the treatment specified in
                                                the Proposed New York Tax Settlement set forth
                                                in Section 15.3 of the Plan.
                                                If the holders of the Allowed New York Taxing
                                                Authorities Secured Claims do not vote to
                                                accept the Plan, the New York Debtors shall be
                                                excluded from the Plan and remain in chapter
                                                11.
                                                ESTIMATED RECOVERY: 100% OF ALLOWED CLAIM.
Class 4 -- PG&E/RMR Claims                      Impaired.
Estimated Allowed Claims: $133,000,000          In respect of the Allowed PG&E/RMR Claim, PG&E
                                                shall receive on the Distribution Date the
                                                treatment specified in the California
                                                Settlement as set forth in Section 15.1 of the
                                                Plan (which is substantively identical to the
                                                treatment of MAG Debtor Class 5 -- Unsecured
                                                Claims, including (a) at the option of the
                                                Debtors as exercised with respect to MAG Debtor
                                                Class 5, $119,700,000 either in Cash or New MAG
                                                Holdco Notes and (b) 0.2% of the shares of New
                                                Mirant Common Stock issued under the Plan (less
                                                the shares reserved for issuance to the New
                                                Mirant Employee Stock Programs)) except that
                                                the amount of such Allowed PG&E/RMR Claims
                                                shall not include any accrued interest).*
                                                ESTIMATED RECOVERY: 100% OF ALLOWED CLAIM.

(1) In each instance, where postpetition interest is calculated, the calculation assumes an Effective Date of December 31, 2005. If the
 Effective Date occurs before or after December 31, 2005, appropriate adjustments in postpetition interest amounts will be made.

(*) A table setting forth the ownership of New Mirant on the Effective Date after distribution of New Mirant Common Stock under the Plan to holders of Allowed Mirant Debtors Class 3 -- Unsecured Claims, Allowed
    MAG Debtors Class 4 -- PG&E/RMR Claims and
 Allowed MAG Debtors Class 5 -- Unsecured Claims is set forth in "The Chapter 11
    Plan -- Description of Certain Securities to be
 Issued Pursuant to the Plan -- New Mirant Common Stock -- Hypothetical
    Effective Date for Distribution of New Mirant Common
 Stock under the Plan."

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS(1)
-------------------------------                 -----------------------------------------------
Class 5 -- Unsecured Claims                     Impaired.
Estimated Claims: $1,157,400,000 Allowed        Each holder of an Allowed MAG Debtor Class 5 --
Claims, plus $210,500,000 of interest accrued   Allowed Unsecured Claim against any of the MAG
from the Petition Date through the Effective    Debtors (including accrued interest as
Date                                            calculated pursuant to Section 10.14(b) of the
                                                Plan) shall receive on the Distribution Date a
                                                Pro Rata Share of: (a) at the option of the
                                                Debtors, $1,231,110,000 either in Cash or New
                                                MAG Holdco Notes and (b) 2.1% of shares of New
                                                Mirant Common Stock issued under the Plan
                                                (excluding the shares reserved for issuance
                                                pursuant to the New Mirant Employee Stock
                                                Programs). The treatment of Allowed MAG Debtor
                                                Class 5 -- Unsecured Claims is based upon an
                                                assumed Effective Date of December 31, 2005. To
                                                the extent the Effective Date occurs on a date
                                                other than December 31, 2005, the Plan
                                                Distribution will be adjusted to reflect the
                                                amount of accrued interest payable, calculated
                                                in accordance with Section 10.14(b) of the
                                                Plan.*
                                                ESTIMATED RECOVERY: 100% OF ALLOWED CLAIM.

(1) In each instance, where postpetition interest is calculated, the calculation assumes an Effective Date of December 31, 2005. If the
 Effective Date occurs before or after December 31, 2005, appropriate adjustments in postpetition interest amounts will be made.

(*) A table setting forth the ownership of New Mirant on the Effective Date after distribution of New Mirant Common Stock under the Plan to holders of Allowed Mirant Debtors Class 3 -- Unsecured Claims, Allowed
    MAG Debtors Class 4 -- PG&E/RMR Claims and
 Allowed MAG Debtors Class 5 -- Unsecured Claims is set forth in "The Chapter 11
    Plan -- Description of Certain Securities to be
 Issued Pursuant to the Plan -- New Mirant Common Stock -- Hypothetical
    Effective Date for Distribution of New Mirant Common
 Stock under the Plan."

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS1
-------------------------------                 ---------------------------------------------
Class 6 -- MAG Long-term Note Claims            Unimpaired.
Estimated Allowed Claims: $1,732,700,000,       Each holder of an Allowed MAG Long-term Note
plus approximately $416,400,000 of interest     Claim shall be unimpaired under the Plan, and
accrued from the Petition Date through the      pursuant to section 1124 of the Bankruptcy
Effective Date                                  Code: (a) all of the legal, equitable and
                                                contractual rights to which such Claim
                                                entitles such holder against the MAG Debtors
                                                in respect of such Claim shall be fully
                                                reinstated and retained; (b) all defaults,
                                                other than a default of a kind specified in
                                                section 365(b)(2) of the Bankruptcy Code,
                                                shall be cured; (c) the maturity of such MAG
                                                Long-term Notes shall be reinstated; and (d)
                                                all amounts owed to such holders (including
                                                (i) accrued interest as calculated pursuant
                                                to Section 10.14(c) of the Plan, and (ii) the
                                                Indenture Trustee Fees incurred by the
                                                Indenture Trustee for the MAG Long-term
                                                Notes), shall be paid in full in Cash on the
                                                later of the Effective Date and the date such
                                                amount otherwise becomes due and payable
                                                under the MAG Indenture and the MAG Long-term
                                                Notes, as reinstated. In addition, the
                                                Confirmation Order shall implement the New
                                                MAG Debt Covenants.
                                                ESTIMATED RECOVERY: 100% OF ALLOWED CLAIM.
Class 7 -- Convenience Claims                   Impaired.
Estimated Allowed Claims: $4,800,000            Each holder of an Allowed MAG Debtor Class 7-
                                                Convenience Claim, which is an Unsecured
                                                Claim against the MAG Debtors (excluding MAG
                                                Debt Claims and Claims of current or former
                                                directors, managers, officers and employees)
                                                up to $25,000 in amount, shall receive on the
                                                Distribution Date a single Cash payment in an
                                                amount equal to the amount of such holder's
                                                Allowed Convenience Claim.
                                                ESTIMATED RECOVERY: 100% OF ALLOWED CLAIM.
Class 8 -- Equity Interests                     Unimpaired
Estimated Allowed Equity Interests: N/A         MAI, as the holder of the Allowed Equity
                                                Interests in MAG, shall be unimpaired under
                                                the Plan, and pursuant to section 1124 of the
                                                Bankruptcy Code, all of the legal, equitable
                                                and contractual rights to which such Equity
                                                Interests entitle MAI in respect of such
                                                Equity Interests shall be fully reinstated
                                                and retained on and after the Effective Date.
                                                ESTIMATED RECOVERY: UNDETERMINED.

(1) In each instance, where postpetition interest is calculated, the calculation assumes an Effective Date of December 31, 2005. If the
 Effective Date occurs before or after December 31, 2005, appropriate adjustments in postpetition interest amounts will be made.

                                       V.

                              GENERAL INFORMATION

     The Debtors consist of Mirant and most of its direct and indirect U.S. subsidiaries. The chart below depicts the corporate structure of Mirant and its principal subsidiaries as of the date of the Disclosure Statement.(1) The description in "General Information" of Mirant, its subsidiaries and their respective businesses, does not give effect to any changes in the corporate structure of the Debtors in connection with or under the Plan.

                              (ORGANIZATION CHART)

      MIRANT CORP. ASSET OWNERSHIP:(B)          COMMERCIAL OPERATION OF ASSETS:    MAG FACILITIES:
      --------------------------------          -------------------------------    ---------------
Potomac River (VA)     West Georgia (GA)        Plant Dispatch                     MID-ATLANTIC      NEW ENGLAND
Peaker (MD)            Apex (NV)                Fuel Procurement                     Morgantown        Kendall
Zeeland (MI)           Wichita Falls (TX)(c)    Bidding                              Dickerson         Canal
Sugar Creek (IN)                                Delivery of Fuel and Power           Chalk Point     CALIFORNIA
Shady Hills (FL)                                Hedging -- Physical and            NEW YORK            Delta
                                                Financial
                                                Longer-term Marketing Deals          Bowline           Pittsburgh
                                                Asset Optimization                   Lovett            Contra
                                                                                                     Costa
                                                                                     NY-Gen            Potrero
                                                                                                     TEXAS
                                                                                                       Bosque

---------------

(a) None of Mirant's non-U.S. subsidiaries have filed chapter 11 petitions.

(b) Represents Mirant's domestic power Assets, excluding Assets owned directly or indirectly by MAG.

(c) See "The Chapter 11 Cases -- Material Asset Sales" for information on the sale of this facility.

A.  THE BUSINESSES OF MIRANT

     As of December 31, 2004, Mirant, through its direct or indirect subsidiaries, owned or leased approximately 18,000 megawatts ("MW") of electric generating capacity. Mirant manages its business through two principal operating segments: North America and International. The North America segment consists of the ownership and operation of power generation facilities, including those owned by MAG and MIRMA, and energy trading and marketing operations, principally conducted through MAEM. Mirant's International segment includes power generation businesses in the Philippines, Curacao, Trinidad and Tobago, and integrated utilities in the Bahamas and Jamaica.

---------------

1 A comprehensive Group Structure Chart is attached as Schedule 3.

     1. THE NORTH AMERICAN BUSINESS

     The power industry is one of the largest industries in the United States and has an influence on practically every aspect of the U.S. economy. Historically, the power generation industry in the United States was characterized by electric utility monopolies selling to franchised customer bases. In response to increasing customer demand for access to low-cost electricity and enhanced services, regulatory initiatives were adopted, primarily to increase wholesale and retail competition in the power industry. Following the resulting industry restructuring, merchant companies purchased plants from regulated utilities, built new capacity and began marketing to customers. At the same time, ISOs and/or RTOs were created to administer the new markets while maintaining system reliability. In recent years, state and federal restructuring efforts have stalled, primarily in response to the California energy crisis and financial troubles of many merchant energy companies. In addition, ISOs have begun exerting more control over market prices. The result is a blend of competitive and regulatory constructs, often different by state, under which merchant generators generally must compete with each other and, in some states, with regulated utilities.

     In the United States, the Debtors serve four primary geographic areas: (a) the Mid-Atlantic region, (b) the Northeast region, (c) the Mid-Continent region, and (d) the West region. The core business of the Debtors centers on the production and sale of electrical energy, electrical capacity (essentially the ability to produce electricity on demand) and ancillary services. The Debtors' customers in the United States are utilities, municipal systems, aggregators, electric-cooperative utilities, producers, generators, marketers and large industrial customers.

          A. OWNERSHIP AND OPERATION OF ELECTRICITY GENERATION ASSETS

     Through Mirant, MAI and MAI's wholly owned direct and indirect subsidiaries, MAEM, MAG and MIRMA, the Debtors own or lease generation facilities in the United States with an aggregate generation capacity of 14,500 MW (including the Wrightsville facility, the sale of which was approved by the Bankruptcy Court on June 1, 2005, and including Wichita Falls, which is to be sold as described further in "The Chapter 11 Cases -- Material Asset Sales"). MAG owns or controls indirectly over two-thirds of the Debtors' North American generating capacity. The domestic generating portfolio of the Debtors is diversified across fuel types, power markets and dispatch types, and serves customers located near many major metropolitan load centers. The following North America properties were owned or leased by the Debtors as of September 1, 2005:

                                                                                      MIRANT'S %            NET EQUITY
                                                                                      LEASEHOLD/            INTEREST/
                                                                                      OWNERSHIP    TOTAL     LEASE IN
POWER GENERATION BUSINESS      LOCATION             PLANT TYPE         PRIMARY FUEL    INTEREST      MW      TOTAL MW
-------------------------      --------             ----------         ------------   ----------   ------   ----------
NORTH AMERICA
WEST REGION:
Mirant California(a)....   California          Peaking/Intermediate    Natural Gas       100        2,347      2,347
Apex....................   Nevada              Intermediate            Natural Gas       100          500        500
Mirant Wichita
  Falls(b)..............   Texas               Peaking                 Natural Gas       100           77         77
Mirant Texas............   Texas               Peaking/Baseload        Natural Gas       100          538        538
                                                                                                   ------     ------
  Subtotal..............                                                                            3,462      3,462
                                                                                                   ------     ------

---------------

(a) See "Regional Markets -- West Region" for details on the impending retirement of Pittsburg Unit 7.

(b) See "The Chapter 11 Cases -- Material Asset Sales" for details on the sale of the Mirant Wichita Falls facility.

                                                                                      MIRANT'S %            NET EQUITY
                                                                                      LEASEHOLD/            INTEREST/
                                                                                      OWNERSHIP    TOTAL     LEASE IN
POWER GENERATION BUSINESS      LOCATION             PLANT TYPE         PRIMARY FUEL    INTEREST      MW      TOTAL MW
-------------------------      --------             ----------         ------------   ----------   ------   ----------
NORTHEAST REGION:
Mirant New York.........   New York            Intermediate/Peaking/   Natural Gas/      100        1,675      1,675
                                               Baseload                Hydro/Coal/
                                                                       Oil
Mirant New England(a)...   Massachusetts       Intermediate/Peaking    Natural           100        1,993      1,388
                                                                       Gas/Oil
                                                                                                   ------     ------
  Subtotal..............                                                                            3,668      3,063
                                                                                                   ------     ------
MID-ATLANTIC REGION:
Mirant Peaker and Mirant
  Potomac River.........   Maryland/Virginia   Intermediate/Peaking/   Natural Gas/      100        1,004      1,004
                                               Baseload                Coal/Oil
Mirant Mid-Atlantic.....   Maryland            Intermediate/Peaking/   Natural Gas/      100        4,252      4,252
                                               Baseload                Coal/Oil
                                                                                                   ------     ------
  Subtotal..............                                                                            5,256      5,256
                                                                                                   ------     ------
MID-CONTINENT REGION:
Mirant Zeeland..........   Michigan            Peaking/Intermediate    Natural Gas       100          837        837
Sugar Creek.............   Indiana             Peaking                 Natural Gas       100          535        535
West Georgia............   Georgia             Peaking                 Natural Gas/      100          605        605
                                                                       Oil
Shady Hills.............   Florida             Peaking                 Natural Gas       100          468        468
                                                                                                   ------     ------
  Subtotal..............                                                                            2,445      2,445
                                                                                                   ------     ------
NORTH AMERICA TOTAL.....                                                                           15,831     14,226

---------------

(a) Mirant's ownership interest in the facilities in this region is 100%, except for the 614 MW Wyman plant in which Mirant has a 1.4% ownership interest, or
    8.8 MW. See "Regional Markets -- Northeast Region -- New England" for details regarding current plans to mothball the Mirant Kendall facility.

          B. COMMERCIAL OPERATIONS

     The Debtors conduct their commercial activities through MAEM. These activities consist of fuel procurement, power dispatch, logistics, asset hedging and risk management, and optimization trading. MAEM conducts its business in the markets in which the Debtors have an asset presence. This asset presence enhances the ability of MAEM to manage risk and deliver additional value as compared to only buying fuel and selling power in the spot market.

     Pursuant to agreements with the Debtors that own generation facilities, MAEM enters into transactions for the benefit of such Debtors pursuant to which MAEM procures the appropriate fuel, formulates the daily dispatch decisions and sells the electricity generated in the wholesale market for the generation facilities. MAEM uses dispatch models to make daily decisions regarding the quantity and the price of the power it will sell into the markets. In markets governed by ISOs/RTOs, MAEM bids the energy from the Debtors' generation facilities into the ISO-run day-ahead and spot energy markets. MAEM also sells ancillary services through the ISO markets. In real-time, MAEM works with the ISOs/RTOs to ensure the generation facilities of the Debtors are dispatched economically to meet the reliability needs of the market. In non-ISO markets, MAEM conducts business through bilateral transactions pursuant to which MAEM provides dispatch schedules to the generation facilities.

     MAEM enters into contracts of varying terms to secure appropriate quantities of fuel that meet the varying specifications of the Debtors' generating facilities. For the Debtors' coal fired generation facilities, MAEM purchases coal from a variety of suppliers under both short-term and multi-year contracts. For the Debtors' oil fired units, fuel is typically purchased under short-term contracts usually linked to a transparent oil index price. For the Debtors' gas fired units, MAEM typically purchases natural gas under short-term contracts with a variety of suppliers on a day-ahead or monthly basis.

     MAEM enters into transactions to economically hedge the power price and fuel and emissions cost exposure of the Debtors by selling power into the wholesale market or buying fuel and emissions over a variety of tenors through over-the-counter transactions, exchanges and structured transactions. MAEM buys and sells both energy and energy-linked commodities, including capacity and ancillary services. MAEM economically hedges the energy component of gross margin through futures, forwards, swaps and options. All of MAEM's commercial activities are governed by the Debtors' Risk Management Policy ("RMP"). The RMP requires that MAEM engage only in risk reducing activities with respect to hedging the Debtors' Assets.

     While over-the-counter transactions make up a substantial portion of the Debtors' economic hedge portfolio, MAEM also has a marketing function that serves as the interface between the Debtors' generation facilities and customers. The marketing organization is focused on selling non-standard, structured products to customers. In addition to energy, these products typically include capacity, ancillary services, and other energy products. MAEM views these transactions as a method of mitigating the risk of certain portions of the Debtors' business that are not easy to economically hedge in the over-the-counter market. Typically, MAEM is able to sell these products at a higher premium than standard products. For certain generation facilities, MAEM has sought to enter into longer-term transactions to provide certainty of cash flows over an extended period. These transactions are typically tolling transactions whereby a Debtor receives a fixed capacity payment and, in return, grants an exclusive right for the counterparty to procure the fuel for the generation facility and take title to the power generated.

     In addition to the risk management services that MAEM provides to the Debtors that own generation facilities, MAEM engages in optimization trading for its own account. MAEM generates gross margin by taking market positions based, in part, on market and other information gathered from its relationship with the Debtors' generation facilities and its fuel and emissions purchasing activities. The optimization trading activities also are governed by the RMP, which sets forth limits on the size of trading positions and value-at-risk that MAEM can bear at any given time. By participating in the markets in this way, MAEM is better able to avoid disclosing to the markets the direction of its trading and hedging activity, to the benefit of the Debtors that own generation facilities. The Debtors that own generation facilities also benefit from tighter bid/offer spreads because MAEM is active in the markets as both a buyer and a seller.

          C. REGIONAL MARKETS

             I. MID-ATLANTIC REGION(1)

     Mirant owns (directly and indirectly) or leases four generation facilities comprising 5,256 MW of generation capacity in the Mid-Atlantic region: Chalk Point, Morgantown, Dickerson and Potomac River Station. These Mid-Atlantic facilities were acquired from Pepco in December 2000. These facilities consist of coal and oil fired baseload units as well as coal, gas and oil fired intermediate and peaking units in Maryland and Virginia. Mid-Atlantic's largest facility in the region, the Chalk Point facility, has two coal fired baseload units, two oil and gas fired intermediate units and seven either oil fired or oil and gas fired peaking units totaling 2,429 MW of capacity. The next largest facility, the Morgantown facility, consists of two coal and oil fired baseload units and six oil fired peaking units, totaling 1,492 MW of capacity. The Dickerson facility has three coal fired baseload units and three peaking units, totaling 853 MW of capacity, and the Potomac River Station, a coal fired facility, has three baseload and two intermediate units, totaling 482 MW of capacity.

     Power generated by Mirant's facilities in the Mid-Atlantic region is sold into the PJM market. In connection with the acquisition of the Mid-Atlantic facilities from Pepco in 2000, Mirant, through MAEM, agreed to supply Pepco its full load requirement in the District of Columbia under a TPA, which expired in January 2005 (the "DC TPA"). MAEM also had a similar TPA in place to supply Pepco's load in Maryland,

---------------

(1) Potomac Electric Power Company ("Pepco") and Southern Maryland Electric Cooperative, Inc. ("SMECO") have requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's proposed alternative language, see Exhibit E.

which expired in June 2004 (the "Maryland TPA"). On October 29, 2003, the Debtors filed a motion with the Bankruptcy Court for approval of a settlement ("Pepco TPA Settlement") between the Debtors and Pepco regarding the TPAs, which were out-of-market. Under the Pepco TPA Settlement, the per megawatt hour ("MWh") prices for power delivered under the TPAs were increased by $6.40 and the TPAs were assumed. In addition, the Pepco TPA Settlement grants Pepco an allowed prepetition general Unsecured Claim against Mirant and MAEM related to the amendment of these agreements in the amount of $105,000,000. On November 19, 2003, the Bankruptcy Court approved the Pepco TPA Settlement and the assumption of the amended TPAs.(1)

     Also, in connection with the Debtors' acquisition of the Mid-Atlantic facilities from Pepco in 2000, Mirant and Pepco entered into a contractual agreement (the "Back-to-Back Agreement") with respect to certain long-term PPAs, including PPAs with Ohio Edison and Panda, under which: (A) Pepco agreed to resell to Mirant all "capacity, energy, ancillary services and other benefits" to which it is entitled under those agreements and (B) Mirant agreed to pay Pepco each month all amounts due from Pepco to the sellers under those PPAs for the immediately preceding month associated with such capacity, energy, ancillary services and other benefits. The Panda and Ohio Edison PPAs run until 2021 and December 31, 2005, respectively. Under the Back-to-Back Agreement, Mirant is obligated to purchase power from Pepco at prices that are significantly higher than existing market prices for power in the PJM market. Since August 2003, the Debtors have sought to reject the Back-to-Back Agreement. For more details concerning the current status of the Debtors' efforts to reject the Back-to-Back Agreement, see "Material Claims, Litigation and Investigations -- Disputed Claims with Associated Estate Causes of Action -- Pepco Litigation." Furthermore, the Debtors have commenced a fraudulent transfer action against Pepco regarding the original acquisition. See "Material Claims, Litigation and Investigations -- Other Estate Claims -- Avoidance Actions."(1)

     Since the expiration of the Maryland TPA in June 2004 and the DC TPA in January 2005, MAEM has been hedging the output of the Mid-Atlantic generation facilities in the bilateral market as described in "General Information -- The Businesses of Mirant -- The North American Business." The terms for these transactions extend into 2006. In addition, MAEM enters into structured transactions with entities serving load in the greater Washington, D.C. area. Structured transactions are inherently more complicated than bilateral transactions, and MAEM looks to extract value over the mid-point of the market for such deals. The terms for these transactions extend into 2006 as well.

     MAEM has also participated in standard offer service auctions in Maryland and Washington, D.C. Power sales, made either directly through these auctions or indirectly through subsequent market transactions that are a result of the auction process, serve as economic hedges for the Mid-Atlantic Assets.

             II. NORTHEAST REGION

     The Debtors own or operate generating facilities in the Northeast region consisting of approximately 3,063 MW of capacity. The Northeast region is comprised of the New York and New England sub-regions. Generation is sold from the Debtors' Northeast Assets through a combination of bilateral contracts, spot market transactions, and structured transactions.

                (A) NEW YORK

     The Debtors' New York facilities were acquired from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York, Inc. in June 1999. The New York generating facilities comprise a total of 1,675 MW of capacity, consisting of the Bowline and Lovett facilities and various smaller generating facilities. The Bowline facility is a 1,133 MW dual fueled (natural gas and oil) facility comprised of two intermediate units. The Mirant Lovett facility consists of two baseload units capable of burning coal and gas comprising a total of 348 MW and a peaking unit capable of burning gas or oil comprising 63 MW. The smaller Mirant New York plant operations, "comprising a total of 132 MW," include two peaking units (the Hillburn gas turbine station and the Shoemaker gas turbine station), three hydroelectric stations (Mongaup

---------------

(1) Pepco requested modifications to this section that the Debtors find objectionable. For the full text of Pepco's proposed alternative language, see Exhibit E.

1-4, Swinging Bridge 1-2 and Rio 1-2) and an operational interest in the Grahamsville Hydroelectric Station pursuant to a sublease between Orange and Rockland Utilities, Inc. and Mirant NY-Gen, LLC that is set to expire on December 30, 2005. A proposed expansion at the Bowline facility, a 750 MW natural gas and distillate oil fired combined cycle unit, is currently suspended.

     The Mirant New York plants participate in a market operated by the NYISO. Market fundamentals in the NYISO do not permit the Debtors to operate the Lovett facility on an economic basis as a merchant generation facility because of upcoming required environmental capital expenditures and property taxes associated with the facility. The current plan of the Debtors is to retire the Mirant Lovett facility starting with Unit 5 in 2007 and Units 3 and 4 in 2008. While the Debtors are pursuing a number of options to lower the property taxes at Lovett, including settlement discussions with the appropriate local governments, the current view of the Debtors is that even with property tax relief, operation of the Lovett facility will not be economical because of the required capital expenditures. While the Debtors are actively exploring alternatives to a shutdown, the current plan of the Debtors does not anticipate Lovett operating past 2008.

                (B) NEW ENGLAND

     The Mirant New England generating facilities, with a total capacity of 1,388 MW, were acquired from subsidiaries of Commonwealth Energy System and Eastern Utilities Associates in December 1998. The New England generating facilities consist of the Kendall station, the Canal station, the Martha's Vineyard diesels and the Wyman Unit 4 interest. The Canal and Kendall facilities, consisting of approximately 1,109 MW and 256 MW of generating capacity, respectively, are designed to operate during periods of intermediate and peak demand, and are located in close proximity to Boston. The Kendall facility has been repowered since its acquisition and is now a natural gas combined cycle facility capable of producing both steam and electricity for sale. Both the Canal and Kendall facilities possess the ability to burn both natural gas and fuel oil. The Martha's Vineyard diesels, with 14 MW of capacity, supply electricity on the island of Martha's Vineyard during periods of high demand or in the event of a transmission interruption. The Wyman Unit 4 interest is an approximate 1.4% ownership interest (equivalent to 8.8 MW) in the 614 MW Wyman Unit 4 located on Cousin's Island, Yarmouth, Maine. It is primarily owned and operated by the Florida Power and Light Group.

     The capacity, energy and ancillary services from the Mirant New England generating units are sold into the electricity markets administered by the ISO of New England ("ISO-NE"). Current market fundamentals in New England do not permit the Debtors to operate the Kendall facility on an economical basis as a merchant facility. The current plan of the Debtors is to shutdown, at least temporarily, the Kendall facility from January 2006 through December 2007, with the possibility of restarting operations as early as January 2008, if market conditions do not improve. However, the ISO-NE has determined that, based on a localized need by NSTAR Electric Company ("NSTAR"), a small part of the capacity of the Kendall facility, namely steam units 1 and 2 and jet unit 1 (collectively, the "Reliability Units"), is needed, on a temporary basis, for reliability. As a result, the Debtors negotiated a reliability-must-run ("RMR") agreement with the ISO-NE for the continued operation of the Reliability Units.

     On October 7, 2004, the Debtors filed the RMR agreement with the FERC. On November 26, 2004, FERC issued an order accepting and suspending the filed RMR agreement to become effective October 8, 2004, subject to refund. Additionally, FERC accepted the proposed RMR rates for filing, suspended them for a nominal period, subject to refund, set the proposed rates for hearing and held the hearing in abeyance so that NSTAR and the Debtors could engage in settlement discussions. NSTAR and the Debtors subsequently entered into a settlement agreement that, once filed and approved by FERC, will resolve all issues in the RMR case. This agreement is effective until 120 days following written notice provided to the Debtors. The Debtors plan to mothball the Kendall facility following the expiration of the RMR agreement if it is not economically feasible to continue to operate the facility.

             III. MID-CONTINENT REGION

     The Mirant Mid-Continent facilities, consisting of an equity interest in roughly 2,668 MW, are located in the Midwest and Southeast markets.

                  (A) MIDWEST

     The Debtors' facilities in the Midwest, which include Sugar Creek and Zeeland, consist of over 1,372 MW of generating capacity and are all natural gas fired peaking and/or intermediate units.

     The Sugar Creek facility is a combined cycle facility with the capability to produce 535 MW. Located in West Terre Haute, Indiana, the Sugar Creek facility has the physical capability to be interconnected with either the Cinergy or AEP systems. Cinergy is a member of the MISO and AEP is a member of PJM. The facility is eligible to participate in the energy, capacity and ancillary markets of PJM and MISO. When not covered by a variety of short-term agreements, the facility sells energy into either PJM or MISO (whichever is the best available market). When the unit runs in PJM, it receives a price comparable to the AEP/Dayton Hub.

     The Zeeland facility, located in Zeeland, Michigan, is comprised of simple cycle units totaling 307 MW of capacity and a 530 MW combined cycle facility (837 MW of total capacity). The Zeeland facility is interconnected with the International Transmission Company, which is a member of the MISO.

     Mirant Zeeland has a five-year tolling agreement with MAEM for the electrical energy output (306 MW, simple cycle) from the Zeeland plant, Phase I Units 1A and 1B. MAEM has a counterparty agreement to sell simple cycle capacity output from Mirant Zeeland Units 1A and 1B through May 31, 2006. Mirant Zeeland receives from MAEM, and MAEM receives from its counterparty, a monthly capacity payment, a variable operating and maintenance payment on a per MWh basis and a start-up payment. The counterparty provides to Mirant Zeeland, through MAEM, all the fuel required to operate the contractual portion of the plant. Mirant Zeeland indirectly provides a heat rate and availability guarantee. There are bonus and penalty provisions in the agreement for availability outside allowable limits. Mirant Zeeland Phase 2 (530 MW combined cycle output) has a tolling contract for 100% of the output through February 2006. As with Phase 1, the toll is with MAEM who in turn has an agreement with a counterparty. Mirant Zeeland receives from MAEM, and MAEM receives from its counterparty, a monthly capacity payment, variable operations and maintenance payments on a per MWh basis and a start charge. As with the Phase 1 toll, there are heat rate and availability guarantees with associated bonuses and penalties for being outside of tolerance bands. The fuel required to operate the facility during the term of the toll is provided to Mirant Zeeland through the MAEM agreement with its counterparty. Both the Zeeland and Sugar Creek facilities operate under the East Central Area Reliability Coordination Agreement ("ECAR") market.

                  (B) SOUTHEAST

     The Debtors have three facilities in the Southeast with a net equity interest of 1,296 MW. The West Georgia facility in Thomaston, Georgia and the Shady Hills facility in Pasco County, Florida consist of gas and oil fired combustion turbines serving peak loads of approximately 605 MW and 468 MW, respectively. Additionally, the Debtors developed, in partnership with Kinder Morgan Power Company, the Wrightsville facility in Wrightsville, Arkansas, which consists of gas fired intermediate/peaking units with generating capacity of 438 MW. The Wrightsville facility was jointly owned with Kinder Morgan Power Company, and MAI held a $180,000,000 senior unsecured loan to the special purpose entity that held a senior secured interest in the Wrightsville facility. In 2004, the Debtors mothballed this facility, pending regional recovery of power prices. In February 2005, the Debtors entered into an agreement to sell the Wrightsville facility to AECC, subject to Bankruptcy Court approval and certain other regulatory and third-party consents and approvals. On September 28, 2005, the sale of the Wrightsville facility to AECC was consummated.

     West Georgia has a PPA for the output of the West Georgia facility that will expire in May 2009. The annual capacity amount nominated by West Georgia is currently approximately 450 MW. West Georgia receives a capacity payment, start-up payments, and variable operating and maintenance payments on a per MWh basis and an index-based fuel payment. The PPA allows West Georgia to provide replacement energy from the market to meet contractual obligations. West Georgia may receive bonuses or incur penalties for availability outside allowable limits. There are no provisions for renewal or extension of the contract.

     West Georgia has a fuel supply contract, which expires in May 2009. West Georgia has also purchased firm gas transportation for 22,500 MMbtu/day for the months June through September under an agreement that expires in May 2009.

     On September 22, 2005, El Paso Marketing, L.P. provided verbal notice to West Georgia Generating Company, L.L.C. of a force majeure event commencing on September 22, 2005 due to Hurricane Rita as it relates to the firm natural gas contract between EPM and WGGC. El Paso confirmed the force majeure event in writing to WGGC on September 27, 2005. WGGC provided notice to Georgia Power Company on September 22, 2005 and again on September 27, 2005 of the Hurricane Rita force majeure event commencing on September 22, 2005 under the PPA between GPC and WGGC.

     Shady Hills has a third party tolling agreement through March 2007 for the output of its 468 MW facility. The counterparty tolls 100% of the output of the facility, and the annual capacity amount is determined by a performance test conducted each spring. Shady Hills receives a monthly capacity payment, a variable operating and maintenance payment on a per MWh basis, and a start-up payment each time a unit is turned on. The counterparty schedules and delivers all fuel. Shady Hills generates electricity and provides a heat rate guarantee and receives bonuses and pays penalties outside the guarantee values. Shady Hills is required to meet minimum availability requirements and may incur penalties for availability outside allowable limits. The counterparty has a right of first refusal on the output of any expansion at the site during the contract term. There are no renewal provisions in the agreement.

     Once the existing tolling agreement expires, another tolling arrangement will begin. Under this agreement, which was executed in August 2004, 100% of the Shady Hills power facility will be tolled from April 2007 to April 2014. The general terms of this tolling agreement are similar to the first arrangement, except there is no right of first refusal granted to the counterparty related to expansion at the facility.

             IV. WEST REGION

     The Debtors' West region facilities consist of a net equity interest in 3,462 MW of gas fired generating capacity in California, Nevada and Texas.

                  (A) CALIFORNIA

     In April 1999, Mirant California, through its wholly owned subsidiaries, Mirant Delta and Mirant Potrero, acquired various generating assets in California with a total capacity of 2,948 MW from PG&E. As of December 31, 2004, the Debtors had retired around 600 MW of that total capacity. The assets acquired consist of the Pittsburg plant and the Contra Costa plant (the "Delta Plants") owned by Mirant Delta and the Potrero plant owned by Mirant Potrero. These generating assets, which include facilities operating at both intermediate and peak demand levels, are located in, or in close proximity to, San Francisco. The Delta Plants consist of five intermediate natural gas fired steam generating units with approximately 1,985 MW of generating capacity located approximately ten miles apart along the Sacramento/San Joaquin river delta. The Potrero plant has one baseload natural gas fired conventional steam generating unit and three peaking distillate fueled combustion turbines with a combined capacity of 362 MW.

     The majority of the Debtors' Assets in California are subject to RMR agreements with the CAISO. The Mirant California subsidiaries currently have the largest portfolio of units that operate under RMR agreements, reflecting that the location of these units is key to system reliability. Contra Costa Unit 6 is not a party to an RMR agreement and, thus, functions solely as a merchant facility in the CAISO. MAEM sells the output of Contra Costa Unit 6 into the market through bilateral transactions with utilities and other merchant energy companies.

     In October 2004, the CAISO notified the Debtors that the RMR agreement for Pittsburg Unit 7 would not be renewed for 2005. The Debtors have entered into tolling agreements with a third party through the end of 2005 for Pittsburg Unit
7. At the expiration of this agreement, the Debtors plan to retire Pittsburg Unit 7, consisting of 682 MW, in January 2006. The Debtors are currently in the process of soliciting bids for tolling agreements for Contra Costa Unit 6 and Pittsburg Unit 7.

     In September 2005, the CAISO Board approved RMR designations for 2006 that are the same as designations for 2005. The CAISO has not formally notified the Debtor of these RMR elections. Formal notification is expected on or before October 1, 2005.

     As part of the California Settlement, PG&E entered into two power purchase agreements with Mirant Delta and Mirant Potrero that will allow PG&E to dispatch and purchase the power output of all units of the generating plants owned by those entities that have been designated by the CAISO as RMR units under the RMR agreements. For more information concerning these agreements, see "The Chapter 11 Plan -- Settlements and Compromises -- California Settlement."

                  (B) NEVADA

     The Apex generating facility, a 500 MW intermediate gas combined-cycle facility located near Las Vegas, Nevada, was developed by Mirant and began commercial operations in May 2003. MAEM has signed contracts with a third party for 225 MW of capacity and energy from the Apex facility for the period from May 2003 to April 2008. In October 2004, MAEM and a third party reached agreement on additional power sales out of the Apex facility. MAEM agreed to sell a market-based heat rate call option representing 175 MW of the Apex facility from June 2005 through September 2005.

                  (C) TEXAS

     The Debtors operate two facilities in Texas, the Bosque facility and the Wichita Falls facility. The Bosque facility consists of a gas fired combustion turbine with a corresponding steam turbine (combined cycle unit) with a capacity of 230 MW that is available to serve baseload and intermediate. In addition, Bosque Units 1 and 2 are gas-fired peakers with a capacity of 154 MW each. The Wichita Falls facility is a combined cycle facility and consists of three gas turbines and a steam turbine with a total capacity of 77 MW. The Wichita Falls facility primarily sells its electrical output to the merchant market. The Debtors are currently in the process of soliciting bids for a potential sale of the Wichita Falls facility.

     In August 2004, Mirant Texas, LP commenced a tolling agreement pursuant to which the counterparty has exclusive rights to the power and ancillary services generated by the Bosque facility through December 2006. Mirant Texas guarantees certain availability requirements to the counterparty and may receive a bonus for availability above the guaranteed level and may incur penalties for availability below allowable limits. The counterparty is responsible for procuring all fuel and for selling the power to retail customers and into the Texas wholesale power market.

     Both the Bosque and Wichita Falls facilities operate in the ERCOT market.

          D. REGULATORY ENVIRONMENT

             I. U.S. PUBLIC UTILITY REGULATION

     The U.S. electricity industry is subject to comprehensive regulation at the federal, state, and local levels. At the federal level, FERC has exclusive jurisdiction under the Federal Power Act over sales of electricity at wholesale and the transmission of electricity in interstate commerce. The Debtors that own generating facilities selling at wholesale or that sell electricity at wholesale outside of ERCOT are "public utilities" subject to FERC's jurisdiction under the Federal Power Act. These Debtors must comply with certain FERC reporting requirements and FERC-approved market rules and are subject to FERC oversight of mergers and acquisitions, the disposition of FERC-jurisdictional facilities, and the issuance of securities (for which blanket authority has been granted). In addition, under the Natural Gas Act, FERC has limited jurisdiction over certain sales for resale of natural gas, but does not regulate the prices received by the Debtors that market natural gas.

     FERC has authorized the public utility Debtors to sell energy and capacity at wholesale market-based rates and has authorized some of the public utility Debtors to sell certain ancillary services at wholesale market-based rates. The majority of the output of the public utility Debtors in the United States is sold at market prices pursuant to these authorizations, although certain of the Debtors' facilities sell their output under cost-based RMR agreements, as explained below. FERC may revoke or limit a Debtor's market-based

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

rate authority if it determines that the Debtor possesses market power. FERC requires that Debtors with market-based rate authority, as well as those with blanket certificate authorization permitting market-based sales of natural gas, adhere to certain market behavior rules and codes of conduct, respectively. If a Debtor violates the market behavior rules or codes of conduct, FERC may require a disgorgement of profits, revoke the Debtor's market-based rate authority or blanket certificate authority or impose monetary penalties. If FERC were to revoke a Debtor's market-based rate authority, the Debtor would have to file and have FERC accept a cost-based rate schedule for all or some of its sales of electricity at wholesale. If FERC revoked the blanket certificate authority of a Debtor, it would no longer be able to make certain sales of natural gas.

     In an effort to promote greater competition in wholesale electricity markets, FERC has encouraged the formation of ISOs and RTOs. In those areas where ISOs or RTOs control the regional transmission systems, market participants have expanded access to transmission service. ISOs and RTOs also may operate real-time and day-ahead energy and ancillary services markets, which are governed by FERC-approved tariffs and market rules. Some RTOs and ISOs also operate capacity markets. Changes to the applicable tariffs and market rules may be requested by market participants, state regulatory agencies and the system operator, and such proposed changes, if approved by FERC, could have an impact on the Debtors' operations and business plan. While participation by transmission-owning public utilities in ISOs and RTOs has been and is expected to continue to be voluntary, the majority of such public utilities in New England, New York, the Mid-Atlantic, the Midwest and California have joined the existing ISO/RTO for their respective region. The majority of Debtors' facilities operate in these ISO/RTO regions.

     The Debtors are not currently subject to the PUHCA and do not anticipate becoming so. They would become subject to PUHCA if, for example, they acquired the securities of a public utility company or a public utility facility that does not qualify as an exempt wholesale generator, a foreign utility company, or a qualifying small power production or cogeneration facility. Currently, however, all of the Debtors and their subsidiaries owning generation in the United States are exempt wholesale generators under PUHCA and all of the Debtors' subsidiaries owning generation outside the United States are either foreign utility companies or exempt wholesale generators. PUHCA will be repealed in early 2006 by the Energy Policy Act of 2005.

     At the state and local levels, regulatory authorities have historically overseen the distribution and sale of retail electricity to the ultimate end user, as well as the siting, permitting, and construction of generating and transmission facilities. The Debtors' existing generation may be subject to a variety of state and local regulations, including regulations regarding the environment, health and safety, maintenance, and expansion of generation facilities. The Debtors that sell at the retail level in states that have a retail access program may be subject to state certification requirements and to bidding rules to provide default service to customers who choose to remain with their regulated utility distribution companies.

                  (A) MID-ATLANTIC

     The Debtors' Mid-Atlantic facilities sell power into the markets operated by PJM, which FERC approved to operate as an ISO in 1997 and as an RTO in 2002. The Debtors have access to the PJM transmission system pursuant to PJM's Open Access Transmission Tariff. PJM operates the PJM Interchange Energy Market, which is the region's spot market for wholesale electricity, provides ancillary services for its transmission customers, and performs transmission planning for the region. To account for transmission congestion and losses, PJM calculates electricity prices using a locational marginal pricing model and dispatches electricity on a security constrained least cost basis. On January 24, 2005, FERC issued an order changing PJM's mitigation rules for frequently mitigated units (those mitigated in excess of 80% of annual running hours), as well as the retirement policy rules. The revised policy provides some opportunity for increased compensation for frequently mitigated units. Under the old rules, such units were restricted to bidding variable costs plus 10% when a transmission constraint caused the unit to be selected out of economic merit order. Under the new rules, the restriction is variable costs plus $40 per MWh. Generally, units mitigated less than 80% of the time remain under the old "cost plus 10%" policy. However, certain units deemed "sister" units, including certain Mirant units, are permitted to bid in accordance with the new rules. PJM also proposed a revised generation retirement policy that sets forth a process by which PJM will address a request by a generation owner to deactivate a unit, determine whether established reliability criteria would

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

be violated if the unit were deactivated, and provide compensation to the generation owner when a unit proposed for deactivation is required to continue operating for reliability. This proposal was also approved. Both changes are currently effective, although possibly subject to revision via requests for rehearing. On August 31, 2005, PJM filed its Reliability Pricing Model ("RPM") at FERC. This proposal is intended to improve and expand upon its current Installed Capacity rules. If ultimately approved by FERC in a form not materially different from what was filed, the RPM would result in increased opportunities for generators to receive an incremental revenue stream for their capacity. However, the likelihood and timing of approval are unknown, and the specific benefit, if any, to the Debtors' business activities cannot reliably be estimated at this time.

     PJM has greatly expanded its system over the last two years with the addition of the service areas of Allegheny Power, Commonwealth Edison, AEP-East, Duquesne Light, Dayton Power & Light ("DP&L") and Dominion-Virginia Power. In the fall of 2004, PJM completed its integration of AEP and DP&L into the PJM RTO. For purposes of determining deliverability to the unforced capacity market ("UCAP Market"), AEP and DP&L were deemed to be capable of providing capacity to all areas of PJM. This effectively provided the same comparability of delivery for a generator in western Ohio to deliver capacity to the Pepco zone where the Debtors' Assets are located. The deliverability standard and the additional capacity that the new entrants are now capable of providing to the UCAP Market in PJM has severely depressed forward pricing for capacity. PJM's RPM proposal, if accepted by FERC as proposed, will phase in locational deliverability zones over a several year period.

     In addition, PJM and MISO have been directed by FERC to establish a common and seamless market, an effort that is largely dependent upon MISO's ability to first establish and operate its markets.

                  (B) NORTHEAST

     The Debtors' New York facilities participate in a market controlled by NYISO. NYISO provides statewide transmission service under a single tariff and interfaces with neighboring market control areas. To account for transmission congestion and losses, NYISO calculates energy prices using a locational marginal pricing model that is similar to that used in the PJM and ISO-NE. NYISO also administers a spot market for energy, as well as markets for installed capacity, operating reserves, and regulation service. NYISO employs an Automated Mitigation Procedure ("AMP") in its day-ahead market that automatically caps energy bids when certain established bid screens indicate a bidder may have market power. On January 14, 2005, the United States Court of Appeals for the D.C. Circuit vacated and remanded FERC's orders approving the AMP. FERC subsequently directed the NYISO to remove the AMP procedures from its tariff for the Rest of State region, in which the Debtors' assets are located. In addition, the NYISO's locational capacity market rules use a "demand curve" mechanism to determine for every month the required amount of installed capacity as well as installed capacity prices for three locational zones: New York City, Long Island, and the rest of New York. The Debtors' facilities operate outside of New York City and Long Island. The demand curve is derived for each of the three zones by setting the price of installed capacity for 118% of peak load (peak load plus an 18% reserve margin) at the assumed price for a new generating plant to serve peak demand ("new entrant") and then sloping the "demand curve" for installed capacity downward to reflect additional amounts of capacity beyond the 118%. FERC approved the new entrant price for use from the summer of 2003 to the spring of 2005 and required NYISO to file three proposed new entrant prices that would be applicable from the summer of 2005 through the spring of 2008. On January 7, 2005, NYISO filed revisions to its services tariff to define the demand curves for capability years 2005/2006, 2006/2007 and 2007/2008. On April 21, 2005, FERC issued an order accepting the NYISO's demand curves for the next three years with minor modifications to what was proposed. FERC's 2003 order approving the existing demand curves was upheld by the United States Court of Appeals for the District of Columbia Circuit. On July 27, 2005, the New York Public Service Commission ("NYPSC") instituted a proceeding to develop policies and procedures regarding retirement of generation units operated by exempt wholesale generators ("EWGs"), which would include the Debtors' New York facilities. The Debtors do not know at this point what rules will be promulgated by the NYPSC; however, there is a risk that rules interfering with the Debtors' ability to make unfettered business decisions regarding unit retirements could be implemented. Such regulations could have a material adverse impact on the Debtors' business activities in the State of New York.

     The Debtors' New England plants also participate in a market administered by ISO-NE, under contract to NEPOOL. NEPOOL is a voluntary association of electric utilities and other market participants in Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont. FERC has approved an RTO for the New England region, which assumed responsibility for the operation of transmission systems and administration and settlement of the wholesale electric energy, capacity and ancillary services markets on February 1, 2005. ISO-NE utilizes a locational marginal pricing model, with a price mitigation method similar to NYISO's AMP. In 2004, FERC approved a locational installed capacity market ("LICAP") for ISO-NE based on the "demand curve" concept also used by NYISO. A hearing on the demand curve parameters was held in late February and early March. An initial decision was issued by a FERC administrative law judge on June 15, 2005. FERC subsequently issued an order delaying the effective date of LICAP until at least October 2006. Oral arguments have been scheduled on the merits of LICAP and the initial decision on September 20, 2005. Due to political pressure from elected officials and other policymakers in New England opposing LICAP, the Debtors cannot predict if or when it may be implemented.

                  (C) MID-CONTINENT

     The Debtors' Mid-Continent facilities are located in the Midwest and Southeast markets. In the Midwest markets, the Debtors' facilities participate in a market administered by MISO. MISO uses locational marginal pricing for energy and associated financial transmission rights, so that market participants may manage the risks associated with moving energy from generation sources to load. Currently, MISO is evaluating resource adequacy issues. As a result of that process, it may or may not choose to implement a mandatory capacity purchase requirement (capacity market). If it does so, the precise implementation date is unknown, but it will be in 2007 at the earliest. MISO also is expected to implement mitigation rules similar to those of the NYISO, but without the "automated" price cap feature. The Debtors' Sugar Creek facility is interconnected to both MISO and PJM, through Cinergy and AEP's transmission system, and can sell into either market (although not into both simultaneously). Sugar Creek is eligible to participate in the PJM capacity and energy markets.

     In the Southeast, the Debtors currently sell electric energy and capacity from their facilities under bilateral contracts that contain terms and conditions that are not standardized and that have been negotiated on an individual basis. Customers in this region include investor-owned, vertically integrated utilities, municipalities, and electric cooperatives.

                  (D) WEST

     The Debtors' West region facilities are located in the Western Interconnection and the ERCOT market in Texas. California accounts for roughly 40% of the energy consumption in the Western Interconnection. Approximately 75% of California's demand is served from facilities in the CAISO control area, which includes the California facilities of the Debtors. The CAISO schedules transmission transactions, arranges for necessary ancillary services, and administers a real-time balancing energy market. The CAISO has proposed changes to its market design to more closely mirror the eastern RTO markets. The market redesign has been delayed several times, with full implementation now expected in 2007 or 2008. The CPUC has taken the lead role for establishing capacity requirements in California and has ordered California's load-serving entities to meet specific load and reserve requirements beginning in the summer of 2006. The CAISO has not proposed a capacity market mechanism in its market redesign.

     The majority of the Debtors' Assets in California are subject to RMR agreements with the CAISO. These agreements require certain of the Debtors' facilities, under certain conditions and at the CAISO's request, to operate at specified levels in order to support grid reliability. Under these RMR agreements, the Debtors recover, through fixed charges, either a portion ("RMR Contract Condition 1") or all ("RMR Contract Condition 2") of the annual fixed revenue requirement of the generation assets as approved by FERC (the "Annual Requirement"). The Debtors' California generation assets operating under RMR Contract Condition 1 depend on revenue from sales of the output of the plants at market prices to recover the portion of the plant's fixed costs not recovered in RMR payments. For these generation assets, only a percentage of the Annual Requirement, as approved by FERC, can be recovered through RMR payments, whereas RMR Contract Condition 2 Units recover 100%. As part of the California Settlement, the Debtors owning the facilities subject to the RMR agreements entered into two power purchase agreements with PG&E
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

that allow PG&E to dispatch and purchase the power output of all units of those generation assets designated by the CAISO as RMR units under the RMR agreements. The first agreement is for 2005 and the second for 2006 through 2012. Under those agreements, the units will be designated as RMR Contract Condition 1, but during 2005 through 2008, PG&E will pay the Debtors owning the facilities charges equivalent to the rates charged by those Debtors during 2004 when units were designated RMR Contract Condition 2 reduced on an aggregate basis from those 2004 rates by $5 million. After 2008, the Debtors will file annually for FERC approval of the Annual Requirement, which, once approved by FERC, will set the rates to be charged.

     The CAISO imposes a $250/MWh cap on prices for energy and capacity and has implemented an AMP similar to that used by NYISO. Owners of non-hydroelectric generation in California, including certain of the Debtors' facilities, must offer power in the CAISO's spot markets if the output is not scheduled for delivery within the hour. For the remainder of the Debtors' units that are located outside of California but within the Western Interconnection, there is no single entity responsible for a centralized bid-based market for sales in the West. Outside of California, the primary markets in the West today are bilateral and adhere to the reliability standards of the Western Electricity Coordinating Council. Although the Debtors are involved in initiatives to establish new ISOs or RTOs in the West, the Debtors cannot predict when, or if, such entities will emerge, nor if market developments will have a positive or negative impact on future earnings from their Western Assets. Currently in California, FERC requires generators to keep their generation on-line and ready to offer power into the market, unless granted a waiver by the California ISO (the "must-offer requirement"). The practical effect of this rule is to obtain operating reserves without paying for them, and to dump unneeded energy into the market, thus depressing prices. On August 26, 2005, a trade association, the Independent Energy Producers, filed a complaint at FERC, requesting that it require the CAISO to implement a Reliability Compensation Services Tariff ("RCST") that would pay generators for the capacity obtained pursuant to the must-offer requirement. If granted by FERC, the new RCST is expected to result in increased capacity revenue opportunities for generators, and possibly a reduction in excess energy dumped into the market.

     The Debtors' Texas plants participate in a market administered by the ERCOT ISO, which manages a major portion of the state's electric power grid. ERCOT ISO oversees competitive wholesale and retail markets resulting from electricity restructuring in Texas and protects the overall reliability of the ERCOT grid. ERCOT ISO, the only ISO that manages both wholesale and retail market operations, is regulated by the Public Utility Commission of Texas (the "PUCT"). The PUCT conducts market monitoring within ERCOT. Price mitigation measures in ERCOT include a $1,000 per MWh price cap and RMR-type contracts for congested areas. To improve congestion management, the PUCT recently established a rulemaking proceeding on wholesale market design issues that will focus on adding a congestion management mechanism based on locational pricing, similar to that used in PJM, and a day-ahead market. A revised market design is expected to be in place by 2009 but, as with other evolving market structures, the Debtors cannot provide assurance as to when the enhancements will be completed and implemented, or what the impact on the Debtors' earnings in the ERCOT market will be.

             II. ENVIRONMENTAL REGULATION

                  (A) AIR EMISSIONS REGULATIONS

     The business of the Debtors is subject to extensive environmental regulation by federal, state and local authorities, which requires continuous compliance with regulations and conditions established by their operating permits. The Debtors' most significant environmental requirements in the United States arise under the Clean Air Act and similar state laws. Under the Clean Air Act, the Debtors are required to comply with a broad range of requirements and restrictions concerning air emissions, operating practices and pollution control equipment. Several of the Debtors' facilities are located in or near metropolitan areas, such as New York City, Boston, San Francisco and Washington, D.C., which areas are classified by the EPA as not achieving certain national ambient air quality standards ("NAAQS"). The regulatory classification of these areas subjects the Debtors' operations in these areas to more stringent air regulation requirements, potentially including, in some cases, required emission reductions. Also, states are required by section 185 of the Clean Air Act to impose additional fees for air emissions from major sources in areas classified as severe non-attainment for ozone and that fail to meet the attainment deadline. Although, for example, the Virginia and Maryland suburbs of Washington, D.C. are part of the Washington, D.C. non-attainment area and were classified as severe non-attainment for ozone, applying a one-hour ozone standard, the designation of the area had changed to moderate non-attainment for ozone under the now applicable eight-hour standard and the one-hour ozone standard was rescinded, effective June 15, 2005.

     On September 27, 2004, the Debtors entered into a conditional consent decree resolving an enforcement proceeding with the state of Virginia and the EPA. The consent decree was also entered in to by the state of Maryland and the DOJ on behalf of the EPA. The consent decree creates annual and ozone season caps on NOx emissions, provides for certain additional pollution controls, supplemental environmental projects to be done at the Potomac River plant and a $500,000 fine. The Debtors have been engaged in further negotiations to modify the consent decree and those negotiations are not yet complete. The Debtors hope to complete those negotiations in the near future, at which time the amended consent decree would be subject to public notice and comment and submitted to the Bankruptcy Court and the district court in Alexandria.

     In the future, the Debtors anticipate increased regulation of generation facilities under the Clean Air Act and applicable state laws and regulations concerning air quality. The EPA and several states in which the Debtors operate are in the process of enacting more stringent air quality regulatory requirements.

     For example, the EPA promulgated regulations (the "NOx SIP Call"), which establish emissions cap and trade programs for NOx emissions from electric generating units in most of the Eastern states. These programs were implemented beginning May 2003 in the Northeast and May 2004 in the rest of the region. Under these regulations, a plant receives an allocation of NOx emission allowances. If a plant exceeds its allocated allowances, the plant must purchase additional, unused allowances from other regulated plants or reduce emissions, which could require the installation of emission controls. The Debtors' plants in Maryland, New York and Massachusetts complied with similar state and regional NOx emission cap and trade programs from 1999 to 2002, which have been superseded by the EPA NOx cap and trade program. Some of the Debtors' plants in these states are required to purchase additional NOx allowances to cover their emissions and maintain compliance. The cost of these allowances may increase in future years and may result in some of the Debtors' plants reducing NOx emissions through additional controls, the cost of which could be significant but would be offset in part by the avoided cost of purchasing NOx allowances to operate the plant.

     The EPA promulgated the Clean Air Mercury Rule ("CAMR") on March 15, 2005, which utilizes a market-based cap-and-trade approach under section III of the Clean Air Act. It requires emission reductions in two phases, with the first phase going into effect in 2010 and the more stringent cap going into effect in 2018. The EPA has stated that regulation of nickel emissions from oil fired plants is not appropriate and necessary at this time. The cost to comply with such requirements could be significant.

     During the course of this decade, the EPA will be implementing new, more stringent ozone and particulate matter ambient air quality standards. It also will address regional haze visibility issues, which will result in new regulations that will likely require further emission reductions from power plants, along with other emission sources such as vehicles. To implement these air quality standards, the EPA promulgated the Clean Air Interstate Rule (the "CAIR") on March 10, 2005. The CAIR establishes in the eastern United States a more stringent SO(2) cap and allowance-trading program and a year round NOx cap and allowance-trading program applicable to power plants. These cap and trade programs will be implemented in two phases, with the first phase going into effect in 2009 and more stringent caps going into effect in 2015.

     The mercury regulations and the CAIR will increase compliance costs for the Debtors' operations and will likely require emission reductions from some of the Debtors' power plants, which will necessitate significant expenditures on emission controls or have other impacts on operations. The Debtors expect to incur additional compliance costs as a result of these additional requirements, which could include significant expenditures on emission controls or have other impacts on the Debtors' operations.

     In addition to implementation of statutes already in existence, additional environmental requirements are under strong consideration by the federal and various state legislatures. The Bush Administration has submitted Clean Air Act multi-emission reform legislation to Congress, which would promulgate a new emissions cap and trade program for NOx, SO(2) and mercury emissions from power plants. This legislation would require overall reductions in these pollutants from national power plant emissions of approximately 50-75% phased in during the 2008-2018 timeframe, which is similar to the types of overall reductions likely to be required under the future EPA regulations discussed above. Other more stringent multi-emission reform legislation also has been proposed in Congress by some lawmakers. There are many political challenges to the passage of multi-emission reform legislation through Congress, and it is unclear whether any of this legislation ultimately will be enacted into law.

     Various states where the Debtors do business also have other air quality laws and regulations with increasingly stringent limitations and requirements that will become applicable in future years to the Debtors' plants and operations. The Debtors expect to incur additional compliance costs as a result of these additional state requirements, which could include significant expenditures on emission controls or have other impacts on the Debtors' operations.

     For example, the Commonwealth of Massachusetts has finalized regulations to further reduce NOx and SO(2) emissions from certain power plants and to regulate CO(2) and mercury emissions for the first time. Mercury emission reductions will be required exclusively from coal-fired facilities. These regulations, which become effective in the 2005-2008 timeframe, will apply to the Debtors' oil fired Canal plant in the state, will increase the Debtors' operating costs and will likely necessitate the installation of additional emission control technology.

     Another example is in the San Francisco Bay area, where the Debtors own power plants. NOx emission standards have become increasingly stringent on a specified schedule over a period of several years, culminating in 2005. The Debtors will continue to apply the Debtors' NOx implementation plan for these plants, which includes the installation of emission controls as well as the gradual curtailment and phasing out of one or more of the Debtors' higher NOx emitting units.

     Additionally, in 2003, the State of New York finalized air regulations that significantly reduced NOx and SO(2) emissions from power plants through a state emissions cap and allowance-trading program, which will become effective during the 2005-2008 timeframe. This regulation will necessitate that the Debtors act on one, or a combination, of the following options: (1) install emission controls at some of the Debtors' units to reduce emissions, (2) purchase additional state NOx and SO(2) allowances under the regulatory program, or (3) reduce the number of hours that units operate. The Debtors expect to incur additional compliance costs as a result of these additional state requirements, which could include significant expenditures on emission controls or have other impacts on the Debtors' operations.

     Nine Northeast and Mid-Atlantic states have created a cooperative to discuss the design of a regional cap and trade program initially covering carbon dioxide emissions from power plants in the region, called the "Regional Greenhouse Gas Initiative" (the "RGGI"). In the future, the RGGI may be extended to include other sources of greenhouse gas emissions and greenhouse gases other than carbon dioxide. Along with the nine primary states, Maryland and Pennsylvania are observing the process and potential impacts.

     These examples are illustrative but not a complete discussion of the additional federal and state air quality laws and regulations which the Debtors expect to become applicable to the Debtors' plants and operations in the coming years. The Debtors will continue to evaluate these requirements and develop compliance plans that ensure the Debtors appropriately manage the costs and impacts.

                  (B) OTHER ENVIRONMENTAL REGULATIONS

     There are other environmental laws in the United States, in addition to air quality laws, that also affect the Debtors' operations. The Debtors are required under the Clean Water Act to comply with effluent and intake requirements, technological controls and operating practices. The Debtors' wastewater discharges are permitted under the Clean Water Act, and the Debtors' permits under the Clean Water Act are subject to review every five years. As with air quality regulations, federal and state water regulations are expected to increase and impose additional and more stringent requirements or limitations in the future. For example, in 2004, the EPA issued a new rule that imposes more stringent standards on the cooling water intakes for power plants. The Debtors expect to incur additional costs to comply with this new rule.

     The Debtors' facilities also are subject to several waste management laws and regulations in the United States. The Resource Conservation and Recycling Act of 1976 sets forth very comprehensive requirements for handling of solid and hazardous wastes. The generation of electricity produces non-hazardous and hazardous materials, and the Debtors incur substantial costs to store and dispose of waste materials from the Debtors' facilities. The EPA may develop new regulations that impose additional requirements on facilities that store or dispose of fossil fuel combustion materials, including types of coal ash. If so, the Debtors may be required to change the Debtors' current waste management practices at some facilities and incur additional costs for increased waste management requirements.

     Additionally, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, commonly known as the "Superfund Act", establishes a framework for dealing with the cleanup of contaminated sites. Many states have enacted state superfund statutes. Some of the landfills that are used for the disposal of ash may be subject to these regulations.

                  (C) CURRENT ENFORCEMENT ISSUES

     In 1999, the DOJ on behalf of the EPA commenced an enforcement action against the power generation industry for alleged violations of the NSRR promulgated under the Clean Air Act, which require permitting and other requirements for maintenance, repairs and replacement work on plants. This action ultimately came to encompass the vast majority of coal fired plants, with litigation against many of the largest utilities. These enforcement actions concern maintenance, repair and replacement work ("MRR Work") at power plants that the EPA alleges violated permitting and other requirements under the NSRR, which, among other things, could require the installation of emission controls at a significant cost. As a general proposition, the power generation industry disagrees with the EPA's positions in the lawsuits and contends that this work was "routine" and exempt from the permit requirement. In 2003, there were two trial court decisions that most directly addressed the issue of whether certain MRR Work triggers permitting and other NSRR requirements. The courts are split on the issue.

     To date, no lawsuits or administrative actions alleging similar NSRR violations have been brought by the EPA against the Debtors or any of the Debtors' power plants. However, in 2001 the EPA requested information concerning some of the Mid-Atlantic plants covering a time period that predates the Debtors' ownership and leases.

     In addition, there were two regulatory developments concerning NSRR in 2003 that will affect the EPA's future application of NSRR and potentially NSRR enforcement actions. In a new NSRR rule, the EPA promulgated an exemption from NSRR for MRR Work that does not exceed 20% of the replacement value of a unit, which is generally consistent with power plant MRR Work practices. In the rulemaking, the EPA also announced a policy of interpreting NSRR in a way that seems generally consistent with reasonable industry practices. The new rule is being challenged in federal court and has been stayed pending judicial review. On July 1, 2004, the EPA granted reconsideration of the rule and sought public comment. On June 6, 2005, after evaluating the comments received during this reconsideration process, the EPA announced that it has decided not to change any aspect of the rule as it was originally issued in 2003.

     In 2000, the State of New York issued a NOV to the previous owner of the Lovett facility alleging NSRR violations associated with the operation of that plant prior to its acquisition by Mirant Lovett. On June 11, 2003, Mirant New York, Mirant Lovett and the State of New York entered into a consent decree that released Mirant Lovett from all potential liability for matters addressed in the NOV previously issued by the State to the prior owner. The consent decree also released Mirant Lovett for any other potential violation of NSRR or related New York air laws prior to and through the date of entry of the consent decree by the court.

     Under the decree, Mirant Lovett committed to install on Lovett's two coal-fired units by 2007 through 2008: (1) emission control technology consisting of selective catalytic reduction technology to reduce NOx emissions,
(2) alkaline in-duct injection technology to reduce SO(2) emissions, and (3) a baghouse. The cost of the emission controls prescribed by the consent decree will exceed $100,000,000. The consent decree allows Mirant Lovett to shut down or convert one of the units to burning natural gas only rather than install the prescribed emission controls on the unit. For one of the units, Mirant Lovett also has the option to convert the unit to operate exclusively as a gas fired boiler and limit the hours of operation rather than install the prescribed emission controls.

     2. THE INTERNATIONAL BUSINESS

     Through various subsidiaries, Mirant owns or controls, under operating agreements, various generation, transmission and distribution operations in the Philippines and the Caribbean. None of these international subsidiaries are in bankruptcy. The following international interests or properties were owned or leased as of March 1, 2005:

                                                                                     MIRANT'S %              NET EQUITY
                                                                                     LEASEHOLD/              INTEREST/
                                                                                     OWNERSHIP    TOTAL MW    LEASE IN
POWER GENERATION BUSINESS  LOCATION         PLANT TYPE              PRIMARY FUEL      INTEREST     (NET)      TOTAL MW
-------------------------  --------         ----------              ------------     ----------   --------   ----------
PHILIPPINES:
Sual...................    Sual,            Baseload                Coal                94.9       1,218       1,155
                           Pangasinan
Pagbilao...............    Pagbilao,        Baseload                Coal                95.7         735         704
                           Quezon
Navotas II(a)..........    Manila           Standby                 Diesel               100          95          95
Mindoro................    Pinamalayan,     Peaking/Intermediate/   Heavy Fuel Oil        50           6           3
                           Oriental         Baseload
                           Mindoro
Ilijan.................    Batangas         Baseload                Natural Gas           20       1,200         240
Nabas(b)...............    Nabas, Aklan     Baseload                Oil                   50          11           6
New Washington(b)......    New              Baseload                Oil                   50           5           2
                           Washington,
                           Aklan
Sangi..................    Toledo, Cebu     Baseload/Peaking/       Coal/Oil              50          75          38
                                            Standby
Carmen.................    Toledo, Cebu     Peaking/Standby         Heavy Fuel Oil        50          37          19
Panay..................    Iloilo City,     Peaking/Intermediate/   Oil                   50          71          35
                           Panay            Baseload
Avon River.............    Iloilo City,     Peaking/Intermediate/   Oil                   50          18           9
                           Panay            Baseload
                                                                                                   -----       -----
  Subtotal.............                                                                            3,471       2,306
                                                                                                   -----       -----
CARIBBEAN:
Grand Bahama Power.....    Bahamas          Peaking/Intermediate/   Oil                 55.4         133          74
                                            Baseload
PowerGen...............    Trinidad &       Intermediate/Peaking/   Natural Gas           39       1,157         451
                           Tobago           Baseload
JPS....................    Jamaica          Intermediate/Baseload/  Oil/Hydro             80         600         480
                                            Peaking
CUC....................    Netherlands      Baseload/Peaking        Pitch/Refinery      25.5         133          34
                           Antilles                                 Gas
                                                                                                   -----       -----
  Subtotal.............                                                                            2,023       1,039
                                                                                                   -----       -----
INTERNATIONAL TOTAL....                                                                            5,494       3,345
                                                                                                   -----       -----

---------------

(a)  The Navotas II facility was transferred to NPC on August 1, 2005.

(b) The Nabas and New Washington facilities are scheduled to become operational in late 2005. The actual net MWs for these facilities will be adjusted after plant start-up.

          A. PHILIPPINES

             I. OVERVIEW

     Currently, Mirant, indirectly through its Philippine subsidiaries, has ownership, leasehold or similar interests in ten generating facilities in the Philippines. As of March 1, 2005, the net ownership interest of Mirant in the generating capacity of these facilities was approximately 2,300 MW. Over 80% of the generation capacity of the Philippines facilities is sold under long-term energy conversion agreements with the NPC. NPC acts as both the fuel supplier and the energy off-taker under the energy conversion agreements for the Pagbilao, Sual, Navotas II and Ilijan facilities. NPC procures all of the fuel necessary for generation under an energy conversion agreement, at no cost to the respective subsidiary or associate, and has substantially all fuel risks and fuel related obligations other than those relating to the fuel burning efficiency of the facility. In addition to the energy conversion agreements with NPC, the respective Sual and Pagbilao subsidiaries have joint marketing agreements with NPC for excess capacity of 218 MW and 35 MW, respectively. Currently, electricity from the excess capacity of the Sual facility is provided to select markets such as economic zones, industries and private electric distribution companies and cooperatives.

     Under the energy conversion agreements, the respective subsidiaries receive both fixed capacity fees and variable energy fees. Currently, approximately 90% of the revenues with respect to Mirant's Philippine operations come from fixed capacity charges under long-term contracts that are paid without regard to the dispatch level of the facility. Nearly all of the capacity fees are denominated in U.S. dollars. Energy fees have both U.S. dollar and Philippine peso components that are indexed to inflation. The majority of the obligations of NPC under the energy conversion agreements are guaranteed by the full faith and credit of the Philippine government. The energy conversion agreements are executed under the Philippine government's build-operate-transfer program. At the end of the term of each energy conversion agreement, the facility is to be transferred to NPC, free from any lien or payment of compensation. The energy conversion agreement for the Navotas II facility expired on July 31, 2005 and the facility was transferred to NPC on August 1, 2005. The energy conversion agreements for the Sual, Pagbilao and Ilijan facilities expire in October 2024, August 2025 and January 2022, respectively.

     The larger of the projects in the Philippines have been granted preferred or pioneer status that, among other things, has qualified them for income tax holiday incentives of three to six years. The income tax holiday incentive expired in June 2002 for the Pagbilao facility and will expire in October 2005 and January 2008 for the Sual facility and Ilijan facility, respectively.

     As part of its revenue enhancement program, the Philippine government has enacted certain changes to its existing tax law. The new law retains the value added tax ("VAT")at 10% but lifts current exemptions of power and petroleum companies from the VAT. The law also gives the President of the Philippines the authority to increase the VAT to 12% under certain conditions beginning January 1, 2006. Furthermore, the law raises the corporate tax rate from its current level of 32% to 35% up to December 31, 2008 and reduces it to 30% effective January 1, 2009.

     On September 1, 2005, the Court issued a decision upholding the constitutionality of the new VAT law. The Court, however, said that the government cannot implement the law until the temporary restraining order it issued on July 1, 2005 is lifted upon the decision's becoming final.

     In addition, the Congress of the Philippines convened its regular legislative session on July 25, 2005. The Senate Committee on Energy may continue hearings concerning the effects of independent power producers, including Mirant Philippines, on the financial condition of the NPC. If such hearings were to occur, their outcome and effect on Mirant's contracts with the NPC cannot now be determined.

     Mirant Philippines' energy conversion agreements with the NPC provide "change in law protection" and the Republic of the Philippines has issued performance undertakings to guarantee performance of the NPC's obligations under its energy conversion agreements. While Mirant believes that it maintains adequate contractual rights and governmental assurances to prevent any adverse financial impact to operations resulting from the new tax law, its ultimate effect cannot be determined at this time.

             II. DEREGULATION AND PRIVATIZATION

     In June 2001, the Philippine Congress approved and passed into law the Electric Power Industry Reform Act ("EPIRA"), providing the mandate and the framework to introduce competition in the Philippine electricity market. EPIRA also provides for the privatization of the assets of NPC, including its generation and transmission assets, as well as its contracts with independent power producers ("IPPs"). The deregulation of the Philippine electricity industry and the privatization of NPC have been long anticipated, and EPIRA is not expected to have a material impact on the existing Philippine assets and operations of Mirant.

     EPIRA provides that competition in the retail supply of electricity and open access to the transmission and distribution systems would occur within three years from its effective date. Prior to June 2002, concerned government agencies were to establish a wholesale electricity spot market, ensure the unbundling of transmission and distribution wheeling rates and remove existing cross-subsidies provided by industrial and commercial users to residential customers. As of December 2004, most of these changes have started but are considerably behind the schedule set by the Philippine Department of Energy.

     Under EPIRA, NPC's generation assets are to be sold through transparent, competitive public bidding, while all transmission assets are to be transferred to the Transmission Company, initially a government-owned entity that is to eventually be privatized. The privatization of these NPC assets has been delayed and is considerably behind the schedule set by the Philippine Department of Energy.

     EPIRA also created the Power Sector Assets and Liabilities Management Corporation ("PSALM"), which is to accept transfers of all assets and assume all outstanding obligations of NPC, including its obligations to IPPs. One of PSALM's responsibilities is to manage these contracts with IPPs after NPC's privatization. PSALM also is responsible for privatizing at least 70% of all the transferred generating assets and IPP contracts no later than three years from the effective date of the law. As of December 2004, the work related to the planned privatization has commenced but is considerably behind schedule.

     Consistent with the announced policy of the Philippine government, EPIRA contemplates continued payments of NPC's obligations under its energy conversion agreements. The energy conversion agreements of Mirant's Philippine subsidiaries are not assignable without consent. Mirant Philippines is in continuing discussions with NPC and PSALM on a proposal to add PSALM as an additional obligor under its existing IPP contracts. Additionally, the Philippines issued performance undertakings to guarantee the performance of NPC's obligations under the energy conversion agreements.

             III. PHILIPPINES IPP CONTRACT REVIEW

     Pursuant to EPIRA, a governmental inter-agency committee reviewed all IPP contracts and reported that some contracts had legal or financial issues requiring further review or action, including contracts with Mirant subsidiaries. Subsequently, Mirant Philippines, NPC, PSALM, the Department of Energy and the Department of Justice entered into a letter of agreement establishing a general framework (the "General Framework Agreement") for resolving all outstanding issues raised by the committee about IPP contracts with Mirant subsidiaries.

     In March 2003, the conditions precedent for the Sual and the Pagbilao components of the General Framework Agreement were satisfied and the implementation agreements relating to both became effective. As a result of the General Framework Agreement, the original energy conversion agreements for the Sual and the Pagbilao facilities remain intact and are reaffirmed with no resultant material financial impact.

          B. CARIBBEAN

             I. GRAND BAHAMA POWER

     Mirant owns a 55.4% interest in Grand Bahama Power, an integrated electric utility company that generates, transmits, distributes and sells electricity on Grand Bahama Island. Grand Bahama Power has the exclusive right and obligation to supply electric power to the residential, commercial and industrial customers on Grand Bahama Island. Grand Bahama Power's rates are approved by the Grand Bahama Port Authority.

             II. POWERGEN

     Mirant owns a 39% interest in PowerGen, a power generation company that owns and operates three plants located on the island of Trinidad. The electricity produced by PowerGen is provided to the T&TEC, the state-owned transmission and distribution monopoly, which serves approximately 347,000 customers on the islands of Trinidad and Tobago and holds a 51% interest in PowerGen. PowerGen has a power purchase agreement for approximately 820 MW of capacity and spinning reserve with the T&TEC, which expires in

2009 and is guaranteed by the government of Trinidad and Tobago. Under this contract, the fuel is provided by the T&TEC.

     In response to a September 3, 2004 request for proposals issued by National Gas Company of Trinidad and Tobago Limited ("NGC"), on November 30, 2004, PowerGen submitted a bid to build new generation and provide electric generation capacity under a long-term power purchase agreement to National Energy Corporation ("NEC") and T&TEC. The request for proposals contemplates a need for between 200 MW and 250 MW for T&TEC and possibly a further need of between 400 MW and 540 MW for NEC with commercial operations dates between the third quarter of 2006 and March 2008. PowerGen will likely have a definitive resolution to this bid by year end 2005. The capital expenditures, revenues and costs associated with this potential new generation project are not included in the Projections.

             III. JPS

     Mirant owns an 80% interest in JPS, a fully integrated electric utility company that generates, transmits, distributes and sells electricity on the island of Jamaica. JPS operates under a 20-year All-Island Electric License that expires in 2021 and provides JPS with the exclusive right to sell power in Jamaica. JPS has net installed generation capacity of 600 MW, and it purchases an additional 146 MW of firm capacity from three IPPs under long-term purchase agreements and additional energy from a 20 MW wind farm on an as-available basis. JPS supplies electric power to approximately 540,000 residential, commercial and industrial customers in Jamaica. JPS is regulated by the Office of Utilities and Regulation under a price cap model with rate cases held every five years and with interim adjustments indexed to inflation, foreign exchange and fuel movements.

             IV. CUC

     Mirant owns a 25.5% interest in CUC at the Isla Refinery in Curacao, Netherlands Antilles. The 133 MW facility provides electricity, steam, desalinated water and compressed air to the refinery, and up to 45 MW of electricity to the Curacao national grid.

             V. AQUALECTRA

     Mirant owns a $40,000,000 convertible preferred equity interest in Aqualectra, an integrated water and electric company in Curacao, Netherlands Antilles, which is owned and operated by the government. Aqualectra has electric generating capacity of 235 MW and drinking water production capability of 69,000 cubic meters per day. Aqualectra serves approximately 65,000 electricity and water customers. Mirant receives 16.75% preferred dividends on its $40,000,000 investment on a quarterly basis. Aqualectra has a call option and Mirant has a put option, both of which became exercisable for the three-year period beginning December 19, 2004. Mirant also has an option to convert its convertible preferred equity interest in Aqualectra to common shares during the same three-year period.

          C. ENVIRONMENTAL REGULATION

     Some of the international operations of Mirant are subject to comprehensive environmental regulation similar to that in the United States and these regulations are expected to become more stringent in the future. Additionally, other countries in which subsidiaries of the Debtors have operations, such as Trinidad and Tobago and Jamaica, are developing increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality, noise and solid waste management.

     Over the past several years, federal, state and foreign governments and international organizations have debated the issue of global climate change and policies regarding the regulation of greenhouse gases ("GHGs"), one of which is CO(2) emitted from the combustion of fossil fuels by sources such as vehicles and power plants. Recently, the European Union and certain developed countries ratified the Kyoto Protocol, an international treaty regulating GHGs, and it became effective on February 16, 2005. The current U.S. administration is opposed to the treaty and the United States has not ratified, and is not expected to ratify, the treaty. Therefore, the treaty does not bind the United States. None of the countries in which the Debtors or their subsidiaries presently own or operate power plants has any binding obligations under the treaty. The Commonwealth of Massachusetts has promulgated CO(2) emission standards for certain power plants, as discussed above in "General Information -- The North American Business -- Regulatory Environment -- Environmental Regulation -- Air Emissions Regulation".

B.  EMPLOYEES

     At December 31, 2004, Mirant's corporate offices and majority-owned or controlled subsidiaries employed approximately 4,700 persons. This number includes approximately 550 employees in the corporate and North America headquarters in Atlanta, approximately 1,350 employees at operating facilities in the United States and approximately 2,800 international employees. Substantially all of the Debtors' U.S. employees are employed centrally at Mirant Services.

     Approximately 900 of the domestic employees are subject to collective bargaining agreements with one of the following unions: the International Brotherhood of Electrical Workers, the Utilities Workers of America or the United Steel Workers.

     Approximately 1,800 employees in international business units belong to unions. These unions include: in Jamaica, the Jamaica Public Service Managers' Association, the Union of Clerical, Administrative and Supervisory Employees, the National Workers' Union and the Bustamante Industrial Trade Union; in Grand Bahama, the Bahamas Industrial Engineers, Managerial and Supervisory Union and the Commonwealth Electrical Workers Union; in Trinidad, the Oilfield Workers' Trade Union and Senior Staff Association; and in Curacao, the Petroleum Workers' Federation of Curacao.

     Mirant provides compensation and benefits consistent with competitive practices, enabling the attraction, retention, and motivation of qualified employees. Mirant's compensation philosophy endeavors to create linkage between pay and the achievement of strategic, financial, and individual goals, as well as the creation of long-term value.

C.  EXISTING FINANCING TRANSACTIONS OF THE DEBTORS

     1. MIRANT

          A. MIRANT CREDIT FACILITIES

     Prior to the Petition Date, Mirant maintained three corporate credit facilities. The facilities included: (i) a $1,125,000,000 364-day senior unsecured revolving credit facility for general corporate purposes, that was converted into a term loan facility that matured in July 2003 (the "Mirant 364-Day Revolver"), (ii) a $1,125,000,000 four-year senior unsecured revolving credit facility for general corporate purposes, that was to mature in July 2005 (the "Mirant 4-Year Revolver"), and (iii) a $450,000,000 five-year senior unsecured revolving credit facility for general corporate purposes, that matured in April 2004 (the "Mirant "C" Facility").

          B. MIRANT DEBT SECURITIES

     As set forth on the Schedules, Mirant issued the following senior unsecured debt securities: (i) $200,000,000 of 7.4% Senior Notes due 2004, (ii) $500,000,000 of 7.9% Senior Notes due 2009, (iii) $750,000,000 of 2.5%
Convertible Senior Debentures due June 2021, but subject to put options in June of 2004, 2006, 2011 and 2016, and (iv) $370,000,000 of 5.75% Convertible Senior
Notes due July 2007 (collectively, the "Mirant Notes"). In addition, Mirant Corporation issued $356,000,000 of 6 1/4% Junior Convertible Subordinated Debentures, Series A due 2030 (the "Subordinated Notes"), to Mirant Trust I. The Subordinated Notes are unsecured obligations of Mirant that are junior to Mirant's senior debt, which includes the Mirant Notes, the Mirant 364-Day Revolver, the Mirant 4-Year Revolver and the Mirant "C" Facility.

          C. MIRANT TRUST I CONVERTIBLE TRUST PREFERRED SECURITIES

     Mirant Trust I, a Delaware business trust, issued $345,000,000 of 6 1/4% Convertible Trust Preferred Securities, Series A (the "Trust Preferred Securities"), the proceeds of which were used to purchase the Subordinated Notes. The Trust Preferred Securities had substantially the same financial terms as the Subordinated Notes. The Trust Preferred Securities contain the right of the holder to convert the Trust Preferred Securities into common stock of Mirant at any time after October 2, 2001 at a conversion rate equal to a conversion price of $27.50 per share. Because these Trust Preferred Securities are not direct obligations of Mirant, they are not addressed specifically as part of the Plan. As discussed above, Mirant Trust I has agreed that the Subordinated Notes, the principal and interest on which are pledged to the payment of the Trust Preferred Securities, are subordinated to certain senior indebtedness of Mirant, including indebtedness under certain credit facilities and debt securities of Mirant. In the absence of a settlement and compromise, the Subordinated Notes and consequently the Trust Preferred Securities, would be contractually entitled to retain its recovery only if such contractually senior indebtedness is paid in full.

     2. MAEM

     As of the Petition Date, MAEM was party to the Commodity Prepay Facility with Scarlett Resource Merchants, LLC and HVB Risk Management. Pursuant to the Commodity Prepay Facility, MAEM received $217,000,000, which was the discounted present value of the notional value of future deliveries of natural gas (10% of such deliveries were scheduled for each of October 2002 and October 2003, and 80% for October 2004). The Commodity Prepay Facility had a 15% collar on the notional natural gas price and was to settle financially. The Commodity Prepay Facility also included a swap transaction with HVB Risk Management as the fixed price payor at the same prices and amounts as the forward sale. Mirant guaranteed the obligations of MAEM under the Commodity Prepay Facility.

     3. MIRANT AMERICAS DEVELOPMENT CAPITAL, LLC

     As of the Petition Date, MADCI was party to an Equipment Warehouse Facility. The Equipment Warehouse Facility initially consisted of a $700,000,000 "true-funding" tranche and a $1,100,000,000 "treasury-backed" tranche. Pursuant to the transaction, MC Equipment Revolver Statutory Trust (the "MC Trust Lessor") was established for the purpose of owning certain gas turbines, steam turbines, heat recovery generators and other equipment (the "Turbine Facility Equipment"). The Equipment Warehouse Facility provided that, upon completion of the Turbine Facility Equipment, MADCI could purchase the Turbine Facility Equipment or the MC Trust Lessor would lease the Turbine Facility Equipment to MADCI under a master triple-net lease (the "Triple-Net Lease"). The transaction was structured to provide that the equipment would be added to the Triple-Net Lease on the date of its completion and delivery, and the lease term with respect to such equipment would commence on such date and would expire seven and one half years from the closing. The lease was intended to qualify as an operating lease for MADCI.

     The Equipment Warehouse Facility provided for the MC Trust Lessor to fund the acquisition of the Turbine Facility Equipment by issuing: (a) Series A1 and A2 Notes (collectively, the "A-Notes") and Series B1 and B2 Notes (collectively, the "B-Notes"), and (b) Series C1 and C2 certificates (collectively, the "Certificates") in respect of the investments in the MC Trust Lessor (in an amount equal to approximately 3% of equipment cost). The $700,000,000 "true funding" tranche was to be funded with Series A1 and B1 Notes and C1 Certificates. The $1,100,000,000 "treasury-backed" tranche was to be funded with Series A2 and B2 Notes and C2 Certificates, which were to be collateralized by a posting of collateral in an amount of 105% of amounts outstanding thereunder in the form of cash or short-term United States treasury securities acceptable to the MC Trust Lessor and the holders thereof as and when drawn. The commitment to fund the "true-funding" tranche was reduced to $500,000,000 on December 20, 2002 and further reduced to $231,000,000 on May 29, 2003. The commitment to fund the "treasury-backed" tranche was terminated on April 18, 2003. At the Petition Date, the amount outstanding under the Series A1 Notes, the Series B1 Notes and the Series C1 Certificates was $214,000,000, of which approximately $192,000,000 was recourse to Mirant pursuant to its guarantee of certain obligations of MADCI. The obligations of Mirant under the guarantee were senior unsecured obligations of Mirant.

     The holders of each of the A-Notes, B-Notes and Certificates assert that the claims against MADCI are fully recourse to Mirant in their entirety.

     4. WEST GEORGIA

     West Georgia is party to a senior secured term loan facility which, as of the Petition Date, had a principal balance of $139,500,000. The facility had an initial maturity date of December 1, 2003 and, if not repaid at such time, the facility was deemed refinanced and the remaining amounts were to be repaid with cash available after maintenance and operating expenses, with the final maturity date of June 1, 2009.

     5. MAG

          A. MAG CREDIT FACILITIES

     Prior to the Petition Date, MAG maintained two corporate credit facilities:
(i) a $250,000,000 senior unsecured revolving credit facility that matured in October 2004, and (ii) a $50,000,000 senior unsecured revolving credit facility that matured in October 2004.

          B. MAG DEBT SECURITIES

     As set forth on the Schedules, MAG issued the following senior unsecured debt securities: (i) $500,000,000 of 7.625% Senior Notes due 2006; (ii) $300,000,000 of 7.20% Senior Notes due 2008; (iii) $850,000,000 of 8.30% Senior
Notes due 2011; (iv) $450,000,000 of 8.50% Senior Notes due 2021, and (v)
$400,000,000 of 9.125% Senior Notes due 2031.

     6. MIRMA

     MIRMA is named as the "Facility Lessee" under, and as defined in, eleven separate facility lease agreements (the "MIRMA Leases"), four of which pertain to the four undivided interests created in the Dickerson Power Station and seven of which pertain to the seven undivided interests created in the Morgantown Power Station (together with the Dickerson Power Station, the "Facilities"). The eleven "Owner Lessors" under, and as defined in, the separate MIRMA Leases issued promissory notes (the "Lessor Notes") which were acquired by three "Pass Through Trusts" which raised the funds needed to acquire the Lessor Notes through sales of three series of "Pass-Through Certificates" issued by MIRMA:
(a) $454,000,000 in 8.625% Series A Pass-Through Certificates; (b) $435,000,000
in 9.125% Series B Pass-Through Certificates, and (c) $335,000,000 in 10.060% Series C Pass-Through Certificates. The monies raised by the Owner Lessors in selling the Lessor Notes to the Pass Through Trusts were used to fund approximately 80% of the purchase price for the purchase from Pepco of the Facilities. The payment obligations under the MIRMA Leases ("Rent") are unsecured and exclusive obligations of MIRMA. The obligations of the Owner Lessors under the Lessor Notes are secured by the MIRMA Leases, the Rents payable by MIRMA thereunder, and certain other assets, including the Facilities. Concurrently with the execution of the MIRMA Leases, approximately 200 other agreements were executed, including a capital contribution agreement between MIRMA and Mirant dated as of December 19, 2000, (the "Capital Contribution Agreement") as to which the Owner Lessors and the trustee of the Pass Through Trusts (among others) are intended third party beneficiaries. As required under the Capital Contribution Agreement, Mirant agreed to contribute cash received from Mirant's subsidiaries, Mirant Peaker and Mirant Potomac, to MIRMA. See also "Material Claims, Litigation and Investigations -- Disputed Claims with Associated Estate Causes of Action -- MIRMA Leases/Litigation."

D.  HISTORY OF MIRANT CORPORATION AND EVENTS PRECIPITATING THE CHAPTER 11 CASES

     1. FORMATION, INITIAL PUBLIC OFFERING AND SPIN-OFF(1)

     Mirant was incorporated in Delaware on April 20, 1993 as SEI Holdings, Inc. From the date of its incorporation until September 27, 2000, Mirant was a wholly owned subsidiary of Southern. Mirant was later spun-off from Southern as an independent, publicly traded company. This transition was accomplished in two steps. First, Mirant issued approximately 20% of its stock to the public in an initial public offering on October 3, 2000 (the "IPO"). Second, Southern "spun off" the remaining 80% of Mirant's stock as a tax-free stock dividend to its shareholders on April 2, 2001 (the "Spin-Off"). At the same time that preparations were underway for the IPO and Spin-Off, Mirant was also in the process of negotiating (and implementing) a $5,050,000,000 transaction with Pepco, involving a $2,650,000,000 asset acquisition (plus approximately

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.

$2,400,000,000 in future contract performance liabilities) from Pepco. Until its delisting in July 2003, the common stock of Mirant was listed and traded on the New York Stock Exchange.

     Mirant investigated potential claims and causes of action in connection with the separation of the companies, including the IPO and Spin-Off, and subsequently filed a complaint against Southern challenging certain of the transactions described herein, including the characterization of certain intercompany loans as debt, as opposed to equity. A description of this investigation and complaint is contained in "Material Claims, Litigation and Investigations -- Disputed Claims With Associated Estate Causes of
Action -- Southern Company Investigation/Litigation." In addition, Mirant has filed a complaint against Pepco asserting that the transaction with Pepco constituted an avoidable fraudulent transfer. A description of the complaint is contained in "Material Claims, Litigation and Investigations -- Disputed Claims with Associated Estate Causes of Action -- Pepco Litigation."

          A. SEPARATION AGREEMENTS

     In connection with the IPO and Spin-Off, Mirant and Southern entered into a number of separation agreements, including: (i) a master separation and distribution agreement; (ii) transitional services agreements (the "Transitional Service Agreements"); (iii) an indemnification and insurance matters agreement;
(iv) a technology and intellectual property ownership and license agreement; (v) a confidential disclosure agreement; (vi) an employee matters agreement; (vii) a tax indemnification agreement (the "Tax Indemnification Agreement"); and (viii) agreements providing for the transfer of two Mirant subsidiaries, SE Finance Capital Corporation ("SE Finance"), a leasing subsidiary, and Southern Company Capital Funding, Inc ("Capital Funding") to Southern. The Transitional Services Agreements were with Southern Company Services, Inc. ("SCS") and various operating subsidiaries of Southern. These agreements generally provided for a fee equal to the greater of the cost (including actual direct and indirect costs) of providing the services or the market value for such services. During 2001, SCS provided primarily administrative services to Mirant at cost. During 2000, SCS and various of Southern's operating subsidiaries provided the following services to Mirant at cost: general engineering, design engineering, accounting and budgeting, business promotion and public relations, systems and procedures, training, and administrative and financial services. Such costs amounted to approximately $21,000,000 in 2000 and $4,000,000 in 2001. Included in these costs were both directly-incurred costs and allocated costs prior to Mirant's separation from Southern. The allocated costs related to SCS's corporate general and administrative overhead were approximately $7,000,000 in 2000 and less than $1,000,000 in 2001.

     Until the distribution of the Mirant shares pursuant to the Spin-Off, these agreements, including the pricing of services provided to Mirant by Southern, were subject to the jurisdiction of the SEC pursuant to the provisions of PUHCA.

          B. PAYMENT OF CASH DIVIDENDS TO SOUTHERN PRIOR TO THE IPO

     On May 24, 2000, Mirant's board of directors approved a cash dividend of $450,000,000, and on June 22, 2000, it approved an additional cash dividend of $53,000,000. Mirant's payment of the $503,000,000 in cash dividends was funded by short-term borrowing. On May 16, 2000, Mirant's board of directors approved a corporate credit facility of up to $1,250,000,000. Thereafter, Mirant entered into a revolving credit agreement with Bank of America, as agent, with commitments totaling $550,000,000. In June of 2000, this facility was syndicated among a group of lending banks and increased to $1,000,000,000, to be used for general corporate purposes. Mirant used the proceeds from the IPO and the sale of the Trust Preferred Securities by Mirant Trust I to repay $900,000,000 of short-term debt from credit lines and $581,000,000 of commercial paper. This amount included $503,000,000 of short-term debt and commercial paper obligations that were incurred to pay the May 24 and June 22 dividends to Southern. As a result of the stock offering, Southern recorded a $560,000,000 increase in paid in capital with no gain or loss being recognized.

          C. TRANSFER OF TWO MIRANT SUBSIDIARIES TO SOUTHERN

     In conjunction with the IPO and Spin-Off, Mirant transferred SE Finance and Capital Funding, two of its subsidiaries, to Southern. The transfer was effectuated by means of a redemption of a single share of Mirant's Series B preferred stock that Mirant issued to Southern on August 30, 2000, and redeemed on

March 5, 2001, in exchange for the transfer of the subsidiaries. The issuance of the preferred share to Southern on August 30 was accounted for as a non-cash transaction at the book value of the subsidiaries, resulting in a reduction of shareholders' equity during 2000. No gain or loss to Mirant was recognized as a result of the disposition of these subsidiaries because the transfer was accounted for at book value. To implement this transaction, following the IPO and prior to the Spin-Off from Southern, Mirant formed a joint venture corporation with Southern Company Energy Solutions, Inc. ("SCES"), a wholly owned subsidiary of Southern. Mirant then contributed the stock of SE Finance and Capital Funding to this venture in return for 80% of the stock; SCES, in turn, contributed its energy services assets to a limited liability company owned by the venture in exchange for a 20% interest in the venture. In March of 2001, prior to the Spin-Off, Mirant redeemed the single share of preferred stock it had issued to Southern in exchange for Mirant's interest in the subsidiaries. Following the transfer, Southern assumed responsibility for all obligations of SE Finance and Capital Funding.

          D. CAPITAL CONTRIBUTIONS FROM SOUTHERN TO MIRANT AND INTERCOMPANY
     LOANS

     From January 1, 1997 through March 31, 2000, Mirant's financing activities provided Cash in the amount of approximately $6,346,000,000. This amount included, among other things, $3,985,000,000 of proceeds from the issuance of short-term and long-term debt (net of repayments) and $2,029,000,000 in capital contributions from Southern. In addition, prior to the IPO, Mirant periodically borrowed funds from Southern to finance acquisitions and for working capital needs. Mirant paid interest on intercompany loans based upon Southern's short-term borrowing rate. As of December 31, 1999, all amounts due from Mirant to Southern with respect to intercompany loans had been repaid, and no further sums were borrowed after that time. Accordingly, as of the IPO date, there were no intercompany loans outstanding between Southern and Mirant.

     2. FINANCIAL CRISIS IN THE U.S. POWER INDUSTRY

     In the summer and fall of 2000, significant volatility existed in the California wholesale electricity markets. This wholesale market volatility combined with fixed retail prices substantially impaired the ability of PG&E and Southern California Edison Company ("SCE") to meet obligations owed to many power generators, including certain of the Debtors. As a result, the Cal PX and PG&E each filed petitions for relief under chapter 11 of the Bankruptcy Code in 2001. In addition, SCE issued a moratorium on all payments to various power generators. As of September 30, 2004, MAEM had outstanding receivables for power sales made in 2000 and 2001 in California totaling between $283,000,000 and $319,900,000, although these amounts are still subject to dispute. These receivables were assigned by MAEM to PG&E, SCE and certain other California parties in 2005 as part of the California Settlement. See "The Chapter 11
Cases -- California Settlement" for further details.

     In addition, certain of the Debtors were named as defendants in a number of lawsuits and were the subject of a number of investigations arising out of the California utility crisis. Specifically, investigations and litigation commenced by FERC, the Attorney General of the State of California, California public utilities and various other public and private interests, beginning in late 2001: (a) questioned the efficacy of the California power markets; (b) challenged the right of energy marketers, including certain of the Debtors, to receive and hold payment for energy deliveries in 2000 and 2001, and (c) sought affirmative remedies against participants in the market, including the Debtors.

     On December 2, 2001, Enron and certain of its affiliates filed petitions for relief under chapter 11 (the "Enron Bankruptcy") in the United States Bankruptcy Court for the Southern District of New York (the "Enron Bankruptcy Court"). Enron, at the time of its chapter 11 filings, was the world's largest energy trader. The collapse of Enron had the following notable implications for the Debtors. First, it eliminated liquidity in certain energy-related markets where the Debtors had actively participated. Second, the energy industry as a whole became more transparent to the capital markets, credit ratings agencies and state and federal regulators, and adversely affected the Debtors' credit capacity, liquidity and prospects.

     3. CREDIT RATING DOWNGRADES, FINANCING ISSUES AND ACCOUNTING ISSUES

     On December 19, 2001, Moody's Investor Services ("Moody's") unexpectedly downgraded the credit ratings of Mirant, MAG and MAEM to below investment grade. Immediately following the downgrades,

Mirant executed an "overnight" sale of 60,000,000 shares of common stock. The net proceeds were approximately $759,000,000. As a result of the Moody's downgrade, counterparties began exercising collateral and margin call rights. As a result of the increased collateral requirements, the significant indebtedness of the Debtors and the changing market conditions, including constrained access to capital, the Debtors adopted a plan to restructure their business operations in March 2002 by exiting certain activities (including the European trading and marketing business), canceling and suspending planned power plant developments, closing business development offices and severing employees. The Debtors modified the Mirant business strategy to concentrate on two principal operating segments, the North America segment, consisting of the North American generation and commodity trading operations managed as a combined business, and the international segment, consisting of a power generation business in the Philippines and power generation and integrated utility businesses in the Caribbean. The Debtors determined to focus in the following areas: (a) the development, construction, ownership and operation of power plants; (b) the ownership of electric utilities with generation transmission and distribution capabilities and electricity distribution companies; (c) the use of the risk management capabilities of the Debtors to optimize the value of their generating and gas assets and offer risk management services to others; (d) the marketing and trading of energy and energy-linked commodities, including electricity, gas, coal, oil, weather derivatives and emission allowances; and (e) the development of unique energy solutions to help customers improve their businesses. As a result of the restructuring, Mirant recorded restructuring charges in 2002 of $600,000,000 and asset impairment charges of $373,000,000 for costs relating to certain turbine purchases and development projects that were to be cancelled, sold, abandoned or placed in storage. Notwithstanding the reduced scope of the Debtors' business, the Debtors continued to have significant liquidity and capital needs as a result of ongoing collateral demands, existing equipment purchase and construction commitments, and maturing indebtedness.

     During this period, the financial markets were largely unavailable to meet the liquidity and capital needs of the Debtors. Although in July 2002, Mirant successfully issued $370,000,000 of convertible senior notes for net proceeds of $361,000,000, it was unable to refinance the Mirant 364-Day Revolver in July 2002 and elected to exercise the "term-out" option to extend the facility as a term loan through July 2003. Similarly, there were other examples in 2002 of the financial markets pulling back from the energy industry and the Debtors. In January 2002, Mirant Asia-Pacific Ventures, Inc., the holding company for Mirant's Asian businesses, was able to refinance only $254,000,000 of its $792,000,000 bank facility and the balance of the repayment had to be funded by Mirant. Throughout 2002, Mirant sought but was unable to complete a construction and term financing for a portfolio of domestic generation projects. After the term-out of the Mirant 364-Day Revolver, the Debtors began evaluating how to address, either with a refinancing transaction and/or asset sales, the July 2003 maturity of the termed out revolver, as well as the April 2004 maturity of the $450,000,000 Mirant five-year senior unsecured revolving credit facility, the July 2004 maturity of $200,000,000 of Mirant Senior Notes, the potential June 2004 put of $750,000,000 of 2.5% Convertible Debentures to Mirant, and the July 2005 maturity of the Mirant 4-Year Revolver.

     In July 2002, Mirant identified and disclosed several accounting errors affecting its previously issued financial statements. In connection with reviewing the accounting errors, the Audit Committee of the board of directors of Mirant engaged the law firm of King & Spalding, LLP ("King & Spalding") to conduct an independent review. The independent review by King & Spalding found no fraudulent conduct by Mirant associated with the previously disclosed accounting issues. The Debtors are unaware of any other party-in-interest that has conducted an investigation who holds a different or contrary view. During an interim review of the second quarter of 2002, Mirant's independent auditors assessed internal controls of the Debtors' North American energy marketing and risk management operations and advised the Debtors that certain deficiencies identified in that review constituted a material control weakness. As a result, in part, of the identified errors and control weakness, Mirant engaged its independent auditors to reaudit its 2000 and 2001 consolidated financial statements, which reaudit was not completed until April 2003. Ultimately, the reaudit resulted in Mirant restating, in April 2003, its 2000 and 2001 consolidated financial statements.

     With the overhang of the 2003 and 2004 refinancing risk, the additional pressures posed by the reaudit and the various litigation matters and investigations then underway, the business environment in which the

Debtors operated in 2002 and early 2003 became increasingly difficult. The significant factors affecting the Debtors in 2002 and early 2003 included:

          - Impairments and adjustments resulting from the combination of external factors discussed above and changes in the strategic focus of the Debtors that reduced the future estimated cash flows and adversely impacted the value of the Assets of the Debtors. In its 2002 consolidated financial statements issued in April 2003, Mirant recognized goodwill impairment charges of $697,000,000; restructuring and long-lived asset impairment charges of $973,000,000; deferred income tax valuation adjustments of $1,088,000,000; provisions for income taxes that were previously unrecognized on accumulated foreign earnings of $468,000,000; and other impairment charges of $467,000,000.

          - In October 2002, Moody's downgraded the credit ratings of Mirant, MAG and MAEM even further below investment grade, and Standard & Poor's downgraded the credit ratings of these entities to below investment grade. The downgrades triggered rights of additional parties to, among other things, demand from the Debtors' collateral and margin in connection with the commodity and financial product trading activity of the Debtors and certain other key vendor and trade relationships. As a result of the increasing collateral requirements, the Debtors began scaling back the scope of their commodity trading activities, primarily physical gas.

          - To reduce outstanding debt and align the business with its strategic focus, the Debtors sold certain European, Chinese and U.S. investments and operations. Net proceeds from sales of assets and minority owned investments in 2002, net of the repayment of related debt, were $1,800,000,000, including $1,100,000,000 in net proceeds from the sale of Mirant's interest in Bewag AG in February 2002.

          - Limited access to capital caused Mirant to draw down its credit facilities and maintain substantially higher cash balances throughout the year, resulting in increased interest expense.

          - Lower power prices and higher natural gas prices resulted in reduced "spark spreads" (the difference between the price at which electricity is sold and the cost of the fuel used to generate it) and lower gross margins in 2002, compared to high spark spreads in 2001 and 2000.

          - Overall market liquidity declined. Trading volumes decreased in forward markets for both power and gas and trading volumes were projected to decline further as market participants continued to exit the trading business.

          - When completed in April 2003, the reaudit of the Debtors' 2001 and 2000 consolidated financial statements resulted in a restatement of such financial statements and the audit opinion from its independent auditors included a going concern qualification.

     4. UNSUCCESSFUL OUT-OF-COURT RESTRUCTURING AND EXCHANGE OFFERS

     Following the conversion of the Mirant 364-Day Revolver in July 2002 to a term loan, the Debtors began to evaluate alternatives to refinance their short-term and medium-term debt maturities. In October 2002, Mirant engaged Blackstone as its financial advisor to help evaluate the financial situation of the Debtors and formulate a financial restructuring plan.

     On June 2, 2003, Mirant made an offer (the "Mirant Exchange Offer") pursuant to an Offering Circular and Disclosure Statement and Solicitation of Acceptances of a Pre-packaged Plan of Reorganization, dated June 2, 2003 (as such document was amended on June 20, 2003, further amended on June 30, 2003 and supplemented on July 9, 2003, the "Offering Circular and Disclosure Statement"). Pursuant to the Offering Circular and Disclosure Statement, Mirant offered to exchange its 7.4% Senior Notes due 2004 and its 2.5% Convertible Debentures due 2021 (collectively, the "Mirant Exchange Offer Securities') for new 8.25% Senior Secured Notes due 2008, cash and warrants to acquire the common stock of Mirant.

     Concurrently therewith, MAG made an offer (the "MAG Exchange Offer" and together with the Mirant Exchange Offer, the "Exchange Offers") to certain of its creditors by way of a separate offering circular pursuant to which it offered to exchange its 7.625% Senior Notes due 2006 for new 8.25% Senior Secured Notes due 2008 and cash.

     On July 14, 2003, Mirant's board of directors determined that the commencement of cases under chapter 11 of the Bankruptcy Code of Mirant and substantially all of its U.S. subsidiaries was the best way to address the Company's financial restructuring issues, maximize the value of Mirant's business enterprise and protect the assets of Mirant and its subsidiaries pending the implementation of restructuring.

                                      VI.

                         CERTAIN AFFILIATE TRANSACTIONS

A.  OVERVIEW

     Since its formation, Mirant has operated its business through various operating subsidiaries and holding companies that carried out certain activities (e.g., trading and marketing through MAEM) or owned and operated specific Assets (i.e., the assets held by MAG and MIRMA and their respective subsidiaries). As part of the business of the Debtors, Mirant and its subsidiaries entered into a variety of intercompany relationships and transactions. The six primary types of intercompany relationships identified are:

PRIMARY INTERCOMPANY RELATIONSHIPS                      MAJOR TRANSACTION TYPES
----------------------------------                      -----------------------
Relationships with MAEM......................   - Fuel purchases
                                                - Power sales
                                                - Administrative services fees and margin
                                                  sharing
                                                - Hedging activities
Relationships with Mirant Services and          - Procurement and services activity,
  MADI.......................................     including:
                                                - Third-party goods and services
                                                - Allocation of corporate overhead
                                                - Payroll and benefits
Capital Support Activity.....................   - Guarantees/make-whole arrangements
                                                - Letters of credit
Intercompany Indebtedness....................   - Cash-sweep arrangement
                                                - Intercompany notes/advances
Dividend/Capital Contribution Activity.......   - Intercompany dividends/distributions
                                                - Capital contributions
Tax Sharing Arrangements.....................   - Tax sharing payments

     The following discussion provides an overview of certain material intercompany relationships and transactions that exist or have occurred between and among the Debtors, and a discussion of certain potential claims and remedies which may be assertable in connection with these intercompany relationships and transactions. As part of the global settlement under the Plan, all Intercompany Claims between the Debtor Groups are to be resolved and not entitled to any Plan Distribution. See "The Chapter 11 Plan -- Settlement of Certain Inter-Debtor Issues -- Creation of Debtor Groups." Administrative Claims between the Mirant Debtors and the MAG Debtors are to be settled in the ordinary course.

B.  MATERIAL INTERCOMPANY TRANSACTIONS AND RELATIONSHIPS AMONG THE DEBTORS

     Although comprised of numerous separate legal entities, the Debtors have operated their business as a single integrated enterprise. As a consequence, the day-to-day operation and financing of the Debtors' business requires numerous intercompany relationships and transactions, giving rise in turn to substantial Intercompany Claims both in terms of amount and number. The Debtors utilize a centralized cash management system. In addition, certain essential functions, such as providing capital, personnel, human resources and administrative functions, and performing commercial activities (procurement of fuel, sale of energy, marketing, plant dispatch, risk management and asset optimization activities), are performed or provided by particular Debtors for the benefit of other members of the enterprise, rather than on an entity-by-entity basis. These roles are discussed in more detail below.

     1. INTERCOMPANY RELATIONSHIPS INVOLVING MIRANT SERVICES

     Mirant Services provides various administrative and other services to the other Debtors pursuant to a series of administrative services agreements. These services include finance, treasury, accounting, legal, procurement and human resources services. Nearly all of the Debtors' domestic personnel are employees of Mirant Services. MADI also provided some administrative services to certain Debtors under similar agreements. Mirant Services pays the state taxes of the Debtors, for which it is reimbursed.

     The Debtors entered into various administrative services agreements to provide for the reimbursement of Mirant Services through the allocation of costs to the other Debtors. From January 1, 1999 to May 1, 2002, the administrative services agreements provided that the other Debtors would reimburse Mirant Services for the actual amount incurred by Mirant Services. Beginning on May 1, 2002, however, new administrative service agreements were entered into pursuant to which a new "fixed charge" allocation method was implemented. Under this system, monthly allocation amounts were calculated (based off of Mirant Services' budgeted expenses) using headcount or assets depending on the expense category. This methodology resulted in approximately 50% of costs being allocated. In January 2004, the Debtors implemented a new overhead allocation system. Under this new system, all costs on Mirant Services' books are allocated to certain other Debtors and non-Debtors.

     2. INTERCOMPANY RELATIONSHIPS INVOLVING MAEM

     As described above in "General Information -- The Businesses of
Mirant -- The North American Business," substantially all of the Debtors conduct their commercial activities through MAEM. In this capacity, MAEM procures fuel and sells output, manages risks, enters into hedging arrangements, and manages emissions accounts for the other Debtors. As a result, MAEM has entered into numerous intercompany transactions and agreements with the other Debtors resulting in significant Intercompany Claims and activity between MAEM and certain of the other Debtors. Of particular note are the following transactions, each of which is described in more detail below: (a) the profit sharing agreements among MAEM, Mirant Delta and Mirant Potrero; (b) the make-whole agreement; and (c) the ECSA arrangements.

          A. PROFIT SHARING AGREEMENTS

     From 1999 to 2001, MAEM and each of Mirant Delta and Mirant Potrero operated under an Energy Services Agreement and, thereafter, a Services and Risk Management Agreement. These agreements were superceded in 2002 by a Power Sale, Fuel Supply and Services Agreement, in which MAEM procured fuel for Mirant Delta and Mirant Potrero and Mirant Delta and Mirant Potrero, in turn, sold energy to MAEM. Under the first two agreements, MAEM shared in the profits of the California energy sales. For instance, Mirant Delta and Mirant Potrero paid MAEM a bonus equal to a specified bonus percentage of the amount by which net market revenues in a year exceeded a threshold amount. The bonus percentage and threshold amount were adjusted during the term of these agreements. Although MAEM has retained its share of certain profits, Mirant Delta and Mirant Potrero have not yet received payment from MAEM for energy sold in November and December of 2000 and January of 2001 because MAEM has not yet received payment from buyers in the California energy markets to which it resold the energy.

          B. MAKE-WHOLE AGREEMENT(1)

     In December 2000, Mirant transferred its rights and obligations under the asset purchase agreement with Pepco with respect to PPAs to be assumed from Pepco and the TPAs to be entered into with Pepco to MAEM. This assignment resulted in MAEM incurring the rights and obligations under the TPAs and the Back-to-Back Agreement. These agreements were out-of-market, thus creating significant liabilities for

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.

MAEM. To offset this liability to MAEM, concurrently with the transfers of these TPAs and the Back-to-Back Agreement to MAEM, MAEM and Mirant entered into a make-whole agreement under which Mirant agreed to pay MAEM the difference between: (i) the market value of the energy products used by MAEM to meet the TPA and the obligations under the Back-to-Back Agreement, and (ii) the price actually received or paid by MAEM, thereby making MAEM whole. In September 2001, MAI assumed the make-whole payment obligations by entering into a make-whole agreement with MAEM after Mirant assigned its obligations to MAI.(1)

          C. ECSA ARRANGEMENTS

     In August 2001, MAEM entered into ECSAs with Mirant Peaker, Mirant Potomac, MIRMA and Mirant Chalk Point, LLC ("Mirant Chalk Point"). The ECSAs were structured to provide favorable pricing to the generating subsidiaries and did not reflect market prices. Due to pricing determined by rates set in the ECSAs and in various hedging arrangements, there was limited exposure of the generating subsidiaries to market fluctuations. This favorable pricing was accounted for as capital contributions to the generating subsidiaries. In May 2003, the ECSAs were cancelled and replaced with Power, Sale, Fuel Supply and Services Agreements with MAEM pursuant to which energy was sold to MAEM at market prices. As a result of the termination of the ECSAs, a capital contribution receivable of approximately $82,300,000, that was previously due to MIRMA and Mirant Chalk Point as a result of the favorable pricing, was reversed on MAG's and MIRMA's books.

     3. CONSOLIDATED CASH MANAGEMENT SYSTEM

     In late 2001, the Debtors implemented a centralized cash management system that provides for the collection, concentration and disbursement of funds among the Debtors. As part of this cash management system, excess cash is automatically swept into Mirant bank accounts on a daily basis. Similarly, if any Debtor requires funds, cash is transferred to such Debtor. To the extent a participating Debtor is a net supplier of funds, such amounts are generally recorded as an unsecured loan to Mirant by such Debtor and, to the extent a Debtor is a net user of funds, such amounts are generally treated as an unsecured loan to such Debtor by Mirant. However, depending on various transaction-specific factors, including any applicable commercial or legal restrictions and tax considerations, funds are also transferred between Debtors as dividends and capital contributions. During the fourth quarter of 2002, the respective subsidiaries of MAG and MIRMA were removed from the Mirant cash management system and any outstanding balances were paid and each of MAG (excluding MIRMA) and MIRMA put in place separate cash management systems with their respective subsidiaries.

     4. CREDIT AND CAPITAL SUPPORT

     Most of the Debtors did not have separate access to third-party capital and financing. Thus, historically, Mirant provided credit and capital support to affiliate Debtors, in the form of guarantees and letters of credit issued by, or pursuant to credit facilities of, Mirant, and in certain limited circumstances, certain subsidiaries of Mirant. The exposure under these guarantees and letters of credit was managed and measured under three categories: trading and marketing, asset support and other. As of June 30, 2003, the following exposures existed on guarantees issued by Mirant, MAI, MAG, MAEM and certain other subsidiaries to or for the benefit of other Mirant subsidiaries (in millions):

GUARANTOR                                               T&M    ASSET   OTHER    TOTAL
---------                                               ----   -----   ------   ------
Mirant................................................  $871   $207    $1,004   $2,082
MAI...................................................    --    303       171      473
MAG...................................................    --     25        --       25
MAEM..................................................     1     --         3        4
TOTAL.................................................  $872   $535    $1,178   $2,584

---------------

(1) Pepco requested modifications to this paragraph that the Debtors find objectionable. For the full text of Pepco's proposed alternative language, see Exhibit E.

     As of June 30, 2003, Mirant had provided letters of credit issued under its credit facilities for the benefit of its subsidiaries in the following amounts (in millions):

SUBSIDIARY                                                     AMOUNT
----------                                                    --------
Mirant Birchwood............................................  $   19.1
MAEM........................................................     584.6
MD Ash Mgmt.................................................       0.2
Mirant......................................................       2.3
Mirant Curacao..............................................      15.2
Mirant Trinidad.............................................       3.7
Mirant Delta................................................       0.0
Mirant Las Vegas............................................      46.3
Mirant Lovett...............................................       4.3
Mirant Oregon...............................................       1.5
Mirant Services.............................................       0.4
Shady Hills Power...........................................      15.0
Mirant DCOM.................................................       0.1
MIRMA.......................................................     102.7
Perryville..................................................      35.0
Mirant Sual.................................................      85.9
Mirant Pagbilao.............................................      83.5
West Georgia................................................      32.2
TOTAL.......................................................  $1,032.0

     As of September 15, 2005, approximately $581,600,000 in principal amount of the foregoing letters of credit had been drawn, and approximately $183,445,000 in principal amount remained outstanding.

     5. DIVIDENDS AND CAPITAL TRANSACTIONS

     As discussed above, the Debtors treated some intercompany transfers as dividends and capital contributions. The aggregate dividends paid by MAG, a Debtor in the MAG Debtor Group, to MAI, a Debtor in the Mirant Debtor Group, for the years ended December 31, 2001 and December 31, 2002 and the 6-month period ended June 30, 2003 were $221,000,000, $797,000,000 and $150,000,000, respectively. In addition, during these same time periods, the capital contributions by MAI to MAG were $38,000,000, $884,000,000 and $2,000,000, respectively. The dividend and capital contribution activity between MAI and MAG during each quarter of the above periods is set forth on Schedule 5-A.

     MAI's ownership of MAG represents the only direct equity interest between the Mirant Debtors and the MAG Debtors. Thus, the above amounts represent the only dividend and capital contribution activity between the two groups during the periods described above. There were also substantial dividends and capital contributions between the Debtors within each of the two Debtor Groups during these periods; however, the Debtors have not prepared an analysis of the dividend and capital contribution activity for each separate Debtor.

     6. INTERCOMPANY LOANS AND ADVANCES

     As discussed above, the Debtors' intercompany funding transactions were generally treated as unsecured loans. In some instances these transactions were evidenced by promissory notes and in other instances these transactions were reflected only on the Debtors' books and records as a receivable and corresponding payable. Schedule 5-B shows the Petition Date amount of intercompany funding which is evidenced by a promissory note. Schedule 5-C shows the Debtors' Petition Date intercompany loans, including those also listed on
Schedule 5-B, on a net basis.

     7. INTERCOMPANY LOANS BY MAG

     In October 1999, MAG obtained approximately $1,450,000,000 of financing from a consortium of banks under three credit facilities. Of this amount, MAG lent approximately $1,320,000,000 to certain of its operating subsidiaries. These amounts were used by the operating subsidiaries to repay intercompany notes owed to Mirant by such subsidiaries which, in certain instances, arose out of the acquisition of certain of the generating facilities by the Debtors. In particular, MAG loaned approximately: (a) $645,000,000 to Mirant California; (b) $138,200,000 to Mirant Bowline; (c) $158,500,000 to Mirant Lovett; (d) $13,300,000 to Mirant NY-Gen; (e) $290,000,000 to Mirant Canal, and (f) $80,000,000 to State Line Energy, which was sold in June 2002.

     In the fourth quarter of 1999, Mirant used a portion of the amounts received from the subsidiaries on account of the intercompany loans to repay $734,000,000 of intercompany loans that Mirant owed to Southern and to pay down short-term borrowings under its commercial paper program. The Debtors are seeking to avoid this repayment as a fraudulent transfer. See "Material Claims, Investigations and Litigation -- Disputed Claims with Associated Estate Courses of Action -- Southern Company Investigation/Litigation."

     8. PURCHASE OF MID-ATLANTIC GENERATION ASSETS(1)

     Certain aspects of the transaction described below, and the resulting commercial relationships, are or have been the subject of litigation between the Debtors and Pepco. This is described in "Material Claims, Litigation and Investigations -- Disputed Claims with Associated Estate Causes of
Action -- Pepco Litigation."

     In June 2000, Mirant agreed to purchase Pepco's generation business in Maryland and Virginia for approximately $2,650,000,000 in Cash and the assumption of approximately $2,400,000,000 in net liabilities. As part of this transaction, MIRMA, Mirant Peaker, Mirant Chalk Point and Mirant Potomac were formed and subsequently entered into a series of assumption and assignment agreements with Mirant relating to Mirant's rights and obligations under the APSA. In particular, prior to the acquisition from Pepco, Mirant entered into an assignment and assumption agreement with, among others, MIRMA, Mirant Chalk Point, Mirant Peaker and Mirant Potomac pursuant to which Mirant assigned to these entities certain of its rights and obligations under the purchase agreement with Pepco. In addition, Mirant and MAEM entered into an assignment and assumption agreement pursuant to which Mirant assigned to MAEM, and MAEM assumed, Mirant's rights and obligations under the purchase agreement with respect to the PPAs to be assumed from Pepco and the TPAs to be entered into with Pepco, and Mirant agreed to make certain payments to MAEM.

     A portion of the funds for the acquisition from Pepco was obtained through a lease-financing transaction. See "General Information -- Existing Financing Transactions of the Debtors -- MIRMA." The remainder of the funds needed to consummate the acquisition from Pepco was supplied through intercompany funding. For example, the facilities purchased by Mirant Peaker and Mirant Potomac were funded by a cash capital contribution of $101,000,000 from Mirant and two unsecured loans totaling $223,000,000 from MIRMA. The first loan was to Mirant Peaker and was evidenced by a promissory note in the amount of $71,110,000 payable to MIRMA (the "Peaker Note"). The second loan was to Mirant Potomac and was evidenced by a promissory note in the amount of $152,165,000 payable to MIRMA (the "Potomac Note"). The terms of the Peaker Note and the Potomac Note limit the pre-payment thereof and the notes may not be amended except as permitted under the so-called MIRMA Agreements. By their terms, both the Peaker Note and the Potomac Note are due and payable in 2028.

     Under the Capital Contribution Agreement, referred to above in "General Information -- Existing Financing Transactions -- MIRMA," that Mirant and MIRMA entered into as part of the Pepco acquisition, Mirant Potomac and Mirant Peaker, as directed by Mirant, are to make distributions to Mirant at least once per quarter, if funds are available. Distributions are equal to cash available after taking into account projected cash requirements, including mandatory debt service, prepayments under (and as limited by) the Peaker Note

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectional. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.

and the Potomac Note and maintenance reserves, as reasonably determined by Mirant. Mirant contributed or caused these amounts to be contributed to MIRMA. For the years ended December 31, 2002 and 2001, total capital contributions received by MIRMA under this agreement totaled $39,000,000 and $25,000,000, respectively.

     Finally, MIRMA issued a note in favor of MAG for $150,000,000 and, in 2002, MAG transferred, as a capital contribution, $130,000,000 of that debt to MIRMA, as noted below in paragraph (h) under "Recapitalization of Intercompany Debt."

     9. RECAPITALIZATION OF INTERCOMPANY DEBT

     In the first quarter of 2002, MAI, MAG and certain Debtors entered into a series of agreements pursuant to which intercompany indebtedness was transferred to the respective obligors as contributions of capital.

     In January 2002, MAG converted to equity approximately $1,700,000,000 of debt owed to MAG by various of its subsidiaries, thereby extinguishing such indebtedness. The promissory notes executed by such subsidiaries were contributed to capital through the ownership chain pursuant to contribution agreements among the holder, the maker and the other intermediate entities in the following approximate amounts:

          (a) $668,100,000 owed from Mirant California;

          (b) $2,400,000 owed from Mirant Delta;

          (c) $2,000,000 owed from Mirant Potrero;

          (d) $310,900,000 owed from Mirant Canal;

          (e) $158,500,000 owed from Mirant Lovett;

          (f) $13,300,000 owed from Mirant NY-Gen;

          (g) $138,200,000 owed from Mirant Bowline;

          (h) $130,000,000 owed from MIRMA;

          (i) $63,000,000 owed from Mirant Neenah, LLC;

          (j) $132,000,000 owed from Mirant Texas, LP; and

          (k) $80,000,000 owed from State Line Energy, LLC.

     Similarly, in February 2002, approximately $217,000,000 in intercompany indebtedness owed to Mirant or MAI by subsidiaries of MAG was extinguished as part of the $1,100,000,000 of debt that was contributed to capital pursuant to various contribution agreements in the following approximate amounts:

          (a) $107,400,000 owed from Mirant Bowline;

          (b) $68,400,000 owed from Mirant Delta;

          (c) $4,800,000 owed from Mirant Potrero; and

          (d) $35,900,000 owed from Mirant Bay Area Procurement, LLC.

     10. MAI/NEW ENGLAND NOTE

     Mirant New England sold to MAI its membership interests in Mirant Canal and Mirant Kendall. Immediately following this acquisition, MAI contributed its interests in Mirant Canal and Mirant Kendall to Mirant New England, Inc. In consideration for the purchase, MAI executed a promissory note to Mirant New England for approximately $255,000,000. As of the Petition Date, this amount remained due in full. The note receivable is Mirant New England's largest asset. In January 2002, MAI contributed its interest in Mirant New England to MAG. Mirant New England was then merged into Mirant New England, Inc. in February 2003 with the amount due from MAI owed to Mirant New England, Inc. and still outstanding.

     11. THE EQUIPMENT WAREHOUSE FACILITY

     Mirant formed MADCI for the sole purpose of acquiring and financing the purchase of certain gas turbines and other equipment. In October of 2001, MADCI entered into a warehouse operating lease facility (the "Equipment Warehouse Facility"). The Equipment Warehouse Facility provided MADCI with funding to acquire gas turbines and other related equipment from General Electric Company, Siemens Westinghouse Power Corporation, Mitsubishi Heavy Industries America, Inc. and others. See "General Information -- Existing Financing Transactions of the Debtor -- Mirant Americas Development Capital, LLC."

     Prior to the Petition Date, a series of intercompany claims against MAI and MAPI relating to the Equipment Warehouse Facility were created when MADCI purchased terminated equipment contracts from proceeds of the Equipment Warehouse Facility, which was intended to be an off-balance sheet financing mechanism, bringing the resulting liabilities and assets on balance sheet pursuant to GAAP. As a result, MAI's books and records list $146,694,728 of the outstanding $214,000,000 as an intercompany payable from MAI to MADCI. The balance of the Equipment Warehouse Facility obligation is listed on the Debtors' books and records as an intercompany payable between MADCI and MAPI relating to the remaining equipment financed under the Equipment Warehouse Facility. Accordingly, MAI and MAPI were burdened with substantial intercompany payables for the turbines. The Debtors lack supporting details for the creation of those intercompany claims.

     12. COMMON ASSET MANAGEMENT

     MAEM enters into certain hedging arrangements involving the forward sale of power and purchase of fuel on behalf of substantially all of the other Debtors in order to protect against fluctuations in market commodity prices. This activity serves to reduce the volatility and risk around the expected gross margins and cash flows from the Debtors' generation assets and is part of the integrated operations of Mirant. This information should be read in conjunction with the above discussion "General Information -- The Businesses of Mirant -- The North American Business." The Debtors that own generation facilities bear the risk and reward of the respective asset hedging transactions conducted on their behalf by MAEM.

     Prior to the Petition Date, MAEM was paid a service fee under intercompany agreements for providing a variety of services to the Debtors that own generation facilities, including asset hedging services, but did not apportion the costs associated with providing trade credit and collateral to counterparties in support of asset hedge positions. Subsequent to the Petition Date, MAEM allocates, through various overhead allocations and intercompany charges, all the costs associated with providing services to asset-holding Debtors, including the cost of trade credit and collateral required to support asset-hedging activities. MAEM no longer receives defined service fees under the intercompany agreements with the asset-holding Debtors.

     13. TAX SHARING ARRANGEMENTS

     Prior to the Petition Date, a method was established for allocating the consolidated or state and local tax liability of Mirant and certain subsidiaries, as members (each a "Member") of an affiliated group (as defined in section 1504(a) of the Internal Revenue Code) among Mirant and these subsidiaries, reimbursing Mirant for payment of tax liabilities made by Mirant on behalf of these subsidiaries, compensating any Member for use of its losses or tax credits and providing for the allocation and payment of any refund arising from a carryback of losses or tax credits from subsequent years.

     These prepetition tax allocation agreements allow certain subsidiaries "potential" benefits, including, but not limited to, payment of any net operating losses, net capital losses, excess charitable contributions, foreign tax credits, or other similar items (collectively, the "Tax Attributes"). Based on the terms of the tax allocation agreements, Mirant is not obligated to make payments to the respective subsidiaries that generated such benefits. On the other hand, subsidiaries of Mirant are required to remit to Mirant taxes that may be attributable to the operations of any particular subsidiary whether or not Mirant is ultimately required to pay any tax based on a consolidated return. Any postpetition benefits arising from the Tax Attributes are uncertain, difficult to access, and inherently difficult to quantify. The attendant litigation regarding claims based on these tax allocation agreements, therefore, will be expensive, protracted, and highly uncertain. Although the Debtors believe that these tax allocation agreements have not, on a postpetition basis, benefited any of the Debtors' bankruptcy estates in any demonstrable way, litigation to liquidate the claims under the tax allocation agreements would involve enormous amounts of the Debtors' time and expense. Moreover, it is highly speculative what, if any, payments would be due from the individual subsidiaries pursuant to the prepetition tax allocation agreements.

C.  POTENTIAL CLAIMS AND REMEDIES

     As a consequence of the Debtors' filing for chapter 11 relief, certain claims and remedies may be assertable as a result of the various intercompany relationships and transactions described above, which claims and remedies include substantive consolidation, avoidance actions to recover fraudulent conveyances and preferences, equitable subordination and recharacterization. A brief overview of each of these potential causes of action is set forth below. Furthermore, as is discussed in more detail in "The Chapter 11
Plan -- Settlement of Certain Inter-Debtor Issues -- Creation of Debtor Groups," the Plan contemplates a settlement and compromise of these various disputes by grouping the Debtors into two separate Debtor Groups whereby each group is treated as a single Estate for the purposes of making distributions under the Plan and, under certain circumstances, voting and confirmation.

     1. SUBSTANTIVE CONSOLIDATION

     Substantive consolidation is a judicially-created equitable remedy whereby the assets and liabilities of two or more entities in bankruptcy are aggregated for the purpose of determining creditor recoveries. Typically, substantive consolidation eliminates intercompany claims and any issues concerning ownership of assets among the consolidated entities, as well as guaranty claims against any consolidated entity that guaranteed the obligations of another consolidated entity.

     2. FRAUDULENT CONVEYANCES AND PREFERENCES

     Parties-in-interest may attempt to assert claims to invalidate certain of the intercompany transactions described above. In particular, they may attempt to assert that these transactions should be avoidable either as fraudulent conveyances or preferences.

     In a chapter 11 proceeding, actions to avoid fraudulent transfers may be brought pursuant to either section 548 of the Bankruptcy Code or applicable state law, as made applicable pursuant to section 544 of the Bankruptcy Code. Under section 548 of the Bankruptcy Code, a transfer of a debtor's property or the incurrence of an obligation by the debtor that occurs within one year of the commencement of a bankruptcy case may be avoided either: (a) if it was made or incurred with actual intent to hinder, delay or defraud any creditor of the debtor, or (b) if the debtor received less than reasonably equivalent value in exchange for the transfer or obligation and: (i) was insolvent at the time of the transfer or obligation or became insolvent as a result of the transfer or obligation; (ii) was engaged in business or a transaction, or about to engage in business or a transaction, for which any property remaining with the debtor was an unreasonably small capital, or (iii) intended to incur, or believed it would incur, debts beyond the debtor's ability to pay as they matured. While state fraudulent conveyance laws may vary, they are generally similar to the Bankruptcy Code in that both actual and constructive fraud are considered, although the statutory language may vary from that in the Bankruptcy Code. Unlike section 548 of the Bankruptcy Code, however, fraudulent conveyance actions brought under state law are not limited to transfers that took place or obligations that were incurred within one year of the commencement of a bankruptcy case. Instead, transfers that occurred or obligations that were incurred during the periods set forth in the applicable state statute of limitations prior to the commencement of the bankruptcy case (and that otherwise meet the requirements of the statute) may be subject to avoidance.

     In general, as provided in section 546(a) of the Bankruptcy Code, fraudulent transfer actions commenced under either section 548 of the Bankruptcy Code or applicable state law must be commenced no later than the earlier of (i) two years after the commencement of a bankruptcy case and (ii) the closing or dismissal of the case, provided that, in the case of an action brought under state law, the applicable state statute of limitations has not expired prior to the commencement of the bankruptcy case.

     Another form of avoidance action is a preference action pursuant to section 547 of the Bankruptcy Code. In general, a transfer is preferential if: (a) the transfer was to or for the benefit of a creditor; (b) the transfer was for or on account of an antecedent debt (i.e., a debt owed before the time of the transfer); (c) the debtor was balance sheet insolvent at the time of the transfer (there is a rebuttable presumption that a debtor was insolvent during the ninety days prior to the filing date); (d) the transfer was made to an insider within one year prior to the date of the commencement of the bankruptcy case or to a third party within ninety days prior to the filing date; and (e) the transfer had the effect of giving the creditor more than it would have received in a distribution under a chapter 7 liquidation of the debtor. There are, however, certain defenses to preference actions under the Bankruptcy Code. To the extent a transfer is covered by one of these defenses, it cannot be invalidated, even if all of the elements of a preference action can be proven. As with fraudulent conveyance actions under the Bankruptcy Code, preference actions generally must be commenced by the earlier of (i) two years after the commencement of a bankruptcy case and (ii) the closing or dismissal of the case.

     3. EQUITABLE SUBORDINATION AND RECHARACTERIZATION

     Two other causes of action that may potentially arise in connection with the intercompany relationships and transactions described above are equitable subordination and recharacterization.

     Bankruptcy courts have equitable power to subordinate claims. Such a remedy is considered when a claimant may have engaged in inequitable conduct which has resulted in an injury to creditors of a debtor or conferred an unfair advantage on the claimant. Subordination sometimes may be warranted by inequitable conduct not specifically related to the claim in question. Further, a claim only may be subordinated to the extent necessary to offset the harm to other creditors due to the claimant-defendant's inequitable conduct. There is no presumption against insider or affiliate transactions, however such transactions tend to come under scrutiny.

     It also has generally been recognized that bankruptcy courts, pursuant to their equitable powers under the Bankruptcy Code, have the right to recharacterize claims as equity. Unlike equitable subordination, recharacterization involves an examination by the court of the substance of a transaction to determine its true nature and character, rather than whether there was any inequitable conduct justifying subordination of a claim. Courts normally consider numerous factors in determining whether to recharacterize a claim and generally will not recharacterize claims unless the claims have more indicia of equity than of debt or they do not appear to be the result of an arm's length transaction. If a court decides to recharacterize a claim, such claim will be treated as an equity interest for all purposes in a bankruptcy proceeding.

                                      VII.

                         SELECTED FINANCIAL INFORMATION

A.  ANNUAL FINANCIAL INFORMATION FOR MIRANT

     For the year ended December 31, 2004, Mirant reported a $476,000,000 net loss on a consolidated basis. The results for the year ended December 31, 2004, include a $582,000,000 impairment of goodwill related to Mirant's Asia business. The total cash and cash equivalents of Mirant and its subsidiaries, on a consolidated basis, as of December 31, 2004 was approximately $1,500,000,000, approximately $274,000,000 of which was cash required for operating, working capital or other purposes or restricted by subsidiary debt agreements.

     For the year ended December 31, 2003, Mirant reported a $3,800,000,000 net loss on a consolidated basis. The results for the year ended December 31, 2003, include a $2,100,000,000 impairment of goodwill and a $1,300,000,000 impairment related to long-lived assets. The total Cash and cash equivalents of Mirant and its subsidiaries, on a consolidated basis, as of December 31, 2003 was approximately $1,600,000,000, approximately $351,000,000 of which was Cash required for operating, working capital or other purposes or restricted by subsidiary debt agreements.

     For the year ended December 31, 2002, Mirant reported a $2,400,000,000 net loss on a consolidated basis.

B.  FINANCIAL STATEMENTS FOR MIRANT

     The annual financial statements should be read in conjunction with the financial statements and notes thereto included in Mirant's Annual Report on Form 10-K for the year ended December 31, 2004 that was filed on March 15, 2005. The June 30, 2005 financial statements should be read in conjunction with the financial statements and notes thereto included in Mirant's Quarterly Report on Form 10-Q for the period ended June 30, 2005 that was filed on August 8, 2005. These filing are available at the SEC's website at www.sec.gov and on Mirant's website at www.mirant.com.

                      MIRANT CORPORATION AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 FOR THE YEARS ENDED
                                                            FOR THE SIX MONTHS       DECEMBER 31,
                                                              ENDED JUNE 30,     --------------------
                                                                   2005            2004       2003
                                                            ------------------   --------   ---------
                                                              (IN MILLIONS,         (IN MILLIONS)
                                                                UNAUDITED)
OPERATING REVENUES:
  Generation..............................................        $1,474          $3,999     $ 4,639
  Integrated utilities and distribution...................           341             573         523
                                                                  ------          ------     -------
  Total operating revenues................................         1,815           4,572       5,162
COST OF FUEL, ELECTRICITY AND OTHER PRODUCTS..............           963           2,620       3,184
                                                                  ------          ------     -------
GROSS MARGIN..............................................           852           1,952       1,978
                                                                  ------          ------     -------
OPERATING EXPENSES:
Operations and maintenance................................           484           1,004       1,085
Depreciation and amortization.............................           154             308         340
Goodwill impairment losses................................            --             582       2,067
Long-lived asset impairment losses........................            --              --       1,339
Other impairment losses and restructuring charges.........            10              23          57
Loss (gain) on sales of assets, net.......................            25              53         (46)
                                                                  ------          ------     -------
  Total operating expenses................................           673           1,970       4,842
                                                                  ------          ------     -------
OPERATING INCOME (LOSS)...................................           179             (18)     (2,864)
                                                                  ------          ------     -------
OTHER (EXPENSE) INCOME, NET:
Interest expense..........................................           (63)           (130)       (379)
Interest rate hedging losses..............................            --              --        (110)
Gain on sales of investments, net.........................             1              --          67
Equity in income of affiliates............................            14              26          33
Impairment losses on minority owned affiliates............            --              --          --
Interest income...........................................            12              11          24
Other, net................................................            (7)             68          48
                                                                  ------          ------     -------
  Total other expense, net................................           (43)            (25)       (317)
                                                                  ------          ------     -------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  REORGANIZATION ITEMS, INCOME TAXES AND MINORITY
  INTEREST................................................           136             (43)     (3,181)
Reorganization items, net.................................            94             259         290
Provision for income taxes................................            32              87         126
Minority interest.........................................            13              21          35
                                                                  ------          ------     -------
LOSS FROM CONTINUING OPERATIONS...........................            (3)           (410)     (3,632)
                                                                  ------          ------     -------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX
  BENEFIT OF $1 AND $55 IN 2003 AND 2002, RESPECTIVELY....             4             (66)       (174)
                                                                  ------          ------     -------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES...................................             1            (476)     (3,806)
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES, NET
  OF TAXES OF $1 IN 2003..................................            --              --         (29)
                                                                  ------          ------     -------
NET INCOME (LOSS).........................................        $    1          $ (476)    $(3,835)
                                                                  ------          ------     -------

                      MIRANT CORPORATION AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

                          CONSOLIDATED BALANCE SHEETS

                                                                                        DECEMBER 31,
                                                                  JUNE 30, 2005             2004
                                                             ------------------------   -------------
                                                             (IN MILLIONS, UNAUDITED)   (IN MILLIONS)
                                               ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................         $ 1,495               $ 1,485
Funds on deposit............................................             494                   493
Receivables, net............................................             677                   771
Price risk management assets................................             348                   209
Inventories.................................................             358                   353
Prepaid expenses............................................             232                   253
Assets held for sale........................................             124                   222
Other.......................................................             136                   133
                                                                     -------               -------
  Total current assets......................................           3,864                 3,919
                                                                     -------               -------
PROPERTY, PLANT AND EQUIPMENT, NET..........................           6,112                 6,170
                                                                     -------               -------
NONCURRENT ASSETS:
Intangible assets, net......................................             271                   276
Investments.................................................             256                   248
Price risk management assets................................             146                   112
Funds on deposit                                                         205                   210
Deferred income taxes.......................................             185                   185
Other.......................................................             341                   304
                                                                     -------               -------
  Total noncurrent assets...................................           1,404                 1,335
                                                                     -------               -------
  TOTAL ASSETS..............................................          11,380               $11,424
                                                                     -------               -------

                                LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Short-term debt.............................................         $    10               $    15
Current portion of long-term liabilities....................             271                   206
Accounts payable and accrued liabilities....................             559                   725
Price risk management liabilities...........................             395                   286
Accrued taxes and other.....................................             198                   174
                                                                     -------               -------
  Total current liabilities.................................           1,433                 1,406
                                                                     -------               -------
NONCURRENT LIABILITIES:
Long-term debt..............................................           1,023                 1,169
Price risk management liabilities...........................              94                    62
Deferred income taxes.......................................             360                   346
Other.......................................................             396                   378
                                                                     -------               -------
  Total noncurrent liabilities..............................           1,873                 1,955
                                                                     -------               -------

LIABILITIES SUBJECT TO COMPROMISE...........................           9,206                 9,217
MINORITY INTEREST IN SUBSIDIARY COMPANIES...................             170                   164
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.01 par value, per share.....................               4                     4
  Authorized -- 2,000,000,000 shares
  Issued -- June 30, 2005: 405,568,084 shares
         -- December 31, 2004: 405,568,084 shares
  Treasury -- June 30, 2005: 100,000 shares
            -- December 31, 2004: 100,000 shares
Additional paid-in capital..................................           4,918                 4,918
Accumulated deficit.........................................          (6,154)               (6,155)
Accumulated other comprehensive loss........................             (68)                  (83)
Treasury stock, at cost.....................................              (2)                   (2)
                                                                     -------               -------
Total stockholders' deficit.................................          (1,302)               (1,318)
                                                                     -------               -------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.................         $11,380               $11,424
                                                                     -------               -------

                      MIRANT CORPORATION AND SUBSIDIARIES

                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         FOR THE YEARS
                                                                                             ENDED
                                                                                          DECEMBER 31,
                                                                 SIX MONTHS ENDED       ----------------
                                                                  JUNE 30, 2005          2004     2003
                                                             ------------------------   ------   -------
                                                             (IN MILLIONS, UNAUDITED)    (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................          $    1            $ (476)  $(3,835)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Amortization of transition power agreements and other
    obligations (non-cash revenue)..........................             (12)             (349)     (449)
  Depreciation and amortization.............................             158               320       359
  Impairment losses and restructuring charges...............               7               639     3,640
  Loss (Gain) on sales of assets and investments............              25                53       (92)
  Interest rate hedging losses..............................              --                --       110
  Equity in income of affiliates, net of dividends..........              (5)               (7)      (12)
  Non-cash charges for reorganization items.................              22               168       260
  Minority interest.........................................              13                21       (70)
  Cumulative effect of changes in accounting principles.....              --                --        29
  Price risk management activities, net.....................             (70)             (148)      126
  Deferred income taxes.....................................              16                50        46
  Other, net................................................              26                 6       (23)
  Changes in operating assets and liabilities:
    Receivables, net........................................               9               149       949
    Other current assets....................................              28              (153)      (91)
    Other assets............................................             (24)               23       (84)
    Accounts payable and accrued liabilities................            (116)             (194)     (787)
    Taxes accrued...........................................              26               (22)      (10)
    Other liabilities.......................................               6                (9)      (85)
                                                                      ------            ------   -------
      Total adjustments.....................................             109               547     3,816
                                                                      ------            ------   -------
      Net cash provided by (used in) operating activities...             110                71       (19)
                                                                      ------            ------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................             (95)             (159)     (493)
Cash paid for acquisitions..................................              --               (21)      (61)
Issuance of notes receivable................................              --                --       (29)
Repayments on notes receivable..............................              --                 1        98
Proceeds from the sale of assets and minority owned
  investments...............................................              72                45       398
Cash paid related to disposition............................              --               (12)       --
Other.......................................................              (5)               --        (1)
                                                                      ------            ------   -------
      Net cash (used in) provided by investing activities...             (28)             (146)      (88)
                                                                      ------            ------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
(Payments on) proceeds from short-term debt, net............              (3)              (14)      (36)
Proceeds from issuance of long-term debt....................              33               376       355
Repayment of long-term debt.................................            (103)             (218)     (300)
Repayment of commodity prepay transaction...................              --                --        --
Purchase of TIERS Certificates..............................              --                --       (51)
Payment of debt related derivatives.........................              --                --        --
Proceeds from issuance of common stock......................              --                --         2
Payment of dividends to minority interests..................              (7)              (17)      (11)
Change in debt service reserve fund.........................               7              (154)        9
Other.......................................................               1                --        14
                                                                      ------            ------   -------
      Net cash used in financing activities.................             (72)              (27)      (18)
                                                                      ------            ------   -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................              --                --         6
                                                                      ------            ------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........              10              (102)     (119)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR/PERIOD.........           1,485             1,587     1,706
                                                                      ------            ------   -------
CASH AND CASH EQUIVALENTS, END OF YEAR/PERIOD...............          $1,495            $1,485   $ 1,587
                                                                      ------            ------   -------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest, net of amounts capitalized..........          $   60            $  117   $   372
Cash paid (refunds received) for income taxes...............          $   27            $   42   $    (7)
Cash paid for reorganization items..........................          $   78            $  107   $    56
BUSINESS ACQUISITIONS:
Fair value of assets acquired...............................          $   --            $   21   $    61
Less cash paid..............................................          $   --                21        61
                                                                      ------            ------   -------
      Liabilities assumed...................................          $   --            $   --   $    --
                                                                      ======            ======   =======

                                     VIII.

                     FINANCIAL PROJECTIONS AND ASSUMPTIONS

A.  PURPOSE AND OBJECTIVES

     The value of the securities to be issued pursuant to the Plan and the recoveries by holders of Allowed Claims who receive such securities, depend in part upon the ability of the Debtors to achieve financial results projected on the basis of certain assumptions.

     To maximize creditor recoveries, the Debtors must seek to maximize the value of their businesses. Additionally, for the Plan to meet the feasibility test of section 1129(a)(11) of the Bankruptcy Code, the Bankruptcy Court must conclude that confirmation of the Plan is not reasonably likely to lead to the liquidation or further reorganization of the Debtors.

     With these considerations in mind, the Debtors prepared their projections, which as more fully set forth below, are based upon the Debtors' long term business plan and in turn serve as the basis for the Plan. The Debtors believe that the assumptions that serve as the basis for the projections, subject to the updates described herein, are reasonable under the circumstances and that pursuit of the business plan will maximize the value of the businesses of the Debtors.

B.  PROJECTED CONSOLIDATED FINANCIAL STATEMENTS

     The Debtors have prepared the projected operating and financial results (the "Projections") for New Mirant, MAG, New MAG Holdco, MIRMA and West Georgia for the period ending December 31, 2011 (the "Projections Period"). The Projections are presented solely for the purpose of providing "adequate information" under section 1125 of the Bankruptcy Code to enable the holders of Claims and Equity Interests entitled to vote under the Plan to make an informed judgment about the Plan and should not be used or relied upon for any other purpose, including the purchase or sale of securities of, or Claims or Equity Interests in, the Debtors or any of their affiliates. The Projections are attached as Exhibit "D."

     The Projections were prepared in connection with the Debtors' First Amended Disclosure Statement and are based on the business plan prepared by the Debtors in October 2004 and reflect commodity and power market forecasts and assumptions and other relevant conditions and assumptions considered reasonable by the Debtors at such time and reflect the terms and structure of the March 2005 Plan. The Projections as initially set forth in the First Amended Disclosure Statement, including "fresh start" accounting adjustments, are attached as Exhibit "D." Since the Projections were prepared, however, the terms of the Plan have been revised, actual financial results have been realized that differ from the results forecasted in the Projections and the forward-looking view of the Debtors has changed with respect to certain assumptions and expectations, including forecasted gross margin, operating expenses, cash taxes, reorganization costs and capital expenditures. In some cases, the variances to the Projections are material. While the Debtors have not undertaken to update the Projections or the underlying assumptions, the Debtors have identified certain changes and qualitative factors that are meaningful to the consideration of such assumptions and the development of an updated long term view of the expected performance of the Debtors' business, including changes resulting from the amendment of the Plan, expected variances to North America gross margin performance, certain changes to projected cash operations and maintenance ("O&M") expenses, cash taxes and capital expenditures. These factors are discussed where appropriate under "Financial Projections and Assumptions -- Summary of Significant Assumptions." Subject to the updates and variances discussed herein, the Debtors believe that the Projections taken as a whole and considered over the span of the Projections Period and in light of the limited purpose for which they are presented represent a reasonable forecast of the future financial performance of the respective Debtors. Nevertheless, you should consider all of these assumptions together with the factors discussed under "Risk Factors" when reviewing the Projections in order to achieve a reasonable representation of the expected future performance of the Debtors' businesses.

     THE PROJECTIONS ARE PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING "ADEQUATE INFORMATION" UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO

ENABLE THE HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS OR EQUITY INTERESTS IN, THE DEBTORS OR ANY OF THEIR AFFILIATES.

     THE ASSUMPTIONS AND RESULTANT PROJECTIONS AND SUBSEQUENTLY IDENTIFIED VARIANCES CONTAIN CERTAIN STATEMENTS THAT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE PROJECTIONS HAVE BEEN PREPARED BY THE DEBTORS' MANAGEMENT AND PROFESSIONALS. THESE PROJECTIONS AND SUBSEQUENTLY IDENTIFIED VARIANCES, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO ASSURANCES CAN BE MADE AS TO THE ACCURACY OF THE ASSUMPTIONS AND RESULTANT PROJECTIONS AND SUBSEQUENTLY IDENTIFIED VARIANCES OR THE ABILITY OF THE DEBTORS AND NEW MIRANT TO ACHIEVE THE PROJECTED RESULTS, INCLUDING SUBSEQUENTLY IDENTIFIED VARIANCES, FOLLOWING THE EFFECTIVE DATE. THE PROJECTIONS SHOULD BE CONSIDERED IN LIGHT OF THE UPDATED INFORMATION DEVELOPED SINCE THEIR PREPARATION DISCUSSED IN "SUMMARY OF SIGNIFICANT ASSUMPTIONS." SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS AND SUBSEQUENTLY IDENTIFIED VARIANCES WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS AND SUBSEQUENTLY IDENTIFIED VARIANCES, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

     THE PROJECTIONS UTILIZE THE PRELIMINARY VALUATION PREPARED BY THE BLACKSTONE GROUP SOLELY IN CONNECTION WITH THE FILING OF THE FIRST AMENDED DISCLOSURE STATEMENT. HOWEVER, NO FRESH START ADJUSTMENTS ARE REFLECTED IN THE INCOME STATEMENT INCLUDED IN THE PROJECTIONS. AS A RESULT, THE OPERATING RESULTS MAY NOT BE INDICATIVE OF TRUE PERFORMANCE, AND FINANCIAL RATIOS CALCULATED USING THE PROJECTIONS MAY NOT BE ACCURATE OR REPRESENTATIVE OF NEW MIRANT AFTER EMERGENCE. ABSENT A STIPULATED OR BANKRUPTCY COURT DETERMINED ENTERPRISE VALUE OF THE DEBTORS, THE DEBTORS INTEND TO IDENTIFY AN ENTERPRISE VALUE FOR PURPOSES OF "FRESH START" ACCOUNTING UTILIZING MARKET DATA, INCLUDING THE TRADING PRICES OF THE SECURITIES OF THE DEBTORS THAT MAY DIFFER MATERIALLY FROM THE VALUATION ASSUMED IN THE PROJECTIONS.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS NOR IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. THE DEBTORS' INDEPENDENT ACCOUNTANTS, KPMG LLP ("KPMG"), HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

     THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION,
TO: (1) FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE, OR TO HOLDERS OF SECURITIES OF ANY DEBTOR, OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE; (2) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC; OR
(3) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE. HOWEVER, FROM TIME TO TIME, THE DEBTORS WILL PREPARE UPDATED PROJECTIONS IN CONNECTION WITH PURSUING FINANCING (INCLUDING THE EXIT FINANCING), CREDIT RATINGS AND OTHER PURPOSES. SUCH PROJECTIONS MAY DIFFER MATERIALLY FROM THE PROJECTIONS PRESENTED HEREIN.

     THE ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE PROJECTIONS AND SUBSEQUENTLY IDENTIFIED VARIANCES IN CONNECTION WITH EFFECTING FRESH START ACCOUNTING. THE DEBTORS AND NEW MIRANT WILL BE REQUIRED TO DETERMINE THE ENTERPRISE VALUE, THE FAIR VALUE OF THEIR ASSETS, AND THEIR ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING COMPUTATIONS. IN ALL EVENTS, THE REORGANIZATION VALUE, AS WELL AS THE DETERMINATION OF THE FAIR VALUE OF THE DEBTORS' ASSETS, INCLUDING PROPERTY, EQUIPMENT, AND INVENTORIES AND THE DETERMINATION OF THEIR ACTUAL LIABILITIES, WILL BE MADE AS OF THE EFFECTIVE DATE. ALTHOUGH THE DEBTORS EXPECT TO UTILIZE A CONSISTENT METHODOLOGY, THE CHANGES BETWEEN THE AMOUNTS OF ANY OR ALL OF THE FOREGOING ITEMS AS ASSUMED IN THE PROJECTIONS AND THE ACTUAL AMOUNTS THEREOF AS OF THE EFFECTIVE DATE MAY BE MATERIAL.

C.  SUMMARY OF SIGNIFICANT ASSUMPTIONS

     1. EFFECTIVE DATE AND PLAN TERMS

     The Projections assumed that the Plan would be consummated in accordance with its terms and that all transactions contemplated by the Plan would be consummated by June 30, 2005. The Effective Date of the Plan has been delayed beyond such time, which has caused the Debtors to incur significantly higher reorganization costs than projected as discussed below under "Summary of Significant Assumptions -- Reorganization Costs."

     The Projections assume the consummation of the First Amended Plan as filed on March 25, 2005. The primary changes included in the Second Amended Plan being filed with this Disclosure Statement that impact the Projections are as follows:
(i) the Projections assume New MAG Holdco will issue $1,322,500,000 of New MAG Holdco Notes to the holders of MAG Class 5 -- Unsecured Claims and MAG Class
4 -- PG&E/RMR Claims, should the Debtors elect to issue New MAG Holdco Notes to the holders of such Unsecured Claims in lieu of cash, the principal amount to be issued would be $1,350,810,000, which additional debt would result in approximately $2,100,000 of additional interest expense per year; (ii) while the Projections contemplate the issuance of certain preferred securities by MET to MAI, the Plan provides for New MAG Holdco to transfer $250,000,000 to New Mirant or MAI; and (iii) change of projected emergence date from June 30, 2005 to December 31, 2005.

     2. NORTH AMERICA

          A. METHODOLOGY AND MARKET ASSUMPTIONS.

          The U.S. generating facilities owned or controlled by the Debtors produce gross margin, through transactions in spot energy markets and/or pursuant to contractual arrangements. Gross margin projections are based on the modeled cash flows of consummated contractual arrangements or forecasts of spot energy prices, as appropriate.

          The Debtors forecast near-term gross margins for uncontracted generation using proprietary tools that utilize fuel, emissions and power forward market prices. The Debtors forecast longer-term merchant gross margins using proprietary tools that make certain fundamental assumptions about fuel and emission prices and simulate the fundamentals of the power markets in which the Debtors' facilities are located.

          The Projections are based on the assumption that in the short to medium term, power markets across the United States are over-built but that in the long term, an equilibrium reserve margin will be reached and prices should provide a return sufficient to attract market entry of new units. Due to current market and regulatory conditions, the Projections assume that equilibrium does not occur in major U.S. markets until at least 2008. The following table lists the assumed equilibrium years in the Projections for each major U.S. market.

REGION                                                        EQUILIBRIUM YEAR
------                                                        ----------------
PJM.........................................................        2008
NYPP........................................................        2008
NEPOOL......................................................        2010
ECAR........................................................        2008
ERCOT.......................................................        2009
WECC........................................................        2009

     Since the Projections were prepared, the Debtors have identified certain changes to projected load growth and generation facility retirement and mothball expectations compared to the assumptions in the Projections. However, the Debtors do not believe that any such changes would lead to a variation of more than a year -- either sooner or later -- to the equilibrium year assumed in the Projections.

     The gross margin forecast of the Debtors is based on energy and capacity only and does not explicitly forecast ancillary services revenues, assuming that generators would make the best economic decision when choosing between dispatching a generating facility to the energy market or providing ancillary services.

     The Projections assume that certain regions that currently do not have a traded capacity market (ECAR, ERCOT and the West) will develop some form of a mechanism to compensate for capacity by 2006. The development of pool-based capacity markets in the regions that do not have such capacity markets, and the implementation of such capacity markets in the regions that do have such capacity markets, has occurred more slowly than assumed in the Projections. As a result, for the period through December 31, 2007, the gross margin variances to the Projections shown under "Subsequently Identified Variances to Projected Gross Margins" assume forward market prices for capacity in those regions with pool-based capacity markets and no compensation for capacity in markets without capacity markets. The eventual timing and the final structure of capacity markets could have a significant impact on the ability of the Debtors to achieve their projected gross margins.

     The fuel cost assumptions used in the Projections are developed on a regional basis, starting from commodity forecasts for gas, oil and coal. The gas and oil commodity forecasts in the Projections are based on the June 30, 2004 forward prices and a consensus estimate of external forecasts, as well as the expectations of the Debtors (generally bounded by external forecasts) for the longer term. The coal prices used in the Projections are a combination of forecasted prices for the various production basins and transportation costs from these basins to various regions in the United States. Delivered spot coal prices are used to dispatch the generating facilities of the Debtors. A blended coal price based on spot and contracted coal prices is used to dispatch market units through 2008, with spot prices used for the balance of the Projection Period. Where applicable, the Debtors' fuel costs reflect contracts in place as of June 30, 2004.

     The emissions credit prices used in the Projections are based on the forward prices as of June 30, 2004 for 2005 and 2006 for NOx and 2005 for SO(2). Longer-term emission prices used in the Projections reflect the expectations of the Debtors of prices and the uncertainty surrounding various proposed environmental regulations.

     Since the Projections were prepared, market prices of power, fuel and emissions have been volatile and generally have been trending upward. The Debtors have determined that it is reasonable to utilize forward market prices for power, fuel and emissions as of June 30, 2005 for the period through December 31, 2007. While subsequent forward commodity prices are higher in some cases than June 30, 2005 prices, the Debtors believe that the more recent price data is heavily influenced by abnormally hot weather in the Eastern half of the United States during the summer of 2005 as well as the effects of hurricane activity. As a result, the June 30, 2005 price data more closely approximates the Debtors' fundamental view of commodity prices going forward. Furthermore, the Debtors believe that these forward prices are a better representation of the price levels at which they will actually be able to enter into transactions because the Debtors have already hedged anticipated volumes consistent with the Debtors' hedging strategy for 2006 and the amount of collateral currently deployed against existing hedge positions significantly limits the Debtors' ability to enter into additional hedging transactions in the near term. The RMP restricts the Debtors' ability to enter into hedge transactions beyond the first quarter of 2007 at this time. The impact of these revised commodity prices and hedge positions as of June 30, 2005 on the Debtors' near-term gross margins is shown below under "Subsequently Identified Variances to Projected Gross Margins."

     In addition to the cash gross margin for energy and capacity discussed above, the Projections also include $50,000,000 of gross margin per year in opportunistic hedging or incremental hedging value for the year ended December 31, 2006 and each year thereafter. However, in connection with the preparation of the gross margin variances to the Projections shown under "Subsequently Identified Variances to Projected Gross Margins," such amount was not included in the calculation of the gross margin for the year ended December 31, 2007 due to the utilization of forward market prices in the calculation of such gross margin variances.

     The Debtors' optimization portfolio reflects projected market opportunities and risk tolerance given the Debtors' current credit situation, and conforms to the RMP adopted by the Debtors. The Projections assume $32,000,000 in gross margin for optimization activities in 2005 (excluding existing positions that the Debtors intend to exit or allow to roll off), escalating at approximately 3% per year.

          B. CERTAIN PLANT-SPECIFIC ASSUMPTIONS

     Certain outstanding issues in the United States may impact the decision of the Debtors to continue operating certain facilities. Given that some of these issues are not yet resolved, the Debtors have developed planning assumptions to address these issues in the Projections.

             I. NEW YORK PROPERTY TAXES

     The Projections assume that the property tax disputes in New York were settled in December 2004 and that, starting in 2005, Mirant Bowline and Mirant Lovett tax-related payments accrue at a rate more consistent with the actual value of the facilities as opposed to the current assessed value. As they relate to the financial statements, the differences between the settlement assumptions in the Projections and the Proposed New York Tax Settlement are not material. See "The Chapter 11 Plan -- Settlements and Compromises -- Proposed New York Tax Settlement."

             II. KENDALL MOTHBALL

     The Projections assume that a portion of the Mirant Kendall facility is operated through October 2005 under an RMR agreement and that the Debtors will mothball the Mirant Kendall facility from January 2006 through December 2007 and restart operations in January 2008. It is likely that the RMR agreement will be extended through January 2006 and at the expiration of such an extension, the Debtors intend to mothball the Mirant Kendall facility if it is not economically feasible to continue to operate the facility. Neither the potential extension of the RMR agreement nor the delay in mothballing the facility are reflected in the Projections. See "General Information -- The Businesses of Mirant -- The North American Business."

             III. LOVETT SHUTDOWN

     The Projections assume that the Lovett Unit 5 is shut down in April 2007 and that the Lovett Units 3 & 4 are shut down in 2008. While this is the assumption in the Projections, the Debtors are currently pursuing alternatives to allow the Lovett facility to continue to operate. There can be no assurance that such efforts to allow the Lovett facility to continue to operate will be successful. See "General Information -- The Businesses of Mirant -- The North American Business."

             IV. PITTSBURG 7 RETIREMENT, CALIFORNIA TOLLING ARRANGEMENTS

     The Projections assume that Pittsburg Unit 7 is retired in the first six months of 2005. Subsequent to the preparation of the Projections, the Debtors entered into tolling agreements through the end of 2005 for Pittsburg Unit 7 and through August 2005 for Contra Costa Unit 6. As a result of the tolling arrangement, the retirement of Pittsburg Unit 7 will be delayed until January 2006. The positive impact of this delay on cash gross margin is reflected below under "Substantially Identified Variances to Projected Gross Margins" and the impact on operating expenses is discussed below under "Summary of Significant Assumptions -- Operating Expenses." See "General Information -- The Businesses of Mirant -- The North American Business." While the assumption regarding retirement of Pittsburg Unit 7 is contained in the Projections and the subsequently identified variances, the Debtors are currently pursuing alternatives to allow the unit to continue to operate. There can be no assurance that such efforts will be successful.

             V. CALIFORNIA PORTFOLIO

     Consistent with the California Settlement, the Projections do not include any cash receipts with respect to receivables nor cash payments with respect to potential refunds, including RMR refunds. The Projections assume that the Debtors continue to operate in California for the entirety of the Projections Period. See "The Chapter 11 Plan -- Settlement and Compromises -- California Settlement."

          C. ASSET SALES

     The Projections include approximately $35,000,000 in December 2005 for the sale of various excess equipment.

     The Projections do not include any proceeds from the sale of the Wrightsville facility to AECC. The Debtors completed the sale on September 28, 2005 for approximately $85,000,000. See "The Chapter 11 Class Cases -- Material Asset Sales -- Wrightsville."

          D. THE BACK-TO-BACK AGREEMENT(1)

     The Projections assume that the Back-to-Back Agreement is either rejected or recharacterized as of the Petition Date. Therefore, the Projections do not include any future payments under the Back-to-Back Agreement. Furthermore, the Projections assume that postpetition payments made under the Back-to-Back Agreement form the basis of a claim against Pepco and consequently are included as a receivable on the balance sheet of New Mirant. As a result of recent decisions in the district court, it is possible that neither New Mirant nor any of its subsidiaries will be able to reject or otherwise recharacterize the obligations under the Back-to-Back Agreement and therefore will remain liable under the Back-to-Back Agreement. As a result, the "Subsequently Identified Variances to Projected Gross Margins" set forth below reflect the resulting negative impact on cash from operations.

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.

     3. PHILIPPINES

          A. CAPACITY CHARGES

     Over 90% of the revenues of the Pagbilao and Sual plants come from fixed capacity charges that are paid by the NPC. The Projections assume that capacity factors range from 35% to 50% for Pagbilao and 40% to 55% for Sual over the Projection Period. The Projections assume that Sual and Pagbilao meet their respective contractual obligations and therefore incur no operational penalties. In addition, the Projections assume that the NPC continues to meet its obligations related to fuel management and payment for services.

          B. ENERGY SUPPLY BUSINESS

     The Sual, Pagbilao, and Ilijan plants have excess capacity of 218 MW, 35 MW, and 51 MW, respectively. The Projections assume that Mirant Philippines sells this excess capacity, ranging from 90MW in 2005 to 281 MW in 2011, with an average load factor of approximately 60% to large industrial customers, economic zone authorities, electric cooperatives and private distribution utilities.

          C. PUT OPTIONS

     International Finance Corporation ("IFC"), a minority shareholder in the Pagbilao project, holds a put option that expires in August 2008. The Projections assume that IFC will exercise its put option at the end of November 2005 for an estimated amount of approximately $33,000,000. Similar to Pagbilao, IFC holds a put option in the Sual project that expires in December 2005. The Projections assume that IFC will exercise this put option at the end of November 2005 for an estimated amount of approximately $39,000,000. The actual timing of the put options could vary from the assumption in the Projections.

          D. NAVOTAS II TRANSFER

     The Projections assumed that the Navotas II facility would be transferred to NPC in July 2005 under the existing build-operate-transfer arrangement, which transfer did occur on August 1, 2005.

          E. TAX HOLIDAYS

     The Sual project benefits from a tax holiday that is projected to expire in October 2005. The Ilijan project benefits from a tax holiday that is expected to expire in January 2008.

     4. CARIBBEAN

          A. JAMAICA PUBLIC SERVICE COMPANY LIMITED

     The Projections assume that JPS will experience annual MWh sales growth of 4.0% from 2005 to 2009 and 3.8% in 2010 and 2011. JPS will require new generation to serve growing demand in Jamaica. The Projections assume that JPS will bring online additional capacity of approximately 120 MW in each of January 2008 and January 2011, and will self fund the expansion through a combination of project or corporate financing and internally generated funds. The start of construction for the 2008 project has been delayed from 2005 to 2006 and as a result the additional capacity will not be operational until 2009. The gross margin impact of this delay is reflected in the revised gross margin projections shown below under "Subsequently Identified Variances to Projected Gross Margins" and the impact on capital expenditures is discussed under "Summary of Significant Assumptions--Capital Expenditures and Depreciation." In addition, the incurrence of additional indebtedness to finance construction has been delayed. Additionally, JPS is looking to enter into a PPA for an additional IPP project of 50 MW that is expected to come on-line for an additional capacity of 50 MW in January 2006.

     In 2005, sales growth has been below expectations and line losses above Projections primarily driven by significantly higher power prices resulting from increased oil prices (with the exception of 3% hydros, oil is the sole fuel source for all generating facilities in Jamaica). Additionally, JPS suffered significant fuel revenue impairment due to higher than projected heat rates resulting from operational challenges in the post-Hurricane Ivan period through the third quarter 2005. JPS anticipates that it will need access to working capital either from lenders or from an affiliate of Mirant to fund working capital needs attributable in part to higher fuel costs and lower than expected sales. All of these negatively impact EBITDA and cash flow in 2005 versus the Projections. If oil prices continue at current high price levels, the JPS could continue to experience lower sales growth and higher line losses and the related adverse impact on EBITDA and cash flow beyond 2005. The major operational issues are now resolved and this should lead to improved heat rate performance from the fourth quarter 2005 onward.

          B. GRAND BAHAMA POWER COMPANY LIMITED

     Grand Bahama Power is assumed in the Projections to experience 7.2% MWh sales growth over the weather and hurricane impacted 2004 projected sales estimate. MWh sales growth is assumed to gradually improve from 2.0% in 2006 to 3.5% in 2008. Growth is assumed to remain at 3.5% annually through 2011. Grand Bahama Power has begun construction of a new 18 MW generation facility to replace a 15 MW 1936 vintage unit with commercial operation expected in October 2005. An additional 18 MW of capacity is expected to come online in August 2009 to meet demand requirements. The Projections assume that the new capacity is financed with debt by Grand Bahama Power.

          C. POWER GENERATION COMPANY

     PowerGen's current power purchase agreement escalates payments for capacity by 95% and energy by 100% of U.S. CPI annually. The Projections assume that PowerGen will extend its PPA with the T&TEC, which expires in December 2009, under terms and conditions similar to the existing contract. However, PowerGen and T&TEC are expected to begin these discussions shortly, with amended terms projected to be effective in 2006. The heat rate is forecasted to average 13,269 btu/kwh over the planning period. The foreign exchange rate is forecasted to remain steady at TTD 6.30/USD.

     The Projections assume no new generation for the Projection Period. However, PowerGen is negotiating to build new generation and provide electric generation capacity under a long-term power purchase agreement to NGC and T&TEC. Furthermore, PowerGen is expected to begin discussions with NEC for additional power supply. The capital expenditures, revenues and costs associated with this potential new generation project are not included in the Projections.

          D. CURACAO UTILITIES COMPANY AND AQUALECTRA

     The Projections assume that CUC will continue to meet its contractual obligations under its Utility Services Agreement with the Isla Refinery. The foreign exchange rate is forecasted to remain steady at ANG1.78/USD and local inflation is forecasted to be 2.0% per year. The CUC tax holiday is not scheduled to expire during the Projection Period. The Projections assume no exercise of the put/call rights with respect to Mirant's interest in Aqualectra.

     5. CORPORATE OVERHEAD

     The Debtors project corporate overhead expenses based on the historical costs of the current organization adjusted for known differences and changes to the organization, including projected savings. The Projections assume that a consumer price index of 2.5% per year creates escalation in corporate overhead costs, but that escalation will be managed through efficiency improvements.

     The Projections assume that the Corporate Overhead Initiative ("COI"), an initiative undertaken by the Company to find efficiencies and cut costs where reasonable to do so, results in a reduction to company-wide costs of $35,400,000 in 2005 and $51,800,000 in 2006, with similar annual savings in 2007 and beyond. These savings are projected to be achieved in both the corporate and North America segments. At this time, approximately $9,000,000 of the overhead cost savings for 2006 have not been identified. In addition, certain corporate costs are now expected to continue to increase as a result of the implementation of elements of the Plan such as pursuit of the Avoidance Actions or as a result of infrastructure and processes necessary to prepare financial statements and to comply with the requirements of section 404 of the Sarbanes-Oxley Act for multiple SEC registrants, thereby making the Debtors' cost savings targets difficult to achieve for 2006 and possibly beyond.

     6. OPERATING EXPENSES

     The Debtors' operating expenses include costs related to labor, operations and maintenance, selling, general and administrative expenses ("SG&A"), corporate overhead, property tax and other smaller expenses.

     Union labor costs are based on current labor contracts and the Projections assume that the U.S. and Philippine contracts remain in place through the Projection Period. Caribbean union contracts are renegotiated every 3 to 5 years. Therefore, the Projections assume similar terms to the existing union contracts for the Caribbean units. The Debtors forecast non-union labor costs based on headcount and fully-loaded labor costs for each employee. Labor projections include amounts for short-term incentives, which are consistent with the current incentive program and past practices.

     The Debtors project annual O&M expenses based on historical levels, anticipated run profiles, specific projects necessary to maintain plants and/or enhance efficiency, and a forward view of inflation and prices. In addition, maintenance expenditures include long-term services agreement payments associated with the new gas fired combined cycle and simple cycle plants of the Debtors. Also included in North America O&M is the "Periodic Lease Rent" expense obligation associated with the MIRMA Leases, shown as a separate line item in the Projections. Since the Projections were completed, the following changes have occurred:

     - Keeping Pittsburg Unit 7 operational through the end of 2005 increases cash O&M expenses by $6,000,000 and defers cash O&M expenses of $2,200,000 due to severance costs from 2005 to 2006(1);

     - Delays in installing the Potrero Unit 3 selected catalytic reduction ("SCR") caused 2005 O&M expenses to increase by $7,000,000; and

     - Repairs at Swinging Bridge dam related to a sinkhole will cause O&M expenses to increase by more than $5,600,000 in 2005, of which approximately 50% should be covered by insurance proceeds to be received in 2006. However, the cost of the repairs could be substantially in excess of this amount. Furthermore, Mirant NY-Gen is required to perform a flood study relating to the Swinging Bridge, Rio and Mongaup reservoirs to determine the maximum capacity of the reservoirs and the down stream consequences of a rain event resulting in a greater than the maximum capacity event. The results of the flood study will not be known until the fourth quarter of 2005 and the costs of any remedial work are unknown but could be significantly greater than the repair costs referred to above.

     SG&A expenses include computer-related telecommunications, and other miscellaneous expenses at the business units.

     Property taxes in the United States are calculated based on a facility's current assessment multiplied by its millage rate. With the exception of Mid-Atlantic and New York, property taxes are assumed to escalate based on schedules defined by the tax authorities. The Projections assume no escalation of property taxes at MIRMA.

     The property and casualty insurance costs reflected in the Projections represent current premiums escalating at approximately 3.5% per year.

     7. OPERATING PERFORMANCE INITIATIVE

     In an effort to reduce costs and enhance gross margins, the Debtors conducted an Operations Performance Initiative ("OPI"), which involved a review of its power plant related processes and projects in the United States and Jamaica.

     For North America, the Projections incorporate $199,000,000 in EBITDA and capital cost improvements in 2005 and an average of approximately $176,000,000 per year in expected operational improvements through 2011.

---------------

(1) The projected non-cash impairment charge of $7,000,000 related to the Pittsburg Unit 7 shutdown will likewise be deferred from 2005 to 2006.

     For Jamaica, the Projections assume approximately $1,500,000 in EBITDA improvements in 2005 and $3,500,000 per year from 2006 to 2009.

     8. COLLATERAL AND LIQUIDITY NEEDS

     The Projections assume that the Debtors have outstanding collateral throughout the Projection Period ranging from approximately $600,000,000 to $975,000,000. Approximately $200,000,000 to $225,000,000 of this amount is associated with the Debtors' assumption in the Projections that they will continue to economically hedge the output and fuel requirements of a portion of the North America generation asset portfolio. The remainder of the outstanding collateral (approximately $400,000,000 to $750,000,000) is associated with postings on behalf of international businesses as well as infrastructure, gas transport, prepayments, asset direct postings, optimization activities, and legacy positions in North America. While not explicitly included in the Projections, the Debtors believe they will need to maintain additional liquidity of approximately $645,000,000 to $780,000,000 in order to have sufficient funds for price shock events, such as the one discussed below, seasonal/intra-month working capital, and other contingencies.

     As of September 20, 2005, the Debtors have posted approximately $860,600,000 of cash collateral related to their trading and marketing activities, compared to $322,000,000 assumed in the Projections for June 2005. The higher cash collateral levels are a result of the high commodity prices and actual hedges entered into by the Debtors consistent with their risk management policy. Notwithstanding the currently high level of cash collateral, in light of the fact that collateral will be returned to the Debtors as hedge positions roll off, the Debtors believe that the assumed cash collateral levels in the Projections are an appropriate reflection of expectations through the Projection Period.

     The Projections assume that New MAG Holdco is able to raise $750,000,000 to fund operations and working capital. New MAG Holdco has a commitment for a revolving credit facility in the amount of $1,000,000,000.

     The Debtors expect to satisfy their liquidity and capital requirements in North America with cash generated by operations and letters of credit and borrowings under the New MAG Holdco credit facility. Further, Mirant expects to satisfy the liquidity and capital requirements of its international subsidiaries with cash generated by operations and additional financing arrangements. The table below sets forth the total forecasted cash and cash equivalents and availability under credit facilities of New Mirant, MAG, New MAG Holdco and MIRMA as of December 30, 2005, after giving effect to the Plan and, based on the most recent liquidity forecast of the Debtors as of September 20, 2005.

                                                              DECEMBER 31, 2005
                                                              -----------------
                                                                (IN MILLIONS)
Cash and Cash Equivalents:
Debtors:
  Mirant....................................................       $  547
  MAG.......................................................           --
  New MAG Holdco............................................           20
  MIRMA.....................................................            5
  Other subsidiaries (including international
     subsidiaries)..........................................          280
                                                                   ------
Total unrestricted cash and cash equivalents................          852
Cash required for operating, working capital or other
  purposes or restricted by the subsidiaries' debt
  agreements................................................          254
                                                                   ------
Total cash and cash equivalents.............................        1,107
Availability under New MAG Holdco credit facility...........          626
                                                                   ------
Total cash, cash equivalents and credit facilities
  availability..............................................       $1,733
                                                                   ======

     In connection with emergence from chapter 11, the Mirant Debtors will distribute approximately $80,000,000 in Cash to holders of Claims and the MAG Debtors will distribute approximately $505,000,000 in Cash to holders of Claims.

     9. INCOME TAXES

     The Projections assume that federal and state taxes for the Debtors' U.S. entities are paid to the extent that the applicable taxable entity has generated future taxable income in excess of its accumulated tax loss carry forwards or to the extent that the taxable entity's income exceeds the tax loss carryforward available based on the applicable annual limitation determined under section 382(1)(6) of the Internal Revenue Code. The Projections also assume the formation of New Mirant as a non-U.S. entity and that Mirant's transfer of substantially all of its assets to New Mirant in exchange for New Mirant stock and other consideration, which is distributed to Mirant's current stockholders and creditors, qualifies as a tax-free reorganization under section 368(a)(1)(G) of the Internal Revenue Code, and that certain other mergers or transfers of assets by the Debtors pursuant to the Plan will be tax-free. Since the Projections were prepared, the Debtors, in consultation with the Corp Committee and Equity Committee as well as the Board of Directors of Mirant, have elected to form New Mirant as a Delaware corporation. The earnings of non-U.S. entities are assumed to be taxed at the applicable local tax rates. The Projections also assume that West Georgia, MIRMA, MAG, and New MAG Holdco do not pay cash taxes for federal income tax purposes. However, these entities may be required to record federal income tax accruals for financial statement purposes even though no cash tax payments are made. The Projections also assume that section 382(1)(6) of the Internal Revenue Code applies with respect to the utilization by the Debtors of their net operating losses and other tax attributes. The long-term tax exempt rate utilized for purposes of determining the annual section 382 limitation was 4.24%, the rate in effect for September 2005. The projected reduction/(increase) in cash taxes of the consolidated Debtors as a result of remaining a domestic company, compared to cash taxes forecasted in the Projections that assumed a non-U.S. parent company, is: $26,000,000 in 2006, $15,000,000 in 2007, $8,000,000 in 2008, $6,000,000 in 2009, ($1,000,000) in
2010 and $20,000,000 in 2011. However, the Debtors do not anticipate applying section 382(1)(6) of the Internal Revenue Code if the Debtors determine that section 382(1)(5) will provide better utilization of their tax attributes. The Debtors will need to determine whether to apply section 382(1)(5) or (1)(6) prior to the filing of New Mirant's consolidated tax return for the tax year in which Mirant emerges from bankruptcy. Assuming that Mirant emerges from bankruptcy in December 2005, the determination of whether to apply section 382(1)(5) or (1)(6) of the Internal Revenue Code must be made on New Mirant's consolidated tax return for its tax year ended December 31, 2005, which must be filed by September 2006. The New Mirant common stock will be subject to transfer restrictions upon emergence to prevent a subsequent ownership change from occurring in the event that the Debtors choose to apply section 382(1)(5) of the Internal Revenue Code. To effect such restriction the shares of New Mirant common stock will include the legend set forth in Schedule 13. If section 382(1)(5) applies, the cash taxes in the Projections would be reduced(increased) by the following amounts: ($1,000,000) in 2006; $0 in 2007; $8,000,000 in 2008;
$102,000,000 in 2009; $81,000,000 in 2010; and $41,000,000 in 2011. It should be noted the cash taxes described above for 382(1)(6) with a domestic parent company is based on the valuation prepared by Blackstone in connection with the filing of the First Amended Disclosure Statement. Should the value at emergence exceed this valuation, the cash taxes above may change. Cash taxes and NOL utilization will be affected by the subsequently identified variances discussed herein. Such effects are not included in the above analysis.

     10. CAPITAL EXPENDITURES AND DEPRECIATION

     The Projections include capital expenditures associated with anticipated environmental compliance, long-term service agreements, maintenance, construction completion, and other miscellaneous expenditures. The Projections do not include construction of any new generating assets in the United States during the Projection Period, but do include construction of substations, transmission lines, and/or new generating facilities in Asia and the Caribbean.

     The Projections include adequate capital expenditures to achieve compliance with the CAIR and the CAMR throughout the Projection Period.

     Depreciation expense was based on capital expenditure projections, historical book values, and estimated remaining life projections.

     Since the development of the Projections, the Debtors have identified certain changes to cash capital expenditures:

     - The Projections assumed the installation of two SCRs at the Morgantown plant but the Debtors have signed an engineering procurement and construction contract for the installation of the SCRs with different levels and timings than those assumed. As a result, capital spending needs to be decreased in 2005 by $7,000,000, increased in 2006 by $33,000,000 and decreased in 2007 and 2008 by $28,000,000 and
       $18,500,000, respectively;

     - The Projections assumed the installation of an ammonia-based reagent system for the Chalk Point Selective Auto-Catalytic Reduction and the Debtors have subsequently determined that a urea-based reagent system will be required. As a result, capital spending should be increased by $1,500,000 in 2005, $4,000,000 in 2006 and $1,000,000 in 2007; and

     - As a result of the delay in construction of the additional capacity at Jamaica, capital spending needs to be decreased by $56,000,000 in 2005, $16,300,000 in 2006 and $8,000,000 in 2007 and increased by $83,800,000 in 2009.

     The impact of these adjustments is reflected in the table below (in millions):

                                                FAVORABLE/(UNFAVORABLE) CHANGE IN BUSINESS PLAN
                                                ------------------------------------------------
                                                2005   2006    2007   2008    2009   2010   2011
                                                ----   -----   ----   -----   ----   ----   ----
CASH CAPITAL EXPENDITURES
  North America
     New MAG Holdco
       MIRMA..................................   5.5   (37.0)  27.0    18.5   0.0    0.0    0.0
       Other new MAG Holdco...................   0.0     0.0    0.0     0.0   0.0    0.0    0.0
                                                ----   -----   ----   -----   ---    ---    ---
                                                 5.5   (37.0)  27.0    18.5   0.0    0.0    0.0
     Non-New MAG Holdco.......................   0.0     0.0    0.0     0.0   0.0    0.0    0.0
                                                ----   -----   ----   -----   ---    ---    ---
  Subtotal North America......................   5.5   (37.0)  27.0    18.5   0.0    0.0    0.0
                                                ----   -----   ----   -----   ---    ---    ---
  International
     Jamaica..................................  56.0    16.3    8.0   (83.8)  0.0    0.0    0.0
                                                ----   -----   ----   -----   ---    ---    ---
  Subtotal International......................  56.0    16.3    8.0   (83.8)  0.0    0.0    0.0
                                                ----   -----   ----   -----   ---    ---    ---
  Mirant Corporation Total....................  61.5   (20.7)  35.0   (65.3)  0.0    0.0    0.0
                                                ====   =====   ====   =====   ===    ===    ===

     11. REORGANIZATION COSTS

     Reorganization costs consist of restructuring related, non-ordinary course expenses such as professional fees, costs specific to emergence and other bankruptcy related items.

     The level of professional advisor activity, and delay of the Effective Date of the Plan beyond the June 30, 2005 date, has caused and will cause the Debtors to incur significantly higher reorganization costs than assumed in the Projections, resulting in an unfavorable cash flow variance in the year ended December 31, 2005 of approximately $95,000,000 to $105,000,000.

     12. INTEREST EXPENSE

     The Projections assume the debt of non-Debtor entities bears interest as described in the applicable financing documents. Debt that has been reinstated as part of the Plan also bears interest at the applicable rates. The West Georgia Secured Notes bear interest at 7% per annum and all other notes issued under the Plan bear interest at 8%-8.25% per year over the Projection Period.

     13. FINANCING ACTIVITIES

     All existing international financings were modeled using the contractual interest rate, amortization schedule and other principal debt terms. The Projections include certain refinancings (sometimes at terms different than the debt being refinanced) in the Bahamas, Trinidad and Tobago and Curacao, and the issuance of new debt of $269,000,000 to support generation construction projects in Jamaica.

     14. REINSTATED MAG DEBT

     For the purpose of the Projections, the MAG Long-term Notes have been included on the balance sheet of MAG at face value. If applicable, "fresh start" accounting will require that the MAG Long-term Notes are recorded at fair market value.

     15. NO DIVIDEND ASSUMPTION

     The Projections for MAG, New MAG Holdco and MIRMA, respectively, assume that such entity does not pay dividends and that such entity holds its cash, although subsidiary cash is assumed to be available to such entity.

     16. CREDIT SUPPORT

     For purposes of the Projections for New MAG Holdco, credit support for certain environmental capital expenditures (including the installation of control technology relating to SO(2) emissions) has been included in the cash flow statement beginning in 2007 through 2011, in the amounts of $5,000,000, $31,000,000, $84,000,000, $95,000,000 and $50,000,000, respectively. In addition, the cash flows of MAG include credit support for potential refinancing needs of the MAG Long-term Notes due in 2011. This credit support comes due in 2010 in the amount of $150,000,000.

     17. MAG LONG-TERM NOTES REFINANCING

     For the purposes of the Projections, the $850,000,000 in MAG Long-term Notes due in 2011 is assumed to be refinanced.

D.  SUBSEQUENTLY IDENTIFIED VARIANCES TO PROJECTED GROSS MARGINS(1)

     As discussed above under "Summary of Significant Assumptions", the Debtors have identified a number of items that have caused them to revise their short-term cash gross margin projections, including updating their commodity forward market prices to utilize June 30, 2005 forward market prices, taking into account the tolling agreement for Contra Costa Unit 6 and Pittsburg Unit 7, reflecting the continuation of payments associated with the Back-to-Back Agreement and reflecting the construction delay related to the new capacity in Jamaica.

     Therefore, using proprietary tools, the forward market prices described above, hedge positions as of June 30, 2005 and actual cash gross margin through June 30, 2005, the Debtors generated a new forecast of

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.

cash gross margins and have set forth below the resulting favorable (unfavorable) change to the Projections (in millions):

                                             FAVORABLE/(UNFAVORABLE) CHANGE IN PROJECTIONS
                                         ------------------------------------------------------
                                          2005    2006    2007    2008    2009    2010    2011
                                         ------   -----   -----   -----   -----   -----   -----
CASH GROSS MARGIN(a)
  North America
     New MAG Holdco
       MIRMA...........................   (48.4)  112.5   171.5     0.0     0.0     0.0     0.0
       Other New MAG Holdco............     0.0    22.4    18.1     0.0     0.0     0.0     0.0
                                         ------   -----   -----   -----   -----   -----   -----
                                          (48.4)  134.9   189.6     0.0     0.0     0.0     0.0
     Non-New MAG Holdco................    17.5    (4.6)   (8.5)
     Back-to-Back Agreement(b).........   (87.8)  (42.1)  (38.4)  (46.3)  (41.5)  (42.9)  (46.2)
                                         ------   -----   -----   -----   -----   -----   -----
  Subtotal North American..............  (118.6)   88.2   142.8   (46.3)  (41.5)  (42.9)  (46.2)
                                         ------   -----   -----   -----   -----   -----   -----
  International
     Jamaica...........................     0.0     0.0     0.0   (34.2)    0.0     0.0     0.0
                                         ------   -----   -----   -----   -----   -----   -----
  Subtotal International...............     0.0     0.0     0.0   (34.2)    0.0     0.0     0.0
                                         ------   -----   -----   -----   -----   -----   -----
  Mirant Corporation Total.............  (118.6)   88.2   142.8   (80.5)  (41.5)  (42.9)  (46.2)
                                         ======   =====   =====   =====   =====   =====   =====

---------------

(a) Gross margins are used to capture the cash impacts of hedges. Because hedges are marked-to-market, income statement gross margins are expected to be different.

(b) Back-to-Back Agreement amounts represent the expected cash payments to Pepco.

E.  TEMPORARY SHUT DOWN OF POTOMAC RIVER STATION; OUTAGE AT MORGANTOWN
    STATION(1)

     Pursuant to an agreement between Mirant Potomac River and the Virginia Department of Environmental Quality ("Virginia DEQ"), the parties commissioned an environmental computer modeling study of air quality in the vicinity of the Potomac River generating facility. The modeling study completed on August 19, 2005 showed that emissions from the Potomac River facility have the potential to contribute to localized, modeled instances of exceedances of some of the EPA Clean Air Act mandated national ambient air quality standards ("NAAQS") under certain conditions. As an immediate response, the Debtors submitted the study to the Virginia DEQ and, on August 21, 2005, voluntarily reduced output of all five units at the Potomac River facility to their lowest feasible levels. In response to a directive received from the Virginia DEQ, Mirant Potomac River completely shut down operations of the facility on a temporary basis on August 24, 2005. On August 25, 2005, the Washington, D.C. Public Service Commission filed a petition and complaint under sections 202(c) and 207 of the Federal Power Act, respectively, requesting that either FERC or DOE order the plant to remain in service. Such proceeding is pending. The Debtors plan to bring the facility back on line as soon as Mirant Potomac River can satisfy the requirements of the Virginia DEQ with respect to NAAQS, unless the facility is ordered to return to operation sooner to support electric system reliability by the appropriate federal authority with the ability to order its operation notwithstanding the Virginia DEQ directive.

     Following the shut down of the Potomac River facility, Mirant Potomac River notified Pepco of the occurrence of a "Force Majeure" event under its Local Area Support Agreement dated December 29, 2000 with Pepco (the "LASA"). By letter dated September 13, 2005, Pepco notified Mirant Potomac River of an alleged default under the LASA as a result of the temporary shut down of the Potomac River facility.

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.

     Beginning on September 21, 2005, Mirant Potomac River commenced partial operation of one unit of the Potomac River facility. Mirant Potomac River will operate the unit approximately 16 hours a day, including approximately eight hours at maximum load (88 MW) and approximately eight hours at minimum load (35
MW), as the Debtors reported to Virginia DEQ on September 20, 2005. Dispersion modeling conducted by the Debtors demonstrates no modeled exceedances of NAAQs under these operating conditions. The Debtors' engineers and plant technicians have been working to develop a longer-term solution that would allow the plant to return to normal operation as soon as possible.

     The Projections and "Subsequently Identified Variances to Projected Gross Margins" do not reflect the impact of the shut down of the Potomac River generating facility. The Debtors project that a temporary shut down could have an unfavorable impact on gross margins of approximately $20,000,000 in 2005 and $85,000,000 in 2006, measured against projected gross margins as shown under "Subsequently Identified Variances to Projected Gross Margins." If the shutdown continues after such time, the Debtors believe that its impact on EBITDA less capital expenditures is the more relevant measure and project that these amounts would be negatively impacted by a range of $41,800,000 to $57,800,000 per year over the remainder of the Projection Period. The Projections do not reflect any payments that Mirant Potomac River could be required to make under the LASA for the cost of transmission upgrades as a result of the shut down of the Potomac River generating facility, which Pepco alleged range from $60,000,000 to $70,000,000.

     On September 18, 2005, Unit No. 1 at the Morgantown power station experienced a forced outage that required the unit to be shut down. As of the date hereof, the Debtors have not determined when the unit will be operational, the cost of any repairs or the amounts recoverable from insurance proceeds. As a result, the Debtors are unable to determine the financial impact of the forced outage on MIRMA or the other Debtors.

     The Debtors do not anticipate that the shut down of the Potomac River facility -- including the contingency event of a permanent shut down of the facility -- and the forced outage at Morgantown Unit No. 1 would result in MIRMA being prohibited from making distributions under its leveraged lease facility.

                                      IX.

                                   VALUATION

     As a result of a dispute among the stakeholders as to the enterprise value of the Debtors, on February 11, 2005, the Bankruptcy Court entered an order scheduling a hearing on the issue between April 11-13, 2005 (the "Valuation Hearing") and setting forth the deadlines and procedures for the concomitant discovery. Pursuant to this order, parties-in-interest were required to file notice of intent to participate in the Valuation Hearing by February 18, 2005. The close of discovery was scheduled for April 1, 2005.

     On February 22, 2005, the Bankruptcy Court entered an amended scheduling order that further clarified certain pre-trial deadlines and procedures for fact and expert discovery, including but not limited to the production of documents and expert reports. Although eighteen parties filed notices of intent to participate in the Valuation Hearing, only five parties actively participated in discovery: (1) the Debtors; (2) the Corp Committee; (3) the MAG Committee; (4) the Equity Committee; and (5) Phoenix (collectively, the "Valuation Parties"). The Valuation Parties produced over one million pages of documents and deposed 18 witnesses, including 7 fact witnesses and/or corporate representatives (Curt Morgan, Robert Hayes, William Holden, William Dahlberg, Kumar Krishnan, Richard Boswell and Todd Filsinger, as Corp Committee representative) and 11 expert witnesses (Richard Tabors and Tim Coleman for the Debtors; David Ying and Todd Filsinger for the Corp Committee; William "Tuck" Hardie for the MAG Committee; Seth Parker, Benjamin Schlesinger, Kenneth Slater and Anders Maxwell for the Equity Committee; W. Paul Ruwe and Israel Shaked for Phoenix). The Bankruptcy Court held a number of hearings and conferences regarding discovery disputes and other issues related to the Valuation Hearing.

     The Valuation Parties, except for Phoenix, submitted initial expert reports on February 25, 2005. On March 2, 2005, the Bankruptcy Court granted Phoenix's petition to submit its initial expert report on March 7, 2005. Rebuttal expert reports were submitted on March 16, 2005. On March 29, 2005, L. Matthew Wilson sought leave to participate in and call witnesses at the Valuation Hearing on behalf of a group of shareholders (the "Wilson Shareholders").

     In light of the burdens imposed by the voluminous discovery, the Bankruptcy Court entered an order extending the discovery deadline through April 8, 2005 and the Valuation Hearing was adjourned until April 18, 2005. On April 12, 2005, the Bankruptcy Court ruled that the Wilson Shareholders could participate in the Valuation Hearing, but precluded them from calling witnesses. At the commencement of the Valuation Hearing on April 18, 2005, the Bankruptcy Court denied the Wilson Shareholders' motion to extend discovery or continue the Valuation Hearing, and ruled that the Wilson Shareholders could conduct non-cumulative cross examinations of the Valuation Parties' witnesses.

     Between April 18, 2005 and June 27, 2005, the Bankruptcy Court conducted a hearing over the course of twenty-seven court days in which over one thousand exhibits were exchanged among the six different parties who participated in the hearing. Three fact witnesses, Curt Morgan, William Holden and Kumar Krishnan, testified for the Debtors. In addition, eight expert witnesses testified:
Richard Tabors, Tim Coleman, David Ying, Todd Filsinger, Benjamin Schlesinger, Kenneth Slater, Anders Maxwell and Israel Shaked. The testifying experts submitted ten reports and hundreds of demonstrative exhibits to support their testimony. The Valuation Parties also agreed that the MAG Committee would be permitted to admit into evidence the expert reports and deposition transcript of Tuck Hardie in lieu of calling witnesses to testify at the hearing. The Bankruptcy Court heard twenty-five days of live witness testimony, which included three-day cross examinations of Messrs. Coleman, Slater and Maxwell.

     The Valuation Parties introduced evidence of comparable companies' enterprise values to estimate the Debtors' value. As set forth in Exhibit 1 to the Fifth Interim Report of William K. Snyder, Court-Appointed Examiner, which was initially submitted confidentially to the Bankruptcy Court on April 15, 2005 (the "Examiner Report"), the Examiner's review of the Valuation Parties' expert reports indicated that they took the following positions with respect to the Debtors' enterprise value (in millions):

PARTY                                                       Low     Middle     High
-----                                                     -------   -------   -------
Debtors.................................................  $ 8,266   $ 8,861   $ 9,557
Corp Committee..........................................    7,843               8,970
MAG Committee...........................................    8,550               9,245
Equity Committee........................................   11,699              14,549
Phoenix.................................................    9,059    10,928    13,381

     During the Valuation Hearing, the Bankruptcy Court asked the parties to submit memoranda of law addressing whether recent precedent established by the United States Supreme Court indicated that: (1) standards independent from market value could be used when assessing the amount a party is entitled to receive in the context of a cramdown under the Bankruptcy Code's absolute priority rule, and (2) cramdown principles under section 1129(b) of the Bankruptcy Code are relevant to the Debtors' valuation, including an appropriate weighted average cost of capital. Oral argument on these issues was heard at the conclusion of the Valuation Hearing on June 27, 2005.

     On June 30, 2005, the Bankruptcy Court issued a letter directing the Debtors and Blackstone, the Debtors' financial advisors, to make certain modifications to the Debtors' business plan projections and valuation methodology. The Bankruptcy Court subsequently amended that letter by letter dated July 26, 2005 (these letters are hereinafter referred to collectively as the "Valuation Ruling"). As directed by the Bankruptcy Court, the Debtors and Blackstone worked together to implement the Valuation Ruling under the supervision of a committee comprised of Curt Morgan, Tim Coleman and William Snyder (the "Valuation Implementation Committee").

     In light of the amount of time the Valuation Implementation Committee anticipated that it would take to perform the work directed by the Bankruptcy Court, the uncertainty regarding the ultimate result, the potential for additional protracted litigation related to the Plan, the Valuation Ruling and the implementation thereof, the prospect of additional, material costs to the Debtors' Estates and their stakeholders from additional litigation and delay, and the potential harm to the Debtors' business from all of the above, the Debtors engaged in negotiations with the Committees and Phoenix, with the support of the Examiner, to see if a consensual resolution of the valuation issues could be achieved. Pursuant to these discussions, a global agreement regarding the terms of the Plan and allocating value on a consensual basis was reached on September 7, 2005. As a result, at the parties' request, the Bankruptcy Court (1) ordered that the Valuation Implementation Committee not complete the work as previously directed by the Bankruptcy Court in the Valuation Ruling, and (2) stated that it would not issue a formal opinion regarding valuation unless required to do so in connection with confirmation of the Plan. See "The Chapter 11 Cases -- Term Sheet Concerning Plan," and "The Chapter 11 Plan -- Introduction."

                                       X.

                              THE CHAPTER 11 CASES

A.  COMMENCEMENT OF THE CHAPTER 11 CASES

     On July 14, 2003 and July 15, 2003, Mirant and 74 of its wholly owned subsidiaries in the United States (collectively, the "Original Debtors") filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On August 18, 2003, Mirant EcoElectrica Investments I, Ltd. and Puerto Rico Power Investments Ltd, two wholly owned subsidiaries of Mirant, commenced chapter 11 cases under the Bankruptcy Code (the "EcoElectrica Debtors"). On October 3, 2003, four of Mirant's Affiliates, Mirant Wrightsville Investments, Inc., Mirant Wrightsville Management, Inc., Wrightsville Development Funding, L.L.C., and Wrightsville Power Facility, L.L.C. (the "Wrightsville Debtors"), who jointly own directly and indirectly the Wrightsville power plant, also commenced chapter 11 cases ("Mirant Wrightsville"). On November 18, 2003, Mirant Americas Energy Capital, LP and Mirant Americas Energy Capital Assets, LLC, two wholly owned subsidiaries of Mirant (collectively, the "MAEC Debtors"), commenced chapter 11 cases under the Bankruptcy Code. On September 26, 2005, Newco 2005 Corporation, a newly-formed, wholly owned subsidiary of Mirant, commenced a chapter 11 case under the Bankruptcy Code. The Chapter 11 Cases have been jointly administered under a single case heading and number, In re Mirant Corporation et al., Case No. 03-46590, before the Honorable D. Michael Lynn.

B.  CONTINUATION OF BUSINESS AFTER THE PETITION DATE

     Since the Petition Date, the Debtors have continued to operate their businesses and manage their property as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Debtors have sought Bankruptcy Court approval for all transactions that were outside the ordinary course of their businesses. As discussed in "The Chapter 11 Cases," during the period immediately following the Petition Date, the Debtors sought and obtained authority from the Bankruptcy Court with respect to a number of matters deemed by the Debtors to be essential to their smooth and efficient transition into chapter 11 administration and the stabilization of their operations.

     1. COUNTERPARTY ASSURANCE PROGRAM

     The Bankruptcy Court granted the Debtors permission to implement a counterparty assurance program (the "Counterparty Assurance Program"). MAEM conducts a substantial portion of its business through the use of forward contracts and swap agreements (i.e. trading contracts) that fall within the "safe-harbor" provisions set forth in sections 556 and 560 of the Bankruptcy Code which permit non-debtor parties to, among other things, exercise certain contractual termination rights and remedies notwithstanding the commencement of a chapter 11 case. If a contract qualifies for this safe harbor protection, a non-debtor party can terminate or liquidate the contract upon a commencement of a bankruptcy proceeding and, in certain circumstances may cause automatic termination or liquidation of the contract in accordance with the contractual terms. The Counterparty Assurance Program authorized MAEM to honor all obligations under existing and future trading contracts, to perform all obligations arising from prepetition trading contracts, affirmed its ability to enter into postpetition trading activities, including new trading agreements with counterparties and granted counterparties an administrative expense priority with respect to MAEM's obligations arising from postpetition market movements under its prepetition and postpetition trading contracts, as well as the right to terminate for certain contractual defaults other than MAEM's petition for chapter 11 relief.

     2. DIP CREDIT FACILITY

     On November 5, 2003, certain of the Debtors (the "DIP Borrowers") entered into a two-year debtor-in-possession credit facility (the "DIP Facility") providing for borrowings or the issuance of letters of credit in an amount not to exceed the lesser of $500,000,000 or the then existing "borrowing base." The borrowing base is the aggregate value assigned to specified power generation assets of the DIP Borrowers that serve as collateral for the DIP Facility. However, upon the occurrence of certain triggering events, including the sale of borrowing base assets or an event that has a material adverse effect on the business, operations or value of a power generation facility, the borrowing base may be revalued or reserves against the borrowing base may be imposed, thus lowering the borrowing base. Up to $300,000,000 of borrowings, which amount may be increased to $500,000,000 upon written approval of each of the Committees or further order of the Bankruptcy Court, are permitted. The DIP Facility also contains an option, exercisable by Mirant or MAG, to remove MAG and its subsidiaries as borrowers and obligors under the DIP Facility and reduce the DIP Facility commitment to a maximum of $200,000,000 of borrowings. Borrowings under the DIP Facility are secured by substantially all of the assets of the DIP Borrowers, including the borrowing base facilities.

     3. EMPLOYEE-RELATED MATTERS

     Of particular importance to the Debtors' efforts to stabilize their businesses and continue their operations uninterrupted was their ability to maintain the continued support and cooperation of their employees. Accordingly, on the Petition Date, the Debtors sought and obtained Bankruptcy Court authority to pay a significant portion of their prepetition employee obligations and continue to honor employee programs during the Chapter 11 Cases.

     During the Chapter 11 Cases, the Debtors also received authority to implement various severance programs. To minimize the risk of potential departures of the Debtors' key executives and managers (the "Key Employees") during the Chapter 11 Cases, the Debtors proposed a comprehensive key employee retention plan (the "KERP"), seeking to retain approximately 90 of the Key Employees, that consisted of two phases: Phase I and Phase II. The Bankruptcy Court authorized the Debtors to make the first stay bonus payment of approximately $1,200,000 on or after June 30, 2004 to certain eligible Key Employees (i.e., non-management council employees), reserved judgment on the remaining payments under Phase I of the KERP, and instructed the Debtors to deposit $8,000,000 into a segregated, interest-bearing account from which the anticipated stay and performance-based payments under both phases of the KERP are to be paid. Thereafter, at the request of the Examiner, the Debtors developed a global resolution of a number of outstanding employee compensation and benefit issues, including the KERP. As a result, the Bankruptcy Court authorized the Debtors to make the remaining stay bonus payments under Phase I of the KERP. The Bankruptcy Court also authorized the Debtors to make performance-based bonuses based upon progress toward completion of certain reorganization milestones under Phase II of the KERP to each eligible Key Employee other than the Chief Executive Officer. The Bankruptcy Court also authorized the implementation of a KERP severance plan for four key employees, pursuant to which, until one year after the Debtors' emergence from chapter 11, certain Key Employees are entitled, upon termination without cause (including a constructive termination), to a severance payment equal to 24 months base salary plus target short-term incentive and 24 months of medical benefits. Pursuant to separate settlement agreements with each of the Committees, the Debtors were authorized to provide severance to the Chief Executive Officer and agreed to seek selection of a new Chief Executive Officer, subject to certain conditions. The Corp Committee sought to vacate the order approving severance to the Chief Executive Officer on the grounds that the Debtors breached the agreement. The Corp Committee has agreed to withdraw its motion to vacate in connection with its execution of the Mirant Plan Term Sheet.

     The Debtors were also authorized to, among other things, provide for the continuation of the general severance plan for all employees, excluding the four covered by the KERP severance plan discussed above, until one year after the Debtors' emergence from chapter 11 and continue certain prepetition non-qualified benefit plans and honor any prepetition claims arising under the non-qualified benefit plans to current employees as they become due in the ordinary course. In connection with the resolution of those employee issues, the Debtors were required to terminate certain change in control severance plans and policies and otherwise eliminate any change in control provisions contained in any of the Debtors' employee benefit plans.

     4. CASH MANAGEMENT

     Prior to the Petition Date, the Debtors primarily utilized a consolidated cash management system for receipts and disbursements (the "Cash Management System"). Mirant also maintained excess funds in various money market accounts. The Bankruptcy Court issued an order granting the Debtors the authority: (a) to continue the use of their existing: (i) Cash Management System; (ii) certain bank accounts, and (iii) business forms and stationery, and (b) to continue to invest excess funds consistent with prior practice and certain investment guidelines. In connection with the approval of the DIP Facility, the Cash Management System was modified to provide for, among other things, (a) the grant of junior liens and junior superpriority administrative claims on account of intercompany transfers between various Debtor Groups, and (b) certain limitations on the incurrence of intercompany indebtedness.

     5. PAYMENT OF PREPETITION TRUST FUND TAXES AND GOVERNMENTAL FEES

     In the ordinary course of their operations, the Debtors collected sales, use, and other trust fund type taxes ("Trust Fund Taxes") from various persons and remitted such taxes to the appropriate taxing authorities (collectively, the "Taxing Authorities"). The Bankruptcy Court authorized the Debtors to: (a) pay related tax obligations and other governmental assessments due and owing to the Taxing Authorities, and (b) replace any checks or fund transfer requests regarding prepetition Trust Fund Taxes dishonored or rejected as of the commencement of the Chapter 11 Cases.

     6. CRITICAL VENDORS

     As of the Petition Date, the Debtors utilized approximately 120 vendors (other than utility companies) that provided services that were essential to the Debtors' operations and could not be replaced except at exorbitant costs. The Bankruptcy Court issued an order granting the Debtors the authority to pay: (a) prepetition debt to the extent an entity claimed a lien against property of any of Debtors' Estates to secure debt incurred by a Debtor prepetition and to the extent payment of such prepetition debt was, in the exercise of the Debtors' business judgment, in the best interests of the respective Estate, and (b) prepetition Claims: (i) to the extent an entity asserted a prepetition Claim that Debtors, upon advice of their counsel, reasonably believed would be authorized, and (ii) of an entity that refused to deal with the Debtors on any basis absent payment of such Claim if the Debtors reasonably believed, in the exercise of their business judgment, that such Claim was required to be paid in order for the Debtors to continue their respective businesses, with certain exceptions.

     7. RETENTION OF ORDINARY COURSE PROFESSIONALS

     Prior to the Petition Date, the Debtors employed certain professionals, in the ordinary course of business, to render services to their Estates (collectively, the "Ordinary Course Professionals"), which were necessary to the day-to-day continuation of the Debtors' operations. On August 1, 2003, the Bankruptcy Court granted the Debtors the authority to: (a) employ the Ordinary Course Professionals utilized by the Debtors in the ordinary course of business as of the Petition Date and thereafter; (b) supplement the list of Ordinary Course Professionals, and (c) pay compensation and reimburse expenses to each of the Ordinary Course Professionals up to $50,000 per month per each such Ordinary Course Professional, subject to the filing of a statement of disinterestedness under Bankruptcy Rule 2014 by each such Ordinary Course Professional.

     8. LIMITED NOTICE PROCEDURES AND COMPLEX CHAPTER 11 BANKRUPTCY CASE
TREATMENT

     The Bankruptcy Court determined that the Chapter 11 Cases appeared to be a complex chapter 11 case and established certain guidelines regarding notices of and hearings on motions and other matters and settlements.

     9. CONTINUED TRADING ORDER

     On August 18, 2003, the Bankruptcy Court issued the Order Approving Specified Information Blocking Procedures and Permitting Trading in the Debtors' Securities, Bank Debt, Purchase or Sale of Trade Debt and Issuing of Analyst Reports Upon Establishment of a Screening Wall effective July 25, 2003, amended on April 21, 2004 and September 15, 2004 (collectively, the "Screening Wall Order"). The Screening Wall Order regulates the dissemination of information about the Debtors to the members of the Committees and the continued trading of securities of the Debtors by members of the Committees.

     10. TRADING CONTRACT SETTLEMENT PROTOCOL

     On December 31, 2003, Mirant sought to establish procedures permitting the settlement of certain terminated prepetition or postpetition forward contracts, futures contracts, swap agreements, options or similar instrument contracts as defined by the Bankruptcy Code (each a "Trading Contract"). Generally, each time a Trading Contract is terminated (without regard to whether it was entered into prepetition or postpetition), a termination payment must be calculated by netting all amounts owing to the Debtors and all amounts owing to the counterparty under the Trading Contract. Mirant sought to establish specific, confidential procedures for the settlement of Trading Contracts due to the highly confidential nature of the settlement parameters to be used to calculate the termination payment.

     After extensive negotiations, Mirant, the Committees and their advisors reached an agreement regarding the procedures for settling Trading Contracts (the "Trading Contract Settlement Protocol"). Pursuant to the Trading Contract Settlement Protocol, instead of filing a motion with the Bankruptcy Court seeking approval of a settlement of a Trading Contract, Mirant submits certain information concerning the settlement to the Committees and the Committees' advisors (the "Notice Parties") for review. If no timely objections to a particular settlement have been made, the settlement of the Trading Contract is approved and Mirant and the counterparty may consummate such a settlement without further order of the Bankruptcy Court. If one of the Notice Parties objects to a settlement, Mirant may seek to resolve the issue directly with the objecting party and/or file a motion with the Bankruptcy Court seeking approval of the settlement.

     Currently, Trading Contracts with approximately ten counterparties have been settled pursuant to the Trading Contract Settlement Protocol. These settlements have resulted in an aggregate payment of approximately $25,500,000 to the Debtors, as well as the withdrawal of several proofs of claim filed by various counterparties to the Trading Contracts. None of the counterparties to the Trading Contracts have been granted an Allowed Claim against any Debtor on account of any settlement under the Trading Contract Settlement Protocol.

C.  REPRESENTATION OF THE DEBTORS

     Since late 2000, White & Case LLP ("W&C") has been retained by the Debtors to provide legal services with respect to a variety of issues, including the California energy crisis and the bankruptcy filings of Enron and certain of its Affiliates. In addition, W&C has provided restructuring and bankruptcy advice, performed due diligence and prepared the requisite petitions, pleadings and other documents submitted in connection with the commencement of the Chapter 11 Cases. As lead counsel to the Debtors, W&C have been coordinating the responsibilities and activities of all of the firms retained in the Chapter 11 Cases.

     In anticipation of the volume of matters that were likely to come before the Bankruptcy Court in the Chapter 11 Cases, and to maximize the efficiency with which all such matters were to be handled, the Debtors retained the Texas-based firm of Haynes and Boone, LLP ("H&B") to serve as Texas bankruptcy co-counsel in connection with the prosecution of the Chapter 11 Cases.

     In addition, given the size and complexity of the Chapter 11 Cases and the diverse activities and relationships of the Debtors and their non-debtor subsidiaries nationally and internationally, and recognizing the possibility that one or more matters may arise that could present potential or actual conflicts of interest for W&C and H&B, the Debtors also retained the firm of Forshey & Prostok, LLP ("F&P") to serve as special conflicts counsel to represent the Debtors in connection with any such matters.

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

D.  FORMATION AND REPRESENTATION OF THE CREDITORS' COMMITTEE

     1. COMMITTEE OF UNSECURED CREDITORS FOR MIRANT CORPORATION

     On or about July 25, 2003, the United States Trustee appointed the Corp Committee. The Corp Committee initially retained the law firms of Simpson Thacher & Bartlett, LLP, 425 Lexington Avenue, New York, New York 10017 and Andrews Kurth, LLP, 450 Lexington Avenue, New York, New York 10017 as counsel. By order, dated June 25, 2004, Simpson Thacher & Bartlett, LLP was authorized to withdraw. The Corp Committee thereafter retained Shearman & Sterling, LLP, 599 Lexington Avenue, New York, New York 10022. Accordingly, Andrews Kurth, LLP and Shearman and Sterling, LLP are co-counsel for the Corp Committee, with Paul N. Silverstein of Andrews Kurth, LLP and Fredric Sosnick of Shearman & Sterling, LLP as lead co-counsel for the Corp Committee.

     The Corp Committee is currently comprised of the following members:

Ronald Goldstein                          LoriAnn Curnyn
Appaloosa Management LP                   Hypovereins Bank
26 Main Street, 1(st) Floor               150 East 42(nd) Street
Chatham, NJ 07928                         New York, NY 10017-4679
Mark B. Cohen                             Sandi Horwitz
Deutsche Bank AG                          HSBC Bank USA
60 Wall Street                            10 East 40(th) Street, 14(th)
                                          Floor
New York, NY 10019                        New York, NY 10016-0200
Daniel Fisher                             (as Indenture Trustee)
Law Debenture Trust Company of New York
767 Third Avenue
New York, NY 10022
(as Indenture Trustee)

     2. COMMITTEE OF UNSECURED CREDITORS FOR MIRANT AMERICAS GENERATION

     On or about July 25, 2003, the United States Trustee appointed the MAG Committee. The MAG Committee retained the law firms of Cadwalader, Wickersham and Taft, LLP, One World Financial Center, New York, NY 10281 and Cox, Smith, Matthews Inc., 112 E. Pecan St., Suite 1800, San Antonio, TX 78205 as counsel.

     The MAG Committee is currently comprised of the following members:

Don Morgan                                        Mike Claybar
Mackay Shields Financial                          California Public Employees Retirement System
9 West 57(th) Street                              Lincoln Plaza
New York, NY 10019                                400 P Street
                                                  Sacramento, CA 95814
Thomas M. Korsman                                 Ivan Krsticevic
Wells Fargo Bank National Association             Elliott Associates, L.P.
MAC N9303-120                                     712 Fifth Avenue, 36(th) Floor
Sixth and Marquette                               New York, NY 10019
Minneapolis, MN 55479
(as Indenture Trustee)

     3. COMMITTEE OF EQUITY SECURITY HOLDERS OF MIRANT CORPORATION

     On or about September 18, 2003, the United States Trustee appointed the Equity Committee. The Equity Committee retained the law firms of Brown, Rudnick, Berlack & Israels, LLP, 120 W. 45th St., New York, NY 10036 and Hohmann, Taube & Summers, LLP, 100 Congress Ave, 18th Floor, Austin, TX 78701 as counsel.

     The Equity Committee is currently comprised of the following members:

Morris D. Weiss, Chairman                         Roger B. Smith
Tejas Securities Group, Inc.                      301 Kemp Road
112 E. Pecan, Suite 1510                          Suwanee, GA 30024-1607
San Antonio, TX 78205
Andres Forero                                     Michael Willingham
705 E. 43(rd) Street                              9202 Meaux Drive
Austin, TX 78751                                  Houston, TX 77031

E.  MATTERS RELATING TO UNEXPIRED LEASES AND EXECUTORY CONTRACTS

     Section 365 of the Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is assumed, the rights of the Debtor party to such agreement continue as property of its estate. A subsequent breach of an assumed lease or executory contract creates an administrative claim in favor of the non-Debtor party, entitling it to an administrative claim for prepetition obligations as well as postpetition obligations arising as a result of the breach. If an executory contract or unexpired lease is rejected, the non-Debtor counterparty to the agreement may file a claim for damages incurred by reason of the rejection, which is treated as a prepetition claim. In the case of rejection of leases of real property, such damage claims are subject to certain claim amount limitations imposed by the Bankruptcy Code.

     Prior to the Petition Date, the Debtors were party to several thousand executory contracts and unexpired leases (collectively, the "Contracts and Leases"). Shortly after the Petition Date, the Debtors formed an internal committee to analyze the Contracts and Leases (the "Contract Assessment Team"). The Contract Assessment Team reviewed and analyzed substantially all of the Debtors' contracts and leases and evaluated which should be rejected or assumed and the timing with respect thereto. The Debtors have also rejected and assumed various executory contracts and unexpired leases in accordance with regular notice procedures in the Chapter 11 Cases. Excluding the Back-to-Back Agreement, as a result of these contract rejections, the Debtors have been relieved of in excess of $500,000,000 in prospective obligations on a net present value basis.

     The Bankruptcy Code also allows a non-Debtor party to an executory contract or unexpired lease to file a motion with the Bankruptcy Court requesting that the Bankruptcy Court set a deadline by which the Debtor must assume or reject the particular agreement. Several parties have filed such motions in the Chapter 11 Cases and, in connection therewith, the Debtors exercised their right to either assume or reject the agreement, or simply opposed the motion.

     Generally, debtors have until the confirmation of a plan of reorganization to assume executory contracts and unexpired leases to which they are a party. An exception to the foregoing is set forth in section 365(d)(4) of the Bankruptcy Code which provides that if a debtor does not assume or reject an unexpired lease of nonresidential real property under which a debtor is the lessee within 60 days after the petition date, or within such additional time as the bankruptcy court, for cause, within such 60-day period, fixes, then such lease is deemed rejected. At the Debtors' request, the Bankruptcy Court has extended the time within which the Debtors must assume or reject such leases through the date of confirmation of the Plan.

F.  EXCLUSIVITY PERIODS

     As of the Petition Date, pursuant to sections 1121(b) and (c)(3) of the Bankruptcy Code, the Debtors had: (a) the Filing Period within which to file their plans of reorganization, and (b) the Solicitation Period to solicit acceptances of these timely filed plans after filing before other parties-in-interest were permitted to file plans. The initial Filing Period and the initial Solicitation Period were initially due to expire on November 11, 2003 and January 9, 2004, respectively.

     Pursuant to rulings of the Bankruptcy Court: (a) the initial Filing Period and the Solicitation Period were extended through April 30, 2004 and June 30, 2004, respectively, and (b) the Debtors agreed to meet certain

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

key milestones (the "Milestones") for the completion and presentation of the Debtors' business plan and an initial analysis of Intercompany Claims to the Committees. Each of the Milestones was timely met.

     On May 10, 2004, the Bankruptcy Court entered an order further extending the Filing Period and the Solicitation Period through December 31, 2004 and February 28, 2005, respectively (the "Second Exclusivity Order"). On or about May 13, 2004, the MAG Committee filed a Notice of Appeal of the Second Exclusivity Order (the "MAG Appeal"). The appeal was docketed before Judge McBryde of the United States District Court for the Northern District of Texas (the "District Court"). On or about May 20, 2004, M.H. Davidson & Co. LLC, a MAG bondholder, filed a Notice of Appeal (the "Davidson Appeal"). This separate appeal was docketed in the District Court. In an order addressing both the MAG Appeal and the Davidson Appeal issued on September 30, 2004, the District Court affirmed the Second Exclusivity Order.

     On December 21, 2004, the Bankruptcy Court entered an order further extending the Filing Period and Solicitation Period through to January 31, 2005 and March 31, 2005, respectively. On March 30, 2005, an order was issued by the Bankruptcy Court granting an extension of the Solicitation Period through the conclusion of the Confirmation Hearing; provided that if the Disclosure Statement is abandoned or the Disclosure Statement is not approved, the Solicitation Period will terminate upon the expiration of five Business Days after the Debtors' notice of abandonment of the Disclosure Statement or the Bankruptcy Court's denial of the approval of the Disclosure Statement unless the Debtors file a motion to extend the Solicitation Period during such five Business Days, in which case the Bankruptcy Court will consider such motion upon notice to parties-in-interest.

G.  PROTECTED PERSONS ORDER

     On August 5, 2003, the Bankruptcy Court entered the Order Restricting Pursuit of Certain Persons, which was subsequently amended on September 29, 2003 by the Order Extending Order Restricting Pursuit of Certain Persons (collectively, the "Protected Persons Order"). The Protected Persons Order stays and enjoins all entities from commencing any claim or action against the following parties: (a) members of the Committees and the entities they represent; (b) officers, directors, and managers who were employed or terminated by the Debtors during the Chapter 11 Cases, and (c) Professional Persons who are not otherwise afforded indemnity in connection with such professionals' work in connection with the Chapter 11 Cases (the Protected Persons, as defined in the Plan). The purpose of the Protected Persons Order is to allow the Protected Persons to perform the duties and tasks assigned to them without fear of being sued. Any claim or action against a Protected Person expires 30 days after the Protected Persons Order is terminated, which will occur on the date an order confirming the Plan is entered or such earlier date as the Bankruptcy Court determines is appropriate.

H.  RISK MANAGEMENT POLICY

     On November 5, 2003, the Bankruptcy Court issued an order requiring Mirant to conduct trading and marketing activities and further comply with the terms and provisions of the November 5, 2003 amendment to the Debtors' Global Risk Management Policy. The amended policy establishes clear definitions and protocols for the types of commercial activities in which the Debtors may engage (including asset hedging, marketing and optimization activities), and formalizes the creation of a legacy portfolio containing certain existing transactions that have been deemed to be non-strategic to the Company.

I.  APPOINTMENT OF EXAMINER

     On April 7, 2004, the Bankruptcy Court issued an order directing the United States Trustee to appoint an examiner in the Chapter 11 Cases to perform certain monitoring and investigating duties. On April 13, 2004, the Bankruptcy Court approved the United States Trustee's appointment of William K. Snyder (the "Examiner") as the examiner. The Bankruptcy Court authorized the employment of Corporate Revitalization Partners, LLC as financial advisors for the Examiner and the employment of Gardere Wynne Sewell LLP as counsel for the Examiner, effective as of April 13, 2004 and April 27, 2004, respectively.

     The Bankruptcy Court issued an Order Defining Role of Examiner on April 29, 2004, amended and restated on May 27, 2004 and July 7, 2004, that defined, amended and restated the duties and powers of the Examiner, which was expanded by the Bankruptcy Court under the Memorandum Order Expanding Role of Examiner issued on July 30, 2004.

J.  PROFESSIONAL FEE COMMITTEE

     On August 27, 2003, the Bankruptcy Court issued an order appointing Dean Nancy B. Rapoport ("Dean Rapoport") of the University of Houston School of Law as the Bankruptcy Court's expert with respect to professional fees and expenses in the Chapter 11 Cases. Dean Rapoport was empowered to serve as chairperson of a fee review committee which is also comprised of representatives of the Debtors, the Committees, the Examiner and the United States Trustee.

K.  INTERCOMPANY ISSUES

     On the Petition Date, substantial intercompany account balances existed between Mirant and various of its subsidiaries. These arose as a result of the manner in which Mirant conducted its activities and channeled cash through its subsidiaries for these activities and otherwise. These are described in more detail in "Certain Affiliate Transactions."

L.  MATERIAL ASSET SALES

     Section 363 of the Bankruptcy Code grants the Debtors the power, subject to approval of the Bankruptcy Court, to use, sell or lease property of the Debtors' Estates outside of the ordinary course of their business.

     The Bankruptcy Court entered an order providing certain procedures governing the sale of certain miscellaneous assets. In addition to selling assets in accordance with these approved procedures, the Debtors have also sold certain assets outside of the ordinary course of business by filing a motion and obtaining authorization of the Bankruptcy Court. Certain material assets and sales are described below.

     1. COYOTE SPRINGS

     The Coyote Springs facility is a gas fired facility located in Boardman, Oregon. The facility was owned by Mirant Oregon, a non-Debtor, wholly owned subsidiary of MAI, and Avista Corporation, as tenants-in-common, each with an undivided 50% interest. The Debtors initiated an active marketing process for the interest in Coyote Springs with the assistance of their financial advisors to ensure the highest price would be obtained at any auction. On October 13, 2004, Mirant Oregon entered into an agreement to sell its 50% interest in the Coyote Springs facility to Avista Corporation for $62,500,000. The agreement was approved by the Bankruptcy Court and the sale closed during January 2005.

     2. TURBINE SALES

     On October 13, 2004, the Debtors sought authorization from the Bankruptcy Court for the sale of three gas turbines and all appurtenances, modules, equipment and certain other services related thereto (collectively, the "Bowline Turbines") by Mirant Bowline to Invenergy Turbine Company LLC ("Invenergy"). The sale of the Bowline Turbines was subject to higher and otherwise better offers. Since no other party submitted a bid for the turbines, Invenergy was selected as the successful bidder and purchased the Bowline Turbines for $46,500,000. By order dated December 10, 2004, the Bankruptcy Court approved the sale to Invenergy.

     On May 20, 2005, the Debtors sought authorization from the Bankruptcy Court for the sale of two gas turbines located in Wyandotte, Michigan and one steam turbine located in Nagasaki, Japan, including all appurtenances, modules, and equipment related thereto (collectively, the "Wyandotte Turbines"), by Mirant Wyandotte, LLC and MAI to Mitsubishi Power Generation, LLC ("Mitsubishi"). The sale of the Wyandotte Turbines was subject to higher and otherwise better offers. Since no other party submitted a bid for the turbines, Mitsubishi was selected as the successful bidder and purchased the Wyandotte Turbines for $23,000,000. By order dated June 29, 2005, the Bankruptcy Court approved the sale to Mitsubishi and the

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Debtors completed the sale in July 2005. The Debtors are continuing the process of negotiating, and obtaining Bankruptcy Court approval of the sale of the remaining assets located in Wyandotte.

     3. WRIGHTSVILLE

     The Wrightsville facility consists of gas fired intermediate/peaking units with a generating capacity of 438 MW. Wrightsville Power Facility, L.L.C. ("WPF") leases the facility from Pulaski County, Arkansas (the "County"). The County financed the costs of acquiring and constructing the facility by issuing $300,000,000 of industrial revenue bonds to Wrightsville Development Funding, L.L.C. ("WDF"). The bonds are secured by a mortgage encumbering the County's interests in the facility and the lease. In connection with the foregoing agreements, WPF and the County entered into a payment-in-lieu-of-taxes agreement ("PILOT Agreement") reducing real property taxes associated with the facility for an 11-year period. WDF raised the $300,000,000 necessary to purchase the bonds by obtaining approximately $120,000,000 in capital contributions from its members, and borrowing $180,000,000 (the "Loan") from MAG on an unsecured basis, which Loan was subsequently assigned to MAI. In 2004, the Debtors mothballed the Wrightsville facility pending recovery of regional power prices.

     On March 17, 2005, the Debtors filed a motion to sell the Wrightsville facility and related assets to AECC for $85,000,000. On April 6, 2005, the Bankruptcy Court approved the Debtors' motion to approve the bid procedures with respect to the sale and set the sale hearing for May 25, 2005. Pursuant to the bid procedures, the sale of the Wrightsville facility and related assets was to be subject to higher and otherwise better offers at an auction to be held in connection with the sale, in the event the Debtors received qualified competing bids. In accordance with the bid procedures, one party executed a confidentiality agreement with the Debtors. However, that party did not submit a bid by the extended bid deadline of May 18, 2005. Accordingly, no auction was conducted, and AECC was determined to have submitted the highest and best bid pursuant to that certain Asset Purchase and Sale Agreement dated February 24, 2005 (including all related exhibits and schedules) among WPF, Mirant Wrightsville Management, Inc., Mirant Wrightsville Investment, Inc., WDF and AECC. On May 25, 2005, the Bankruptcy Court approved the sale of the Wrightsville facility and related assets to AECC. On September 28, 2005, the sale of the Wrightsville facility to AECC was consummated.

     Upon the closing of the sale, the County transferred the facility to the purchaser; the respective parties cancelled the lease, the mortgage and the PILOT Agreement; and WDF surrendered the outstanding bonds in consideration of payment from the net proceeds of the proposed sale remaining after payment of closing costs and the costs of funding certain associated settlement agreements with the County, the Pulaski County Special School District and the City of Wrightsville, Arkansas. As the net proceeds of the proposed sale were insufficient to satisfy the bonds in full, WPF will realize no net cash proceeds from the sale. Notwithstanding anything herein to the contrary, MAI's Claims on account of the Loan (the "MAI/WDF Note Claim") does not constitute an Intercompany Claim that is deemed resolved under the Plan, but shall remain a valid and enforceable Claim against WDF after the Effective Date. Consequently, payments received by WDF on account of the bonds in connection with the sale of the Wrightsville facility and related assets were transferred to MAI upon the closing of the sale.

     4. BIRCHWOOD

     The Birchwood facility is a 242 MW coal fired electric cogeneration facility in Virginia. In May 2003, Mirant Birchwood, Inc. contracted to sell to General Electric Capital Corporation its joint venture partnership interests in the Birchwood facility and related joint venture assets for a purchase price of approximately $71,000,000. That sale was consummated pursuant to an order of the Bankruptcy Court entered on October 8, 2003.

     5. MINT FARM

     The Mint Farm facility in Longview, Washington is currently under construction, and upon completion would be a 290 MW gas-fired combined cycle generating facility. The construction of the Mint Farm facility is approximately 60% complete and construction has been suspended. On September 4, 2005, the Debtors filed a motion with the Bankruptcy Court to sell the Mint Farm facility to Longview Generation, LLC for a purchase
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price of $17,200,000, subject to higher or otherwise better offers. On September
21, 2005, the Bankruptcy Court approved bidding procedures to be employed in connection with the sale of the Mint Farm facility. A hearing to consider the sale is scheduled for October 19, 2005. In the event a sale of the Mint Farm facility does not occur within one year after the Effective Date, the Debtors intend to liquidate the Mint Farm facility and related assets.

     6. MIRANT SERVICE CENTER

     On September 13, 2005, MIRMA executed an agreement of sale for the sale of its Mirant Service Center building and accompanying 68 acres located in Upper Marlboro, Maryland. This agreement is the result of a structured and competitive marketing effort commenced earlier this year. The execution of the agreement initiates a 30-day due diligence period. If no substantive issues arise by the close of the due diligence period, the Debtors intend to pursue Bankruptcy Court approval of the sale and anticipate a closing by year end.

     7. WICHITA FALLS

     The Wichita Falls facility is a 77 MW combined cycle facility in Texas. The Debtors are currently in the process of soliciting bids for a potential sale of this facility.

M.  LETTER OF CREDIT EXTENSIONS

     Mirant is the borrower under the Mirant 4-Year Revolver, pursuant to which the 4-Year Lenders agreed to make available to Mirant a working capital and letter of credit facility of up to $1,125,000,000 in aggregate principal amount. Pursuant to the terms of the Mirant 4-Year Revolver, Mirant also entered into a letter of credit agreement, dated September 4, 2001 (the "L/C Agreement"), between Mirant and Wachovia Bank N.A. (the "L/C Issuing Bank") pursuant to which, at the request of Mirant, the L/C Issuing Bank agreed to issue letters of credit ("L/Cs") to beneficiaries designated by Mirant, subject to and in accordance with the terms of the L/C Agreement. The beneficiaries of the L/Cs include trading counterparties under "safe harbor" contracts, counterparties under PPAs and transportation agreements, lenders under project financing debt, ISOs and other vendors and suppliers.

     Following is a summary of L/Cs issued as of December 31, 2004 and December 31, 2003 (in millions):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2004           2003
                                                              ------------   ------------
Energy trading and marketing L/Cs...........................       130            249
Debt service reserves, operating and other L/Cs.............        75            331
  TOTAL.....................................................      $205           $580

     The Bankruptcy Court authorized the Debtors to amend the Mirant 4-Year Revolver to set out the terms and conditions upon which the L/Cs that were issued and outstanding as of the date of the first amendment agreement (the "Existing L/Cs") could be further extended after the Petition Date. Thereafter, the Bankruptcy Court entered additional orders allowing further extensions of the Existing L/Cs.

     Pursuant to these L/C extension orders, the reimbursement obligations with respect to any draw under any Existing L/Cs extended pursuant to an amendment agreement (including any evergreen L/C renewed pursuant to its terms or otherwise) constitute prepetition Unsecured Claims against Mirant, without waiver or prejudice to any objection by a party in interest to the allowance of such claims. Notwithstanding the extension of many of the L/Cs, the Debtors do not anticipate further L/C extensions and expect that the remainder of the L/Cs will be drawn or will expire. Furthermore, despite the order allowing the extension of the Existing L/Cs, the 4-Year Agent and 4-Year Lenders filed amended proofs of claim asserting, among other things, the right of subrogation and the return of excess proceeds from L/C draws. The Debtors objected to these amended proofs of claim on various grounds. See "Material Claims, Litigation and Investigation -- Unresolved Disputed Material Claims -- Mirant 4-Year Revolver and L/C Agreement Litigation."

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

N.  CANADIAN FILING

     On July 15, 2003 in Calgary, Alberta, certain of the Debtors' Canadian subsidiaries, Mirant Canada Energy Marketing, Ltd. ("MCEM") and Mirant Canada Marketing Investments, Inc. (collectively the "Canadian Filers"), filed an application for creditor protection under the Companies Creditors' Arrangement Act, which, like chapter 11, allows for reorganization under the protection of the court system (the "CCAA Proceedings").

     As part of the CCAA Proceedings, the Canadian Filers liquidated all of their assets. Pursuant to a Plan of Compromise and Arrangement approved by the Canadian court on April 22, 2004, the Canadian Filers paid their third-party creditors 80% of their allowed claims, which totaled CAD43,600,000. It is anticipated that the Canadian Filers will return approximately $45,000,000 to the Debtors. The CCAA Proceedings are no longer pending; the Canadian Filers emerged from creditor protection on May 21, 2004.

     Some of the Debtors guaranteed certain obligations of the Canadian Filers. All of the Claims arising from said guarantees have been liquidated and Allowed in the Chapter 11 Cases with the exception of one Disputed Claim asserted by TransCanada in the amount of $48,376,900.

O.  CLAIMS OBJECTION PROCEDURES

     Approximately 8,385 proofs of claim were filed by claimants asserting claims against the Debtors of approximately $269,000,000,000. See "Material Claims, Litigation and Investigations -- Procedures for Resolving
Claims -- Claims Objection Procedures" for a discussion of procedures approved by the Bankruptcy Court to resolve objections to claims.

P.  EQUITY COMMITTEE MOTION AND COMPLAINT TO COMPEL A SHAREHOLDERS' MEETING

     On November 22, 2004, the Equity Committee filed a motion in the Bankruptcy Court (the "Motion to Compel") seeking an injunction compelling the Debtors to convene a shareholders' meeting, purportedly for the purpose of replacing Mirant's board of directors. On the same day, the Equity Committee commenced an adversary proceeding in the Bankruptcy Court seeking identical relief. The complaint in the adversary proceeding names Mirant as the sole defendant. In each of the Motion to Compel and the adversary proceeding, the Equity Committee alleges entitlement to the relief it seeks under Delaware law, Mirant's bylaws, and Mirant's certificate of incorporation. On December 23, 2004, the Debtors filed a cross motion (the "Motion to Dismiss or Consolidate") to dismiss the Motion to Compel or, in the alternative, to consolidate the Motion to Compel into the adversary proceeding. The parties subsequently agreed to schedule a valuation hearing to determine whether the equity holders are entitled to any distribution from Mirant's Estate. This agreement resulted in the resolution of the Motion to Compel.

Q.  CALIFORNIA SETTLEMENT

     In 1996, the California legislature passed a bill to restructure California's energy industry. As part of this restructuring, California created three markets for the sale of electricity at wholesale: the "day-ahead" market, the "day-of" market and the "real-time" market (the "California Energy Markets"). The "day-ahead" market and the "day-of" market were administered by the California Power Exchange Corporation (the "Cal PX"). The "real-time" market was and is administered by the CAISO.

     Prior to the Petition Date, MAEM, along with many other independent energy producers or marketers, sold energy into the California Energy Markets. In 2000 and 2001, the price of energy in the western energy markets, including the California Energy Markets, increased to historically high levels. Buyers of power in such markets asserted that the high prices were due to market manipulation by energy wholesalers, including MAEM. As a result, a number of civil and criminal investigations were initiated by FERC, the California Public Utilities Commission, California's Electricity Oversight Board ("CEOB") and the States of Washington, Oregon and California. In addition, various civil actions in the state and federal courts and regulatory proceedings at FERC were pursued against energy producers or wholesalers by PG&E, Southern California Edison, San Diego Gas and Electric Company, the DWR, the Attorney General of the State of California (the "California Attorney

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

General") and the CEOB (collectively referred to as the "California Parties"). The vast bulk of the Claims described in this paragraph were settled by the California Settlement described in this section of the Disclosure Statement.

     On April 15, 2005, the Bankruptcy Court approved the California Settlement Agreement, and that agreement became effective. The Confirmation Order shall authorize and direct the Debtors to take all actions that are necessary or appropriate to give effect to the California Settlement. Certain provisions of the California Settlement are summarized below. To the extent there is any conflict between the California Settlement Agreement and the Plan, the California Settlement Agreement shall prevail.

     1. GENERAL

     On January 14, 2005 Mirant and certain other Debtors entered into the California Settlement Agreement with the California Parties and the Office of Market Oversight and Investigations of the FERC. The Debtors which are parties to the California Settlement are Mirant, MAI, MAEM, MAG, Mirant California Investments, Inc., Mirant California, Mirant Delta, Mirant Potrero, Mirant Special Procurement, Inc., Mirant Services, MAEMII and MADI (collectively, the "Mirant Settling Parties"). The effectiveness of the California Settlement was conditioned upon its approval by the CPUC, the Bankruptcy Court, the bankruptcy court having jurisdiction over PG&E's bankruptcy proceedings initiated in 2001 and FERC. The CPUC approved the California Settlement prior to January 14, 2005, as signified by its execution of the California Settlement Agreement. The PG&E bankruptcy court approved the California Settlement on March 24, 2005. FERC approved it on April 13, 2005, and the Bankruptcy Court approved it on April 15, 2005, causing it to become effective.

     The California Parties and the Mirant Settling Parties entered into the California Settlement to comprehensively settle various disputes by and among the California Parties and the Mirant Settling Parties, including the allegations of market manipulation generally described above. The California Settlement is complex, involving numerous disputes and exchanges of settlement consideration among the many disputing parties.

     2. MIRANT DEBTORS SETTLEMENT

     Under the California Settlement: (i) the California Parties received an assignment of certain receivables owed to MAEM for energy sales made by MAEM during 2000 and 2001 into the California Energy Markets (the "MAEM Receivables"); (ii) the California Parties received an unsecured Allowed Claim against MAEM in the amount of $175,000,000, which for purposes of the Plan has been classified as an Allowed Mirant Debtor Class 3 -- Unsecured Claim, and
(iii) DWR received an unsecured Allowed Claim against MAEM in the amount of $2,250,000, which for purposes of the Plan has been classified as an Allowed Mirant Debtor Class 3 -- Unsecured Claim. In return for the assignment of the MAEM Receivables and the Allowed Claims, the California Parties released all claims they may have had against the Mirant Settling Parties related to sales of electricity or natural gas at wholesale in western markets in the period from January 1, 1998 through July 14, 2003, including all such claims filed by the California Parties in the Chapter 11 Cases, in proceedings currently pending before the FERC, or in four pending suits filed by the California Attorney General. The Debtors estimate that, excluding duplicative claims, this will compromise more than 90% of California Energy Market Claims at issue in the proceedings before FERC concerning whether the prices charged by MAEM and other market participants in the California Energy Markets during certain periods in 2000 and 2001 were excessive. Also, the California Parties assumed MAEM's obligation to pay any refunds determined by FERC to be owed by MAEM to other parties for transactions in the CAISO and Cal PX markets from October 2, 2000 through June 21, 2001 (the "Refund Period"). Subject to applicable bankruptcy law, MAEM continues to be liable for any refunds that FERC determines it to owe to: (i) participants in the Cal PX or CAISO markets other than the California Parties (or other parties that chose to opt into the California Settlement as described below) for periods outside the Refund Period, or (ii) to parties with which MAEM engaged in bilateral electricity or natural gas transactions other than the California Parties (or other parties that chose to opt into the California Settlement).

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

     Pursuant to the California Settlement Agreement, any California Party may request that their share of any New Mirant Common Stock received on account of an Allowed Mirant Debtor Class 3 -- Unsecured Claim be paid into a trust for the benefit of such California Party. The terms of any such trust shall be negotiated by the Mirant Settling Parties and the applicable California Party on or before the Effective Date. The parties anticipate that the trust agreement will contain customary terms and conditions, including that the designated trustee hold any New Mirant Common Stock issued on account of an Allowed Mirant Debtor Class 3 -- Unsecured Claim in lieu of any such California Party.

     Pursuant to the California Settlement, the California Parties also agreed to withdraw their opposition at FERC to another settlement (the "Trading Practices Settlement") that had been reached between certain of the Mirant Parties and the Office of Market Oversight and Investigations of the FERC prior to the California Settlement. Pursuant to the Trading Practices Settlement, MAEM agreed to pay $332,411 in cash to a FERC designated trust account and to grant FERC an unsecured Allowed Claim against MAEM in the amount of $3,665,811, which has been classified as an Allowed Mirant Debtor Class 3 -- Unsecured Claim, to resolve certain investigations by FERC into whether certain Mirant Parties engaged in improper trading strategies and double sold ancillary services between January 1, 2000 and June 20, 2001. At the time that the California Settlement became effective, the FERC staff and certain Mirant Parties had requested that FERC approve the Trading Practices Settlement, but FERC had not yet done so. As a result of the California Parties withdrawing their opposition to the Trading Practices Settlement pursuant to the California Settlement, FERC approved the Trading Practices Settlement on June 27, 2005. The Bankruptcy Court approved the Trading Practices Settlement on August 24, 2005.

     Some of the consideration to be received by the California Parties under the California Settlement is available to other market participants that choose to opt into the California Settlement and several did so. Those market participants that elected to opt into the California Settlement have given releases of liability to the Mirant Settling Parties that are similar to those given by the California Parties, although opt-in participants are not required to release certain bilateral claims. Approximately 14 market participants (other than California Parties) opted into the California Settlement. Market participants that are neither California Parties nor market participants opting into the California Settlement are referred to as "Non-Settling Participants."

     In addition to the claims filed by the California Parties in the Chapter 11 Cases seeking to recover refunds from MAEM and other Mirant entities for sales of electricity made by MAEM into the CAISO and Cal PX markets in 2000 and 2001, CAISO and the Cal PX have filed claims against MAEM and other Mirant Settling Parties seeking to recover refunds on behalf of participants in the markets for which they were responsible. FERC's approval of the California Settlement constitutes its direction to CAISO and Cal PX to conform their books and records to the terms of the settlement and to withdraw with prejudice all proofs of claim filed by them in the Chapter 11 Cases that seek to recover amounts or otherwise obtain relief on behalf of, or for the benefit of, any of the California Parties or any other market participants that opt into the California Settlement. In addition, the CAISO separately agreed with Mirant to release its claims for refunds and certain other claims upon the California Settlement becoming effective. The California Settlement also automatically assigned the portions of the proofs of claim filed by the Cal PX against MAEM and Mirant Corporation seeking to recover amounts or otherwise obtain relief on behalf of, or for the benefit of, a Non-Settling Participant to such Non-Settling Participant. In order to implement this aspect of the California Settlement, on July 22, 2005, the Debtors and Cal PX filed a joint motion with the Bankruptcy Court to approve certain agreed-to assignment procedures. On August 25, 2005, the Bankruptcy Court granted the joint motion and the Debtors expect to fully implement the procedures approved by the Bankruptcy Court by September 30, 2005.

     The California Parties also released the Mirant Settling Parties from any liability or refund claims related to a 19-month agreement entered into by MAEM with DWR on May 22, 2001, including claims asserted in complaints filed by CPUC and EOB with FERC in February 2002. FERC's approval of the California Settlement, under its terms, also has the effect of terminating any pending investigations by the FERC of the conduct of the Mirant Settling Parties in the western energy markets in 2000 and 2001, including pending investigations of bids made by MAEM to Cal PX and CAISO in excess of $250 per MWh in the period
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

May 1, 2000 through October 1, 2000 and of allegations of physical withholding of generation assets by certain of the Mirant Settling Parties in 2000 and 2001.

     3. MAG DEBTORS SETTLEMENT

     The California Settlement also resolved all claims asserted by PG&E against Mirant Delta, Mirant Potrero, and the other Mirant Settling Parties in the Chapter 11 Cases or in proceedings before FERC that relate to refunds potentially owed with respect to sales previously made by Mirant Delta and Mirant Potrero under RMR agreements between Mirant Delta and CAISO applicable to the generating plants owned by Mirant Delta and a similar RMR agreement between Mirant Potrero and CAISO applicable to the generating plant owned by Mirant Potrero (the "RMR Agreements"). When Mirant Delta and Mirant Potrero acquired their generating facilities from PG&E in 1999, those facilities were subject to the RMR Agreements, which were assumed by Mirant Delta and Mirant Potrero. The rates that Mirant Delta and Mirant Potrero could charge the CAISO under those agreements, where they were also making sales into the market and were retaining the revenues from those sales, were the subject of an ongoing disputed rate proceeding before the FERC and were being collected subject to refund. This potential refund liability was unrelated to the high prices experienced in western energy markets in 2000 and 2001. While CAISO is the party to the RMR Agreements with Mirant Delta and Mirant Potrero, CAISO's obligations under those agreements are funded by PG&E, and PG&E is the real party in interest with respect to any refunds owed by Mirant Delta and Mirant Potrero for sales made previously under those agreements. A decision issued by a FERC administrative law judge in June 2000 addressing the rates that Mirant Delta and Mirant Potrero should be allowed to charge under the RMR Agreements for their generating units subject to the RMR Agreements and from which Mirant Delta or Mirant Potrero had exercised its rights to make market sales, if it had been adopted by FERC, would have resulted in Mirant Delta and Mirant Potrero owing refunds to CAISO, and in effect indirectly to PG&E, that, with interest, would have potentially exceeded $300,000,000. In its order approving the California Settlement, FERC dismissed as moot the pending rate proceeding related to the RMR Agreements, in which the ALJ decision was before FERC for its review. On June 3, 2005, the FERC denied requests for rehearing filed by various parties with respect to that dismissal.

     Under the California Settlement, PG&E released Mirant Delta and Mirant Potrero from any potential refund liability under the RMR Agreements on or before September 30, 2004, and the claims filed by PG&E in the Chapter 11 Cases seeking to recover refunds from Mirant Delta and Mirant Potrero for sales made under the RMR Agreements have been withdrawn with prejudice. Under the terms of the California Settlement, FERC's approval of the California Settlement constituted its direction to CAISO to conform its books and records to the terms of the California Settlement and to withdraw, with prejudice, all proofs of claim filed by it in the Chapter 11 Cases that seek to recover amounts related to sales made under the RMR Agreements on or before September 30, 2004. In addition, the CAISO has separately agreed with Mirant to release any RMR-related claims settled pursuant to the California Settlement Agreement upon the California Settlement becoming effective.

     In return for the releases it granted to the Mirant Settling Parties described in the previous paragraphs, PG&E received two Allowed Claims against Mirant Delta, which have been classified as MAG Debtor Class 4 -- PG&E RMR Claims under the Plan. Under the California Settlement Agreement and the Plan, the first Allowed Claim will receive a distribution of $43,000,000 and the second Allowed Claim will receive a distribution of $20,000,000. PG&E will liquidate any securities received as part of such distributions and, to the extent that the net amount resulting from the liquidation of the securities received by PG&E plus any cash received by it is less than $43,000,000 or $20,000,000, as the case may be, the difference will be made up by PG&E by withholding amounts it owes to Mirant Delta over a three-month period under either of the power purchase agreements described below or by payment from Mirant Delta or MAG. In addition, either: (i) the CC8 Assets will be transferred to PG&E, or (ii) PG&E will receive the CC8 Alternative Consideration. The Bankruptcy Court's order of April 15, 2005 approving the California Settlement (the "California Settlement Order") also approved the transfer of the CC8 Assets pursuant to the terms of the California Settlement. A definitive transfer agreement for the CC8 Assets (the "CC8 Transfer Agreement") as well as certain ancillary agreements related thereto have been executed by certain Mirant Settling Parties and PG&E pursuant to the California Settlement Order. The CC8 Transfer Agreement will be filed with the Bankruptcy Court prior to
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Confirmation and may be obtained from the official docket maintained in connection with these Chapter 11 Cases after it has been filed with the Bankruptcy Court.

     To fund the CC8 Alternative Consideration, in the event it is paid, PG&E will receive an Allowed MAG Debtor Class 4 -- PG&E/RMR Claim that will receive a distribution of $70,000,000. PG&E will liquidate any securities received as part of such distribution and place the net resulting amount plus any cash received into an escrow account. To the extent that the net amount resulting from the liquidation of the securities received by PG&E plus any cash received by it is less than the CC8 Alternative Consideration, the difference will be made up by PG&E withholding and paying into the escrow account amounts it owes to Mirant Delta over a three-month period under the power purchase agreement described below or by payments from Mirant Delta or MAG. If the transfer of the CC8 Assets to PG&E does not occur on or before June 30, 2008, or if certain specified events occur prior to that date, such as the failure of the CPUC to approve PG&E's acquisition of the CC8 Assets, then the CC8 Alternative Consideration is to be paid to PG&E and the Mirant Settling Parties will retain the CC8 Assets. If PG&E closes on its acquisition of the CC8 Assets, the funds in the escrow account will be paid to Mirant Delta.

     PG&E has also entered into two power purchase agreements with Mirant Delta and Mirant Potrero that will allow PG&E to dispatch and purchase the power output of all units of the generating plants owned by Mirant Delta that have been designated by the CAISO as RMR units under the RMR Agreements and will allow PG&E to direct Mirant Potrero to change the operating condition under the Mirant Potrero RMR Agreement of all units of the Potrero power plant designated by the CAISO as RMR units. The first agreement took effect in January of 2005. The second agreement will take effect from 2006 through 2012. For the years 2005 through 2008, PG&E will pay Mirant Delta and Mirant Potrero under those agreements rates for the affected generating units equal to the rates currently in effect under the RMR Agreements during 2004 reduced by $5,000,000. After 2008, the payments to be made by PG&E will be determined on an annual basis by rate filings at FERC consistent with the terms of the existing RMR Agreements.

     Under the California Settlement, PG&E and Mirant Delta also are to negotiate by September 30, 2005 an agreement (the "Option Agreement") under which PG&E would have separate options to purchase each of Mirant Delta's existing Contra Costa generating plant and its existing Pittsburg generating plant, in both cases once no unit at the plant has operated for a certain period of years. The price at which each plant could be purchased pursuant to the option would be equal to the amount of certain capital costs not recovered by Mirant Delta under the terms of the RMR Agreement applicable to that plant at the time of the exercise of the option. If Mirant Delta and PG&E do not reach agreement on the Option Agreement by September 30, 2005, or if PG&E cannot obtain CPUC approval of the Option Agreement or its exercise of its rights thereunder, Mirant Delta and the other Mirant Settling Parties will have no further obligations to PG&E with respect to the Option Agreement or the rights it was to provide to PG&E.

     4. CHAPTER 5 RELEASES

     In exchange for the above-described consideration, the Debtors and the California Parties have provided releases to each other as specifically described in the California Settlement Agreement, including releases of the California Parties from any and all claims, obligations, causes of action and liabilities: (i) under sections 542, 544, 545, 547, 548, 549 or 553 of the Bankruptcy Code to avoid any alleged transfer to or seek turnover from a California Party; (ii) under section 550 of the Bankruptcy Code to recover any such alleged transfer; (iii) under section 510(c) to subordinate any claim of a California Party; or (iv) under section 502(d) to disallow any claim of a California Party based upon any alleged avoidable transfer so released. In addition, the California Parties, FERC and other settling participants have withdrawn their respective applicable proofs of claim filed in the Chapter 11 Cases with prejudice.

R.  TERM SHEET CONCERNING PLAN

     On September 7, 2005, the Debtors and certain of their key stakeholders reached an agreement concerning the terms of the Plan.(1) The term sheet (the "Mirant Plan Term Sheet"), among the Debtors, the Committees and Phoenix (and supported by the MAG Ad Hoc Committee and the Examiner), is summarized in the chart below.(2)

     The Mirant Plan Term Sheet and resultant Plan were the product of extensive arm's length, good faith negotiations between the Debtors, the Committees and Phoenix. Although the Mirant Plan Term Sheet and resultant Plan may not reflect the best possible recovery with respect to certain Claims, Equity Interests or certain classes of Claims or Equity Interests, the Debtors believe that approval of the Plan, as modified by the Mirant Plan Term Sheet, is in the best interests of the Debtors, their Estates, their creditors and their equity holders. Entering into the Mirant Plan Term Sheet, which is supported by the Committees, the MAG Ad Hoc Committee, the Examiner and Phoenix, is beneficial to all parties in interest to these Chapter 11 Cases by allowing confirmation of the Plan to proceed and reducing the costs and uncertainty of litigation concerning the Plan.

              SUMMARY OF KEY ASPECTS OF THE MIRANT PLAN TERM SHEET

Purpose of the Mirant Plan
Term Sheet                       The Mirant Plan Term Sheet sets forth the
                                 modifications that the Debtors would make to the Plan dated March 25, 2005, and the terms on which the constituencies will support and recommend that the stakeholders vote to accept and that the Bankruptcy Court confirm the amended Plan.

Key Provisions of the Mirant
Plan Term Sheet                  The Mirant Plan Term Sheet:

                                 (1) sets forth the financial terms on which the value of the Debtors' enterprise will be shared among stakeholders;

                                 (2) affirms that all MAG debt obligations will be satisfied in full (including the payment in Cash of the Indenture Trustee Fees) and that MAG's $1,700,000,000 of long-term debt will be reinstated;

                                 (3) clarifies the Debtors' intention to satisfy MAG's approximately $1,500,000,000 of short-term debt and other obligations with common stock in the reorganized parent company for 10% of the amount owed with the balance to be paid in Cash. (Although the company plans to raise the cash through a proposed $1,350,000,000 capital markets financing at its exit from Chapter 11, it still reserves the right to issue new notes directly to the creditors for this portion of their claims);

                                 (4) specifies the methodology for calculating the amount of interest that accrued on all MAG debt during the pendency of the Chapter 11 Cases and provides details regarding various credit support mechanisms to be provided under the Plan by the reorganized parent company for the benefit of MAG;

---------------

(1) The Debtors filed a Current Report on Form 8-K attaching the Mirant Plan Term Sheet with the SEC on September 7, 2005.

(2) Parties-in-interest should refer directly to the Mirant Plan Term Sheet for information concerning the terms of the agreement.

                                 (5) specifies that Cash recoveries on
                                 Designated Avoidance Actions (including the action against Mirant's former parent, Southern) will trigger payments to be shared by Mirant's former creditors and shareholders on a 50/50 basis; and

                                 (6) provides that Mr. Edward Muller, the former CEO of Southern California Edison Company's merchant energy subsidiary, Edison Mission Energy, will be elected to the board of directors of Mirant and named chairman and that a new board of directors will be formed consisting of Mr. Muller, Mr. A.D. ("Pete") Correll (a current board member), six independent members selected jointly by Mirant and the Corp Committee, and one independent member to be chosen through a joint selection process with the Mirant Equity Committee.

Amended Plan:                    Under the plan to be amended, approximately
                                 $6,368,000,000 of unsecured debt and
                                 obligations at the parent level will be
                                 exchanged for 96.25% of the remaining common stock (exclusive of the above-noted MAG shares and shares reserved for employee programs under the Plan). This includes an agreed-upon participation by Mirant's subordinated trust preferred securities, which will receive 3.5% of the common stock (excluding the MAG and employee shares) and warrants entitling the holders to purchase 5% of the new common stock issued under the Plan, exclusive of employee shares. The remaining common stock (3.75%, excluding the MAG and employee shares) will go to Mirant's current shareholders. The shareholders will also receive warrants to purchase an additional 10% of the common stock of New Mirant. In addition, the unsecured creditors of Mirant and the current shareholders of Mirant will share in certain payments to be triggered by recoveries on specified lawsuits.

                                      XI.

                 MATERIAL CLAIMS, LITIGATION AND INVESTIGATIONS

A.  OVERVIEW OF ESTATE CLAIMS AND LIABILITIES

     Commencing in September 2003, each of the Debtors filed its respective Schedules and Statements. The aggregate scheduled liabilities for the Debtors were approximately $9,300,000,000. In addition to the claims scheduled by the Debtors, numerous proofs of claim have been filed against the Debtors. On August 21, 2003, the Bankruptcy Court issued an order (the "Initial Bar Date Order") applying to the Original Debtors that established: (1) December 16, 2003 at 5:00 p.m. (EST) as the last day to file a timely proof of claim in the Chapter 11 Cases of the Original Debtors with the Claims Agent, and (2) January 12, 2004 at 5:00 p.m. (EST) as the last day for governmental units to file a timely proof of claim in the Chapter 11 Cases of the Original Debtors with the Claims Agent. Notice of the Initial Bar Date Order was provided in The Wall Street Journal (National Edition) and USA Today (National Edition), on or about October 17, 2003. The Initial Bar Date Order was made applicable to the EcoElectrica Debtors and the Wrightsville Debtors by orders entered September 8, 2003 and October 9, 2003, respectively.

     On January 8, 2004, the Bankruptcy Court issued an order (the "MAEC Bar Date Order") applying to the MAEC Debtors that established: (1) March 12, 2004 at 5:00 p.m. (EST) as the last day to file a timely proof of claim in the Chapter 11 Cases of the MAEC Debtors with the Claims Agent, and (2) May 17, 2004 at 5:00 p.m. (EST) as the last day for governmental units to file a timely proof of claim in the Chapter 11 Cases of the MAEC Debtors with the Claims Agent.

     On September 28, 2005, the Bankruptcy Court issued an order applying to Newco 2005 Corporation that established October 20, 2005, 5:00 p.m., (EST), as the last date and time to file a timely proof of claim in the chapter 11 case of Newco 2005 Corporation.

B.  PROCEDURES FOR RESOLVING CLAIMS

     1. CLAIMS OBJECTION PROCEDURES

     On June 8, 2004, the Bankruptcy Court entered an order establishing procedures for objections to proofs of claims (the "Claims Objection Procedures"). The Claims Objection Procedures divide objections into four "Tiers," and provide specific procedures for each type of objection.

     The Debtors have filed numerous "Tier I" claim objections to claims that were either: (a) identical to a proof of claim filed multiple times, asserting the same liability against the same Debtor, or (b) a proof of claim that was amended or superseded by a subsequently-filed proof of claim. On August 12, 2004 and January 11, 2005, the Bankruptcy Court sustained certain objections to claims exceeding $3,000,000,000. Additionally, on February 22, 2005 and April 6, 2005, the Bankruptcy Court expunged an additional $23,800,000 in claims from the Debtors' claims register. On June 1, 2005, the Bankruptcy Court sustained objections expunging $664,000 in claims from the Debtors' claims register.

     The Debtors also filed a "Tier II" claims objection seeking the disallowance and expungement of claims that were filed based upon equity interests. On October 5, 2004, the Bankruptcy Court issued an order sustaining the Debtors' objection and expunging approximately 5,000 proofs of claim, in the aggregate amount of approximately $34,000,000, from the Debtors' claims register. On April 18, 2005, the Debtors served notice that an additional $674,520 in claims based on equity interests would be expunged from the Debtors' claims register.

     The Debtors also filed numerous "Tier III" claims objections to certain proofs of claim. On September 29, 2004 and January 13, 2005, the Bankruptcy Court issued orders expunging over 200 proofs of claim from the Debtors' claims register, in amounts exceeding $100,000,000. Additionally, on February 1 and February 22, 2005, the Bankruptcy Court expunged an aggregate of over $8,000,000 in claims from the Debtors' claims register. On April 6, 2005, the Bankruptcy Court sustained objections reducing the claims register by an additional $4,000,000. On May 31, 2005, the Bankruptcy Court expunged approximately $1,600,000 in employment-related claims and approximately $25,500,000 in tax-related claims. On June 1, 2005, the Bankruptcy Court sustained objections expunging $114,000 in claims from the Debtors' claims register.

     On August 4, 2005, the Debtors filed a Tier III Objection To Certain Duplicative Proofs Of Claim Filed By Senior Noteholders (Group XVII). During the course of the Debtors' review and reconciliation of proofs of claim with their respective books and records, the Debtors identified approximately $50,000,000 in claims which were filed on account of the same liabilities scheduled by the Debtors for Deutsche Bank AG New York Branch, as fiscal agent in relation to the Mirant Corporation $200,000,000 7.4% Senior Notes due 2004 and Mirant Corporation $500,000,000 7.9% Senior Notes due 2009 (collectively, the "Mirant Corp. Senior Notes"). The Court sustained this objection on September 14, 2005.

     With respect to "Tier IV" claim objections to material claims, as of September 12, 2005, the Debtors objected to the claims of the parties identified on Schedule 6. As discussed in more detail below, a substantial portion of those objections have been resolved.

     The Bankruptcy Court has entered orders that have significantly reduced the unliquidated and disputed claims against the Estates. To date, there have been over 8,385 claims filed against the Mirant entities, totaling approximately $269,000,000,000. The majority of these claims, with a cumulative notional amount of $232,000,000,000, were expunged from the claims register as a result of settlements and Bankruptcy Court orders. In addition, there are $1,900,000,000 of estimated liabilities for claims that were filed on an unliquidated basis.

     2. CLAIMS ESTIMATION PROCEDURES

     To assist the Debtors' ability to resolve material claims that could unduly delay the administration of the Debtors' cases, on October 21, 2004 and October 26, 2004, the Bankruptcy Court issued orders authorizing the Debtors to estimate certain contingent and unliquidated proofs of claim for purposes of feasibility of, voting on, and distribution under the Plan and providing procedures for the estimation of such contingent and unliquidated proofs of claim.

C.  DESCRIPTION OF CLAIMS

     1. ESTIMATED CLAIM AMOUNTS BY CLASS

     The following chart provides the estimated claim amounts for both the Mirant Debtors and the MAG Debtors. The amounts presented in the chart below represent the Debtors' estimates of the claims and potential settlement value. THESE ESTIMATED AMOUNTS DO NOT, AND ARE NOT INTENDED TO, REPRESENT THE FULL, FINAL, AND LIQUIDATED CLAIM VALUES. As discussed below, a number of the claims are currently the subject of ongoing litigation.

                                                           ESTIMATED CLAIMS
                                         ----------------------------------------------------
                                            PRINCIPAL AND       POSTPETITION
                                         PREPETITION INTEREST     INTEREST         TOTAL
                                         --------------------   ------------   --------------
MIRANT DEBTORS(a)
  Class 1 -- Priority Claims...........     $      44,000                      $       44,000
  Class 2 -- Secured Claims............     $ 152,100,000       $    300,000   $  152,400,000
  Class 3 -- Unsecured Claims..........     $5,690,600,000      $677,400,000   $6,368,000,000
  Class 4 -- Convenience Claims........     $   6,200,000                      $    6,200,000
MAG DEBTORS(b)
  Class 1 -- Priority Claims...........     $      11,000                      $       11,000
  Class 2 -- Secured Claims............     $  39,200,000       $  1,000,000   $   40,200,000
  Class 3 -- New York Tax Secured
     Claims............................      undetermined
  Class 4 -- PG&E/RMR Claims...........     $ 133,000,000(c)                   $  133,000,000
  Class 5 -- Unsecured Claims(d).......     $1,157,400,000      $210,500,000   $1,367,900,000
  Class 6 -- MAG Long-term Note
     Claims(e).........................     $1,732,700,000      $416,400,000   $2,149,100,000
  Class 7 -- Convenience Claims........     $   4,800,000                      $    4,800,000

---------------

(a) For the Mirant Debtors, the Unsecured Claims include the Mirant Credit Facilities, the Mirant Debt Securities, trade debt, and lease rejection claims as discussed in "General Information -- Existing Financing Transactions of the Debtors." The character and content of the other classes of claims are also discussed in "The Chapter 11 Plan -- General Description of the Treatment of Claims and Equity Interests -- Classified Claims and Equity Interests."

(b) For the MAG Debtors, the Unsecured Claims include the MAG Credit Facilities, the MAG Debt Securities, trade debt, and lease rejection claims discussed in detail in "General Information -- Existing Financing Transactions of the Debtors." The character and content of the other classes of claims is also discussed in detail in "The Chapter 11 Plan -- General Description of the Treatment of Claims and Equity Interests -- Classified Claims and Equity Interests."

(c) The Debtors estimate that the "CC8 Alternative Consideration" will be $70,000,000 and have used such number to determine the Allowed amount of the PG&E/RMR Claims. In addition, the Debtors believe that PG&E is not entitled to interest on account of its PG&E/RMR Claims. PG&E disputes this contention.

(d) For purposes of calculating accrued interest on Unsecured Claims, the Debtors used non-default contract rates compounding the bonds semi-annually and the revolver quarterly. Additional interest of 0.50% was added to the bonds for the period between August 28, 2003 and July 28, 2005. For purposes of calculating postpetition accrued interest on Unsecured Claims other than MAG Revolver Claims and MAG Short-term

    Notes, the Debtors calculated interest at the federal judgment rate in effect on the Petition Date, which was 1.08%.

(e) For purposes of calculating accrued interest on the MAG Long-term Note Claims, the Debtors used non-default contract rates, compounding interest semi-annually. More specifically, the Debtors used annual rates of 8.3% for the MAG Long-term Notes due 2011, 8.5% for the MAG Long-term Notes due 2021 and 9.125% for the MAG Long-term Notes due 2031. Additional interest of 0.50% was added to the bonds for the period between August 28, 2003 and July 28, 2005.

     2. DISPUTED MATERIAL LITIGATION CLAIMS

     The Debtors contested the Tier IV claim objections identified on Schedule
6. Certain other Tier IV claim objections, however, and other material claims remain unresolved and/or unliquidated. The following chart summarizes the resolved and unresolved material litigation claims.

STATUS                                                       MIRANT           MAG
------                                                   --------------   ------------
Disputed and Resolved..................................  $287,270,551(a)
Disputed and Unresolved................................  $1,035,249,462   $152,046,532

---------------

(a) This is the consolidated amount for both MAG and Mirant Corp.

        A. RESOLVED MATERIAL LITIGATION CLAIMS

           I. SUMMARY OF SETTLED MATERIAL LITIGATION CLAIMS(a)

CLAIMANT                                                      TOTAL FILED AMOUNT   SETTLED AMOUNT
--------                                                      ------------------   --------------
Californians for Renewable Energy...........................    $  469,854,000      $          0
Egger, Jerry et al. ........................................    $  800,000,000      $      5,000
Oregon Department of Justice................................      Unliquidated      $    250,000
Brown, James and Waller, Greg...............................    $  100,000,000      $          0
Wisniak, Gil................................................    $  700,000,000      $  2,000,000(b)
Alstom Power, Inc...........................................    $    6,827,849      $  3,755,849
Burns and McDonnell.........................................    $   12,718,525      $  3,750,000(c)
Cascade Natural Gas Corporation.............................    $    1,032,938      $    592,709(d)
Commodity Futures Trading Commission ("CFTC")...............      Unliquidated      $ 12,500,000(e)
Enbridge Midcoast Energy....................................    $   25,412,958      $    750,000
Entergy Arkansas and Entergy Services.......................    $   26,432,106      $          0
NSTAR Gas Company, Cambridge Electric Light Company,
  Commonwealth Electric Light ("NSTAR").....................    $    7,865,149      $    365,247(f)
Predator Development Company................................    $   95,000,000      $  1,200,000
California Department of Toxic Substances...................    $      400,034      $     51,197
Dynegy Marketing and Trade..................................    $    5,484,741      $          0
Massachusetts Department of Environmental Protection........      Unliquidated      $     41,400
Metropolitan Water District of Southern California, Portland
  General Electric Company and Salt River Project
  Agricultural Imp. & Power District........................      Unliquidated      $          0
Pericen Limited Partnership.................................    $   30,226,424      $  2,003,000
San Francisco Bay Regional Water Quality Control Board......    $   15,000,000      $          0
Southern California Water Company...........................      Unliquidated      $          0
Unitil Power Corp. and Unitil Energy Systems................    $   40,000,000      $          0
Virginia Electric and Power Company.........................    $    8,682,606      $          0
Brazos Electric Cooperative.................................    $   17,278,092      $  3,543,088
Powerex Corp. ..............................................      Unliquidated      $          0

---------------

(a) The Summary includes settlements of some Claims for which Bankruptcy Court approval has not yet been obtained. The Debtors, however, expect to receive Bankruptcy Court approval of these settlements prior to confirmation of the Plan.

(b) The Wisniak Claim is subordinated to other general Unsecured Claims of Mirant.

(c) The Burns and McDonnell Claims are allowed, fully secured Claims against Mirant Sugar Creek and will be treated solely as set forth in the settlement agreement approved by the Bankruptcy Court on January 19, 2005.

(d) Cascade Natural Gas Corporation ("Cascade") has an allowed general, prepetition, Unsecured Claim for $592,709 solely for purposes of voting and determining feasibility of the Plan. Determination for purposes of distribution on account of Cascade's Claim will be resolved through the Claims Objection Procedures and will not exceed the amount of $592,709.

(e) The CFTC Claim is subordinated to the general Unsecured Claims of MAEM.

(f) The stipulation entered into between NSTAR and the Debtors provides that NSTAR, or its affiliates, may be entitled to additional rejection damages Claims if certain contracts are rejected, as well as potential other Claims depending on the outcome of certain refund proceedings before FERC.

CLAIMANT                                                      TOTAL FILED AMOUNT   SETTLED AMOUNT
--------                                                      ------------------   --------------
Gas Transmission Northwest..................................    $  145,305,380      $ 25,000,000
Mirant Securities Plaintiffs................................    $  100,000,000      $          0
Gunderboom, Inc. and Gunderboom Shareholders................    $  457,644,361      $    206,676
Modesto Irrigation District.................................    $   16,958,642      $  2,302,500
Enron/EME...................................................    $1,375,931,028      $ 19,250,000
Dick Corp./St. Paul(a)......................................    $   49,700,108      $ 11,500,000
Perryville..................................................    $1,390,129,956      $108,300,000
ENA Upstream................................................    $    5,786,198      $  5,786,198
Enron Power Marketing.......................................      Unliquidated      $ 10,111,687
Cruz Bustamante (filed by Paul Kiesel)......................    $2,500,000,000      $      1,000
Oscar's Photo Lab and Mary L. Davis.........................      Unliquidated      $      2,000
                                                                --------------      ------------
                                                                $8,403,671,095      $213,270,551
                                                                ==============      ============

           II. SUMMARY OF DISALLOWED MATERIAL LITIGATION CLAIMS

CLAIMANT                                                      TOTAL FILED AMOUNT   REMAINING CLAIM
--------                                                      ------------------   ---------------
Banc of America Securities..................................     $ 25,633,135       $          0
Bank of America.............................................     $215,749,201       $          0
Kinder Morgan Power Company.................................     $153,419,000       Undetermined(b)
Kern River Gas Transmission.................................     $363,851,630       $ 74,000,000
                                                                 ------------       ------------
Total.......................................................     $718,652,965       $ 74,000,000
                                                                 ============       ============

---------------

(a) The Dick/St. Paul Claims are Secured Claims against MAG and Mirant Kendall and will be treated as set forth in the settlement agreement approved by the Bankruptcy Court, by order dated June 20, 2005.

(b) The Kinder Morgan Power Company Claim, regarding transmission credits and sums related thereto that is disputed by the Debtors, has been settled for $1,500,000 subject to Bankruptcy Court approval.

          B. UNRESOLVED DISPUTED, MATERIAL LITIGATION CLAIMS

     The following chart identifies the unresolved and/or unliquidated Claims that are both disputed and material:

                                                               FILED AMOUNT
MIRANT DEBTORS                                                --------------
Bewag.......................................................      None Filed
California Power Exchange Corporation.......................    Undetermined
Freeman Mathis & Gary LLP...................................    Unliquidated
Gregory, Vernon J. & Sandra.................................  $   21,000,000(a)
Richard Neimark.............................................  $    5,000,000
Potomac Electric Power Company..............................  $   31,142,447(b)
Southern Company............................................  $   48,983,612(c)
TransCanada Gas Services Inc. ..............................  $   50,826,900
Wachovia/Credit Suisse......................................  $  773,296,503(d)
Pepco TPA...................................................  $  105,000,000
                                                              --------------
Total.......................................................  $1,035,249,462
                                                              --------------

MAG DEBTORS
Algonquin Gas Transmission Company..........................  $   10,023,619
Dominion State Line, Inc. ..................................  $      736,306
Foster Wheeler..............................................  $    1,694,160
Kelly & Meenagh.............................................  $    2,450,000
Potomac Electric Power Company..............................  $   31,142,447
Schoenberger, Michael & Patricia............................  $    1,000,000
Pepco TPA...................................................  $  105,000,000
MIRMA Owner/Lessors.........................................    Unliquidated
                                                              --------------
Total.......................................................  $  152,046,532
                                                              --------------

---------------

(a) Gregory, Vernon & Sandra filed 8 redundant claims totaling $168,000,000.

(b) Pepco has filed 24 claims totaling $2,500,000,000.

(c) Southern has filed over 300 redundant claims totaling greater than $4,800,000,000.

(d) Wachovia/Credit Suisse filed 50 redundant claims totaling $17,000,000,000. See generally "Certain Affiliate Transactions -- Intercompany Relationships Involving MAEM -- Credit and Capital Support."

     The Debtors estimate that approximately $146,000,000 (excluding Wachovia and the Pepco TPA) of the unresolved and/or unliquidated Claims against the Mirant Debtors identified above could ultimately be Allowed. The Debtors estimate that approximately $10,000,000 (excluding the Pepco TPA and MIRMA Lease Claims) of the unresolved and/or unliquidated Claims against the MAG Debtors identified above could ultimately be Allowed.

D.  DETAILED DESCRIPTION OF MATERIAL CLAIMS AND OBLIGATIONS

     1. RESOLVED DISPUTED MATERIAL CLAIMS

          A. CLAIMS SUBORDINATED BY COURT ORDER OR SETTLEMENT AGREEMENT

             I. COMMODITY FUTURES TRADING COMMISSION

     On December 3, 2004, MAEM, Mirant and CFTC announced that they reached a settlement relating to CFTC's investigations of MAEM. The terms of the settlement are embodied in the Order Instituting Proceedings Pursuant to Sections 6(c) and 6(d) of the Commodity Exchange Act, Making Findings and

Imposing Remedial Sanctions issued by CFTC. This order makes findings, which are neither admitted nor denied by MAEM, that, during 2000 and 2001, MAEM traders knowingly reported inaccurate price, volume and/or counterparty information regarding natural gas transactions and/or trades observed in the market to the trade press, and that from January 2000 to October 2000, certain MAEM employees who traded natural gas for the western region of the United States knowingly delivered inaccurate information to index publishers in an attempt to manipulate the price of natural gas. To resolve the inquiry by CFTC, MAEM has agreed that CFTC will have an Allowed Claim against MAEM of $12,500,000. CFTC's Allowed Claim is subordinate to the Claims of MAEM's general unsecured creditors. CFTC's Allowed Claim will be characterized as a Subordinated Claim and subject to
Section 17.3 of the Plan.

             II. WISNIAK

     On or after June 11, 2003, Gil Wisniak, on behalf of himself and all persons who had purchased MAG bonds issued in a $750,000,000 offering pursuant to a Prospectus and Registration Statement dated May 7, 2002 (the "Wisniak Plaintiffs"), filed a class action against MAG, styled Gil Wisniak v. Mirant Americas Generation, LLC, et al., Civil Action No. 2003-CV-71095, in the Superior Court of Fulton County, Georgia. The Wisniak Plaintiffs alleged claims for violation of sections 11 and 15 of the Securities Act of 1933 against MAG and certain current and former officers and managers of MAG.

     On December 16, 2003, Wisniak filed proofs of claim on behalf of himself and the class. The Bankruptcy Court, on January 19, 2005, approved a settlement agreement between MAG and the Wisniak Plaintiffs that, among other things, entitles the Wisniak Plaintiffs to a single collective Allowed Claim of $2,000,000 against Mirant. The Wisniak Plaintiffs' Allowed Claim is subordinate to the Claims of Mirant's general unsecured creditors. The Wisniak Plaintiffs' Allowed Claim will be characterized as a Subordinated Claim and subject to
Section 17.3 of the Plan. On September 6, 2005, the superior court approved the settlement and dismissed the class action with prejudice.

          B. ENTERGY ARKANSAS AND ENTERGY SERVICES

     Entergy Arkansas, Inc. ("EAI") filed a proof of claim against WPF in the amount of $9,095,304.48 (as amended), which is comprised of the following material components: (i) $4,500,000 tax gross-up claim; (ii) $4,100,000 Generator Imbalance Agreement claim; and (iii) miscellaneous claim amounts for approximately $400,000. EAI's tax gross-up claim was based upon that certain Interconnection and Operating Agreement (the "Entergy IOA") between WPF and EAI. The Generator Imbalance Agreement claim also arose out of the Entergy IOA and was based upon penalties allegedly owing on account of discrepancies (or imbalances) between amounts of energy scheduled to be transmitted by the Wrightsville Facility, and the actual output provided by the Wrightsville Facility. Under the Entergy IOA, WPF is owed transmission credits in the amount of $30,912,405.82 as of December 31, 2004, plus any accrued interest allowed by FERC ("Transmission Credits").

     On February 13, 2004, EAI filed a motion for relief from stay (as amended on November 23, 2004), pursuant to which EAI sought Bankruptcy Court approval to offset certain amounts EAI owed to WPF (on account of prepetition energy imbalance true-ups and refunds of amounts relating to the Entergy IOA) against amounts allegedly owed by WPF to EAI. The amount EAI owed to WPF which EAI sought to offset was $1,625,252. The Debtors objected to all of the EAI claims above. On January 7, 2005, EAI and WPF entered into a Settlement Agreement with the following material terms: (i) EAI is to immediately pay $1,000,000 to WPF (EAI is permitted to retain $364,391 of the sums owing to WPF); (ii) the Transmission Credits are reduced by $7,272,648, of which, $4,272,649 (as well as certain cash) is subject to refund to WPF, with interest, pending a favorable ruling from the IRS relating to whether certain payments made by WPF to EAI in connection with the Entergy IOA constitute taxable income, thus giving rise to a tax gross-up claim (the "IRS Determination"); (iii) EAI shall have an allowed claim against WPF in the amount of $4,533,509; however, EAI is not entitled to any distribution from the WPF estate on account of such claim as such claim will be satisfied from reduction of certain Transmission Credits and other consideration received under the Settlement Agreement, as appropriate under the Settlement Agreement; and (iv) although the Settlement Agreement contains mutual releases, certain litigation before FERC and the DC Court of Appeals relating to

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the Entergy IOA is carved out from the release and will continue, and WPF's right to receive a refund of improperly collected tax gross-up amounts from EAI is also reserved.

          C. ENRON/EME ECOELECTRICA LITIGATION

     In 2001, Mirant, Mirant EcoElectrica Investments I, Ltd. and Puerto Rico Power Investments, Ltd. (collectively, the "Mirant EE Purchasers") sought to obtain the controlling interest in a special purpose limited partnership, EcoElectrica, LP, whose principal asset was a 540 MW electric generation facility in Puerto Rico (the "EcoElectrica Facility"). The acquisition was to take place pursuant to two separate, but cross-contingent, stock purchase agreements (the "SPAs") executed in July 2001. Pursuant to one SPA, subsidiaries of Edison Mission Energy (collectively, "Edison") were to sell a 50% indirect ownership interest in EcoElectrica, LP to the Mirant EE Purchasers, subject to numerous express conditions precedent and other terms. Pursuant to the other SPA, Enron Asset Holdings, LLC, a subsidiary of Enron (collectively, the "Enron Vendors"), was to sell a 47.5% indirect ownership interest in EcoElectrica, LP to the Mirant EE Purchasers, again subject to numerous express conditions precedent and other terms.

     Following the Enron Bankruptcy and the failure of closing to occur by December 31, 2001, the Mirant EE Purchasers terminated the SPAs, asserting that the Enron Bankruptcy, and the absence of any approval for the proposed acquisition from the Enron Bankruptcy Court, caused the failure of several conditions precedent to closing the SPAs.

     In March 2002, Edison filed suit alleging the Mirant EE Purchasers breached their SPA by failing to complete the acquisition. Enron Vendors and Edison also filed various proofs of claim against the Mirant EE Purchasers, alleging breach of contract and misrepresentations in connection with the Mirant EE Purchasers' decision not to close the acquisition. The Enron Vendors filed various proofs of claim against the Mirant EE Purchasers in the amount of $136,000,000 in liquidated damages (the "Enron Claims"). Edison filed various proofs of claim against the Mirant EE Purchasers requesting either $93,584,063 or $92,797,387 in damages (the "Edison Claims").

     On May 11, 2005, the Bankruptcy Court approved an agreement with Edison to settle the Edison Claims, which provides for Edison to have an allowed, prepetition general unsecured claim against Mirant in the amount of $7,000,000 in full satisfaction of the Edison Claims. A settlement agreement with Enron to settle the Enron Claims, which provides for Enron to have an allowed, unsecured claim against Mirant of $12,250,000 in full satisfaction of the Enron claims was approved by the Bankruptcy Court on July 13, 2005 and by the United States Bankruptcy Court for the Southern District of New York, before which the Enron's bankruptcy proceedings are pending, on June 23, 2005.

     In addition, Enron and certain of its affiliates (the "Enron Entities") entered into various commodity contracts with various Mirant Affiliates, including MAEM, MAI, Mirant California, MAEC, Mirant Canada and Mirant Europe B.V. The Debtors and their Affiliates filed approximately 20 proofs of claim in the Enron Bankruptcy based on these commodity contracts. Following the Petition Date, the Enron Entities also filed proofs of claim against certain Debtors based on these contracts. On September 7, 2005, the Bankruptcy Court entered an order approving a settlement with the Enron Entities that resolved all issues relating to the commodity contracts and granting the Debtors authority to sell their allowed claims against the Enron Entities. The settlement provides that:
(i) MAEM will have an allowed guaranty claim of $50,000,000 against Enron and an allowed general unsecured claim of $53,401,574 against ENA North America Corp.;
(ii) Mirant Europe, B.V. will have an allowed general unsecured claim of $7,709,762 against Enron Capital & Trade Resources International Corp.; and
(iii) Mirant Europe, B.V. will have an allowed guaranty claim of $7,709,762 against Enron. The settlement also provides that: (i) ENA Upstream Company LLC will have an allowed general unsecured claim of $5,786,198 against MAEM; (ii) Enron Power Marketing, Inc. ("EPMI") will have an allowed general unsecured claim of $10,111,687 against MAEM; and (iii) EPMI may file a proof of claim against MAEM for refunds that FERC may determine to be owed to EPMI arising out of certain sales made by MAEM in the markets administered by the CAISO and the Cal PX.

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          D. PERRYVILLE LITIGATION

     As of September 15, 2003, the Debtors rejected the tolling agreement (the "Tolling Agreement") with Perryville Energy Partners, LLC ("Perryville"). Perryville filed claims in excess of $1,000,000,000 against MAEM as a result of the rejection. In addition, Perryville filed claims against both Mirant and MAI in the respective amounts of $175,000,000 and $100,000,000 based on guaranty agreements. MAEM, Mirant and MAI (as well as the Corp Committee and Equity Committee) filed objections to the Perryville claims.

     At the time of the rejection, MAI held a subordinated note receivable from Perryville in the face amount of $100,000,000. Under the terms of the subordinated loan, Perryville asserted that its obligations to make payments to MAI are suspended until it has recovered the damages resulting from the rejection of the tolling agreement. In addition, under the subordinated note, Perryville asserted a right to set off obligations under the subordinated note against amounts payable by MAI based on a guaranty of the Tolling Agreement executed in August 2002.

     On January 28, 2004, Perryville and its parent company, Perryville Energy Holdings, LLC, filed voluntary petitions for protection under chapter 11 in Alexandria, Louisiana ("Perryville Cases"). The Debtors filed claims in the Perryville Cases based on the unpaid subordinated loan.

     The Debtors and Perryville have settled all claims against each other.

     In furtherance of the settlement, on or about July 20, 2005, the Debtors and Perryville executed a letter agreement, pursuant to which Perryville acknowledged its consent to immediately offset: (a) Perryville's Allowed Claim of $98,700,000 against MAI against (b) MAI's allowed claim of $98,700,000 against Perryville. As a result of such offset, (i) Perryville's Claim against MAEM has been reduced to $108,300,000, (ii) Perryville's Claim against MAI has been satisfied in full, (iii) Perryville does not have any right to vote on the Plan as an MAI creditor, (iv) Perryville's aggregate recovery on all of its remaining Allowed Claims is limited to the amount of Perryville's Allowed Claim against MAEM ($108,300,000), and (v) MAI's claim against Perryville has been satisfied in full.

     On or before August 25, 2005, Perryville sold and assigned its Allowed Claims against MAEM and Mirant to a syndicate of parties led by Credit Suisse. Pursuant to the Settlement Agreement, all of Perryville's assignees are bound by the terms of the Settlement Agreement.

          E. KERN RIVER GAS TRANSMISSION

     Kern River Gas Transmission Company ("Kern River") filed a proof of claim in the amount of $153,641,087 (as amended) against MAEM's estate based on damages that allegedly arose from MAEM's rejection of the Firm Transportation Service Agreement, as amended, Contract Number 1712, entered into on or about May 29, 2001, between Kern River and MAEM. The Debtors filed an objection to this proof of claim based upon, among other things, the fact that: (A) Kern River failed to mitigate and reduce the amount of the rejection damages to present value, and (B) Kern River did not hold a secured claim against the Debtors for the rejection damages.

     The Bankruptcy Court commenced trial on the objection to the Amended Kern River Claim on May 16, 2005. The trial was concluded on July 8, 2005. On September 21, 2005, the Bankruptcy Court issued an order reducing the claim of Kern River to $74,000,000.

     2. UNRESOLVED DISPUTED MATERIAL CLAIMS

          A. LITIGATION

             I. TRANSCANADA

     On July 9, 1997, TransCanada Gas Services, Inc. ("TransCanada") entered into a Gas Transportation Contract for Transportation Service with Portland Natural Gas Transmission System Limited ("PNGTS") for capacity for TransCanada to ship natural gas over a pipeline owned and operated by PNGTS. The contracted capacity for the relevant period was 15,000 MMBtu/day. On June 4, 1998, TransCanada entered into a transportation contract assignment and capacity release with Androscoggin Energy LLC. Under this

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assignment/release agreement, TransCanada released 11,000 MMBtu/day of the total capacity of 15,000 MMBtu available to Androscoggin (the "Androscoggin Capacity Release"). The term of the Androscoggin Capacity Release is from November 10, 1999 to October 31, 2018.

     On October 10, 2001, MCEM and Mirant Americas Energy Marketing Investments, Inc. ("MAEMI") and TransCanada and two of its affiliates entered into a Purchase and Sale Agreement (Margin Business) (the "PSA") under which MAEMI acquired certain assets of TransCanada. In connection with the PSA, on October 10, 2001, Mirant signed a guaranty providing, in part, for the guaranty of the obligations of MCEM and MAEMI to TransCanada under the PSA. MCEM and MAEMII agreed to accept assignment of the Androscoggin Capacity Release as a minor component of the overall transaction involving the PSA and the related obligations.

     On November 30, 2001, TransCanada, MAEMI and MAEM executed an Agreement Relating to Purchase and Sale Agreement (Margin) whereby the three signatories agreed, among other things, that MAEM would assume the obligations of MAEMI under the PSA. Further, on December 1, 2001, MAEM and MAEMII entered into a Contribution, Assignment and Assumption Agreement (Margin) and General Conveyance (Margin) whereby MAEMI transferred certain assets purchased from TransCanada to MAEM.

     The Debtors rejected all liability arising from or under the assumption and guaranty of the Androscoggin Capacity Release. TransCanada filed Claim No. 8082, asserting, in relevant part, a claim in the amount of $48,376,900 under the Androscoggin Capacity Release. On the same day, TransCanada filed Claim No. 8083 against MAEM asserting an "early termination of contracts." The Debtors filed objections to the claims filed by TransCanada based on, among other things: (A) the lack of damages based on the current performance by Androscoggin; (B) TransCanada's failure to mitigate; (C) section 502(e) of the Bankruptcy Code, and (D) TransCanada's failure to discount any amounts due and owing to the present value. Androscoggin filed for relief under chapter 11 of the Bankruptcy Code at the end of November 2004. Accordingly, the nature, scope, and amount of TransCanada's claims are uncertain. For the purpose of voting under the Plan only, TransCanada's claim has been capped by the Bankruptcy Court at $36,000,000.

     TransCanada filed an objection to the Disclosure Statement jointly with Gas Transmission Northwest Corp. The objection requests two primary proposals for inclusion: (i) the Disclosure Statement should provide complete disclosures related to the cash-equivalent value of the proposed payout to unsecured creditors so that unsecured creditors may understand exactly what the Debtors propose to pay them under the New Plan and (ii) the Disclosure Statement should provide complete disclosure of issues relating to the proposed substantive consolidation under the Plan. The Debtors believe that the Disclosure Statement as amended provides adequate information with respect to the matters raised by TransCanada and Gas Transmission Northwest Corp.

             II. LEHMAN COMMERCIAL PAPER INC. AND WELLS FARGO BANK, N.A. LITIGATION

     On December 16, 2003, Lehman Commercial Paper Inc. ("Lehman"), as agent for various lenders under certain prepetition credit agreements, filed a claim against MAG. On December 15, 2003, Wells Fargo Bank, N.A. ("Wells Fargo") also filed claims as successor indenture trustee for bond indebtedness under a certain indenture against MAG. In addition to their original claims, on or about that same date, Lehman and Wells Fargo filed contingent, unliquidated supplemental claims against MAG and a number of other Debtors (the "Supplemental Claims") seeking recovery of principal, interest, fees and costs under the MAG loan documents and bond documents, respectively. In their Supplemental Claims, Lehman and Wells Fargo essentially seek to preserve certain alleged causes of action which, if they exist, are derivative claims of the Debtors' respective bankruptcy estates or personal claims of MAG creditors.

     On November 3, 2004, the Debtors objected to the Supplemental Claims against MAG and such other Debtors on the grounds that: (A) Lehman and Wells Fargo lack standing to pursue the Supplemental Claims which are derivative claims belonging to each respective Debtor's estate; (B) there is no factual basis for any of the "potential" causes of action against MAG and no basis whatsoever for the claims against any other Debtors, and (C) the Supplemental Claims are duplicative and contingent.

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     The Bankruptcy Court issued an order on April 12, 2005, ruling that: (A)
the Supplemental Claims will be withdrawn without prejudice; (B) the Bar Date will be extended for the Supplemental Claims, to the extent that they are not property of the Estates of or derivative of a Debtor, through the date of confirmation of a plan of reorganization; (C) to the extent the Supplemental Claims are derivative, the rights of Lehman, Wells Fargo or any other party in interest to assert the Supplemental Claims or any issue relating thereto in connection with the confirmation of a plan of reorganization are preserved and
(D) the rights of Lehman, Wells Fargo and the MAG Committee to seek leave to assert the Supplemental Claims would be preserved.

             III. MIRANT 4-YEAR REVOLVER AND L/C AGREEMENT LITIGATION

     On December 16, 2003, the 4-Year Agent, on behalf of the lenders under the Mirant 4-Year Revolver, and Wachovia Bank, National Association, as issuing bank ("Wachovia"), each filed proofs of claim (the "L/C Claims") against Mirant in the aggregate amount of approximately $1,017,000,000.00 based upon, among other things, amounts owing on account of revolving credit advances and letters of credit issued under the Mirant 4-Year Revolver. Wachovia also filed proofs of claims (the "Wachovia L/C Claims") against certain other Debtors, including MAEM (the "Subsidiary Debtors"), for which Mirant had caused the issuance of certain prepetition letters of credit. The Debtors have not objected to the L/C Claims filed against Mirant, but do object to the claims asserted against the Subsidiary Debtors.

     On October 27, 2004, after the expiration of the Initial Bar Date Order, the 4-Year Agent amended the Wachovia L/C Claims (the "Amended L/C Claims"), stating that Wachovia had nominated the 4-Year Agent as its attorney-in-fact for all purposes pursuant to a revocable power of attorney to deal with the Amended L/C Claims. The Amended L/C Claims assert, among other things, subrogation rights against the Subsidiary Debtors, entitlements to Administrative Claims, and entitlements to the return of excess L/C proceeds not utilized to satisfy the Debtors obligations to L/C beneficiaries. The 4-Year Agent and Wachovia also assert that certain letters of credit were improperly drawn and that the 4-Year Agent and Wachovia are entitled to the return of any proceeds derived from such improperly drawn letters of credit. The Debtors dispute such assertions.

     In connection with the Debtors' objections to the Amended L/C Claims, the Debtors filed five summary judgment motions asserting, among other things, that, as a matter of law, no rights of subrogation, entitlement to Administrative Claims or to the return of excess letter of credit proceeds existed, and, even if these rights had existed, such rights were waived, both by order and by the conduct of the parties, in connection with the letter of credit extensions approved by the Bankruptcy Court. On February 17, 2005, the 4-Year Agent withdrew its request for Administrative Claim treatment. On July 21, 2005, the Bankruptcy Court issued an order in respect of the Debtors' summary judgment motions determining that the 4-Year Agent and Wachovia were not entitled to any of the proceeds from drawn L/Cs that had been returned to the Debtors. Additionally, the Bankruptcy Court determined that its order entered in connection with the letter of credit extensions did not bar the claimants' subrogation claims. With respect to subrogation, waiver by conduct and certain other matters, however, the Bankruptcy Court determined that a trial on the merits was necessary, and certain other issues raised in the summary judgment motions have not yet been addressed by the Bankruptcy Court. Although the parties continue to engage in settlement discussions, no agreement has been reached and the resolution of these claims remains subject to further litigation.

     If the claimants' attempts to assert subrogation rights are ultimately successful, the claimants will be permitted to assert subrogation claims directly against the applicable Subsidiary Debtor and may be able to assert such subrogation claims against the applicable Subsidiary Debtors and reimbursement claims against Mirant concurrently, providing potentially two sources for recoveries. However, the aggregate face amount of claims will not increase as compared with those properly asserted against Mirant as contractual reimbursement claims under the Mirant 4-Year Revolver. For this reason, the claimants, if successful, may contest the settlement and compromise embodied in the Plan that provides for the treatment of Debtor Groups as single Estates for the purposes of, among other things, distributions.

     As of September 15, 2005, Mirant owed approximately $581,600,000 on account of revolving credit advances and previous letter of credit draws and approximately $183,445,000 in letters of credit remained outstanding.
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             IV. BAYERISCHE HYPO UND VEREINSBANK, CAYMAN BRANCH

     On October 11, 2001, MAEM entered into a swap agreement (the "Swaps") with each of HVB Risk Management Products, Inc. ("HVB Risk Management") and Scarlett Resource Merchants LLC. MAEM's obligations under the Swaps were guaranteed by Mirant pursuant to the Guarantees dated October 11, 2001 (the "Guarantees"). All of the parties' rights, title and interest to the amounts payable under the Swaps and the Guarantees were subsequently assigned to Bayerische Hypo Und Vereinsbank, Cayman Branch ("HVB"). On December 15, 2003, HVB filed proofs of claim: (A) against MAEM for $222,913,568.10 based on the Swaps (the "HVB-MAEM Claim"); and (B) against Mirant for $222,913,568.10 based on the Guarantees (the "HVB-Mirant Guarantee Claim" and, collectively with the "HVB-MAEM Claim," the "HVB Claims"). The Debtors filed their Tier IV Objection to the HVB Claims on June 17, 2005.

     The Debtors have negotiated a stipulation with HVB (the "HVB Stipulation") with respect to the HVB Claims. Under the HVB Stipulation, HVB will receive an Allowed Mirant Debtor Class 3 -- Unsecured Claim in the principal amount of $222,913,568 as well as accrued interest on such principal amount at the non-default imputed contract rate of 5.0624% as of the Petition Date. In the event the Debtors are substantively consolidated, no holder of a claim similar to the HVB Claims will receive treatment more favorable than the treatment afforded to the HVB Claims. In exchange, HVB has agreed to withdraw its formal and informal objections to the Disclosure Statement, with prejudice, and to support the Plan, as amended. On September 19, 2005, the Debtors filed a motion for approval of that settlement pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure. The Bankruptcy Court approved the HVB Stipulation by order entered September 28, 2005.

             V. DEUTSCHE BANK SECURITIES INC.

     On July 30, 2001, MAI entered into (a) a purchase agreement (the "SHC Purchase Agreement") with Shady Hills Holding Company, L.L.C. ("SHC"); and (b) a purchase agreement (the "Mesquite Purchase Agreement," together with the SHC Purchase Agreement, the "Purchase Agreements") with Mesquite Investors, L.L.C. ("Mesquite"). MAI's obligations under the Purchase Agreements were guaranteed by Mirant (a) in favor of SHC in a guaranty dated October 12, 2001 (the "SHC Guaranty"); and (b) in favor of Mesquite in a guaranty dated October 4, 2001 (the "Mesquite Guaranty"). On December 16, 2003, SHC filed four proofs of claim, each in the amount of $15,750,000, against Mirant, MAI and MAG (the "SHC Claims") based on amounts allegedly owing under the SHC Purchase Agreement and SHC Guaranty. Mesquite filed four proofs of claim, each in the amount of $29,250,000, against Mirant, MAI and MAG (the "Mesquite Claims", and together with the SHC Claims, the "DBSI Claims") based on amounts allegedly owing under the Mesquite Purchase Agreement and the Mesquite Guaranty.

     Both SHC and Mesquite assigned the DBSI Claims to Deutsche Bank Securities Inc. ("DBSI") on September 30, 2004. The Debtors filed an objection to these claims on June 17, 2005 (as amended on July 12, 2005). Additionally, Debtors commenced an adversary proceeding (Adv. Case No. 05-04143) against Mesquite, SHC and DBSI (the "Adversary Proceeding") seeking to avoid certain obligations of the Debtors and recover certain payments made by the Debtors in the above-described transactions (the "DBSI Adversary"). DBSI filed both an informal objection and formal objection to the Disclosure Statement (collectively, the "DBSI Disclosure Statement Objections").

     The Debtors have negotiated a stipulation with DBSI with respect to the DBSI Claims (the "DBSI Stipulation"). Under the DBSI Stipulation, DBSI will receive an Allowed Mirant Debtor Class 3 -- Unsecured Claim (the "DBSI Allowed Claim") in the principal amount of $53,000,000 which includes both principal and interest at a floating rate equal to the sum of the Prime Rate plus 200 basis points from the Petition Date through December 31, 2005. In the event the Effective Date has not occurred by December 31, 2005, the DBSI Allowed Claim will continue to accrue interest through and including the Effective Date. Additionally, no holder of a claim similar to the DBSI Claims will receive treatment more favorable than the treatment afforded to the DBSI Claims. In exchange, DBSI has agreed to withdraw its formal and informal objections to the Disclosure Statement and to support the Disclosure Statement and confirmation of the Plan. On September 20, 2005, the Debtors filed a motion for approval of the DBSI Stipulation pursuant to

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Rule 9019 of the Bankruptcy Rules. The Bankruptcy Court approved the DBSI
Stipulation by order entered September 28, 2005.

             VI. MONTANA ATTORNEY GENERAL SUIT

     On June 30, 2003, the Montana Attorney General and Flathead Electric Cooperative, Inc. filed a suit in the First Judicial District of Montana, County of Lewis and Clark, against various owners of generating facilities and marketers of electricity and natural gas in western states, including Mirant, alleging that the defendants had engaged in unlawful and unfair business practices in 2000 and 2001 involving the sale of wholesale electricity and natural gas and had manipulated the markets for wholesale electricity and natural gas. The plaintiffs have neither served Mirant, nor filed a proof of claim. The plaintiffs will not receive an Allowed Claim or Plan Distribution on account of any facts or circumstances arising from or related to this suit and any such Claim will be discharged in accordance with the Plan, and such holder thereof enjoined from proceeding with any Claim related to or arising from this suit.

             VII. OTHER DISPUTED MATERIAL CLAIMS

     The Debtors expect to resolve the following additional disputed material claims through settlement or trial:

           - Freeman Mathis/Joseph Pokalsky ("Pokalsky"): Prior to the Petition Date, Mr. Pokalsky filed a state lawsuit in Georgia state court based on the alleged wrongful termination of Pokalsky's employment. Pokalsky filed three separate claims against Mirant, MAEM and Mirant Services seeking $10,000,000 to $15,000,000 based on that lawsuit. The Debtors thereafter filed an objection to these claims and a motion for summary judgment seeking disposition of these claims. Pokalsky filed a response in opposition to the Debtors' motion for summary judgment. On July 12, 2005, the Bankruptcy Court issued a memorandum opinion: (i) denying summary judgment for Pokalsky's claim for breach of contract; and (ii) granting summary judgment for Pokalsky's claims for defamation and conversion of personal belongings.

           - Algonquin Gas Transmission Company ("Algonquin"): Algonquin filed approximately $10,000,000 in claims alleging damages for MAEM's rejection of a gas transportation agreement.

           - Pension Benefit Guaranty Corporation ("PBGC"): Mirant Services, and all members of its controlled group, within the meaning of 29 U.S.C. sec. 1301(a)(14), including any other Debtors that are members of the controlled group, are obliged to contribute to the Pension Plans at least the amounts necessary to satisfy ERISA's minimum funding standards, found in ERISA section 302 and Internal Revenue Code section 412. The PBGC, a U.S. Government corporation which guarantees the payment of certain pension benefits upon termination of a pension plan has taken the position that in the event of a termination of the Pension Plans, the Debtors may be jointly and severally liable for the unfunded benefit liabilities of the Pension Plans. The Pension Plans may be terminated only under certain circumstances and in compliance with applicable law.

             The Debtors intend to continue funding and maintaining the Pension Plans and such plans will not be terminated under the Plan. The Debtors project that the minimum funding amounts related to the Pension Plans will be approximately $15,000,000 per year, on average, through 2012. The Debtors are current in their payment obligations (including all administrative expenses and minimum funding payments) required with respect to the Pension Plans.

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The Plan contemplates that the Debtors will assume the benefit plans related to the Claims filed by the PBGC. Accordingly, the Debtors expect that the PBGC will withdraw its proofs of claim filed against each of the Debtors' estates.(1)

           - The disputed, material claims for which the Debtors could assert counterclaims as set forth in "Material Claims, Litigation and Investigations -- Disputed Claims With Associated Estate Causes of Action."

          B. GOVERNMENT PROCEEDINGS FOR WHICH NO PROOF OF CLAIM WAS FILED

             I. DEPARTMENT OF JUSTICE INQUIRIES

     In 2002, Mirant was contacted by the DOJ regarding the Company's disclosure of accounting issues, energy trading matters and allegations, contained in an amended complaint filed in securities litigation pending against Mirant, that Mirant improperly destroyed certain electronic records related to its activities in California. The Company was asked to provide copies of the same documents requested by the SEC in its investigation described below in "Securities and Exchange Commission Investigation." The DOJ has advised Mirant that it has closed this investigation.

     In November 2002, Mirant received a subpoena from the DOJ, acting through the United States Attorney's Office for the Northern District of California, requesting information about its activities and those of its subsidiaries for the period since January 1, 1998. The subpoena requested information related to the California energy markets and other topics, including the reporting of inaccurate information to the trade press that publish natural gas or electricity spot price data. The subpoena was issued as part of a grand jury investigation. Mirant has continued to receive additional requests for information from the United States Attorney's Office, and it intends to continue to cooperate fully with the United States Attorney's Office in this investigation.

             II. SECURITIES AND EXCHANGE COMMISSION INVESTIGATION

     In August 2002, Mirant received a notice from the Division of Enforcement of the SEC that it was conducting an investigation of Mirant. The Division of Enforcement asked for information and documents relating to various topics such as accounting issues (including accounting issues announced by Mirant on July 30, 2002 and August 14, 2002), energy trading matters (including round trip trades), Mirant's accounting for transactions involving special purpose entities, and information related to shareholder litigation. In late June 2003, the Division of Enforcement advised Mirant that its investigation of Mirant had become a formal investigation in February 2003. On May 11, 2005, the SEC staff notified Mirant that its investigation had been terminated and that no enforcement action had been recommended.

             III. DEPARTMENT OF LABOR INQUIRIES

     On August 21, 2003, Mirant received a notice from the Department of Labor (the "DOL") that it was commencing an investigation pursuant to which it was undertaking to review various documents and records relating to the Company's 401(k) plans. The DOL also has interviewed Mirant personnel regarding those plans. The Company intends to continue to cooperate fully with the DOL.

             IV. MONTANA PUBLIC SERVICE COMMISSION

     On February 12, 2004, the Montana Public Service Commission initiated an investigation of the Montana retail electricity market affected by transactions involving the western electricity grid. The purpose of the investigation is to determine whether there is evidence of unlawful manipulation of that market related to the high prices for electricity in the western wholesale markets that occurred in 2000 and 2001.

---------------

(1) Mirant Services has established and maintained two pension plans for certain of its employees: The Mirant Services Pension Plan (the "Non-Bargaining Unit Pension Plan"), and the Mirant Services Pension Plan for Bargaining Unit Employees (the "Bargaining Unit Pension Plan") (collectively, the "Pension Plans"). The Pension Plans are covered by Title IV of the ERISA (29 U.S.C. sec.sec. 1301 et seq.).
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     3. ENVIRONMENTAL LIABILITIES

          A. MIRANT LOVETT 2003 CONSENT DECREE

     On June 11, 2003, Mirant New York, Inc. ("Mirant New York"), Mirant Lovett and the State of New York entered into, and filed for approval with the United States District Court for the Southern District of New York, a consent decree that released Mirant Lovett from all potential liability for matters addressed in a notice of violation previously issued by the State of New York to Orange and Rockland Utilities, Inc. and for any other potential violation of NSRR or related New York air laws prior to and through the date of entry of the consent decree by the court. Under the decree, Mirant Lovett committed to either shut down a unit or install on Lovett's two coal fired units, by 2007 through 2008:
(i) emission control technology consisting of selective catalytic reduction technology to reduce NOx emissions; (ii) alkaline in-duct injection technology to reduce sulfur dioxide emissions; and (iii) a baghouse. The cost of the emission controls prescribed by the consent decree will likely exceed $100,000,000. The consent decree was approved by the Bankruptcy Court on October 15, 2003. Under the consent decree, Mirant New York was required to notify the State of New York by August 1, 2004 whether (i) it would convert Lovett Unit 5 to natural gas, install control technology on the unit or discontinue its operation; and (ii) whether it would install a baghouse on Lovett Unit 4 or Unit 5 to reduce particulate emissions. The State of New York subsequently agreed to a one year extension of this notice requirement. On June 10, 2005, Mirant New York requested a further extension of the notification deadline pursuant to the force majeure provisions of the consent decree.

          B. EPA INFORMATION REQUEST

     In January 2001, the EPA issued a request for information to Mirant concerning the air permitting and air emissions control implications under the NSRR of past repair and maintenance activities at Mirant Potomac's plant in Virginia and MAG's Chalk Point, Dickerson and Morgantown plants in Maryland. The requested information concerns the period of operations that predates Mirant's ownership or lease of the plants. Mirant has responded fully to this request. Under the sales agreement with Pepco for those plants, Pepco is responsible for fines and penalties arising from any violation associated with historical operations prior to Mirant's acquisition or lease of the plants. If a violation is determined to have occurred at any of the plants, the Mirant entity owning or leasing the plant may be responsible for the cost of purchasing and installing emissions control equipment, the cost of which may be material. If such violation is determined to have occurred after Mirant acquired or leased the plants or, if occurring prior to the acquisition, is determined to constitute a continuing violation, the Mirant entity owning or leasing the plant at issue would also be subject to fines and penalties by the state or federal government for the period subsequent to its acquisition or lease of the plant, the cost of which may be material.

          C. POTOMAC RIVER NOTICE OF VIOLATION

     On September 10, 2003, the Virginia Department of Environmental Quality (the "Virginia DEQ") issued a NOV to Mirant Potomac alleging that it violated its Virginia Stationary Source Permit to Operate by emitting NOx in excess of the "cap" established by the permit for the 2003 summer ozone season. Mirant Potomac responded to the NOV by asserting that: (i) the cap was unenforceable;
(ii) it could comply through the purchase of emissions credits, and (iii) other equitable defenses apply. Virginia's civil enforcement statute provides for injunctive relief and penalties. On January 22, 2004, the EPA issued a NOV to Mirant Potomac alleging the same violation of its Virginia Stationary Source Permit to Operate as set out in the NOV issued by the Virginia Department of Environmental Quality.

     On September 27, 2004, Mirant Potomac, MIRMA, the Virginia DEQ, the Maryland Department of the Environment, the DOJ and the EPA entered into, and filed for approval with the United States District Court for the Eastern District of Virginia, a consent decree that, if approved, will resolve Mirant Potomac's potential liability for matters addressed in the NOVs previously issued by the Virginia DEQ and the EPA. The consent decree requires Mirant Potomac and MIRMA to: (i) install pollution control equipment at Mirant Potomac's Potomac River plant and the Morgantown plant leased by MIRMA in Maryland; (ii) comply with declining system-wide ozone season NOx emissions caps from 2004 through 2010; (iii) comply with system-wide annual NOx emissions caps starting in 2004; (iv) meet seasonal system average emissions rate targets in 2008; and

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(v) pay civil penalties and perform supplemental environmental projects in and around the Potomac River plant that are expected to achieve additional environmental benefits. Except for the installation of the controls planned and completed for the Potomac River units and the installation of selective catalytic reduction ("SCR") or equivalent technology at MIRMA's Morgantown Units 1 and 2 in 2007 and 2008, the consent decree does not obligate the Mirant entities to install specifically designated technology, but rather to reduce emissions sufficiently to meet the various NOx caps. Moreover, as to the required installations of SCRs at Morgantown, MIRMA may choose not to install the technology by the applicable deadlines and leave the units off either permanently or until such time as the SCRs are installed. The aggregate amount of the civil penalties to be paid and costs to be incurred by Mirant Potomac for the supplemental environmental projects is $1,500,000. The consent decree remains subject to the approval of the district court and the Bankruptcy Court.

     The MIRMA Owner/Lessors have filed an objection to the Consent Decree in the Bankruptcy Court and filed a Motion for Leave to Intervene in the district court action. The Mirma Owner/Lessors' primary objection is that the Mirma Owner/Lessors, not the Debtors, own the Morgantown and Dickerson plants. Additionally, the Mirma Owner/Lessors argue that the consent decree unjustly imposes financial hardships on the Mirma Owner/Lessors and significantly affects the economic value of the Morgantown and Dickerson plants by requiring capital investments to install pollution control equipment and imposing significant operating limitations. In part, in response to the objections of the Mirma Owner/Lessors, the Debtors are currently working with the EPA, the Virginia DEQ, and the MDE to amend the consent decree to facilitate its approval and implementation.

     The Plan contemplates various restructuring transactions, including, under certain circumstances, the creation of MD Leaseco as a wholly owned subsidiary of MIRMA and the assignment of the MIRMA Leases and the assets related to the Morgantown and Dickerson plants to MD Leaseco. See "The Chapter 11 Plan -- Executory Contracts and Unexpired Leases -- Special Provisions Relating to the MIRMA Leases." The Debtors anticipate that MD Leaseco will assume, and MIRMA will not remain liable with respect to, the obligations under the consent decree in the event of the assumption and assignment of the MIRMA Leases to MD Leaseco.

          D. CONSENT ORDER REGARDING DOWNWASH MODELING(1)

     On September 23, 2004, the Virginia DEQ and Mirant Potomac entered into an order by consent with respect to the Potomac River plant under which Mirant Potomac agreed to perform a modeling analysis to assess the effect of "downwash" from the plant: (i) on ambient concentrations of SO(2), NO(2), carbon monoxide ("CO"), and particulate matter less than or equal to 10 micrometers ("PM10") for comparison to the applicable national ambient air quality standards ("NAAQS"), and (ii) on ambient concentrations of mercury for comparison to Virginia Standards of Performance for Toxic Pollutants. Downwash is the effect that occurs when aerodynamic turbulence induced by nearby structures causes pollutants from an elevated source, such as a smokestack, to be mixed rapidly toward the ground resulting in higher ground level concentrations of pollutants. If the modeling analysis indicates that emissions from the facility may cause exceedances of the NAAQS for SO(2), NO(2), CO or PM10, or exceedances of mercury compared to Virginia Standards of Performance for Toxic Pollutants, the consent order requires Mirant Potomac to submit to the Virginia DEQ a plan and schedule to eliminate and prevent such exceedances on a timely basis. Upon approval by the Virginia DEQ of the plan and schedule, the approved plan and schedule is to be incorporated by reference into the consent order. The results of the computer modeling analysis showed that emissions from the Potomac River plant have the potential to contribute to localized, modeled instances of exceedances of the NAAQS for SO(2), NO(2), and PM10 under certain conditions. In response to a directive from the Virginia DEQ, Mirant Potomac River temporarily shut down the Potomac River facility on August 24, 2005 pending identification and implementation of modifications to the facility or its operations, which modifications could be material. On September 21, 2005, Mirant Potomac River commenced partial operation of one unit of the facility. The financial and operational implications of the discontinued operation of the Potomac River plant or

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.
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

any such modifications are not known at this time. See "Financial Projections and Assumptions -- Temporary Shut Down of Potomac River Station".

          E. NEW YORK OPACITY ISSUE

     On October 20, 2004, the Region 3 Staff of the New York State Department of Environmental Conservation ("NYSDEC") filed a complaint against Mirant Bowline, Mirant Lovett and Mirant New York, Inc. The complaint alleges that the generating facilities owned by Mirant Bowline and Mirant Lovett violated Article 19 of New York's Environmental Conservation Law and regulations promulgated pursuant to that law by violating opacity standards set for smoke emissions on more than 100 occasions between the second quarter of 2002 and the first quarter of 2004. The complaint seeks a cease and desist order and fines of $1,960,000 against the Mirant defendants.

     On June 8, 2005, Mirant Lovett, Mirant Bowline, Mirant New York and the NYSDEC entered into a order decree that resolved the complaint. The consent order provides that the Mirant defendants must report all excess opacity incidents and establishes penalties for such "exceedances" occurring after January 1, 2005. Additionally, the Mirant defendants paid a penalty of $44,100 for emissions violations occurring prior to January 1, 2005. The consent order was approved by the Bankruptcy Court on August 17, 2005.

          F. NEW YORK LOVETT CAMF

     On July 8, 2004, as supplemented on January 19, 2005, the NYSDEC issued a NOV to Mirant Lovett for alleged improper closure techniques used for the coal ash management facility located at the Lovett generating facility. On May 16, 2005, the NYSDEC staff filed a complaint with the NYSDEC against Mirant Lovett and Mirant New York based on the allegations of improper closure techniques. The complaint seeks a civil penalty of $100,000 and an order requiring Mirant Lovett to make certain equipment enhancements and to provide a letter of credit to cover estimated closure and post-closure costs and to make certain informational filings. The outcome of this proceeding cannot now be determined.

          G. NEW YORK DISSOLVED OXYGEN

     On September 29, 2003, the NYSDEC issued a complaint to Mirant New York for alleged failure to comply with state regulatory standards for minimum dissolved oxygen in the Mongaup River at the Swinging Bridge, Mongaup Falls and Rio hydroelectric projects owned by Mirant NY-Gen. The complaint sought a civil penalty of $120,000 and an order requiring Mirant New York to upgrade the three hydroelectric projects to prevent further discharges that do not meet the standards for minimum dissolved oxygen. In its complaint, the NYSDEC proposed that $100,000 of the $120,000 penalty it was seeking be suspended on the condition that Mirant New York complete corrective actions for each facility by a certain schedule it proposed. On June 1, 2004, Mirant New York filed an answer and motion to dismiss on grounds including that Mirant New York is not the owner of the hydroelectric projects. Mirant New York granted an extension of time to allow the NYSDEC to respond.

          H. CITY OF ALEXANDRIA ZONING ACTION

     On December 18, 2004, the City Council for the City of Alexandria, Virginia (the "City Council") adopted certain zoning ordinance amendments recommended by the City Planning Commission which result in the change of the zoning status of Mirant Potomac's generating plant from "noncomplying use" to "nonconforming use subject to abatement." Under the nonconforming use status, unless Mirant Potomac applies for and is granted a special use permit for the plant during the seven-year abatement period, the operation of the plant must be terminated within a seven-year period, and no alterations that directly prolong the life of the plant will be permitted during the seven-year period. Typically, the City Council grants special use permits with various conditions and stipulations as to the permitted use.

     During its December 18, 2004 meeting, the City Council also approved revocation of two special use permits issued in 1989 (the "1989 SUPs"), one applicable to the administrative office space at Mirant Potomac's plant and the other for the plant's transportation management plan. Under the terms of the approved action, the revocation of the 1989 SUPs was to take effect 120 days after the City Council revocation, provided, however, that if Mirant Potomac, within such 120-day period, filed an application for the
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necessary special use permits to bring the plant into compliance with zoning ordinance provisions then in effect, the effective date of the revocation of the 1989 SUPs would be stayed until final decision by the City Council on such applications. The approved action further provides that if such special use permit application is approved by the City Council, revocation of the 1989 SUPs will be dismissed as moot, and if the City Council does not approve the application, the revocation of the 1989 SUPs will become effective and the plant will be considered a nonconforming use subject to abatement. On July 7, 2005, the Circuit Court for the City of Alexandria entered a consent order agreed to by the City of Alexandria and Mirant Potomac in the suit described in the next paragraph that extends through October 17, 2005 the period within which Mirant Potomac may file an application for the necessary special use permit.

     On January 18, 2005, Mirant Potomac and MIRMA filed a complaint against the City of Alexandria and the City Council in the Circuit Court for the City of Alexandria. The complaint seeks to overturn the actions taken by the City Council on December 18, 2004 changing the zoning status of Mirant Potomac's generating plant and approving revocation of the 1989 SUPs, on the grounds that those actions violated federal, state and city laws. The complaint asserts, among other things, that the actions taken by the City Council constituted unlawful spot zoning, were arbitrary and capricious, constituted an unlawful attempt by the City Council to regulate emissions from the plant, and violated Mirant Potomac's due process rights. Mirant Potomac and MIRMA request the court to enjoin the City of Alexandria and the City Council from taking any enforcement action against Mirant Potomac or from requiring it to obtain a special use permit for the continued operation of its generating plant.

     Certain proceedings before the City Council in June 2004 also referred to the possible institution by the City of Alexandria of a suit against Mirant Potomac for violation of the Clean Air Act based on the allegations underlying the NOVs issued by the Virginia DEQ on September 10, 2003 and the EPA on January 22, 2004. Any such suit, however, would require further approval of the City Council before being instituted. The City Council also authorized the City of Alexandria to file an objection to any plan of reorganization that the Debtors file in the Chapter 11 Cases that includes the continued operation of the Mirant Potomac plant. These NOVs are the subject of a proposed consent order as described in "Material Litigation, Claims and Investigations -- Detailed Description of Material Claims -- Environmental Liabilities."

          I. MIRANT NY-GEN PIPELINE LEAK

     In the fall of 2003, Mirant NY-Gen, LLC discovered a leaking underground pipeline at the Hillburn generating facility in Ramapo, New York. The underground line was used for supplying kerosene fuel to the gas turbines located on site. After confirmatory testing revealed a potential leak, the line was removed from service and plans were undertaken to excavate and sample portions of the line to determine the extent of the line damage and the possible soil contamination. Upon initial discovery the leak was reported to the NYSDEC and the Rockland County Health Department. In the summer of 2004, soil contamination was discovered and a subsequent testing of portions of the line revealed a small hole. Currently, investigations are continuing to determine the extent of contamination. Additionally, Mirant NY-Gen is working under the direction of the NYSDEC to remove all free product contamination from the groundwater and undertake remediation actions for additional onsite and offsite contamination. The current estimate of the cost of cleanup is greater than $1,000,000; however, due to the ongoing evaluation to determine the extent of the contamination, the exact cost of remediation is unknown at this time.

     On May 19, 2005, the NYSDEC filed a complaint seeking an order requiring Mirant NY-Gen, LLC to implement its approved remediation plan, to pay all costs relating to the cleanup (including all costs incurred by the NYSDEC), and to pay a civil penalty of $100,000. On August 1, 2005, Mirant NY-Gen and the NYSDEC entered into a consent order regarding the remediation of the pipeline leak. The remediation consent order provides that Mirant NY-Gen, LLC will: (i) determine to what extent, if any, the leak impacted the groundwater in the area of the Hillburn facility and (ii) design and install equipment to remediate impacted soil and groundwater.

     Mirant NY-Gen, LLC has negotiated a second consent order with the NYSDEC that would govern penalties and cost reimbursement to the NYSDEC relating to the remediation of the Hillburn facility. Mirant NY-Gen, LLC and the NYSDEC have generally agreed that, pursuant to the second consent order, Mirant
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NY-Gen, LLC will: (i) pay a penalty of $50,000; (ii) reimburse the NYSDEC for costs to date and future costs in an amount not to exceed $20,000; and (iii) pay costs associated with an independent, third-party environmental audit of the Hillburn facility (which is estimated to cost approximately $35,000).

     The consent orders have been filed with the Bankruptcy Court. The Bankruptcy Court is scheduled to hold a hearing to approve the first consent order, and approve entering into the second consent order, on September 21, 2005.

          J. NEW YORK OIL STORAGE ASSESSMENT

     Mirant Bowline and Mirant Lovett have undertaken a program to review compliance associated with oil storage at the Lovett and Bowline facilities. As part of the project, Mirant Bowline and Mirant Lovett are preparing complete tank inventories and condition assessments according to operating requirements outlined in the state and federal regulations, including: (i) an assessment and confirmation of key design parameters such as adequacy of secondary containment capacity, containment structure, size and permeability resistance; (ii) a review of the facility's SPCC plans for Lovett and Bowline; and (iii) an inspection program of the tank farms at Lovett and Bowline to insure compliance with necessary regulations. A number of outside contractors, consultants and engineers have been retained to facilitate this work.

     Results of the Lovett assessment indicate the secondary containment capacity may not be adequate for the design capacity of the tanks although it is sufficient for the working volume. Additionally, it appears that up to 10% of the liner requires repair. At Bowline, the secondary containment is adequate; however, an evaluation of the liner permeability is currently being undertaken. As a result of the ongoing evaluations, the cost of repair for the facilities is unknown at this time.

          K. RIVERKEEPER SUIT AGAINST MIRANT LOVETT

     On March 11, 2005, Riverkeeper, Inc. filed suit against Mirant Lovett, LLC in the United States District Court for the Southern District of New York (the "SDNY Court") under the Federal Water Pollution Control Act (the "Clean Water Act"). The suit alleges that Mirant Lovett's failure to implement a marine life exclusion system at its Lovett generating plant and to perform monitoring for the exclusion of certain aquatic organisms from the plant's cooling water intake structures violated Mirant Lovett's water discharge permit issued by the State of New York. On April 20, 2005, the SDNY Court approved a stipulation agreed to by the plaintiff and Mirant Lovett that stays the suit until 60 days after entry of a final and non-appealable order by the Bankruptcy Court confirming a plan of reorganization for Mirant Lovett.

     4. WESTERN RATEPAYER LITIGATION

     Various lawsuits were filed in 2000 through 2003 that asserted claims under California law based on allegations that certain owners of electric generation facilities in California and energy marketers, including Mirant, MAEM and several MAG subsidiaries, engaged in various unlawful and anti-competitive acts that served to manipulate the Western wholesale power markets.

          A. PREPETITION LITIGATION FOR WHICH CLAIMS HAVE BEEN FILED

             I. WHOLESALE ELECTRICITY ANTITRUST CASES I & II

     Six suits were filed between November 27, 2000 and May 2, 2001 in various California Superior Courts. Three of these suits seek class action status, while two of the suits are brought on behalf of all citizens of California. Those suits were coordinated in Wholesale Electricity Antitrust Cases I & II, JCCP, Nos. 4204 and 4205, for purposes of pretrial proceedings before the Superior Court for San Diego County. Plaintiffs filed a master complaint on March 8, 2002 (the "Master Complaint") describing the claims in all of these suits, and alleging that defendants' anticompetitive conduct damaged class members in excess of $1,000,000,000.

     Two plaintiffs in these suits, Oscar's Photo Lab and Mary L. Davis, filed proofs of claim (the "Oscar Claims") on behalf of themselves and a purported class of all persons or entities in California who purchased electricity or natural gas for purposes other than resale or distribution at any time since January 1, 1999. These claimants alleged that various misconduct by Mirant and several of its subsidiaries caused inflated prices in the wholesale power markets. The Debtors filed an objection to the Oscar Claims and a motion pursuant to
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Bankruptcy Rule 7012(f) requesting that the Bankruptcy Court strike the portions of the Oscar Claims that purported to have been filed on behalf of unnamed absent members of a purported class. On December 1, 2004, the Bankruptcy Court granted this motion, disallowing the Oscar Claims, with prejudice, to the extent they sought to recover on account of any claims other than the claims of Oscar's Photo Labs and Mary L. Davis in their individual capacities.

     On March 9, 2005, the Bankruptcy Court issued an order approving a stipulation entered into by the Debtors with Oscar's Photo Lab and Mary L. Davis entitling each of the two named plaintiffs to receive an allowed, general, prepetition unsecured claim against MAEM in the amount of $1,000. No other putative plaintiffs will receive a Claim or Plan Distribution on the account of any of the facts or circumstances arising from or related to the Master Complaint and/or Oscar Claims and any such Claim will be discharged in accordance with the Plan and such holder thereof enjoined from proceeding with any Claim related to or arising from the Master Complaint and/or Oscar Claims.

             II. BUSTAMANTE LITIGATION

     On November 20, 2002, California Lieutenant Governor Cruz Bustamante ("Bustamante") filed a claim against several sellers and marketers of natural gas and gas price indices publishers in a lawsuit styled Bustamante v. McGraw Hill Cos., Inc., BC285598, in the Superior Court of the State of California, County of Los Angeles. The suit alleged that defendants conspired to report false and fraudulent information regarding natural gas transactions to publishers of natural gas indices in order to manipulate those indices.

     Paul R. Kiesel ("Kiesel") filed proofs of claim as attorney for Cruz Bustamante and putative class members (the "Bustamante Claims") in the total amount of $500,000,000 and attached to his claims the original and first amended complaints filed in the California Superior Court action.

     The Debtors objected to the Bustamante Claims and filed a motion with the Bankruptcy Court pursuant to Bankruptcy Rule 7012(f) requesting that the Bankruptcy Court strike the portions of the Bustamante Claims that purported to have been filed on behalf of unnamed absent members of a purported class. The Bankruptcy Court granted this motion on the same grounds as it granted the Oscar Claims, disallowing the Bustamante Claims, with prejudice, to the extent they sought to recover on account of any claims other than the claims of Bustamante in his individual capacity.

     On July 11, 2005, the Bankruptcy Court approved a stipulation entered into by the Debtors and Bustamante entitling Bustamante to receive an allowed, general, prepetition unsecured claim against MAEM in the amount of $1,000. No other putative plaintiffs will receive a Claim or Plan Distribution on the account of any of the facts or circumstances arising from or related to the Bustamante Claims and any such Claim will be discharged in accordance with the Plan and such holder thereof enjoined from proceeding with any Claim related to or arising from the Bustamante Claims.

             III. EGGER LITIGATION

     On April 28, 2003, several plaintiffs filed suit against sellers and marketers of wholesale electricity in the Western markets, including Mirant, styled Egger v. Dynegy, Inc., GIC 809822, Superior Court for the State of California, County of San Diego. The complaint asserts claims similar to those alleged in Wholesale Electricity Antitrust Cases I & II discussed above, but is filed on behalf of ratepayers residing in Oregon, Washington, Utah, Nevada, Idaho, New Mexico, Arizona and Montana.

     Five plaintiffs in that litigation, Jerry Egger, Monica Sivulich, Karl H. Tschinderle, Sean Crotty and Lucy Crotty (the "Proposed Representatives"), filed proofs of claim (the "Egger Claims") purportedly on behalf of a class of "all persons and businesses residing in Oregon, Washington, Utah, Nevada, Idaho, New Mexico, Arizona and Montana who were purchasers of electrical energy during the period beginning January 1, 1999 to the present."

     The Debtors objected to the Egger Claims. On November 10, 2004, the Bankruptcy Court entered a Scheduling Order and Discovery Plan, pursuant to which the parties agreed that the Egger Claims were sufficiently similar to the Oscar Claims so that the Bankruptcy Court's ruling on Mirant's motion to strike the Oscar Claims would bind the Debtors and the Proposed Representatives and would be dispositive as to the
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

Egger Claims. Thus, the Bankruptcy Court disallowed the Egger Claims, with prejudice, to the extent they sought to recover on account of any claims other than those of the Proposed Representatives in their individual capacities.

     On January 19, 2005, the Bankruptcy Court issued an order approving a settlement agreement between the Debtors and the Proposed Representatives (the "Egger Settlement Agreement"), pursuant to which each of the five Proposed Representatives is entitled to receive an allowed, prepetition, general unsecured claim against MAEM in the amount of $1,000 in full and final satisfaction of the Egger Claims. No other putative plaintiffs will receive a Claim or Plan Distribution on the account of any of the facts or circumstances arising from or related to the Egger Claims and any such Claim will be discharged in accordance with the Plan and such holder thereof enjoined from proceeding with any Claim related to or arising from the Egger Claims.

          B. PREPETITION LITIGATION FOR WHICH CLAIMS WERE NOT FILED

             I. T&E PASTORINO NURSERY LITIGATION

     Eight additional rate-payer lawsuits were filed between April 23, 2002 and October 18, 2002 alleging that certain owners of electric generation facilities in California, as well as certain energy marketers, including Mirant, MAEM and several MAG subsidiaries, engaged in various unlawful and fraudulent business acts that served to manipulate wholesale markets and inflate wholesale electricity prices in California during 1999 through 2002. Each of the complaints alleged violation of California's Unfair Competition Act. The actions sought, among other things, restitution, compensatory and general damages, and to enjoin the defendants from engaging in illegal conduct.

     These suits were initially filed in California state courts by the plaintiffs and removed to various United States district courts in California. These eight cases were consolidated for purposes of pretrial proceedings before the United States District Court in the Southern District of California, with the lead case styled T&E Pastorino Nursery, et al. v. Duke Trading and Marketing, L.L.C., et al., CV 02-2176-RHW. These actions were stayed with respect to the Mirant defendants by the filing of the Chapter 11 Cases, but proceeded with respect to the other defendants. On August 28, 2003, the district court granted the motions to dismiss filed by the defendants for all but one of those cases, Kurtz v. Duke Energy Trading et al., finding that the plaintiffs' claims were barred by the filed rate doctrine and federal preemption. On February 25, 2005, the United States Court of Appeals for the Ninth Circuit (the "Ninth Circuit") affirmed the dismissal of the suits by the district court. The plaintiff in the Kurtz suit voluntarily dismissed his case without prejudice on February 18, 2004. No putative plaintiffs will receive a Claim or Plan Distribution on the account of any of the facts or circumstances arising from or related to the T&E Pastorino Nursery Litigation and/or related lawsuits and any such Claim will be discharged in accordance with the Plan and such holder thereof enjoined from proceeding with any Claim related to or arising from the T&E Pastorino Nursery Litigation and/or related lawsuits.

             II. SNOHOMISH

     On July 15, 2002, an additional rate-payer lawsuit, Public Utility District No. 1 of Snohomish County v. Dynegy Power Marketing, et al. ("Snohomish Lawsuit"), was filed in the United States District Court for the Central District of California against various owners of electric generation facilities in California, including Mirant. The plaintiff alleged violations of California's antitrust and unfair competition statutes. The Snohomish Lawsuit was consolidated for purposes of pretrial proceedings with the other ratepayer suits pending before the United States District Court for the Southern District of California. On January 6, 2003, the district court granted a motion to dismiss filed by the defendants, holding that the claims were barred by the filed rate doctrine and federal preemption. The plaintiff appealed the dismissal to the Ninth Circuit. On August 13, 2003, the Bankruptcy Court issued an order granting partial relief from the stay of the claims asserted against the Mirant defendants resulting from the filing of the Chapter 11 Cases to allow the appeal to proceed with respect to those claims as well as the claims asserted against the other defendants. On September 10, 2004, the Ninth Circuit affirmed the dismissal. On November 5, 2004, the plaintiff filed a petition for writ of certiorari with the United States Supreme Court seeking to appeal the Ninth Circuit's decision. On June 27, 2005, the United States Supreme Court denied that petition, causing the dismissal of the suit to become final. No putative plaintiffs will receive a Claim or Plan Distribution on the account of any

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of the facts or circumstances arising from or related to the Snohomish Lawsuit and any such Claim will be discharged in accordance with the Plan and such holder thereof enjoined from proceeding with any Claim related to or arising from the Snohomish Lawsuit.

     5. SHAREHOLDER-BONDHOLDER LITIGATION(1)

          A. MIRANT SECURITIES CONSOLIDATED ACTION

     Twenty lawsuits have been filed since May 29, 2002 against Mirant and four of its officers alleging, among other things, that the defendants violated sections 10(b) and 20(a) of the Securities Exchange Act (the "Exchange Act") and Rule 10b-5 promulgated thereunder by making material misrepresentations and omissions to the investing public regarding Mirant's business operations and future prospects during the period from January 19, 2001 through May 6, 2002. The suits have each been filed in the United States District Court for the Northern District of Georgia (the "Georgia District Court") with the exception of three suits filed in the United States District Court for the Northern District of California that have been transferred by the court to the Georgia District Court and consolidated with the 17 consolidated suits already pending before that court. The complaints seek unspecified damages, including compensatory damages and the recovery of reasonable attorneys' fees and costs.

     In November 2002, the plaintiffs in the consolidated suits in the Georgia District Court filed an amended complaint that added additional defendants and claims. The plaintiffs added as defendants Southern, the directors of Mirant immediately prior to its initial public offering of stock, and various firms that were underwriters for the initial public offering by Mirant.

     Under a master separation agreement between Mirant and Southern, Southern is entitled to be indemnified by Mirant for any losses arising out of any acts or omissions by Mirant and its subsidiaries in the conduct of the business of Mirant and its subsidiaries. Whether the indemnities are enforceable against Mirant is subject to dispute. See "Material Claims, Litigation and Investigations -- Disputed Claims With Associated Estate Causes of Action, Southern Company Investigation/Litigation." The underwriting agreements between Mirant and the various firms added as defendants that were underwriters for the initial public offering by the Company also provide for Mirant to indemnify such firms against any losses arising out of any acts or omissions by Mirant and its subsidiaries.

     On December 11, 2003, the plaintiffs filed a proof of claim against Mirant's estate, which was subsequently withdrawn on or about October 10, 2004. On August 29, 2005, the Georgia District Court granted a motion filed by the plaintiffs seeking to dismiss Mirant as a defendant in the consolidated suits. No putative plaintiffs will receive a Claim or Plan Distribution on account of any facts or circumstances arising from or related to the Mirant Securities and any such claim will be discharged in accordance with the Plan and such holders thereof enjoined from proceeding with any claim related to or arising from these suits.

          B. GOLDMAN SACHS

     On or about December 15, 2003, Goldman, Sachs & Co. ("Goldman") and Morgan Stanley & Co. Incorporated ("Morgan Stanley" and collectively with Goldman, the "Underwriters") filed proofs of claim on behalf of various underwriters (the "Underwriters' Claims") for the initial public offering of Mirant. The Underwriters are defendants in an action entitled In re Mirant Corporation Securities Litigation now pending in the Georgia District Court (the "Securities Litigation"). This litigation is stayed in its entirety against all defendants pursuant to an order of the Bankruptcy Court dated November 19, 2003. Pursuant to an agreement between Mirant and the plaintiffs, dated December 8, 2003, document discovery is proceeding.

     The Underwriters' Claims seek recovery from Mirant for indemnity and contribution with respect to the Securities Litigation in an unknown amount and in an amount of approximately $450,000 in defense costs relating to the Securities Litigation which the Underwriters contend have been paid out-of-pocket. In the

---------------

(1) Certain of the claims in this category are also asserted against certain of the directors, officers and affiliates of the Debtors. These claims are addressed in Section 17.20 of the Plan. The Debtors will take actions to discontinue all the actions in this category in connection with the Plan process.
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

Underwriters' Claims, Goldman and Morgan Stanley state that they are acting on behalf of all of the underwriters, including Bank of America Securities, LLC, Credit Suisse First Boston, LLC, J.P. Morgan Securities, Inc., Lehman Brothers, Inc., Citigroup Global Marketing, Inc., and ABN AMRO Incorporated, pursuant to an Underwriting Agreement.

     On October 18, 2004, Mirant filed objections to the Underwriters' Claims based upon the following: (i) the Underwriters' Claims are contingent claims for contribution and reimbursement which have not yet been fixed by payment and should be disallowed; (ii) the Underwriters' Claims arise from the purchase or sale of a security and must be subordinated subject to section 510(b) of the Bankruptcy Code; (iii) the Underwriters assert a contractual right of indemnity against Mirant which is unenforceable as against public policy, and (iv) any claim for statutory or common law contribution must be disallowed as a contingent claim for contribution.

     Both parties filed motions for summary judgment with respect to the Underwriters' Claims with Mirant seeking either disallowance or subordination of the Underwriters' Claims as described above. On March 7, 2005, the Bankruptcy Court entered an order agreed to by the Debtors and the Underwriters granting partial summary judgment and subordinating the Underwriters' Claims to the claims of Mirant's other creditors to the extent (if any) they may be allowed. During the April 26, 2005 hearing on the motions for summary judgment, the parties announced their agreement that, subject to approval by the Bankruptcy Court under Bankruptcy Rule 9019, the Underwriters will receive an allowed claim against Mirant Corporation in the amount of $250,000 that will be subordinated pursuant to section 510(b) of the Bankruptcy Code.

          C. MAG BONDHOLDER SUIT

     On June 10, 2003, certain holders of senior notes of MAG maturing after 2006 filed a complaint in the Court of Chancery of the State of Delaware, styled California Public Employees' Retirement System, et al. v. Mirant Corporation, et al., that named as defendants Mirant, MAI, MAG, certain past and present Mirant directors, and certain past and present MAG managers. Among other claims, the plaintiffs assert that a restructuring plan pursued by Mirant and MAG prior to their filing petitions for reorganization under chapter 11 of the Bankruptcy Code was in breach of fiduciary duties allegedly owed to them by Mirant, MAI and MAG managers. In addition, plaintiffs challenge certain dividends and distributions made by MAG. The plaintiffs seek damages in excess of $1,000,000,000. Mirant has removed this suit to the United States District Court for the District of Delaware. This action is stayed with respect to the Mirant entities that are defendants by the filing of the Chapter 11 Cases. On November 19, 2003, the Bankruptcy Court entered an order staying this action also with respect to the individual defendants to avoid the suit impeding the ability of the Debtors to reorganize or having a negative effect upon the assets of the Debtors. The MAG Committee filed a motion in Mirant's bankruptcy proceedings seeking to pursue claims against Mirant, MAEM, certain past and present Mirant directors, and certain past and present MAG managers similar to those asserted in this suit. The Bankruptcy Court ruled that, while the MAG Committee has standing to assert claims on behalf of the estate of MAG, no such claims could be filed without the Bankruptcy Court's approval and no motions seeking such approval could be filed at least through April 2004. On June 15, 2005, the MAG Committee again filed a motion in these proceedings seeking to pursue claims against Mirant, MAI, certain past and present Mirant directors and certain past and present managers of the Debtors similar to those asserted in this suit. On June 30, 2005, the Bankruptcy Court issued an oral ruling that if the Debtors had not, by July 8, 2005, entered into agreements with the individual defendants in this action tolling the running of any statutory limitation period, then the MAG Committee would be authorized to file claims against those defendants on behalf of the estate of MAG. The Debtors did obtain tolling agreements from each of the individual defendants. Any and all Intercompany Claims arising from this suit will be resolved in accordance with the Plan.

          D. SHAREHOLDER DERIVATIVE LITIGATION

     Four purported shareholders' derivative suits have been filed against Mirant, its directors and certain officers of Mirant. These lawsuits allege that the directors breached their fiduciary duties by allowing the Company to engage in alleged unlawful or improper practices in the California energy market during 2000 and 2001. The Company practices complained of in the purported derivative lawsuits largely mirror those in the shareholder litigation and the rate payer litigation described above. One suit also alleges that the defendant
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officers engaged in insider trading. The complaints seek unspecified damages on behalf of Mirant, including attorneys' fees, costs and expenses and punitive damages. No proofs of claims were filed with respect to the shareholder derivative suits. On November 19, 2003, the Bankruptcy Court entered an order staying these actions also with respect to the individual defendants to avoid the suits impeding Mirant's ability to reorganize or having a negative effect upon Mirant's assets. On December 8, 2003, the court in one of the suits took notice of the Bankruptcy Court's Order dated November 19, 2003 staying the litigation and administratively closed the action. Following confirmation of the Plan, the Debtors will seek a turnover and/or dismissal with prejudice of this litigation.

          E. ERISA LITIGATION

     On April 17, 2003 and June 3, 2003, purported class action lawsuits alleging violations of ERISA were filed in the Georgia District Court (the "ERISA Litigation"). The ERISA Litigation names as defendants Mirant, certain of its current and former officers and directors, and Southern Company. The plaintiffs, who seek to represent a putative class of participants and beneficiaries of Mirant's 401(k) plans, allege that defendants breached their duties under ERISA by, among other things: (i) concealing information from the 401(k) plans' participants and beneficiaries; (ii) failing to ensure that the 401(k) plans' assets were invested prudently; (iii) failing to monitor the 401(k) plans' fiduciaries, and (iv) failing to engage independent fiduciaries to make judgments about the 401(k) plans' investments. The plaintiffs seek unspecified damages, injunctive relief, attorneys' fees and costs. On September 2, 2003, the Georgia District Court issued an order consolidating the two suits. On September 23, 2003, the plaintiffs filed an amended and consolidated complaint. The amended and consolidated complaint asserted similar factual allegations as the previously filed lawsuits and added as defendants T. Rowe Price Trust Company and certain additional current and former officers of Mirant. The consolidated action is stayed as to Mirant by the filing of the Chapter 11 Cases. On November 19, 2003, the Bankruptcy Court entered an order staying this action also with respect to the other defendants to avoid the suit impeding the ability of Mirant to reorganize or having a negative effect upon Mirant's assets. By agreement, however, the suit has been allowed to proceed through the filing of, and ruling by the Georgia District Court upon, motions to dismiss. On January 9, 2004, T. Rowe Price Trust Company answered the amended and consolidated complaint and all other defendants filed motions on that date seeking dismissal of the plaintiffs' claims for failure to state a claim upon which relief can be granted. On February 19, 2004, the plaintiffs dismissed their claims against Southern without prejudice. On June 14, 2004, the plaintiffs filed a motion seeking to amend their consolidated complaint to add as defendants Mirant Services and its board of managers.

     On August 4, 2004, the Georgia District Court entered an order staying the ERISA Litigation until the Bankruptcy Court lifts the stay resulting from the filing of Mirant's bankruptcy proceedings and the order entered by the Bankruptcy Court on November 19, 2003 staying the action with respect to the other defendants. In the order issued August 4, 2004, the Georgia District Court also denied the motions to dismiss filed by various defendants, including Mirant, and the motion filed by the plaintiffs seeking to amend their consolidated complaint to add as defendants Mirant Services and its board of managers. With respect to both motions, the district court granted the party filing the motion leave to refile the motion once the stays have been lifted by the Bankruptcy Court.

     In December 2003, attorneys representing the plaintiffs in the ERISA Litigation filed proofs of claims against the Debtors' estates, totaling approximately $50,000,000 (the "Brown & Waller Claims"). On October 18, 2004, the Debtors objected to the Brown & Waller Claims. By order dated April 6, 2005, the Bankruptcy Court approved a settlement agreement under which the claimants agreed to limit their recovery against the Debtors and any related defendants in the ERISA Litigation to the proceeds paid or payable under certain insurance policies issued to Southern and Mirant. The Brown & Waller Claims have been amended to $0.00. No putative plaintiffs will receive a Claim or Plan Distribution on the account of any facts or circumstances arising from or related to the ERISA Litigation and any such claim will be discharged in accordance with the Plan and such holders thereof shall be limited in their recovery to the proceeds paid or payable by Associated Electric and Gas Insurance Services Ltd. and Energy Insurance Mutual as set forth in the settlement agreement described in this paragraph.

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

E.  DISPUTED CLAIMS WITH ASSOCIATED ESTATE CAUSES OF ACTION

     1. NY TAX -- NEW YORK REAL PROPERTY TAX LITIGATION

          A. NEW YORK TAX PROCEEDINGS

     MAG's subsidiaries that own generating plants in New York are or were (in the settled proceedings discussed below) the petitioners in 41 proceedings (the "Tax Certiorari Proceedings") initially brought in various New York state courts challenging the assessed value of those generating plants determined by their respective local taxing authorities. Mirant Bowline has challenged the assessed value of the Bowline generating facility and the resulting local tax assessments paid for tax years 1995 through 2003. Mirant Bowline succeeded to rights held by Orange & Rockland Utilities, Inc. for the tax years prior to its acquisition of the Bowline Plant in 1999 under its agreement with Orange & Rockland for the purchase of that plant. Mirant Lovett and Mirant New York challenged the assessed value of the Lovett facility for each of the years 2000 through 2003. Mirant NY-Gen, LLC ("Mirant NY-Gen" and, collectively with Mirant Bowline and Mirant Lovett, the "New York Debtors") has settled its Tax Certiorari Proceedings with respect to the combustion turbine and hydroelectric facilities it owns for each of the years 2000 through 2003. If the remaining Tax Certiorari Proceedings result in a reduction of the assessed value of the generating facility at issue in each proceeding, the New York Debtor owning the facility would be entitled to a refund with interest of any excess taxes paid for those tax years.

     On September 30, 2003, the Debtors filed a motion (the "Tax Determination Motion") with the Bankruptcy Court requesting that a determination be made of what the property tax liability should have been for the Bowline generating facility in each of the years 1995 through 2003. The Tax Determination Motion similarly sought to have the Bankruptcy Court determine what the property tax liability should have been for: (a) the generating facility acquired by Mirant Lovett concurrently with Mirant Bowline's acquisition of the Bowline facility in each of the years 2000 through 2003, and (b) certain generating facilities concurrently acquired by Mirant NY-Gen at the time Mirant Bowline acquired the Bowline facility in each of the years 2000 through 2003. The bases for the relief requested in the Tax Determination Motion were that the assessed values of the generating facilities had no justifiable basis and were far in excess of their actual value. The local taxing authorities have opposed the Tax Determination Motion, arguing that the Bankruptcy Court either lacks jurisdiction over the matters addressed by the Tax Determination Motion or should abstain from addressing those issues so that they can be addressed by the state courts in which the Tax Certiorari Proceedings described in the preceding paragraph were originally filed. On December 10, 2003, the Bankruptcy Court ruled that it would retain joint jurisdiction with the New York state courts over the issues raised by the Tax Certiorari Proceedings and the Tax Determination Motion.

     Collectively, Mirant Bowline and Mirant Lovett have not paid: (a) approximately $62,000,000 assessed by local taxing authorities on the generating facilities for 2003, that were due on September 30, 2003 and January 30, 2004, and (b) approximately $53,000,000 assessed by local taxing authorities on the generating facilities for 2004, that were due on September 30, 2004 and January 30, 2005, in order to preserve their respective rights to offset the overpayments of taxes made in earlier years against the sums payable on account of current taxes. The failure to pay the taxes due on September 30, 2003, January 30, 2004 and September 30, 2004 and January 30, 2005 could subject Mirant Bowline and Mirant Lovett to additional penalties and interest. Two of the local tax authorities, the County of Rockland and the Haverstraw-Stony Point Central School District, filed seven proofs of claim concerning these unpaid taxes. The Debtors have objected to these proofs of claim and, to the extent such claims are allowed, the Debtors have sought estimates of the allowed claims based on the trial records and exhibits in the Tax Certiorari Proceedings. Moreover, in the Tax Determination Motion and subsequent filings, the Debtors requested that the Bankruptcy Court permit each of the New York Debtors to apply any previous tax overpayments made on account of their generating facilities against any postpetition tax liabilities owing to the relevant local taxing authority for current tax liabilities and be entitled to a refund of any remaining overpayments. The Tax Determination Motion also requested that the Bankruptcy Court rule that any interest or penalties that may otherwise be imposed on the New York Debtors by the relevant taxing authorities for failure to timely pay taxes be disallowed or determined to be zero. On February 11, 2004, the County of Rockland, New York, filed a motion with the

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Bankruptcy Court requesting that it order the New York Debtors to pay all unpaid ad valorem taxes for 2003 assessed by the taxing authorities located in Rockland County and all prospective ad valorem taxes. On March 10, 2004, the Bankruptcy Court denied this motion.

     The County of Rockland has represented to the Debtors that on or about April 1, 2004, it advanced approximately $62,000,000 to the Haverstraw-Stony Point Central School District (the "School District") on account of the real property taxes that were assessed for 2003 with respect to the generating facility, and now asserts subrogation rights with respect to that payment. The County of Rockland has further informed the Debtors that it has advanced to the School District the approximately $53,000,000 in taxes that were assessed for 2004 with respect to the generating facility and will likewise assert a right of subrogation with respect to such payment.

          B. PROPOSED NEW YORK TAX SETTLEMENT

     Prior to the Petition Date, Debtors Mirant Bowline and Mirant Lovett paid approximately $60,000,000, in the aggregate on an annual basis, to the New York Taxing Authorities with respect to real property taxes levied in connection with those power generating facilities in New York.

     During the fall of 2004, the Debtors entered into settlement discussions with the New York Taxing Authorities regarding the property taxes associated with the Mirant Bowline and Mirant Lovett facilities. Representatives of the Debtors and the New York Taxing Authorities have developed a framework for settlement. The representatives are prepared to recommend such settlement to their respective management and/or board for approval. Notwithstanding the agreement among the representatives, any settlement framework remains subject to, among other things, final management approval on the part of the Debtors and final board approval on the part of the New York Taxing Authorities. If approved, the Proposed New York Tax Settlement will be enforceable under New York law and is consistent with the Debtors' financial projections. The Proposed New York Tax Settlement contains numerous terms and conditions, some of which are described in "The Chapter 11 Plan -- Settlements and Compromises -- Proposed New York Tax Settlement." Because of the time necessary to satisfy all conditions precedent and obtain all necessary approvals for the Proposed New York Tax Settlement, the Debtors expect that the New York Debtors will likely remain in chapter 11 pending satisfaction of all conditions precedent to the Proposed New York Tax Settlement, and the Effective Date of the Plan as to those Debtors will be extended to the date such conditions precedent are satisfied, such date defined in the Plan as the "New York Debtors Effective Date." The Plan contemplates and permits the continued operation of the New York Debtors in chapter 11 after all other Debtors have emerged from chapter 11 protection.

     2. SOUTHERN COMPANY INVESTIGATION/LITIGATION

     In early 2004, Mirant's board of directors formed a special committee (the "Special Committee") to investigate potential claims and causes of action arising from transfers by Mirant to Southern in connection with the separation of the companies, including the IPO and Spin-Off. The members of the Special Committee are Stuart E. Eizenstat, Robert F. McCullough and Ray M. Robinson. None of these directors have any affiliation with Southern. Each of these directors was appointed to the board after the Spin-Off. The Special Committee directed W&C to conduct the investigation and, upon completion, report its findings to the Special Committee. W&C did not represent Mirant in connection with any of the transfers it investigated. AlixPartners, LLC and Charles River Associates, Inc. were retained by W&C to evaluate solvency, adequacy of Mirant's capitalization and other issues.

     As part of the investigation, W&C identified and investigated, among other things, the following transfers from Mirant to Southern: (a) the dividend paid in the fourth quarter of 1999 by Mirant to Southern in the amount of $165,000,000 (the "1999 Dividend Payment"); (b) the dividends paid by Mirant to Southern in the aggregate amount of $503,000,000 in May and July 2000 (the "2000 Dividend Payment"); (c) the dividend distribution of one share of Series B Preferred stock by Mirant to Southern on August 30, 2000 and its redemption on March 5, 2001 in exchange for Mirant's 80% interest in a holding company which owned SE Finance and Capital Funding worth at least $242,000,000 (the "Series B Issuance and Redemption"), and (d) repayments by Mirant in 1999 of intercompany loans (the "Intercompany Advances") by Southern in the

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amount of $927,000,000, plus payment of accrued interest expense in the amount of $108,000,000 (collectively, the "1999 Repayments").

     W&C completed the investigation and reported its findings to the Special Committee. In turn, the Special Committee made recommendations to the Mirant board with respect to the actions to be taken in connection with the subject matter of the investigation. Based on the Special Committee's recommendation, the board authorized the commencement of litigation against Southern to recover the 1999 Dividend Payment, the 2000 Dividend Payment, the Series B Issuance and Redemption, and the 1999 Repayments. The results of the investigation were shared with the Examiner, the Corp Committee, the MAG Committee and the Equity Committee.

     On June 16, 2005, Mirant and the Corp Committee jointly filed a complaint styled Mirant Corporation and the Official Committee of Unsecured Creditors of Mirant Corporation, et al. v. The Southern Company, (the "Southern Complaint") Adv. No. 05-04099 (the "Southern Adversary Proceeding"), with the Bankruptcy Court. Mirant and the Corp Committee allege that the Southern Complaint constitutes a counterclaim to Southern's previously filed proofs of claim. Southern disputes this allegation. In the Southern Complaint, Mirant seeks to avoid over $2,000,000,000 in fraudulent transfers from Mirant to Southern under sections 544 and 550 of the Bankruptcy Code relating to the 1999 Dividend Payment, the 2000 Dividend Payment, the Series B Issuance and Redemption, and the 1999 Repayments. The Southern Complaint also seeks to: (a) recharacterize the Intercompany Advances as equity, (b) declare Mirant, as a former subsidiary of Southern, to be the alter ego of Southern and Southern to be responsible for the debts of Mirant, (c) hold Southern, as the parent corporation, liable for inducing or aiding and abetting Mirant's breach of its fiduciary duties to creditors while in the zone of insolvency, and (d) adjudicate Mirant's objections to Southern's proofs of claim and/or to equitably subordinate Southern's proofs of claim to the claims of all other creditors. See "The Chapter 11 Plan -- Designated Net Litigation Distributions."

     On July 26, 2005, Southern filed with the District Court a motion seeking to withdraw the reference of the Southern Adversary Proceeding from the Bankruptcy Court (the "Withdrawal Motion"). On August 31, 2005, the Bankruptcy Court issued its Report and Recommendation to the District Court recommending that the Withdrawal Motion be denied.

     On August 5, 2005, Southern filed with the District Court a motion to transfer the Southern Adversary Proceeding to the Georgia District Court (the "Transfer Motion"). To date, the District Court has not ruled on either the Withdrawal Motion or the Transfer Motion.

     On August 17, 2005, Southern filed its answer to the Southern Complaint denying each of the counts asserted in the Southern Complaint.

     The following paragraph has been inserted in the Disclosure Statement at Southern's request:

             "Southern contends that the lawsuit is wholly without merit. Southern's position is that it acted properly and lawfully as the corporate parent of Mirant through the initial public offering of Mirant's common stock and then as majority shareholder of Mirant through the Spin-Off of Mirant shares to Southern shareholders. Southern asserts that the overall divestiture was formulated and executed with Mirant's active participation, was in all respects fair to Mirant and was subjected to intense public, regulatory and creditor scrutiny. According to Southern, Mirant's financial problems arose after its independence from Southern and after Mirant was frustrated in its attempt to pursue a rapid growth strategy in the wake of an industry crisis that devastated Mirant's credit ratings and business model."

Mirant disputes the foregoing. Southern has indicated it will vigorously defend the litigation.

     3. MIRMA LEASES/LITIGATION

     MIRMA, formed in 2000 as Southern Energy Mid-Atlantic, LLC, was organized as a Delaware limited liability company in connection with Mirant's planned acquisition of four power generating stations and related assets as set forth in the APSA. Following the closing on or about December 19, 2000, MIRMA or its
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subsidiaries, along with two of Mirant's subsidiaries, Mirant Potomac River, LLC and Mirant Peaker, LLC, came to own or lease approximately 5,256 MW of electric generation capacity in the Washington, DC area.

     To raise approximately $1,500,000,000 of the total $2,650,000,000 purchase price (excluding assumed liabilities) for the acquisition of the "Auctioned Assets" as defined in the APSA, Mirant made use of a complex leveraged lease financing transaction (the "Lease-Financing"). See "General Information -- Existing Financing Transactions of the Debtors -- MIRMA."

     During the Chapter 11 Cases, significant disputes arose between the Debtors, on the one hand, and the lessors and the MIRMA Indenture Trustee under the Lease Financing, on the other hand, regarding whether, among other things, the Lease-Financing constitutes a "lease" (or "leases") within the meaning of section 365 of the Bankruptcy Code, or instead evidences a financing arrangement. If the Lease-Financing is one or more "true leases," then as to any such "true lease," MIRMA must: (a) either assume or reject such agreements as are found to comprise the "true lease" or "leases," (b) perform all obligations under the leases pending assumption or rejection (subject to certain exceptions), and (c) cure all defaults under any "true lease" (subject to certain exceptions) as a condition to assuming the "true lease" should MIRMA desire to assume such "lease." If the MIRMA Agreements evidence a financing arrangement, MIRMA would own the facilities subject to the mortgages that the lessors recorded with respect to the Lease-Financing and the obligation owing thereunder would be subject to compromise under a chapter 11 plan of reorganization.

     To resolve these and other issues, on August 31, 2004, MIRMA and certain of its affiliates commenced an adversary proceeding (the "MIRMA Lease Litigation") before the Bankruptcy Court seeking, among other things, a determination that the Lease-Financing is a financing arrangement. In response to the complaint, on or about October 25, 2004 the lessors and the Indenture Trustee each filed: (a) a motion to dismiss all claims for relief included in the MIRMA Lease Litigation except for the request that the Bankruptcy Court characterize the MIRMA Agreements as financing arrangements rather than leases, and (b) a motion to dismiss the Chapter 11 Case of MIRMA in its entirety based on their contention that MIRMA, considered independently of all of the other Debtors, was not in financial distress on the Petition Date.

     The hearings on all four motions took place on January 5, 2005 and January 6, 2005. The Bankruptcy Court denied the two motions to dismiss the Chapter 11 Case of MIRMA, and the lessors and MIRMA Indenture Trustee sought leave to appeal, which was denied. With regard to the two motions to dismiss the complaint, the Bankruptcy Court did not dismiss the complaint, but ruled that it was granting the motions "in part" such that certain issues could proceed at this time, but others would be deferred "without prejudice."

     On February 25, 2005, the lessors filed a motion for partial summary judgment. The Debtors opposed that motion and cross-moved for summary judgment. On April 7, 2005, the Bankruptcy Court entered an order dismissing the MIRMA Lease Litigation on the grounds that, under the present circumstances, recharacterization was unnecessary because MIRMA is solvent and capable of performing its obligations under the Lease-Financing. The Bankruptcy Court, however, reserved the right to re-examine the recharacterization issue if a change in circumstances warranted, including in the event that MIRMA was determined to be insolvent or the lessors or MIRMA Indenture Trustee sought to enforce any provision of the Lease-Financing agreements, that, by reason of the Chapter 11 Cases, would trigger a forfeiture of the assets or loss of rights by any of the Debtors. See "The Chapter 11 Plan -- Executory Contracts and Unexpired Leases -- Special Provisions Relating to MIRMA Leases."

     4. PEPCO LITIGATION(1)

     In December 2000, Mirant and its subsidiaries acquired certain power generating assets and other assets from Pepco (the "Pepco Assets") pursuant to the terms of the APSA. The consideration paid by Mirant for the Pepco Assets included $2,650,000,000 in cash and Mirant's and MAEM's agreement to purchase from Pepco at its cost power Pepco was obligated to purchase from third parties at above-market rates. By way of

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.
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separate contracts, Mirant and/or MAEM entered into other transactions with
Pepco, including the Back-to-Back Agreement. Under the terms of the Back-to-Back Agreement, Mirant agreed to purchase from Pepco "all capacity, energy, ancillary services and other benefits" that Pepco received from certain PPAs, including the Panda and Ohio Edison PPAs that run until 2021 and 2005 respectively. Under the Back-to-Back Agreement, Mirant agreed to pay Pepco for the power it received the amount Pepco owed under the PPAs to the other parties to the PPAs. Under the Back-to-Back Agreement, Mirant is obligated to purchase power from Pepco at prices that are significantly higher than existing market prices for power. The amount of these out of market obligations assumed by Mirant was valued at that time to be worth $500,000,000.

          A. MOTIONS TO REJECT

             I. BACK-TO-BACK AGREEMENT

     On August 28, 2003, the Debtors filed a motion with the Bankruptcy Court to reject the Back-to-Back Agreement (the "First Rejection Motion"), along with an adversary proceeding to enjoin Pepco and FERC from taking certain actions against the Debtors (the "Injunction Litigation"). The Debtors forecast that it would cost in excess of $300,000,000 during 2004 and 2005 if the Back-to-Back Agreement were to remain in effect. These anticipated losses, as compared to what could be obtained if market rates were applied, are even greater over the entire life of the Back-to-Back Agreement, which continues until 2021. On October 9, 2003, the District Court removed the First Rejection Motion from the Bankruptcy Court. The Corp Committee intervened and has been very active in all aspects of the litigation involving the Back-to-Back Agreement. In December 2003, the District Court denied the First Rejection Motion concluding that the Federal Power Act preempts the Bankruptcy Code and that a bankruptcy court cannot affect a matter within FERC's jurisdiction under the Federal Power Act and, thereafter, dismissed the Injunction Litigation.

     The Debtors and the Corp Committee appealed the District Court's orders to the United States Court of Appeals for the Fifth Circuit (the "Fifth Circuit"). The Fifth Circuit reversed the District Court's decision, holding that the Bankruptcy Code authorizes a district court (or bankruptcy court) to reject a contract for the sale of electricity that is subject to FERC's regulation under the Federal Power Act as part of a bankruptcy proceeding and that the Federal Power Act does not preempt that authority. The Fifth Circuit remanded the proceeding to the District Court for further action on that motion. The Fifth Circuit indicated that on remand the District Court could consider applying a more rigorous standard than the business judgment standard typically applicable to contract rejection decisions by debtors in bankruptcy, which more rigorous standard would take into account the public interest in the transmission and sale of electricity.

     On December 9, 2004, the District Court held that the Back-to-Back Agreement was a part of and nonseverable from, and therefore nonrejectable apart from, the APSA. The District Court also noted that, if the Fifth Circuit overturned the District Court's ruling with respect to severability, the Back-to-Back Agreement should be rejected only if: (A) Mirant can prove that the Back-to-Back Agreement burdens the Debtors' Estates; (B) after scrutiny and giving significant weight to the comments of FERC relative to the effect of rejection on the public interest, the equities balance in favor of rejecting the Back-to-Back Agreement, and (C) rejection of the Back-to-Back Agreement would further the chapter 11 goal of permitting the successful rehabilitation of the Debtors.(1) The Debtors and the Corp Committee have appealed the District Court's December 9, 2004, decision to the Fifth Circuit. The Debtors' request for the Fifth Circuit to hear this appeal on an expedited basis has been denied, and the appeal has not yet been scheduled for argument. See "The Chapter 11
Plan -- Executory Contracts and Unexpired Leases -- Special Agreements with Pepco and Its Subsidiaries."

             II. APSA

     On January 21, 2005, the Debtors filed a motion in the Chapter 11 Cases to reject the APSA, including the Back-to-Back Agreement (the "Second Rejection Motion"). The Second Rejection Motion does not seek

---------------

(1) The Debtors anticipate that the foregoing standard may be applicable in connection with a request by the Debtors to reject certain other energy contracts that are subject to FERC jurisdiction. The Debtors believe that they will be able to satisfy the foregoing standard for rejecting any contracts, to the extent it is applicable, and the rejection of such contracts will be approved.
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

to reject other agreements entered into between Debtors and Pepco in conjunction with Mirant's and/or its subsidiaries' purchase of the Pepco Assets. On February 10, 2005, Pepco filed a motion requesting that the District Court assert jurisdiction over and rule upon the Second Rejection Motion rather than having the Bankruptcy Court rule on that motion, arguing that the motion required the consideration of laws other than the Bankruptcy Code. On March 1, 2005, the District Court ruled that it would withdraw the reference to the Bankruptcy Court of the Second Rejection Motion. The District Court's March 1 order is discussed further in "Suspension of Pepco Back-to-Back Payments and Subsequent Litigation" below. The District Court ordered the parties to brief the issue whether the APSA (between Mirant and Pepco) incorporates other agreements (between other Debtors and Pepco) and ultimately ordered Pepco to file its objection to the Second Rejection Motion by March 28, 2005. The parties have filed briefs on the integration issue and Pepco (and other parties) have filed objections to the same Second Rejection Motion.

     On April 22, 2005, Mirant filed a reply brief in response to the opposition briefs of Pepco and certain state and federal regulatory bodies. The District Court has, by order dated August 16, 2005, informally stayed the proceeding pending rulings by the Fifth Circuit on the Debtors' appeals of the District Court's denial of the First Rejection Motion and of the District Court's order of March 1, 2005, as amended, discussed further in "Suspension of Pepco Back-to-Back Payments and Subsequent Litigation" below.

          B. SUSPENSION OF PEPCO BACK-TO-BACK PAYMENTS AND SUBSEQUENT LITIGATION

     On December 9, 2004, in an effort to halt further out-of-market payments under the Back-to-Back Agreement while awaiting resolution of issues related to rejection of the Back-to-Back Agreement (but prior to notice of entry of the District Court's order of December 9, 2004), Mirant filed a notice in the Bankruptcy Court stating that Mirant was suspending further payments to Pepco under the Back-to-Back Agreement absent further order of court (the "Suspension Notice").

     On December 14, 2004, in response to the Suspension Notice, Pepco filed a motion to compel the Debtors to pay, as administrative expenses, amounts that had been suspended under the Back-to-Back Agreement (the "Administrative Expense Motion"). Pepco also filed other motions and litigation seeking the same substantive result. On January 19, 2005, the Bankruptcy Court entered an order embodying its oral ruling made on January 14, 2005, which denied the Administrative Expense Motion, but required the Debtors to pay amounts due under the Back-to-Back Agreement in January 2005 and thereafter until either: (i) the Debtors filed a motion to reject the APSA; (ii) the Fifth Circuit issued an order reversing the District Court's order of December 9, 2004 denying the motion to reject the Back-to-Back Agreement, or (iii) the Debtors were successful in having the obligations under the Back-to-Back Agreement recharacterized as debt obligations. Pepco appealed the Bankruptcy Court's January 19, 2005 order. On March 1, 2005, the District Court withdrew the reference to the Bankruptcy Court of the Administrative Expense Motion and the Second Rejection Motion, ordered the Debtors to pay Pepco all past-due, unpaid obligations under the Back-to-Back Agreement by March 10, 2005, and dismissed Pepco's appeal of the January 19, 2005 order denying the Administrative Expense Motion as moot. On March 4, 2005, the Debtors filed a motion requesting that the District Court reconsider its order of March 1, 2004, or alternatively, to stay that order while the Mirant Debtors appealed it to the Fifth Circuit. On March 7, 2005, the District Court modified the March 1 order to require Pepco to file a response to the Mirant Debtors' motion for reconsideration by March 14 and to delay the date by which the Mirant Debtors were to pay past-due, unpaid obligations under the Back-to-Back Agreement to March 18, 2005.

     On March 16, 2005, the Debtors filed: (i) a notice of appeal of the District Court's March 1 order and March 7 order; (ii) a petition for writ of mandamus and (iii) a motion for stay pending consideration of appeal and mandamus with respect to the same. Also on March 16, 2005, the District Court further modified its order of March 1, 2005 to clarify that the amounts to be paid by the Debtors by March 18, 2005 did not include amounts that became due prior to the Petition Date. On March 17, 2005, the Fifth Circuit issued a temporary stay of the March 1, 2005 order, as modified. On March 21, 2005, the Debtors filed a supplement to the appeal, petition for writ of mandamus and motion for stay pending appeal and mandamus review addressing only the March 16 amended order. On April 11, 2005, the Fifth Circuit vacated the temporary stay entered on March 17, 2005, denied the petition for writ of mandamus, and denied the Debtors' request for a stay pending

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

appeal in its order. The Fifth Circuit concluded that the Debtors' challenges to the District Court order of March 1, 2005, as modified, could be remedied in their pending appeals and that the Debtors had not shown they would suffer irreparable harm if the order was not stayed pending appeal.

     On April 13, 2005, Mirant paid to Pepco all amounts due and owing with respect to the Back-to-Back Agreement, an amount totaling $57,479,324. The appeal of these District Court orders is pending. On April 20, 2005, the District Court entered an order directing the Debtors to pay Pepco by April 25, 2005 all unpaid amounts due under the Back-to-Back Agreement accruing since the Petition Date to the extent they had not already done so, and to continue performance of all obligations under the agreement until further order of the District Court.

          C. PEPCO TPA SETTLEMENT

     On October 29, 2003, the Debtors filed a motion with the Bankruptcy Court for approval of a settlement (the "Pepco TPA Settlement") between the Debtors and Pepco regarding two out-of-market TPAs (the "Pepco TPAs") under which MAEM sells power to Pepco pursuant to the APSA. The Pepco TPA settlement was approved and implemented as described in "General Information -- The Businesses of Mirant -- The North American Business."

          D. ASBESTOS LITIGATION

     As a part of the purchase of Pepco's generating facilities in December 2000, Mirant agreed to indemnify Pepco for certain liabilities arising in lawsuits related to the acquired assets filed after December 19, 2000, even if they relate to incidents occurring prior to that date, with certain qualifications. Under intercompany agreements, the subsidiaries of MAG that acquired those facilities assumed Mirant's indemnity obligations to Pepco. Since the acquisition, Pepco has notified Mirant of more than 100 asbestos cases, distributed among three Maryland jurisdictions (Prince George's County, Baltimore City and Baltimore County), as to which it claims a right of indemnity. Based on information and relevant circumstances known at this time, the Debtors do not believe these suits will result in significant Allowed Claims.

          E. CLAIMS LITIGATION

     Pepco and its Affiliate, Pepco Energy Services, collectively filed 14 separate proofs of claim (the "Pepco Claims") against Mirant, MAEM and the following additional subsidiaries of Mirant that are referred to hereinafter as the "Other Mirant Parties:" Mirant Potomac, Mirant Piney Point, LLC, Mirant Peaker, Mirant Mid-Atlantic Services, LLC, MIRMA, Mirant MD Ash Management, LLC, Mirant D.C. O&M, LLC, and Mirant Chalk Point. On December 23, 2004, Pepco amended certain of its claims for goods and services to increase the amount claimed by an additional $5,000,000. The Pepco Claims, as amended, seek damages ranging from $37,769 to approximately $136,100,000 for alleged unpaid prepetition obligations. Certain of the Pepco Claims also seek to reserve claims that may arise in connection with the rejection of the Back-to-Back Agreement. Most of the Pepco Claims derive from the APSA and its ancillary agreements.

     Mirant filed an omnibus objection to the Pepco Claims (the "Pepco Claims Objection"), objecting to each one of the Pepco Claims. The Pepco Claims Objection primarily focused on the following three objections. First, the Pepco Claims filed against the Other Mirant Parties are based upon an assertion that the Other Mirant Parties are jointly and severally liable for obligations of Mirant and MAEM of $131,200,000 (amended to $136,100,000) comprised of the following: (i) approximately $105,000,000 allegedly due under certain Transition Power Agreements; (ii) $25,500,000 (amended to approximately $31,500,000) in alleged unpaid goods and services obligations, and (iii) at least $698,000 in alleged fixed and contingent indemnity obligations. Specifically, Pepco has asserted that an Assignment and Assumption Agreement dated December 19, 2000 among Pepco and various subsidiaries of Mirant, including MIRMA, Mirant Potomac, Mirant Peaker, Mirant Chalk Point and MAEM (the "AAA"), causes the Mirant subsidiaries that are parties to the agreement to be jointly and severally liable to Pepco for various obligations, including the obligations under the Back-to-Back Agreement. Pepco also asserts that the AAA causes Mirant's subsidiaries to be jointly and severally liable for a claim of $105,000,000 filed by Pepco in the Chapter 11 Cases related to modifications agreed to between MAEM and Pepco related to the Transition Power Agreements in place between Pepco and MAEM through January 2005. The Debtors are disputing this interpretation of the AAA in proceedings
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

before the Bankruptcy Court. The parties filed cross-motions for summary judgment with respect to this issue with the Bankruptcy Court. On May 4, 2005, the Bankruptcy Court denied both summary judgment motions. The Bankruptcy Court has not scheduled a trial on this matter.

     The Debtors have also filed a motion to estimate each of the Pepco Claims at an amount of $0.00. No hearing date on this motion to estimate is currently scheduled.

          F. POTENTIAL ADJUSTMENT RELATED TO PANDA POWER PURCHASE AGREEMENT

     At the time of the acquisition of the MIRMA assets from Pepco, Mirant entered into a separate agreement with Pepco that, as subsequently modified, provides that the price paid by Mirant for its December 2000 acquisition of Pepco assets would be adjusted if by April 8, 2005, a binding court order has been entered finding that the Back-to-Back Agreement violates Pepco's power purchase agreement with Panda (the "Panda PPA") as a prohibited assignment, transfer or delegation of the Panda PPA or because it effects a prohibited delegation or transfer of rights, duties or obligations under the Panda PPA that is not severable from the rest of the Back-to-Back Agreement. The agreement also provides that if a court order is entered that triggers the purchase price adjustment, the amount of the adjustment is to be negotiated in good faith by the parties or determined by binding arbitration so as to compensate Pepco for the termination of the benefit of the Back-to-Back Agreement while also holding Mirant economically indifferent from such court order. Panda initiated legal proceedings in 2000 asserting that the Back-to-Back Agreement violated provisions in the Panda PPA prohibiting Pepco from assigning the Panda PPA or delegating its duties under the Panda PPA to a third party without Panda's prior written consent. On June 10, 2003, the Maryland Court of Appeals, Maryland's highest court, ruled that the assignment of certain rights and delegation of certain duties by Pepco to Mirant in the Back-to-Back Agreement did violate the non-assignment provision of the Panda PPA and was unenforceable. The court, however, left open the issues of whether the provisions found to violate the Panda PPA could be severed and the rest of the Back-to-Back Agreement enforced and whether Panda's refusal to consent to the assignment of the Panda PPA by Pepco to Mirant was unreasonable and violated the Panda PPA.

          G. FRAUDULENT TRANSFER ACTION

     On July 13, 2005, the Debtors filed a complaint styled Mirant Corporation, et al. v. Potomac Electric Power Company, Adv. No. 05-04138, with the Bankruptcy Court (the "Pepco Complaint"). In the Pepco Complaint, the Debtors seek an order declaring that the amounts paid for the Pepco Assets exceeded the fair value of such assets and was a transfer in fraud of the rights of creditors under state law, as made applicable by section 544(b) of the Bankruptcy Code, and recoverable under section 550(a) of the Bankruptcy Code. The Pepco Complaint constitutes a counterclaim to Pepco's previously filed proofs of claim. In addition, in the Pepco Complaint the Debtors have objected to the Pepco Claims on the basis that: (i) the Pepco Claims should be disallowed under section 502(d) of the Bankruptcy Code; (ii) that no amounts are due and owing to Pepco, and (iii) the obligations on which the Pepco Claims are based arose under agreements which were voidable, fraudulent and illegal transfers.

     5. SMECO -- SOUTHERN MARYLAND ELECTRIC COOPERATIVE(1)

     On March 15, 2004, Mirant Peaker, Mirant Chalk Point, and Mirant commenced an adversary proceeding in the Bankruptcy Court, Adv. No. 04-4073, seeking a declaratory judgment from the Bankruptcy Court that the Facility and Capacity Credit Agreement (the "FCC Agreement") with Southern Maryland Electric Cooperative, Inc. ("SMECO") constitutes an unexpired lease of nonresidential real property and that any Claims for damages arising from the rejection of the FCC Agreement should be limited by section 502(b)(6) of the Bankruptcy Code. The complaint names both SMECO and Pepco as defendants, as certain of the Debtors are Pepco's assignee under the FCC Agreement. Under the FCC Agreement, certain of the Debtors use and occupy an electric power generation facility built by SMECO and are obligated to pay SMECO approximately $5,000,000 million per year until 2015. Pepco has guaranteed the performance of the Debtors' obligations under

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.
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

the FCC Agreement to SMECO. The Debtors maintain that the FCC Agreement should be characterized as a real property lease. SMECO and Pepco dispute this characterization of the FCC Agreement.

     The parties have completed discovery and filed motions for summary judgment. Subsequent to the filings, the parties agreed that the Bankruptcy Court could rule upon the motions for summary judgment without oral argument. The Bankruptcy Court has not yet ruled upon these motions, nor set a trial date. If the Bankruptcy Court grants the Debtors' summary judgment motion and characterizes the FCC Agreement as a lease, Mirant expects to reject the lease under the Plan. See "The Chapter 11 Plan -- Executory Contracts and Unexpired Leases -- Special Provisions Relating to the FCC Agreement and the Site Lease."

F.  OTHER ESTATE CLAIMS -- AVOIDANCE ACTIONS

     The Bankruptcy Code provides that certain transactions may be avoided as preferential or fraudulent transfers. For a general discussion of preferences and fraudulent conveyances, see "Certain Affiliate Transactions -- Potential Claims and Remedies." Section 546(a) of the Bankruptcy Code requires that a chapter 11 debtor file avoidance actions within two years after filing of the bankruptcy proceeding, unless the Debtors and a potential avoidance action defendant enter into an agreement to toll that two-year period, or other equitable considerations apply.

     The deadline for commencing avoidance actions for the Original Debtors was July 14, 2005. Before the avoidance action deadline, the Debtors conducted an investigation of their prepetition transactions to identify potential preferential or fraudulent transfer claims with respect to those transactions. While the Debtors determined that certain colorable avoidance action claims exist, the Debtors filed a motion with the Bankruptcy Court for an order authorizing the Debtors to enter into agreements with potential defendants to toll the avoidance action deadline. The Debtors filed the motion in the interest of preserving the resources of the estates while the enterprise valuation process continued to unfold and the Debtors and their stakeholders continued negotiating the terms of the Plan.

     The Debtors have taken all necessary and appropriate steps to ensure that all viable and cost-efficient claims against third-parties are commenced prior to the expiration of any applicable limitations period. However, given the complexity and magnitude of the Debtors' estates, the Debtors sought to toll the applicable limitations period out of an abundance of caution. See "The Chapter 11 Plan -- Designated Net Litigation Recoveries."

     1. THE TOLLING MOTION

     On June 7, 2005, the Debtors filed the Debtors' Motion To: (I) Approve Stipulation Tolling Statute Of Limitations And Authorize The Debtors To Enter Into Other Tolling Agreements With Third Parties, (II) Extend Statute Of Limitations Relating To Third Parties, And (III) Preserve The Debtors' Right To Utilize Sections 502(b)(1) And (d) After Expiration Of Applicable Statute Of Limitations Periods (the "Tolling Motion"). Pursuant to the Tolling Motion, the Debtors requested entry of an order: (a) authorizing the Debtors to enter into the Stipulation Tolling Statute of Limitations by and among the Debtors (the "Inter-Debtor Toll") and enter into other tolling agreements with third parties which are necessary, in the Debtors' reasonable business judgment (with the Inter-Debtor Toll, the "Tolling Agreement Request"); (b) tolling, extending, and suspending the statutes of limitations set forth in sections 108, 546 and 549 of the Bankruptcy Code and other applicable statutes of limitation relating to actions against non-Debtor third parties (the "Limitations Extension Request"); and (c) confirming and preserving the Debtors' right to assert defenses to claims pursuant to sections 502(b)(1) and (d) of the Bankruptcy Code after the expiration of any applicable periods (the "502 Request").

     A hearing on the Tolling Motion was held on June 30, 2005 and the Bankruptcy Court entered an order (i) granting the Tolling Agreement Request;
(ii) granting the 502 Request (with certain limitations), and (iii) denying the Limitations Extension Request, but preserving the Debtors right to argue, in certain cases, that any applicable limitations period has been extended under the principles of equitable tolling and/or waiver of applicable statutes of limitations (the "Tolling Motion Order").

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

     Pursuant to the Tolling Motion Order, the Debtors have entered into tolling agreements with each of Couch White, LLP, Orange & Rockland Utilities, Inc., Consolidated Edison Company of New York, NYISO, Troutman Sanders LLP, Morgan Stanley & Company, Inc., Goldman, Sachs & Company, Lehman Brothers and Lehman Commercial Paper, Inc., Bank of America and Deutsche Bank Trust Company Americas. In addition to the Inter-Debtor Toll, the Debtors also entered into a tolling agreement with 79 affiliated, wholly owned entities as listed in
Schedule 9. Each of the following current or former officers and or directors have also executed separate tolling agreements with the Debtors: William Dahlberg, Marce Fuller, A.D. Correll, Stuart E. Eizenstat, David J. Lesar, Robert F. McCullough, James F. McDonald, Ray M. Robinson, Edwin H. Adams, Carlos Ghosn, Steve Gillis, Randall Harrison, Raymond D. Hill, William Hjerpe, J. William Holden III, Gary Morsches, Sean Murphy, Richard J. Pershing, David Rozier, Michael L. Smith and Harvey Wagner. The Debtors filed the following avoidance actions which were not tolled by the Tolling Motion Order or separate agreement.

     2. PREFERENCE ACTIONS

     The Debtors' financial advisors and counsel analyzed the Debtors' payments to third parties within 90 days preceding the Petition Dates of each of the relevant Debtors to determine the possibility of any preferential payments under section 547 of the Bankruptcy Code. Such analysis was conducted with respect to insiders concerning payments made to insiders within 1 year preceding each Petition Date. The analysis revealed that, while the Debtors may have made some preferential payments to third parties, the potential recovery of such payments in the aggregate were not large enough to justify the costs associated with seeking to recover those payments. After extensive discussions with the Corp Committee, and carefully weighing the costs and benefits associated with seeking to recover preferential payments, the Debtors determined that filing preference actions under these circumstances would not be in the economic interests of the Estate, its creditors, and equity holders. Therefore, no preference actions were filed except in conjunction with some of the fraudulent transfer actions identified below.

     3. FRAUDULENT TRANSFER ACTIONS

     On July 13, 2005, in addition to other actions commenced as previously described herein the Debtors filed the following actions to recover amounts as fraudulent transfers:

     A. IN RE: MAEC, LP ET AL. V. CASTEX ENERGY, INC., ET AL. (ADV. NO. 05-04139 NO. 1) (THE "CASTEX FRAUDULENT TRANSFER ACTION")

     On June 14, 2001, Mirant Americas Energy Capital, LP ("MAEC") and Castex Energy, Inc. ("Castex"), Castex Energy 1995, L.P. ("Castex 1995"), Castex Energy 1996, L.P., and LaTerre Co., Ltd. ("LaTerre", and collectively referred to as the "Castex Defendants") entered into the Purchase and Sale Agreement (the "2001 Purchase Agreement"). On October 16, 2002, MAPCO, Mirant South Louisiana Production, LLC ("MSLP") and Mirant Southern Louisiana Fee, LLC ("MSLF")(1) and Castex 1995, LaTerre and Castex entered into a Purchase and Sale Agreement (the "2002 Purchase Agreement").

     Under the 2001 Purchase Agreement, MAEC agreed to purchase 75% of the Castex Defendants' rights, titles and interests in certain oil and gas interests and lands located in Cameron, Terrebonne, Iberia, Lafourche, Jefferson Davis and Vermilion Parishes, Louisiana (the "Assets") and the Castex Defendants agreed to transfer to MAEC 75% of the capital stock in Castex LaTerre, Inc. (the "Stock" and together with the Assets, the "Property") for a purchase price of approximately $198,750,000. This transaction was completed on August 31, 2001. In the 2002 Purchase Agreement, MAPCO, MSLP and MSLF agreed to sell the Property back to Castex 1995, LaTerre and Castex for a purchase price of $134,633,939.(2) This transaction was completed on December 11, 2002. As a result of the 2002 Purchase Agreement, the Castex Defendants reacquired the 75% interest that they had sold pursuant to the 2001 Purchase Agreement. The Castex Defendants subsequently sold their 100% interest in that property in December 2002 to Apache Corp. for $260,000,000.

---------------

(1) MSLP and MSLF no longer exist.

(2) This figure is adjusted from the $150,000,000.00 purchase price stated in the 2002 Purchase Agreement.
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

     In the Castex Fraudulent Transfer Action, Debtors seek to avoid certain obligations and transfers of property under the terms of the 2001 Purchase Agreement and the 2002 Purchase Agreement. The Castex Fraudulent Transfer Action is currently stayed. See "The Chapter 11 Plan -- Designated Net Litigation Distributions."

     B. IN RE: MIRANT V. SALOMON SMITH BARNEY, ET AL. (07/13/05; ADV. NO. 05-04140 NO. 1) (THE "MADCI FRAUDULENT TRANSFER ACTION")

     As discussed in "General Information -- Existing Financing Transactions of the Debtors -- Mirant Americas Development Capital, LLC," on October 22, 2001, MADCI, the MC Trust Lessor, U.S. Bank National Association (the "Trustee"), various persons named as "Noteholders" and "Certificate Holders" and Citibank, N.A. ("Citibank") entered into the Equipment Warehouse Facility pursuant to which the purchase of the Turbine Facility Equipment was financed.

     The MC Trust Lessor, formed for the purpose of owning the Turbine Facility Equipment, is subject to an Amended and Restated Declaration of Trust, dated as of October 22, 2001, among State Street(1) and various Certificate Holders. To facilitate the transactions contemplated by the Equipment Warehouse Facility, the MC Trust Lessor, as lessor, and MADCI, as lessee, entered into the Lease Agreement dated as of October 22, 2001 (the "Lease"), which provides that MADCI may either purchase or lease, on a triple-net basis, the Turbine Facility Equipment from the MC Trust Lessor. In order to facilitate the financing of the transactions pursuant to the Lease, the MC Trust Lessor entered into a Loan Agreement dated as of October 22, 2001 among the MC Trust Lessor, Citibank, as Agent, and various Noteholders, including Citibank (in its capacity as a Noteholder), Dresdner Bank, Bank of America, Scotiabanc, Kreditanstalt, Commerzbank, CSFB, Royal Bank, Toronto Dominion and Bayerische Landesbank.

     In order to facilitate the financing of the transactions pursuant to the Lease, the MC Trust Lessor and MADCI entered into an Agency Agreement, dated as of October 22, 2001, (the "Agency Agreement") which provides that MADCI is to act as the MC Trust Lessor's agent, in its capacity as lessor under the Lease and perform certain acts. The MC Trust Lessor, MADCI and General Electric Company ("GE") entered into the Master Equipment Purchase and Sale Agreement (the "Master Purchase Agreement") dated December 20, 2000. Pursuant to an Assignment of Purchase Rights (the "Assignment"), dated as of January 30, 2002, the MC Trust Lessor assigned its rights in the Master Purchase Agreement to MAI, as assignee, with respect to certain Turbine Facility Equipment. The MC Trust Lessor and MAI also executed an Assignment and Assumption Agreement (the "Assumption Agreement"), dated as of January 30, 2002, pursuant to which MAI assumed certain obligations to GE under the Master Purchase Agreement with respect to the items of equipment subject to the Assignment agreement.

     Pursuant to the Agreement to Offset Amounts Owed by MC Equipment Revolving Statutory Trust to General Electric Company for Termination Payments, for Certain Turbines Terminated, Against Certain Amounts Owed by GE to Mirant Americas, Inc. (the "Offset Agreement"), executed on or about July 11, 2003, among MAI, the MC Trust Lessor and GE, GE offset $3,562,320 owed by it to MAI against an obligation owed by the MC Trust Lessor to GE. On the date of this offset, the eve of the Petition Date, MAI was, or was thereby rendered, insolvent. Upon the avoidance of the Assumption Agreement, MAI's obligation to GE will have also been avoided, and MAI will have received no value in exchange for the offset.

     A Consent, Wavier and Amendment to Operative Documents (the "Consent and Waiver") dated as of July 14, 2003 was executed among MADCI, the MC Trust Lessor, U.S. Bank (as Trustee of the MC Trust Lessor) and various Note Holders and Certificate Holders pursuant to the Equipment Warehouse Facility, consenting to the termination of the Master Purchase Agreement.

     Mirant executed a Guaranty (the "Mirant Guaranty"), dated as of October 22, 2001, guaranteeing the obligations pursuant to certain "Operative Documents." Mirant received neither fair consideration nor reasonably equivalent value in exchange for the Mirant Guaranty. As of the date of the Mirant Guaranty, the claim alleges that both MADCI and Mirant were insolvent. Mirant Services had no obligations under the

---------------

(1) U.S. Bank acts as Successor Trustee of the Trust.
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

Master Purchase Agreement, Assumption Agreement, Equipment Warehouse Facility, Lease Offset Agreement and Consent and Waiver, all as amended or supplemented, and all related documents (sometimes hereinafter referred to as the "Equipment Lease Transactions"). Other than the Assumption Agreement, MAI did not execute any guaranty or other writing to evidence or support any obligations on its behalf relating to, or arising under, the Equipment Lease Transactions.

     Various Debtors made payments pursuant to the Equipment Lease Transactions:
(i) MAI made the following payments: (a) three (3) payments totaling $33,338,386 on January 30, 2002; (b) seven payments totaling $63,750,320 on October 11, 2002; (c) a payment of $49,517,039.19 on October 29, 2002; and (d) a payment of $43,750,600 on November 21, 2002 (collectively, the "MAI Payments"); (ii) Mirant Services made a payment of $8,982,103 on each of April 15, 2003, April 15, 2003 and June 16, 2003 (sometimes hereafter collectively referred to as the "Mirant Services Payments" and the MAI Payments and Mirant Services Payments are sometimes collectively referred to as the "Subsidiary Payments"); (iii) Mirant Corp. made: (a) two payments of $950,787 on February 27, 2003 (sometimes collectively referred to as the "Mirant Corp. Payments"); and (b) three payments of $809,848 on each of August 30, 2002, September 30, 2002 and October 30, 2002 (sometimes collectively referred to as the "Siemens Payments").

     In the MADCI Fraudulent Transfer Action, Debtors Mirant, MAI, Mirant Services and MADCI seek (1) to avoid (a) the Mirant Guaranty, the Mirant Corp. Payments, the Siemens Payments, the transfer of funds through the Subsidiaries to make the Subsidiary Payments and any other alleged obligations of Mirant Corp. relating to the Equipment Lease Transactions; (b) the Assumption Agreement, MAI Payments and any other alleged obligations of MAI relating to the Equipment Lease Transactions; (c) any alleged obligations of Mirant Services relating to the Equipment Lease Transactions, including the Mirant Services Payments; and (d) any payment to GE by the Debtors in relation to the Equipment Lease Transactions, including those made pursuant to the Offset Agreement; and
(2) recovery of payments from the immediate or mediate transferees pursuant to section 550(a) of the Bankruptcy Code. With respect to the payment to GE, the Debtors alternatively seek recovery of such payments as preferential transfers.

     Citibank, the Noteholders and the Certificate Holders assert that to the extent that any prior transaction is avoided resulting in the return of cash by such parties to the Debtors, such parties' claim against MADCI and Mirant will increase by an amount equal to the amount of cash returned, but as to Mirant, only to the extent of the Mirant Guaranty and to the extent such guaranty is not avoided.

     The MADCI Fraudulent Transfer Action is currently stayed. See "The Chapter 11 Plan -- Net Designated Litigation Distributions."

        C. IN RE: MIRANT V. SALOMON SMITH BARNEY -- F/K/A SMITH BARNEY, ET AL. (ADV. NO. 05-04144 NO. 1)(THE "CSFB FRAUDULENT TRANSFER ACTION")

     In the CSFB Fraudulent Transfer Action, Mirant seeks to recover from Salomon Smith Barney f/k/a Smith Barney, a division of Citigroup Global Markets, Inc., Citibank, NA and Credit Suisse First Boston (collectively, the "Bank Defendants") fraudulent conveyances of corporate assets, to avoid certain obligations incurred to the Bank Defendants, and to equitably invalidate or subordinate the Bank Defendants' claims to those of all other creditors in Mirant's bankruptcy case. Mirant also seeks to hold the Bank Defendants liable for aiding and abetting Southern's breach of its fiduciary duties to Mirant and waste of Mirant's corporate assets. The investigation of potential claims and causes of action arising from transfers by Mirant to Southern in connection with the IPO and Spin-Off is discussed in "Material Claims, Litigation and Investigation -- Disputed Claims With Associated Estate Causes of
Action -- Southern Company Investigation Litigation."

     Mirant's causes of action against the Bank Defendants arise out of obligations incurred ("Obligations") to the Bank Defendants in certain third-party transactions ("Transactions") by Mirant, while a wholly owned subsidiary of Southern, and by various direct and indirect subsidiaries of Mirant to the detriment of Mirant's creditors. Certain of the proceeds from the Transactions ("Proceeds") went directly to Southern. The Debtors argue that the Bank Defendants not only received repayment of the Obligations (the "Repayment Transfers"), but also earned millions of dollars in fees, interest and expenses for these Transactions (the

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"Transaction Fees"), which provided no benefit to Mirant or Mirant Affiliates to the extent the Proceeds were distributed to Southern.

     Mirant is seeking to avoid the Repayment Transfers, the payment of the Transaction Fees (collectively, the "Transaction Transfers") conveyed and the obligations Mirant incurred to the detriment of Mirant's creditors and to recover the Transaction Transfers from the Bank Defendants. Mirant's causes of action against the Bank Defendants arise out of Obligations incurred in that certain Purchase Agreement dated as of July 21, 1999 (the "Purchase Agreement"), by and between Bank Defendants and Mirant (while named SEI), in connection with the issuance of those certain $200,000,000 7.40% Senior Notes due 2004 and those certain $500,000,000 7.90% Senior Notes due 2009 ("144A Notes").

     Bankers Trust Company and Mirant entered into that certain Fiscal Agency Agreement dated July 26, 1999 and related agreements in connection with the 144A Notes (the "Fiscal Agency Agreement"). According to the Fiscal Agency Agreement, the 144A Notes were unsecured obligations of Mirant and ranked pari passu with all other unsecured and unsubordinated obligations of Mirant. On July 26, 1999, Southern caused Mirant to borrow $700,000,000 through the issuance of the 144A Notes. In exchange for substantially assisting Southern in issuance of the 144A Notes, Bank Defendants earned substantial Transaction Fees. Even though Southern's public reports stated that its advances ("Advances") to Mirant of funds necessary to acquire investments in a number of energy facilities ("Investments") were corporate contributions, Southern caused itself to receive $289,500,000 of the proceeds from the 144A Notes, $192,500,000 of which "reduced" the Advances and $97,000,000 of which Southern deemed to be "interest" on the Advances. The Bank Defendants received Transaction Transfers from Mirant in connection with the Purchase Agreement.

     The CSFB Fraudulent Transfer Action is currently stayed. Mirant Corp. has entered into a tolling agreement with Bankers Trust Company's successor, Deutsche Bank Trust Company Americas. See "The Chapter 11 Plan -- Net Designated Litigation Distributions."

        D. IN RE: MIRANT V. COMMERZBANK, AG (07/13/05; ADV. NO. 05-04142 NO. 1) (THE "COMMERZBANK FRAUDULENT TRANSFER ACTION")

     During December of 2000, Mirant Asset Development and Procurement B.V. ("Mirant Europe") entered into a Master Equipment Purchase and Sale Agreement (as amended on May 22, 2002, the "Master Agreement") with GE and General Electric International, Inc. ("GEI," together with GE, the "Power Island Manufacturers") for the acquisition of nine 386-MW engineered equipment packages (each "Power Island" and collectively the "Power Islands"). In accordance with the Master Agreement, from time to time, Mirant Europe entered into an Agreement for the Purchase and Sale of Equipment with respect to each Power Island (each a "Project Specific Agreement").

     Mirant executed and delivered a guaranty dated January 19, 2001, in favor of the Power Island Manufacturers (the "Equipment Guaranty"). In the Equipment Guaranty, Mirant guaranteed to the Power Island Manufacturers the obligations of Mirant Europe under the Master Agreement and each Project Specific Agreement.

     The European Power Island Procurement B.V. ("European Power") was established to act as owner of the Power Islands. The ownership interest in European Power was held by Stichting European Power Island ("Stichting"). Prior to making any payments under the Master Agreement, Mirant Europe entered into a temporary off-balance sheet financing (the "Bridge Facility") with Westdeutsche LandesBank Girozentrale ("West LB"). The Bridge Facility was refinanced through another off-balance sheet financing, the 1,100,000,000 Euro Power Island Acquisition Facilities ("Facilities"). Mirant Europe and West LB entered into an Owner Assignment and Assumption Agreement dated February 15, 2001, assigning all of Mirant Europe's interest in the Master Agreement to West LB. Subsequently, European Power and West LB entered into a Purchase Option and Assignment and Assumption Agreement ("West LB Assignment"), dated May 25, 2001, assigning all of West LB's interest in the Master Agreement and certain other contracts to European Power.

     In connection with the Power Island Facilities, Mirant Europe, European Power, Stichting, Commerzbank AG ("Commerzbank AG"), Commerzbank AG, New York Branch ("Commerzbank New
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York"), Commerzbank AG, Grand Cayman Branches ("Commerzbank Grand Cayman,"
together with Commerzbank AG and Commerzbank New York, "Commerzbank"), ABN AMRO Bank NV. ("ABN AMRO"), IntesaBci, S.p.A ("IntesaBci"), ING Bank N.V. ("ING"), The Royal Bank of Scotland, plc ("Royal Bank"), Credit Lyonnais, ANZ Investment Bank and Australia and New Zealand Banking Group, Limited ("ANZ"), Danske Bank A/S ("Danske Bank"), Barclays Bank, plc ("Barclays Bank") and BNP Paribas ("BNP Paribas," together with European Power, Stichting, Commerzbank, ABN AMRO, IntesaBci, ING, Royal Bank, Credit Lyonnais, ANZ, Danske Bank, Barclays Bank, the "Facility Defendants") (or certain of them) as Lenders and Investors, and Commerzbank AG, New York Branch as Administrative Agent, entered into the participation agreement ("Initial Participation Agreement") dated May 25, 2001. Subsequently, on August 13, 2001, Mirant Europe, European Power, Stichting, Commerzbank AG, New York Branch and ABN AMRO and the Facility Defendants (or certain of them) entered into an Amended and Restated participation agreement (as amended from time to time, the "Amended Participation Agreement").

     European Power and Mirant Europe entered into an amended and restated procurement agency agreement ("Procurement Agency Agreement") dated as of August 13, 2001. As procurement agent, Mirant Europe was required to administer the acquisition and construction of the Power Islands in accordance with the terms of the Master Agreement.

     Mirant executed and delivered a guaranty dated May 25, 2001 (the "Participation Agreement Guaranty" and together with the Equipment Guaranty, the "Guarantees") in favor of Commerzbank AG, New York Branch, certain Lenders and Investors pursuant to the Initial Participation Agreement, European Power, Stichting and the Collateral Agent, and which are referred to in the Participation Agreement Guaranty as the "Beneficiary." In the Participation Agreement Guaranty, Mirant unconditionally guaranteed to the Beneficiary all amounts payable by Mirant Europe under the Initial Participation Agreement, Procurement Agency Agreement and West LB Assignment. When the Amended Participation Agreement was executed, Mirant executed a Consent and Acknowledgment by Mirant Corporation dated August 13, 2001, acknowledging that the Participation Agreement Guaranty was in full effect as to all amounts due under the Amended Participation Agreement and Procurement Agency Agreement.

     Mirant Europe ultimately concluded that it would not utilize the Power Islands. Consequently, pursuant to the Amended Participation Agreement, Mirant Europe purchased the rights to the respective Power Islands for the purchase prices set forth in the Amended Participation Agreement. Simultaneously or shortly thereafter, Mirant Europe exercised the termination rights with respect to the Power Islands. To the extent that the progress payments previously paid equaled or exceeded the termination amount under the Master Agreement, no further amount was due. If the progress payments were less than the termination amount, Mirant Europe was required to pay the deficit.

     In connection with the purchase options, certain payments were made to Commerzbank AG, New York Branch pursuant to the Amended Participation Agreement (collectively the "Transfers"). The funds to make the first two Transfers on February 22 and April 26, 2002, in the respective amounts of 6,900,000 and 7,400,000 Euros (the "Subsidiary Payments"), were provided to Mirant Investments Europe B.V. ("Mirant Investments") by Mirant. The last two Transfers on December 30, 2002 and February 28, 2003 were in the respective amounts of 4,500,000 and 118,073,950 Euros (sometimes hereinafter referred to as the "Mirant Payments").

     As a result of the termination of the orders on the Power Islands, Mirant was required under the Equipment Guaranty to make a termination payment to GEI pursuant to the Master Agreement. On or around May 29, 2002, Mirant Europe or Mirant Investments paid directly to GEI or GE a termination payment in the amount of 7,092,060 Euros (the "Termination Payment"). The funds for the Termination Payment were provided to Mirant Investments by Mirant. Notwithstanding, on or around September 2002, Mirant Europe paid to GEI or GE a progress payment in the amount of 9,672,223 Euros ("GE Progress Payment" and, collectively with the Termination Payment, the "GE Payments"). The funds for the GE Progress Payment were provided by Mirant.

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     None of the Power Islands were ever delivered to Mirant Europe. In the
Commerzbank Fraudulent Transfer Action, Mirant seeks entry of judgment against the Facility Defendants, European Power and/or Stichting to avoid all obligations incurred pursuant to the transactions described herein, including without limitation the Guarantees, the Transfers and the GE Payments. Mirant also seeks recovery of transfers pursuant to section 550(a) of the Bankruptcy Code.

     The Commerzbank Fraudulent Transfer Action is currently stayed pursuant to the Stay Order. See "The Chapter 11 Plan -- Net Designated Litigation Distributions."

        E. IN RE: OFFICIAL COMMITTEE FOR MIRANT CREDITORS V. HARRIS, ET AL. (07/13/05; ADV. NO. 05-04146 NO. 1) (THE "HARRIS COMPLAINT")

     On July 13, 2005, the Corp Committee filed the Harris Complaint against Elmer B. Harris, W.L. Westbrook, H. Allen Franklin, Frederick D. Kuester, Barney
S. Rush, Gale E. Klappa, James A. Ward, Douglas L. Miller and Stephen A. Wakefield (the "Harris Defendants"), all former or current officers and/or directors of Southern and/or Mirant. Through the Harris Complaint, the Corp Committee sought to recover, for the benefit of the Debtors' Estates, damages for alleged breaches of fiduciary duties and duties of care, with respect to certain transfers (and acquisitions), owed to Mirant and its creditors by the Harris Defendants, and to recover certain dividends authorized by the directors.

     On August, 25, 2005, at the request of the Corp Committee, the Bankruptcy Court entered an order dismissing the Harris Complaint.

        F. IN RE: OFFICIAL COMMITTEE FOR MIRANT CREDITORS V. ALLEN, ET AL. (07/13/05; ADV. NO. 05-04145 NO. 1) (THE "ALLEN COMPLAINT")

     On July 13, 2005, the Corp Committee filed the Allen Complaint, on behalf of the estate of Mirant Corporation, et al., against Thomas J. Allen, III; Dianne Davenport; John Edward Dorsett, Jr.; David T. Gallaspy; George P. Henefeld; Richard J. Koch; Frederick D. Kuester; John J. Robinson; Richard F. Owen; and James Arthur Ward (collectively, the "Allen Defendants") seeking to avoid over $5,000,000 in preferences and fraudulent conveyances made in connection with the purchase of annuities for certain former directors, officers and employees of the Debtors.

     Prior to the Petition Date, in December 2002 and early 2003, the Debtors purchased approximately $17,000,000 of individual annuity contracts for approximately 25 active and non-active directors, officers and employees. The Corp Committee seeks to recover all amounts paid by the Debtors to or for the benefit of Allen Defendants in connection with the annuities purchased for such individuals. The Allen Complaint was stayed by order of the Bankruptcy Court entered August 2, 2005 (the "Stay Order") until the earlier of 180 days after August 2, 2005 or the Effective Date of the Plan.

     4. SOUTHERN TRANSACTIONS: MORGAN STANLEY & CO., INCORPORATED AND GOLDMAN SACHS & CO.

     With respect to the Spin-Off of Mirant from Southern, Morgan Stanley and Goldman served as financial advisors and consultants to Mirant and Southern. Morgan Stanley and Goldman also provided underwriting services related to the IPO. Morgan Stanley and Goldman advised Mirant with respect to the IPO, the Spin-Off, and all related transactions. The Debtors are currently investigating potential causes of action against Morgan Stanley and Goldman related to the financial advice and consulting services they rendered to Mirant, including claims for, without limitation, aiding and abetting, breach of fiduciary duty and unjust enrichment. The Debtors and Morgan Stanley and Goldman have entered into a tolling agreement that tolls the statute of limitations while the Debtors conclude their investigation of potential claims against Morgan Stanley and Goldman. See "The Chapter 11 Plan -- Net Designated Litigation Distributions."

     5. SOUTHERN TRANSACTIONS: TROUTMAN SANDERS, LLP

     With respect to the divestiture of Mirant from Southern, Troutman Sanders, LLP ("Troutman") acted as counsel for both Southern and Mirant. Troutman's representation of Mirant included providing legal advice to Mirant regarding all aspects of the separation of Mirant from Southern, including the Separation Agreements, IPO, Spin-Off, and all related transactions. Troutman provided concurrent legal representation with respect to the foregoing matters to Southern. The Debtors are presently investigating potential causes of

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action against Troutman arising out of its concurrent legal representation of
Mirant and Southern. In addition, the Debtors filed an objection to the proofs of claim filed by Troutman.

     By letter dated July 7, 2005, Mirant, the Corp Committee and the MAG Committee entered into an agreement with Troutman tolling any statutes of limitations or other time-related defenses to any claims that could be asserted against Troutman by such parties (the "Troutman Tolling Agreement"). In early September 2005, counsel for Troutman advised counsel for Mirant that it was revoking "acceptance" of the Troutman Tolling Agreement notwithstanding Troutman's express representation to the Bankruptcy Court at a hearing held on July 20, 2005 that it had executed and returned the Troutman Tolling Agreement to counsel for Mirant. Mirant believes that the Troutman Tolling Agreement is binding and enforceable against Troutman.

     6. SOUTHERN TRANSACTIONS: LEHMAN AND BANK OF AMERICA

     With respect to certain of the financing activities of the Debtors during 1999 and 2000, certain financial institutions entered into the following transactions with the Debtors: (a) senior credit facilities of $1,450 million completed by Lehman Commercial Paper Inc., Initial Lender and Administrative Agent, and Lehman Brothers Inc., Advisor, Lead Arranger, and Book Manager ("Lehman") on behalf of MAG in October 1999 and (b) credit agreement between Mirant and Bank of America, N.A., Agent, and Banc of America Securities LLC, Lead Arranger ("Bank of America"), in May 2000, with commitments totaling $550,000,000, and increased in June 2000 to $1,000,000,000. The Debtors are presently investigating potential causes of action against Lehman and Bank of America including, without limitation, claims, either through affirmative acts or omissions for avoidance, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, negligence, breach of contract, breach of professional duties, breach of statutory duties, and equitable subordination. The Debtors and Lehman and Bank of America have entered into tolling agreements that toll the statute of limitations while the Debtors conclude their investigation of potential claims against Lehman and Bank of America. See "The Chapter 11
Plan -- Net Designated Litigation Distributions."

     7. SOUTHERN TRANSACTIONS; ARTHUR ANDERSEN

     On July 12, 2005, the Corp Committee, on behalf of Mirant and certain of its affiliates, filed a lawsuit against Arthur Andersen LLP ("Andersen") in the State Court of Fulton County, Georgia, Civil Action 05-EV-000130-B. On August 11, 2005, Andersen removed the lawsuit to the United States District Court for the Northern District of Georgia. The Corp Committee has filed a motion to remand the lawsuit to the State Court and the motion is pending before the District Court. In the Complaint the Corp Committee alleges that Andersen committed professional malpractice in connection with the services Andersen provided to Mirant. Among other deficiencies, the Corp Committee alleges that Andersen overlooked material weaknesses in Mirant's internal controls and otherwise failed to perform its audits according to the applicable professional auditing and accounting standards. After Andersen was replaced as Mirant's auditor in May 2002 it became necessary for Mirant to hire KPMG to re-audit its financial statements for 2000 and 2001. The Corp Committee alleges that the re-audit uncovered significant, material misstatements in the financial statements that were caused by Andersen's errors and omissions. Mirant restated its financial statements for 2000 and 2001. The Corp Committee seeks to recover the fees paid to Andersen, the fees paid to Mirant's replacement auditor to re-audit the 2000 and 2001 financial statements, the fees and expenses associated with Mirant's internal investigations and the investigations by the Securities and Exchange Commission resulting from Mirant's misstated earnings, and other damages resulting from Andersen's professional malpractice. While the Corp Committee believes the claims have merit, it cannot be predicted with any degree of certainty the amount, if any, that ultimately will be recovered from Andersen. See "The Chapter 11 Plan -- Net Designated Litigation Distributions."

     8. CAUSES OF ACTION SUBJECT TO STAY

     Each of the Castex Fraudulent Transfer Action, MADCI Fraudulent Transfer Action, CSFB Fraudulent Transfer Action, Commerzbank Fraudulent Transfer Action, the Allen Complaint (as each is described above in "Material Claims, Litigation and Investigations -- Other Estate Claims -- Avoidance Actions -- Fraudulent Transfer Actions") and the DBSI Objection and HVB Objection (as each is described above in "Material

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Claims, Litigation and Investigations -- Detailed Description of Material
Claims") were stayed by the Stay Order.

     9. RESERVATION OF RIGHTS WITH RESPECT TO TOLLED, STAYED AND POTENTIAL
ACTIONS

     To the extent the Debtors and the parties to the Tolling Agreements cannot reach resolution in respect of such Avoidance Actions, the Debtors reserve the right and ability to prosecute any action against a party to a tolling agreement. The Debtors also reserve the right to prosecute any stayed action or any potential Causes of Action which are presently being investigated, including, without limitation, those identified in Schedule 7.

                                      XII.

                              THE CHAPTER 11 PLAN

A.  INTRODUCTION

     Commencing in early 2004, the Debtors' management began to focus its efforts on assessing the business and its short- and long-term prospects in order to develop a credible business plan that could serve as a platform for negotiations with the Debtors' primary constituencies regarding the terms of a chapter 11 plan of reorganization. As a consequence of this exercise, by mid-2004, a number of fundamental principles were developed upon which a chapter 11 plan could be formulated:

          (1) the value of the Debtors' assets would be maximized for the benefit of all stakeholders by continuing to operate the business in substantially its current form;

          (2) the Debtors' balance sheet would have to be materially delevered in order to reduce to acceptable levels the risk of future defaults in the payment of debt;

          (3) absent a global settlement of intercompany claims and related matters arising from the thousands of transactions and transfers of value between and among the Debtors, overall value was at risk of material degradation to the detriment of all stakeholders; and

          (4) in order for Mirant to retain its ownership interest in MAG, the creditors of MAG would have to be paid in full.

     Preliminary plan discussions between and among the Debtors, the Corp Committee and the MAG Committee began in earnest in the fall of 2004 and quickly produced consensus regarding the basic structure of a plan. In particular, the Corp Committee and the MAG Committee were both prepared to support a plan pursuant to which substantially all unsecured debt and obligations against Mirant and its non-MAG subsidiaries would be converted into equity in the reorganized company. In addition, both Committees also agreed that all unsecured claims against MAG and its subsidiaries would be paid in full mainly in cash and/or debt. Discussions soon broke down, however, over how best to achieve the foregoing results. The Corp Committee was of the view that the debt obligations of MAG should be reinstated and localized within the MAG Debtor family. In contrast, the MAG Committee believed that new debt should be issued at the Mirant level where it would be supported by the net cash flow of the entire enterprise. In attempting to broker a resolution of this issue, the Debtors developed the view that it would be advantageous to the enterprise to keep the MAG debt at MAG, but that significant assets and credit support would have to be provided to MAG in order to (a) make the plan appropriately feasible at MAG, and
(b) support compromising the potential intercompany claims between Mirant and MAG. Simultaneously, on the basis of advice provided by the Debtors' financial advisor, Blackstone, management also began to crystallize its view that the overall value of the Debtors' business enterprise would be $2-3 billion less than the amount needed to pay the claims of all creditors in full. As such, given the magnitude of the shortfall and the absolute priority rule, management believed that the holders of Equity Interests in Mirant would be entitled to no recovery under the Plan.

     To move the process forward and to frame the parties' ongoing negotiations, the Debtors filed their first proposed Plan of Reorganization on January 19, 2005. The Plan embodied the Debtors' views on the foregoing issues and also reflected the Debtors' effort to strike fair and appropriate compromises on the key disputed

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issues. Although the Plan, as initially filed, did not enjoy the support of any of the Committees, each of the Corp Committee and MAG Committee acknowledged that the Plan was a constructive step in moving the Debtors toward an exit from chapter 11.

     The Equity Committee vigorously objected to the Plan to the extent it treated the Equity Interests in Mirant as being "out of the money," and sought relief from the Bankruptcy Court to hold a shareholders' meeting in order to remove and replace Mirant's Board of Directors. In resolution of this motion, the Debtors agreed to conduct a valuation hearing in April 2005.

     After 27 days of trial conducted over a 2-month period, on June 30, 2005, the Bankruptcy Court issued a preliminary letter ruling that directed the Debtors and their financial advisor to make certain revisions to the business plan and to adjust certain aspects of Blackstone's valuation methodology. As the parties had an opportunity to assess and consider the Bankruptcy Court's ruling, it quickly became apparent that the revisions to the business plan would take over 2 months, that the resulting determination of value was unlikely to produce a clear answer to the critical question that was before the Court, and that significant additional litigation likely awaited the parties, regardless of the answer.

     Confronted with the risk of further material delay in the Debtors' exit from chapter 11, uncertainty regarding the ultimate result and mounting costs from ongoing chapter 11 administration, the Debtors, the Committees and Phoenix found themselves effectively driven into settlement negotiations regarding the open issues raised by the Debtors' then-pending Plan. The discussions accelerated and became increasingly intense during the last week of August and the first week of September, culminating in the Mirant Plan Term Sheet on September 7, 2005, the terms of which are now reflected by the Plan.

     On the whole, the Plan is only slightly changed from the version that was initially filed by the Debtors in January, as amended in March. Notably,

     - substantially all unsecured claims against the Mirant Debtors are still being converted to equity in the reorganized company;

     - substantially all unsecured claims against the MAG Debtors are still being satisfied in full through a combination of reinstatement and new funding to be raised through the issuance of debt at confirmation; and

     - significant value and credit support are still being provided to the MAG Debtors by the Mirant Debtors, although the terms of such support have now been brought into focus.

The most notable differences are that Equity Interests in Mirant are now participating in the plan recoveries on an agreed-upon basis, the recovery disputes between senior and subordinated debt have been resolved amicably, the precise terms for determining the recovery of the MAG creditors have now been established, and the terms on which litigation recoveries will be shared have been established. Importantly, because all of this has been achieved by agreements in compromise of numerous disputed issues, none of the results (or potential implications thereof) should be viewed as an admission of the validity of any party's position or any conclusion or inference that could be drawn therefrom.

     Mirant and MAG each have a number of series of publicly-traded securities outstanding. Since the Petition Date, the trading in the Debtors' securities has been volatile. Attached as Schedule 14 is a chart reflecting the trading prices for the Debtors' publicly traded securities at various points in time (with monthly price points provided for the last year and weekly price points for September 2005).

B.  SETTLEMENT OF CERTAIN INTER-DEBTOR ISSUES -- CREATION OF DEBTOR GROUPS

     In settlement and compromise of certain existing and potential disputes regarding Intercompany Claims and related matters, see "Certain Affiliate Transactions," pursuant to sections 1123(b)(3) and (6) of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan: (a) treats the Mirant Debtors as comprising a single Estate solely for purposes of voting on the Plan (except as set forth in Section 7.3 of the Plan), confirmation of the Plan and making Plan Distributions in respect of Claims against and Equity Interests in the Mirant Debtors under the Plan; and (b) treats the MAG Debtors as comprising a single Estate solely for purposes of
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voting on the Plan (except as set forth in Section 7.3 of the Plan), confirmation of the Plan and making Plan Distributions in respect of Claims against and Equity Interests in the MAG Debtors. Such settlement and compromise shall not affect any Debtor's status as a separate legal entity, change the organizational structure of the Debtors' business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any Assets and, except as otherwise provided by or permitted in the Plan, all Debtors shall continue to exist as separate legal entities.

     As a result of such settlement and compromise, Intercompany Claims between and among a Debtor in a Debtor Group and another Debtor in the same Debtor Group shall, solely for purposes of receiving Plan Distributions, be deemed resolved under the Plan and therefore not entitled to vote on the Plan. Further, all Intercompany Claims between the Mirant Debtors and the MAG Debtors shall, solely for the purposes of receiving Plan Distributions, be deemed resolved under the Plan and not entitled to vote on the Plan nor to receive any Plan Distribution. Notwithstanding the treatment provided under the Plan, the Plan permits the Debtors to otherwise restructure, in their discretion, Intercompany Claims for all other purposes other than for the making of Plan Distributions. For example, MAI's Claim on account of the MAI/WDF Note Claim shall not constitute an Intercompany Claim. Consequently, the MAI/WDF Note Claim will not be deemed satisfied in full (or in part) under or pursuant to the Plan, but shall remain a valid and enforceable Claim against WDF after the Effective Date that will be satisfied from the sale proceeds of the Wrightsville facility as described in "The Chapter 11 Cases -- Material Asset Sales -- Wrightsville" above. MAI shall not be entitled to vote on the Plan on account of the MAI/WDF Note Claim.

     Under the Plan, any holder of a Claim against a Debtor and a Claim based on a guaranty of a base Claim given by a Debtor within the same Debtor Group (either the Mirant Debtors or the MAG Debtors) will receive a single recovery. This will include, without limitation, a single Claim from: (a) Claims arising under the Commodity Prepay Facility and the Commodity Prepay Guaranty, and (b) Claims arising under the Equipment Warehouse Facility and the Equipment Warehouse Guaranty. The single Claim treatment also eliminates having to commence Avoidance Actions to avoid downstream, upstream, and cross-stream guarantees. Such Avoidance Actions would require the valuation of various Debtors at the time such Debtors issued the respective guarantees. The prosecution of those Avoidance Actions would unnecessarily delay the administration of the Chapter 11 Cases, increase the costs of administration, result in uncertainty, and (in the judgment of the Debtors) ultimately end with overall recoveries that would be less favorable to all of the constituencies than that proposed in the Plan.(1)

     The Plan, as initially filed, contemplated the grouping of the Debtors into two Debtor Groups in a manner similar to that which is contemplated by the current settlement and compromise set forth herein; however, such prior versions of the Plan utilized the nomenclature "substantive consolidation" to implement and describe such structure. In response to objections and other concerns raised by certain creditors of MAG asserting that the "temporary substantive consolidation" of the Debtors was not permissible, the Bankruptcy Court questioned whether the Plan was, in substance, providing for "substantive consolidation" as such term is used in applicable case law, particularly in light of the Plan's provisions providing for the tabulation of votes on a Debtor by Debtor basis. In its Memorandum Opinion issued on May 24, 2005, the Bankruptcy Court, without expressing any opinion as to the propriety of the substantive consolidation proposed by the Plan (prior to its amendment), announced that "[t]he substantive consolidation envisioned in the Plan, if approved by the court, is not the equivalent of a merger, however. It is only a temporary consolidation of estates of MAG and its subsidiaries for the limited purposes of voting on and confirmation of the Plan and determination of claims against the MAG Estate under the Plan. MAG and its various subsidiaries are not to lose their separate corporate identities through the proposed consolidation."

     Many courts have confirmed plans that "substantively consolidate" debtors for purposes of voting on, confirming, and making distributions under a chapter 11 plan of reorganization while providing for the continued separate existence of the debtors. See, e.g., In re Magnatrax Corp., Case No. 03-11402 (Bankr. D.

---------------

(1) If the treatment of holders of a base claim against a Mirant Debtor and a guarantee of such base from another Mirant Debtor described in the preceding two paragraphs is not approved as part of the Plan, holders of a base claim against a Mirant Debtor and a guarantee of such base from another Mirant Debtor may possess additional substantive rights, which may result in a modification of the Plan.
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

Del. Nov. 17, 2003); In re Standard Brands Paint Co., 154 B.R. 563 (Bankr. C.D. Cal. 1993) (noting that there is a distinction between the legal merger of two corporations and the merger of their bankruptcy estates and stating that "[t]he cases and the [Bankruptcy] Code do not state that in substantive consolidation the debtor corporations cannot keep their charters and continue operating as separate corporations."); In re Genesis Health Ventures, Inc., 280 B.R. 95, 98 (Bankr. D. Del. 2002), aff'd, 2005 WL 729031 (3d Cir. 2005) (noting that the plan, by consolidating two debtor groups for purposes of voting and distribution under the plan, "did not change the legal and organizational structure of the individual debtors"); Packaging Indus. Group, Inc. v. Dennison Mfg. Co., Inc. (In re Sentinel Products Corp., PI), 192 B.R. 41, 46 (N.D.N.Y. 1996) (noting that plan confirmed by bankruptcy court provided for the substantive consolidation of the debtors for purposes of the treatment of claims under the plan while providing that the debtors would continue to maintain their separate corporate existences). The Third Circuit's recently announced ruling in In re Owens Corning, 2005 WL1939796 (3rd Cir. 2005), though not binding on the Bankruptcy Court, calls into question the power of the courts to implement substantive consolidation as previously envisioned by the Plan.

     The Debtors believe that, even as initially proposed, the resolution of intercompany issues and the consequent grouping of the Debtors into two Debtor Groups does not constitute formal substantive consolidation similar to that which was addressed by the Owens Corning decision. Accordingly, to simplify matters and to avoid the potential confusion and complexity of prolonged substantive consolidation litigation in the face of potential and anticipated objections to confirmation, including in light of the Owens Corning decision, the Debtors have amended the Plan to clarify that formal substantive consolidation is not being pursued and instead have replaced such provisions with the settlement described herein. Nevertheless, the principles announced by courts in their assessment of substantive consolidation may be relevant to the Bankruptcy Court's consideration of the proposed settlement of inter-Debtor matters as contemplated by the Plan. To the extent the Bankruptcy Court, however, determines that the Plan does in fact constitute a formal substantive consolidation or that a showing of substantive consolidation is necessary to confirm the Plan, the Debtors reserve the right to make such showing and to seek to substantively consolidate the Debtors into two Debtor Groups in a manner consistent with the settlement and compromise set forth herein.

     As the claims of creditors of the MAG Debtors are either being paid in full or reinstated under the Plan, the settlement and compromise of Intercompany Claims resulting in the grouping of the MAG Debtors for distribution purposes will not have a negative economic impact on the value of recoveries received by such creditors.

     To the extent that the creditors of the Mirant Debtors are not being paid in full, the grouping of the Mirant Debtors may have a potential adverse impact on the value of recoveries received by a limited number of creditors who may have claims against more than one Debtor arising from the same transaction, such as guarantee claims, or claims against certain Debtors where the asset values exceed the amount of liquidated liabilities reflected on such Debtors' books as compared to the value of distributions that would be payable by such Debtors on a stand alone basis under a different reorganization construct. The existence of Intercompany Claims and other latent liabilities relating to intercompany transactions, however, has introduced a great deal of uncertainty regarding the ultimate amount of liabilities that would need to be satisfied and the value of the assets that would be available to satisfy such liabilities at any one Debtor. In light of such uncertainty and the potential value degradation that might ensue from a protracted delay of emergence from chapter 11, the Debtors determined that the settlement embodied in the Plan represents a fair compromise of the outstanding issues and is in the best interest of all creditors. The Plan also contains a convenience class that provides for the payment in Cash of the full principal amount of all claims (subject to certain exceptions) under $25,000 and permits such amount to be increased up to $140,000 at the discretion of the Debtors for certain creditors of Debtors where the asset value exceeds the amount of liabilities without regard to the effect of latent Intercompany Claims. The Debtors believe that such mechanism mitigates substantially any negative consequences the global settlement and compromise may have or the rights of any individual creditors.

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

C.  GENERAL DESCRIPTION OF THE TREATMENT OF CLAIMS AND EQUITY INTERESTS

     1. ADMINISTRATIVE CLAIMS AND TAX CLAIMS

     Administrative Claims and Tax Claims are treated in accordance with sections 1129(a)(9)(A) and 1129(a)(9)(C) of the Bankruptcy Code, respectively. Under the Plan, such Claims are to be paid in Cash in full once Allowed (or as otherwise agreed), and in accordance with section 1123(a)(1) of the Bankruptcy Code, are not designated as classes of Claims for the purposes of the Plan or for the purposes of sections 1123, 1124, 1125, 1126 or 1129 of the Bankruptcy Code.

     2. TREATMENT OF ADMINISTRATIVE CLAIMS

          A. ADMINISTRATIVE CLAIMS DEFINED

     An Administrative Claim is a right to payment that constitutes a cost or expense of administration of any of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Estate of a Debtor, any actual and necessary costs and expenses of operating the businesses of a Debtor, any indebtedness or obligations incurred or assumed by a Debtor in connection with the conduct of its business on or after the Petition Date (including, without limitation, the obligations under the DIP Credit Agreement), any allowance of compensation or reimbursement of expenses to the extent allowed by a Final Order under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against an Estate of a Debtor under 28 U.S.C. sec. 1930.

          B. ESTIMATION OF ADMINISTRATIVE CLAIMS

     The Debtors currently estimate that the aggregate amount of Administrative Claims to be paid in connection with the consummation of the Plan will be approximately $56,600,000. The Administrative Claims are comprised of the following material components: (i) Fee Claims of professionals retained by the Debtors and the Committees that will have been incurred but not paid as of the Effective Date of approximately $35,200,000; (ii) Fee Claims of the Old Indenture Trustees, and (iii) miscellaneous Administrative Claims of approximately $12,400,000 that are substantially comprised of cure amounts under assumed executory contracts and unexpired leases.

             I. CHAPTER 11 PROFESSIONAL FEE CLAIMS

     Shortly after the commencement of the cases, the Court issued "interim fee" orders authorizing the Debtors to pay 80% of the professional fees and 100% of the out-of-pocket expenses of professionals employed pursuant to orders of the Bankruptcy Court who timely submitted a monthly professional fee and expense statement to the Fee Review Committee, provided the Fee Review Committee did not object to the payment of such fees and expenses. The interim fee orders also required each professional receiving interim professional fee and expense payments to submit to the Fee Review Committee "Quarterly Compensation Summaries," after which the Debtors would be authorized to pay each professional the remaining 20% of fees that were withheld during the preceding quarter. The Debtors satisfied most of the professional Fee Claims during the Chapter 11 Cases pursuant to the interim fee orders. Approximately $269,000,000 in professional fees were incurred through July, 2005. Of that amount, approximately $222,000,000 was paid to professionals pursuant to the interim fee orders described above. Accordingly, the Debtors estimate that approximately $47,000,000 will need to be paid to professionals in accordance with orders of the Bankruptcy Court approving final applications for approval of professional fees and expenses.(1)

             II. FEES AND EXPENSES OF THE OLD INDENTURE TRUSTEES

     The Old Indenture Trustees include the indenture trustees and fiscal agents of the Mirant Indentures and the MAG Indenture: Deutsche Bank Trust Co. Americas, HSBC Bank USA, Law Debenture Trust Company of New York, Wells Fargo Bank, N.A. and Bankers Trust Company. The Old Indenture Trustees and their

---------------

(1) The Equity Committee has advised that certain of its retained professionals may seek additional compensation in accordance with retention orders previously entered by the Bankruptcy Court.
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

professionals are expected to assert claims for Indenture Trustee Fees. The Indenture Trustee Fees are expected to include compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys', agents' (including paying and transfer agents') fees, expenses and disbursements, incurred by the Old Indenture Trustees or their respective predecessors, before and after the Petition Date and consummation of the Plan. The payment of the Indenture Trustee Fees must be approved by the Bankruptcy Court pursuant to section 1129(a)(4) of the Bankruptcy Code, to the extent that section is applicable. If Bankruptcy Court approval is necessary and granted, the Indenture Trustee Fees will be paid in accordance with Section 10.9(i) of the Plan. The Confirmation Order shall provide that unless contested by the Debtors, the Indenture Trustee Fees shall be deemed reasonable without any further action of the Bankruptcy Court. To the extent disputes arise, such disputes shall be resolved by the Bankruptcy Court.

             III. PROFESSIONAL FEES OF THE PHOENIX PROFESSIONALS

     Conditioned upon approval by the Bankruptcy Court as required under the Bankruptcy Code, Phoenix shall be reimbursed from the Estates for their professional fees and expenses incurred in connection with the Valuation Hearing and otherwise in the Chapter 11 Cases including expert fees and disbursements and the incentive fee of counsel to Phoenix. Subject to reasonable opportunity to review such fees, each of the Debtors and the Committees shall not object to such fees to the extent they do not exceed $5,500,000 in the aggregate. The approval by the Bankruptcy Court of such fees shall be neither a prerequisite, nor a condition to, confirmation of the Plan.

             IV. PROFESSIONAL FEES OF THE MAG AD HOC COMMITTEE PROFESSIONALS

     Conditioned upon any approval by the Bankruptcy Court as required under the Bankruptcy Code, the MAG Ad Hoc Committee shall be reimbursed from the Estates for their professional fees and expenses incurred in connection with the Chapter 11 Cases. Subject to a reasonable opportunity to review such fees, each of the Debtors and the Committees shall not object to such fees to the extent they do not exceed $3,500,000 in the aggregate. Notwithstanding anything set forth herein, the approval by the Bankruptcy Court of such fees shall be neither a prerequisite, nor a condition to, confirmation of the Plan.

             V. PROFESSIONAL FEES OF THE MIRANT AD HOC COMMITTEE PROFESSIONALS

     Conditioned upon approval by the Bankruptcy Court as required under the Bankruptcy Code, the Mirant Ad Hoc Committee shall be reimbursed from the Estates for their professional fees and expenses incurred in connection with the Chapter 11 Cases. Subject to reasonable opportunity to review such fees, each of the Debtors and the Committees shall not object to such fees to the extent they do not exceed $300,000 in the aggregate. Notwithstanding anything set forth herein, the approval by the Bankruptcy Court of such fees shall be neither a prerequisite, nor condition to, confirmation of the Plan.

             VI. MISCELLANEOUS ADMINISTRATIVE CLAIMS

     The Debtors will assume the executory contracts and unexpired leases identified on Schedule 12 (and any subsequently filed "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases)." See "Executory Contracts and Unexpired Leases -- Assumption and Assignment of Executory Contracts and Unexpired Leases." To assume such executory contracts and unexpired leases, the Debtors must "cure" any prepetition monetary defaults under those executory contracts and unexpired leases. The Plan provides that the Debtors will cure monetary defaults under assumed executory contracts and unexpired leases: (a) by payment of the default amount in Cash on the Effective Date or (b) on such other terms as agreed to by the Debtors and the counterparties to the assumed contracts and leases. The Debtors estimate that the cure amounts with respect to the executory contracts and unexpired leases being assumed under the Plan total approximately $12,400,000.

          C. TIME FOR FILING ADMINISTRATIVE CLAIMS

     The holder of an Administrative Claim, other than: (i) the DIP Claims; (ii) a Fee Claim; (iii) a liability incurred and payable in the ordinary course of business by a Debtor (and not past due), or (iv) an Administrative Claim that has been Allowed on or before the Effective Date or as part of the California Settlement, must file with the Bankruptcy Court and serve on the Debtors, the Committees and the Office of
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

the United States Trustee, notice of such Administrative Claim within forty days after service of Notice of Confirmation. Such notice must include at a minimum:
(a) the name of the Debtor(s) which are purported to be liable for the Administrative Claim; (b) the name of the holder of the Administrative Claim;
(c) the amount of the Administrative Claim; and (d) the basis of the Administrative Claim. FAILURE TO FILE A PROOF OF ADMINISTRATIVE CLAIM ON OR BEFORE THE ADMINISTRATIVE CLAIMS BAR DATE SHALL RESULT IN SUCH ADMINISTRATIVE CLAIM BEING FOREVER BARRED AND DISALLOWED WITHOUT FURTHER ORDER OF THE BANKRUPTCY COURT.

          D. TIME FOR FILING FEE CLAIMS

     Each Professional Person who holds or asserts a Fee Claim is required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within forty-five days after the Effective Date. THE FAILURE TO FILE TIMELY AND SERVE SUCH FEE APPLICATION SHALL RESULT IN THE FEE CLAIM BEING FOREVER BARRED AND DISCHARGED.

          E. ALLOWANCE OF ADMINISTRATIVE CLAIMS/FEE CLAIMS

     An Administrative Claim with respect to which notice has been properly filed and served pursuant to Section 6.2(a) of the Plan shall become an Allowed Administrative Claim if no objection is filed within 30 days after the later of:
(i) the Effective Date, or (ii) the date of service of the applicable notice of Administrative Claim or such later date as may be approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing. If an objection is filed within such 30-day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. A Fee Claim in respect of which a Fee Application has been properly filed and served pursuant to Section 6.2(b) of the Plan shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

          F. PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS

     Upon Allowance, each holder of an Allowed Administrative Claim shall receive: (i) the amount of such holder's Allowed Claim in one Cash payment, or
(ii) such other treatment as may be agreed upon in writing by the Debtors and such holder; provided, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtors may be paid at the Debtors' election in the ordinary course of business.

          G. ALLOWANCE AND PAYMENT OF DIP CLAIMS

     The DIP Claims shall be allowed Administrative Claims on the Effective Date and shall be paid in Cash in full on the Effective Date. On the Effective Date, in accordance with the terms of the DIP Credit Agreement, any outstanding letters of credit issued under the DIP Credit Agreement shall be cash collateralized, replaced or secured with letters of credit issued under the Exit Facility.

     3. ALLOWED TAX CLAIMS

     A Tax Claim is a Claim that is an Unsecured Claim for taxes of a kind and priority as specified in section 507(a) of the Bankruptcy Code. At the election of the Debtors, each holder of an Allowed Tax Claim shall receive in full satisfaction of such holder's Allowed Tax Claim: (a) the amount of such holder's Allowed Tax Claim, with Post-Confirmation Interest thereon, in equal annual Cash payments on each anniversary of the Effective Date, until the sixth anniversary of the date of assessment of such Tax Claim (provided that the Disbursing Agent may prepay the balance of any such Allowed Tax Claim at any time without penalty); (b) a lesser amount in one Cash payment as may be agreed upon in writing by such holder, or (c) such other treatment as may be agreed upon in writing by such holder; provided, that such agreed upon treatment may not provide such holder with a return having a present value as of the Effective Date that is greater than the amount of such holder's Allowed Tax Claim. The Confirmation Order shall enjoin any holder of an Allowed Tax Claim from commencing or continuing any action or proceeding against any responsible person, officer or director of the Debtors that otherwise would be liable to such holder for payment of a Tax Claim so long as the Debtors are in compliance with Section 6.3 of the Plan. The Debtors estimate the aggregate amount of Tax Claims to be paid in connection with the confirmation of the Plan to be about $15,000,000.
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

     4. CLASSIFIED CLAIMS AND EQUITY INTERESTS

     The classified Claims against, and Equity Interests in, the Debtors are classified in the Plan as follows:

          a. The classes of Claims against, and Equity Interests in, the Mirant Debtors under the Plan are as follows:

             i.  Mirant Debtor Class 1 -- Priority Claims

             ii.  Mirant Debtor Class 2 -- Secured Claims

             iii. Mirant Debtor Class 3 -- Unsecured Claims

             iv. Mirant Debtor Class 4 -- Convenience Claims

             v.  Mirant Debtor Class 5 -- Equity Interests

          b. The classes of Claims against, and Equity Interests in, the MAG Debtors under the Plan are as follows:

             i.   MAG Debtor Class 1 -- Priority Claims

             ii.  MAG Debtor Class 2 -- Secured Claims

             iii.  MAG Debtor Class 3 -- New York Taxing Authorities Secured
        Claims

             iv.  MAG Debtor Class 4 -- PG&E/RMR Claims

             v.   MAG Debtor Class 5 -- Unsecured Claims

             vi.  MAG Debtor Class 6 -- MAG Long-term Note Claims

             vii.  MAG Debtor Class 7 -- Convenience Claims

             viii. MAG Debtor Class 8 -- Equity Interests

     5. SEPARATE CLASSIFICATION OF CERTAIN CLAIMS

     Although Secured Claims against the Mirant Debtors and the MAG Debtors have been placed in one category with respect to each Debtor Group for purposes of nomenclature, each such Secured Claim shall be treated as a separate class for purposes of voting on the Plan and receiving Plan Distributions (to be designated as Mirant Debtor Class 2A, Mirant Debtor Class 2B, Mirant Debtor Class 2C, etc.; MAG Debtor Class 2A, MAG Debtor Class 2B, MAG Debtor Class 2C, etc.). In addition, each of the three PG&E/RMR Claims, which have been placed in one category for purposes of nomenclature, shall be treated as a separate class for purposes of voting on the Plan and receiving Plan Distributions (to be designated MAG Debtor Class 4A, MAG Debtor Class 4B and MAG Debtor Class 4C, etc.). Although the Claims of the New York Taxing Authorities have been placed in one category for purposes of nomenclature, each claim of the New York Taxing Authorities shall be treated as a separate claim for purposes of voting on the Plan (to be designated MAG Debtor Class 3A, MAG Debtor Class 3B, MAG Debtor Class 3C, etc.).

     6. SEPARATE CLASSIFICATION OF CERTAIN MAG CLAIMS

     Section 1122(a) of the Bankruptcy Code states that "a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class." Various courts have held that section 1122(a) only governs which claims can be grouped together in the same class but does not address whether all similar claims must be grouped together in the same class. Indeed, under Fifth Circuit precedent, similar claims need not be classified together so long as the debtor has a legitimate business reason for the separate classification. See In re Briscoe Ent., Ltd., II, 994 F.2d 1160, 1166-67 (5th Cir. 1993).

     The Plan classifies and treats MAG Short-term Debt Claims differently than MAG Long-term Note Claims. As described in greater detail below, holders of MAG Short-term Debt Claims will receive a combination of: (a) Cash (or, if sufficient Cash cannot be obtained from the capital markets to make such Cash payment, the Debtors may elect to issue the New MAG Holdco Notes, the terms of which will be negotiated with the MAG Committee and the MAG Ad Hoc Committee), and (b) shares of New Mirant Common Stock, while the MAG Long-term Note Claims are unimpaired and the MAG Long-term Notes will be reinstated pursuant to section 1124 of the Bankruptcy Code. The Debtors believe that they have a

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

legitimate business reason for separately classifying and treating the MAG Short-term Debt Claims and the MAG Long-term Note Claims. For example, the Debtors note that while much of the obligations that form the basis of the MAG Short-term Debt Claims (specifically the MAG Short-term Notes) and all of the MAG Long-term Notes were issued pursuant to the MAG Indenture and are unsecured obligations of MAG, each series of notes has a different maturity date and a different interest rate and, consequently, has a materially different economic impact upon MAG. This requires that the MAG Short-term Notes and the MAG Long-term Notes be treated differently to maximize value for the stakeholders of MAG. The MAG Short-term Debt Claims include claims under the MAG Revolvers that matured shortly after the Chapter 11 Cases were commenced and MAG Short-term Notes that mature in 2006 and 2008. If such debt was to receive the same treatment as the MAG Long-term Notes (i.e., were reinstated pursuant to the Plan), MAG would be faced with having to repay or refinance the obligations that form the basis of the MAG Short-term Debt Claims upon, or shortly after, its emergence from chapter 11 and before MAG is able to execute its business plan. Conversely, if the MAG Long-term Notes were treated similarly to the MAG Short-term Notes (i.e., satisfied with Cash or New MAG Holdco Notes and shares of New Mirant Common Stock), New MAG Holdco would have to raise significantly more Cash at exit than currently required and, as of the Effective Date, be burdened with significantly more debt, which would impact the ability of New MAG Holdco to obtain an Exit Facility on favorable terms and conditions, thereby increasing risk to all MAG creditors.

D.  PROVISIONS FOR TREATMENT OF MIRANT DEBTOR CLAIMS AND EQUITY INTERESTS

     The classes of Claims against the Mirant Debtors and Equity Interests in Mirant shall be treated under the Plan as follows:

     1. MIRANT DEBTOR CLASS 1 -- PRIORITY CLAIMS

     Under the Plan, a Priority Claim is any Claim to the extent such Claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than Secured Claims, Administrative Claims, and Tax Claims. Each holder of an Allowed Priority Claim against any of the Mirant Debtors shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be fully reinstated and retained. The Allowed Priority Claims against the Mirant Debtors aggregate approximately $44,000 and the total expected recovery thereon is 100%.

     2. MIRANT DEBTOR CLASS 2 -- SECURED CLAIMS

          A. TREATMENT OF SECURED CLAIMS

     There are approximately $152,100,000 of Claims that are secured by liens against the Assets of the Mirant Debtors. The West Georgia Facility Claims account for approximately $140,000,000 of the Secured Claims. The balance of the Secured Claims (approximately $12,000,000) are generally secured tax claims that are secured by real property and mechanics' liens claims. All holders of an Allowed Secured Claim (other than Deutsche Bank, as agent, described below) against any of the Mirant Debtors shall, at the sole option of the Debtors, receive on the Distribution Date:

          (i) a Plan Secured Note (providing for simple interest at 5% per annum and shall be payable in twenty equal quarterly payments);

          (ii) the collateral that secures payment of such Secured Claim;

          (iii) a single Cash payment in an amount equal to the amount of such Allowed Secured Claim; or

          (iv) if applicable, the implementation of any applicable valid right of setoff permitted under section 553 of the Bankruptcy Code.

     If the holder of an Allowed Secured Claim receives treatment as provided in
(i) above, such holder shall retain the liens securing the Allowed Secured Claim (or, at the Debtors' election, receive alternative collateral having a value at least equivalent to the existing collateral) until paid in full. Any deficiency amount related to

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

a Secured Claim against any of the Mirant Debtors shall be treated as a Mirant Debtor Class 3 -- Unsecured Claim.

     To provide flexibility for consensual resolutions, the Debtors and the holder of an Allowed Secured Claim against the Mirant Debtors may agree to any alternative treatment of such holder's Allowed Secured Claim; provided that such alternative treatment does not provide the holder with a recovery having a value in excess of the Allowed amount of such Secured Claim.

          B. TREATMENT OF WEST GEORGIA FACILITY CLAIMS

     West Georgia, as borrower, is party to the West Georgia Credit Agreement, pursuant to which West Georgia owes the lenders approximately $139,700,000, the repayment of which is secured by a lien on substantially all of West Georgia's Assets, including its Cash.

     If the holders of the West Georgia Facility Claims do not enter into and comply with their obligations under the West Georgia Settlement Agreement and do not vote in favor of the Plan pursuant to section 1126 of the Bankruptcy Code, the holders of the Allowed West Georgia Facility Claims, to the extent that the West Georgia Facility Claims are determined by the Bankruptcy Court to be Secured Claims, will receive on the Distribution Date: (i) a cash payment of up to $30,000,000, and (ii) to the extent that the secured portion of the West Georgia Facility Claims exceeds $30,000,000, the West Georgia Secured Note. The principal terms and conditions of the West Georgia Secured Note shall include the following: (A) simple interest accruing at the rate of 7% per annum, without compounding; (B) principal payments of $10,000,000 per annum on June 30 of each year through the earlier of (I) the date that less than $10,000,000 of principal remains outstanding in respect of the West Georgia Secured Note, and (II) June 30, 2014, with the balance, if any, payable on June 30, 2014. The West Georgia Secured Note provides for voluntary prepayments of the West Georgia Secured Note at any time without premium or penalty, and contains limitations on asset sales and dividends and distributions consistent with restrictions contained in investment grade debt documentation. The treatment of the Allowed West Georgia Facility Claims specified in this paragraph is hereafter referred to as the "Non-consensual West Georgia Treatment."

     The holders of the West Georgia Facility Claims have indicated their objection to their proposed treatment under the Plan. West Georgia and Deutsche Bank have reached an agreement in principle regarding the terms of a consensual restructuring of the West Georgia Facility Claims. This agreement is subject to the negotiation of definitive documentation. If the parties are able to come to terms on such definitive documentation, the holders of the West Georgia Facility Claims will enter into a settlement agreement with West Georgia, pursuant to which West Georgia Facility Claims shall be treated as Allowed Secured Claims and restructured as provided in such definitive documentation in lieu of the treatment described above. The principal economic terms of the agreement in principle for the consensual restructuring of the West Georgia Facility Claims are as follows:

          (i) on the Distribution Date, West Georgia will make a Cash payment to Deutsche Bank for the benefit of the West Georgia banks in the amount of $45,000,000 which shall be applied to reduce the outstanding principal amount of the West Georgia Facility Claims;

          (ii) interest shall accrue on the balance of the amount outstanding under the West Georgia Credit Agreement at LIBOR plus 262.5 basis points through June 1, 2006, and at LIBOR plus 312.5 basis points through final maturity, in each case with a corresponding base rate option;

          (iii) the final maturity date under the West Georgia Credit Agreement shall be extended to September 30, 2011;

          (iv) after payment of $45,000,000 as set out in (a) above to the West Georgia banks and of certain Administrative Claims and other expenses, West Georgia will be permitted to make a Cash payment to MAI of $10,000,000;

          (v) West Georgia shall be authorized to maintain a working capital reserve in the amount of $8,500,000;

          (vi) so long as the foregoing payments have been made and the working capital reserve is fully funded, Deutsche Bank, an agent, shall be entitled to sweep on a quarterly basis any cash in excess of the working capital reserve, provided that the amount of such excess is at least $100,000; and

          (vii) the terms of voluntary prepayments, and the limitations on asset sales and distributions and dividends, shall remain unchanged.

     The foregoing are the principal economic terms of the modifications to the West Georgia Credit Agreement under the consensual treatment of the Allowed West Georgia Facility Claims. Final agreement on the consensual treatment terms is subject to definitive documentation satisfactory to the parties. Absent agreement to such definitive documentation, Deutsche Bank and the banks under the West Georgia Credit Agreement will be provided the Non-consensual West Georgia Plan Treatment on account of their Allowed Secured Claim.

     3. MIRANT DEBTOR CLASS 3 -- UNSECURED CLAIMS

     A. DESCRIPTION OF MIRANT DEBTOR UNSECURED CLAIMS.

     The Unsecured Claims are the largest single class of Claims against the Mirant Debtors. The holders of Mirant Debtor Class 3 -- Unsecured Claims are summarized as follows:

                                                    PRINCIPAL AND       POSTPETITION
                                                 PREPETITION INTEREST     INTEREST      TOTAL
MIRANT CORP CLASS 3 CLAIMS                       --------------------   ------------   --------
Mirant Debt Claims
Mirant C Facility..............................        $  447.1            $ 57.0      $  504.1
Mirant Term Loan...............................        $1,127.2            $162.9      $1,290.2
Mirant CSFB Facility...........................        $  708.0(a)         $ 65.2(b)   $  773.3
Corp Conv. Bonds (5.75%, 2007).................        $  380.6            $ 56.9      $  437.5
Trust Preferreds...............................        $  356.5            $ 58.7      $  415.3
Corp Bonds (7.4%, 2004)........................        $  207.4              40.6      $  248.0
Corp Bonds (7.9%, 2009)........................        $  519.8            $109.1      $  628.8
Corp Conv. Bonds (2.5%, 2021)..................        $  668.4            $ 42.1      $  710.5
Commodity Prepay Facility......................        $  222.9            $ 27.7      $  250.7
Turbine Facility...............................        $  214.1            $ 28.0      $  242.0
                                                       --------            ------      --------
  Total Debt Claims............................        $4,852.3            $648.4      $5,500.7

California Party Unsecured Claims
California Parties.............................        $  177.3            $4.7(c)     $  182.0

Other Unsecured Claims
Pepco..........................................        $  105.0            $  2.8      $  107.8
Perryville.....................................        $  108.3            $  2.9      $  111.2
Mesquite Investors/Shady Hills Debt............        $   45.0            $  8.0      $   53.0
Gas Transmission Northwest.....................        $   25.0            $  0.7      $   25.7
Litigation.....................................        $  220.0            $  5.8      $  225.8
Other..........................................        $  157.7            $  4.2      $  161.9
                                                       --------            ------      --------
  Total Other Unsecured Claims.................        $  661.0            $ 24.4      $  685.4
  TOTAL........................................        $5,690.6            $677.4      $6,368.0

---------------

(a) As of September 15, 2005, $581,600,000 was owing on account of revolving credit advances and previous letter of credit draws and approximately $183,445,000 in letters of credit remained outstanding. $708.0 million represents the Debtors' estimate of the total claim after anticipated remaining letter of credit draws. The ultimate amount of allowed claims may be lesser or greater than the Debtors' estimate.

(b)  Does not include letter of credit fees of $19,200,000.

(c) The Debtors have used the Federal Judgment Rate (without compounding) to calculate the interest due in respect of the California Party Unsecured Claim. The California Parties dispute the Debtors' use of the Federal Judgment Rate (without compounding) to calculate interest on the California Party Secured Claim asserting that higher contractual interest rates are applicable to the claims comprising the California Party Secured Claim. The Debtors and the California Parties will attempt to consensually resolve this dispute. If they cannot, the dispute shall be resolved by the Bankruptcy Court post-confirmation via a contested matter.

     B. TREATMENT UNDER THE PLAN

     The above chart identifying the "Other Unsecured Claims" includes both resolved and unresolved material litigation claims, executory contract and unexpired lease rejection claims and trade payable claims against the Mirant Debtors. The chart organizes those claims by category, specifically identifying some of the larger material litigation claims (Pepco, Perryville, Mesquite Investors/Shady Hills, Gas Transmission Northwest). The "Litigation" category includes the Unresolved, Disputed, Material Litigation Claims. See "Material Claims, Litigation and Investigations -- Description of Claims -- Unresolved, Disputed, Material Litigation Claims." The "Other" category includes (1) certain Resolved Material Litigation Claims, including Enron and EME, (2) executory contract and unexpired lease rejection claims and (3) trade payable claims.

     The Plan delevers the Mirant Debtors and equitizes the Claims of the holders of the Allowed Mirant Debtor Class 3 -- Unsecured Claims through the issuance of New Mirant Common Stock. Subject to Sections 15.4 and 17.3 of the Plan, each holder of an Allowed Mirant Debtor Class 3 -- Unsecured Claim, including the Mirant Debt Claims (but excluding Convenience Claims) against any of the Mirant Debtors, shall receive on the Distribution Date a Pro Rata Share of (i) 96.25% of the shares of New Mirant Common Stock to be issued pursuant to the Plan, except for: (a) the shares to be issued to the holders of Allowed MAG Debtor Class 4 -- PG&E/RMR Claims and Allowed MAG Debtor Class 5 -- Unsecured Claims pursuant to Sections 5.2(d) and (e) of the Plan, respectively; and (b) the shares reserved for issuance pursuant to the New Mirant Employee Stock Programs; and (ii) the right to receive the Designated Net Litigation Distributions allocated to holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims as provided in Section 10.13 of the Plan.

     In addition, each holder of an Allowed Mirant Debtor Class 3 -- Unsecured Claim (including holders of Allowed Claims in respect of Subordinated Notes) shall receive its Pro Rata Share of the Designated Net Litigation Distributions allocated to holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims as provided in Section 10.13 of the Plan. The mechanics of implementing this arrangement are to be agreed between the Debtors, the Corp Committee and the Equity Committee.

     C. INCLUSION OF POSTPETITION INTEREST

     Disputes existed with respect to the entitlement and/or accrual rate of postpetition interest. To facilitate a global settlement and thereby avoid the risk, expense, and uncertainty of litigation, the Debtors, the Corp Committee, and Phoenix provided parameters for allowance of postpetition interest to augment the Claims of the holders of Mirant Debtor Unsecured Claims.

     The agreement on postpetition interest (embodied in the Plan and Term Sheet) provides that, for purposes of calculating Plan Distributions, the accrual of interest from the Petition Date through the Effective Date on Allowed Mirant Debtor Class 3 -- Unsecured Claims (including Allowed Claims in respect of Subordinated Notes) that have a contractual interest rate shall be at the applicable non-default contractual rate with compounding to occur on the date of scheduled payments. With respect to holders of Allowed Unsecured Claims against the Mirant Debtors that do not have a contractual rate of interest, interest from Petition Date through the Effective Date shall be accrued at the Federal Judgment Rate without compounding.

     The estimation of postpetition interest in the Disclosure Statement assumes an Effective Date of December 31, 2005. If the Effective Date occurs before or after December 31, 2005, appropriate adjustments in postpetition interest amounts will be made.

     D. SETTLEMENT OF CERTAIN SUBORDINATION RIGHTS

     As discussed above in "General Information -- Existing Financing Transaction Transactions of the Debtors," Mirant issued $356,000,000 of 6 1/4% of the Subordinated Notes to Mirant Trust I. In turn, Mirant Trust I issued $345,000,0000 of 6 1/4% Trust Preferred Securities to purchase the Subordinated Notes.

     The Subordinated Notes are contractually subordinated to certain senior unsecured creditors. A dispute existed over the scope and extent of the subordination, the enterprise value of the Debtors (see "Valuation" discussion above) and the accrual rate of postpetition interest of the senior creditors. To compromise and settle these disputes, the representatives of the major constituencies agreed to allocate value to the Subordinated Notes under the Plan (and Mirant Plan Term Sheet). Accordingly, the Plan allocates value between the holders of "Senior Debt" and the holders of Subordinated Notes and settles any disputes that could arise under contractual subordination provisions. Pursuant to the Plan, the Confirmation Order will provide:

     (i) the right of the holders of "Senior Debt" (as defined in the applicable indenture) to enforce contractual subordination provisions against all holders of the Subordinated Notes shall be compromised and settled under the Plan on the following terms: each holder of Subordinated Notes shall receive a Pro Rata Share of (A) three and one half percent (3.5%) of the shares of New Mirant Common Stock to be issued under the Plan (which shares are included in the 96.25% referred to in "Chapter 11 Plan -- General Description of the Treatment of Claims and Equity Interests -- Mirant Debtor Class 3 -- Unsecured
Claims -- Treatment under the Plan" and excluding the shares (I) to be issued to the holders of Allowed MAG Debtor Class 4 -- PG&E/RMR Claims and Allowed MAG Debtor Class 5 -- Unsecured Claims; provided, that, if any such shares are issued to the holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims, then the holders of Subordinated Notes shall receive 3.5% of such issued shares; and
(II) to be reserved for issuance pursuant to the New Mirant Employee Stock Programs), (B) the New Mirant Series B Warrants; and (C) the right to share on a pari passu basis in the Designated Net Litigation Distributions allocated to the holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims as provided in
Section 10.13 of the Plan.

     (ii) except for the Plan Distributions contemplated by Sections 15.4(a) and
(b) and 10.13 of the Plan, any Plan Distribution that would otherwise be distributable under the Plan to the holders of the Subordinated Note Claims but for the enforcement of the subordination provision in the applicable indenture, shall be distributed to the holders of Allowed Mirant Debt Claims that constitute debt senior to the Subordinated Notes.

     The Debtors estimate the aggregate amount of Allowed Claims in Mirant Debtor Class 3 -- Unsecured Claims to be approximately $5,690,600,000 exclusive of approximately $677,400,000 of interest accrued on such amount during the Chapter 11 Cases. For purposes of calculating Plan Distributions, the accrual of interest from the Petition Date through the Effective Date on Allowed Mirant Debtor Class 3 -- Unsecured Claims (including Allowed Claims in respect of Subordinated Notes) that have a contractual interest rate shall be at the applicable non-default contractual rate with compounding to occur on the date of scheduled payments. With respect to Allowed Mirant Debtor Class 3 -- Unsecured Claims that do not have a contractual interest rate, the accrual or interest on such claims from the Petition Date through the Effective Date shall be at the Federal Judgment Rate without compounding.

     4. MIRANT DEBTOR CLASS 4 -- CONVENIENCE CLAIMS

     The Plan creates a separate class of Unsecured Creditors designed to avoid the inefficiencies associated with distributions of securities to numerous creditors holding relatively small claims. The Mirant Debtor Class
4 -- Convenience Claims promotes efficiency by providing immediate Cash payments to holders of relatively small Claims. The Plan also permits the Debtors to increase, following consultation with the Corp Committee, the amount of Convenience Claims in their discretion to pay in cash the full principal amount of

Claims of certain Creditors of Debtors which may be solvent without regard to the effect of latent Intercompany Claims. See "The Chapter 11 Plan -- Settlement of Certain Inter Debtor Issues -- Creation of Debtors Groups."

     Under the Plan, a Convenience Claim with respect the Mirant Debtors is any Unsecured Claim in an amount equal to or less than $25,000, other than a Mirant Debt Claim (i.e., a Claim evidenced by a promissory note or similar instrument) or a Claim of a current or former director, manager, officer or employee of a Debtor. Each holder of an Allowed Mirant Debtor Class 4 -- Convenience Claim shall receive a single Cash payment in an amount equal to the amount of such holder's Allowed Convenience Claim. The Debtors estimate that the aggregate amount of Allowed Claims in Mirant Debtor Class 4 -- Convenience Claims to be up to approximately $6,200,000 and the total recovery is 100% of the principal amount of the Claim. The Debtors reserve the right to increase the $25,000 limitation amount, following consultation with the Corp Committee, up to an amount not to exceed $140,000 with respect to Mirant Peaker, Mirant Potomac, Mirant Zeeland, Mirant Las Vegas, Mirant Sugar Creek, LLC, Mirant Wichita Falls, LP, Mirant Wyandotte, and Shady Hills Power Company, L.L.C.

     5. MIRANT DEBTOR CLASS 5 -- EQUITY INTERESTS

     There are approximately 405,468,064 shares of existing Mirant common stock held by over 200,000 holders. As discussed above in "Valuation," there was hotly and vigorously contested trial regarding the enterprise value of the Debtors. The Equity Committee also challenged the entitlement and accrual right of postpetition interest for creditors of both the Mirant Debtors and the MAG Debtors. To avoid the continuing cost and expense of litigation, and the concomitant risk with respect to valuation, the Corp Committee agreed to allocate a portion of the New Mirant Common Stock to the holders of Equity Interests. The amount of New Mirant Common Stock allocated to the holders of Equity Interests is based solely on the agreement of the parties (considering the risks and expense of litigation, as well as facilitating the emergence of the Debtors from the Chapter 11 Cases) and is not based, in whole or in part, on any particular enterprise valuation of the businesses operated by the Debtors.

     The settlement of the disputes, as provided in the Plan (and Mirant Plan Term Sheet), results in the cancellation of all existing Equity Interests of Mirant and the allocation, on the Effective Date to each holder of an Allowed Mirant Debtor Class 5 -- Equity Interests of a Pro Rata Share of (i) three and three-quarters percent (3.75%) of the shares of New Mirant Common Stock to be issued under the Plan (excluding the shares (a) to be issued to the holders of Allowed MAG Debtor Class 4 -- PG&E/RMR Claims and Allowed MAG Debtor Class
5 -- Unsecured Claims, provided that, if such shares are distributed to holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims, then holders of Allowed Mirant Debtor Class 5 -- Equity Interests shall receive 3.75% of such shares and
(b) to be reserved for issuance pursuant to the New Mirant Employee Stock Program), (ii) the New Mirant Series A Warrants (having terms as described in Exhibit E to the Plan), and (iii) the right to receive the Designated Net Litigation Distribution allocated to Allowed Mirant Debtor Class 5 -- Equity Interests as provided in Section 10.13 of the Plan. The expected total recovery for the holders of Mirant Debtor Class 5 -- Equity Interests is undetermined.

     In addition, Cash payments in an amount equal to 50% of the Designated Net Litigation Distributions are to be paid to the holders of Allowed Mirant Debtor Class 5 -- Equity Interests. The mechanics of implementing this sharing arrangement are to be agreed between the Debtors, the Corp Committee and the Equity Committee.

     The Disclosure Statement Order provides that an informational "Town Hall" meeting (the "Meeting"), open to the public, may be held to respond to equity holder questions relating to the Plan and Disclosure Statement. The determination as to selection of specific questions for response at the Meeting will be made by the Equity Committee's professionals in consultation with the Examiner. In conducting the Meeting, the members of the Equity Committee, Committee professionals, the Examiner, and the Examiner's counsel (together, the "Participants") shall not be acting by or on behalf of the Debtors. None of the Participants shall have any liability for participation in the Meeting except for gross negligence or willful misconduct as determined by a Final Order of the Bankruptcy Court. Further, and without limitation of the foregoing, the Participants' responses and comments at the Meeting shall not be considered violative of any fiduciary, confidentiality, or other obligations, including, without limitation, such obligations to the Debtors, equity holders, or other parties in interest, so long as the Participants do not provide material information beyond the information provided in, derived from, or complimentary to the Disclosure Statement, or otherwise made public. All mechanics of the Meeting shall be determined by the Equity Committee professionals in consultation with the Examiner. The Bankruptcy Court shall be the exclusive venue for resolving any disputes relating to the Meeting.

     E. SPECIAL PROVISIONS RELATING TO PERCENTAGE OF DISTRIBUTION OF NEW MIRANT COMMON STOCK TO HOLDERS OF SUBORDINATED NOTES AND EQUITY INTERESTS

     The treatment of both the Subordinated Notes and Equity Interests includes a "proviso" that ensures that the Subordinated Notes and Equity Interests will receive 3.5% and 3.75%, respectively, of the New Mirant Common Stock issued under the Plan excluding shares reserved for employees and MAG classes 4 and 5 even if no distributions of New Mirant Common Stock are made to the holders of Claims against MAG Debtors. The "proviso" is a prophylactic provision requested by representatives of the Subordinated Notes and Equity Interests to ensure that if the New Mirant Common Stock that could be distributed to holders of Claims against MAG Debtors is instead distributed to holders of unsecured Claims against the Mirant Debtors, the holders of Subordinated Notes and Equity Interests will receive their agreed upon stock percentage calculated in reference to the larger pool of New Mirant Common Stock that is, in fact, distributed.

E.  PROVISIONS FOR TREATMENT OF MAG DEBTOR CLAIMS AND EQUITY INTERESTS

     The classes of Claims against the MAG Debtors and Equity Interests in MAG under the Plan are as follows:

     1. MAG DEBTOR CLASS 1 -- PRIORITY CLAIMS

     Under the Plan, a Priority Claim is any Claim to the extent such Claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than Secured Claims, Administrative Claims and Tax Claims. Each holder of an Allowed Priority Claim against any of the MAG Debtors shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be fully reinstated and retained. The Allowed Priority Claims against the MAG Debtors aggregate approximately $11,000 and the total expected recovery is 100%.

     2. MAG DEBTOR CLASS 2 -- SECURED CLAIMS

     The claims included in the MAG Debtor Class 2 -- Secured Claims are (1) tax claims secured by real property and (2) the $11,500,000 Allowed Claim of Dick Corporation on account of a mechanics' lien.

          A. TREATMENT OF SECURED CLAIMS AGAINST THE MAG DEBTORS

     Each holder of an Allowed Secured Claim against any of the MAG Debtors (other than the MAG Debtor Class 3 -- Allowed New York Taxing Authorities Secured Claims) shall, at the sole option of the Debtors, receive on the Distribution Date:

          (i) a Plan Secured Note (providing for simple interest at 5% per annum and shall be payable in twenty equal quarterly payments);

          (ii) the collateral that secures payment of such Allowed Secured
     Claim;

          (iii) a single Cash payment in an amount equal to the amount of such Allowed Secured Claim; or

          (iv) if applicable, the implementation of any applicable valid right of setoff permitted under section 553 of the Bankruptcy Code.

     If the holder of an Allowed MAG Debtor Class 2 -- Secured Claim receives treatment as provided in (i) above, such holder shall retain the liens securing the Allowed Secured Claim (or at the Debtors' election, receive alternative collateral having a value at least equivalent to the existing collateral) until paid in full. Any deficiency amount related to a Secured Claim against any of the MAG Debtors shall be treated as a MAG Debtor Class 5 -- Unsecured Claim.

     Notwithstanding the specified distribution set forth above, the MAG Debtors and any holder of an Allowed MAG Debtor Class 2 -- Secured Claim may agree to any alternate treatment of such Secured Claim; provided, that such treatment shall not provide a return to such holder having a present value as of the Effective Date in excess of the amount of such holder's Allowed Secured Claim.

          B. DEBTORS' ESTIMATE

     The Debtors estimate that the aggregate amount of Allowed Claims in MAG Debtor Class 2 -- Secured Claims to be approximately $39,200,000 plus $1,000,000 of interest accrued from the Petition Date through the Effective Date.

     3. MAG DEBTOR CLASS 3 -- NEW YORK TAXING AUTHORITIES SECURED CLAIMS

     As discussed above in "Material Claims, Litigation, and Investigations -- Disputed Claims With Associated Estate Causes of Action -- NY Tax -- New York Real Property Tax Litigation," the Debtors and the New York Taxing Authorities have been mired in acrimonious litigation for years. The Plan incorporates a framework for a settlement, subject to appropriate internal approvals and other conditions precedent, which would resolve fully all disputes with the New York Taxing Authorities as described in detail later in "Settlements and Compromises -- Proposed New York Tax Settlement."

     In general, the New York Taxing Authorities Secured Claims would be satisfied pursuant to the Proposed New York Tax Settlement subject to the satisfaction of all conditions precedent thereto. On the New York Debtors Effective Date, each holder of the New York Taxing Authorities Secured Claims would receive the treatment specified in the Proposed New York Tax Settlement. In the event (a) the Debtors and/or New York Taxing Authorities fail to obtain final internal approval of and satisfy all other conditions precedent to the Proposed New York Tax Settlement, (b) the New York Supreme Court fails to approve the Proposed New York Tax Settlement, or (c) the Bankruptcy Court does not approve the Proposed New York Tax Settlement, the New York Debtors will remain in chapter 11 until such matters are resolved. Even if the Proposed New York Tax Settlement is approved and the Plan confirmed for the New York Debtors, the Debtors anticipate that the New York Debtors will remain in chapter 11 while the Proposed New York Tax Settlement is being consummated.

     The aggregate amount of New York Taxing Authorities Secured Claims in MAG Debtor Class 3 -- New York Taxing Authorities Secured Claims is undetermined but the expected total recovery for the holders is 100%.

     4. MAG DEBTOR CLASS 4 -- PG&E/RMR CLAIMS

     Part of the Debtors' resolution of Claims relating to the California energy crisis is the resolution of the Claims of PG&E as part of the California Settlement. See "The Chapter 11 Case -- Settlements and
Compromises -- California Settlement." The PG&E/RMR Claims are three separate Claims granted to PG&E pursuant to the California Settlement Agreement which relate to certain RMR agreements and to the asset purchase agreements pursuant to which Mirant Delta and Mirant Potrero acquired the Contra Costa, Pittsburg and Potrero power plants. PG&E as the holder of the PG&E/RMR Claims shall receive on the Distribution Date the treatment, releases and other consideration specified in the California Settlement for each of its Claims.

     The Debtors estimate the aggregate amount of Allowed Claims in MAG Debtor Class 4 -- PG&E/RMR Claims to be approximately $133,000,000 (excluding any entitlement to interest under the Plan) and the expected total recovery for PG&E to be 100% of the Allowed Claims. Allowed Claims in MAG Debtor Class
4 -- PG&E/RMR Claims will receive the same mix of securities and/or cash as the holders of MAG Class 5 Debtor Claims --Unsecured Claim and shall receive (a) at the option of the Debtors as exercised with respect to MAG Debtor Class
5 -- Unsecured Claims, $119,700,000 either in Cash or New MAG Holdco Notes and
(b) 0.2% of the shares of New Mirant Common Stock issued under the Plan (less the shares reserved for issuance pursuant to the New Mirant Employee Stock Programs) except that the Allowed PG&E/RMR Claims shall not include any accrued interest.

     Although the treatment of MAG Debtor Class 4 -- PG&E/RMR Claims are similar to the allocation and mix of securities provided to that of MAG Debtor Class
5 -- Unsecured Claims, the California Settlement Agreement requires separate classification and contains terms and provisions that are inapplicable to the holders of MAG Debtor Class 5 Claims. See "The Chapter 11 Cases -- California Settlement."

     5. MAG DEBTOR CLASS 5 -- UNSECURED CLAIMS

          A. DESCRIPTION OF MAG DEBTOR CLASS 5 -- UNSECURED CLAIMS.

     The holders of MAG Debtor Class 5 -- Unsecured Claims are summarized as follows:

                                                 PRINCIPAL AND PREPETITION
                         CLAIM                           INTEREST            POSTPETITION INTEREST    TOTAL
        ---------------------------------------  -------------------------   ---------------------   --------
        MAG Revolver                                     $  300.4                   $ 39.3           $  339.7
        MAG Bonds (7.625%, 2006)(a)                      $  507.7                   $108.4           $  616.1
        MAG Bonds (7.20%, 2008)(b)                       $  306.2                   $ 61.7           $  367.8
        MAG Unsecured Claims                             $   43.1                      1.1           $   44.2
        Total General Unsecured Claims                   $1,157.4                   $210.5           $1,367.9

---------------

(a) MAG bondholders will receive additional interest of 50 basis points beyond the stated rate from August 28, 2003 through July 28, 2005, when 10-K for the year ended December 31, 2004 was filed with the SEC.

(b) Same as above.

          B. TREATMENT UNDER THE PLAN

     Each holder of an Allowed Unsecured Claim against the MAG Debtors, including, without limitation, MAG Short-term Debt Claims (but excluding MAG Long-term Note Claims) will be paid in full through issuance to such holders of:

     i. At the option of the Debtors, a Pro Rata Share of $1,231,110,000 in Cash or New MAG Holdco Notes. The Debtors intend to provide Cash distributions derived from the proceeds of the "Term Facility," issuance of the "Senior Notes" and/or the "Bridge Facility," or some combination thereof. See "Chapter 11
Plan --Exit Financing." To the extent the Debtors are unable to consummate the Exit Financing in full to provide sufficient Cash proceeds to permit all Cash distributions hereunder, the Debtors will issue New MAG Holdco Notes to satisfy any deficiency. Pursuant to the Mirant Plan Term Sheet, the Debtors have agreed to engage in good faith negotiations with the MAG Committee and the MAG Ad Hoc Committee regarding the terms of the New MAG Holdco Notes. The terms of the New MAG Holdco Notes contained on Schedule 10 hereof, and otherwise contained herein, do not yet necessarily reflect such negotiations. Further, the Debtors have agreed to use commercially reasonable efforts to obtain a Standard & Poor's rating and a Moody's rating for each series of the New MAG Holdco Notes (if they are issued); and

     ii. A Pro Rata Share of 2.1% of the shares of New Mirant Common Stock issued under the Plan (excluding the shares reserved for issuance pursuant to the New Mirant Employee Stock Programs).

     The treatment of Allowed Unsecured Claims against the MAG Debtors (excluding MAG Long-term Note Claims) is based upon an assumed Effective Date of December 31, 2005. To the extent the Effective Date occurs before or after December 31, 2005, the Plan Distributions will be adjusted to reflect the amount of accrued interest payable under subparagraph 5(c) below.

     In determining the amount of New Mirant Common Stock and/or percentage of the Debtors post-emergence equity value (or total enterprise value, as applicable) to be received by holders of MAG Debtor Class 5 -- Unsecured Claims, the Debtors have used a value and calculation methodology that is consistent with that used to determine the amount of New Mirant Common Stock or other value to be distributed to other constituencies under the Plan. This included, but is not limited to, the cash exercise price of the New

Mirant Warrants. Any change in such methodology applicable to the holders of MAG Debtor Class 5 -- Unsecured Claims will be subject to the approval of the MAG Committee.

     The Debtors estimate the aggregate of Allowed Claims in MAG Debtor Class
5 -- Unsecured Claims to be $1,157,400,000 plus $210,500,000 of interest accrued from the Petition Date through the Effective Date. The expected total recovery for the holders is 100%. The face amount of the Cash or New MAG Holdco Notes and the percentage of New Mirant Common Stock are the result of negotiations by and among the Debtors, the Corp Committee, the Equity Committee, the MAG Committee and Phoenix, and reflects arms-length negotiations between the major constituencies. Such negotiations remain ongoing.

     C. INCLUSION OF POSTPETITION INTEREST

     Disputes existed among the Debtors and their major constituencies regarding rates and methodologies for determining postpetition interest. The agreement on postpetition interest (embodied in the Plan and Mirant Plan Term Sheet) provides that, for purposes of making Plan Distributions to the holders of Allowed MAG Debtor Class 5 -- Unsecured Claims including, but not limited to, the MAG Short-term Debt Claims, interest will be accrued at the contractual non-default rate from the Petition Date through the Effective Date for each holder (including (i) interest on interest, as contemplated by section 503 of the MAG Indenture, with semi-annual compounding on the date of each scheduled payment, and section 2.06(b)(ii) of each of the MAG Revolvers; and (ii) "Additional Interest," as such term is defined in section 2(e) of the MAG Registration Rights Agreements for the period August 28, 2003 through July 28, 2005, during which MAG ceased to maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended, as set forth in Section 2(e) of the MAG Registration Rights Agreements). With respect to holders of Allowed Unsecured Claims against the MAG Debtors that do not have a contractual rate of interest, interest will be accrued at the Federal Judgment Rate, from the Petition Date through the Effective Date without compounding.

     6. MAG DEBTOR CLASS 6 -- MAG LONG-TERM NOTE CLAIMS

    A. DESCRIPTION OF MAG DEBTOR CLASS 6 -- MAG LONG-TERM NOTE CLAIMS

     The holders of MAG Debtor Class 6 -- MAG Long-term Note Claims are summarized as follows (in millions):

                                                       PRINCIPAL
                                                          AND
                                                      PREPETITION              POSTPETITION           TOTAL
CLAIM                                                  INTEREST                  INTEREST          IN BILLIONS
-----                                          -------------------------   ---------------------   -----------
MAG Bonds (8.30%, 2011)(a)..................           $  864.3                   $201.5            $1,065.8
MAG Bonds (8.50%, 2021)(b)..................           $  461.0                   $110.1            $  571.1
MAG Bonds (9.125%, 2031)(c).................           $  407.4                   $104.8            $  512.2
Total MAG Long-term Note Claims.............           $1,732.7                   $416.4            $2,149.1

---------------

(a) MAG Bondholders will receive additional interest of 50 basis points beyond the stated rate for the period beginning August 28, 2003 through July 28, 2005 when MAG's Annual Report on Form 10-K for the year ended December 31, 2004 was filed with the SEC.

(b) See above footnote.

(c) See above footnote.

    B. TREATMENT UNDER THE PLAN

     Each holder of an Allowed MAG Long-term Note Claim shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code: (a) all of the legal, equitable and contractual rights to which such Claim entitles such holder against the MAG Debtors in respect of such Claim shall be fully reinstated and retained; (b) all defaults, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, shall be cured; (c) the maturity of such MAG Long-term Note Claim shall be reinstated; and (d) all amounts owed in respect of such Allowed MAG Long-term Note Claim (including (i) accrued interest as collectible pursuant to Section 10.14(c) of the Plan, in respect of such Allowed MAG Long-term Note Claim, (ii) any amounts to which such holder is entitled pursuant to sections 1124(2)(C) and (D) of the Bankruptcy Code), and
(iii) fees and expenses of the Old Indenture Trustees under MAG Long-term Notes) shall be paid in full on the later of the Effective Date and the date such amount otherwise becomes due and payable under the MAG Indenture and the MAG Long-term Notes, as reinstated, including the payment in Cash on the Effective Date of all unpaid interest accrued at the contractual rate through the Effective Date (including "Interest on Interest" and "Additional Interest," as defined in the MAG Indenture).

     In addition, the Debtors have agreed to new covenants enforceable by the MAG Indenture Trustee and to be implemented by the Confirmation Order under the MAG Indentures for the benefit of holders of MAG Long-term Notes (a) that will provide that any payments from MAG to New Mirant at a time when MAG or its subsidiaries owe debt to New Mirant (or any of its non-MAG subsidiaries), shall be treated as a repayment of such debt, rather than as dividends, until all such debt is repaid and (b) that would limit the ability of MAG and its subsidiaries to incur additional debt (other than certain permitted debt), unless the consolidated ratio of net debt to EBITDA for MAG and its subsidiaries was 6.75:1 or less based on the most recently delivered financial statements and after giving pro forma effect. For purposes of this covenant, all terms are as defined in in the Exit Facility; provided that "Permitted Debt" would include (i) all debt at MAG and its subsidiaries as of the Effective Date, (ii) debt at MIRMA as permitted by the MIRMA Leases, (iii) debt arising under or permitted by the Exit Facility (excluding (A) "Subordinated Debt" as defined in the Exit Facility, and
(B) intercompany loans not made in the ordinary course of business), (iv) an amount up to $200,000,000 of additional pari passu indebtedness at MAG, and (v) the refinancing of any of the foregoing debt; provided, that with respect to the refinancing of the MAG Long-term Notes maturing in 2011, subsidiaries of MAG may only incur up to $250 million of debt in addition to any unused portion of the $250 million additional debt basket provided for in the Exit Facility. The Debtors believe that the new covenants will not impair operations and/or anticipated available borrowings. Subject to the determination of the Indenture Trustee that it may amend the MAG Indenture without consent of the holders of MAG Long-term Notes, the Debtors have agreed to work with the MAG Committee and the Indenture Trustee toward issuing a supplement to the MAG Indenture incorporating the New MAG Debt Covenants, in addition to their inclusion in the confirmation order. The Debtors also have agreed to use reasonable commercial efforts to obtain a Standard & Poor's rating and a Moody's rating for each series of the MAG Long-term Notes.

     The Debtors estimate the aggregate of Allowed Claims in the MAG Debtor Class 6 -- MAG Long-term Note Claims to be approximately $1,732,700,000 plus $416,400,000 required to be paid pursuant to section 1124 of the Bankruptcy Code.

     C. INCLUSION OF POSTPETITION INTEREST

     For purposes of making Plan Distributions to the holders of MAG Debtor Class 6 -- MAG Long-term Note Claims, interest will be accrued at the contractual rate from the Petition Date through the Effective Date (with compounding on a semi-annual basis on the date of scheduled payments and "Additional Interest," as such term is defined in Section 2(e) of the MAG Registration Rights Agreements for the period of August 28, 2003 through July 28, 2005 during which MAG ceased to maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended, as set forth in Section 2(e) of the MAG Registration Rights Agreements).

     D. ISSUES RELATING TO UNIMPAIRMENT

     The MAG Committee, Wells Fargo Bank, National Association, as Indenture Trustee, and the MAG Ad Hoc Committee (collectively, the "MAG Parties") sought determinations of the Bankruptcy Court that the treatment provided to the holders of MAG Long-term Note Claims as set forth in the Debtors' March 2005 Plan did not meet the standards of section 1124 of the Bankruptcy Code for unimpairment on the grounds that, among other things, certain restructuring transactions contemplated by the Plan violated the terms of the MAG Indenture and that such treatment was generally inequitable.

     In particular, the MAG Parties asserted that the merger of MIRMA into a subsidiary of New MAG Holdco and/or the proposed so-called "substantive consolidation" of the MAG Debtors, each as initially contemplated under the First Amended Plan, may constitute transfers of MAG's assets "substantially as an entirety", triggering Sections 801 and 802 of the MAG Indenture and requiring New MAG Holdco to assume MAG's obligations under the MAG Long-term Notes. The MAG Parties asserted that to the extent Sections 801 and 802 of the MAG Indenture were triggered, the issuance of debt and incurrence of liens by New MAG Holdco may violate Sections 109 (limiting the granting of liens by MAG) and 111 (limiting the incurrence of debt of MAG) of the MAG Indenture. The MAG Parties also asserted that, in their view, the Plan seemed to fail to provide for the cure of all defaults under the MAG Long-term Notes, including payment of the full amount of accrued but unpaid interest on those notes, certain cross-default provisions under the MAG Indenture, including Section 501(3), and defaults related to MAG's obligation to provide financial reports to the holders of the MAG Long-term Notes under Section 1005 of the MAG Indenture. Finally, the MAG Parties asserted that the Plan may violate Section 110 of the MAG Supplemental Indentures, which prohibits certain disposition of assets by MAG. The Debtors contested and continue to contest all such assertions by the MAG Parties.

     The Bankruptcy Court issued a Memorandum Opinion on May 24, 2005, concluding that certain restructuring transactions did not violate the MAG Indenture as a matter of law but reserved on certain other issues for a determination on the facts. In so ruling, the Bankruptcy Court noted that "[so] long as [the Debtors] are able to do so while leaving the Senior Notes unimpaired (or satisfied under section 1129(b)), even in the absence of the consent of the holders of the Senior Notes, as required by section 1126 of the Code, it is an appropriate step for Debtors to take in aid of reorganization. The strictures applicable to such a strategy are found in the requirement of feasibility (section 1129(a)(1)) and, where impairment is at issue, the terms of the documents governing the rights of the holder of the Senior Notes. Debtors, acting as they have, are not proceeding inequitably or in bad faith as long as they remain within those strictures. There is nothing before the court to suggest the Plan does not meet this test."

     On June 3, 2005, the MAG Committee and the MAG Ad Hoc Committee filed notices of appeal to this Memorandum Opinion. This appeal was docketed before Judge Terry Means of the United States District Court for the Northern District of Texas.

     The Debtors believe that the treatment provided to the holders of MAG Long-term Note Claims as initially set forth in the March 2005 Plan satisfied the standards of section 1124 of the Bankruptcy Code and that the Debtors would ultimately prevail on the merits; however, to avoid the uncertainty and risk of certain delay associated with further litigation over the impairment issues, in connection with the negotiation of the Mirant Plan Term Sheet, the Debtors agreed to modify the Plan upon the satisfaction of certain conditions precedent, including the agreement of the MAG Parties to withdraw all pending opposition to and to not further oppose approval of the Disclosure Statement and confirmation of the Plan. Such modifications, which include the additions of the New MAG Debt Covenants and the clarification of the methodology for determining postpetition accrued interest are reflected in the Plan in anticipation of all such conditions precedent being satisfied. The Debtors will seek a determination by the Bankruptcy Court in connection with confirmation of the Plan that the New MAG Debt Covenants may be implemented through the execution by the Indenture Trustee under the MAG Indenture without obtaining the consent of the holders of the MAG Long-term Notes and without creating a default under the MAG Indenture. If such a determination is not made, the New MAG Debt Covenants will be made enforceable by the Indenture Trustee pursuant to the Confirmation Order.

     7. MAG DEBTOR CLASS 7 -- CONVENIENCE CLAIMS

     The Plan creates a separate class of unsecured Creditors designed to avoid the inefficiencies associated with distributions of securities to numerous creditors holding relatively small claims.

     Under the Plan, a Convenience Claim with respect to the MAG Debtors is any Unsecured Claim in an amount equal to or less than $25,000, other than a MAG Short-term Debt Claim or a MAG Long-term Note Claim (i.e., a claim evidenced by a promissory note or similar instrument) or a Claim of a current or former director, manager, officer or employee of a Debtor. Each holder of an Allowed Convenience Claim against the MAG Debtors shall receive on the Distribution Date a single Cash payment in an amount equal to the amount of such holder's Allowed Convenience Claim.

     The Debtors estimate the aggregate amount of Allowed Claims in MAG Debtor Class 7 -- Convenience Claims to be approximately $4,800,000 and the expected total recovery for the holders is 100%.

     8. MAG DEBTOR CLASS 8 -- EQUITY INTERESTS

     The holders of the Allowed Equity Interests in MAG shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Equity Interests entitle such holder in respect of such Equity Interests shall be fully reinstated and retained.

F.  DESIGNATED NET LITIGATION DISTRIBUTIONS

     As part of the overall compromise and settlement set forth in the Mirant Plan Term Sheet, the Debtors, the Committees and Phoenix agreed that Allowed Mirant Debtor Class 3 -- Unsecured Claims and Allowed Mirant Debtor Class
5 -- Equity Interests would share payments triggered by Cash recoveries from the Designated Avoidance Actions. The Designated Avoidance Actions, which are identified on Schedule 8, include pending Causes of Action as well as specified Causes of Action as to which tolling agreements have been reached, except for certain Causes of Action against parties with which the Debtors have material ongoing business relationships. Designated Avoidance Actions include, without limitation, the Southern Company Causes of Action and related Causes of Action against various financial institutions, Arthur Andersen and Troutman Sanders, LLP. Designated Avoidance Actions do not include the Debtors' pending law suit against Pepco and their potential Causes of Action against Orange & Rockland, both of which have substantial business relationships with the Debtors. See "Material Claims, Litigation and Investigations -- Other Estate
Claims -- Avoidance Actions."

     In reaching this sharing agreement, which constitutes an essential component of the parties' overall agreement regarding the Plan, the parties took into account the fact that different structures could carry different consequences for the prosecution of the Designated Avoidance Actions and tax implications to New Mirant. In the event the parties ultimately determine it is beneficial for New Mirant or an affiliate to pursue the Designated Avoidance Actions, the potential exists that a recovery will generate tax consequences to New Mirant. If this approach is taken, the parties have reached agreement regarding how such tax consequences will impact the payments that are to be made. In particular, New Mirant is to bear the tax consequences associated with the first $175,000,000 in recoveries (after the payment or reimbursement of all fees and costs associated with the prosecution of such actions and net of any offsets).(1) For all net recoveries over this amount, the tax consequences to New Mirant (regardless of whether such tax consequences involve the actual payment of additional taxes or the reduction or offset of tax attributes) will be applied to reduce the amount of the payments to be made to the holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims and Allowed Mirant Debtor Class 5 -- Equity Interests. In addition, the parties have reached agreement regarding how the

---------------

(1) The allocation of tax implications is part of a settlement and compromise and should not be construed as an admission by any party that Designated Avoidance Action recoveries are taxable to New Mirant or any of its affiliates. In fact, New Mirant will take the position on its tax returns that any recoveries received by New Mirant or any of its subsidiaries in respect of the Designated Avoidance Actions are not taxable to the greatest extent permitted by applicable law.

     reduction arising from the adverse tax consequences to New Mirant will be applied to reduce the payments to be made to the two classes, as follows:

                                                        TAX CONSEQUENCES BORNE    TAX CONSEQUENCE BORNE
                                                          BY ALLOWED MIRANT         BY ALLOWED MIRANT
                                                       DEBTOR CLASS 5 -- EQUITY     DEBTOR CLASS 3 --
NET RECOVERY                                                   INTEREST             UNSECURED CLAIMS
-----------------------------------------------------  ------------------------   ---------------------
$175,000,000 or less                                               0%                       0%
Greater than $175,000,000                                         40%                      60%
but less than $275,000,000
Greater than $275,000,000                                         30%                      70%
but less than $375,000,000
Greater than $375,000,000                                         20%                      80%
but less than $475,000,000
Equal to or greater than $475,000,000                             10%                      90%

     The sharing agreement is an essential component of the compromise that was reached with respect to the terms of the Plan. Absent this agreement, it is likely that the Debtors, the Committees and Phoenix would not have been able to finalize the Mirant Plan Term Sheet that forms the basis for the Plan. In such case, the Debtors' emergence from chapter 11 would likely have been delayed, administrative expenses would have increased and the ultimate result would be uncertain, all to the detriment of the Debtors' Estates and their stakeholders.

     Because of the complexity of the issues surrounding the optimization of the net recoveries on the Designated Avoidance Actions, the Debtors, the Committees and Phoenix have agreed to defer final agreement regarding various material issues, including, in particular: (a) whether the litigation should be prosecuted for the benefit of the holders of Allowed Mirant Debtor Class
3 -- Unsecured Claims and Allowed Mirant Debtor Class 5 -- Equity Interests through the vehicle of a trust, by New Mirant or an affiliate of New Mirant; (b) how the litigation will be controlled and managed; (c) how the litigation will be funded; (d) the duties owed by New Mirant with respect to the prosecution or settlement of the litigation (including the provision of reasonable access to personnel and records in connection with the litigation); and (e) whether the right of a beneficiary to participate in the payments shall be transferable.

     The sharing agreement provides a substantial benefit to the Estates and stakeholders. The most obvious benefit is that it has the potential to enhance creditor recoveries. The sharing agreement also provides certainty concerning distributions of the Designated Avoidance Action recoveries, thereby eliminating litigation among the key constituencies. Finally, as an added benefit, the sharing agreement ensures that the Estates will be reimbursed from the recoveries for out-of-pocket fees and expenses associated with prosecuting the Designated Avoidance Actions.

G.  TRANSFERS AND RESTRUCTURING TO IMPLEMENT THE PLAN

     1. GENERAL

     In order to ensure the feasibility of the Plan as it relates to the MAG Debtors, including the provision of assets and future credit support, a series of asset transfers and entity restructuring is provided for under the Plan. These transactions and the resulting organizational structure are described below. The order of presentation of the asset transfers and restructuring activities set forth below do not reflect the sequencing of such actions which shall be determined prior to the Effective Date.

     The purpose and effect of the restructuring is as follows:

     - organize the Debtors' business under a new parent company;

     - consolidate the Debtors' power generation and energy trading and marketing businesses;

     - transfer value to the MAG Debtors;

     - provide credit support for ongoing debt obligations;

     - obtain favorable exit financing terms;

     - isolate the lease obligations under MIRMA Leases;

     - promote post confirmation operating efficiencies among the Debtors and New Mirant; and

     - effect the above in a tax-efficient manner.

     The relevant corporate entities and business units of the Mirant group for the purposes of the restructuring are set out in the chart below:

                          PRE-REORGANIZED STRUCTURE(1)

                       (PRE-REORGANIZED STRUCTURE CHART)

     (1) This diagram represents a simplified presentation of the corporate structure of the Debtors and their affiliates with a number of entities excluded.

     2. ORGANIZATION OF PARENT COMPANY

     As Mirant, through certain of its subsidiaries, derives a substantial portion of its consolidated EBITDA from operations outside the United States, the Debtors explored the option of registering and incorporating New Mirant in a non-U.S. jurisdiction. Although the Debtors identified several strategic advantages of restructuring under a non-U.S. parent, including being better positioned to attract non-U.S. equity and debt capital, pursue strategic mergers or acquisitions and possibly reduce the group's after-tax cost of capital, the Debtors determined that incorporating New Mirant in a non-U.S. jurisdiction might result in unfavorable tax consequences following the Debtors' emergence from bankruptcy. After weighing the benefits and the detriments of incorporating New Mirant in a non-U.S. jurisdiction, the Debtors determined, in consultation with the Committees, that the risks and burdens of incorporating New Mirant in a foreign jurisdiction outweigh the benefit. Accordingly, the Debtors will not pursue a foreign restructuring.

     On September 23, 2005, Mirant created a wholly owned subsidiary, Newco 2005 Corporation, registered and incorporated in Delaware. On September 26, 2005, Newco 2005 Corporation filed its chapter 11 petition in the Bankruptcy Court. On September 28, 2005, the Bankruptcy Court entered an order: (a) providing that Newco 2005 Corporations's chapter 11 case would be jointly administered with the Chapter 11 Cases; (b) directing that all orders entered in the Chapter 11 Cases would be applicable to Newco 2005 Corporation; (c) authorizing Newco 2005 Corporation to join the Plan; (d) setting the bar date to file proofs of claim against Newco 2005 Corporation, and (e) establishing the meeting of the creditors of Newco 2005 Corporation pursuant to section 341(a) of the Bankruptcy Code. The bar date for filing proofs of claim against Newco 2005 Corporation is October 20, 2005 at 5:00 p.m. EST. The meeting of the creditors is scheduled for October 20, 2005 at 10:00 a.m. CST. A notice of this bar date and meeting of the creditors was served on September 28, 2005 to the persons on the Debtors' limited service list.

     Pursuant to the Plan, Newco 2005 Corporation will assume all obligations of, and shall be considered for all purposes, New Mirant under the Plan. Substantially all of Mirant's Assets will be transferred to New Mirant, which will serve as the corporate parent of the Debtors' business enterprise and WHICH SHALL HAVE NO SUCCESSOR LIABILITY FOR ANY UNASSUMED OBLIGATIONS OF MIRANT. As discussed above, holders of certain Unsecured Claims and holders of certain Equity Interests will receive Pro Rata Shares of 96.25% and 3.75%, respectively, of the shares of New Mirant Common Stock to be issued pursuant to the Plan.

     3. TRANSFER OF ASSETS TO NEW MIRANT

     New Mirant is to be the principal holding company, which will serve as the corporate parent of the Debtors and their affiliated businesses. Mirant shall transfer to New Mirant (or New Mirant's subsidiaries) each of the following:

     - its Intellectual Property;

     - its Equity Interest in Mirant Americas Holdings, Inc., which entity indirectly holds Mirant's interest in Jamaica Public Service Company Limited ("JPS");

     - its Equity Interest in Mirant International Investments, Inc., which entity indirectly holds Mirant's business interests in the Philippines and the Caribbean, excluding JPS;

     - its Equity Interest in Mirant Services, LLC; and

     - its Equity Interest in MAI, of which MAG remains a subsidiary.

     Through its subsidiaries, New Mirant shall continue to, indirectly, own and operate certain North American generation facilities, including West Georgia, Shady Hills, Sugar Creek, Apex and Wichita Falls. Furthermore, New MAEM Holdco is to transfer to New Mirant the right to recover postpetition transfers made to Pepco under the Back-to-Back Agreement (or the APSA, as applicable). EXCEPT AS PROVIDED IN THE PLAN, NEW MIRANT SHALL NOT OTHERWISE INCUR OR HAVE ANY LIABILITY, CLAIM OR OBLIGATION BASED ON ANY ACT, OMISSION, TRANSACTION OR EVENT OCCURRING ON OR PRIOR TO THE EFFECTIVE DATE, AS A SUCCESSOR TO MIRANT OR OTHERWISE.

     4. NEW CORPORATE VEHICLES

     In addition to New Mirant, several new companies will be either incorporated or created out of existing Debtors underneath MAG. The new structure under the Plan enables MAG and its subsidiaries to maximize their ability to obtain capital (debt and/or equity) from the capital markets as well as more favorable terms for the Exit Facility by the consolidation of holding companies in a single entity which will own the operating assets.

        A. NEW MAG HOLDCO

     MAG will merge certain of its existing Debtor subsidiaries to form a new subsidiary to be named "Mirant North America, LLC" (referred herein and in the Plan as New MAG Holdco). New MAG Holdco will be the principal obligor under the Exit Financing.

        B. MD LEASECO

     MIRMA will form a new Delaware limited liability company as a direct, wholly owned subsidiary, to be named "MD Leaseco." MD Leaseco will be a single purpose entity to own and hold the MIRMA Leases.

        C. NEW MAEM HOLDCO

     New MAG Holdco will form a new Delaware limited liability company as a direct, wholly owned subsidiary, to be named "New MAEM Holdco." New MAEM Holdco will serve as a separate holding company for all of the Trading Debtors.

        D. SECOND TIER MAG HOLDCO

     New MAG Holdco will form a new Delaware limited liability company as a wholly owned subsidiary to be named "Second Tier MAG Holdco." Second Tier MAG Holdco will serve as the corporate vehicle into which MIRMA will be merged. MIRMA will be the surviving entity after the merger.

     5. TRANSFER OF THE ENERGY TRADING BUSINESS

     Historically, the energy trading business has been operated by MAEM and the other Trading Debtors, serving the needs of the North American generation business. The Debtors will consolidate the energy trading and marketing business operated by the Trading Debtors under New MAEM Holdco (excluding the rights and obligations under the Back-to-Back Agreement (or the APSA, as applicable)).

     The restructuring includes the conversion of each of MAEMI and MADI into Georgia limited liability companies and MAPCO into a Delaware limited liability company. Various transfers of Equity Interests will then take place between MAEMI, MAPCO and New MAEM Holdco, resulting in the Trading Debtors organized under New MAEM Holdco. For internal operating efficiencies, a separate effective date will be set for the transfer of the energy trading and marketing business from the Trading Debtors to MET (referred to in the Plan as the MAEM/MET Effective Date).

     The Mirant Debtors will also transfer the Equity Interest in MET to New MAG Holdco. Prior to this transfer, MET will transfer the Carved-Out Receivables to New Mirant or MAI. After the transfer of the Assets of the Trading Debtors to MET, New MAG Holdco will also transfer $250,000,000 in Cash to New Mirant or MAI. These assets represent imbedded cash collateral which has been provided to MET by other Debtors.

     Following the transfer of the energy trading and marketing assets of the Trading Debtors to MET, New MAG Holdco shall transfer the Equity Interests in the Trading Debtors to the Plan Trust. The purpose of transferring the Trading Debtors to the Plan Trust is to ensure that, except as otherwise provided in the Plan, MET shall not have, and shall not be construed to have or maintain, any liability, claim, or obligation that is based in whole or in part on any act, omission, transaction, event, or other occurrence or thing occurring or in existence on or prior to the Effective Date (including, without limitations, any liability or claims arising under applicable non-bankruptcy law as a successor to any of the Trading Debtors) and no such liabilities, claims or obligations for any such acts shall attach to MET.

     6. CREDIT SUPPORT FOR MAG DEBTORS

     The Mirant Debtors have agreed to provide certain credit support to the MAG Debtors, in the form of an issuance of preferred shares of MAI.

     - The MAI Series A Preferred Shares will provide credit support to New MAG Holdco for environmental capital expenditure (including the installation of control technology relating to SO(2) emissions from MIRMA generating facilities in the Mid-Atlantic Region). The terms of the MAI Series A Preferred Shares are summarized in "The Chapter 11 Plan -- Description of Certain Securities to be Issued Pursuant to the Plan -- MAI Series A Preferred Shares." As an incentive for the MIRMA Owner/Lessors to support the Plan, if the MIRMA Owner/Lessors do not oppose confirmation of the Plan or vote to accept the Plan, the MAI Series A Preferred Shares will be issued to MIRMA instead of New MAG Holdco.

     - The MAI Series B Preferred Shares will provide credit support for refinancing the first portion of the MAG Long-term Notes, which become due in 2011. The terms of the MAI Series B Preferred Shares are summarized in "The Chapter 11 Plan -- Description of Certain Securities to be Issued Pursuant to the Plan -- MAI Series B Preferred Shares."

     Each issuance will be the subject of a put agreement which will enable the holder of the shares to put the obligations to New Mirant for a specified amount.

     7. TRANSFER OF GENERATION ASSETS TO MAG

     To effectuate the consolidation of certain of their generation Assets under New MAG Holdco and provide additional credit support to MAG, Mirant will cause its Equity Interests in Mirant Peaker and Mirant Potomac to be contributed to MIRMA, and MAI will cause its Equity Interest in Mirant Zeeland to be contributed New MAG Holdco, in each case prior to MIRMA's merger into Second Tier MAG Holdco.

     8. TRANSFER OF MIRMA LEASE OBLIGATIONS AND ASSETS

     The Debtors intend to consolidate the obligations and assets relating to the MIRMA Leases in MD Leaseco. Therefore, MIRMA will transfer all of its rights, title and interest in both the Dickerson Power Station and the Morgantown Power Station to MD Leaseco, and assign the MIRMA Leases to MD Leaseco as provided in Section 14.6 of the Plan. As discussed in "The Chapter 11 Plan -- Executory Contracts and Unexpired Leases -- Special Provisions relating to the MIRMA Lease," the assignment of the MIRMA Leases to MD Leaseco is intended to have beneficial consequences regarding certain covenants under the MIRMA Leases.

     9. MIRANT AND PLAN TRUST

     Following the transfers referred to above, Mirant shall continue to exist as a separate legal entity on and after the Effective Date. It is to be renamed "MC 2005 Corporation." The Equity Interests in Mirant shall be cancelled and Mirant shall issue shares of common stock (evidencing 100% of the Equity Interests in Mirant) to the Plan Trust.

     The Trustees of the Plan Trust shall convert Mirant to a Delaware limited liability company and its 100% equity interests will be replaced with member interests. The Plan Trust will be created to protect, maintain, liquidate to cash and maximize the value of assets which shall be comprised of equity interests in Mirant and the Trading Debtors.

     10. EFFECT OF TRANSFERS AND RESTRUCTURING TO IMPLEMENT THE PLAN

     After the transfers, formation of new entities and restructuring described above, the reorganized structure of the Debtors will be as follows:

                            REORGANIZED STRUCTURE(a)

                              (ORGANIZATION CHART)

---------------

(a) This diagram represents a simplified presentation of the corporate structure of the Debtors and their affiliates with a number of entities excluded.

(b) Mirant Peaker will be merged into Mirant Potomac as part of the restructuring and Mirant Potomac will be the surviving entity.

H.  DESCRIPTION OF CERTAIN SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

     Pursuant to the Plan, the following debt, equity and rights will be issued:

     1. NEW MIRANT COMMON STOCK

     As consideration to satisfy the Unsecured Claims of the Mirant Debtors and the MAG Debtors, the Mirant Debtor Class 5 -- Equity Interests and the MAG Debtor Class 4 -- PG&E/RMR Claims, New Mirant will issue New Mirant Common Stock on the Effective Date. Except as provided in the Plan, no additional shares of New Mirant Common Stock may be issued other than as authorized by the post-Confirmation board of New Mirant after the Effective Date.

          A. MATERIAL TERMS OF NEW MIRANT COMMON STOCK

Par Value:................................  The New Mirant Common Stock shall have a par value per share as set forth in its certificate
                                            of incorporation.

Rights of Holders:........................  The holders of the New Mirant Common Stock shall have such rights with respect to dividends,
                                            liquidation, voting, and other matters as set
                                            forth in the New Mirant Constituent Documents.

Listing of New Mirant Common Stock........  New Mirant shall use its reasonable efforts to cause the New Mirant Common Stock to be listed
                                            for trading on the New York Stock Exchange. In
                                            the event New Mirant's efforts are unsuccessful,
                                            New Mirant shall use its reasonable efforts to
                                            cause the New Mirant Common Stock to be listed
                                            on another national securities exchange or
                                            automated interdealer quotation system as may be
                                            appropriate.
Transfer Restrictions.....................  In order to protect certain tax attributes of the Debtors and New Mirant post confirmation,
                                            any attempted sale, transfer, exchange,
                                            assignment, conveyance or other disposition for
                                            value ("Transfer") of any New Mirant Common
                                            Stock to any Person (including a group of
                                            Persons making a coordinated acquisition) who
                                            owns, or would own after such Transfer, more
                                            than 5% of the total value of outstanding New
                                            Mirant Common Stock (calculated in accordance
                                            with the Treasury Regulations under the Internal
                                            Revenue Code), will be void and will not be
                                            effective to Transfer any New Mirant Common
                                            Stock, unless the transferee submits a written
                                            notice to New Mirant's Board of Directors at
                                            least seven, and not more than twelve, Business
                                            Days prior to completion of the attempted
                                            Transfer and the Board of Directors does not
                                            provide written notice to the transferee within
                                            five Business Days after receiving such notice
                                            that the Restriction Period (as defined below)
                                            has commenced.

                                            The period during which the transfer
                                            restrictions described above (the "Restriction
                                            Period") apply will commence on the earliest
                                            date following the Effective Date that the
                                            percentage increase in New Mirant Common Stock
                                            owned by all 5% shareholders of New Mirant
                                            exceeds 35% minus the aggregate percentage stock
                                            ownership of 5% shareholders of New Mirant on
                                            the Effective Date and will remain in effect
                                            until the earlier of (a) two years following the
                                            Effective Date, and (b) the date that the Board
                                            of Directors of New Mirant determines the
                                            transfer restrictions shall no longer remain in
                                            effect since (1) the consummation of the Plan
                                            did not satisfy the requirements of section
                                            381(1)(5) of the Internal Revenue Code, (2)
                                            treatment under that section of the Internal
                                            Revenue Code is not in the best interests of New
                                            Mirant, (3) an ownership change, as defined
                                            under the Internal Revenue Code, would not
                                            result in a substantial limitation on the
                                            ability of New Mirant to use otherwise available
                                            net operating loss carryovers and net unrealized
                                            built-in loss, or (4) no significant value
                                            attributable to such tax benefits would be
                                            preserved by continuing the transfer
                                            restrictions.
                                            The transfer restrictions relating to New Mirant
                                            Common Stock are set out in more detail in
                                            Schedule 13.

B. HYPOTHETICAL EFFECTIVE DATE DISTRIBUTION OF NEW MIRANT COMMON STOCK UNDER THE PLAN

     Assuming that all Claims and all Equity Interests entitled to receive New Mirant Common Stock under the Plan are Allowed on the Effective Date and that all shares of New Mirant Common Stock to be issued under the Plan are issued on the Effective Date, the common ownership of New Mirant on the Effective Date would be as follows:

CLASS OF CREDITOR OR INTEREST HOLDER                          % OF ISSUED SHARES
------------------------------------                          ------------------
MAG CLASSES (TOTAL 2.3%)
Holders of Allowed MAG Debtors Class 4 -- PG&E/RMR Claims...         0.2%
Holders of Allowed MAG Debtors Class 5 -- Unsecured
  Claims....................................................         2.1%

MIRANT CLASSES (TOTAL 97.7%)
Allowed Mirant Debtor Class 3 -- Unsecured Claims
  - Unsecured Claims (other than holders Subordinated Note
    Claims).................................................        90.62%
                                                                (92.75%(a) of
                                                                    97.7%)
  - Subordinated Note Claims................................        3.42%
                                                               (3.5% of 97.7%)
Holders of Allowed Mirant Debtor Class 5 -- Equity
  Interests.................................................        3.66%
                                                               (3.75% of 97.7%)
TOTAL.......................................................         100%

---------------

(a) This is the difference between the total allocation of New Mirant Common Stock to holders of Allowed Mirant Class 3 - Unsecured Claims (96.25%) LESS the allocation of New Mirant Common Stock to the holders of Subordinated Note Claims under the settlement provided in the Plan (3.5%).

     2. NEW MIRANT WARRANTS

     Upon the occurrence of the Effective Date, the Debtors shall issue New Mirant Series A Warrants to those holders of Allowed Equity Interests in Mirant and New Mirant Series B Warrants to holders of Subordinated Notes pursuant to the compromise and settlement agreement with indenture senior debt holders. The terms of the New Mirant Warrants are set out in Exhibit E to the Plan. The material terms of the New Mirant Warrants are summarized as follows:

Exercise Right:...........................  Each New Mirant Warrant, when exercised, shall entitle the holder thereof to acquire one share
                                            of New Mirant Common Stock.

Term:.....................................  The New Mirant Warrants shall be exercisable until the fifth anniversary of the Effective
                                            Date.

Exercise Price:...........................  Series A: The cash exercise price of the New
                                            Mirant Series A Warrants shall be set at an
                                            amount per share of New Mirant Common Stock that
                                            would be required for the consolidated
                                            enterprise value of New Mirant to be
                                            $11,400,000,000.

                                            Series B: The cash exercise price of the New
                                            Mirant Series B Warrants shall be set at an
                                            amount per share of New Mirant Common Stock that
                                            would be required for the consolidated
                                            enterprise value of New Mirant to be
                                            $11,000,000,000.
Percentage of Common Acquirable:..........  Series A: The New Mirant Series A Warrants
                                            shall, if exercised, represent the right to
                                            acquire in the aggregate up to 10.0% of the New
                                            Mirant Common Stock issued, or reserved for
                                            issuance, pursuant to the Plan and excluding the
                                            shares reserved for issuance pursuant to the New
                                            Mirant Employee Stock Programs.

                                            Series B: The New Mirant Series B Warrants
                                            shall, if exercised, represent the right to
                                            acquire in the aggregate up to 5.0% of the New
                                            Mirant Common Stock issued, or reserved for
                                            issuance, pursuant to the Plan and excluding the
                                            shares reserved for issuance pursuant to the New
                                            Mirant Employee Stock Programs.
Antidilution Adjustments:.................  The New Mirant Warrants shall contain customary terms to prevent dilution from occurring due to
                                            various events undertaken by New Mirant after
                                            the Effective Date.

     3. PLAN SECURED NOTES

     The Debtors may elect for holders of Secured Claims in the Mirant Debtors and the MAG Debtors to receive a promissory note in lieu of cash, collateral or an applicable right of setoff. The provisions of these notes are summarized as follows:

Issuers:..................................  The Debtor(s) obligated under the Allowed
                                            Secured Claim

Principal Amount:.........................  Amount of the applicable Allowed Secured Claim

Maturity:.................................  The fifth anniversary of the Effective Date

Interest Rate:............................  5.0% per annum

Interest Payment:.........................  Quarterly in arrears

Amortization:.............................  Straight-line

Collateral:...............................  Assets that secure payment of the Allowed
                                            Secured Claim

     4. WEST GEORGIA SECURED NOTE

     The holders of West Georgia Facility Claims will receive, in addition to cash, a secured note if they do not vote in favor of the Plan. The provisions of these notes are summarized as follows:

Issuer:...................................  West Georgia

Principal Amount:.........................  Approximately $109,700,000

Maturity:.................................  June 30, 2014

Interest Rate:............................  7% per annum

Interest Payment:.........................  Quarterly in arrears

Amortization:.............................  $10,000,000 per annum through June 30, 2014, with the balance due on June 30, 2014

Collateral:...............................  All assets of West Georgia that secure the
                                            Allowed Secured Claim of the agent for the
                                            lenders under the West Georgia Credit Agreement

     5. NEW MAG HOLDCO NOTES

     In the event the Debtors determine not to issue new securities pursuant to the Exit Financing, New MAG Holdco will issue two series of promissory notes, the terms of which will be negotiated with the MAG Committee and the MAG Ad Hoc Committee. The following is a summary of proposed terms that do not necessarily reflect such negotiations which are summarized as follows:

Issuer:...................................  New MAG Holdco

Principal Amount:.........................  8.00% Senior Notes, $500,000,000
                                            8.25% Senior Notes, Up to $850,000,000

Maturity:.................................  8.00% Senior Notes, 2015
                                            8.25% Senior Notes, 2017

Other Material Terms......................  As set forth in the New MAG Holdco Indenture, including the terms there of set forth on
                                            Schedule 10


     6. MAI SERIES A PREFERRED SHARES

     The MAI Series A Preferred Shares will provide credit support to New MAG Holdco (or, in the event of a settlement with the MIRMA Owner/Lessors, MIRMA) for environmental capital expenditures (including the installation of control technology relating to SO(2) emissions from MIRMA's generating facilities in the Mid-Atlantic region). The terms of the MAI Series A Preferred Shares are summarized as follows:

Issuer:...................................  MAI

Liquidation Preference:...................  $265,000,000

Issue:....................................  Series A preferred stock with par value of
                                            $0.001 per share
Dividends.................................  None
Mandatory Redemption:.....................  Subject to the deferral described below, the MAI
                                            Series A Preferred Shares shall be called for
                                            redemption by MAI on June 30 of each year
                                            indicated below (each such June 30, a "Scheduled
                                            Redemption Date") at a price equal to the
                                            portion of the liquidation preference set forth
                                            in the following table (the "Specified
                                            Redemption Amount"):

                                                         YEAR                  AMOUNT
                                                         ----                  ------
                                            2007...........................  $ 5,000,000
                                            2008...........................   31,000,000
                                            2009...........................   84,000,000
                                            2010...........................   95,000,000
                                            2011...........................   50,000,000

                                            The redemption of any MAI Series A Preferred
                                            Shares on any Scheduled Redemption Date shall be
                                            deferred to the extent that MIRMA has not
                                            incurred prior to the Scheduled Redemption Date,
                                            or New MAG Holdco does not reasonably expect
                                            MIRMA to incur within 180 days of such Scheduled
                                            Redemption Date, expenditures with respect to
                                            the installation of control technology relating
                                            to environmental capital expenditures of
                                            facilities owned or leased by MIRMA (the
                                            "Required Use"). Any amounts so deferred shall
                                            be added to the amount of MAI Series A Preferred
                                            Shares to be redeemed on the next Scheduled
                                            Redemption Date.
                                            The outstanding balance of MAI Series A
                                            Preferred Shares, if any, shall be redeemed by
                                            MAI on December 31, 2020 at a price equal to the
                                            par value of the outstanding MAI Series A
                                            Preferred Shares.
Use of Proceeds:..........................  New MAG Holdco (or MIRMA, as applicable) shall apply the proceeds of any redemption of MAI
                                            Series A Preferred Shares to fund the
                                            installation of control technology relating to
                                            environmental capital expenditures at facilities
                                            owned or leased by MIRMA within 180 days of any
                                            such redemption, including the reimbursement of
                                            previously incurred costs for which the proceeds
                                            received by New MAG Holdco upon a redemption of
                                            MAI Series A Preferred Shares were not used to
                                            fund.

Series A Put Right to New Mirant:.........  Pursuant to the Series A Put Agreement, New MAG
                                            Holdco will have the right ("Series A Put
                                            Right") to put the MAI Series A Preferred Shares
                                            to New Mirant at an amount equal to the
                                            Specified Redemption Amount in the event that
                                            MAI fails to redeem the MAI Series A Preferred
                                            Shares on a Scheduled Redemption Date.

Release of Obligations Under Series A Put   New Mirant shall be released from its
  Right:..................................  obligations under the Series A Put Agreement upon the assumption thereof by a substitute
                                            obligor; provided, however, that such substitute
                                            obligor shall either: (a) have a credit rating
                                            of at least BBB-/Baa3 or an equivalent rating by
                                            a nationally recognized ratings agency or (b)
                                            secure its obligations under the Series A Put
                                            Agreement with assets with a fair market value
                                            of equal or greater than 110% of an amount equal
                                            to the aggregate Specified Redemption Amount
                                            relating to the MAI Series A Preferred Shares
                                            that have not been redeemed (as determined by an
                                            investment bank or appraiser of national
                                            reputation).
                                            New Mirant or any substitute obligor shall be
                                            released from its obligations under the Series A
                                            Put Agreement if New Mirant or the substitute
                                            obligor, as the case may be, deposits with a
                                            trustee in a collateral account for the benefit
                                            of MIRMA cash in U.S. dollars or government
                                            securities, or a combination thereof, in amounts
                                            equal to the aggregate Specified Redemption
                                            Amount relating to the MAI Series A Preferred
                                            Shares that have not been redeemed (a "Security
                                            Release").
Covenant:.................................  Under the Series A Put Agreement, New Mirant
                                            shall be restricted from (a) incurring, except
                                            in certain circumstances, indebtedness, as
                                            provided in Exhibit "D" to the Plan and (b)
                                            paying any dividends or making distributions on,
                                            or redeeming or repurchasing, any shares of New
                                            Mirant Common Stock except in certain
                                            circumstances, as provided in Exhibit "D" to the
                                            Plan.

     7. MAI SERIES B PREFERRED SHARES

     The MAI Series B Preferred Shares will provide credit support for refinancing in 2011 when the first portion of the MAG Long-term Notes becomes due. The terms of the MAI Series B Preferred Shares are summarized as follows:

Issuer:...................................  MAI
Liquidation Preference....................  $150,000,000

Issue.....................................  MAI Series B Preferred Shares with par value of
                                            $0.001 per share.
Dividends:................................  None

Mandatory Redemption......................  April 1, 2011

Series B Put Right to New Mirant..........  Pursuant to the Series B Put Agreement, MAG will have the right (the "Series B Put Right"), at
                                            any time after June 30, 2010 to require New
                                            Mirant to purchase the MAI Series B Preferred
                                            Shares at an amount equal to the Liquidation
                                            Preference.


Release of Obligations Under Series B Put
  Right...................................  New Mirant shall be released from its obligations under the Series B Put Agreement
                                            upon the assumption thereof by a substitute
                                            obligor; provided, however, that such substitute
                                            obligor shall either: (a) have a credit rating
                                            of at least BBB-/Baa3 or an equivalent rating by
                                            a nationally recognized ratings agency, or (b)
                                            secure its obligations under the Series B Put
                                            Agreement with assets with a fair market value
                                            of equal or greater than 110% of an amount equal
                                            to the Liquidation Preference (as determined by
                                            an investment bank or appraiser of national
                                            reputation).
                                            New Mirant or any substitute obligor shall be
                                            released from its obligations under the Series B
                                            Put Agreement if New Mirant or the substitute
                                            obligor, as the case may be, deposits with a
                                            trustee in a collateral account for the benefit
                                            of New MAG Holdco cash in U.S. dollars or
                                            government securities, or a combination thereof,
                                            in amounts equal to the Liquidation Preference
                                            (a "Security Release").
Covenant..................................  Under the Series B Put Agreement, New Mirant
                                            shall be restricted from (a) incurring, except
                                            in certain circumstances, indebtedness, as
                                            provided in Exhibit D to the Plan, and (b)
                                            paying any dividends or making distributions on,
                                            or redeeming or repurchasing, any shares of New
                                            Mirant Common Stock except in certain
                                            circumstances, as provided in Exhibit D to the
                                            Plan.

I. EXIT FINANCING

          1. BIDDING PROCESS FOR EXIT FINANCING

     The Debtors' North American business operations require access to a revolving credit facility to fund day-to-day operations as well as to provide liquidity to meet working capital requirements, including potential collateral requirements resulting from changes in commodity prices. Accordingly, a condition to consummation of the Plan is the availability to New MAG Holdco of a revolving credit facility in an amount not less than $750,000,000.

     In late 2004, in apparent anticipation of the Debtors' impending filing of a proposed chapter 11 plan of reorganization, a number of financial institutions expressed interest in providing financing in connection with the Debtors' emergence from bankruptcy. Through various conversations and an exchange of information with such institutions, the Debtors were able to gauge the then current market conditions for exit financing for emerging chapter 11 companies. At that time, the Debtors recognized the potential to not only obtain a revolving credit facility to fulfill the Debtors' working capital needs post-emergence, but also to access capital markets in a manner that would allow the Debtors to satisfy in cash a substantial amount of the Debtors' Unsecured Claims upon emergence.

     In late 2004, the Debtors initiated a competitive process for the acquisition of the exit financing with the goal of securing such financing on the best terms available. Over several months, the Debtors engaged in several rounds of exchanges of detailed commitment proposals with several traditional lending sources, which, in the Debtors' view, possessed the necessary capabilities and access to capital to provide exit financing of the magnitude required by the Debtors as well as an existing familiarity with the energy industry and the Debtors' business. On May 12, 2005, certain financial institutions (together the "Commitment Parties") delivered a commitment letter (the "Commitment Letter") to the Debtors. On May 13, 2005, the Debtors' Board of Directors approved the proposed financing and the Debtors executed the Commitment Letter. Pursuant to the

Commitment Letter and subject to the conditions set forth therein, the Commitment Parties have agreed to provide up to $2,350,000,000 of exit financing to New MAG Holdco (the "Exit Financing").

     Under the Commitment Letter, as initially executed, the Debtors were required to obtain Bankruptcy Court approval of their obligations thereunder and under certain related documents no later than June 6, 2005. As a result of uncertainty with respect to the timing and structure of a proposed plan of reorganization, including uncertainty that ensued from the valuation hearing before the Bankruptcy Court and the implementation of the Bankruptcy Court's ruling in respect of valuation, the Debtors and Commitment Parties entered into a series of amendments that, among other things, extended the date by which the Debtors were obligated to obtain Bankruptcy Court approval. On September 21, 2005, the Bankruptcy Court approved the Commitment Letter and related documents.

     The Debtors believe that, based upon their extensive marketing efforts and the negotiation process, the Exit Financing provides the most flexibility to the Debtors' business on a going forward basis and the best terms available in the current market.

          2. TERMS OF EXIT FINANCING

     The Exit Financing will consist of: (i) a $1,000,000,000 senior secured revolving credit facility (the "Revolving Credit Facility") and an up to $500,000,000 senior secured tranche B term loan facility (the "Term Facility" and together with the Revolving Credit Facility, the "Senior Secured Facilities") and (ii) up to $1,350,000,000 (to be reduced dollar for dollar by the amount of the Term Facility) in Cash proceeds from an issue or placement of senior notes (the "Senior Notes"). An interim facility of no less than $850,000,000 is also available to the Debtors in the event the Debtors are unable to issue all or some of the Senior Notes as of the Effective Date (the "Bridge Facility", the Bridge Facility, if any, together with the Senior Secured Facilities, the "Credit Facilities").

     The Senior Secured Facilities will be senior secured obligations of New MAG Holdco. The Senior Secured Facilities will be guaranteed by the subsidiaries of New MAG Holdco (other than (x) MET, MIRMA and the subsidiaries of MIRMA, (y) Mirant New York, Inc., Mirant Lovett, LLC, Mirant Bowline, LLC, Mirant NY-Gen, and Hudson Valley Gas Corporation until such time as such entities emerge from Chapter 11 and (z) certain other permitted exceptions) (the "Subsidiary Guarantors"). The Senior Secured Facilities will be secured by first priority security interests in substantially all of the assets of New MAG Holdco and the Subsidiary Guarantors (with certain permitted exceptions). The obligations under the Senior Notes and the Bridge Facility will be guaranteed on a senior unsecured basis by all of the guarantors of the Senior Secured Facilities.

     The Revolving Credit Facility will mature in six years and the Term Facility will mature in seven years. The Term Facility will amortize in nominal quarterly installments aggregating 0.25% per quarter for the first twenty-seven quarters. If utilized, the Bridge Facility, or the exchange notes issued thereunder, will mature in ten years.

     In general, the Revolving Credit Facility will be available for the general working capital and corporate purposes of New MAG Holdco. The proceeds under the Term Facility and the Senior Notes will be used to fund cash distributions to holders of MAG Class 4 -- PG&E/RMR Claims and MAG Class 5 -- Unsecured Creditors under the Plan. Although the terms of the Senior Secured Facilities restrict the ability of New MAG Holdco and certain of its subsidiaries from making certain types of restricted payments, it will permit the payment of dividends and other distributions within five (5) Business Days of the Effective Date, as contemplated by the Plan, in an amount not to exceed $250,000,000. The Bridge Facility is available to provide interim financing if the Senior Notes are not issued on or prior to the Effective Date, and will be repaid from the issue of the Senior Notes. If such repayment of the Bridge Facility does not occur within a year after the Effective Date, the loans under the Bridge Facility may be converted into exchange notes with a ten year maturity, or the maturity of such loans may be extended for an additional nine years.

     The terms of the Senior Secured Facilities will permit New MAG Holdco to make dividends, distributions and other restricted payments, so long as there is no default or event of default and none would result therefrom (x) if the ratio of EBITDA to corporate interest is a least 3:1 as at the end of the last fiscal quarter and the aggregate amount of such payments (including payments under (y) below) is less than the sum of 100% of Cash on hand on the Closing Date plus 100% of free cash flow since the Effective Date (less amounts of free cash flow required to prepay amounts under the Term Loan) and (y) in an amount equal to the interest payable by MAG on the MAG Long-term Notes within five (5) Business Days of such distribution or dividend.

     The Commitment Parties will receive, among other things, various fees, including customary commitment, ticking, take-down, rollover, underwriting, arrangement and administration fees. While the aggregate fees payable will depend upon a variety of factors, the Debtors estimate that the total fees to be incurred by the Debtors at closing under the Exit Financing are approximately $44,500,000 to $48,500,000, subject to ratings. In the event that the Debtors never close on the Exit Financing, the Debtors will be liable for a commitment fee in the amount of 0.375% of the full amount of the commitments under the Commitment Letter in respect of the Bridge Facility, if any, payable on the Effective Date, or if earlier the termination of the Commitment Letter (other than any termination as a result of failure to obtain an order from the Bankruptcy Court approving the Commitment Letter and Fee Letter).

     Except as otherwise provided by the immediately following sentence (which applies in the event the Debtors pursue a materially different plan of reorganization than the one currently contemplated), in the event that Debtors fail to enter into the Credit Facilities and (x) during the ninety day period following the date of termination of the commitments under the Commitment Letter, the Debtors or their affiliates incur any alternative bank or syndicated credit financing (any such transaction, the "Alternate Transaction") and (y) fail to grant the Commitment Parties a bona fide right of first refusal to provide, arrange, place or underwrite such Alternate Transaction on mutually acceptable terms, the Debtors are obligated to pay an amount equal to the underwriting, commitment and arrangement fees that would have been payable to such parties if the Credit Facilities had been consummated in an aggregate amount equal to the amount of such Alternate Transaction. In the event that following the date of entry into the Fee Letter, the Debtors confirm a plan of reorganization that is materially different from the Plan which requires a financing structure materially different from that described in the Commitment Letter and the Debtors or any of their affiliates consummate any Alternate Transaction in connection with such alternate plan without engaging the Commitment Parties to provide, arrange, place or underwrite such Alternate Transaction, on mutually acceptable terms, the Debtors are obligated to pay to the Commitment Parties an amount equal to $15,000,000.

          3. CONDITIONS TO EXIT FINANCING

     The obligation of each Commitment Party to provide the Exit Financing is subject to certain conditions, including:

     - Not occurring or becoming known to such Commitment Party, any event, development or circumstance that has, had or would reasonably be expected to have, a material adverse effect on the financial condition, operations, business or assets of New MAG Holdco and its subsidiaries, taken as whole, that would reasonably be expected to have a material adverse effect on the ability of New MAG Holdco to pay the obligations under the Credit Facilities;

     - Such Commitment Party not becoming aware after June 27, 2005 of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the projections) affecting New MAG Holdco that is inconsistent in a material and adverse manner with any such information or other matter included in certain public filings or otherwise disclosed to the Commitment Parties (and which New MAG Holdco represents and covenants to the Commitment Parties is correct in all material respects except for projections and other forward looking information which were prepared in good faith and based upon estimates and assumptions that New MAG Holdco believed to be reasonable at the time delivered), as of June 27, 2005;

     - The lenders shall have received (i) certification from New MAG Holdco that MIRMA is not prohibited from making distributions or dividends as of the Effective Date and, based upon financial projections of MIRMA and its subsidiaries prepared in good faith and based upon estimates and assumptions that New MAG Holdco believes to be reasonable at the time delivered, MIRMA is not projected to be prohibited from making distributions and dividends during the term of the Senior Secured Facilities (unless such prohibition arises solely from the requirement under the facility lease agreements with respect to MIRMA and its subsidiaries that MIRMA and its subsidiaries deliver financial statements for the most recently completed fiscal year or fiscal quarter, as the case may be, and the date of determination is less than 90 or 60 days, as the case may be, from the end of such fiscal year or fiscal quarter) and (ii) reasonably detailed computations that demonstrate to the reasonable satisfaction of the lead arrangers under the Senior Secured Facilities compliance with any restrictions on restricted payments applicable to MIRMA;

     - If the syndication of the Credit Facilities has not begun prior to December 31, 2005, there not having occurred a material disruption of or materially adverse change in conditions in the financial, banking or capital markets (including, without limitation, the high-yield market) following December 31, 2005, that would reasonably be expected to materially impair such syndication, sale or placement, as the case may be;

     - Prior to the successful syndication of the Senior Secured Facilities, there shall be no competing offering, placement or arrangement of any debt securities (other than the Senior Notes, if any, or the New MAG Holdco Notes, if any) or bank financing by or on behalf of Mirant or any of its subsidiaries, other than specified exceptions set forth in a schedule to the Commitment Letter;

     - Prior to the earlier of (a) the date that is 90 days after the initial maturity date of the Bridge Facility and (b) the termination of all obligations under the Bridge Facility, there shall be no competing offering, placement or arrangement of any debt securities (other than the Senior Notes, if any, or the New MAG Holdco Notes, if any) or bank financing by or on behalf of MAG, or any of its subsidiaries;

     - The receipt of ratings and/or indicative ratings from Moody's and S&P with respect to the Senior Secured Facilities, if New MAG Holdco elects to enter into the Term Facility, and the Senior Notes, and if New MAG Holdco elects to enter into the Bridge Facility; and

     - The closing of the Credit Facilities on or before March 31, 2006.

     J. CLAIMS AGAINST INSIDERS

     The Plan provides for the assumption by the Debtors (and in the case of Mirant and the Trading Debtors, by New Mirant and MET, respectively) of all obligations of the Debtors to indemnify and hold harmless their directors, officers and employees. Furthermore, the Plan enjoins and prohibits the prosecution of any such indemnified claim except to the extent of any recovery from the issuers of any insurance policies which are available to provide a recovery with respect to such indemnified claims.

     The Plan also releases all Causes of Action (other than the Southern Company Causes of Action or other Causes of Action preserved by, or to enforce the terms of, the Plan and the Plan Documents) relating to any act occurring or existing on or prior to the Effective Date which relates to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement and could have been asserted by the Debtors against their respective current and former directors, officers, employees, managers, agents and/or professionals. As a result, all Causes of Actions which have been or could be prosecuted on a derivative basis are effectively released and discharged and the Debtors are authorized upon the Effective Date to take appropriate actions to terminate all such derivative actions, including, without limitation, all of the derivative actions described in "Material Claims, Litigation and Investigations -- Detailed Description of Material Claims -- Shareholder-Bondholder Litigation."

     The Plan further provides that the Disbursing Agent and its officers, directors, employees, agents and representatives are exculpated from any and all Causes of Action arising out of the discharge of the powers and duties conferred upon the Disbursing Agent, other than willful misconduct or gross negligence. In addition to the exculpation of the Disbursing Agent, none of the Debtors or their respective directors, officers, members, managers, employees, agents, representatives, advisors, attorneys, successors and assigns are liable for any Causes of Action arising in connection with or out of the administration of the Chapter 11 Cases,

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pursuit of confirmation of the Plan, consummation of the Plan, administration of the Plan, or property to be distributed under the Plan, other than gross negligence or willful misconduct.

     Lastly, except with respect to holders of Allowed MAG Long-term Note Claims with respect to their legal, equitable and contractual rights and Causes of Action against MAG, MAG's Assets and any MAG managers, officers, employees, agents and professionals, all Persons who have been or may be holders of Claims against or Equity Interests in the Debtors are permanently enjoined from taking any of the actions set forth below against or affecting New Mirant and its Affiliates, the Debtors, the Estates, the Assets or the Disbursing Agent or any of their respective members, directors, managers, officers, employees, agents, professionals, successors and assigns with respective assets and property with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan):

          a. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

          b. enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order;

          c. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

          d. asserting any right of setoff, right of subrogation or recoupment of any kind; provided, that any defenses, offsets or counterclaims which the Debtors may have or assert in respect of the above-referenced Claims are fully preserved in accordance with Section 17.16 of the Plan.

K.  SETTLEMENTS AND COMPROMISES

     1. CALIFORNIA SETTLEMENT

     On April 15, 2005, the Bankruptcy Court approved the California Settlement Agreement, and that agreement became effective. See "The Chapter 11
Cases -- California Settlement."

     Pursuant to the California Settlement and a related Trading Practices Settlement with FERC, Claims in the amount of approximately $180,900,000 were allowed as Mirant Debtor Class 3 -- Unsecured Claims and Claims in the amount of approximately $63,000,000 were allowed as MAG Debtor Class 4 -- PG&E/RMR Claims. Additionally, the California Settlement provides that to the extent that the Debtors do not transfer the CC8 Assets to PG&E, PG&E will retain the proceeds from the liquidation of the Plan Distributions made on account of an additional Allowed MAG Debtor Class 4 -- PG&E/RMR Claim in the amount of approximately $70,000,000.

     2. PROPOSED NEW YORK TAX SETTLEMENT

     Beginning in the fall of 2004, the Debtors entered into settlement discussions with the New York Taxing Authorities regarding the property taxes associated with the Mirant Bowline and Mirant Lovett facilities. Representatives of the Debtors and the New York Taxing Authorities have developed a framework for settlement that said representatives are prepared to recommend for approval to their respective management and/or boards. To be clear, any settlement framework is subject to, among other things, final approval on the part of the New York Taxing Authorities. The Proposed New York Tax Settlement would be enforceable under New York law and consistent with the Debtors' financial projections. While many details of the Proposed New York Tax Settlement have yet to be finalized, a summary of the proposed terms follows. The Plan shall constitute a motion under sections 1123(b)(3) and (6) of the Bankruptcy Code and Bankruptcy Rule 9019 seeking approval of the proposed settlement.

     a. Mirant Lovett. Mirant Lovett would enter into a Payment in Lieu of Taxes Agreement (the "Lovett PILOT Agreement") with the Town of Stony Point ("Stony Point"), the Haverstraw-Stony Point Central School District ("Stony Point District"), the County of Rockland and the Rockland County IDA (collectively "Rockland" and with the foregoing entities, the "Lovett New York Taxing Authorities") which relates

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to certain taxes previously levied, and taxes that would otherwise be levied in the future absent the Lovett PILOT Agreement, upon the Mirant Lovett generating plant and related real property. The Lovett PILOT Agreement would be effective as of January 1, 2005 and would apply to taxes that would be otherwise assessed and due for the years 2005 through 2012. The proposed material terms and conditions are as follows:

     - Any new construction at Mirant Lovett that does not add generating capacity beyond Mirant Lovett's current rated capacity of 453 MW would be encompassed by the Lovett PILOT Agreement and not subject to additional taxation.

     - The parties would dismiss all outstanding real property tax proceedings concerning Mirant Lovett.

     - Mirant Lovett would receive an immediate payment or refund of $12,900,000 from the Lovett New York Taxing Authorities (the "Initial Lovett Tax Refund"), $6,000,000 of which would be used to pay outstanding 2003 and 2004 real property taxes to the Lovett New York Taxing Authorities, leaving to Mirant Lovett a net refund amount of $6,900,000.

     - The Lovett New York Taxing Authorities would pay an additional $15,000,000 in real property tax refunds into an interest bearing trust account (the "Lovett Trust Account") naming Rockland as Mirant "Trustee." Under no circumstance would the Debtors have access to the Lovett Trust Account. The Lovett PILOT Agreement would provide for: (a) Mirant Lovett to pay (each payment, a "Mirant Lovett Base Payment") to the Lovett New York Taxing Authorities $7,000,000 annually for the first three years and $6,500,000 annually for the remaining five years, and (b) the Trustee to pay the Lovett New York Taxing Authorities annual scheduled amounts with funds from the Lovett Trust Account (the "Trustee Lovett Payments").

     - Mirant Lovett would have no liability for any penalties (including tax relevy) and accrued interest relating to any currently due and unpaid real property taxes.

     - In the event up to two of Mirant Lovett Unit 3, Unit 4, and Unit 5 are permanently retired, the Mirant Lovett Base Payments would be reduced pursuant to a formula in accordance with the corresponding MW reduction, as applicable. The Trustee Lovett PILOT Payments would remain unaffected in such an event and the Trustee would continue to make such payments to the Lovett New York Taxing Authorities from the Lovett Trust Account as they come due.

     - In the event of a permanent shutdown of all units compromising the Mirant Lovett generating station, then upon the due date of the next PILOT payment, Mirant Lovett would pay to the County a "Recapture Payment" which is $13,100,000 in year 2005 and reduced by approximately $1,600,000 each year thereafter through year 2012. Upon payment of the Recapture Payment, Mirant Lovett would have no further obligations to pay any other amounts under the Lovett PILOT Agreement to any of the Lovett New York Taxing Authorities with respect to Mirant Lovett through 2012. In such an event, the Trustee would continue to make the Lovett Trustee PILOT Payments to the Lovett New York Taxing Authorities from the Lovett Trust Account as they come due. Mirant Lovett would have the option of eliminating the Recapture Payment obligation by sending notice to the Lovett New York Taxing Authorities, which will result in reducing the Initial Lovett Tax Refund by $3,500,000.

     - The PILOT Agreement would be contingent upon Bankruptcy Court approval, execution of the Bowline PILOT Agreement (discussed below) and execution of an Annual Load Pocket Availability Agreement with Orange & Rockland Utilities that is in form and substance acceptable to Mirant Lovett. Settlement of outstanding assessment claims would require New York Supreme Court approval.

     - The Lovett PILOT Agreement would be binding upon any purchaser of the Mirant Lovett generating facility.

     b. Mirant Bowline. Mirant Bowline would enter into a Payment in Lieu of Taxes Agreement (the "Bowline PILOT Agreement") with the Town of Haverstraw ("Haverstraw"), the Villages of Haverstraw and West Haverstraw ("Villages"), the Stony Point District, and Rockland (collectively the "Bowline New York Taxing Authorities") which relates to certain taxes previously levied, and taxes that would otherwise be levied in the future absent the Bowline PILOT Agreement, upon the Mirant Bowline generating plant and
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

related real property. The Bowline PILOT Agreement will be effective as of January 1, 2005 and apply to taxes that would be otherwise assessed and due for the years 2005 through 2012. The proposed material terms and conditions are as follows:

     - Any new construction at Mirant Bowline that does not add generating capacity beyond Mirant Bowline's current rated capacity of 1,200 MW will be encompassed by the Bowline PILOT Agreement and not subject to additional taxation.

     - The parties would dismiss all outstanding real property tax proceedings concerning Mirant Bowline.

     - Mirant Bowline would receive an immediate payment or refund of $17,600,000 from the Bowline New York Taxing Authorities (the "Initial Bowline Tax Refund"), $9,600,000 of which would be used to pay outstanding 2003 and 2004 real property taxes to the Bowline New York Taxing Authorities, leaving to Mirant Bowline a net refund amount of $8,000,000.

     - The Bowline New York Taxing Authorities will pay an additional $96,000,000 in real property tax refunds into an interest bearing trust account (the "Bowline Trust Account") naming Rockland as "Trustee." Under no circumstances would the Debtors have access to the Bowline Trust Account. The Bowline PILOT Agreement would provide for: (a) Mirant Bowline to pay (each payment a "Mirant Bowline Base Payment") to the Bowline New York Taxing Authorities $12,000,000 annually for the first four years, $14,000,000 annually for the next two years, and $15,500,500 for the remaining two years, and (b) the Trustee to pay the Bowline New York Taxing Authorities annual scheduled amounts with funds from the Bowline Trust Account (the "Trustee Bowline PILOT Payments").

     - Mirant Bowline would have no liability for any penalties (including tax relevy) and accrued interest relating to any currently due and unpaid real property taxes.

     - In the event Mirant Bowline Unit 1 or Unit 2 is permanently retired and removed, the Mirant Bowline Base Payments would be reduced pursuant to a formula in accordance with the corresponding MW reduction, as applicable. The Trustee Bowline PILOT Payments would remain unaffected in such an event and the Trustee would continue to make such payments to the Bowline New York Taxing Authorities as they come due.

     - In the event of a permanent shutdown of all units comprising the Mirant Bowline generating station, then upon the due date of the next PILOT Payment, Mirant Bowline shall pay to the County a "Recapture Payment" which is $22,000,000 in year 2005 and reduced by approximately $2,700,000 each year thereafter through year 2012. Upon payment of the Recapture Payment, Mirant Bowline shall have no further obligations to pay any other amounts under the Bowline PILOT Agreement to any of the Bowline New York Taxing Authorities with respect to Mirant Bowline through 2012. In such an event, the Trustee will continue to make the Bowline Trustee PILOT Payments to the Bowline New York Taxing Authorities from the Bowline Trust Account as they come due. Mirant Bowline has the option of eliminating the Recapture Payment obligation by sending notice to the Bowline New York Taxing Authorities, which will result in reducing the Initial Bowline Tax Refund by $8,000,000.

     - The Bowline PILOT Agreement is contingent upon Bankruptcy Court approval and execution of the Lovett PILOT Agreement. Settlement of outstanding assessment claims would require New York State Supreme Court approval.

     - The Bowline PILOT Agreement would be binding upon any purchaser of the Mirant Bowline generating facility.

     c. If the Plan is not accepted by each of the New York Taxing Authorities, and notwithstanding the voting requirements of section 1126 of the Bankruptcy Code, the Plan shall be deemed amended without further action of the Debtors to exclude the New York Debtors from the MAG Debtors, and the confirmation hearing with respect to the New York Debtors shall be adjourned until further notice or order of the Bankruptcy Court. If this occurs, the Confirmation Order shall: (i) authorize New Mirant or its subsidiaries to operate the business of, and provide debtor-in-possession financing to, the New York Debtors and (ii) provide an extension of the periods in which the New York Debtors possess the exclusive right to file a plan of
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reorganization and solicit acceptances thereto for an additional 180 days without prejudice to the rights of the New York Debtors to seek additional extensions of the rights of parties without prejudice to the rights of the New York Debtors to further amend, modify or revoke the Plan and/or submit any new plan of reorganization as it relates to the New York Debtors. The Debtors do not intend to seek a cramdown of the New York Debtors' respective plans if the Plan is not accepted by the New York Taxing Authorities; provided however, this is without prejudice to the Debtors' right to modify the Plan and seek cramdown of the Plan as amended, or with respect to a different plan. If the Debtors and the New York Taxing Authorities consummate all conditions precedent to implementation of the Proposed New York Tax Settlement prior to confirmation, voting by the New York Taxing Authorities may not be necessary and the Debtors and the New York Taxing Authorities may seek amendment to the Plan consistent therewith.

     d. As noted in "Certain Affiliate Transactions -- Material Intercompany Transactions and Relationship Among the Debtors -- Credit and Capital Support" above, Mirant historically provided credit and capital support to affiliated Debtors. The New York Debtors did not (and do not currently) have separate access to third-party capital and financing. Accordingly, as debtors-in-possession, the New York Debtors will require cash and liquidity support for their ongoing operations (in addition to the maintenance of agreements with both Mirant Services and MAEM, as succeeded by MET after the Effective Date). If the New York Debtors remain as debtors-in-possession from and after the Effective Date of the Plan as set forth above, the Debtors anticipate that either the Mirant Debtors or the MAG Debtors will provide the New York Debtors with a two-year debtor-in-possession financing facility providing for borrowings in an aggregate sum of $18,500,000 at a current market rate of interest and under current market terms. The Debtors further anticipate that such financing will be provided pursuant to section 364(d) of the Bankruptcy Code. More specifically, the obligations due by the New York Debtors under the debtor-in-possession facility will constitute a superpriority claim, having priority over all administrative expenses, and a first priority perfected security interest on all assets of the New York Debtors. In addition, notwithstanding any other provision in the Plan, (i) both the Mirant Debtors and the MAG Debtors will reserve the rights to assert claims against the New York Debtors arising from and after July 15, 2003 (the date the New York Debtors filed their respective petitions for relief under chapter 11); (ii) the New York Debtors will reserve the rights to assert claims against the Mirant Debtors; and
(iii) Intercompany Claims held by the New York Debtors (and those held by any other Debtor) will also be reserved, the treatment of which shall be subject to the Plan. The Debtors shall seek DIP financing referenced above on separate motion after notice and a hearing.

     3. SETTLEMENT OF CERTAIN PREPETITION EMPLOYEE OBLIGATIONS

     The Plan provides for the settlement of most existing employee obligations (both with active and inactive employees). Specifically, the settlement embodied in the Plan provides claimants with (i) a resolution of claims by employees regarding 26 prepetition retention agreements and (ii) reinstatement of three non-qualified retirement programs.

     With respect to the prepetition retention agreements, (i) for employee-related services rendered before the Petition Date, each employee will receive an Allowed Unsecured Claim against the Mirant Debtors; and (ii) for employee-related services rendered after the Petition Date, each employee will receive an Allowed Administrative Claim for any and all payments due and owing during the Debtors' Chapter 11 Cases, provided that each affected employee was employed on the Petition Date continues to be employed on the postpetition contractual payment date. Of the total 26 employees that are parties to these prepetition retention agreements, 19 employees participate in KERP. To the extent such employee participates in KERP, the applicable amount paid under KERP will be a direct dollar-for-dollar offset of any payment due under a retention agreement related to post-KERP employment. If an employee accepts this settlement, the respective prepetition retention agreement will be terminated (the employee must continue to be employed on the contractual payment date as a condition precedent to receiving the treatment provided in this settlement) and the employee's claim will be treated pursuant to the terms of the settlement. Alternatively, if the employee chooses to opt out of this settlement, the respective prepetition retention agreement will be rejected and the employee will be permitted to file a rejection claim in accordance with the rejection procedures. The Disbursing Agent will review each rejection claim and, if appropriate, the Disbursing Agent may object to the amount of said rejection claim.
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

     The Debtors have determined that the cost of this settlement is less than aggregate cost of the claims and the additional litigation cost. If the Debtors reject all the prepetition retention agreements, the Debtors believe that these employees will assert an aggregate of $3,342,444 in claims.

     The Debtors have calculated that the estimated total value under the proposed settlement to employees who have claims based on these prepetition retention agreements is $2,761,009, with the following allocation: (i) the aggregate amount of each prepetition retention agreement earned prior to the Petition Date and payable as Allowed Unsecured Claims against the Mirant Debtors is $1,573,306; and (ii) the aggregate amount (with any applicable KERP offsets) earned subsequent to the Petition Date and payable as Allowed Administrative Claims following the Effective Date, if the certain employees remain employed on the contractual payment date, is $1,187,703. Notably, however, the employees may disagree with the Debtors' gross claim amount and the Debtors' allocation of the unsecured and administrative priority portions of their claims.

     With respect to the non-qualified retirement programs for former employees, the following three plans are reinstated and assumed by the Debtors: (i) the Mirant Services Supplemental Benefit Plan; (ii) the Mirant Services Supplemental Executive Retirement Plan; and (iii) the Deferred Compensation Plan for Directors and Select Employees. The Debtors have also determined that the assumption of these non-qualified retirement programs pursuant to this settlement is less than the sum of (i) the estimated aggregate cost of these claims, which is $5,200,000; and (ii) the attendant cost incurred by the ensuing contested, piecemeal litigation that requires the analysis of each individual claim by an independent actuary, given that these claims are difficult to quantify since it would be difficult for most (and impossible for many) of the affected employees to obtain these benefits cost effectively under current market conditions.

     The Debtors, moreover, believe that this settlement will increase goodwill and morale of the current employees; avoid public disputes with former employees, many of whom have earned their benefits over long careers; avoid disputes over small dollar amounts as the Debtors progress to emergence from their Chapter 11 Cases; and avoid the cost, complexity, and uncertainty of litigation. Specifically regarding the prepetition retention agreements for employees with payments not yet due, the Debtors also realize that this settlement will result in the motivation of their retention through payment dates in late 2005. The Debtors believe that these benefits exceed the cost of this settlement.

     4. SETTLEMENT OF CERTAIN SUBORDINATION RIGHTS

     As permitted by Section 17.3 of the Plan, the Plan constitutes a motion pursuant to sections 1123(b)(3) and (6) of the Bankruptcy Code and Bankruptcy Rule 9019 to compromise and settle the right of the holders of Mirant Debt Claims to enforce contractual subordination provisions against all holders of the Subordinated Notes. In furtherance of this compromise and settlement, the Confirmation Order and Plan shall provide the following:

     (a) the right of the holders of "Senior Debt" (as defined in the applicable indenture) to enforce contractual subordination provisions against all holders of the Subordinated Notes shall be compromised and settled under the Plan on the following terms: (i) each holder of an Allowed Subordinated Note Claim shall receive a Pro Rata Share of (i) 3.5% of the shares of New Mirant Common Stock to be issued under the Plan (excluding the shares (A) to be issued to the holders of Allowed MAG Debtor Class 5 -- Unsecured Claims and Allowed MAG Debtor Class
4 -- PG&E/RMR Claims; provided, that, if any such shares to be issued to the holders of Allowed MAG Debtor Class 5 -- Unsecured Claims and Allowed MAG Debtor Class 4 -- PG&E/RMR Claims are issued to the holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims, then the holders of Subordinated Note Claims shall receive 3.5% of such issued shares; and (B) to be reserved for issuance pursuant to the New Mirant Employee Stock Programs), (ii) the New Mirant Series B Warrants and (iii) the right to share on a pari passu basis the Designated Net Litigation Distributions allocated to holders of Allowed Mirant Class
3 -- Unsecured Claims as provided in Section 10.13 of the Plan;

     (b) except for the Plan Distributions contemplated by Sections 15.4(a) and
(b) and 10.13 of the Plan, any Plan Distribution that would otherwise be distributable under the Plan to the holders of the Subordinated Notes but for the enforcement of the subordination provision in the applicable indenture, shall be distributed to the holders of Allowed Mirant Debt Claims; and

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     (c) The reimbursement of the professional fees of Phoenix as contemplated by Section 6.2(d)(i) of the Plan.

L.  MEANS OF IMPLEMENTATION OF THE PLAN

     1. OPERATIONS BETWEEN THE CONFIRMATION DATE AND THE EFFECTIVE DATE

     During the period from the Confirmation Date through and until the Effective Date, the Debtors shall continue to operate their businesses as Debtors-in-Possession, subject to the oversight of the Bankruptcy Court as provided in the Bankruptcy Code, the Bankruptcy Rules and all orders of the Bankruptcy Court that are then in full force and effect.

     2. CORPORATE ACTION

     The entry of the Confirmation Order shall constitute authorization for New Mirant, the Debtors and their Affiliates to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan prior to, on and after the Effective Date and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act or action under any applicable law, order, rule or regulation, including, without limitation, any action required by the stockholders or directors of New Mirant, the Debtors and their Affiliates, including, among other things, (a) the adoption of the New Mirant Constituent Documents, (b) the termination and cancellation of any outstanding instrument, document or agreement evidencing Mirant Debt Claims, Subordinated Note Claims, MAG Short-term Debt Claims or Equity Interests in Mirant, MADI and MAEMI, (c) the formation of New MAG Holdco, MD Leaseco, New MAEM Holdco and Second Tier MAG Holdco, (d) the issuance of the New MAG Holdco Notes, the New Mirant Common Stock, the New Mirant Warrants, the MAI Series A Preferred Shares, the MAI Series B Preferred Shares and any other securities to be issued under the Plan, (e) the execution and delivery of the Exit Facility and the New MAG Holdco Indenture, (f) all transfers of Assets that are to occur pursuant to the Plan, including without limitation, the intercompany restructuring transactions set forth in Sections 8.2, 8.3 and 8.4 of the Plan,
(g) the incurrence of all obligations contemplated by the Plan and the making of all Plan Distributions, (h) the formation of the Plan Trust, the qualification of the Plan Trustees and the transfers to the Plan Trust as contemplated by the Plan, (i) the implementation of all settlements and compromises as set forth in or contemplated by the Plan including, without limitation, the California Settlement and the Proposed New York Tax Settlement (if the Plan is unanimously accepted by the New York Taxing Authorities), (j) the adoption of the New Mirant Employee Stock Programs, (k) taking all actions to preserve and provide for the prosecution of the Designated Avoidance Actions as contemplated by Section 10.13 of the Plan, and (l) entering into any and all transactions, contracts, or arrangements permitted by applicable law, order, rule or regulation including, without limitation, intercompany contracts necessary, appropriate, or advisable to permit the funding and the provision of intercompany corporate services, intercompany commodity purchases and sales, intercompany commodity hedging arrangements (including the allocation of existing hedge transactions), and intercompany loans. On the Effective Date, the officers of the Debtors are authorized and directed to do all things and to execute and deliver all agreements, documents, instruments, notices and certificates as are contemplated by the Plan and to take all necessary action required in connection therewith, in the name of and on behalf of the Debtors.

     All obligations of the Debtors to indemnify and hold harmless their current and former directors, officers and employees, who served in such capacity at any time after April 2, 2001, the date Mirant was spun-off from Southern (the "Indemnified Parties") whether arising under the Debtors' constituent documents, contract, law or equity, (collectively the "Indemnification Obligations") shall be assumed by, and assigned to, the Debtors (and in the cases of Mirant and the Trading Debtors, assumed by, and assigned to, New Mirant and MET, respectively) upon the occurrence of the Effective Date with the same effect as though such obligations constituted executory contracts that are assumed (or assumed and assigned, as applicable) under section 365 of the Bankruptcy Code, and all such obligations shall be fully enforceable on their terms from and after the Effective Date. The prosecution of any so-indemnified Cause of Action shall upon the occurrence of the

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Effective Date be enjoined and prohibited, except solely for the purpose of obtaining a recovery from the issuer of any available insurance policy proceeds.

     The Debtors have determined to assume and assign the Indemnification Obligations as described above based upon the following considerations. First, if the Debtors do not assume and assign the Indemnification Obligations, and an Indemnified Party is subsequently sued by a third party on account of conduct which the Debtors would otherwise be obligated to indemnify, the Debtors' insurance providers may assert a defense denying coverage. Accordingly, in order to preserve insurance coverage, the Debtors have determined to assume and assign the Indemnification Obligations. Second, the Indemnified Parties are limited to those current and former directors, officers and employees who served in such capacity after the Spin-Off from Southern. Any indemnification obligations for individuals who served in such capacity prior to the Spin-Off should be covered by Southern and any applicable Southern insurance policy. Third, as noted above, the Plan also contains an injunction enjoining the prosecution of indemnified causes of action, except solely for the purpose of obtaining a recovery from the issuer of any available insurance proceeds. As a consequence, the Debtors' Indemnification Obligations would be limited to available insurance proceeds.

     3. TERMINATION OF CERTAIN DEBT OBLIGATIONS

     Upon the occurrence of the Effective Date, the Mirant Notes, the Mirant "C" Facility, the Mirant 364-Day Revolver, the Mirant 4-Year Revolver, the MAG Revolvers, the Subordinated Notes and the MAG Short-term Notes shall be cancelled and annulled. Immediately upon the completion of all Plan Distributions to the holders of the Mirant Notes, the Subordinated Notes and the MAG Short-term Notes, the Old Indenture Trustees shall be authorized and directed (without further approval, act or other determination under applicable law, regulation, order or rule) to take such action as shall be necessary or appropriate to terminate and extinguish (a) all of the Debtors' obligations with respect to the MAG Short-term Notes under the MAG Indenture, following which, each of the Mirant Indentures and the MAG Indenture (to the extent it relates to the MAG Short-term Notes) shall terminate.

     4. CONTINUED CORPORATE EXISTENCE OF THE DEBTORS

     Except as otherwise provided in the Plan, each of the Debtors shall continue to exist after the Effective Date as a separate entity, with all the powers available to such legal entity, in accordance with applicable law and pursuant to the New Mirant Constituent Documents, which shall become effective upon the occurrence of the Effective Date. On or after the Effective Date, the Debtors may, within their sole and exclusive discretion take such action as permitted by applicable law and their constituent documents, as they determine is reasonable and appropriate, including to (a) cause any or all of the Debtors to be merged into one or more of the other Debtors or other legal entities; and
(b) change the legal name of any of the Debtors, including, but not limited to, the mergers and name changes provided for in Sections 8.2, 8.3 and 8.4 of the Plan.

     5. RE-VESTING OF ASSETS

     Upon the occurrence of the Effective Date, except as otherwise provided in the Plan, and without further order of the Bankruptcy Court, title to all of the Assets of the Debtors shall vest in the Debtors free and clear of all liens, Claims, Causes of Action, interests, security interests and other encumbrances. On and after the occurrence of the Effective Date, except as otherwise provided in the Plan, the Debtors may operate their business and may use, acquire and dispose of their Assets free of any restrictions of the Bankruptcy Code.

     6. SALE PROVISIONS RELATING TO MINT FARM

     Consistent with section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer in connection with the sale of the generating facility owned by Mint Farm shall be deemed to have been made or delivered under the Plan. In the event a sale of the Mint Farm generating facility does not close within one year after the Effective Date, the Debtors may liquidate the Mint Farm generating facility and related assets.

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     7. MANAGEMENT

     Except as set forth in Section 8.10(b) of the Plan, upon the occurrence of the Effective Date, the management, control and operation of each of New Mirant and its Affiliates, including the Debtors (except for Mirant and the Trading Debtors) shall be the general responsibility of each such entity's current board and management. Entry of the Confirmation Order shall ratify and approve all actions taken by each of the Debtors from the Petition Date through and until the Effective Date.

     8. INITIAL BOARDS OF DIRECTORS

     a. On the Effective Date, the initial board of directors (or managers, as applicable) of each Debtor, except New Mirant, shall be comprised of the individuals who hold such positions as of the Effective Date. The board of directors of New Mirant shall consist of nine members comprised as follows:

        (i) The following seven individuals

NAME                          AGE                     POSITION AND EXPERIENCE
----                          ---                     -----------------------
A.D. Correll................  64    Director of Mirant since 2000. Chairman of the Board and
                                    Chief Executive Officer (1993-present) and President
                                    (1991-2002) of Georgia-Pacific Corporation, manufacturers
                                    and distributors of building products, pulp and paper from
                                    1993-present. He is a director of Georgia-Pacific
                                    Corporation, Norfolk Southern Corporation, and SunTrust
                                    Banks, Inc.
Edward R. Muller............  53    President and Chief Executive Officer of Edison Mission
                                    Energy, a California-based independent power producer, from
                                    1993-2000. He is a director of GlobalSantaFe Corp., Ormat
                                    Technologies, Inc., RigNet, Inc., and Strategic Data Corp.
Thomas M. Johnson...........  55    Chairman and Chief Executive Officer of Chesapeake
                                    Corporation, a specialty packaging manufacturer, from
                                    1997-present. He is also a director of Universal
                                    Corporation.
Robert C. Murray............  59    Chairman (2002-2004) and Interim CEO (2002-2003) of
                                    Pantellos Corporation, an E-Commerce procurement marketplace for the utility industry. He is also a director of Perfect
                                    Commerce, Inc.
John M. Quain...............  51    Chairman of the Energy and Utility Law Practice Group of
                                    Klett Rooney Lieber & Schorling, a strategic planning and
                                    regulatory consultative services provider for energy and
                                    utility companies, from 2001-present.
William L. Thacker..........  60    President, CEO, Chairman and Advisor to President and CEO of
                                    Texas Eastern Products Pipeline Company, LLC, owner and
                                    operator of petroleum product pipelines in the United
                                    States, at various times from 1992-2002. He is a director of
                                    Pacific Energy Management, LLC, the General Partner of
                                    Pacific Energy Partners L.P. and Copano Energy, LLC.
John T. Miller..............  58    Chief Financial Officer (1998-2002) and Chief Executive
                                    Officer (2001-June 2005) of American Ref-Fuel Company,
                                    operator of waste-to-energy generation facilities in the
                                    northeastern United States.

     Mr. Muller was introduced to the Debtors through a CEO search process that had been initiated by Mirant's Board of Directors, with the assistance of a nationally recognized executive search firm, during the first quarter of 2004. Following the invitation of the Board to participate in the process, the Corp Committee met with Mr. Muller. The Debtors and the Corp Committee believe that Mr. Muller has the experience, knowledge, and insight to lead the Board of New Mirant. Mr. Muller has no direct affiliation with any of the Committees and was a consensual pick by the Debtors and the Committees in the Mirant Plan Term Sheet to lead New Mirant and the Debtors following the Effective Date. Upon entry of the Disclosure Statement Order, Mr. Muller shall be elected to the Board of Directors of Mirant and named Chairman thereof. On September 26, 2005, the Debtors filed a motion seeking approval to enter into a definitive employment

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

agreement with Mr. Muller, which was negotiated in consultation with the Committees. On September 28, 2005, the Bankruptcy Court authorized the Debtors to enter into such employment agreement and upon execution of the employment agreement, Mr. Muller shall be appointed CEO.

     A.D. Correll is an existing director of Mirant.

     Mr. Johnson, Mr. Murray, Mr. Quain, Mr. Thacker and Mr. Miller were selected by the Joint Selection Committee. The Joint Selection Committee is comprised of two current "independent" members of the Board (Stuart E. Eizenstat and Robert F. McCullough) and four individuals who are or were representatives of the Corp Committee. The Joint Selection Committee retained Russell Reynolds Associates, Inc., ("Russell Reynolds"), a nationally recognized executive firm, to identify potential candidates for the Board. Russell Reynolds identified 25 potential candidates. The Joint Selection Committee chose to interview 12 of the potential candidates before selecting six individuals to serve on the Board. One individual has since resigned. Each of the remaining five individuals selected is uniquely qualified to serve on the Board of New Mirant following the Effective Date. All of the six satisfy the New York Stock Exchange Definition of "Independent Director" and none of the six have a direct affiliation with any of the members of the Committees.

     (ii) An eighth member remains to be selected by the Joint Selection Committee from a list of candidates to be formulated by Russell Reynolds, which individual shall both satisfy The New York Stock Exchange definition of "Independent Director" and not be a member or Affiliate, Insider or relative of a member of the Equity Committee.

     (iii) The final member will be an individual to be selected by a committee comprised of members of the Equity Committee, one member of the Nominating and Governance Committee of Mirant's Board of Directors and Edward R. Muller, from a list to be formulated by a national executive search firm of the Equity Committee's choosing, which individual shall both satisfy The New York Stock Exchange definition of "Independent Director" and not be a member or Affiliate, Insider or relative of a member of the Equity Committee.

     b. From and after the Effective Date, the members of the board of directors (or managers, as applicable) of New Mirant and its Affiliates shall be selected and determined in accordance with the provisions of the respective New Mirant Constituent Documents and applicable law.

     9. OFFICERS

     Except as set forth in paragraph 8(b) above, the current officers of each of the Debtors (except for Mirant and the Trading Debtors) shall continue in such positions after the Effective Date in accordance with their respective employment agreements, if any, and applicable law. Except as otherwise determined by the Board of Directors of New Mirant, the current officers of Mirant shall serve in such positions after the Effective Date at New Mirant in accordance with their respective employment agreements, if any, and applicable law. Subject to any applicable employment agreements and applicable law, from and after the Effective Date, the officers of New Mirant and its Affiliates shall be selected and appointed by the respective boards of directors of such entities, in accordance with, and pursuant to, the provisions of applicable law and the respective New Mirant Constituent Documents.

     10. CAUSES OF ACTION

     Except as otherwise provided in the Plan, all Causes of Action, including Avoidance Actions (including, without limitation, the Southern Company Causes of Action and the Pepco Causes of Action), shall, upon the occurrence of the Effective Date, be transferred to, and be vested in, New Mirant for the benefit of the Debtors and their Estates. Except as otherwise provided in the Plan, New Mirant's rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.

     NO PERSON OR ENTITY MAY RELY ON THE ABSENCE OF A SPECIFIC REFERENCE IN THE PLAN OR THE DISCLOSURE STATEMENT TO ANY CAUSE OF ACTION AGAINST THEM AS ANY INDICATION THAT THE DEBTORS WILL NOT PURSUE ANY AND ALL AVAILABLE CAUSES OF ACTION AGAINST THEM. THE DEBTORS, THE ESTATES, THE PLAN TRUSTEES AND THE PLAN TRUST, AS APPLICABLE, EXPRESSLY RESERVE ALL RIGHTS TO PROSECUTE ANY AND ALL CAUSES OF ACTION AGAINST ANY PERSON OR
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

ENTITY, EXCEPT AS OTHERWISE PROVIDED IN THE PLAN. UNLESS ANY CAUSES OF ACTION AGAINST A PERSON ARE EXPRESSLY WAIVED, RELINQUISHED, EXCULPATED, RELEASED, COMPROMISED OR SETTLED IN THE PLAN OR A FINAL ORDER, THE DEBTORS EXPRESSLY RESERVE ALL CAUSES OF ACTION, FOR LATER ADJUDICATION, AND, THEREFORE, NO PRECLUSION DOCTRINE, INCLUDING WITHOUT LIMITATION, THE DOCTRINES OF RES JUDICATA, COLLATERAL ESTOPPEL, ISSUE PRECLUSION, CLAIM PRECLUSION, ESTOPPEL (JUDICIAL, EQUITABLE OR OTHERWISE) OR LACHES, SHALL APPLY TO SUCH CAUSES OF ACTION UPON OR AFTER THE CONFIRMATION OR CONSUMMATION OF THE PLAN.

     11. APPOINTMENT OF THE DISBURSING AGENT

     Upon the occurrence of the Effective Date, New Mirant shall be appointed to serve as the Disbursing Agent, and shall have all powers, rights, duties and protections afforded the Disbursing Agent under the Plan.

     12. SOURCES OF CASH FOR PLAN DISTRIBUTIONS

     All Cash necessary for the Disbursing Agent to make payments and Plan Distributions shall be obtained from proceeds of the Exit Financing and the Debtors' existing Cash balances.

     13. NEW MIRANT EMPLOYEE STOCK PROGRAMS

     New Mirant shall reserve sufficient shares of New Mirant Common Stock for issuance under the New Mirant Employee Stock Programs in order that such shares shall represent 5% of the New Mirant Common Stock. The Plan shall be deemed a solicitation to holders of Equity Interests in Mirant and/or holders of New Mirant Common Stock for approval of the New Mirant Employee Stock Programs, and the Confirmation Order shall constitute approval of the New Mirant Employee Stock Programs for purposes of the shareholder approval requirements under the Internal Revenue Code, and, to the fullest extent permissible by law, such other requirements for shareholder approval under the laws of the jurisdiction of formation of New Mirant.

     14. INVESTMENT OF FUNDS HELD BY THE DISBURSING AGENT; TAX REPORTING BY THE DISBURSING AGENT

     The Disbursing Agent may, but shall not be required to, invest any funds held by the Disbursing Agent pending the distribution of such funds pursuant to the Plan in investments that are exempt from federal, state, and local taxes. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Disbursing Agent of a private letter ruling if the Disbursing Agent so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Disbursing Agent), the Disbursing Agent may: (a) treat the funds and other property held by it as held in a single trust for federal income tax purposes in accordance with the trust provisions of the Internal Revenue Code (sections 641 et seq.), and
(b) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

     15. RELEASES BY THE DEBTORS

     EXCEPT FOR THE SOUTHERN COMPANY CAUSES OF ACTION, AS OF THE EFFECTIVE DATE, EACH OF THE DEBTORS SHALL FOREVER RELEASE, WAIVE AND DISCHARGE ALL CAUSES OF ACTION (OTHER THAN CAUSES OF ACTION TO ENFORCE THE TERMS OF THE PLAN AND THE PLAN DOCUMENTS), THEN EXISTING OR THEREAFTER ARISING, THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OTHER OCCURRENCE OR THING OCCURRING OR IN EXISTENCE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT AND THAT COULD HAVE BEEN ASSERTED BY THE DEBTORS AGAINST ANY PROTECTED PERSONS IDENTIFIED IN A SCHEDULE TO BE FILED WITH THE BANKRUPTCY COURT (AND SERVED UPON PERSONS WHO FILE AN OBJECTION TO THE PLAN AND THOSE WHO HAVE REQUESTED SPECIAL NOTICE) NOT LESS THAN FIVE DAYS BEFORE THE COMMENCEMENT OF THE CONFIRMATION HEARING, INCLUDING, WITHOUT LIMITATION SUCH CAUSES OF ACTION THAT HAVE BEEN OR COULD BE ASSERTED DERIVATIVELY ON BEHALF OF SUCH DEBTOR BY ANOTHER PERSON. THE SCHEDULE WILL CONTAIN: (I) THE NAMES OF THE PRESENT AND FORMER OFFICERS, DIRECTORS AND MANAGERS (AS APPLICABLE) OF MIRANT AND MAG WHO ARE BENEFICIARIES OF THE RELEASE DESCRIBED IN THIS PARAGRAPH AND (II) GENERAL CATEGORIES OF INDIVIDUALS WHO ARE ALSO BENEFICIARIES OF THE RELEASE DESCRIBED IN THIS PARAGRAPH.

     16. APPOINTMENT OF NEW MIRANT AND MET AS ATTORNEYS-IN-FACT

     Each of Mirant and the Trading Debtors hereby appoint New Mirant and MET, with full power of substitution, as their true and lawful agents and attorneys-in-fact with full irrevocable power and authority on
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

behalf of and in the place and stead of Mirant or the Trading Debtors, to take any and all actions deemed necessary or appropriate by New Mirant or MET to carry out the asset transfers contemplated under Sections 8.2, 8.3 and 8.4 of the Plan, including, without limitation, the preparation, execution and delivery of any and all documents, the making of any and all filings or registrations and the payment of any all fees and expenses relating to the foregoing, as New Mirant or MET shall deem necessary or appropriate to give effect to the asset transfers contemplated under Sections 8.2, 8.3 and 8.4 of the Plan. Each of New Mirant and MET shall have full and unqualified authority to delegate any or all of the foregoing powers to any of its respective officers or agents. The powers granted in Section 8.18 of the Plan shall survive the winding up and dissolution of Mirant and/or the Trading Debtors.

M.  THE PLAN TRUST

     1. CREATION OF PLAN TRUST AND APPOINTMENT OF PLAN TRUSTEES

     On the Effective Date, the Plan Trust will be created pursuant to the Plan Trust Declaration.

        The Plan Trust shall be administered by the Plan Trustees who shall be identified prior to the conclusion of the Confirmation Hearing. The appointment of the initial Plan Trustees and the terms of their compensation shall be subject to the approval of the Bankruptcy Court.

        During the period from the Confirmation Date to the Effective Date, the Debtors shall reimburse each Plan Trustee for actual and necessary out-of-pocket expenses incurred by them in preparing to assume their responsibilities under the Plan Trust Declaration in an aggregate amount not to exceed $50,000. On the Effective Date, New Mirant shall advance $500,000 to the Plan Trust to pay the reasonable costs and expenses associated with the administration of the Plan Trust. After the Effective Date, New Mirant shall have the obligation to advance funds to pay the reasonable costs and expenses associated with the administration of the Plan Trust up to an aggregate unreimbursed amount of $1,000,000 inclusive of New Mirant's initial advancement on the Effective Date.

     2. PROPERTY OF THE PLAN TRUST

        As contemplated by Sections 8.2(b) and 8.3(b) of the Plan, the shares of common stock in Mirant (evidencing 100% of the Equity Interests) and 100% of the equity interests in New MAEM Holdco, which will include all of the Equity Interests in the Trading Debtors as set forth in Article VIII of the Plan, shall be issued to the Plan Trust.

     3. POWERS AND DUTIES OF THE PLAN TRUSTEES

        Subject to the terms and provisions of the Plan Trust Declaration, the Plan Trustees shall have the duty and authority to take all actions, including but not limited to, the retention of professionals, deemed by the Plan Trustees to be necessary or appropriate: (i) to protect, maintain, liquidate to Cash, and maximize the value of the Assets transferred to the Plan Trust, whether by litigation, settlement or otherwise, and (ii) to prepare and make available to the holders of beneficial interests in the Plan Trust periodic reports regarding the results of the Plan Trust's operations. To the extent that the legal names of Mirant and the Trading Debtors have not already been changed prior to their transfer to the Plan Trust, the Plan Trustees shall have the duty and authority to change the legal name of Mirant and any of the Trading Debtors whose legal name contains the word "Mirant" to another legal name that does not contain the word "Mirant."

        Except as otherwise provided in the preceding paragraph, the Plan Trustees, together with their officers, directors, employees, agents, and representatives, are exculpated pursuant to the Plan by all Persons, holders of Claims and Equity Interests, and parties in interest, from any and all Causes of Action arising out of the discharge of the powers and duties conferred upon the Plan Trustees by the Plan Trust Declaration, the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Plan Trustees' gross negligence or willful misconduct. No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any claim or Cause of Action against the Plan Trustees or their officers, directors, employees, agents, and

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

representatives for making payments in accordance with the Plan Trust Declaration, or for liquidating assets to make payments under the Plan Trust Declaration.

     4. NO SUCCESSOR LIABILITY

        EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, NEITHER NEW MIRANT NOR MET SHALL HAVE, AND SHALL NOT BE CONSTRUED TO HAVE OR MAINTAIN ANY LIABILITY, CLAIM, OR OBLIGATION, THAT IS BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OTHER OCCURRENCE OR THING OCCURRING OR IN EXISTENCE ON OR PRIOR TO THE EFFECTIVE DATE OF THE PLAN (INCLUDING, WITHOUT LIMITATION ANY LIABILITY OR CLAIMS ARISING UNDER APPLICABLE NON-BANKRUPTCY LAW AS A SUCCESSOR TO MIRANT OR ANY OF THE TRADING DEBTORS) AND NO SUCH LIABILITIES, CLAIMS, OR OBLIGATIONS FOR ANY ACTS SHALL ATTACH TO NEW MIRANT OR MET.

        FURTHERMORE, ALL OBLIGATIONS ARISING UNDER THE BEWAG CONTRACT SHALL REMAIN THE SOLE AND EXCLUSIVE OBLIGATION OF MIRANT FROM AND AFTER THE ISSUANCE OF THE MEMBER INTERESTS IN MIRANT TO THE PLAN TRUSTS. IN NO EVENT SHALL THE OBLIGATIONS ARISING UNDER THE BEWAG CONTRACT CONSTITUTE OBLIGATIONS OF, OR BE ENFORCEABLE AGAINST, NEW MIRANT, ITS SUBSIDIARIES OR THEIR ASSETS. THE CONFIRMATION ORDER SHALL PERMANENTLY ENJOIN THE BEWAG COUNTERPARTIES FROM TAKING ANY ACTION TO ENFORCE THE BEWAG CONTRACT AND THE OBLIGATIONS ARISING THEREUNDER AGAINST NEW MIRANT, ITS SUBSIDIARIES AND THEIR ASSETS.

N.  DISTRIBUTION PROVISIONS

     1. PLAN DISTRIBUTIONS

     The Disbursing Agent shall make all Plan Distributions. In the event that a Plan Distribution shall be payable on a day other than a Business Day, such Plan Distribution shall instead be deemed payable on the immediately succeeding Business Day, but shall be deemed to have been made on the date otherwise due. For federal income tax purposes, except to the extent a Plan Distribution is made in connection with reinstatement of an obligation pursuant to section 1124 of the Bankruptcy Code, a Plan Distribution will be allocated first to the principal amount of the Claim and then, to the extent the Plan Distribution exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

     2. TIMING OF PLAN DISTRIBUTIONS

     Except for Plan Distributions to holders of Allowed DIP Claims which, pursuant to Section 6.2(f) of the Plan shall be made on the Effective Date, each Plan Distribution shall be made on the relevant Distribution Date therefor and shall be deemed to have been timely made if made on such date or within ten (10) days thereafter; provided that Plan Distributions to holders of Letter of Credit Claims shall not be made unless and until such Claims become fixed and, as a result, become Allowed Claims against the Mirant Debtors.

     3. ADDRESS FOR DELIVERY OF PLAN DISTRIBUTIONS

     Subject to Bankruptcy Rule 9010, any Plan Distribution or delivery to a holder of an Allowed Claim shall be made at the address of such holder as set forth (a) in the Schedules, (b) on the proof of Claim filed by such holder, (c) in any notice of assignment filed on the claims agent with the Bankruptcy Court with respect to such Claim pursuant to Bankruptcy Rule 3001(e), (d) in any notice served by such holder giving details of a change of address, (e) in the case of the holder of a California Party Unsecured Claim in the California Settlement Agreement, or as otherwise directed by such holder in writing, or (f) in the case of the holders of Mirant Notes, Subordinated Notes, MAG Short-term Notes and MAG Long-term Notes, to the applicable Old Indenture Trustees for distribution to the holders of such notes subject to the provisions of Section
10.9 of the Plan. If any Plan Distribution is returned to the Disbursing Agent as undeliverable, no Plan Distributions shall be made to such holder unless the Disbursing Agent is notified of such holder's then current address

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

within ninety days after such Plan Distribution was returned. After such date, if such notice was not provided, a holder shall have forfeited its right to such Plan Distribution, and the undeliverable Plan Distributions shall be returned to New Mirant, except for the forfeited Plan Distribution of holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims and Allowed Mirant Debtor Class
5 -- Equity Interests, which shall be distributed on a pro rata basis to the holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims and Allowed Mirant Debtor Class 5 -- Equity Interests, respectively, that have not forfeited their Plan Distributions. Such supplemental Plan Distributions shall be made from time to time at the discretion of the Disbursing Agent.

     4. DE MINIMIS DISTRIBUTIONS

     No Plan Distribution of less than twenty-five dollars ($25.00) shall be made by the Disbursing Agent to the holder of any Claim unless a request therefor is made writing to the Disbursing Agent. If no request is made as provided in the preceding sentence within ninety days following the Effective Date, all such Plan Distributions shall revert to New Mirant.

     5. TIME BAR TO CASH PAYMENTS

     Checks issued in respect of Allowed Claims shall be null and void if not negotiated within 180 days after the date of issuance thereof. Requests for reissuance of any voided check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued. Any Claim in respect of such a voided check shall be made on or before the later of:
(a) the first anniversary of the date on which such Plan Distribution or payment was made, and (b) 180 days after the date of the issuance of such check. If no request is made as provided in the preceding sentence, any claims in respect of such voided check shall be discharged and forever barred and such unclaimed Plan Distribution shall revert to New Mirant.

     6. MANNER OF PAYMENT UNDER THE PLAN

     Unless the Person or Entity receiving a Plan Distribution agrees otherwise, any Plan Distribution to be made in Cash under the Plan shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank. Cash payments to foreign creditors, in addition to the foregoing, may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

     7. EXPENSES INCURRED ON OR AFTER THE EFFECTIVE DATE AND CLAIMS OF THE DISBURSING AGENT

     Except as otherwise ordered by the Bankruptcy Court or as provided herein, the amount of any reasonable fees and expenses incurred (or to be incurred) by the Disbursing Agent and the Old Indenture Trustees (including any paying or transfer agents for such Old Indenture Trustees) on or after the Effective Date (including, but not limited to, taxes) shall be paid when due. Professional fees and expenses incurred by the Disbursing Agent and the Old Indenture Trustees (including any paying or transfer agents for such Old Indenture Trustees) from and after the Effective Date (including, but not limited to, taxes) shall be paid in the ordinary course of business. Any dispute regarding compensation shall be resolved by agreement of the parties or if the parties are unable to agree, as determined by the Bankruptcy Court.

     8. FRACTIONAL PLAN DISTRIBUTIONS

     Notwithstanding anything to the contrary contained herein, no Plan Distributions of fractional shares or fractions of dollars (whether in Cash or notes) will be made. Fractional shares and fractions of dollars (whether in Cash or notes) shall be rounded to the nearest whole unit (with any amount equal to or less than one-half share or one-half dollar, as applicable, to be rounded down).

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

     9. SPECIAL DISTRIBUTION PROVISIONS FOR MAG SHORT-TERM DEBT CLAIMS, MAG LONG-TERM NOTE CLAIMS AND MIRANT DEBT CLAIMS

     The following additional provisions shall apply specifically to Plan Distributions to be made to the holders of Allowed MAG Short-term Debt Claims, MAG Long-term Note Claims and Mirant Debt Claims under the Plan:

          A. DISTRIBUTIONS TO HOLDERS OF MAG SHORT-TERM NOTE CLAIMS AND MIRANT NOTE CLAIMS

     Plan Distributions on account of the MAG Short-term Note Claims and the Mirant Note Claims shall be made by the Disbursing Agent to the Old Indenture Trustees for the MAG Short-term Notes and the Mirant Notes, respectively. The Old Indenture Trustees for the MAG Short-term Notes and the Mirant Notes, or their agents, shall make such Plan Distributions in accordance with the Old Indentures and such Plan Distributions shall be made directly to the registered holders of the MAG Short-term Notes and Mirant Notes in accordance with Section 10.9(f) of the Plan. For purposes of making Plan Distributions, the transfer ledger in respect of the MAG Short-term Note Claims and Mirant Note Claims shall be closed as of the close of business on the Effective Date. The Disbursing Agent, the Plan Trustees, the Old Indenture Trustees, and their respective agents, as applicable, shall have no obligation to recognize any transfer after the Effective Date of a MAG Short-term Debt Claim, or a Mirant Debt Claim.

          B. DISTRIBUTION TO HOLDERS OF MAG LONG-TERM NOTE CLAIMS

     Plan Distributions on account of the MAG Long-term Note Claims shall be made by the Disbursing Agent to the Old Indenture Trustee for the MAG Long-term Notes. The Old Indenture Trustee for the MAG Long-term Notes, or its agent, shall make such Plan Distributions in accordance with the MAG Indenture and such Plan Distributions shall be made directly to the registered holders of the MAG Long-term Notes in accordance with Section 10.9(f) of the Plan. The record date for plan distributions on account of the MAG Long-term Note Claims shall be the Effective Date or such other date as established by the Old Indenture Trustee for the MAG Long-term Notes with the cooperation of the Debtors, under the MAG Indenture.

          C. SERVICE BY THE OLD INDENTURE TRUSTEES

     (i) The Old Indenture Trustees and their agents, successors and assigns shall facilitate the making of Plan Distributions to the holders of the Mirant Notes and the MAG Short-term Notes, as applicable, and upon the completion thereof, shall be discharged of all their respective obligations associated with the Mirant Notes and the MAG Short-term Notes. The rights of holders of Allowed MAG Short-term Note Claims and Mirant Note Claims, as established under the Old Indentures, shall continue in effect, for the sole purpose of (i) allowing the holders of Mirant Note Claims and the MAG Short-term Note Claims, as applicable to receive their distributions hereunder, (ii) allowing and requiring the Old Indenture Trustees to make the distributions to be made on account of the Mirant Notes and MAG Short-term Notes, as applicable, and (iii) permitting the Old Indenture Trustees to assert their Charging Lien against such distributions for payment of the Indenture Trustee Fees. Notwithstanding any provision contained in the Plan to the contrary, the distribution provisions contained in the Old Indentures for Mirant Notes and the MAG Short-term Notes shall continue in effect to the extent necessary to authorize the Old Indenture Trustees to receive and distribute to the holders of Allowed Claims, as applicable, distributions to the Plan on account of any Allowed Claims and shall terminate completely upon completion of all such distributions. Any actions taken by the Old Indenture Trustees with respect to the MAG Short-term Notes and the Mirant Notes that are not for the purposes authorized in the Plan shall be null and void.

     (ii) The Old Indenture Trustee under the MAG Indenture with respect to the MAG Long-term Notes, together with its agents, successors and assigns, shall facilitate the making of Plan Distributions to the holders of the MAG Long-term Notes. All of the rights, privileges and indemnities under the MAG Indenture with respect to the MAG Long-term Notes shall be reinstated and remain in full force and effect. Any actions taken by the Old Indenture Trustee under the MAG Indenture with respect to the MAG Long-term Notes that are not for the purposes authorized under the MAG Indenture and the Plan shall be null and void.

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

          D. SERVICE BY FACILITY AGENTS

     The Facility Agents and their agents, successors and assigns shall facilitate the making of Plan Distributions to the holders of the MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims, as applicable, and upon the completion thereof, shall be discharged of all their respective obligations associated with the MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims. The rights of holders of MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims shall continue in effect for the sole purpose of allowing and requiring the Facility Agents to make Plan Distributions to be made on account of such Claims. Any actions taken by the Facility Agents with respect to the MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims that are not for the purposes authorized by the Plan shall be null and void.

          E. SUBSTITUTION OF THE OLD INDENTURE TRUSTEES; DISTRIBUTIONS

     Upon the occurrence of the Effective Date, the Claims of the Old Indenture Trustees shall, for all purposes under the Plan, including, without limitation, the right to receive distributions thereunder, be substituted for all Claims of individual holders of MAG Short-term Note Claims and Mirant Note Claims arising under, based upon, or evidenced by the notes or debentures issued under the Old Indentures. On the Distribution Date, all MAG Short-term Note Claims and Mirant Note Claims shall be settled and compromised in exchange for the distribution to the Old Indenture Trustees of the applicable Plan Distributions to the holders of Allowed MAG Short-term Note Claims and Mirant Note Claims as specified in Sections 5.2(e) and 5.1(c), respectively, of the Plan; provided, that the Old Indenture Trustees shall return to the Disbursing Agent any Plan Distributions held on account of any MAG Short-term Note Claims and Mirant Note Claims as to which the requirements of Section 10.9(f) of the Plan are not satisfied by the first anniversary of the Effective Date.

          F. DISTRIBUTIONS BY OLD INDENTURE TRUSTEES

     On the Distribution Date, all distributions on behalf of the Allowed MAG Short-term Note Claims and Mirant Note Claims shall be made by the applicable Old Indenture Trustees and the Old Indenture Trustees shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that Old Indenture Trustees are so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by New Mirant. As soon as practicable after such surrender or exchange as described in Section 10.12 of the Plan, the Old Indenture Trustees shall distribute to their respective holders such holder's share of the distributions in accordance with the Plan, after the Plan but subject to the rights of the Old Indenture Trustee in accordance with
Section 10.9(h) of the Plan.

          G. SUBSTITUTION OF THE FACILITY AGENTS; DISTRIBUTIONS

     Upon the occurrence of the Effective Date, the Claims of the applicable Facility Agents shall, for all purposes under the Plan, including, without limitation, the right to receive distributions thereunder, be substituted for all Claims of individual holders of MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claim. On the Distribution Date, all MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims shall be settled and compromised in exchange for the distribution to the Facility Agents of the applicable Plan Distributions to the holders of MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims as specified in Sections 5.2(e) and 5.1(c), respectively, of the Plan; provided, that the Facility Agents shall return to the Disbursing Agent any Plan Distributions held on account of any MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims as to which the requirements of Section 10.12 of the Plan are not satisfied by the first anniversary of the Effective Date.

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          H. ENFORCEMENT OF RIGHTS OF OLD INDENTURE TRUSTEES

     The rights, liens, (including the Charging Lien), and Claims of the Old Indenture Trustees under the Old Indentures with respect to the collection of their fees and expenses from the holders of MAG Short-term Note Claims, MAG Long-term Note Claims and Mirant Note Claims or from Plan Distributions made on account of such Claims (including the fees and expenses of counsel) shall survive confirmation of the Plan and may be fully enforced by the Old Indenture Trustees; provided, however, that such fees and expenses shall be subject to Bankruptcy Court approval under section 1129(a)(4) of the Bankruptcy Code, to the extent that section applies. All distributions to the Old Indenture Trustees on behalf of the holders of Allowed MAG Short-term Note Claims, MAG Long-term Note Claims and Mirant Note Claims shall be applied by the Old Indenture Trustees as provided by the Old Indentures.

          I. PAYMENT OF INDENTURE TRUSTEE FEES AND AGENT FEES

     Prior to the Effective Date, the Old Indenture Trustees and the agent under the MAG Revolvers shall provide statements of fees and expenses to the Debtors. All reasonable fees and expenses owed to the Old Indenture Trustees under the Old Indentures and to the agent of the MAG Revolvers shall be paid in Cash on the Effective Date. Unless contested by the Debtors, the fees and expenses owed to the Old Indenture Trustees and the Agent under the MAG Revolver shall be deemed reasonable, without further order of the Bankruptcy Court. The Bankruptcy Court shall resolve any of the Debtors' objections to such fees and expenses. The respective rights, liens, and claims of the respective Old Indenture Trustee under the Old Indentures (other than those related to the MAG Long-term Note Claims) shall be discharged upon payment of these fees and expenses.

          J. ENFORCEMENT OF RIGHTS OF FACILITY AGENTS

     The rights, liens (including the Charging Lien), and Claims of the Facility Agents with respect to the collection of their fees and expenses from the holders of MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims, or from Plan Distributions made on account of such Claims, shall survive confirmation of the Plan and may be fully enforced by the Facility Agents. All distributions to the Facility Agents on behalf of the holders of MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims shall be applied by the Facility Agents as provided by the Old Indentures or the MAG Revolvers.

     10. SPECIAL DISTRIBUTION PROVISIONS FOR EQUITY SECURITIES

     The Effective Date shall be the date for determining the holders of Allowed Equity Interests in Mirant entitled to receive Plan Distributions. For the purpose of making Plan Distributions, the transfer ledger in respect of the Allowed Equity Interests in Mirant shall be closed as of the close of business on the Effective Date, and the Disbursing Agent, the Plan Trustees and their respective agents shall be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the stock transfer agent for the Allowed Equity Interests in Mirant as of the close of business on the Effective Date. On the Effective Date, all Equity Interests in Mirant shall be cancelled and annulled, and all rights thereunder shall be settled and compromised in full in exchange for the Plan Distributions to be made to the holders on the Effective Date of all such Allowed Equity Interests.

     11. SPECIAL DISTRIBUTION FOR CALIFORNIA PARTIES

     The following additional provisions apply specifically to any distributions to the California Parties under the Plan on account of the California Party Unsecured Claims:

     (a) CERS. If CERS (as such term is defined in Section 1.1.35 of the California Settlement Agreement) is the holder of any portion of the California Party Unsecured Claims on the Distribution Date, then any distributions to CERS on account of its allocable share of those claims shall be made by the Disbursing Agent (i) to the trustee of the liquidating trust required to be created by Section 3.7 of the California Settlement Agreement (respectively, the "Liquidating Trustee" and the "Liquidating Trust") or (ii) if a stock transfer agent has been identified in writing to the Mirant Parties (as defined in the California Settlement Agreement) by CERS in accordance with the notice provisions of the California Settlement Agreement at least ten
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Business Days prior to the Distribution Date, then to such stock transfer agent for sale thereafter until further written notice by CERS to the Mirant Parties. The Liquidating Trustee shall, if no stock transfer agent has been identified in writing to the Mirant Parties by CERS as provided above, thereafter administer such distributions in accordance with the terms of the written agreement establishing and governing the Liquidating Trust (the "California Liquidating Trust Agreement").

     (b) Other California Parties. If, pursuant to Section 5.1.4 of the California Settlement Agreement, any of the California Parties timely elect to have their respective allocable share of the California Party Unsecured Claims distributed to the Liquidating Trust, then any distributions to such California Parties on account of their respective allocable share of those claims, except to the extent expressly provided for in their Section 5.1.4 election notices to Mirant, shall be made by the Disbursing Agent to the Liquidating Trustee and thereafter administered by the Liquidating Trustee in accordance with the terms of the California Liquidating Trust Agreement.

     (c) Establishment of Liquidating Trust. The terms of the California Liquidating Trust Agreement shall be agreed upon by the Mirant Parties (as defined in the California Settlement Agreement) and the California Parties on or before the Confirmation Date. The California Liquidating Trust Agreement shall be a Plan Document.

     12. SURRENDER AND CANCELLATION OF INSTRUMENTS

     (a) As a condition to receiving any Plan Distribution, on or before the Distribution Date, any holder of an Allowed Claim evidenced by a certificate, instrument or note, other than any such certificate, instrument or note that is being reinstated or being left unimpaired under the Plan, shall (a) surrender such certificate, instrument or note representing such Claim, including, without limitation, any guaranties except to the extent assumed by the Debtors, and subject to Section 12.1(i) of the Plan, and (b) execute and deliver such other documents as may be necessary to effectuate the Plan. Such certificate, instrument or note (including any such guaranties) shall thereafter be cancelled and extinguished. The Disbursing Agent shall have the right to withhold any Plan Distribution to be made to or on behalf of any holder of such Claims unless and until (i) such certificates, notes or instruments, including any such guaranties, are surrendered, or (ii) any relevant holder provides to the Disbursing Agent an affidavit of loss or such other documents as may be required by such Disbursing Agent together with an appropriate indemnity in the customary form. Any such holder who fails to surrender such certificates, instruments or notes, including any such guaranties, or otherwise fails to deliver an affidavit of loss and indemnity prior to the second anniversary of the Effective Date, shall be deemed to have forfeited its Claims and shall not participate in any Plan Distribution. All property in respect of such forfeited Claims shall revert to New Mirant.

     (b) In the event such instrument or note is held in the name of, or by a nominee of, the Depository Trust Company, the Debtors shall seek the cooperation of the Depository Trust Company in facilitating distributions.

     13. ACCRUAL OF INTEREST FOR PURPOSES OF CALCULATING PLAN DISTRIBUTIONS

          A. MIRANT DEBTORS

     For purposes of calculating Plan Distributions, the accrual of interest from the Petition Date through the Effective Date on Allowed Mirant Debtor Class 3 -- Unsecured Claims (including Allowed Claims in respect of Subordinated Notes) that have a contractual interest rate shall be at the applicable non-default contractual rate with compounding to occur on the date of scheduled payments. With respect to holders of Allowed Unsecured Claims against the Mirant Debtors that do not have a contractual rate of interest, interest from the Petition Date through the Effective Date shall be accrued at the Federal Judgment Rate without compounding.

          B. MAG DEBTORS; UNSECURED CLAIMS

     For purposes of making Plan Distributions to the holders of an Allowed MAG Debtor Class 5 -- Unsecured Claims, including, but not limited to, the MAG Short-term Debt Claims, interest will be accrued at the contractual non-default rate from the Petition Date through the Effective Date for each holder
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(including, with respect to MAG Short-term Note Claims (i) interest on interest, as contemplated by Section 503 of the MAG Indenture, with semi-annual compounding on the date of each scheduled payment; and (ii) "Additional Interest," as such term is defined in Section 2(e) of the MAG Registration
Rights Agreements for the period from August 28, 2003 to July 28, 2005 during which MAG ceased to maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended, as set forth in Section 2(e) of the MAG Registration Rights Agreements. With respect to holders of Allowed Unsecured Claims against the MAG Debtors that do not have a non-default contractual rate of interest, interest will be accrued at the Federal Judgment Rate, from the Petition Date through the Effective Date without compounding.

          C. MAG DEBTORS; MAG LONG-TERM NOTE CLAIMS

     For purposes of making Plan Distributions to the holders of MAG Debtor Class 6 -- MAG Long-term Note Claims, interest will be accrued at the contractual rate from the Petition Date through the Effective Date including (i) interest on interest, as contemplated by Section 503 of the MAG Indenture, with semi-annual compounding on the date of each scheduled payment; and (ii) "Additional Interest," as such term is defined in Section 2(e) of the MAG Registration Rights Agreements for the period from August 28, 2003 to July 28, 2005 during which MAG ceased to maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended, as set forth in Section 2(e) of the MAG Registration Rights Agreements).

O. SUPPLEMENTAL DISTRIBUTIONS TO HOLDERS OF ALLOWED MIRANT DEBTOR CLASS 3 -- UNSECURED CLAIMS

     Each holder of an Allowed Mirant Debtor Class 3 -- Unsecured Claim shall receive a Pro Rata Share of all Plan Distributions reserved in respect of Mirant Debtor Class 3 -- Unsecured Claims that are Contested Claims as of the Effective Date that subsequently become Disallowed Claims, in whole or in part. Such supplemental Plan Distributions shall be made from time-to-time at the discretion of the Disbursing Agent; provided, that in no event shall the final such supplemental Plan Distribution be made later than 60 days after the last Contested Mirant Debtor Class 3 -- Unsecured Claim becomes an Allowed Claim or a Disallowed Claim.

P.  PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS

     1. OBJECTION DEADLINE

     As soon as practicable, but in no event later than 180 days after the Effective Date (subject to being extended by the Bankruptcy Court upon motion of the Disbursing Agent without notice or a hearing), objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made. The Disbursing Agent shall not object to any Letter of Credit Claim on the basis that such Claim is contingent at any time prior to the expiration date of such letter of credit.

     2. PROSECUTION OF CONTESTED CLAIMS

     The Disbursing Agent may object to the allowance of Claims filed with the Bankruptcy Court with respect to which liability is disputed in whole or in part. All objections that are filed and prosecuted as provided herein shall be litigated to Final Order or compromised and settled in accordance with Section
11.3 of the Plan.

     3. CLAIMS SETTLEMENT

     Notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date, the Disbursing Agent shall have authority to settle or compromise all Claims and Causes of Action without further review or approval of the Bankruptcy Court, other than (a) the settlement or compromise of a Claim where the difference between the amount of the Claim listed on the Debtors' Schedules and the amount of the Claim proposed to be Allowed under the settlement is in excess of $1,000,000, or (b) any settlement or compromise of a Claim or Cause of Action that involves an Insider.

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     4. ENTITLEMENT TO PLAN DISTRIBUTIONS UPON ALLOWANCE(1)

     Notwithstanding any other provision of the Plan, no Plan Distribution shall be made with respect to any Claim to the extent it is a Contested Claim, unless and until such Contested Claim becomes an Allowed Claim, subject to the setoff rights as provided in Section 17.17 of the Plan. When a Claim that is not an Allowed Claim as of the Effective Date (including, without limitation, any Claims of Pepco and SMECO that arise from the resolution of the matters set forth in Sections 14.5 and 14.8 of the Plan) becomes an Allowed Claim (regardless of when) the holder of such Allowed Claim shall thereupon become entitled to receive the Plan Distributions in respect of such Claim the same as though such Claim had been an Allowed Claim on the Effective Date.

     5. ESTIMATION OF CLAIMS

     The Disbursing Agent may, at any time, request that the Bankruptcy Court estimate any Contested Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Disbursing Agent has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contested Claim, that estimated amount will constitute the Allowed amount of such Claim for all purposes under the Plan. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. Notwithstanding anything to the contrary in the Plan or the Bankruptcy Code, neither the Disbursing Agent nor any holder of a Letter of Credit Claim may seek to estimate a Letter of Credit Claim.

Q.  CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN

     The Plan provides that the confirmation of the Plan is subject to satisfaction of the following conditions precedent:

          a. The Clerk of the Bankruptcy Court shall have entered an order or orders (i) approving the Disclosure Statement as containing "adequate information" pursuant to section 1125 of the Bankruptcy Code; (ii) authorizing the solicitation of votes with respect to the Plan; (iii) determining that all votes are binding and have been properly tabulated as acceptances or rejection of the Plan; (iv) confirming and giving effect to the terms and provisions of the Plan; (v) determining that the settlements of certain inter-Debtor matters as set forth in Article II of the Plan is appropriate; (vi) determining that all applicable tests, standards and burdens in connection therewith have been duly satisfied and met by the Debtors and the Plan; (vii) approving the Plan Documents; and (viii) authorizing the Debtors to execute, enter into, and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to, the transactions and transfer of Assets contemplated by the Plan and the Plan Documents;

          b. The Confirmation Order, the Plan Documents and the Plan, subject to provisions of Section 17.23 of the Plan, are each in a form satisfactory to the Debtors;

          c. The Confirmation Order shall determine that the rights of the MIRMA Owner/Lessors shall have been resolved as set forth in Section 14.6 of the Plan;

          d. The Confirmation Order shall include a determination that the treatment provided in the Plan with respect to MAG Debtor Class 6 -- MAG Long-term Note Claims satisfies all of the requirements of reinstatement pursuant to section 1124 of the Bankruptcy Code and that the MAG Long-term Notes are, as of the Effective Date, reinstated and not in default, in particular, a finding by the Bankruptcy

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.
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

     Court that (i) the MAG Long-term Notes are unimpaired under section 1124 of the Bankruptcy Code, (ii) all existing defaults under the MAG Long-term Notes are cured (save in respect of section 365(b)(2) of the Bankruptcy
     Code), and (iii) the transactions contemplated by the Plan do not cause any default under the MAG Indenture in respect of the MAG Long-term Notes (giving effect to the New MAG Debt Covenants);

          e. The Confirmation Order shall include a determination that the BEWAG Contract is not an obligation of New Mirant or its Affiliates and that the BEWAG Counterparties shall have no rights or Claims against New Mirant or its Affiliates or their assets under the BEWAG Contract;

          f. The Confirmation Order shall include a determination that confirmation of the Plan does not terminate the Debtors' right to continue to pursue assumption or rejection, pursuant to section 365 of the Bankruptcy Code, of (i) any agreement with Pepco or its subsidiaries as to which the Debtors have commenced an action seeking to reject, recharacterize or avoid the Debtors' obligations thereunder, but as to which such actions have not been determined by a Final Order prior to entry of the Confirmation Order, (ii) the FCC Agreement, or (iii) the Site Lease;(1)

          g. The Confirmation Order shall include findings that if the reasonable consent of any counterparty to an executory contract of the Trading Debtors is required in connection with the transfer of such contract to MET under the Plan (i) the refusal to grant such consent is per se unreasonable, and (ii) such consent shall be deemed to have been given;

          h. The Confirmation Order shall include determinations that all of the settlements and compromises contained in the Plan meet the applicable standards under section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 for approval and implementation; and

          i. The Bankruptcy Court shall have entered the Implementation Order ordering that (A) no later than five Business Days after written notification by MET that the Effective Date has occurred, (i) each applicant with respect to each letter of credit issued to a Trading Debtor as beneficiary securing a Transferred Trading Obligation shall cause each such letter of credit to be amended, modified or reissued by the applicable issuer to name MET instead of such Trading Debtor as a beneficiary thereof or provide such other replacement collateral as is acceptable to MET in its sole discretion, and (ii) each guarantor that has issued a guarantee in favor of a Trading Debtor with respect to a Transferred Trading Obligation shall amend or modify such guarantee to name MET as the beneficiary of such guarantee in place of such Trading Debtor, and (B) as of the Effective Date, (1) all other collateral held by a Trading Debtor securing a Transferred Trading Obligation, including any and all rights to exercise remedies with respect to such collateral, shall be assigned or otherwise transferred by such Trading Debtor to MET without further order of the Bankruptcy Court, (2) the right to draw or make a demand on any existing letter of credit, guarantee or other collateral securing a Transferred Trading Obligation shall be fully assigned or otherwise transferred by each applicable Trading Debtor to MET and MET shall be fully empowered, authorized and directed without further order of the Bankruptcy Court to draw or make a demand on any such letter of credit, guarantee or other collateral according to the terms of applicable letter of credit, guarantee or agreement pursuant to which such collateral is held and to retain any such draws for its own account, (3) any letter of credit for which a Debtor is the applicant securing a Transferred Trading Obligation shall be deemed automatically to secure such Transferred Trading Obligation after such Transferred Trading Obligation has been transferred to MET; provided, that any such letter of credit shall be deemed automatically cancelled upon the issuance of a substantially similar replacement letter of credit securing such Transferred Trading Obligation, (4) any guarantee previously issued by any of the Debtors to secure a Transferred Trading Obligation shall be deemed automatically to secure such Transferred Trading Obligation after such Transferred Trading Obligation has been transferred to MET; provided, that any guarantee shall be deemed automatically cancelled upon the issuance of a substantially similar replacement guarantee by securing such Transferred Trading Obligation, (5) any cash posted by

---------------

(1) Pepco requested modifications to this paragraph that the Debtors find objectionable. For the full text of Pepco's proposed alternative language, see Exhibit E.

     any of the Debtors to secure a Transferred Trading Obligation shall be deemed automatically to be property of MET and posted thereby to secure such Transferred Trading Obligation, and (6) all applicable parties shall take all actions reasonably required to implement the terms of the Implementation Order. The Implementation Order shall further clarify that any failure to amend, modify or reissue a letter of credit or to amend or modify a guarantee within the five Business Day period referred to in sub-clause (A) of this section shall constitute an event of default under the trading contract or agreement giving rise to the relevant Transferred Trading Obligation notwithstanding any cure period that might be set forth in such trading contract or agreement.

     The Plan provides that each of the conditions precedent described above, other than the conditions set forth in Clause (a) and (d) above may be waived, in whole or in part, by the Debtors, subject to Section 17.23 of the Plan. The Plan further provides that any such waiver may be effected at any time, without notice or order of the Bankruptcy Court and without any formal action other than proceeding to consummate the Plan.

R.  CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

     1. EFFECTIVE DATE

     The Plan provides that the occurrence of the Effective Date is subject to satisfaction of the following conditions precedent:

          a. The Confirmation Order shall have been entered by the Clerk of the Bankruptcy Court, be in full force and effect and not be subject to any stay or injunction;

          b. All necessary consents, authorizations and approvals shall have been given for the transfers of property and the payments provided for or contemplated by the Plan, including, without limitation, satisfaction or waiver of all conditions to: (i) the obligations of the Debtors under the Plan and the Plan Documents, and (ii) the obligations of the Exit Lenders to make loans under the Exit Facility; and

          c. The New MAG Holdco Indenture, the New MAG Holdco Notes, and the Exit Facility shall have become effective and all conditions to the effectiveness thereof shall have been satisfied or waived.

     2. WAIVER OF CONDITIONS PRECEDENT

     The Debtors may waive any one or more of the conditions set forth in Sections 12.1(c), (e), (f), (g), (h) or (i) of the Plan or Section 12.2(b) or
(c) of the Plan in a writing executed by each of them without notice or order of the Bankruptcy Court and without notice to any parties in interest subject to
Section 17.23 of the Plan.

     3. EFFECT OF NON-OCCURRENCE OF THE EFFECTIVE DATE

     If the Effective Date does not occur, the Plan shall be null and void and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Equity Interests in a Debtor; (b) prejudice in any manner the rights of the Debtors, including without limitation, the right to seek a further extension of the exclusivity periods under section 1121(d) of the Bankruptcy Code; or (c) constitute an admission, acknowledgement, offer or undertaking by the Debtors.

S.  THE DISBURSING AGENT

     1. POWERS AND DUTIES

     Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall be empowered and directed to (a) take all steps and execute all instruments and documents necessary to make Plan Distributions to holders of Allowed Claims and Equity Interests; (b) comply with the Plan and the obligations thereunder; (c) employ, retain, or replace professionals to represent it with respect to its responsibilities; (d) object to Claims as specified in Article XI of the Plan, and prosecute such objections; (e) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment, or Allowance of any Claim as provided in Article XI of the Plan; (f) make annual and other periodic reports regarding the status of distributions under the Plan to the holders of Allowed Claims that are outstanding at such time, such reports to be made available
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

upon request to the holder of any Contested Claim; and (g) exercise such other powers as may be vested in the Disbursing Agent pursuant to the Plan, the Plan Documents or order of the Bankruptcy Court.

     2. PLAN DISTRIBUTIONS

     Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall make the required Plan Distributions specified under the Plan on the relevant Distribution Date therefor.

     3. EXCULPATION

     EXCEPT AS OTHERWISE PROVIDED IN THIS PARAGRAPH, THE DISBURSING AGENT, INCLUDING THE OLD INDENTURE TRUSTEES (AND EACH OF THEIR RESPECTIVE PAYING AGENTS), AS APPLICABLE, AS DISBURSING AGENT FOR THE HOLDERS OF THE MAG SHORT-TERM NOTE CLAIMS, MAG LONG-TERM NOTE CLAIMS, MIRANT DEBT CLAIMS AND SUBORDINATED NOTES CLAIMS TOGETHER WITH THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND REPRESENTATIVES, ARE EXCULPATED PURSUANT TO THE PLAN BY ALL PERSONS, ENTITIES, HOLDERS OF CLAIMS AND EQUITY INTERESTS, AND ALL OTHER PARTIES IN INTEREST, FROM ANY AND ALL CAUSES OF ACTION ARISING OUT OF THE DISCHARGE OF THE POWERS AND DUTIES CONFERRED UPON THE DISBURSING AGENT AND THE OLD INDENTURE TRUSTEES (AND EACH OF THEIR RESPECTIVE PAYING AGENTS) BY THE PLAN, ANY FINAL ORDER OF THE BANKRUPTCY COURT ENTERED PURSUANT TO OR IN THE FURTHERANCE OF THE PLAN, OR APPLICABLE LAW, EXCEPT SOLELY FOR ACTIONS OR OMISSIONS ARISING OUT OF THE DISBURSING AGENT AND/OR SUCH OLD INDENTURE TRUSTEES' WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. NO HOLDER OF A CLAIM OR AN EQUITY INTEREST, OR REPRESENTATIVE THEREOF, SHALL HAVE OR PURSUE ANY CAUSE OF ACTION (A) AGAINST THE DISBURSING AGENT OR SUCH OLD INDENTURE TRUSTEES, OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND REPRESENTATIVES FOR MAKING PLAN DISTRIBUTIONS IN ACCORDANCE WITH THE PLAN, OR (B) AGAINST ANY HOLDER OF A CLAIM FOR RECEIVING OR RETAINING PLAN DISTRIBUTIONS AS PROVIDED FOR BY THE PLAN. NOTHING CONTAINED IN THIS PARAGRAPH SHALL PRECLUDE OR IMPAIR ANY HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST FROM BRINGING AN ACTION IN THE BANKRUPTCY COURT AGAINST THE DEBTOR TO COMPEL THE MAKING OF PLAN DISTRIBUTIONS CONTEMPLATED BY THE PLAN ON ACCOUNT OF SUCH CLAIM OR EQUITY INTEREST.

T.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     1. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     The Bankruptcy Code entitles the Debtors, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. The Bankruptcy Code further entitles the Debtors, subject to satisfaction of certain conditions, to assign assumed executory contracts and unexpired leases to another entity. Rejection or assumption and assignment may be effected under a plan of reorganization.

     2. ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES(1)

     On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected pursuant to the provisions of section 365 of the Bankruptcy Code, including, but not limited to, those agreements listed and described in Schedule 11, except: (a) any executory contracts and unexpired leases that are the subject of separate motions to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the Effective Date; (b) contracts and leases listed in Schedule 12 and any subsequently filed "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" to be filed by the Debtors with the Bankruptcy Court before the entry of the Confirmation Order; (c) all executory contracts and unexpired leases assumed or assumed and assigned under the Plan or by order of the Bankruptcy Court entered before the Effective Date; (d) any executory contract or unexpired lease that is the subject of a dispute over the amount or manner of cure pursuant to the next section hereof and for which the Debtors make a motion to reject such contract or lease based upon the existence of such dispute filed at any time; (e) any agreement, obligation, security interest, transaction or similar undertaking that the Debtors believe is not executory or a lease that is later determined by the Bankruptcy Court to be an executory contract or unexpired lease that is subject to assumption or rejection under section 365 of the Bankruptcy

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.
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

Code; (f) any agreement between the Debtors and Pepco or any of its subsidiaries; (g) the MIRMA Leases; (h) the BEWAG Contract; (i) the FCC Agreement and the Site Lease, and (j) any executory contracts or unexpired leases constituting CC8 Assets, which shall be treated as set forth in the California Settlement Agreement and in the related implementing agreements; (j) any oral or written joint defense agreements relating to actual, potential or threatened litigation or investigations involving any of the Debtors, which shall be assumed; (k) any Western Systems Power Pool Agreement with any counterparty, which shall be assumed unless specifically listed as an agreement to be rejected on Schedule 11; (l) any unexecuted service agreement to an electric sales or transmission and natural gas transportation tariff on file with FERC, which shall be assumed unless specifically listed as an agreement to be rejected on Schedule 11; (m) any guaranty or similar agreement executed by a third party which guarantees repayment or performance of an obligation owed to any of the Debtors or to indemnify the Debtors; (n) any guaranty or similar agreement executed by a third party which guarantees repayment or performance of an obligation owed to any of the Debtors or to indemnify the Debtors; and (o) agreements with third parties(including governmental entities and agencies) regarding preservation of the confidentiality of documents produced by the Debtors. Any order entered postconfirmation by the Bankruptcy Court, after notice and a hearing, authorizing the rejection of an executory contract or unexpired lease shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief was granted and such order was entered preconfirmation. The Debtors reserve the right to amend Schedules 11 and 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpected Leases" prior to entry of the Confirmation Order. Each executory contract and unexpired lease to be assumed or assumed and assigned by the Debtors shall include modifications, amendments, supplements, restatements or other similar agreements made directly or indirectly by any agreement, instrument or other document that affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases.

     The purpose of Schedule 11 is to provide adequate and sufficient notice that (a) any Claims arising thereunder or related thereto are characterized as Unsecured Claims under the Plan, and (b) the Debtors are no longer bound by, or otherwise obligated to perform, any such obligations, transactions, or undertakings relating thereto or arising out of the foregoing after the Effective Date. The inclusion of a contract, lease or other agreement on either
Schedule 11 or 12, or the "Schedule of Assumed, and Assumed and Assigned Executory Contracts and Unexpired Leases" shall not constitute an admission by the Debtors as to the characterization of whether any such included contract, lease, or other agreement is, or is not, an executory contract or unexpired lease or whether any claimants under any such contract, lease or other agreement are time barred from asserting Claims against the Debtors. The Debtors reserve all rights with respect to the characterization of any such agreements.

     The Plan shall constitute a motion to reject such executory contracts and unexpired leases rejected pursuant to Section 14.1(a) of the Plan, and the Debtors shall have no liability thereunder except as is specifically provided in the Plan. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such rejections pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected agreement, executory contract or unexpired leases is burdensome and that the rejection thereof is in the best interests of the Debtors and their Estates.

     3. CURE

     At the election of the Debtors, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code (a) by payment of the default amount in Cash on the Effective Date or as soon thereafter as practicable, or (b) on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute regarding (x) the amount of any cure payments; (y) the ability of a Debtor to provide adequate assurance of future performance under the contract or lease to be assumed or assigned, or (z) any other matter pertaining to assumption or assignment, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption or assignment, as applicable. Schedule 12 and the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" sets forth the Debtors' cure obligations for each
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

agreements which must be satisfied as a condition to the assumption or assumption and assignment of such agreement. Any non-Debtor counterparty to an agreement listed on Schedule 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" who disputes the scheduled cure obligation must file with the Bankruptcy Court, and serve upon the Debtors, a written objection to the cure obligation which objection shall set forth the basis for the dispute, the alleged correct cure obligation, and any other objection related thereto by no later than ten Business Days prior to the Confirmation Hearing. If a non-Debtor counterparty fails to file and serve an objection which complies with the foregoing, the cure obligation set forth on
Schedule 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" shall be binding on the non-Debtor counterparty, and the non-Debtor counterparty shall be deemed to have waived any and all objections to the cure amount as scheduled by the Debtors.

     4. ASSUMPTION AND ASSIGNMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     Schedule 12 and the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" also sets forth those executory contracts and unexpired leases which the Debtors intend to assume and assign to another entity. The Plan shall constitute a motion to assume and assign such executory contracts and unexpired leases pursuant to Section 14.1 of the Plan, and the Debtors shall have no liability thereunder for any breach of such assumed and assigned executory contract or lease occurring after such assignment pursuant to section 365(k) of the Bankruptcy Code, except as is specifically provided in the Plan. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumption and assignment pursuant to sections 365(a), (b) and (f) of the Bankruptcy Code, and a finding by the Bankruptcy Court that the requirements of section 365(f) of the Bankruptcy Code have been satisfied. Any non-Debtor counterparty to an agreement listed on Schedule 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" who disputes the assumption or assumption and assignment of an executory contract or unexpired lease must file with the Bankruptcy Court, and serve upon the Debtors and the Committees, a written objection to the assumption and assignment, which objection shall set forth the basis for the dispute by no later than ten days before the Confirmation Hearing. The failure to timely object shall be deemed a waiver of any and all objections to the assumption and assignment of executory contracts and leases.

     5. CLAIMS ARISING FROM REJECTION, EXPIRATION OR TERMINATION

     Claims created by the rejection of executory contracts and unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to the Confirmation Date, in accordance with the Bar Date Notice, or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is rejected pursuant to Section 14.1 of the Plan, no later than thirty days after the Confirmation Date. Any such Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors, New Mirant, their respective Affiliates, or the Assets. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as Unsecured Claims under the Plan subject to objection by the Disbursing Agent.

     6. SPECIAL PROVISIONS RELATING TO THE BEWAG CONTRACT

     In 1997, Mirant, through certain of its subsidiaries, acquired a 26% interest in Berliner Kraft- und Licht Aktiengesellschaft & Co. KG ("BEWAG"), a Berlin-based utility. In 2001, Mirant, through certain of its subsidiaries, increased its ownership in BEWAG to 44.8%. On February 11, 2002 (the "Closing Date"), pursuant to the BEWAG Contract, Mirant, through certain of its subsidiaries, transferred its 44.8% interest in BEWAG (through the transfer of Mirant's indirect ownership interest in Mirant Holdings Germany GmbH ("Mirant Holdings")) for $1,632,000,000 to Hamburgische Electrictiats-Werke Aktiengesellschaft ("HEW"), a subsidiary of Vattenfall, AB. As a result of such transfer, Mirant received more than $1,000,000,000 in net proceeds after repayment of approximately $550,000,000 of debt associated with its BEWAG investment. Pursuant to the BEWAG Contract, Mirant guaranteed to HEW the full and timely

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

fulfillment of any and all obligations, liabilities, claims against or any other duties of its seller-subsidiaries in conjunction with the BEWAG Contract.

     As of the Petition Date, Mirant, in its role as guarantor, had remaining obligations under the BEWAG Contract to indemnify HEW (or its successor) for, among other things, taxes imposed on Mirant Holdings and Mirant Holdings Beteiligungsgesellschaft mbH (a subsidiary of Mirant Holdings) attributable to the period prior to the Closing Date. The Debtors believe that all remaining obligations under the BEWAG Contract as of the Petition Date were either immaterial or otherwise financial obligations. Accordingly, the Debtors believe that the BEWAG Contract is not executory.

     On February 11, 2005, the Debtors served an amended notice of bar date establishing March 14, 2005 as the last date for, among others, HEW and Vattenfall to file proofs of claims against the Debtors (the "BEWAG Bar Date"). Neither Vattenfall nor HEW (nor any successor) filed a proof of claim against any of the Debtors by the BEWAG Bar Date. Accordingly, pursuant to the Initial Bar Date Order, both HEW and Vattenfall are forever barred from asserting any claims against the Debtors under the BEWAG Contract.

     In the event that the Bankruptcy Court determines that the BEWAG Contract is an executory contract, the BEWAG Contract will not be assumed or rejected pursuant to section 365 of the Bankruptcy Code and will instead ride through the chapter 11 process. From and after the Effective Date, the BEWAG Contract will constitute an asset and obligation of Mirant with the same force and effect and to the extent that the BEWAG Contract was an asset and obligation of Mirant prior to the Petition Date. From and after the Effective Date, the BEWAG Counterparties will be entitled to exercise all rights and remedies available, if any, to enforce the BEWAG Contract against Mirant. In no event shall the obligations arising under the BEWAG Contract constitute obligations of, or be enforceable against, New Mirant, its subsidiaries or their assets. The Confirmation Order will permanently enjoin the BEWAG Counterparties from taking any action to enforce the BEWAG Contract and the obligations arising thereunder against New Mirant and its subsidiaries or their assets.

     7. SPECIAL PROVISIONS RELATING TO THE MIRMA LEASES

     Solely for purposes of the Plan, the MIRMA Leases shall be treated as unexpired true leases under section 365 of the Bankruptcy Code. On or before the Effective Date, MIRMA Leases will be assumed and all cure obligations and all obligations to provide adequate assurance of future performance will be satisfied as required by the Bankruptcy Code. MIRMA will (i) assign the MIRMA Leases to MD Leaseco pursuant to section 365(f) of the Bankruptcy Code, and (ii) be relieved of any obligations under the MIRMA Leases pursuant to section 365(k) of the Bankruptcy Code. The treatment of the MIRMA Leases as unexpired true leases shall not constitute admissions by the Debtors regarding the appropriate characterization of the MIRMA Leases or that the Debtors' obligations under the MIRMA Leases do not constitute prepetition debt obligations subject to compromise and all rights of the Debtors are hereby reserved consistent with the MIRMA Lease Litigation Dismissal Order.

     The Debtors believe that with the possible limited exception of reimbursement of fees and expenses incurred by the MIRMA Owner/Lessors and the MIRMA Indenture Trustee, as of the date hereof, MIRMA is current with respect to all monetary obligations owing under the MIRMA Leases. The MIRMA Owner/ Lessors and the MIRMA Indenture Trustee have informed the Debtors that they incurred approximately $20,000,000 in the aggregate of fees and expenses in connection with the Chapter 11 Cases and that each will seek to have its respective share reimbursed as part of MIRMA's cure obligations owing upon assumption of the MIRMA Leases. MIRMA disputes that the full amount of such fees and expenses are compensable appropriately under the terms of the MIRMA Leases and pursuant to applicable law. To the extent that the Bankruptcy Court determines that all or part of such fees and expenses are due and owing under the MIRMA Leases and applicable law, MIRMA will pay such amounts before or upon assumption of the MIRMA Leases. The Debtors believe that no other obligations are required to be cured as a condition to assumption of the MIRMA Leases. The MIRMA Owner/Lessors and/or the MIRMA Lease Indenture Trustee may assert that additional obligations remain owing or otherwise require cure. In such event, MIRMA's cure obligations will be subject to a determination of the Bankruptcy Court. MIRMA reserves the right to seek alternative relief from the Bankruptcy Court, including a reconsideration of the recharacterization of the MIRMA Leases
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

as contemplated by the MIRMA Lease Litigation Dismissal Order, in the event MIRMA were to determine that such cure obligations are unduly burdensome.

     MIRMA believes that certain provisions relating to the creditworthiness of the lessee contained in the MIRMA Lease documentation are unenforceable under applicable bankruptcy law on and after the Effective Date as to MIRMA and MD Leaseco as MIRMA's assignee as de facto anti assignment clauses, provisions relating to the financial condition of the debtor and/or otherwise being statutorily superseded by the debtor's (and its assignee's) obligation to provide adequate assurance of future performance upon assumption and assignment of the unexpired lease. These provisions, hereinafter referred to as the "Unenforceable Covenants," include Section 5.13 of the respective Participation Agreements relating to "Qualifying Credit Support," Section 5.14 of the respective Participation Agreements, relating to distributions from subsidiaries, Section 6.3 of the respective Participation Agreements relating to limitations on the incurrence of liens, Section 6.7 of the respective Participation Agreements relating to limitations on the incurrence of indebtedness and Section 6.8 of the respective Participation Agreements relating to limitations on the ability to make certain payments, including the making of dividends by the lessee. MIRMA and MD Leaseco reserve the right at any time, including after the Effective Date, to seek a determination that other provisions of the MIRMA Lease documentation are unenforceable under the Bankruptcy Code.

     The Debtors anticipate that the MIRMA Owner/Lessors and the MIRMA Indenture Trustee will contest the unenforceability of the Unenforceable Covenants as asserted by MIRMA and MD Leaseco. In the event that the Bankruptcy Court were to determine that some or all of the Unenforceable Covenants are in fact enforceable against MD Leaseco upon assignment of the MIRMA Leases thereto, the Debtors believe that as a result of such assignment, none of the Unenforceable Covenants will apply directly or indirectly to any entity that is not a wholly owned subsidiary of MD Leaseco, including Mirant Chalk Point, Mirant Potomac and Mirant Peaker. The Debtors anticipate that the MIRMA Owner/Lessors and the MIRMA Indenture Trustee will dispute such conclusions.

     In connection with entry of the Confirmation Order, the Debtors intend to seek from the Bankruptcy Court certain findings of fact and conclusions of law, as appropriate, providing that (i) the MIRMA Dickerson Leases constitute a single integrated transaction, (ii) the MIRMA Morgantown Leases constitute a single integrated transaction, (iii) Sections 5.13, 5.14, 6.3, 6.7 and 6.8 of the relevant Participation Agreement in respect of the MIRMA Leases are unenforceable against the MIRMA or MD Leaseco, as assignee, pursuant to sections 365(b)(2), (e)(1) and/or (f)(1) of the Bankruptcy Code; (iv) upon assignment of the MIRMA Leases, Mirant Chalk Point, LLC, Mirant Peaker and Mirant Potomac or any other entity other than a wholly owned subsidiary of MD Leaseco shall not be considered "Designated Subsidiaries" or "Subsidiaries" as such terms are used in the relevant Participation Agreement in respect of the MIRMA Leases; and (v) any failure of MIRMA and/or MD Leaseco to comply with the Unenforceable Covenants shall not constitute a default or event of default under any of the MIRMA Leases. All parties to the MIRMA Leases shall be permanently enjoined from taking any action or exercising any remedies against any other party to the MIRMA Leases on account of the Debtors' and/or MD Leaseco's failure to comply with the Unenforceable Covenants.

     During the pendency of the Chapter 11 Cases, MIRMA has not made any distributions or other restricted payments and thus has not been required to determine and report the "Fixed Charge Coverage Ratio" or "FCCR" under the MIRMA Leases. The FCCR, which must meet or exceed certain predetermined contractual amounts before MIRMA may make a restricted payment includes a historical look-back of actual business performance as well as a look forward component of projected performance. Pursuant to the terms of the MIRMA Lease documentation, MIRMA is, subject to certain conditions, permitted to reserve cash in a current period and treat such cash as available for the payment of capital expenditures in a future period. In the event that the Bankruptcy Court determines that
Section 6.8 of the respective Participation Agreements relating to restrictions on restricted payments is enforceable against MIRMA or MD Leaseco on and after the Effective Date and the cash flows from Mirant Chalk Point, Mirant Potomac River and Mirant Peaker are subject to such restrictions, for the purposes of determining the historical look back component of the FCCR as of the Effective Date, MIRMA intends to treat cash generated and not distributed during the Chapter 11 Cases as being reserved in such period for the payment of capital expenditures in a future period.
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

Furthermore, ambiguity exists as to whether certain sources of income (or loss), such as unrealized marked-to-market gains and losses, should be considered in determining "Consolidated EBITDA," which is a component of the FCCR under the Participation Agreements. The Debtors believe that the phrase "similar non-cash charges and reserves" as used in the definition of "consolidated EBITDA" is intended to deduct all non cash income (or loss) when calculating Consolidated EBITDA under the Participation Agreement. The Debtors are seeking a determination of the Bankruptcy Court in connection with the entry of the Confirmation Order that the interpretations set forth in this paragraph are fair and appropriate.

     The Debtors and the MIRMA Owner/Lessors have engaged in active discussions regarding the settlement of all disputes between the parties, including all issues relating to the assumption and assignment of the MIRMA Leases by MIRMA to MD Leaseco, the enforceability of the Unenforceable Covenants and MIRMA's cure obligations and obligations to provide adequate assurance of future performance. To the extent the parties are unable to reach an affirmative agreement, to avoid the expense and risk associated with litigation of these complicated issues, the Plan constitutes an offer of settlement by the Debtors, which, in light of the non-voting status of the MIRMA Owner/Lessors, without concession of the validity or likelihood of success on the merits of any of the Debtors' positions, will be deemed to have been accepted and consented to by the MIRMA Owner/Lessors unless confirmation of the Plan is affirmatively objected to by any of the MIRMA Owner/Lessors. The terms of the proposed settlement are as follows:

     a. As, among other things, adequate assurance of future performance with respect to the MIRMA Leases, (A) in lieu of assigning the MIRMA Leases to MD Leaseco, MIRMA will assume, affirm and agree to be bound from and after the Effective Date by the MIRMA Leases, including each section identified as an Unenforceable Covenant, except for (I) Section 6.8 of each Participation Agreement, which, as stated therein, shall be deemed to be unenforceable under sections 365(b)(2), (e)(1) and/or (f)(1) of the Bankruptcy Code, provided that in lieu thereof MIRMA will agree to be bound by the provisions of Section 6.8 of each Participation Agreement subject to (aa) the threshold for the "Fixed Charge Coverage Ratio" (as defined in each Participation Agreement) being 1.4 to 1.0.
1.35 to 1.0, 1.30 to 1.0, 1.25 to 1.0 and 1.20 to 1.0, in clauses (1), (2), (3),
(4) and (5), respectively, of Subsections 6.8(B) and (C) of each Participation Agreement, (bb) "Consolidated EBITDA" as used there shall have the same meaning as set forth in the relevant Participation Agreement, except that the word "similar" shall be deleted, (cc) MIRMA may treat "Consolidated EBITDA" generated and not distributed during the Chapter 11 Cases as being specifically reserved in such period for the payment of "Capital Expenditures" (as defined in the relevant Participation Agreements) in a future period, and (dd) MIRMA may make "Restricted Payments" (as defined in the relevant Participation Agreements) under Section 6.8 of the Participation Agreement based upon the "Fixed Charge Coverage Ratios" for the most recently ended four full Fiscal Quarters for which financial statements are available, and (II) Section 5.13 of each Participation Agreement, which, as stated therein, shall be deemed to be unenforceable under sections 365(b)(2), (e)(1) and/or (f)(1) of the Bankruptcy Code, provided that in lieu thereof MIRMA will agree to be bound by the provisions of Section 5.13 of each Participation Agreement except that an irrevocable, unconditional, collateralized stand by letter of credit shall also constitute "Qualifying Credit Support" as such term is used therein; and (C) as set forth in Section 8.2(d)(iv) of the Plan, the MAI Series A Preferred Shares will be contributed to MIRMA; and

     b. As, among other things, part of MIRMA's cure obligations upon assumption of the MIRMA Leases, MIRMA agrees to pay (and not withstanding anything to the contrary, will not contest payment of) on the Effective Date all reasonable and documented legal and consulting fees incurred by the MIRMA Owner/ Lessors in connection with the Chapter 11 Cases, up to $10,000,000 and shall hold harmless and indemnify the MIRMA Owner/Lessors against the payment of fees incurred by the MIRMA Indenture Trustee in connection with the Chapter 11 Cases. The Confirmation Order shall provide that the MIRMA Indenture Trustee is enjoined from seeking reimbursement of fees and expenses incurred in connection with the Chapter 11 Cases from the Debtors, MD Leaseco, the MIRMA Owner/Lessors or any affiliates thereof except as approved by the Bankruptcy Court. If the MIRMA Indenture Trustee does not object to confirmation of the Plan, MIRMA agrees to pay (and not withstanding anything to the contrary, will not contest payment of) on the Effective Date all reasonable and documented legal and consulting fees incurred by the MIRMA Indenture Trustee in connection with the Chapter 11 Cases, up to $10,000,000.

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

     The Debtors intend to continue a dialogue with the MIRMA Owner/Lessors in an attempt to reach an affirmative agreement. If an affirmative agreement is reached, which agreement may differ materially from the proposed settlement set forth herein, MIRMA will seek appropriate approval of such agreement at or before the Confirmation Hearing and such agreement shall be deemed to be incorporated into the Plan. MIRMA reserves the right to alter the structure of the proposed settlement, provided that such alteration does not have a material negative economic impact on the MIRMA Owner/Lessors as compared with the current proposed settlement structure, including providing for MIRMA to assume and assign the MIRMA Leases to MD Leaseco and to contribute all of its assets to MD Leaseco, including all of MIRMA's equity interests in Mirant Chalk Point, Mirant Potomac River and Mirant Peaker and providing for each to be considered a "Designated Subsidiary" or "Subsidiary" under the MIRMA Leases.

     In the event the MIRMA Owner/Lessors object to confirmation of the Plan, the provisions of the proposed settlement shall be of no effect and shall not be binding on the Debtors in any manner, including in connection with any determination by the Bankruptcy Court regarding adequate assurance of future performance and cure. Although the Debtors will also seek the affirmative or deemed consent of the MIRMA Indenture Trustee, the Debtors believe that the proposed settlement or such other affirmative settlement that may be reached with the MIRMA Owner/Lessors may be implemented over the objection of the MIRMA Indenture Trustee.

     The MIRMA Owner/Lessors and MIRMA Indenture Trustee (collectively, the "MIRMA Lease Parties") do not consent to, and oppose, the Debtors' proposals for assuming and assigning the MIRMA Leases under the Plan. The MIRMA Lease Parties contend that, pursuant to section 365 of the Bankruptcy Code, the MIRMA Leases cannot be assumed and assigned in accordance with the Debtors' proposal. The MIRMA Lease Parties believe that the subject power plants are a critical component of the Plan in that the Plan assumes that the power plants will continue to be operated by MIRMA or its assignee post-confirmation. Further, the MIRMA Lease Parties contend that MIRMA can perform all of its obligations under the MIRMA Leases pursuant to their present terms, including the terms and provisions which MIRMA seeks to eliminate or otherwise preclude the MIRMA Lease Parties from enforcing pursuant to the Plan. If the Court does not permit MIRMA to assume and assign the MIRMA Leases pursuant to the terms and conditions proposed in the Plan, or the Debtors and the MIRMA Lease Parties do not reach an agreement on the terms and conditions of assumption, or assumption and assignment of the MIRMA Leases, confirmation of the Plan may not be possible.

8.  SPECIAL PROVISIONS RELATING TO AGREEMENTS WITH PEPCO AND ITS SUBSIDIARIES

          A. INTERIM PERFORMANCE

     Pending a determination by Final Order of the disputes regarding the Debtors' right to reject the Back-to-Back Agreement (or the APSA, if it is determined by Final Order that the Back-to-Back Agreement is not severable from the APSA for purposes of rejection under section 365 of the Bankruptcy Code) and the Claims of Pepco thereunder, (i) the Debtors' obligations under the Back-to-Back Agreement, the APSA, and the Assumption/Assignment Agreement shall be interim obligations of Mirant Oregon (to be renamed "Mirant Power Purchase, LLC") and unconditionally guaranteed by New Mirant, and no other subsidiary of New Mirant shall have any liability with respect to such interim performance, and (ii) any Debtor's obligations under any other agreement with Pepco or its subsidiaries shall be interim obligations of such Debtor, and no other subsidiary of New Mirant shall have any liability with respect to such interim performance. During this period, Pepco shall not be permitted to exercise any right or remedy arising from any default occurring under any such agreement prior to the Petition Date.

          B. RESERVATION OF RIGHTS

     The Debtors shall have the right, at any time prior to the commencement of the Confirmation Hearing, to commence an action or proceeding to obtain a Final Order (i) authorizing the Debtors to assume or reject any or all of the agreements with Pepco or any of its subsidiaries, (ii) determining that the Debtors' obligations under any of such agreements constitute prepetition debt obligations, (iii) determining that any postpetition amounts paid (in excess of the value of any actual benefits received) by the Debtors, Mirant Oregon, and/or

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New Mirant to Pepco (including payments made after the Effective Date) are recoverable by the Debtors pursuant to sections 105, 503, and 549 of the Bankruptcy Code; (iv) recharacterizing obligations under the agreement arising on or before the Petition Date; (v) avoiding any or all of the obligations under the agreements under the Pepco Causes of Action; or (vi) otherwise resolving the disputes between the Debtors and Pepco. Nothing herein shall (A) preclude the Debtors and Pepco from seeking approval of a negotiated settlement of any such disputes, actions or matters at any time after the Effective Date, or (B) limit the rights, remedies, claims or defenses of Pepco with respect to the matters set forth herein or in connection with any pending litigation. Pepco has advised the Debtors that it will dispute the jurisdiction of the Bankruptcy Court over any rejection, recharacterization, avoidance and disgorgement matters or proceedings. Pepco also disputes that any payments under the APSA (including the Back-to-Back Agreement) are avoidable or recoverable.

          C. CONDITION SUBSEQUENT

     Upon a determination by Final Order (i) authorizing the assumption or rejection of any agreement with Pepco or its subsidiaries; (ii) recharacterizing the obligations arising under any such agreement; or (iii) avoiding the obligations under such agreements, then (A) such agreement shall be rejected, recharacterized, and/or avoided, as the case may be, (B) the interim performance obligations set forth in Section 14.5(a) of the Plan (and any guarantee thereof) shall terminate and be of no further force or effect, (C) New Mirant (for itself or as agent) may pursue any claims it may have against Pepco or third parties for rescission damages, (D) any Claim of Pepco resulting therefrom shall, upon becoming Allowed, be entitled to the treatment specified in the Plan the same as though such Claim became Allowed as of the Effective Date. If the Debtors are unable to obtain a Final Order authorizing the rejection, recharacterization or avoidance of any agreement with Pepco or its subsidiaries, to the extent such agreement constitutes an executory contract pursuant to section 365 of the Bankruptcy Code, such agreement shall be assumed by the Debtor that is a party thereto (and in the case of the Back-to-Back Agreement, the APSA and the Assumption/Assignment Agreement, assigned to Mirant Oregon and unconditionally guaranteed by New Mirant) and in connection therewith all required cure obligations under section 365 of the Bankruptcy Code shall then be performed pursuant to Section 14.2 of the Plan.(1)

9.  SPECIAL PROVISIONS RELATING TO MINT FARM

     As described in "The Chapter 11 Cases -- Material Assets Sales -- Mint Farm," and Mint Farm is in the process of selling its generating plant (and related assets). As part of the sale, Mint Farm expects that the purchaser will request that Mint Farm assume and assign certain executory contracts (and/or unexpired leases) to it (or its designer), which are beneficial and necessary to operate the generating plant on a going forward basis. The sale of the generating plant (and related assets) will be subject to overbid, and consequently, the ultimate purchaser of the generating plant is unknown. Therefore, at this time, the executory contracts (and/or unexpired leases) which the ultimate purchaser may request be assumed and assigned to them in connection with a sale of the generating plants are unknown. As a result, Mint Farm cannot ascertain at this time which of its executory contracts and unexpired leases should be assumed (in order to be subsequently assigned to a purchaser) or rejected.

     To preserve the ability of the Debtors to maximize the value of the sale of the Mint Farm generating plant, it is necessary to extend the time within which the Debtors may reject, assume, or assume and assign their executory contracts and unexpired leases that are associated with the Mint Farm generating plant. Therefore, notwithstanding anything in Article XIV of the Plan to the contrary, but except with respect to any executory contract that is specifically listed on Schedules 11, 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases," or has already been assumed or rejected prior to the Confirmation Date, the deadline for the Debtors to assume or reject executory contracts and unexpired leases that relate to the Mint Farm generating plant is extended to the earlier to occur of the following: (a) the date upon which the sale of the Mint Farm generating plant (and related assets) closes; and (b) one year after

---------------

(1) Pepco and SMECO requested modifications to this paragraph (and other paragraphs of the Disclosure Statement) that the Debtors find objectionable. For the full text of Pepco's and SMECO's proposed alternative language, see Exhibit E.
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

the Effective Date, or such later date determined by the Bankruptcy Court after notice and a hearing. Section 365 of the Bankruptcy Code shall apply to any motion to reject, assume and assign any executory contracts that are subject to this Section. Any rejection damages Claim with respect to an executory contract or unexpired lease relating to Mint Farm shall be filed with the Bankruptcy Court and served on the Debtors no later than thirty (30) days after the rejection has become effective. The Debtors reserve all rights to object to such claims.

10. SPECIAL PROVISIONS RELATING TO THE NEW YORK DEBTORS

     As described in "NY Tax -- New York Real Property Tax Litigation," the New York Debtors are currently parties to ongoing tax litigation with the New York Taxing Authorities. As described in "Proposed New York Tax Settlement," the parties have negotiated a favorable framework for settlement, as set forth in the Proposed New York Tax Settlement. However, the Proposed New York Tax Settlement contains a number of conditions precedent, which may not be satisfied. In such an event, the Debtors may be required to reconsider the reorganization of the New York Debtors. Consequently, the New York Debtors cannot ascertain at this time which of their executory contracts and unexpired leases should be assumed, and possibly assigned, pursuant to section 365 of the Bankruptcy Code.

     To preserve the ability of the Debtors to maximize the value of the contracts relating to the New York Debtors, it is necessary to extend the time within which the Debtors may reject, assume, and assume and assign their executory contracts and unexpired leases that are associated with the New York Debtors. Therefore, notwithstanding anything in Article XIV of the Plan to the contrary, but except with respect to any executory contract or unexpired lease that is specifically listed on Disclosure Statement Schedule 11, 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases", or has already been assumed or rejected prior to the Confirmation Date, the deadline for the Debtors to assume or reject executory contracts and unexpired leases that relate to the New York Debtors is extended to the later of: (a) the first Business Day that is at least thirty (30) days after the New York Debtors Effective Date, and (b) ninety (90) days after the Debtors determine that the New York Debtors Effective Date will not occur. section 365 of the Bankruptcy Code shall apply to any motion to reject, assume, or assume and assign any executory contracts that are subject to Section 15.3(c) of the Plan.

     Any rejection damages Claim with respect to an executory contract or unexpired lease relating to the New York Debtors shall be filed with the Bankruptcy Court and served on the Debtors no later than thirty (30) days after the rejection has become effective. The Debtors reserve all rights to object to such claims.

11. SPECIAL PROVISIONS RELATING TO THE FCC AGREEMENT AND SITE LEASE

     A. INTERIM PERFORMANCE

     Pending a determination by Final Order of the disputes regarding the proper characterization of the FCC Agreement and whether any Claims for damages arising from the rejection of the FCC Agreement should be limited by section 502(b)(6) of the Bankruptcy Code, the Debtors' postpetition obligations under the FCC Agreement shall be performed by Mirant Peaker and the Debtors' postpetition obligations under the Site Lease shall be performed by Mirant Chalk Point. Neither New Mirant nor any other subsidiary of New Mirant shall have any liability with respect to such interim performance of the FCC Agreement or Site Lease. During this period, neither SMECO nor Pepco shall be permitted to exercise any right or remedy arising from any default occurring under the FCC Agreement or Site Lease prior to the Petition Date.

     B. RESERVATION OF RIGHTS

     Subject to the provisions of paragraph (c) below, the Debtors shall have the right, at any time prior to the Confirmation Hearing to commence an action, to seek a Final Order (i) authorizing the Debtors to assume or reject FCC Agreement and Site Lease, (ii) determining that the FCC Agreement constitutes a lease of non-residential real property and that any Claims for damages arising from the rejection of the FCC Agreement should be limited by section 502(b)(6) of the Bankruptcy Code, (iii) determining that the Debtors' obligations under the FCC Agreement constitute prepetition debt obligations, (iv) determining that any

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

postpetition amounts paid (in excess of the value of any actual benefits received) by the Debtors to SMECO (including payments made after the Effective
Date) are recoverable by the Debtors pursuant to sections 105, 503, and 549 of the Bankruptcy Code; (v) recharacterizing obligations under the FCC Agreement as Claims arising on or before the Petition Date; or (vi) otherwise resolving the disputes between the Debtors and SMECO and Pepco relating to the FCC Agreement. Nothing under the Plan shall (A) preclude the Debtors, SMECO and Pepco from seeking approval of any negotiated settlement of any such disputes, actions or matters, or (B) limit the rights, remedies, claims or defenses of Pepco or SMECO with respect to the matters set forth herein or in connection with the pending litigation. SMECO and Pepco have advised the Debtors that they will dispute the jurisdiction of the Bankruptcy Court over any rejection, recharacterization, avoidance and disgorgement matters or proceedings. SMECO and Pepco also dispute that any payments under the FCC Agreement are avoidable or recoverable.

     C. TIME FOR ASSUMPTION OR REJECTION

     The Debtors contend that the FCC Agreement constitutes a lease of non-residential real property and that any Claims for damages arising from the rejection of the FCC Agreement should be limited by section 502(b)(6) of the Bankruptcy Code. Until this issue is determined by Final Order, the Debtors cannot ascertain whether assumption or rejection of the FCC Agreement is in the best interests of Debtors or their estates. In order to preserve the ability of the Debtors to take appropriate action, it is necessary to extend the time within which the Debtors may assume or reject the FCC Agreement. Therefore, notwithstanding anything in Article XIV of the Plan to the contrary, the deadline for the Debtors to assume or reject the FCC Agreement and the Site Lease is extended to sixty (60) days after determination by Final Order of the disputes regarding the proper characterization of the FCC Agreement and whether any Claims for damages arising from the rejection of the FCC Agreement should be limited by section 502(b)(6) of the Bankruptcy Code. To the extent practical and applicable, section 365 of the Bankruptcy Code and Subsections 3 and 4 above shall apply to assumption or rejection of the FCC Agreement and the Site Lease. Any rejection damages Claim with respect to the FCC Agreement or the Site Lease shall be filed with the Bankruptcy Court and served on the Debtors no later than thirty days after the rejection has become effective. The Debtors reserve all rights to object to such claims. If the Debtors are unable to obtain a Final Order (i) authorizing recharacterization of the FCC Agreement and limiting rejection damages thereunder pursuant to section 502(b)(6) of the Bankruptcy Code, or (ii) otherwise authorizing the rejection of the FCC Agreement or the Site Lease, the FCC Agreement shall be assumed by Mirant Peaker and the Site Lease shall be assumed by Mirant Chalk Point (and in connection therewith all required cure obligations under section 365 of the Bankruptcy Code shall then be performed pursuant to Section 14.2 of the Plan).

12. SPECIAL PROVISIONS RELATING TO MIRANT NY-GEN, LLC

     Mirant NY-Gen operates four hydroelectric generating stations located in southeast New York: (a) three of the stations are located in the Mongaup River Basin and owned by Mirant NY-Gen: the Swinging Bridge Station, Mongaup Station and Rio Station; and (b) the fourth station is leased by Mirant NY-Gen: the Grahamsville Station. The Swinging Bridge Station includes the Toronto, Cliff Lake and Swinging Bridge facilities; the Mongaup Station includes the Mongaup and Black Brook facilities, and the Rio Project consists of facilities located at Rio. As described in "Financial Projections and Assumptions -- Summary of Significant Assumptions -- Operating Expenses," repairs at the dam at Swinging Bridge Project related to a sinkhole will cause O&M expenses to increase by approximately $5,600,000 in 2005, of which $3,200,000 should be covered by insurance proceeds to be received in 2006. The actual cost of the remedial repairs is currently unknown and may be substantially in excess of this amount. The Debtors are required to perform a flood study, the results of which will not be known until the fourth quarter of 2005, relating to the Swinging Bridge, Rio and Mongaup Stations to determine the maximum capacity of the reservoirs and the down stream consequences of a rain event resulting in a greater than the maximum capacity event. While the costs of any remedial work resulting from such flood study are unknown, such costs could be significantly greater than the repair costs referred to above. Mirant NY-Gen may continue to require chapter 11 protection to resolve these issues. The Debtors, accordingly, reserve their right and ability, at their sole and exclusive discretion, to leave Mirant NY-Gen in chapter 11.

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

U.  RETENTION OF JURISDICTION(1)

     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code and except as expressly limited by the California Settlement Agreement and related agreements, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter: (1) arising under the Bankruptcy Code; (2) arising in or related to the Chapter 11 Cases or the Plan, or (3) that relates to the following:(2)

          a. To hear and determine any and all motions or applications pending on the Confirmation Date or thereafter brought in accordance with Article XIV of the Plan for the assumption and/or assignment or rejection of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine any and all Claims and any related disputes (including, without limitation, the exercise or enforcement of setoff or recoupment rights, or rights against any third party or the property of any third party resulting therefrom or from the expiration, termination or liquidation of any executory contract or unexpired lease);

          b. To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Disbursing Agent or the Debtors, as applicable, after the Effective Date;

          c. To hear and determine any objections to the allowance of Claims, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow, disallow or estimate any Contested Claim in whole or in part;

          d. To issue such orders in aid of execution of the Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

          e. To consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

          f. To hear and determine all Fee Applications and applications for allowances of compensation and reimbursement of any other fees and expenses authorized to be paid or reimbursed under the Plan or the Bankruptcy Code;

          g. To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Plan, the Plan Documents or their interpretation, implementation, enforcement, or consummation;

          h. To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order (and all exhibits to the Plan) or its interpretation, implementation, enforcement, or consummation;

          i. To the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or cause of action by, on behalf of, or against the Estates;

          j. To determine such other matters that may be set forth in the Plan, or the Confirmation Order, or that may arise in connection with the Plan, or the Confirmation Order;

          k. To hear and determine matters concerning state, local, and federal taxes, fines, penalties, or additions to taxes for which New Mirant and its Affiliates, the Debtors, the Debtors-in-Possession, or the Disbursing Agent may be liable, directly or indirectly, in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

---------------

(1) The Debtors remain subject to regulation by various regulatory authorities, including in connection with the consent decree among Mirant New York, Mirant Lovett and the State of New York described in V.A.ii.(C) herein, and remain subject to the jurisdiction governing such regulatory activities to the extent provided by law.

(2) Pepco and SMECO have requested modifications to this paragraph (and other portions of the Disclosure Statement) that the Debtors find objectionable. For the full text of Pepco's and SMECO's proposed alternative language, see Exhibit E.

          l. To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of the Debtors or any Person under the Plan;

          m. To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of the Debtors (including Avoidance Actions) commenced by the Disbursing Agent, the Debtors or any third parties, as applicable, before or after the Effective Date;

          n. To enter an order or final decree closing the Chapter 11 Cases;

          o. To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order;

          p. To enter any and all appropriate orders necessary to effectuate and otherwise enforce the Implementation Order; and

          q. To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

V.  OTHER MATERIAL PROVISIONS OF THE PLAN

     1. PAYMENT OF STATUTORY FEES

     All fees payable pursuant to 28 U.S.C. section 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by the Debtors on or before the Effective Date.

     2. SATISFACTION OF CLAIMS

     The rights afforded in the Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any accrued interest, as calculated under Section 10.14 of the Plan, against the Debtors and the Debtors-in-Possession, or any of their Estates, Assets, properties, or interests in property. Except as otherwise provided the Plan, on the Effective Date, all Claims against and Equity Interests in the Debtors and the Debtors-in-Possession shall be satisfied, discharged, and released in full. Neither New Mirant, its Affiliates nor the Debtors shall be responsible for any pre-Effective Date obligations of the Debtors or the Debtors-in-Possession, except those expressly assumed by New Mirant, its Affiliates or any such Debtor, as applicable. Except as otherwise provided herein, all Persons and Entities shall be precluded and forever barred from asserting against New Mirant and its Affiliates, the Debtors, their respective successors or assigns, or their Estates, Assets, properties, or interests in property, any event, occurrence, thing, or other further Claims or Causes of Action based upon any act or omission, transaction, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

     3. THIRD PARTY AGREEMENTS; SUBORDINATION

     The Plan Distributions to the various classes of Claims hereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Plan Distributions by reason of any claimed subordination rights or otherwise. All of such rights and any agreements relating thereto shall remain in full force and effect, except as compromised and settled pursuant to the Plan. Plan Distributions under the Plan shall be subject to and modified by any Final Order directing distributions other than as provided in the Plan. The right of the Debtors to seek subordination of any Claim or Equity Interest pursuant to section 510 of the Bankruptcy Code is fully reserved (except as otherwise released pursuant to the California Settlement), and the treatment afforded any Claim that becomes a Subordinated Claim or Subordinated Equity Interest at any time shall be modified to reflect such subordination. Unless the Confirmation Order provides otherwise, no Plan Distribution shall be made on account of a Subordinated Claim or Subordinated Equity Interest. Notwithstanding any other term or provision of the Plan (including, without limitation, any releases, exculpation or injunctions) the right of the Equity Committee to seek subordination, disallowance or related relief (including, without limitation, by prosecuting motions, commenc-ing causes of action or otherwise) with respect to any Equity Interest (including, without limitation, with respect to the Debtors' officers and directors and/or any Protected Persons) is fully reserved, and the treatment afforded any Equity Interest or is otherwise made the subject of any relief in accordance with this sentence at any time shall be modified to reflect such subordination or relief.

     4. EXCULPATION

     NONE OF THE DEBTORS AND THE OLD INDENTURE TRUSTEES OR ANY PROTECTED PERSONS SHALL BE LIABLE FOR ANY CAUSE OF ACTION ARISING IN CONNECTION WITH OR OUT OF THE ADMINISTRATION OF THE CHAPTER 11 CASES, PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT. THE CONFIRMATION ORDER SHALL ENJOIN ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS FROM ASSERTING OR PROSECUTING ANY CLAIM FOR A CAUSE OF ACTION AGAINST ANY PROTECTED PERSON AS TO WHICH SUCH PROTECTED PERSON HAS BEEN EXCULPATED FROM LIABILITY PURSUANT TO THE PRECEDING SENTENCE.

     5. DISCHARGE OF LIABILITIES

     Except as otherwise provided in the Plan, upon the occurrence of the Effective Date, the Debtors shall be discharged from all Claims and Causes of Action to the fullest extent permitted by section 1141 of the Bankruptcy Code, and all holders of Claims and Equity Interests shall be precluded from asserting against New Mirant and its Affiliates, the Debtors, the Assets, or any property dealt with under the Plan, any further or other Cause of Action based upon any act or omission, transaction, event, thing, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date.

     EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, NEITHER NEW MIRANT NOR MET SHALL HAVE, AND SHALL NOT BE CONSTRUED TO HAVE OR MAINTAIN, ANY LIABILITY, CLAIM, OR OBLIGATION THAT IS BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OTHER OCCURRENCE OR THING OCCURRING OR IN EXISTENCE ON OR PRIOR TO THE EFFECTIVE DATE OF THE PLAN (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY OR CLAIMS ARISING UNDER APPLICABLE NON-BANKRUPTCY LAW AS A SUCCESSOR TO MIRANT OR ANY OF THE TRADING DEBTORS) AND NO SUCH LIABILITIES, CLAIMS, OR OBLIGATIONS FOR ANY ACTS SHALL ATTACH TO NEW MIRANT OR MET.

     6. GOVERNING LAW

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, shall govern the construction of the Plan and any agreements, documents, and instruments executed in connection with the Plan, except as otherwise expressly provided in such instruments, agreements or documents.

     7. EXPEDITED DETERMINATION

     The Disbursing Agent is authorized under the Plan to file a request for expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed with respect to the Debtors.

     8. EXEMPTION FROM TRANSFER TAXES

     Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, lien, pledge or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

     9. RETIREE BENEFITS

     Pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

     10. NOTICE OF CONFIRMATION

     In accordance with Section 17.13 of the Plan, the Debtors will serve and publish notice of the entry of the Confirmation Order in a form approved by the Bankruptcy Court which will include, among other things, notice of relevant deadlines and dates.

     11. MODIFICATION OF THE PLAN

     As provided in section 1127 of the Bankruptcy Code, modification of the Plan may be proposed in writing by the Debtors at any time before confirmation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Debtors may modify the Plan at any time after confirmation and before substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications; provided further that any amendments will be made in accordance with Section 17.23 of the Plan. A holder of a Claim that has accepted the Plan shall be deemed to have accepted such Plan as modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder. Notwithstanding the foregoing, the California Settlement cannot be modified by the Plan without the consent of the California Parties.

     12. REVOCATION OF THE PLAN

     Subject to Section 17.23 of the Plan, the Debtors reserve the right to revoke and withdraw the Plan or to adjourn the Confirmation Hearing with respect to any one or more of the Debtors prior to the occurrence of the Effective Date. If the Debtors revoke or withdraw the Plan with respect to any one or more of the Debtors, or if the Effective Date does not occur as to any Debtor, then, as to such Debtor, the Plan and all settlements and compromises set forth in the Plan and not otherwise approved by a separate Final Order shall be deemed null and void and nothing contained herein and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims against or Equity Interests in such Debtor or to prejudice in any manner the rights of any of the Debtors or any other Person in any other further proceedings involving such Debtor.

     In the event that the Debtors choose to adjourn the Confirmation Hearing with respect to any one or more of the Debtors, the Debtors reserve the right to proceed with confirmation of the Plan with respect to those Debtors in relation to which the Confirmation Hearing of the Plan has not been adjourned. With respect to those Debtors with respect to which confirmation of the Plan has been adjourned, the Debtors reserve the right to amend, modify, revoke or withdraw the Plan and/or submit any new plan of reorganization at such times and in such manner as they consider appropriate, subject to the provisions of the Bankruptcy Code.

     13. SETOFF RIGHTS(1)

     In the event that any Debtor has a Claim of any nature whatsoever against the holder of a Claim against such Debtor, then such Debtor may, but is not required to, set off against the Claim (and any payments or other Plan Distributions to be made in respect of such Claim hereunder) such Debtor's Claim against such holder, subject to the provisions of section 553, 556 and 560 of the Bankruptcy Code, provided, however, that the TPA Claim shall be governed by the TPA Order with respect to the foregoing and that nothing in the Plan shall constitute a waiver of Southern's setoff rights set forth in Section 9.15 of the Tax Indemnification

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.

Agreement; provided, further, that this Section of the Plan is subject to the California Settlement Agreement and the Debtors may not effectuate a setoff in violation thereof. Neither the failure to set off nor the allowance of any Claim under the Plan shall constitute a waiver or release of any Claims that any Debtor may have against the holder of any Claim.

     14. RATES

     The Plan does not provide for the change of any rate that is within the jurisdiction of any governmental regulatory commission after the occurrence of the Effective Date.

     15. INJUNCTIONS(1)

          A. ON THE EFFECTIVE DATE AND EXCEPT AS OTHERWISE PROVIDED HEREIN, ALL PERSONS AND ENTITIES WHO HAVE BEEN, ARE, OR MAY BE HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTORS SHALL BE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST OR AFFECTING NEW MIRANT AND ITS AFFILIATES, THE DEBTORS, PROTECTED PERSONS, THE ESTATES, THE ASSETS, OR THE DISBURSING AGENT, OR ANY OF THEIR RESPECTIVE CURRENT OR FORMER MEMBERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS, PROFESSIONALS, SUCCESSORS AND ASSIGNS OR THEIR RESPECTIVE ASSETS AND PROPERTY WITH RESPECT TO SUCH CLAIMS OR EQUITY INTERESTS (OTHER THAN ACTIONS BROUGHT TO ENFORCE ANY RIGHTS OR OBLIGATIONS UNDER THE PLAN):

             I. COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ALL SUITS, ACTIONS, AND PROCEEDINGS THAT ARE PENDING AS OF THE EFFECTIVE DATE, WHICH MUST BE WITHDRAWN OR DISMISSED WITH PREJUDICE);

             II. ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING BY ANY MANNER OR MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER;

             III. CREATING, PERFECTING OR OTHERWISE ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY ENCUMBRANCE; AND

             IV. ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND; PROVIDED, THAT ANY DEFENSES, OFFSETS OR COUNTERCLAIMS WHICH THE DEBTORS MAY HAVE OR ASSERT IN RESPECT OF THE ABOVE REFERENCED CLAIMS ARE FULLY PRESERVED IN ACCORDANCE WITH SECTION 17.16 OF THE PLAN, EXCEPT THAT PEPCO'S TPA CLAIMS ARE NOT SUBJECT TO ANY SUCH DEFENSES, OFFSETS OR COUNTERCLAIM OBJECTIONS.

          B. THE FOREGOING PROVISIONS SHALL NOT APPLY TO HOLDERS OF ALLOWED MAG LONG-TERM NOTE CLAIMS WITH RESPECT TO THEIR LEGAL, EQUITABLE AND CONTRACTUAL RIGHTS, AND PERSONAL CAUSES OF ACTION AGAINST MAG, MAG'S ASSETS AND ANY OF MAG'S CURRENT OR FORMER MANAGERS, OFFICERS, EMPLOYEES, AGENTS AND PROFESSIONALS.

     16. BINDING EFFECT

     The Plan shall be binding upon New Mirant and its Affiliates, the Debtors, the holders of all Claims and Equity Interests, parties in interest, Persons and Entities and their respective successors and assigns. To the extent any provision of the Disclosure Statement or any other solicitation document may be inconsistent with the terms of the Plan, the terms of the Plan shall be binding and conclusive.

     17. SEVERABILITY

     In the event the Bankruptcy Court determines that any provision of the Plan is unenforceable either on its face or as applied to any Claim or Equity Interest or transaction, the Debtors may modify the Plan in accordance with
Section 17.15 of the Plan so that such provision shall not be applicable to the holder of any such Claim or Equity Interest or transaction; provided that the Debtors may not modify the Plan to sever any provision of the California Settlement Agreement from another. Such a determination of unenforceability shall not (a) limit or affect the enforceability and operative effect of any other provision of the Plan, or

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.

(b) require the resolicitation of any acceptance or rejection of the Plan. Nothing in the Plan shall permit the Debtors to sever the provisions of the California Settlement Agreement or any implementing agreements related thereto.

     18. PLAN CONTROLS(1)

     Unless otherwise specified, all section, article, and exhibit references in the Plan are to the respective section in, article of, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender. The Disclosure Statement may be referred to for purposes of interpretation to the extent any term or provision of the Plan is determined by the Bankruptcy Court to be ambiguous.

     19. CHARTER AND BYLAWS OF NEW MIRANT

     The New Mirant Constituent Documents shall be in substantially the form filed with the Bankruptcy Court as Plan Documents.

     20. DISCHARGE OF DEBTORS

     Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, without further notice or order, all Claims of any nature whatsoever shall be automatically discharged forever. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, the Debtors, their Estates, and all successors thereto shall be deemed fully discharged and released from any and all Claims, including, but not limited, to demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, their Estates, and all successors thereto. As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtors, their Estates, or any successor thereto at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the prosecution of any action against New Mirant and it Affiliates or property of the Debtors or their Estates to the extent it relates to a discharged Claim.

                                     XIII.

                      ACCEPTANCE OR REJECTION OF THE PLAN

A.  OVERVIEW

     A plan of reorganization may provide anything from a complex restructuring of a debtor's business and its related obligations to a simple liquidation of the debtor's assets. In either event, upon confirmation of the plan, it becomes binding on the debtor and all of its creditors and equity holders, and the obligations owed by the debtor to such parties are compromised and exchanged for the obligations specified in the plan. Before soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires the debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, that would enable a hypothetical reasonable investor to make an informed judgment about the plan. THIS DISCLOSURE STATEMENT IS PRESENTED TO HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS TO SATISFY THE REQUIREMENTS OF SECTION 1125 OF THE BANKRUPTCY CODE IN CONNECTION WITH THE DEBTORS' SOLICITATION OF VOTES ON THE PLAN.

---------------

1 Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.

     If all classes of claims and equity interests accept a plan of reorganization, the bankruptcy court may confirm the plan if the bankruptcy court independently determines that the requirements of section 1129(a) of the Bankruptcy Code have been satisfied. Section 1129 sets forth the requirements for confirmation of a plan and, among other things, requires that a plan meet the "best interests of creditors" test and be "feasible." The "best interests" test generally requires that the value of the consideration to be distributed to the holders of claims or equity interests under a plan may not be less than those parties would receive if the debtor were liquidated pursuant to a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code. Under the "feasibility" requirement, the bankruptcy court generally must find that there is a reasonable probability that the debtor will be able to meet its obligations under its plan without the need for further financial reorganization. THE DEBTORS BELIEVE THAT THE PLAN SATISFIES ALL THE APPLICABLE REQUIREMENTS OF SECTION 1129(A) OF THE BANKRUPTCY CODE, INCLUDING, IN PARTICULAR, THE BEST INTERESTS OF CREDITORS TEST AND THE FEASIBILITY REQUIREMENT.

     Chapter 11 does not require that each holder of a claim or interest in a particular class vote in favor of a plan of reorganization for the bankruptcy court to determine that the class has accepted the plan. Rather, a class of creditors will be determined to have accepted the plan if the bankruptcy court determines that the plan has been accepted by a majority in number and two-thirds in amount of those claims actually voting in such class. Similarly, a class of equity security holders will have accepted the plan if the bankruptcy court determines that the plan has been accepted by holders of two-thirds of the number of shares actually voting in such class.

     In addition, classes of claims or equity interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan and thus are not entitled to vote. Furthermore, classes that are to receive no distribution under the plan are conclusively deemed to have rejected the plan. Accordingly, acceptances of a plan will generally be solicited only from those persons who hold claims or equity interests in an impaired class. A class is "impaired" if the legal, equitable, or contractual rights associated with the claims or equity interests of that class are modified in any way under the plan. Modification for purposes of determining impairment, however, does not include the curing defaults and reinstating maturity on the effective date of the plan. EXCEPT FOR MIRANT DEBTOR CLASS 1 -- PRIORITY CLAIMS, MAG DEBTOR CLASS 1 -- PRIORITY CLAIMS, MAG DEBTOR CLASS 6 -- MAG LONG-TERM NOTE CLAIMS AND MAG DEBTOR CLASS 8 -- EQUITY INTERESTS WHICH ARE UNIMPAIRED, ALL CLASSES OF CLAIMS AND EQUITY INTERESTS ARE IMPAIRED UNDER THE PLAN AND ENTITLED TO VOTE ON THE PLAN.

     The bankruptcy court also may confirm a plan of reorganization even though fewer than all the classes of impaired claims and equity interests accept such plan. For a plan of reorganization to be confirmed despite its rejection by a class of impaired claims or equity interests, the plan must be accepted by at least one class of impaired claims (determined without counting the vote of insiders) and the proponent of the plan must show, among other things, that the plan does not "discriminate unfairly" and that the plan is "fair and equitable" with respect to each impaired class of claims or equity interests that has not accepted the plan.

     Under section 1129(b) of the Bankruptcy Code, a plan is "fair and equitable" as to a rejecting class of claims or equity interests if, among other things, the plan provides: (a) with respect to secured claims, that each such holder will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; and (b) with respect to unsecured claims and equity interests, that the holder of any claim or equity interest that is junior to the claims or equity interests of such class will not receive or retain on account of such junior claim or equity interest any property from the estate, unless the senior class receives property having a value equal to the full amount of its allowed claim.

     A plan does not "discriminate unfairly" against a rejecting class of claims or equity interests if (a) the relative value of the recovery of such class under the plan does not differ materially from that of any class (or classes) of similarly situated claims or equity interests, and (b) no senior class of claims or equity interests is to receive more than 100% of the amount of the claims or equity interest in such class.

     The Plan has been structured so that it will satisfy the foregoing requirements as to any rejecting class of Claim or Equity Interests, and can therefore be confirmed, if necessary, over the objection of any (but not all) classes of Claims or Equity Interests.

B.  CONFIRMATION OF THE PLAN

     1. ELEMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE

     At the confirmation hearing, the Bankruptcy Court will confirm the Plan only if all of the conditions to confirmation under section 1129 of the Bankruptcy Code are satisfied.

     Such conditions include the following:

          1. The Plan complies with the applicable provisions of the Bankruptcy Code.

          2. Each of the Debtors has complied with the applicable provisions of the Bankruptcy Code.

          3. The Plan has been proposed in good faith and not by any means proscribed by law.

          4. Any payment made or promised by the Debtors or by an entity issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court; and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

          5. The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors or a successor to the Debtors under the Plan and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by such Debtor, and the nature of any compensation for such insider.

          6. With respect to each impaired class of Claims or Equity Interests, each holder of an impaired Claim or impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of the Claims or Equity Interests held by such entity, property of a value, as of the applicable consummation date under the Plan, that is not less than the amount that such entity would receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code.

          7. In the event that the Debtors do not move to confirm the Plan nonconsensually, each Class of Claims or Equity Interests entitled to vote has either accepted the Plan or is not impaired under the Plan.

          8. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Claims and Priority Non-Tax Claims will be paid in full on the applicable consummation date and that Priority Tax Claims will be paid in full, in cash, on the applicable consummation date or as soon as practicable thereafter; however, the Debtors shall have the right to make deferred cash payments on account of such Priority Tax Claims over a period not exceeding six (6) years after the date of assessment of such Claims, having a value, as of the applicable consummation date, equal to the allowed amount of such Claims.

          9. At least one impaired class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such class.

          10. Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any other successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

          11. All fees payable under 28 U.S.C. sec. 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

          12. The Plan provides for the continuation after the consummation of the Plan of payment of all retiree benefits at the level established under section 1114(e)(1)(B) or (g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period each of the Debtors has obligated itself to provide such benefits.

     THE DEBTORS BELIEVE THAT THE PLAN WILL SATISFY ALL THE STATUTORY PROVISIONS OF CHAPTER 11 OF THE BANKRUPTCY CODE, THAT THEY HAVE COMPLIED OR WILL HAVE COMPLIED WITH ALL OF THE PROVISIONS OF THE BANKRUPTCY CODE, AND THAT THE PLAN IS BEING PROPOSED AND WILL BE SUBMITTED TO THE BANKRUPTCY COURT IN GOOD FAITH.

     2. ACCEPTANCE.

     A Class of Claims will have accepted the Plan if the Plan is accepted, with reference to a Class of Claims, by at least two-thirds in amount and more than one-half in number of the Allowed Claims of each such Class of Claims. Each Class of Equity Interests will have accepted the Plan if the Plan is accepted with reference to a Class of Equity Interests, by at least two-thirds in amount of the Allowed Equity Interests of each Class of Equity Interests.

     Notwithstanding Section 2.1 of the Plan, the Debtors will tabulate all votes on the Plan on a non-consolidated basis, by-class and by-Debtor, for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and/or
(10) of the Bankruptcy Code with respect to each Debtor. For each Debtor that satisfies 1129(a)(8) and/or (10) of the Bankruptcy Code, and provided that all other requirements to confirmation of the Plan are met, the inclusion of such Debtor into the applicable Debtor Group as set forth in Article II of the Plan shall be deemed to occur by operation of the Plan. For each Debtor that fails to satisfy either sections 1129(a)(8) or (10) of the Bankruptcy Code, the inclusion of such Debtor into the applicable Debtor Group as set forth in Article II of the Plan shall be subject to a determination of the Bankruptcy Court that the settlement satisfies the requirements for approval under sections 1123(b)(3) and
(6) of the Bankruptcy Code and Bankruptcy Rule 9019, which determination may be made at the Confirmation Hearing. If all classes of a Debtor accept the Plan, then the settlement set forth in Article II of the Plan as to that Debtor occurs without any evidentiary showing. If a single class of a Debtor accepts the Plan, then the settlement set forth in Article II as to that Debtor shall be addressed as part of the section 1129(b) case as to that Debtors' rejecting classes in order to implement the settlement set forth in Article II as to that Debtor.

     In lieu of obtaining the approval of the settlement of Intercompany Claims and related matters as contemplated by Article II of the Plan with respect to any Mirant Debtor, the Debtors may modify the Plan to appropriately address the rights of holders of Allowed Claims against such Mirant Debtor.

     3. BEST INTERESTS TEST.

     With respect to each impaired class of holders of Claims and Equity Interests, confirmation of the Plan requires that each such holder either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the applicable consummation date under the Plan, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

     To determine what holders of Claims and Equity Interests of each impaired class would receive if the Debtors were liquidated, the Bankruptcy Court must determine the proceeds that would be generated from the liquidation of the properties and interests in property of the Debtors in a Chapter 7 liquidation case. The proceeds that would be available for satisfaction of Unsecured Claims against and Equity Interests in the Debtors would consist of the proceeds generated by disposition of the unencumbered equity in the properties and interests in property of the Debtors and the cash held by the Debtors at the time of the commencement of the liquidation case. Such proceeds would be reduced by the costs and expenses of the liquidation and by such additional administration and priority claims that may result from the termination of the business of the Debtors and the use of Chapter 7 for the purposes of liquidation.

     The costs of liquidation under Chapter 7 of the Bankruptcy Code would include the fees payable to a trustee in bankruptcy, and the fees that would be payable to additional attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors, accountants and costs that are allowed in the Chapter 7 case. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into or assumed by the Debtors during the pendency of the Chapter 11 Cases.

     The foregoing types of Claims and such other Claims which may arise in the liquidation cases or result from the pending Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay Unsecured Claims arising on or before the Petition Date.

     To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the properties and interests in property of the Debtors (net of the amounts attributable to the aforesaid claims) is then compared with the present value offered to such classes of Claims and Equity Interests under the Plan.

     In applying the "best interests" test, it is possible that Claims and Equity Interests in the chapter 7 cases may not be classified according to the seniority of such Claims and Equity Interests as provided in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all Unsecured Claims arising on or before the Petition Date which have the same rights upon liquidation would be treated as one class for the purposes of determining the potential distribution of the liquidation proceeds resulting from the chapter 7 cases of the Debtors. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the Claim held by each creditor. Therefore, creditors who claim to be third-party beneficiaries of any contractual subordination provisions might have to seek to enforce such contractual subordination provisions in the Bankruptcy Court or otherwise. The Debtors believe that the most likely outcome of liquidation proceedings under chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full with interest, and no stockholder receives any distribution until all creditors are paid in full with interest.

     After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the chapter 11 cases, including: (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" environment in which such a liquidation would likely occur;
(iii) the adverse effects on the salability of business segments as a result of the likely departure of key employees and the loss of customers; and (iv) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the chapter 11 cases, the Debtors have determined that confirmation of the Plan will provide each holder of a Claim or Equity Interest with a greater recovery than it would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

     The liquidation analysis is attached hereto as Exhibit "C."

     4. FEASIBILITY.

     The Bankruptcy Code conditions confirmation of a plan of reorganization on, among other things, a finding that it not likely to be followed by the liquidation or the need for further financial reorganization of a debtor. For purposes of determining whether the Plan satisfies this condition, the Debtors have analyzed the capacity of each Debtor to service its obligations under the Plan. Based upon their analysis of their Projections, the Debtors believe they will be able to make all payments required to be made under the Plan. See "Financial Projections and Assumptions."

     C. CRAMDOWN

     In the event that any impaired class does not accept the Plan, the Debtors nevertheless may move for confirmation of the Plan. To obtain such confirmation, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such classes and any other classes of Claims that vote to reject the Plan.

     1. NO UNFAIR DISCRIMINATION.

     A plan of reorganization "does not discriminate unfairly" if (a) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are related to the legal rights of the nonaccepting class, and (b) no class receives payments in excess of that which it is legally entitled to receive for its Claims or Equity Interests. The Debtor believe that under the Plan all impaired classes of Claims and Equity Interests are treated in a manner that is consistent with the treatment of other classes of Claims and Equity Interests to which their legal rights are related, if any, and no class of Claims or Equity Interests will receive payments or property with an aggregate value greater than the aggregate value of the Allowed Claims and Allowed Equity Interests in such class. Accordingly, the Debtors believe the Plan does not discriminate unfairly as to any impaired class of Claims or Equity Interests.

     2. FAIR AND EQUITABLE TEST.

     The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and holders of equity interest as follows:

     Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and it receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the indubitable equivalent of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds and the treatment of such liens on proceeds as provided in clause (i) or (ii) of this subparagraph.

     Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization, subject to the applicability of the judicial doctrine of contributing new value.

     Holders of Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock or (ii) the holders of interests that are junior to the stock will not receive any property under the plan of reorganization, subject to the applicability of the judicial doctrine of contributing new value.

     THE DEBTORS MAY MOVE FOR CONFIRMATION OF THE JOINT PLAN IF LESS THAN THE REQUISITE HOLDERS OF CLAIMS OR EQUITY INTERESTS IN ANY CLASS VOTE TO ACCEPT THE JOINT PLAN.

                                      XIV.

                                  RISK FACTORS

A. HOLDERS OF UNSECURED CLAIMS AND EQUITY INTERESTS IN THE DEBTORS MAY FACE SIGNIFICANT LOSSES IN THE EVENT OF A SUBSEQUENT LIQUIDATION OR FINANCIAL REORGANIZATION BY THE DEBTORS

     The management of the Debtors reasonably believes that, if it is permitted to implement its business plan and if the Debtors meet their current financial projections as updated by the subsequently identified variances discussed herein, the confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors. Nevertheless, there can be no assurance that such liquidation will not occur or that the need for such financial reorganization will not arise. Substantially all the unencumbered assets of the Debtors will be pledged to secure the Debtors' obligations under the Exit Facility. Furthermore, certain of the Debtors will be highly leveraged, which may affect their ability to meet their debt service obligations, to operate and compete effectively and to realize the results set forth in the Projections. Accordingly, after consummation of the Plan, if the Debtors were to be liquidated or if the need for a further financial reorganization were to arise, the unencumbered assets of the Debtors likely would be insufficient to provide the holders of: (1) Unsecured Claims against the Debtors with a significant recovery, and (2) Equity Interests in the Debtors with any material recovery.

B. THE DEBTORS' ACTUAL FINANCIAL RESULTS MAY VARY SIGNIFICANTLY FROM THE PROJECTIONS INCLUDED IN THIS DISCLOSURE STATEMENT

     The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the business plan of the Debtors and the validity of the numerous assumptions contained therein. In particular, the Projections assume that: (a) as power markets return to equilibrium through 2008 to 2010, marginal new generation will be compensated for its long run marginal cost through a combination of energy and capacity prices, and (b) markets that currently do not have a traded capacity market will develop a mechanism to compensate for capacity by 2006. Since the Projections were prepared, the terms of the Plan have been revised, actual results have been realized that differ from the results forecast in the projections and the forward looking view of the Debtors has changed with respect to certain assumptions and expectations. The significant assumptions underlying the Projections, including certain updates to those assumptions, are discussed in greater detail in this Disclosure Statement under "Financial Projection and Assumptions -- Summary of Significant Assumptions."

     Many of these assumptions are beyond the control of the Debtors and may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may adversely affect the financial results of the Debtors. Although the Debtors believe that the Projections and assumptions as updated by the subsequently identified variances, are reasonable, variations between the actual financial results and those projected may be material.

C. THE DEBTORS' REVENUES ARE UNPREDICTABLE BECAUSE MANY OF THEIR FACILITIES OPERATE WITHOUT LONG-TERM POWER PURCHASE AGREEMENTS, AND THEIR REVENUES AND RESULTS OF OPERATIONS DEPEND IN PART ON MARKET AND COMPETITIVE FORCES THAT ARE BEYOND THE DEBTORS' CONTROL

     The Debtors sell capacity, energy and ancillary services from many of their North America generating facilities into competitive power markets or on a short-term fixed price basis through power sales agreements. The market for wholesale electric energy and energy services is largely based on prevailing market forces, subject to regulatory caps, and, therefore, the Debtors are not guaranteed any return on their capital investments through mandated rates. The price for which the Debtors can sell their output can fluctuate on a day-to-day basis. There are rules, however, regarding price and bid caps that restrict the absolute movement of prices, as would occur in a truly deregulated market. The Debtors' revenues and results of operations are likely to depend upon prevailing market prices, which are influenced by factors that are beyond the Debtors' control, including:

     - prevailing market prices for fuel oil, coal and natural gas and emissions;

     - the extent of additional supplies of electric energy and energy services from the Debtors' current competitors or new market entrants, including the development of new generating facilities that may be able to produce electricity less expensively than the Debtors' generating facilities;

     - the extended operation of nuclear generating plants and other older power plants beyond their presently expected dates of decommissioning;

     - prevailing regulations by FERC that affect the Debtors' markets and regulations governing the independent system operators that oversee these markets, including any price limitations and other mechanisms to address some of the volatility or illiquidity in these markets or the physical stability of the system;

     - the failure of market rules to develop mechanisms that provide for capacity compensation in markets where the mechanisms do not currently exist;

     - actions by regulators, ISOs/RTOs and other bodies that could prevent capacity and energy prices from rising to the level sufficient for full recovery of long run marginal costs of new entrants where supply/demand equilibrium is reached;

     - weather conditions; and

     - changes in the rate of growth in electricity usage as a result of such factors as regional economic conditions and implementation of conservation programs.

     In addition, unlike most other commodities, electric energy can only be stored on a very limited basis and generally must be produced at the time of use. As a result, the wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable.

D. OPERATION OF THE DEBTORS' GENERATING FACILITIES INVOLVES RISKS THAT MAY HAVE A MATERIAL ADVERSE IMPACT ON THE DEBTORS' CASH FLOWS AND RESULTS OF OPERATIONS

     The operation of the Debtors' generating facilities involves various operating risks, including:

     - the output and efficiency levels at which those generating facilities perform;

     - interruptions in fuel supply;

     - disruptions in the delivery of electricity;

     - adverse zoning;

     - breakdown or failure of equipment (whether due to age or otherwise) or processes;

     - violation of the Debtors' permit requirements or revocation of permits;

     - shortages of equipment or spare parts;

     - labor disputes;

     - operator errors;

     - curtailment of operations due to transmission constraints;

     - restrictions on emissions;

     - implementation of unproven technologies in connection with environmental improvements; and

     - catastrophic events such as fires, explosions, floods, earthquakes or other similar occurrences.

     A decrease in or elimination of revenues generated by the Debtors' facilities or an increase in the costs of operating such facilities could materially impact the cash flows and results of operations of the Debtors, including cash flows available to the Debtors to make payments on their debt or their other obligations.

E. RESTRICTIONS AND COVENANTS IN THE EXIT FACILITY AND OTHER DEBT INSTRUMENTS MAY LIMIT THE ABILITY OF NEW MAG HOLDCO AND CERTAIN OF ITS SUBSIDIARIES TO TAKE CERTAIN ACTIONS; THE FAILURE TO COMPLY WITH THESE RESTRICTIONS AND COVENANTS CAN HAVE ADVERSE CONSEQUENCES ON THEIR BUSINESSES

     The Exit Facility is expected to contain restrictive covenants which, among other things, can limit or prohibit New MAG Holdco's and certain of its subsidiaries' ability to:

     - incur additional debt;

     - prepay, redeem, or repurchase indebtedness;

     - pay dividends or repurchase shares of capital stock;

     - make loans or investments;

     - create liens;

     - sell assets;

     - acquire businesses;

     - enter into sale and lease back arrangements;

     - enter into mergers and consolidations;

     - change the nature of the businesses; and

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     - amend organizational documents, debt documents and other material agreements.

     The Exit Facility will be secured by substantially all the Assets of the Debtors. In addition, the Exit Facility will likely require New MAG Holdco and certain of its subsidiaries to maintain certain financial ratios and meet certain tests, including minimum leverage and interest coverage ratios, and restrict its ability and the ability of its subsidiaries to make capital expenditures. These covenants may have important consequences on the Debtors' operations, including, but not necessarily limited to, restricting their ability to obtain additional financing and potentially limiting their ability to adjust to rapidly changing market conditions.

     The Debtors cannot assure you that New MAG Holdco and certain of its subsidiaries will be able to comply with the provisions of their respective debt instruments, including the financial covenants in the Exit Facility. Breaching any of these covenants or restrictions or the failure to comply with obligations under the Exit Facility after the lapse of any applicable grace periods could result in a default under the applicable debt instruments, including the Exit Facility. If there were an event of default, holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately. The Debtors cannot provide assurance that New MAG Holdco and certain of its subsidiaries assets or cash flow would be sufficient to fully repay borrowings under the outstanding debt instruments, either upon maturity or if accelerated upon an event of default or that they would be able to refinance or restructure the payments on such debt. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of their or their subsidiaries' other debt instruments.

     A substantial portion of the Debtors' cash provided by operating activities is generated by MIRMA. In the event it were subject to the leveraged leases as currently constituted after it emerged from bankruptcy, MIRMA would not be permitted to make any dividends, distributions and other restricted payments unless (1) it satisfies the fixed charge coverage ratio on a historical basis for the last period of four fiscal quarters, (2) it is projected to satisfy the fixed charge coverage ratio for the next two periods of four fiscal quarters, and (3) no significant lease default or event of default has occurred and is continuing. Based on the Debtors' calculation of the fixed charge coverage ratios under the leveraged leases as of June 30, 2005, MIRMA meets the required
1.7 to 1.0 ratio for restricted payments, both on an historical and projected basis. However, the expected historical ratio for June 30, 2005 and the projected historical ratio for September 30, 2005 are close to the required ratio. In the event of a default under the leveraged leases or if the restricted payments test is not satisfied, the cash of Mirant Mid-Atlantic would not be available for use in connection with the implementation of the Plan.

F. THE DEBTORS MAY BE UNABLE TO GENERATE SUFFICIENT LIQUIDITY TO SERVICE THEIR DEBT AND TO POST REQUIRED AMOUNTS OF COLLATERAL NECESSARY TO ECONOMICALLY HEDGE MARKET RISKS EFFECTIVELY

     The Debtors' ability to pay principal and interest on their debt depends on their future operating performance. If the Debtors' cash flows and capital resources are insufficient to allow them to make scheduled payments on their debt, the Debtors may have to reduce or delay capital expenditures, sell assets, seek additional capital, restructure or refinance the debt or sell equity. There can be no assurance that the terms of the debt will allow these alternative measures, that the debt or equity will be available to the Debtors on acceptable terms or that such measures would satisfy their scheduled debt service obligations.

     Furthermore, the Debtors seek to manage the market risks and exposure to fluctuating power and fuel prices by entering into forward and other contracts that economically hedge the amount of exposure for their net transactions. As such, the effectiveness of the Debtors' hedging strategy may be dependent on the amount of collateral available to enter into these hedging contracts, and liquidity requirements may be greater than the Debtors anticipate or are able to meet.

     If the Debtors' facilities experience unplanned outages, they may be required to procure replacement power in the open market to satisfy contractual commitments. Without adequate liquidity to post margin and collateral requirements, the Debtors may be exposed to significant losses and may miss significant opportunities, and the Debtors may have increased exposure to the volatility of spot markets.

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G.  CHANGES IN COMMODITY PRICES MAY NEGATIVELY IMPACT THE DEBTORS' FINANCIAL
    RESULTS BY INCREASING THE COST OF PRODUCING POWER OR LOWERING THE PRICE AT WHICH THE DEBTORS ARE ABLE TO SELL THEIR POWER, AND THE DEBTORS MAY BE UNSUCCESSFUL AT MANAGING THIS RISK

     The Debtors' generation business is subject to changes in power prices and fuel costs, which may impact their financial results and financial position by increasing the cost of producing power and decreasing the amounts they receive from the sale of power. In addition, actual power prices and fuel costs may differ from their expectations and those assumed in the Debtors' financial models.

     MAEM engages (and MET will engage) in price risk management activities related to sales of electricity and purchases of fuel. The income and losses from these activities are allocated to the Debtors' generation businesses. MAEM (and following the transfer of the Debtors' energy trading and marketing business, MET) may use forward contracts and derivative financial instruments to manage market risk. and exposure to volatility in electricity, coal, natural gas and oil prices. The Debtors cannot provide assurance that these strategies will be successful in managing the Debtors' price risks, or that they will not result in net losses to the Debtors as a result of future volatility in electricity and fuel markets.

     Many factors influence commodity prices, including weather, market liquidity, transmission and transportation inefficiencies, availability of competitively priced alternative energy sources, demand for energy commodities, natural gas, crude oil and coal production, natural disasters, wars, embargoes and other catastrophic events, and federal, state and foreign energy and environmental regulation and legislation.

     Additionally, the Debtors expect to have an open position in the market, within their established guidelines, resulting from the management of their portfolio. To the extent open positions exist, fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably. Furthermore, the risk management procedures the Debtors have in place may not always be followed or may not always work as planned. As a result of these and other factors, the Debtors cannot predict with precision the impact that risk management decisions may have on their businesses, operating results or financial position. Although management devotes a considerable amount of attention to these issues, their outcome is uncertain.

H. SOME OF THE GENERATION FACILITIES OF THE DEBTORS OR THEIR SUBSIDIARIES DEPEND ON ONLY ONE OR A FEW CUSTOMERS OR SUPPLIERS. THESE PARTIES, AS WELL AS OTHER PARTIES WITH WHOM THE DEBTORS AND THEIR SUBSIDIARIES HAVE CONTRACTS, MAY FAIL TO PERFORM THEIR OBLIGATIONS, OR MAY TERMINATE THEIR EXISTING AGREEMENTS, WHICH MAY RESULT IN A DEFAULT ON PROJECT DEBT OR A LOSS IN REVENUES AND MAY REQUIRE THE DEBTORS TO INSTITUTE LEGAL PROCEEDINGS TO ENFORCE THE RELEVANT AGREEMENTS

     Several of the power production facilities of the Debtors or their subsidiaries rely on a single customer or a few customers to purchase most or all of the facility's output or on a single supplier or a few suppliers to provide fuel, water and other services required for the operation of the facility. The sale and procurement agreements for these facilities may also provide support for any project debt used to finance the related facilities. The failure of any supplier or customer to fulfill its contractual obligations to the facility could have a material adverse effect on such facility's financial results. The financial performance of these facilities is dependent on the continued performance by customers and suppliers of their obligations under their long-term agreements. The Debtors' facilities in the Philippines are exposed to significant risks, as a result of their reliance on their contracts with NPC, which purchases almost all of the power generated by those facilities. These risks include political instability, changes in governmental leadership, regulation of the electricity business and the credit quality of the Philippine government. If NPC were to fail to perform its obligations under its energy conversion agreements with Mirant's subsidiaries, the resulting loss of cash flow and revenue would have a material adverse effect on our financial condition and results of operations.

     Revenue under some of the Debtors' power sales agreements may be reduced significantly upon their expiration or termination. Some of the electricity the Debtors generate from their existing portfolio is sold under long-term power sales agreements that expire at various times. When the terms of each of these power sales agreements expire, it is possible that the price paid to the Debtors for the generation of electricity may be reduced significantly, which would substantially reduce their revenue.
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I.  THE DEBTORS ARE EXPOSED TO THE RISK OF FUEL AND FUEL TRANSPORTATION COST
    INCREASES AND VOLATILITY AND INTERRUPTION IN FUEL SUPPLY BECAUSE THEIR FACILITIES GENERALLY DO NOT HAVE LONG-TERM NATURAL GAS, COAL AND OIL FUEL SUPPLY AGREEMENTS

     Most of the Debtors' domestic power generation facilities purchase their fuel requirements under short-term contracts or in the spot market. Although the Debtors attempt to purchase fuel based on their known fuel requirements, they still face the risks of supply interruptions and fuel price volatility as fuel deliveries may not exactly match energy sales due in part to their need to prepurchase inventories for reliability and dispatch requirements. The price they can obtain for the sale of energy may not rise at the same rate, or may not rise at all, to match a rise in fuel costs. This may have a material adverse effect on the Debtors' financial performance. The volatility of fuel prices could adversely affect the Debtors' financial results and operations.

J. THE DEBTORS' CREDIT RATINGS IMPACT THEIR ABILITY TO ACCESS THE CAPITAL MARKETS FOR NEW BORROWINGS ON ACCEPTABLE TERMS AND THEIR COLLATERAL REQUIREMENTS WITH COUNTERPARTIES. IF THE DEBTORS ARE NOT ABLE TO ACHIEVE THEIR ANTICIPATED RATING LEVELS AFTER EMERGENCE FROM CHAPTER 11 AND MAINTAIN THOSE LEVELS, THEIR FINANCIAL CONDITION AND ABILITY TO ACHIEVE THEIR PROJECTIONS MAY BE MATERIALLY ADVERSELY AFFECTED

     If the Debtors are not able to achieve their anticipated credit ratings after emergence from chapter 11 or if their ratings are lowered significantly from these levels, the Debtors' business could be materially adversely impacted. For example, significant downgrades could increase negative sentiment and reactions from the Debtors' customers, regulators, investors, suppliers, lenders or other credit rating agencies, increase pressure on the Debtors' liquidity and reduce the Debtors' ability to raise capital on acceptable terms. These reactions could impair the Debtors' ability to achieve their business plan.

K. THE DEBTORS ARE EXPOSED TO CREDIT RISK FROM THIRD PARTIES UNDER CONTRACTS AND IN MARKET TRANSACTIONS

     The Debtors' operations are exposed to the risk that counterparties that owe money as a result of market transactions will not perform their obligations. A facility's financial results may be materially adversely affected if any one customer fails to fulfill its contractual obligations and the Debtors are unable to find other customers to produce the same level of profitability. As a result of the failure of a major customer to meet its contractual obligations, the Debtors may be unable to repay obligations under their debt agreements.

L. THE DEBTORS' OPERATIONS AND ACTIVITIES ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL REGULATION AND PERMITTING REQUIREMENTS AND COULD BE ADVERSELY AFFECTED BY FUTURE CHANGES IN ENVIRONMENTAL LAWS AND REQUIREMENTS

     The Debtors' business is subject to extensive environmental regulation by federal, state and local authorities, which requires continuous compliance with conditions established by their operating permits. To comply with these legal requirements, the Debtors must spend significant sums on environmental monitoring, pollution control equipment and emissions allowances. The Debtors may also be exposed to compliance risks from plants they have acquired. Although the Debtors have budgeted for significant expenditures to comply with these requirements, actual expenditures may be greater than budgeted amounts. If the Debtors were to fail to comply with these requirements, they could be subject to civil or criminal liability and the imposition of liens or fines. With the trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets operated by the Debtors subject to environmental regulation, the Debtors expect their environmental expenditures to be substantial in the future. The Debtors' business, operations and financial condition could be adversely affected by this trend.

     In general, environmental laws, particularly with respect to air emissions, are becoming more stringent, which may require the Debtors to install expensive plant upgrades or restrict their operations to meet more stringent standards. The Debtors cannot always predict the level of capital expenditures that will be required due to changing environmental and safety laws and regulations, deteriorating facility conditions and

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

unexpected events (such as natural disasters or terrorist attacks). The unexpected requirement of large capital expenditures could have a material adverse effect on their financial performance and condition.

     The Debtors may not be able to obtain from time to time desired environmental regulatory approvals. Such approvals could be delayed or subject to onerous conditions. If there is a delay in obtaining any environmental regulatory approvals or if onerous conditions are imposed, the operation of the Debtors' generating facilities or the sale of electricity to third parties could be prevented or become subject to additional costs. The Debtors generally are responsible for all on-site environmental liabilities. Unless their contracts with customers expressly permit them to pass through increased costs attributable to new statutes, rules and regulations, the Debtors may not be able to recover capital costs of complying with new environmental regulations, which may adversely affect their profitability.

M. THE DEBTORS' BUSINESS IS SUBJECT TO COMPLEX GOVERNMENT REGULATIONS. CHANGES IN THESE REGULATIONS, OR THEIR ADMINISTRATION, BY LEGISLATURES, STATE AND FEDERAL REGULATORY AGENCIES, OR OTHER BODIES MAY AFFECT THE COSTS OF OPERATING THE DEBTORS' FACILITIES OR THEIR ABILITY TO OPERATE THEIR FACILITIES. SUCH COST IMPACTS, IN TURN, MAY NEGATIVELY IMPACT THE DEBTORS' FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Currently, the Debtors' facilities are Exempt Wholesale Generators (EWGs) that sell electricity primarily into the wholesale market. Generally, the Debtors are subject to regulation by FERC regarding the terms and conditions of wholesale service and rates, as well as by state agencies regarding physical aspects of the generating facilities. The majority of the Debtors' generation is sold at market prices under the market based rate authority granted by FERC. If certain conditions are not met, FERC has the authority to withhold or rescind market based rate authority, and the Debtors would have to file for authority to make sales based on cost of service rates. Such cases are typically settled rather than litigated to completion, adding additional uncertainty to the process. A loss of the Debtors' market based rate authority could severely impair their execution of the business plan and could have a materially negative impact on the Debtors' generation business.

     Even where market based rate authority has been granted, FERC frequently imposes various forms of price and operating restrictions where it determines that market power exists and that the public interest requires such market power to be mitigated. These restrictions are frequently administered via bidding and scheduling rules administered by ISOs and RTOs. PJM has significantly expanded its system over the last two years, with the addition of the service areas of Allegheny Power, Commonwealth Edison, AEP-East, Duquesne Light, Dayton Power & Light ("DP&L") and Dominion-Virginia Power. In the fall of 2004, PJM completed its integration of AEP and DP&L into the PJM RTO, and AEP and DP&L were deemed to be capable of providing capacity to all areas of PJM. This has severely depressed forward pricing for capacity.

     Certain of the Debtors' Assets are located in the ERCOT. Such assets are not generally subject to regulation by FERC, but are subject to similar types of regulation by agencies of the state of Texas. In addition to direct regulation by FERC and ERCOT, most of the Debtors' Assets are subject to rules and terms of participation imposed and administered by various RTOs and ISOs. While these entities are themselves ultimately regulated by FERC, they can impose rules, restrictions, and terms of service that are quasi-regulatory in nature and can have a material adverse impact on the Debtors' business.

     To conduct their business, the Debtors' must obtain licenses, permits and approvals for their plants. These licenses, permits and approvals can be in addition to any environmental permits required. No assurance can be provided that the Debtors will be able to obtain and comply with all necessary licenses, permits and approvals for these plants. If the Debtors cannot comply with all applicable regulations, their business, results of operations, and financial condition could be adversely affected.

     Currently, the state of California is asserting jurisdiction over EWGs to impose operating and maintenance standards. Included in these proposed standards are certain provisions that would restrict the ability of the Debtors to control economic decisions with regard to the use, ownership transfer and retirement of their Assets in California. The state's ability to legally impose such proposed restrictions is uncertain. However, if the regulations are imposed in their current form, and such imposition withstands any legal
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

challenge that might be undertaken, then the Debtors' business, financial condition and results of operation may be materially adversely affected.

     The Debtors cannot predict whether the federal or state legislatures will adopt legislation relating to the restructuring of the energy industry. There are proposals in many jurisdictions to both advance and to roll back the movement toward competitive markets for supply of electricity, at both the wholesale and retail level. For example, on November 8, 2005, California voters will consider a ballot initiative that would return the state to cost of service regulation, and eliminate the ability of individual consumers to shop for an electricity supplier. If the initiative passes, its ultimate impact on the business of the Debtors is uncertain. However, it is probable that it will have an adverse impact, and the possibility of any partially offsetting improvements in business conditions is minimal. Furthermore, on August 8, 2005, the Energy Policy Act of 2005 was enacted. Although it did not directly harm competitive markets, there are many regulations that will be issued pursuant to the Act that could have an impact on the Debtors' business. In addition, any legislation resulting in an environment dominated by large, vertically integrated utilities and a concentration of ownership of such utilities, could impact the ability of the Debtors to successfully compete, and their business and results of operation could suffer. We cannot provide assurance that the introductions of new laws, or other future regulatory developments, will not have a material adverse impact on our business, operations, or financial condition.

N. CHANGES IN TECHNOLOGY MAY SIGNIFICANTLY IMPACT THE DEBTORS' GENERATION BUSINESS BY MAKING THEIR POWER PLANTS LESS COMPETITIVE

     A basic premise of the Debtors' generation business is that generating power at central plants achieves economies of scale and produces electricity at a low price. There are other technologies that can produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic solar cells. It is possible that advances in technology will reduce the cost of alternative methods of electricity production to levels that are equal to or below that of most central station electric production, which could have a material impact on the Debtors' results of operations.

O. TERRORIST ATTACKS, FUTURE WAR OR RISK OF WAR MAY ADVERSELY IMPACT THE DEBTORS' RESULTS OF OPERATIONS, THEIR ABILITY TO RAISE CAPITAL OR THEIR FUTURE GROWTH

     As power generators, the Debtors face above-average risk of an act of terrorism, including with respect to their facilities outside the United States, either a direct act against a generating facility of the Debtors or an inability to operate as a result of systemic damage resulting from an act against the transmission and distribution infrastructure that they use to transport their power. If such an attack were to occur, the Debtors' business, financial condition and results of operations could be materially adversely impacted. In addition, such an attack could impact their ability to service their indebtedness, their ability to raise capital and their future growth opportunities.

P. THE DEBTORS' OPERATIONS ARE SUBJECT TO HAZARDS CUSTOMARY TO THE POWER GENERATION INDUSTRY. THE DEBTORS MAY NOT HAVE ADEQUATE INSURANCE TO COVER ALL OF THESE HAZARDS

     The Debtors' operations are subject to many hazards associated with the power generation industry, which may expose them to significant liabilities for which they may not have adequate insurance coverage. Power generation involves hazardous activities, including acquiring, transporting and unloading fuel, operating large pieces of rotating equipment and delivering electricity to transmission and distribution systems. In addition to natural risks such as earthquake, flood, lightning, hurricane and wind, hazards, such as fire, explosion, collapse and machinery failure are inherent risks in our operations. These hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment, contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in our being named as a defendant in lawsuits asserting claims for substantial damages, environmental cleanup costs, personal injury and fines and/or penalties. The Debtors maintain an amount of insurance protection that they consider adequate, but they can make no assurance that their insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which they may be
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

subject. A successful claim for which they are not fully insured could hurt their financial results and materially harm their financial condition.

Q. CERTAIN PARTICIPANTS IN THE WHOLESALE POWER MARKETS ARE ABLE TO RECOVER FIXED COSTS THROUGH RATE BASE MECHANISMS, ALLOWING THEM TO BUILD, BUY AND UPGRADE GENERATION ASSETS WITHOUT RELYING EXCLUSIVELY ON MARKET CLEARING PRICES TO RECOVER THEIR INVESTMENTS, WHICH MAY GIVE THEM A COMPETITIVE ADVANTAGE TO MIRANT

     Certain participants in the wholesale power markets, including many regulated utilities, enjoy a lower cost of capital than most merchant generators and often are able to recover fixed costs through rate base mechanisms, allowing them to build, buy and upgrade generation assets without relying exclusively on market clearing prices to recover their investments. This could impact the Debtors' ability to compete effectively and could have an adverse impact on the revenues generated by the Debtors' facilities.

R. THE DEBTORS' REJECTION OR RECHARACTERIZATION OF THE BACK-TO-BACK AGREEMENT MAY BE UNSUCCESSFUL AND IF THEY CONSEQUENTLY REMAIN LIABLE UNDER THE BACK-TO-BACK AGREEMENT, THE DEBTORS' FUTURE CASH FLOWS AND OPERATING INCOME WOULD BE MATERIALLY ADVERSELY IMPACTED

     The Debtors expect that the obligations evidenced by the Back-to-Back Agreement will be resolved either through rejection pursuant to section 365 or recharacterization of such obligations as a financing transaction by the Bankruptcy Court or a negotiated settlement. In the event the Debtors were unable to reject or recharacterize the obligations under the Back-to-Back Agreement, or reach a negotiated settlement and therefore were to remain liable under the Back-to-Back Agreement the resulting negative impact on cash from operations would be at least approximately $80,000,000 in the year ended December 31, 2005 and at least $44,000,000 per year thereafter, which would materially adversely impact the Debtors' future cash flows and operating income.(1)

S. CERTAIN TRANSFER RESTRICTIONS ON NEW MIRANT COMMON STOCK IMPOSED BY ITS CERTIFICATE OF INCORPORATION MAY INHIBIT MARKET ACTIVITY IN NEW MIRANT COMMON STOCK

     To protect certain tax attributes of the Debtors, New Mirant Common Stock is subject to certain transfer restrictions imposed by New Mirant's Certificate of Incorporation. Under these restrictions, any attempted sale, transfer, exchange, assignment, conveyance or other disposition for value (a "Transfer") of any New Mirant Common Stock to any Person (including a group of Persons making a coordinated acquisition) who owns, or would own after such Transfer, more than 5% of the total value of outstanding New Mirant Common Stock (calculated in accordance with the Treasury Regulations under the Internal Revenue Code), will be void and will not be effective to Transfer any of such Common Stock, unless the transferee submits a written notice to New Mirant's Board of Directors at least seven, and not more than twelve, Business Days prior to completion of the attempted Transfer and the Board of Directors does not provide written notice to the transferee within five Business Days after receiving such notice that the Restricted Period (as defined below) has commenced. The restrictions are not applicable to transfers pursuant to a tender offer to purchase more than 50% of New Mirant Common Stock so long as such tender offer results in beneficial ownership of more than 50% of New Mirant Common Stock. The period during which the transfer restrictions described above (the "Restriction Period") apply will commence on the earliest date following the Effective Date that the percentage increase in New Mirant Common Stock owned by all 5% shareholders of New Mirant exceeds 35% minus the aggregate percentage stock ownership of 5% shareholders of New Mirant on the Effective Date and will remain in effect until the earlier of (a) two years following the Effective Date and (b) the date that the Board of Directors of New Mirant determines, based on reasons set forth in New Mirant's Certificate of Incorporation, that the transfer restrictions shall no longer remain in effect ("Restriction Period"). These transfer restrictions may inhibit market activity in New Mirant Common Stock.

---------------

(1) Pepco requested modifications to this paragraph that the Debtors find objectionable. For the full text of Pepco's proposed alternative language, see Exhibit E.
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

T. THE RECOVERY AND DISTRIBUTIONS OF DESIGNATED NET LITIGATION DISTRIBUTIONS IS UNCERTAIN

     The uncertain nature of litigation makes it impossible to predict the recovery and subsequent distribution to both Mirant Unsecured Creditors and Mirant Equity Interests of any proceeds from the Designated Net Litigation Distributions. There can be no assurance that New Mirant will be successful in the prosecution of any of the Designated Avoidance Actions.

U.  OPERATING IN FOREIGN COUNTRIES INVOLVES A NUMBER OF RISKS

     The operations and earnings of the Debtors and their affiliates throughout the world have been, and may in the future be, affected from time to time in varying degree by political instability and by other political developments and laws and regulations which may affect both operations and financial affairs, such as forced divestiture of assets; restrictions on production, imports and exports; war or other international conflicts; civil unrest and local security concerns that threaten the safe operation of company facilities; price controls; tax increases and retroactive tax claims; expropriation of property; cancellation of contract rights; currency fluctuations and environmental regulations. Both the likelihood of such occurrences and their overall effect upon the Corporation vary greatly from country to country and are not predictable.

                                      XV.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain U.S. federal income tax consequences expected to result from the implementation of the Plan. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), in effect on the date of this Disclosure Statement, on United States Treasury Regulations in effect (or in certain cases, proposed) on the date of this Disclosure Statement, and on judicial and administrative interpretations thereof available on or before such date. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view with respect to one or more of the issues discussed below, and no ruling from the IRS has been or will be sought with respect to any issues that may arise under the Plan.

     The following summary is for general information only and does not purport to address all of the U.S. federal income tax consequences that may be applicable to any particular holder. The tax treatment of a holder of an Allowed Claim or Equity Interest may vary depending upon such holder's particular situation. The following discussion does not address state, local or foreign tax considerations that may be applicable to the Debtors and holders of an Allowed Claim or Equity Interest. This summary does not address tax considerations applicable to holders that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, dealers or traders in securities or currencies, tax-exempt entities, persons that hold an Allowed Claim or Equity Interest in a Debtor as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes, persons that have a "functional currency" other than the U.S. dollar, persons who acquired an Equity Interest or an instrument that is treated as a security for federal income tax purposes ("Security") in a Debtor in connection with the performance of services and persons who are not United States persons (as defined in the Tax Code).

     EACH HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE IMPLEMENTATION OF THE PLAN.

INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE

     PURSUANT TO INTERNAL REVENUE SERVICE CIRCULAR 230, WE HEREBY INFORM YOU THAT THE DESCRIPTION SET FORTH HEREIN WITH RESPECT TO U.S. FEDERAL TAX ISSUES WAS NOT INTENDED OR WRITTEN TO BE USED, AND SUCH DESCRIPTION

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CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT
MAY BE IMPOSED ON THE TAXPAYER UNDER THE U.S. INTERNAL REVENUE CODE. THIS DESCRIPTION IS LIMITED TO THE U.S. FEDERAL TAX ISSUES DESCRIBED HEREIN. IT IS POSSIBLE THAT ADDITIONAL ISSUES MAY EXIST THAT COULD AFFECT THE U.S. FEDERAL TAX TREATMENT OF THE MATTER THAT IS THE SUBJECT OF THE DESCRIPTION NOTED HEREIN, AND THIS DESCRIPTION DOES NOT CONSIDER OR PROVIDE ANY CONCLUSIONS WITH RESPECT TO ANY SUCH ADDITIONAL ISSUES. TAXPAYERS SHOULD SEEK ADVICE BASED ON THE TAXPAYER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.  U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

     Mirant files consolidated U.S. federal income tax returns which take into account the income and losses of all of the Debtors (some of which are treated as partnerships or disregarded entities for U.S. federal income tax purposes) (the "Mirant Group"). The consolidated net operating loss ("NOL") carryforwards of the Mirant Group for U.S. federal income tax purposes are expected to be at least $2,800,000,000 as of December 31, 2004.

     As discussed below, in connection with the implementation of the Plan, the amount of the Debtors' NOL carryforwards may be reduced or eliminated and the tax basis of the Debtors' assets may be reduced. In addition, the New Mirant's utilization of any losses, any remaining NOL carryforwards, and certain other tax attributes may be restricted following the Effective Date.

     1. COD INCOME

     Generally, a taxpayer must recognize cancellation of indebtedness ("COD") income to the extent that the taxpayer's indebtedness is discharged for less than the amount of the indebtedness. For this purpose, COD income is the amount by which the discharged indebtedness exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD income (as in the case where the payment of the cancelled debt would have given rise to a tax deduction). The amount of consideration paid to a creditor generally would equal the amount of cash, the fair market value of property (including stock), and/or the issue price of any new debt instrument paid to such creditor. If a new debt instrument is issued to the creditor, then the issue price of such debt instrument is determined under either section 1273 or 1274 of the Tax Code. Generally, these provisions treat the fair market value of a publicly-traded debt instrument as its issue price and the stated principal of any other debt instrument as its issue price if its terms provide for adequate stated interest.

     The Tax Code provides that a debtor in bankruptcy is entitled to exclude its COD income from its gross income, but is required to reduce its tax attributes -- such as NOL carryforwards, current year NOLs, tax credits, and tax basis in assets -- by the amount of the excluded COD income. Recently issued Treasury Regulations address the application of the rules for the reduction of tax attributes in situations where a member of a U.S. consolidated group recognizes excluded COD income. Under the ordering rules of the Treasury Regulations, the tax attributes of the separate debtor member are reduced first (including its tax basis in its assets and the stock of its subsidiaries). In this regard, the Treasury Regulations adopt a "tier-down" approach such that, if the debtor reduces its tax basis in its stock in a member of the consolidated group, corresponding reductions must be made to that member's tax attributes, including such member's tax basis in its assets. To the extent that the amount of excluded COD income exceeds the tax attributes of the separate debtor member, the Treasury Regulations generally require the reduction of certain consolidated tax attributes of all members (e.g., NOLs, capital loss carryovers and credits), but do not require the reduction of the tax basis in their assets. To the extent that the amount of excluded COD income exceeds the tax attributes available for reduction, the remaining COD income continues to be excluded from gross income. Generally, a debtor is required to reduce its tax attributes with respect to excluded COD income after the calculation of its tax for the year in which its debt is discharged. However, recently issued Treasury Regulations provide that in the case of certain tax-free reorganizations resulting in the close of the debtor's taxable year, the required reduction of the debtor's tax attributes occurs immediately prior to such transaction.

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     Under section 108(b)(5) of the Tax Code, a debtor that realizes excluded
COD income can elect to reduce its tax basis in depreciable assets prior to the reduction of its other tax attributes, with any remaining COD income applied next to reduce NOLs and other tax attributes in the prescribed statutory order. In addition, under section 1017(b)(3)(D) of the Tax Code, a debtor can elect to treat the stock of a subsidiary in its consolidated group as a depreciable asset to the extent that the subsidiary consents to a corresponding reduction in the tax basis of its depreciable assets.

     As a result of the discharge of a portion of the Allowed Claims in exchange for consideration that does not constitute full satisfaction of such Allowed Claims, the Debtors will realize COD income. The extent of such COD income will depend, in significant part, on the value of the New Mirant Common Stock and other property that is distributed pursuant to the Plan. It is anticipated that the Debtors will recognize a significant amount of COD income. The actual amount of such COD income cannot be determined prior to the Effective Date.

     Because the Debtors will realize COD income with respect to the discharge of the Allowed Claims as a result of the Plan, they will not be required to include such COD income in gross income, but will be required to reduce certain of their tax attributes by the amount of the excluded COD income. As a result of the implementation of the Plan, the required reduction of the tax attributes of Mirant and the other Debtors is expected to occur at the end of the tax year of the Mirant Group that includes the Effective Date.

     Under the rules for the reduction of tax attributes, the amount of excluded COD income that is realized by Mirant will be applied first to reduce Mirant's NOL carryforwards and certain other tax attributes, including its tax basis in its assets. To the extent that the amount of excluded COD income exceeds such tax attributes, it would be applied then to reduce the consolidated tax attributes of other members of the Mirant Group to the extent that such attributes could offset income of Mirant. Mirant may elect to reduce its tax basis in depreciable assets prior to the reduction of its NOLs and other tax attributes. In addition, Mirant may elect under section 1017(b)(3)(D) of the Tax Code to treat the stock of its direct U.S. subsidiaries as depreciable assets. In such event, each subsidiary the stock of which is treated as a depreciable asset must reduce the tax basis of its depreciable assets in an amount equal to any reduction in the tax basis of the subsidiary stock. Mirant has not determined whether it will make these elections.

     Similar rules will apply with respect to COD income that is realized by other Debtors. The above-described elections are made separately for each Debtor that is a taxpayer. The Debtors have not determined whether they will make elections first to reduce their basis in depreciable assets or to treat the stock of direct U.S. subsidiaries as depreciable assets.

     The extent to which NOLs and other tax attributes remain following the required reduction of tax attributes, and the extent of the reduction in the tax basis of the Debtors' assets, will depend upon a number of factors, including
(a) the amount of gain recognized as a result of the proposed transactions that are part of the Plan; (b) the amount of the COD income; and (c) whether these above-described elections are made by Mirant and/or the other Debtors. However, it is anticipated that the Debtors will retain a significant amount of NOL carryforwards and asset basis after the reductions with respect to excluded COD income.

     2. LIMITATION ON NET OPERATING LOSS CARRYFORWARDS AND OTHER TAX ATTRIBUTES

     Following the implementation of the Plan, any remaining NOL and tax credit carryforwards and, possibly, certain other tax attributes of the Debtors allocable to periods prior to the Effective Date (collectively, "pre-change losses") may be subject to limitation as a result of a change in ownership of the Debtors.

     Under section 382 of the Tax Code, if a corporation undergoes an "ownership change" and does not qualify for (or elects out of) the Bankruptcy Exception (as discussed below), then the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. Such annual limitation may also apply to certain losses or deductions that are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change and recognized within five years beginning on the date of such ownership change. See discussion under "U.S. Federal Income Tax Consequences to the Debtors -- Limitation on Net Operating Loss Carryforwards and Other Tax Attributes -- Built-in Gains and Losses."

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     Pursuant to the Plan, it is expected that all of the stock of Mirant will be cancelled, Mirant will be reorganized as New Mirant, and the holders of equity and certain creditors of Mirant and MAG Holdco will receive New Mirant stock. As a result, the Debtors will undergo an ownership change as a result of the Plan and, unless the Mirant Group qualifies for and does not elect out of the Bankruptcy Exception (as discussed below), the Debtors' pre-change losses will be subject to an annual limitation (as discussed below).

          A. GENERAL SECTION 382 LIMITATION

     In general, unless the Bankruptcy Exception applies (as discussed below), the amount of the annual limitation on the utilization of pre-change NOLs to which a corporation (or a consolidated group) would be subject is equal to (a) the fair market value of the stock of the corporation (or in the case of a consolidated group, the stock of the common parent and the stock of any other member that is not owned by a member of the group) immediately before the ownership change (with certain adjustments), multiplied by (b) the highest federal "long-term tax-exempt rate" in effect for any month in the three-calendar-month period ending with the month in which the ownership change occurs (the "Annual Limitation"). For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan of reorganization, the stock value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply.

     Unless the Bankruptcy Exception applies, for any taxable year ending after an ownership change, the pre-change NOLs that can be used in that year to offset taxable income of the corporation cannot exceed the amount of the Annual Limitation. Any unused Annual Limitation may be carried forward, thereby increasing the Annual Limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the Annual Limitation resulting from the ownership change is zero. Furthermore, if the corporation (or the consolidated group) undergoes a second ownership change, the second ownership change may result in a lesser (but never greater) Annual Limitation with respect to any losses that existed at the time of the first ownership change.

     In the case of the Debtors, the utilization of pre-change NOLs will be limited on an annual basis to the fair market value of the stock of New Mirant (and the stock of other members of the Mirant Group not owned by another member) immediately after the date on which the ownership change occurs, multiplied by the highest federal "long-term tax-exempt rate" in effect for any month in the three-calendar-month period ending with the month in which the ownership change occurs. The long-term tax-exempt rate in effect for September 2005 is 4.24 percent.

          B. BUILT-IN GAINS AND LOSSES

     Under certain circumstances, section 382 of the Tax Code also limits the deductibility of certain built-in losses that are recognized during the five years following the date of the ownership change. In particular, if a loss corporation (or loss consolidated group or subgroup) has a net unrealized built-in loss at the time of an ownership change (taking into account its assets and items of "built-in" income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as a pre-change loss and will be subject to the Annual Limitation. Conversely, if the loss corporation (or loss consolidated group or subgroup) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the Annual Limitation in the year recognized, such that the loss corporation (or loss consolidated group or subgroup) would be permitted to use its pre-change losses in addition to its regular Annual Limitation. Under current law, it is unclear whether COD income will be taken into account as an item of built-in income for purposes of determining whether the Debtors have a net unrealized built-in gain or loss.

     Although the rules applicable to net unrealized built-in losses generally apply to consolidated groups on a consolidated basis, a corporation that joins the consolidated group within five years prior to the ownership change may not be taken into account in the computation of the group's net unrealized built-in loss. In such event, the limitation on such corporation's built-in losses, if any, would be determined separately from that of

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the group. Nevertheless, such corporation would be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, a loss corporation's (or loss consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of: (i) $10,000,000, or (ii) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change.

     Unless the Bankruptcy Exception (as discussed below) applies, or COD income is included in the determination of net unrealized built-in gain or loss, Mirant and the other Debtors may have a net unrealized built-in loss in their assets, and the ability of these entities to utilize such losses could be limited.

          C. BANKRUPTCY EXCEPTION

     Under section 382(l)(5) of the Tax Code, an exception to the foregoing Annual Limitation rules generally applies where (i) shareholders of the debtor immediately before an ownership change, and (ii) qualified (so-called "historic") creditors of the debtor, in respect of their claims, receive stock with at least 50 percent of the vote and value of all the stock of the reorganized debtor (or of a controlling corporation if such corporation is also in bankruptcy) pursuant to a confirmed bankruptcy plan of reorganization (the "Bankruptcy Exception"). For this purpose, a "historic creditor" is a creditor that (i) held its indebtedness for at least eighteen months before the date on which the debtor filed its petition with the Bankruptcy Court, or (ii) whose indebtedness arose in the ordinary course of the business of the debtor and is held by the creditor who at all times was the beneficial owner of such claim. In determining whether the Bankruptcy Exception applies, certain holders of creditor claims that would own directly or indirectly less than 5 percent of the total fair market value of the stock of the debtor pursuant to the bankruptcy plan of reorganization are presumed to have held their claims since the origination of such claims. The Bankruptcy Exception applies to a reorganized debtor pursuant to a confirmed bankruptcy plan of reorganization unless the debtor files an election for the Bankruptcy Exception not to apply. Such an election must be filed with its tax return that includes the effective date of such bankruptcy plan of reorganization.

     Under the Bankruptcy Exception, a debtor's pre-change losses are not subject to the Annual Limitation, but instead are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the year that includes the effective date of the reorganization, and during the part of the taxable year that includes the reorganization, in respect of all debt converted into stock in the bankruptcy proceeding. Moreover, if the Bankruptcy Exception applies, an ownership change of the debtor within a two-year period after the consummation of the bankruptcy plan of reorganization will preclude the debtor's future utilization of any pre-change losses existing at the time of such ownership change.

     For purposes of the Bankruptcy Exception, the New Mirant Common Stock received by the holders of Allowed Claims against the Mirant Debtors should be included in the 50 percent calculation if, and to the extent that, such holders constitute "historic creditors" of Mirant ("Historic Mirant Creditors"). A Historic Mirant Creditor is a holder of a Mirant Debtor Claim that: (i) was held by such holder since January 13, 2002 (the date that is eighteen months before the day in which the Debtors filed their petition with the Bankruptcy Court), or
(ii) arose in the ordinary course of business and is held by the person who at all times was the beneficial owner of such Allowed Claim. In determining whether the Bankruptcy Exception applies, certain holders of Allowed Claims that would own directly or indirectly less than 5 percent of the total fair market value of New Mirant Common Stock pursuant to the Plan are presumed to have held their Allowed Claims since the origination of such Allowed Claims.

     In order to preserve the potential applicability of the Bankruptcy Exception to Mirant's and the other Debtors' pre-change losses, the Debtors sought and received an order from the Bankruptcy Court requiring advance notification of transfers of certain claims against and interests in the Debtors. The Debtors could later oppose such transfers. Such order permits an entity to acquire claims against the Debtors without providing notice if the entity agrees that, upon notice by the Debtors, the entity will sell its claims to unrelated parties in an amount sufficient to reduce its beneficial ownership of claims to a specified amount necessary for the Debtors to satisfy the requirements of section 382(1)(5) of the Tax Code.

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     The Company believes that the Bankruptcy Exception should apply to the ownership change on the Effective Date because the New Mirant Common Stock owned by those persons who are shareholders of Mirant immediately before the ownership change, together with the New Mirant Common Stock received by holders of Allowed Claims against the Mirant Debtors pursuant to the Plan, will comprise 50 percent or more of the value of all of the New Mirant Common Stock. If the Company is eligible for and does not elect out of the Bankruptcy Exception, although the Annual Limitation will not restrict the deductibility of the Debtors' pre-change losses, the Debtors' pre-change losses will be reduced by any interest paid or accrued by the Debtors during the three taxable years preceding the taxable year in which the ownership change occurs, and during the portion of the taxable year of the ownership change, with respect to all Allowed Claims that are converted into New Mirant Common Stock. The Debtors can elect not to have the Bankruptcy Exception apply, in which event the Annual Limitation would apply. Such election would have to be made in the Debtors' U.S. federal income tax return for the taxable year that includes the Effective Date.

     As discussed above, if the Bankruptcy Exception applies, a subsequent ownership change with respect to New Mirant that occurs within two years after the Effective Date will result in the loss of the Bankruptcy Exception and the reduction to zero of the Annual Limitation that would otherwise be applicable to the subsequent ownership change. Thus, a subsequent ownership change within two years after the Effective Date would eliminate the ability of a Debtor to use its pre-change losses after that ownership change. In order to avoid a subsequent ownership change and protect these tax attributes, in certain circumstances the Debtors would restrict for a period of two years after the Effective Date the transfer of New Mirant Common Stock to a holder which, after such transfer, would hold 5 percent or more of the total fair market value of New Mirant Common Stock ("Transfer Restriction"). See "The Chapter 11
Plan -- Description of Certain Securities to be Issued Pursuant to the
Plan -- New Mirant Common Stock." The purpose of the Transfer Restriction is to reduce the risk that a change in ownership of New Mirant may result in the loss or reduction of federal income tax attributes of New Mirant and its subsidiaries for purposes of sections 382 and 383 of the Tax Code.

     With respect to New Mirant Common Stock attributable to Claims or Equity Interests that are not Allowed Claims or Allowed Equity Interests, excluding shares of New Mirant Common Stock for issuance under the New Mirant Employee Stock Programs, such shares will be issued on the Effective Date and placed in escrow pending resolution of such Contested Claims. See "The Chapter 11
Plan -- Procedures for Resolving and Treating Contested Claims -- Disputed Claims Reserve." To the extent that a Contested Claim is subsequently allowed, payments and distributions of New Mirant Common Stock will be made from the Escrowed Distribution Amount to the holder of such claim in accordance with the provisions of the Plan governing the class of Claims to which the respective holder belongs. A holder receiving a distribution from the Escrowed Distribution Amount should be treated as if it had owned such New Mirant Common Stock as of the Effective Date, so that a distribution of shares from the Escrowed Distribution Amount should not create a subsequent ownership change for purposes of the Bankruptcy Exception. However, the IRS could take a different view and instead treat such holder as receiving New Mirant Common Stock at the time such shares are actually distributed from the Escrowed Distribution Amount, in which case, such transfer may be applied towards determining whether there is an ownership change after the Effective Date.

     The Debtors believe that the Bankruptcy Exception may be advantageous as compared to the Annual Limitation. Thus, the Debtors currently intend to apply the Bankruptcy Exception and to restrict the transfer of New Mirant Common Stock. The determination of whether to apply the Bankruptcy Exception will be reassessed prior to the filing of the consolidated U.S. federal tax return of Mirant and its subsidiaries for the year that includes the Effective Date.

     3. INTERCOMPANY RESTRUCTURING TRANSACTIONS

     Mirant will resolve its prepetition intercompany debts through set-off, distribution, contribution, and cancellation. Following the resolution of the prepetition intercompany debts, Mirant will transfer or contribute various assets to New MAG Holdco. The Debtors do not believe that such restructuring and transfer should result in a material tax liability (and any taxable income resulting from these transactions would be offset by current year losses and NOLs of the Debtors). In addition, the contribution to New MAG Holdco or other

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Debtors of assets with a tax basis in excess of their value may require that the
Debtors reduce their tax basis in such assets unless the Debtors elect to reduce the tax basis of the stock of the transferee entities.

     4. TRANSFER OF ASSETS TO NEW MIRANT

     In order to qualify as a reorganization described in section 368(a)(1)(G) of the Tax Code (a "G reorganization"), certain statutory requirements must be met, including: (a) substantially all of the assets of the transferor corporation must be transferred to the acquiror corporation; (b) the holders of the transferor corporation's securities or stock must receive stock or securities of the acquiror corporation; and (c) the transferor corporation's remaining assets, if any, must be distributed in dissolution of the transferor corporation. In addition, certain non-statutory requirements must be met, including the requirements that the reorganization have a business purpose and that continuity of both proprietary interest and business enterprise be preserved.

     Pursuant to the Plan and on the Effective Date, Mirant will transfer substantially all of its assets to New Mirant in exchange for New Mirant Common Stock, which will be distributed by Mirant to certain holders of Allowed Claims and Allowed Equity Interests. Mirant believes that certain of the Allowed Claims against it constitute Securities. Holders of Allowed Claims against Mirant that receive stock of New Mirant should be considered to hold a sufficient proprietary interest in New Mirant and New Mirant will continue the historic business of Mirant. In addition, the creation of New Mirant has a valid business purpose. As a result, the Debtors believe that this transfer of assets and distribution of stock should qualify as a G reorganization.

     Provided that the asset transfer qualifies as a G reorganization, Mirant should recognize no gain or loss with respect to such transfer. Further, pursuant to section 381 of the Tax Code, all of Mirant's tax attributes that exist on the Effective Date, including its NOLs and other loss and credit carryovers, will be inherited by New Mirant as of the close of the Effective Date. The tax attributes of each of Mirant's subsidiaries existing on the Effective Date, including their allocable share of the Mirant consolidated group attributes, will remain with each respective subsidiary following the Effective Date.

     Mirant is the parent corporation of a U.S. consolidated group. As a result of the transfer to New Mirant of the stock of the U.S. subsidiaries of Mirant, New Mirant will become the parent of the Mirant Group, and the tax year of the Mirant Group will continue.

     5. SECTION 269 OF THE TAX CODE

     In addition to the potential limitation on the utilization of pre-change losses under section 382 of the Tax Code, the IRS could assert that section 269 of the Tax Code applies to limit the ability of the Debtors to utilize their tax attributes. Under section 269 of the Tax Code, if the IRS determines that the principal purpose of an acquisition was to evade or avoid federal income tax by allowing the taxpayer to secure the benefit of a deduction, credit, or other allowance which such taxpayer would not otherwise enjoy, the IRS may disallow the deduction, credit, or other allowance. Section 269(a) of the Tax Code applies to a direct or indirect acquisition of 50 percent or more (in vote or value) of the stock of a corporation (an "Applicable Stock Acquisition"), and to an acquisition of assets from a corporation that is not controlled by the acquiring corporation or its shareholders in a transaction in which the tax basis of property in the hands of the acquiring corporation is determined by reference to the tax basis of the property in the hands of the transferor corporation (an "Applicable Asset Acquisition").

     If the principal purpose of the Plan was to evade or avoid federal income tax, the acquisition of the stock of New Mirant could be an Applicable Stock Acquisition because the holders of the Allowed Claims would acquire direct or indirect control of New Mirant pursuant to the Plan. Similarly, if the principal purpose of the Plan was to evade or avoid federal income tax, New Mirant's acquisition of the assets of Mirant pursuant to the Plan could be an Applicable Asset Acquisition since New Mirant's shareholders (the holders of the Allowed Claims) would not be in control of Mirant at the time of the transaction, and the transaction would be a transaction in which New Mirant's tax basis in its assets is determined by reference to Mirant's tax basis in its assets (i.e., a G reorganization).

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     The determination of whether the principal purpose of an acquisition was to evade or avoid federal income tax is primarily a question of fact. If the IRS asserts that section 269 of the Tax Code applies to an acquisition, the taxpayer has the burden of proof to demonstrate that the principal purpose of an acquisition was not to evade or avoid federal income tax.

     The Treasury Regulations provide that, in cases where the Bankruptcy Exception applies, there is a presumption that section 269(a) of the Tax Code will disallow any deduction of the debtors' NOLs and built-in items if the debtors do not carry on more than an insignificant amount of an active trade or business during and subsequent to the Chapter 11 Cases. The Debtors intend that New Mirant and its subsidiaries will retain and continue to operate substantially all of its businesses. Accordingly, the Debtors do not believe that this presumption should apply to New Mirant. However, if New Mirant substantially reduces the amount of its business either during or subsequent to the Chapter 11 Cases, the IRS, on the basis of hindsight, could attempt to apply the presumption to disallow New Mirant's utilization of NOLs and built-in items.

     The Debtors believe that, if the Plan were challenged by the IRS, the Debtors could show that the principal purpose of the Plan was not to evade or avoid federal income tax. The acquisition of the assets of Mirant by New Mirant and the acquisition of control of New Mirant by holders of Allowed Claims against Mirant and its Debtor subsidiaries will be made for non-tax business purposes. Accordingly, the Debtors believe that section 269 of the Tax Code should not apply to the reorganization of Mirant into New Mirant. If the IRS were to assert that section 269 of the Tax Code applies to the Plan and if such assertion were sustained, section 269 of the Tax Code would severely limit or even extinguish the Debtor's ability to utilize its pre-ownership change NOLs and built-in loss items.

     6. ALTERNATIVE MINIMUM TAX

     In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20 percent rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation may otherwise be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90 percent of a corporation's alternate minimum taxable income may be offset by available NOL carryforwards as computed for AMT purposes.

     In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of section 382 of the Tax Code, and the aggregate tax basis of the corporation's assets exceeds the fair market value of such assets on the date of the ownership change, the corporation's (or consolidated group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the date of the ownership change. This could increase the amount of the Debtors' federal income tax liability following the Effective Date. It appears that the application of this provision to the Debtors would be unaffected by whether the Debtors qualify for the Bankruptcy Exception.

     Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future years when the corporation is not subject to the AMT. Any unused credit is carried forward indefinitely.

B. U.S. FEDERAL INCOME TAX CONSEQUENCES OF RECEIPT OF PLAN CONSIDERATION TO HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS

     1. GENERAL TAX CONSIDERATIONS FOR HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS

     The U.S. federal income tax consequences to holders of Allowed Claims and Equity Interests arising from the distributions to be made in satisfaction of their claims pursuant to the Plan may vary, depending upon, among other things:
(a) the type of consideration received by the holder of a claim in exchange for the interest it holds; (b) the nature of the indebtedness owed to it; (c) whether the holder has previously claimed a bad debt or worthless securities deduction in respect of its claim against the corporation; (d) whether such claim constitutes a Security; (e) whether the holder of a claim is a resident of the United States for tax purposes; (f) whether the holder of a claim reports income on the accrual or cash basis; and (g) whether the

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holder of a claim receives distributions under the Plan in more than one taxable year. For tax purposes, the modification of a claim may represent an exchange of the claim for a new claim, even though no actual transfer takes place.

          A. SECURITIES FOR TAX PURPOSES

     The tax consequences to the holders of a claim against a corporation in bankruptcy will depend in part on whether the claim is a "Security". There is no precise definition of what constitutes a Security, and all facts and circumstances pertaining to the origin and character of a claim are relevant in determining whether or not it is a Security. Courts have held that a corporate debt instrument with an original maturity of ten years or more generally will be considered a Security, while an instrument with an original maturity of less than five years generally will not be considered a Security. Additional relevant factors for purposes of making this determination may include: (i) whether the instrument is secured; (ii) the degree of subordination of the instrument; (iii) the ratio of debt to equity of the issuer; (iv) the negotiability of the instruments; (v) the creditworthiness of the obligor; (vi) the right to vote or otherwise participate in the management of the obligor; (vii) the convertibility of the instrument into an equity interest of the obligor; (viii) whether payments of interest are fixed, variable, or contingent; and (ix) whether such payments are made on a current basis or are accrued.

     Each holder of an Allowed Claim is urged to consult its tax advisor to determine whether its claim constitutes a Security.

          B. CONSEQUENCES OF AN EXCHANGE PURSUANT TO A TAX-FREE REORGANIZATION

     If a holder's claim constitutes stock or a Security, and such holder receives stock or Securities of New Mirant in satisfaction of its claim in a tax-free reorganization, then the holder generally will not recognize gain or loss on the exchange, except that a holder may recognize ordinary income to the extent that the consideration received is treated as received in satisfaction of accrued but unpaid interest. See "U.S. Federal Income Tax Consequences of Receipt of Plan Consideration to Holders of Allowed Claims and Equity
Interests -- General Tax Consideration for Holders of Allowed Claims -- Accrued but Unpaid Interest". In addition, if a holder of a claim constituting stock or a Security receives consideration other than stock or Securities in a tax-free reorganization, such holder will recognize gain (but not loss) on the exchange, to the extent of the cash or fair market value of any consideration other than stock or Securities (or, in the case of a note that is not a Security, the issue price of such note) received.

     Where gain is recognized by such holder in connection with a tax-free reorganization, the character of such gain as long-term or short-term capital gain or as ordinary income will be determined by a number of factors, including the tax status of the holder, whether the claim constituting stock or Securities constitutes a capital asset in the hands of the holder, how long the claim has been held, whether the claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction or worthless securities deduction. A holder's aggregate tax basis in stock or Securities received in exchange for a claim constituting stock or Securities generally will equal the holder's tax basis in the stock or Securities surrendered, decreased by the amount of cash and the fair market value of any consideration other than stock or Securities received, and increased by any income or gain recognized in the transaction. The aggregate tax basis should be allocated among individual shares of stock or Securities received under the Plan in proportion to their fair market values on the date of the exchange. The holding period for stock or Securities received in the exchange generally will include the holding period of the stock or Securities surrendered.

          C. CONSEQUENCES OF A TAXABLE EXCHANGE

     If a holder's claim does not constitute stock or Securities, and/or the holder does not receive stock or Securities qualifying for non-recognition treatment in exchange for its claim, then the holder likely will recognize gain or loss equal to the amount realized under the Plan in respect of its claim, less its respective tax basis in such claim. The amount realized for this purpose generally will equal the sum of the cash and the fair market value of any other consideration received under the Plan, and, if the consideration consists of a note, the issue price of such note. See discussion under "U.S. Federal Income Tax Consequences of Ownership of Notes -- U.S.
Holders -- Original Issue Discount."
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     Where gain or loss is recognized by such holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction or worthless securities deduction. The holder's aggregate tax basis for any consideration received under the Plan generally will equal the fair market value of the consideration received. The holding period for any consideration received under the Plan generally will begin on the day following the receipt of that consideration.

          D. ACCRUED BUT UNPAID INTEREST

     In general, to the extent a holder of a debt instrument receives property in satisfaction of interest accrued during the holding period of such instrument, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, such holder may recognize a deductible loss to the extent that any accrued interest claimed or amortized original issue discount ("OID") was previously included in its gross income and is not paid in full.

     The extent to which property received by a holder of a debt instrument will be attributable to accrued but unpaid interest is unclear. Pursuant to the Plan, all distributions in respect of any Allowed Claim will be allocated first to the principal amount of such Allowed Claim, and thereafter to accrued but unpaid interest, if any. Certain legislative history indicates that an allocation of consideration between principal and interest provided in a bankruptcy plan of reorganization generally is binding for U.S. federal income tax purposes. However, there is no assurance that such allocation will be respected by the IRS for U.S. federal income tax purposes.

     Each holder of an Allowed Claim is urged to consult its tax advisor regarding the inclusion in income of amounts received in satisfaction of accrued but unpaid interest, the allocation of consideration between principal and interest, and the deductibility of previously included unpaid interest and OID for tax purposes.

     2. CERTAIN OTHER TAX CONSIDERATIONS FOR HOLDERS OF ALLOWED CLAIMS

          A. REINSTATEMENT OF A DEBT INSTRUMENT

     Holders generally should not recognize gain, loss or other taxable income upon the reinstatement of their Allowed Claims under the Plan, provided the reinstatement is not a substantial modification of the terms of the Allowed Claim. Taxable income, however, may be recognized by those holders if they are considered to receive interest, damages or other income in connection with the reinstatement, or if the reinstatement is considered for tax purposes to involve a significant modification of the Allowed Claim. The reinstatement of an old debt instrument generally will be treated as an exchange for U.S. federal income tax purposes if the reinstatement results in a significant modification of the terms of the old debt instrument. A reinstatement will generally constitute a significant modification of the old debt instrument if, based on all of the facts and circumstances, the legal rights and obligations under the reinstated obligation differ from those under the original obligation to a degree that is economically significant. If a reinstatement of a debt instrument constitutes an exchange for U.S. federal income tax purposes due to a significant modification of terms, and such an exchange is not pursuant to a tax-free reorganization, the holder should recognize gain or loss in an amount equal to the difference between the amount realized on such exchange (the issue price of the new debt instrument) and such holder's adjusted tax basis in the old debt instrument.

          B. BAD DEBT DEDUCTION AND WORTHLESS SECURITIES DEDUCTION

     A holder of an Allowed Claim that is not a security for purposes of section 165(g) of the Tax Code who receives, pursuant to the Plan, an amount of consideration that is less than such holder's tax basis in the claim in exchange for that claim, may be entitled in the year of receipt (or in an earlier year) to a bad debt deduction under section 166(a) of the Tax Code, or may be entitled to a loss under section 165(a) in the year of receipt. A holder of stock or securities, the Allowed Claim with respect to which is wholly worthless, may be entitled to a worthless securities deduction under sections 165(g) and 165(a) of the Tax Code. The rules governing the timing and amount of such deductions place considerable emphasis on the facts and

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circumstances of the holder, the obligor, and the instrument with respect to which a deduction is claimed. Any such loss would be limited to the holder's tax basis in the indebtedness or equity interest underlying its claim. Holders of Allowed Claims or Equity Interests, therefore, are urged to consult their tax advisors with respect to their ability to claim such deductions.

          C. MARKET DISCOUNT

     If a holder of an Allowed Claim purchased the underlying security or debt obligation at a price less than its issue price, the difference would constitute "market discount" for U.S. federal income tax purposes. Any gain recognized by a holder on the exchange of its Allowed Claim on the Effective Date should be treated as ordinary income to the extent of any market discount accrued on the underlying securities or debt obligation by the holder on or prior to the date of the exchange. Any additional accrued but unrecognized market discount should carry over to any securities or debt obligation received in a tax-free exchange pursuant to the Plan, and should be allocated among such securities or debt obligation based upon their relative fair market values as of the Effective Date. Any gain recognized by such holder on a subsequent disposition of such securities or debt obligation received under the Plan may be treated as ordinary income to the extent of such accrued but unrecognized market discount.

     3. TAX CONSEQUENCES TO CERTAIN HOLDERS OF ALLOWED MIRANT DEBTOR CLAIMS AND EQUITY INTERESTS IN MIRANT

     The following summary describes the material U.S. federal income tax consequences to certain holders of Allowed Claims against the Mirant Debtors, and to holders of Equity Interests in Mirant. A holder's tax treatment may vary depending on the holder's particular situation. All holders of Allowed Claims against the Mirant Debtors or Equity Interests in Mirant are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences of the Plan.

          A. MIRANT DEBTOR CLASS 2 -- SECURED CLAIMS

     Pursuant to the Plan, each holder of an Allowed Mirant Debtor Class 2 Secured Claim, at the sole option of the Debtors, will receive (to the extent of the value of the holder's interest in the collateral) on the Distribution Date either: (i) a Plan Secured Note; (ii) the collateral that secures payment of such Secured Claim; (iii) a single cash payment in an amount equal to the amount of the Allowed Secured Claim; or (iv) if applicable, the implementation of any applicable valid right of setoff permitted under section 553 of the Bankruptcy Code. See "The Chapter 11 Plan -- Provisions for Treatment of Mirant Debtor Claims and Equity Interests -- Mirant Debtor Class 2 -- Secured Claims." If a holder receives a Plan Secured Note, the principal amount of the Plan Secured Note would equal the amount of the applicable Allowed Secured Claim. The Plan Secured Notes would mature on the fifth anniversary of the Effective Date, and would bear interest at 5.0 percent per annum. The Plan Secured Notes would be collateralized by the assets that secure payment of the Allowed Secured Claim. See "The Chapter 11 Plan -- Description of Certain Securities to be Issued Pursuant to the Plan -- Plan Secured Notes." The Debtors do not believe that the Plan Secured Notes constitute Securities.

     If the Allowed Secured Claim or the Plan Secured Note do not constitute Securities, such holder will recognize gain or loss in an amount equal to the difference between (i) such holder's "amount realized" in respect of its Allowed Secured Claim, which is the issue price (as determined under sections 1273 or 1274 of the Tax Code) of the Plan Secured Note received by the holder in satisfaction of its claim (other than amounts that are in respect of any Allowed Claim for accrued but unpaid interest), and (ii) the holder's adjusted tax basis in its Allowed Secured Claim (other than any claim for accrued but unpaid interest). See discussion under "U.S. Federal Income Tax Consequences of Ownership of Notes -- U.S. Holders -- Original Issue Discount." If the Allowed Secured Claim and the Plan Secured Note constitute Securities, a holder that receives a Plan Secured Note with respect to its Allowed Secured Claim may not have to recognize gain or loss with respect to such Allowed Secured Claim.

     If a holder of an Allowed Secured Claim receives the collateral that secures payment of such Allowed Secured Claim or a single cash payment in an amount equal to the amount of such Allowed Secured Claim, such holder will recognize gain or loss in an amount equal to the difference between (i) such holder's "amount
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realized" in respect of its Allowed Secured Claim, which is the amount of cash and/or the fair market value of such collateral that is received by such holder in satisfaction of its Allowed Secured Claim (other than amounts that are in respect of any allowed claim for accrued but unpaid interest), and (ii) the holder's adjusted tax basis in its Allowed Secured Claim (other than any claim for accrued but unpaid interest).

     With respect to holders of the West Georgia Facility Claims that do not enter into and comply with their obligations under the West Georgia Settlement Agreement and do not vote to accept the Plan, on the Distribution Date the holders of the Allowed West Georgia Facility Claims will receive, to the extent that the West Georgia Facility Claims are determined by the Bankruptcy Court to be Secured Claims (i) a Cash payment of up to $30,000,000 and (ii) to the extent that the secured portion of the West Georgia Facility Claims exceeds $30,000,000, the West Georgia Secured Note. The aggregate principal amount of the West Georgia Secured Note is anticipated to be approximately $109,700,000. The West Georgia Secured Note will mature on June 30, 2014, and will bear interest at a rate of 7.0 percent per annum. See "The Chapter 11
Plan -- Description of Certain Securities to be Issued Pursuant to the
Plan -- West Georgia Secured Note."

     Holders of the West Georgia Facility Claims that do not enter into and comply with their obligations under the West Georgia Settlement Agreement and vote to accept the Plan and receive cash and the West Georgia Secured Note may have to recognize gain. It is unclear whether the West Georgia Secured Note is a Security. If the West Georgia Secured Note is a Security, and the West Georgia Secured Note and cash are received in exchange for an Allowed Secured Claim that is a Security, then the holder of such Allowed Secured Claim would recognize gain (but not loss) on the exchange, but only to the extent of the lesser of the gain realized or the amount of cash received. The character of any gain that is recognized will be determined based upon the nature of the surrendered Security in the hands of the holder. The tax basis of the West Georgia Secured Note received in such case will be the same as the tax basis of the surrendered Security, increased by any gain recognized on the exchange, and decreased by the fair market value of any other property and the amount of any cash received. If the West Georgia Secured Note is not a Security, a holder of an Allowed West Georgia Facility Claim would recognize the full amount of gain or loss with respect to the receipt of the West Georgia Secured Note and cash, in an amount equal to the issue price of the West Georgia Secured Note and cash received minus such holder's tax basis in the Allowed Secured Claim. The tax basis of the West Georgia Secured Note received in a fully taxable transaction will be the issue price of the West Georgia Secured Note. See "U.S. Federal Income Tax Consequences of Ownership of New Mirant Common Stock and Notes -- U.S. Federal Income Tax Consequences of Ownership of Notes -- U.S. Holders -- Original Issue Discount."

     If the holders of the West Georgia Facility Claims enter into and comply with their obligations under the West Georgia Settlement Agreement and vote to accept the Plan, on the Distribution Date (i) the holders of the Allowed West Georgia Secured Claims will receive (i) a Cash payment in the amount of $45,000,000 and (ii) rights under the West Georgia Amended Loan Documents restructuring the claims.

     Holders of the West Georgia Facility Claims that enter into and comply with their obligations under the West Georgia Settlement Agreement and vote to accept the Plan and receive cash and rights under the West Georgia Amended Loan Documents to restructure their claims under the West Georgia Credit Agreement may have to recognize gain. The restructuring of their claims may be considered for tax purposes to involve a significant modification of their claims and thus a deemed exchange of the old debt instrument for a new debt instrument. If the modification constitutes an exchange for U.S. federal tax purposes due to a significant modification of the terms of the debt instrument, the holder should recognize gain or loss in an amount equal to the difference between (i) the issue price of the new debt instrument and the amount of cash that is received (other than amounts that are received in respect of any allowed claim for accrued but unpaid interest) and (ii) such holder's adjusted tax basis in the old debt instrument (other than any claim for accrued but unpaid interest). If the restructuring of the claims does not constitute a significant modification of the terms of the debt instrument, then the holder should not recognize gain except to the extent the cash received is allocable to the repayment of accrued but unpaid interest.

     It is possible that the holders of the West Georgia Facility Claims that enter into and comply with their obligations under the West Georgia Settlement Agreement and vote to accept the Plan will also be treated as

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

receiving some portion of their consideration as compensation in exchange for voting for the Plan. If the holders of the West Georgia Secured Claims are so treated, the receipt by such holders of that portion of the consideration treated as compensation in exchange for voting for the Plan may result in ordinary income to such holders.

     Holders of the West Georgia Facility Claims that enter into and comply with their obligations under the West Georgia Settlement Agreement are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences of the restructuring of their claims.

     The character of any gain or loss that is recognized by holders of Allowed Mirant Debtor Class 2 -- Secured Claims as long-term or short-term capital gain or loss or as ordinary income is, as discussed above, dependant on a number of factors, including the tax status of the holder, whether such claim constitutes a capital asset in the hands of the holder, how long the claim has been held, whether such claim was acquired at a market discount, and whether and to what extent the holder claimed a bad debt deduction. Payments attributable to accrued but unpaid interest will be ordinary income to the extent not previously taken into income.

          B. MIRANT DEBTOR CLASS 3 -- UNSECURED CLAIMS

     Pursuant to the Plan, each holder of an Allowed Mirant Debtor Class
3 -- Unsecured Claim will receive a Pro Rata Share of (i) 96.25 percent of the shares of New Mirant Common Stock to be issued pursuant to the Plan, except for the shares to be issued to holders of Allowed MAG Debtor Class 4 -- PG&E/RMR Claims and Allowed MAG Debtor Class 5 -- Unsecured Claims, and the shares reserved for issuance pursuant to the New Mirant Employee Stock Programs, and
(ii) the right to share on a pari passu basis in the Designated Net Litigation Distributions in accordance with Section 10.13 of the Plan. See "The Chapter 11 Plan -- Provisions for Treatment of Mirant Debtor Claims and Equity
Interests -- Mirant Debtor Class 3 -- Unsecured Claims."

     Holders of Allowed Subordinated Note Claims shall receive a Pro Rata Share of (i) 3.5 percent of the shares of New Mirant Common Stock to be issued under the Plan (which shares are included in the 96.25% referred to in the immediately preceding paragraph and excluding the shares (A) to be issued to the holders of Allowed MAG Debtor Class 5 -- Unsecured Claims and Allowed MAG Debtor Class
4 -- PG&E/RMR Claims, provided that, if any such shares are issued to the holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims, then the holders of Allowed Subordinated Note Claims shall receive 3.5 percent of such shares and
(B) to be reserved for issuance pursuant to the New Mirant Employee Stock Program), (ii) the New Mirant Series B Warrants, and (iii) the right to share on a pari passu basis in the Designated Net Litigation Distributions allocated to the holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims.

     The U.S. federal income tax consequences of the Plan to a holder of a Mirant Debtor Class 3 -- Unsecured Claim will depend, in part, on: (i) whether such holder's Allowed Claim constitutes a Security; and (ii) whether the transfer by Mirant of substantially all of its assets to New Mirant in exchange for New Mirant Common Stock qualifies as a G reorganization. The Debtors believe that the transfer by Mirant of substantially all of its assets to New Mirant in exchange for New Mirant Common Stock, followed by the distribution of the New Mirant Common Stock to holders of certain Claims, should qualify as a G reorganization. Accordingly, the federal income tax consequences of the Plan to the Allowed Mirant Debtor Class 3 -- Unsecured Claim should principally depend on whether that holder's claim constitutes a Security. See "U.S. Federal Income Tax Consequences of Receipt of Plan Consideration to Holders of Allowed Claims and Equity Interests -- General Tax Considerations for Holders of Allowed
Claims -- Securities for Tax Purposes."

     Except as provided in the two immediately succeeding paragraphs, if the holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims exchange Securities for New Mirant Common Stock (and New Mirant Series B Warrants in the case of Accepting Sub Note Holders), no gain or loss should be recognized on such exchange, except that New Mirant Common Stock (and New Mirant Series B Warrants in the case of holders of Allowed Subordinated Note Claims) received that is attributable to accrued but unpaid interest will be taxable as ordinary income to the extent not previously taken into income. See "U.S. Federal Income Tax

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Consequences of Receipt of Plan Consideration to Holders of Allowed Claims and
Equity Interests  -- General Tax Consideration for Holders of Allowed
Claims -- Consequences of an Exchange Pursuant to a Tax-free Reorganization" and "U.S. Federal Income Tax Consequences of Receipt of Plan Consideration to Holders of Allowed Claims and Equity Interests -- General Tax Considerations for Holders of Allowed Claims -- Accrued but Unpaid Interest." Such holders should have a tax basis in the New Mirant Common Stock (and in New Mirant Series B Warrants in the case of holders of Allowed Subordinated Note Claims) equal to their adjusted tax basis in the Allowed Claim exchanged therefor (such basis being allocated between the New Mirant Common Stock and New Mirant Series B Warrants according to fair market value in the case of holders of Allowed Subordinated Note Claims). If the holders of Allowed Mirant Debtor Class 3 Unsecured Claims exchange Allowed Claims that do not constitute Securities, such holders should recognize gain or loss equal to the difference between the fair market value of the New Mirant Common Stock (and New Mirant Series B Warrants in the case of holders of Allowed Subordinated Note Claims) and their adjusted tax basis in the Allowed Claims so exchanged. New Mirant Common Stock (and New Mirant Series B Warrants in the case of holders of Allowed Subordinated Note Claims) received that is attributable to accrued but unpaid interest will be taxable as ordinary income to the extent not previously taken into income. See "U.S. Federal Income Tax Consequences of Receipt of Plan Consideration to Holders of Allowed Claims and Equity Interests -- General Tax Consideration for Holders of Allowed Claims -- Consequences of Taxable Exchange" and "U.S. Federal Income Tax Consequences of Receipt of Plan Consideration to Holders of Allowed Claims and Equity Interests -- General Tax Considerations for Holders of Allowed Claims -- Accrued but Unpaid Interest."

     It is possible that holders of Allowed Subordinated Note Claims will be treated as receiving the New Mirant Series B Warrants as compensation in exchange for voting for the Plan. If such holders are so treated, (i) the receipt of New Mirant Series B Warrants by such holders may result in ordinary income to such holders and (ii) all references to the New Mirant Series B Warrants in the immediately preceding paragraph should be disregarded. Such holders are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences of the receipt of New Mirant Series B Warrants.

     Under the Plan, the holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims (including holders of Allowed Claims in respect of Subordinated Notes) will receive the right to share on a pari passu basis in the Designated Net Litigation Distributions in the form of cash payments equal to 50 percent of Designated Net Litigation Recoveries after certain reductions for adverse tax consequences to New Mirant as provided for in Section 10.13 of the Plan. The federal, state and local tax consequences of receiving an interest in such Designated Net Litigation Distribution or payments with respect to such Designated Net Litigation Distribution ultimately will depend upon the structure chosen to grant rights in and make payments of such Designated Net Litigation Distribution. In general, the receipt of an interest in such Designated Net Litigation Distribution may be treated as consideration distributed pursuant to the Plan, and may increase the amount of gain required to be recognized by, and/or the amount of accrued but unpaid interest taxable as ordinary income to, a holder of Mirant Debtor Class 3 -- Unsecured Claims. In addition, Designated Net Litigation Distributions (and subsequent distributions with respect thereto) may be taxable to the recipient.

          C. MIRANT DEBTOR CLASS 4 -- CONVENIENCE CLAIMS

     Pursuant to the Plan, holders of Allowed Convenience Claims will receive a single cash payment equal to the amount of such holder's Claim. See "The Chapter 11 Plan -- Provisions for Treatment of Mirant Debtor Claims and Equity
Interests -- Mirant Debtor Class 4 -- Convenience Claims." In general, holders of Allowed Convenience Claims should recognize gain or loss in an amount equal to the difference between (i) the amount of cash received by such holder in satisfaction of its Allowed Claim (other than any claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its Allowed Claim (other than any claim for accrued but unpaid interest).

     The character of any gain or loss that is recognized by a holder of an Allowed Convenience Claim as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Allowed Claim constitutes a capital asset in the hands of the holder, how long the claim has been held, whether the Allowed Claim was acquired at a market

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discount, and whether and to what extent the holder previously had claimed a bad debt deduction. Payments attributable to accrued but unpaid interest will be taxable as ordinary income to the extent not previously taken into income. A holder of an Allowed Convenience Claim that purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code.

          D. MIRANT DEBTOR CLASS 5 -- EQUITY INTERESTS

     Pursuant to the Plan, on the Effective Date, all Equity Interests in Mirant will be cancelled, and each holder of an Allowed Mirant Debtor Class 5 -- Equity Interest will receive a Pro Rata Share of (i) 3.75 percent of the shares of New Mirant Common Stock to be issued under the Plan (excluding the shares (A) to be issued to the holders of Allowed MAG Debtor Class 4 -- PG&E/RMR Claims and Allowed MAG Debtor Class 5 -- Unsecured Claims; provided that, if such shares are distributed to holders of Allowed Mirant Debtor Class 3 -- Unsecured Claims, the holders of Allowed Mirant Equity Interest will receive 3.75 percent of such shares, and (B) to be reserved for issues pursuant to the New Mirant Employee Stock Programs), (ii) the New Mirant Series A Warrants, and (iii) the right to receive Designated Net Litigation Distributions in accordance with Section 10.13 of the Plan. See "The Chapter 11 Plan -- Provisions for Treatment of Mirant Debtor Claims and Equity Interests -- Mirant Debtor Class 5 -- Equity Interests."

     Except as provided in the immediately succeeding paragraph, the holders of Equity Interests in Mirant should not recognize gain or loss upon receipt of New Mirant Common Stock and New Mirant Series A Warrants in exchange for their claims if the transactions under the Plan qualify as a G reorganization. In such case, a holder's tax basis in the New Mirant Common Stock and New Mirant Series A Warrants generally should equal its tax basis in the Equity Interest in Mirant that is surrendered therefor (such basis being allocated between the New Mirant Common Stock and New Mirant Series A Warrants according to fair market value). If the transactions under the Plan do not qualify as a G reorganization, a holder should recognize gain or loss equal to the fair market value of New Mirant Common Stock and New Mirant Series A Warrants received, less the holder's tax basis in its Equity Interest in Mirant that is surrendered therefor. In a taxable transaction, a holder's tax basis in the New Mirant Common Stock and New Mirant Series A Warrants generally should equal their fair market value.

     Under the Plan, the holders of Allowed Mirant Debtor Class 5 -- Equity Interests will receive Special Litigation Distributions in the form of cash payments equal to 50 percent of Designated Net Litigation Recoveries after certain reductions for adverse tax consequences to New Mirant as provided for in
Section 10.13 of the Plan. The federal, state and local tax consequences of receiving an interest in such Designated Net Litigation Distribution or payments with respect to such Designated Net Litigation Distribution are uncertain and will ultimately depend upon the structure chosen to grant rights in and make payments of such Designated Net Litigation Distribution. In general, the receipt of an interest in such Designated Net Litigation Distribution may be treated as consideration distributed pursuant to the Plan, and may increase the amount of gain required to be recognized by a holder of Mirant Debtor Class 5 -- Equity Interests. In addition, Designated Net Litigation Distributions (and subsequent distributions with respect thereto) may be taxable to the recipient.

     4. TAX CONSEQUENCES TO CERTAIN HOLDERS OF ALLOWED CLAIMS AGAINST THE MAG DEBTORS

     The following summary describes the material U.S. federal income tax consequences to certain holders of Allowed Claims against the MAG Debtors. As discussed above, a holder's tax treatment may vary depending on the holder's particular situation. All holders of Allowed Claims against the MAG Debtors are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences applicable under the Plan.

          A. MAG DEBTOR CLASS 2 -- SECURED CLAIMS

     Pursuant to the Plan, each holder of an Allowed MAG Debtor Class 2 Secured Claim, at the sole option of the Debtors, will receive (to the extent of the value of the holder's interest in the collateral) on the Distribution Date either: (i) a Plan Secured Note; (ii) the collateral that secures payment of such Secured Claim; (iii) a single cash payment in an amount equal to the amount of the Allowed Secured Claim; or (iv) if applicable, the implementation of any applicable valid right of setoff permitted under section 553 of the Bankruptcy Code. See "The Chapter 11 Plan -- Treatment of MAG Debtor Claims and Equity Interests --
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MAG Debtor Class 2 -- Secured Claims". If a holder receives a Plan Secured Note, the principal amount of the Plan Secured Notes would equal the amount of the Allowed Secured Claim. The Plan Secured Notes would mature on the fifth anniversary of the Effective Date, and would bear interest at 5.0 percent per annum. The Plan Secured Notes would be collateralized by the assets that secure payment of the Allowed Secured Claim. See "The Chapter 11 Plan -- Description of Certain Securities to be Issued Pursuant to the Plan -- Description of the Plan Secured Notes." The Debtors do not believe that the Plan Secured Notes constitute Securities.

     If the Allowed Secured Claim or the Plan Secured Note do not constitute Securities, such holder would have to recognize gain or loss in an amount equal to the difference between (i) such holder's "amount realized" in respect of its Allowed Secured Claim, which is the issue price (as determined under sections 1273 and 1274 of the Tax Code) of the Plan Secured Note received by the holder in satisfaction of its claim (other than amounts that are in respect of any Allowed Claim for accrued but unpaid interest), and (ii) the holder's adjusted tax basis in its Allowed Secured Claim (other than any claim for accrued but unpaid interest). See discussion under "U.S. Federal Income Tax Consequences of Ownership of Notes -- U.S. Holders -- Original Issue Discount". If the Allowed Secured Claim and the Plan Secured Note constitute Securities, a holder that receives a Plan Secured Note with respect to its Allowed Secured Claim may not have to recognize gain or loss with respect to such Allowed Secured Claim.

     If a holder of an Allowed Secured Claim receives the collateral that secures payment of such Allowed Secured Claim or a single cash payment in an amount equal to the amount of such Allowed Secured Claim, such holder will recognize gain or loss in an amount equal to the difference between (i) such holder's "amount realized" in respect of its Allowed Secured Claim, which is the amount of cash and/or the fair market value of such collateral that is received by such holder in satisfaction of its Allowed Secured Claim (other than amounts that are in respect of any allowed claim for accrued but unpaid interest), and
(ii) the holder's adjusted tax basis in its Allowed Secured Claim (other than any claim for accrued but unpaid interest).

     The character of any gain or loss that is recognized by holders of Allowed MAG Debtor Class 2 -- Secured Claims as long-term or short-term capital gain or loss or as ordinary income is, as discussed above, dependant on a number of factors, including the tax status of the holder, whether such claim constitutes a capital asset in the hands of the holder, how long the claim has been held, whether such claim was acquired at a market discount, and whether and to what extent the holder claimed a bad debt deduction. Payments attributable to accrued but unpaid interest will be ordinary income to the extent not previously taken into income.

          B. MAG DEBTOR CLASS 5 -- UNSECURED CLAIMS

     Pursuant to the Plan, each holder of an Allowed MAG Debtor Class
5 -- Unsecured Claim will receive a Pro Rata Share of: (i) at the option of the Debtors, $1,231,110,000 either in Cash or New MAG Holdco Notes; and (ii) 2.1% shares of New Mirant Common Stock issued under the Plan (excluding the shares to be reserved for issuance pursuant to the New Mirant Employee Stock Program). The treatment set forth herein is based upon an assumed Effective Date of December 31, 2005. To the extent the Effective Date occurs on a date other than December 31, 2005, the Plan Distributions set forth in subclause (i) shall be adjusted to reflect the appropriate amount of accrued interest payable, calculated in accordance with Section 10.14(b) of the Plan.

     The federal income tax consequences of the Plan to a holder of a MAG Debtor Class 5 -- Unsecured Claim depend, in part, on: (i) whether such holder's Allowed Claim constitutes a Security; (ii) whether the New MAG Holdco Notes constitute Securities; and (iii) whether the holder's exchange of its Allowed Claim for New MAG Holdco Notes qualifies as a recapitalization for federal income tax purposes. The Debtors believe that the New MAG Holdco Notes should constitute Securities. In addition, the Debtors believe that if a holder's Allowed Claim constitutes a Security, then the exchange of such Security for New MAG Holdco Notes should qualify as a recapitalization for federal income tax purposes. As the New Mirant Common Stock is not stock of the issuing company in the recapitalization, it may not be qualifying consideration in a tax-free reorganization, in which event, the holder would realize gain on such exchange to the extent of the fair market value of the New Mirant Common Stock received. Accordingly, the federal income tax consequences of the
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Plan to a holder of a claim should principally depend on whether that holder's
Allowed Claim constitutes a Security. See "U.S. Federal Income Tax Consequences of Receipt of Plan Consideration to Holders of Allowed Claims and Equity Interests -- General Tax Considerations for Holders of Allowed Claims -- Security for Tax Purposes".

             I. CONSEQUENCES IF THE EXCHANGE IS A TAX-FREE RECAPITALIZATION

     If a holder's Allowed Claim constitutes a Security, the Debtors believe that the exchange of such Security for New MAG Holdco Notes and New Mirant Common Stock should qualify as a recapitalization for federal income tax purposes. In such event, the holder would realize gain or loss on such exchange in an amount equal to the difference between (A) the amount realized on the exchange, which is the issue price of the New MAG Holdco Notes and the fair market value of the New Mirant Common Stock, and (B) the holder's adjusted basis in the Securities surrendered. The holder may be required to recognize the gain realized on such exchange only to the extent of the lesser of the gain realized or the fair market value of New Mirant Common Stock received. The holder would not be permitted to recognize any loss realized on the exchange. In addition, payments attributable to accrued but unpaid interest will be recognized as interest income to the extent not previously taken into income.

     Any gain should be capital gain (subject to the discussion under "U.S. Federal Income Tax Consequences of Ownership of Notes -- U.S. Holders -- Market Discount"), and such gain should be long-term capital gain if such holder's holding period of its Allowed Claim exceeded one year at the time of the exchange. Income recognized due to accrued but unpaid interest will be ordinary income. If the New Mirant Common Stock is not qualifying consideration in a tax-free reorganization, the aggregate tax basis of a holder in the New MAG Holdco Notes would be equal to such holder's adjusted tax basis in the Securities that are surrendered therefor, reduced by the fair market value of the New Mirant Common Stock that is received, and increased by the amount of gain that is recognized on the exchange. A holder's holding period of the New MAG Holdco Notes would include its holding period of the Securities that are surrendered therefor. A holder's adjusted tax basis in its New Mirant Common Stock would be the fair market value thereof on the date of the exchange. A holder's holding period of such New Mirant Common Stock would begin on the day following the date of the exchange. If, however, the New Mirant Common Stock is qualifying consideration in a tax-free reorganization, then the tax basis of a holder in the Securities surrendered therefor would be apportioned between the New MAG Holdco Notes and the New Mirant Common Stock received, and the holder's holding period of the New MAG Holdco Notes and New Mirant Common Stock would include its holding period of the Securities that are surrendered therefor.

             II. CONSEQUENCES IF THE EXCHANGE IS TAXABLE

     If a holder's Allowed Claim does not constitute a Security, or if the Company distributes cash in lieu of New MAG Holdco Notes, then the exchange of a Claim for New MAG Holdco Notes and/or cash, and New Mirant Common Stock, does not qualify as a recapitalization for federal income tax purposes. The holder would recognize gain or loss in an amount equal to the difference between (A) the amount realized on such exchange (the sum of the issue price of the New MAG Holdco Notes and/or the amount of cash received, and the fair market value of the New Mirant Common Stock) and (B) such holder's adjusted tax basis in its surrendered Claim. The gain or loss recognized by a holder generally should be capital gain or loss (except that part or all of such gain may be treated as ordinary income to the extent it is attributable to accrued market discount, see "U.S. Federal Income Tax Consequences of Ownership of Notes -- U.S.
Holders -- Market Discount"), and would be long-term capital gain or loss if such holder's holding period of its Allowed Claim exceeded one year at the time of the exchange. A holder's tax basis in the New MAG Holdco Notes, if received, should be the issue price thereof. A holder's tax basis in the New Mirant Common Stock should be the fair market value thereof on date of the exchange. A holder's holding period of the New MAG Holdco Notes and the New Mirant Common Stock would begin on the day following the date of the exchange.

          C. MAG DEBTOR CLASS 6 -- MAG LONG-TERM NOTE CLAIMS

     Under the Plan, the MAG Long-term Note Claims are the Allowed Claims of the holders of the following senior notes issued by MAG pursuant to the MAG
Indenture: (i) due 2011, in the aggregate

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principal amount of $850 million; (ii) due 2021, in the aggregate principal amount of $450 million; and (iii) due 2031, in the aggregate principal amount of $400 million (collectively, the "MAG Long-term Notes"). Pursuant to the Plan, all rights to which the MAG Long-term Note Claims entitle their holders will be fully reinstated, including the same maturity, terms, and amount owed. It is expected that Postpetition Accrued Interest of approximately $416,400,000 million will be paid in cash to holders of MAG Long-term Note Claims, subject to the Final Order. See "The Chapter 11 Plan -- Treatment of MAG Debtor Claims and Equity Interests -- MAG Debtor Class 6 -- MAG Long-term Note Claims."

     The formal exchange of an old debt instrument for a new debt instrument generally would be treated as an exchange for U.S. federal income tax purposes if the exchange results in a significant modification of the terms of the old debt instrument. See "Certain U.S. Federal Income Tax Consequences -- Certain Other Tax Considerations for Holders of Allowed Claims -- Reinstatement of a Debt Instrument." The Debtors believe that the reinstatement of the MAG Long-term Notes does not constitute a significant modification of the terms of the MAG Long-term Notes. If the reinstatement of the MAG Long-term Notes constitutes a significant modification of its terms, then the reinstatement would be treated as an exchange of "old" MAG Long-term Notes for "new" MAG Long-term Notes. The Debtors believe that the MAG Long-term Notes are Securities for federal income tax purposes. See "U.S. Federal Income Tax Consequences of Receipt of Plan Consideration to Holders of Allowed Claims and Equity
Interests -- General Tax Considerations for Holders of Allowed
Claims -- Security for Tax Purposes." If both the "old" MAG Long-term Notes and "new" MAG Long-term Notes are Securities, such exchange may qualify as a tax-free recapitalization whereby the holder may recognize neither gain nor loss upon the exchange. If the exchange does not qualify as a tax-free recapitalization, the holder would recognize gain or loss in an amount equal to the difference between the amount realized on such exchange (the difference between the issue price of the "new" MAG Long-term Notes and the holder's adjusted tax basis in the "old" MAG Long-term Notes surrendered therefor).

     In general, to the extent that any distribution to a holder of a MAG Long-term Note Claim is received in satisfaction of accrued interest during its holding period, such amount should be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder may recognize a deductible loss to the extent that any accrued interest was previously included in its gross income and is not paid in full.

     Pursuant to the Plan, holders of MAG Long-term Notes will receive cash in satisfaction of accrued but unpaid postpetition interest through the Effective Date. Each holder of a MAG Long-term Note Claim is urged to consult its tax advisor concerning the federal, state, local, and other tax consequences of the receipt of a cash payment for accrued interest.

          D. MAG DEBTOR CLASS 7 -- CONVENIENCE CLAIMS

     Pursuant to the Plan, holders of Allowed Convenience Claims against the MAG Debtors will receive a single cash payment equal to the amount of such holder's Claim. See "The Chapter 11 Plan -- Treatment of MAG Debtor Claims and Equity Interests -- MAG Debtor Class 7 -- Convenience Claims." In general, holders of such Allowed Convenience Claims should recognize gain or loss in an amount equal to the difference between (i) the amount of cash received by such holder in satisfaction of its Allowed Claim (other than any claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its Allowed Claim (other than any claim for accrued but unpaid interest).

     The character of any gain or loss that is recognized by a holder of an Allowed Convenience Claim as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Allowed Claim constitutes a capital asset in the hands of the holder, how long the claim has been held, whether the Allowed Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction. Payments attributable to accrued but unpaid interest will be taxable as ordinary income to the extent not previously taken into income. A holder of an Allowed Convenience Claim that purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. See "U.S. Federal Income Tax Consequences of Ownership of Notes -- U.S. Holders -- Market Discount."
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C.  U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CONTESTED CLAIMS

     New Mirant Common Stock attributable to Claims or Equity Interests that are contested, excluding shares of New Mirant Common Stock for issuance under the New Mirant Employee Stock Programs, will be issued and placed in escrow pending resolution of such Contested Claims. See "The Chapter 11 Plan -- Procedures for Resolving and Treating Contested Claims -- Disputed Claims Reserve." To the extent a Contested Claim is allowed, payments and distributions of New Mirant Common Stock will be made from the Escrowed Distribution Amount to the holder of such claim in accordance with the provisions of the Plan governing the class of Allowed Claims to which the respective holder belongs, and will be subject to the same tax consequences that apply to the class of Allowed Claims to which the respective holder belongs.

D. U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP OF NEW MIRANT COMMON STOCK AND NOTES

     1. U.S. HOLDERS

     The following is a description of the principal U.S. federal income tax consequences that may be relevant with respect to the ownership and disposition of Plan Secured Notes, the West Georgia Secured Note, New MAG Holdco Notes (collectively, the "Notes"), New Mirant Common Stock, and New Mirant Warrants. This discussion addresses only the U.S. federal income tax considerations of holders that will receive New Mirant Common Stock, Notes, or New Mirant Warrants under the Plan and that will hold such New Mirant Common Stock, Notes, or New Mirant Warrants as capital assets. For purposes of this description, a "U.S. Holder" is a beneficial owner of New Mirant Common Stock, Notes, or New Mirant Warrants that, for U.S. federal income tax purposes, is: (a) a citizen or resident of the United States; (b) a partnership or corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if such trust validly elects to be treated as a United States person for U.S. federal income tax purposes, or if (I) a court within the United States is able to exercise primary supervision over its administration and (II) one or more United States persons have the authority to control all of the substantial decisions of such trust. A "Non-U.S. Holder" is a beneficial owner of New Mirant Common Stock, Notes or New Mirant Warrants that is not a U.S. Holder.

     If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds New Mirant Common Stock, Notes or New Mirant Warrants, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any such partner should consult its tax advisor as to its tax consequences.

     2. U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP OF NEW MIRANT COMMON STOCK

          A. DISTRIBUTIONS

     The gross amount of any distribution by New Mirant of cash or property with respect to the New Mirant Common Stock (other than certain distributions, if any, of New Mirant Common Stock distributed pro rata to all shareholders of New Mirant with respect to New Mirant Common Stock) would be includible in income by a U.S. Holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of New Mirant as determined under U.S. federal income tax principles. Under current law, individuals who are U.S. Holders should be taxed on such distributions made in taxable years beginning before December 31, 2008 at the lower rates applicable to long-term capital gains if such individuals satisfy certain holding period and risk requirements. The amount of any distribution of property other than cash would be the fair market value of such property on the date of distribution.

          B. SALE OR EXCHANGE OF NEW MIRANT COMMON STOCK

     A U.S. Holder generally will recognize gain or loss on the sale or exchange of New Mirant Common Stock equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in the New Mirant Common Stock. Any gain recognized by such holder upon a subsequent taxable disposition of New Mirant Common Stock received in satisfaction of an Allowed Claim pursuant to the Plan (or any stock or property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of
(i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect
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to its Claim and any ordinary loss deductions incurred upon satisfaction of its
Claim; and (ii) with respect to a cash basis holder, any amount that would have been included in its gross income if the holder's claim had been satisfied in full but that was not included by reason of the cash method of accounting. In addition, as discussed below, a holder that receives its New Mirant Common Stock in exchange for a Claim that constitutes a Security in a tax-free reorganization may be required to treat all or a portion of any gain recognized as ordinary income under the market discount provisions of the Tax Code. See "U.S. Federal Income Tax Consequences of Ownership of Notes -- U.S. Holders -- Market Discount." To the extent that any gain recognized is not treated as ordinary income, then such gain would be capital gain. In the case of a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if such U.S. Holder's holding period for such New Mirant Common Stock exceeds one year. Gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

     3. U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP OF NOTES

          A. U.S. HOLDERS

     Qualified stated interest (as defined below) that is payable on a Note will be includible in a U.S. Holder's gross income as ordinary interest income in accordance with the U.S. Holder's usual method of tax accounting.

     Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as such, and such U.S. Holder's adjusted tax basis in the Note. The character of any such gain or loss will depend upon whether consideration is received in satisfaction of accrued but unpaid interest, whether the Notes were issued with OID, and whether the market discount rules apply. The deductibility of capital losses is subject to limitations. Holders are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences of any sale, exchange, or retirement of a Note.

             I. ORIGINAL ISSUE DISCOUNT

     If the Notes are issued with original issue discount ("OID"), the rules governing OID that are set forth in sections 1271 through 1275 of the Tax Code and in the Treasury Regulations thereunder (the "OID Regulations") may be applicable. A Note, other than a Note with a term of one year or less (a "Short-Term Note"), will be treated as issued with OID (an "OID Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is more than a de minimis amount as defined under the OID Regulations. The stated redemption price at maturity of a Note is the total of all payments provided by the Note that are not payments of "qualified stated interest". A qualified stated interest payment generally is any one of a series of stated interest payments on a Note that is unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods), applied to the outstanding nominal amount of the Note. Interest that is not qualified stated interest is OID. Solely for purposes of determining whether a Note has OID, the issuer of the Note will be deemed to exercise any call option that has the effect of decreasing the yield on the Note, and a U.S. Holder of such Note will be deemed to exercise any put option that has the effect of increasing the yield on such Note.

     The "issue price" of the Notes will depend upon whether they are traded on an "established securities market" during the sixty-day period ending thirty days after the Effective Date, or whether a significant portion of the Allowed Claims that will be exchanged for such Notes is so traded. Pursuant to Treasury Regulations, an "established securities market" need not be a national securities exchange. It is sufficient that the Notes or Allowed Claims appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or that price quotations for such notes are readily available from brokers, dealers or traders.

     It is anticipated that some Notes will be traded on an established securities market (and it is also believed that a significant portion of the Allowed Claims that will be exchanged for such Notes are so traded) and that
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the "issue price" of such Notes will be their fair market value. If neither the
Notes nor a significant portion of the Allowed Claims exchanged for such notes are traded on an established securities market, then the issue price of the Notes generally will be their stated principal amount if, as is also expected, the stated interest rate for such Notes is greater than the applicable federal rate in effect on the Effective Date, as provided by IRS administrative guidance.

     U.S. Holders of OID Notes must include OID in income calculated using a constant-yield method before the receipt of cash attributable to the income, and generally will have to include in income increasingly greater amounts of OID over the life of the OID Notes. The amount of OID includable in income by a U.S. Holder of an OID Note is the sum of the daily portions of OID with respect to the OID Note for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds the OID Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the OID Note's adjusted issue price at the beginning of the accrual period and the OID Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of the payments of qualified stated interest on the OID Note allocable to the accrual period. The "adjusted issue price" of an OID Note at the beginning of any accrual period is the issue price of the OID Note increased by (I) the amount of accrued OID for each prior accrual period and decreased by
(II) the amount of any payments previously made on the OID Note that were not qualified stated interest payments.

             II. ACQUISITION AND BOND PREMIUM

     If a holder of an Allowed Claim has a tax basis in Notes received in exchange for such Allowed Claim that exceeds the issue price of such Notes, but which is less than or equal to the stated redemption price at maturity of such Notes, then the holder has acquisition premium on the Notes. Generally, this acquisition premium will offset accrued OID over the life of the debt.

     If a holder has a tax basis in any of the Notes received that exceeds the stated redemption price at maturity of such Notes, i.e., bond premium, then the holder will not include any of the OID in income. Moreover, a holder may elect to deduct any bond premium over the period from its acquisition of such Note to the maturity date of such Note as an offset of the qualified stated interest as provided in the Treasury Regulations under section 171 of the Tax Code. The holder's tax basis in its Note will be reduced by any bond premium deducted (or that offsets qualified stated interest). If such an election to amortize bond premium is not made, a holder will receive a tax benefit from the premium only in computing such holder's gain or loss upon the sale or other taxable disposition of the Note, or upon the full or partial payment of principal.

     An election to amortize bond premium will apply to amortizable bond premium on all Notes and other bonds the interest on which is includable in the holder's gross income that are held at, or acquired after, the beginning of the holder's taxable year as to which the election is made. The election may be revoked only with the consent of the IRS.

             III. MARKET DISCOUNT

     Market discount is defined generally as the excess, if any, of (A) the "stated redemption price at maturity" (as defined above) of a debt obligation (or, in the case of a debt obligation issued with OID, its "revised issue price"), over (B) the tax basis of the debt obligation in the hands of a holder immediately after its acquisition. A market discount bond is defined as any debt obligation having market discount.

     Debt obligations in the hands of original holders generally are not market discount bonds. Moreover, under a de minimis exception, there is no market discount if the excess of the stated redemption price at maturity of a debt obligation (or its revised issue price in the case of a debt instrument issued with OID) over the holder's tax basis in the debt is less than 0.25 percent of the stated redemption price at maturity (or, if applicable, its revised issue price) multiplied by the number of complete years after the acquisition date to the obligation's date of maturity. Unless the holder elects otherwise, the accrued market discount for a market discount bond generally would be the amount calculated by multiplying the market discount for such bond by a fraction, the numerator of which is the number of days after the holder's acquisition of such obligation up to
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and including its maturity date. Holders of Allowed Claims in whose possession such instruments are market discount bonds should be required to treat as ordinary income any gain recognized on the exchange of such instruments pursuant to the Plan to the extent of the market discount accrued during the holder's period of ownership, unless the holder has elected to include the market discount in income as it accrued. Any additional gain would be characterized as discussed under "U.S. Federal Income Tax Consequences of Receipt of Plan Consideration to Holders of Allowed Claims and Equity Interests -- Certain Other Tax Considerations for Holders of Allowed Claims -- Market Discount."

     Any accrued market discount that is not treated as ordinary income upon an exchange in which gain or loss is not recognized in whole or in part would carry over to the nonrecognition property received in the exchange. Accordingly, any holder of an Allowed Claim that constitutes a Security would carry over any accrued market discount incurred in respect of such Allowed Claim to any New Mirant Common Stock or Security received for such Allowed Claim in a tax-free exchange pursuant to the Plan, such that any gain recognized by the holder upon a subsequent disposition of New Mirant Stock or Notes (including a repayment of principal) also would be treated as ordinary income to the extent of any such accrued market discount not previously included in income.

     Any holder of an Allowed Claim that has a tax basis in any Notes received that is less than the issue price of such Notes generally will be subject to the market discount rules of the Tax Code (unless such difference is less than a de minimis amount). In addition, as discussed below, a holder which acquired its Allowed Claim at a market discount and that receives its Notes as part of a tax-free exchange may be required to carry over to such Notes and other Securities received by such holder any accrued market discount with respect to its Allowed Claim to the extent not previously included in income.

     Under the market discount rules, a holder is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. A holder could be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry a market discount note, unless an election is made to include all market discount in income as it accrues. Such an election would apply to all notes and other bonds acquired by the holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

     Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such Notes to the maturity date of the notes, unless the holder irrevocably elects to compute the accrual on a constant yield basis. This election can be made on a note-by-note basis.

          B. NON-U.S. HOLDERS

     Subject to the discussion under "Certain U.S. Federal Income Tax Consequences -- Backup Withholding Tax and Information Reporting", payments of principal of, and interest on, any Note to a Non-U.S. Holder other than: (i) a controlled foreign corporation, as such term is defined in the Tax Code, which is related to New Mirant through stock ownership; (ii) a person owning, actually or constructively, Securities representing at least 10 percent of the total combined outstanding voting power of all classes of voting stock of New Mirant; and (iii) banks which acquire such Note in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, will not be subject to any U.S. withholding tax provided that the beneficial owner of the Note provides certification completed in compliance with applicable statutory and regulatory requirements, which requirements are discussed below under "Certain U.S. Federal Income Tax Consequences -- Backup Withholding Tax and Information Reporting", or if an exemption is otherwise established.

     Subject to the discussion below under "Certain U.S. Federal Income Tax Consequences -- Backup Withholding Tax and Information Reporting", any gain realized by a Non-U.S. Holder upon the sale, exchange or retirement of a Note generally will not be subject to U.S. federal income tax, unless: (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, or (ii) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United

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States for 183 days or more in the taxable year of such sale, exchange or retirement and certain other conditions are met.

     4. U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP OF NEW MIRANT WARRANTS

          A. SALE OR EXCHANGE

     The sale or exchange of a New Mirant Warrant will result in the recognition of gain or loss to a U.S. Holder in an amount equal to the difference between the amount realized and such holder's adjusted tax basis in such New Mirant Warrant. Such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, generally the maximum U.S. federal income tax rate applicable to such gain will be lower than the maximum U.S. federal income tax rate applicable to ordinary income if the New Mirant Warrants that are being sold or exchanged have been held for more than one year at the time of such sale or exchange. Any gain or loss recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of any capital losses is subject to limitations.

     Subject to the discussion under "Certain U.S. Federal Income Tax Consequences -- Backup Withholding Tax and Information Reporting Requirements", any gain realized by a Non-U.S. Holder upon the sale or exchange of New Mirant Warrants generally will not be subject to U.S. federal income or withholding tax, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, or (ii) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the U.S. for 183 days or more in the taxable year of such sale or exchange and some other conditions are met.

          B. ADJUSTMENTS

     Under section 305 of the Tax Code, certain actual or constructive distributions of stock may be taxable to a holder of a New Mirant Warrant. Adjustments or the failure to make adjustments in the exercise price of the New Mirant Warrants or in the number of New Mirant Common Stock shares purchasable upon exercise of the New Mirant Warrants, in each case made pursuant to the antidilution provisions of the warrants, may result in a constructive distribution if and to the extent there is an increase in the proportionate interest of a holder of a New Mirant Warrant in the fully diluted New Mirant Common Stock, whether or not the New Mirant Warrant is exercised. Such a distribution may be taxable as a dividend under the Tax Code to the U.S. Holders of the New Mirant Warrants.

          C. EXERCISE

     No gain or loss will be recognized by a holder of New Mirant Warrants on such holder's purchase of New Mirant Common Stock for cash upon exercise of the New Mirant Warrants. The initial tax basis of the New Mirant Common Stock so acquired would be equal to the adjusted tax basis of the exercised New Mirant Warrants plus the exercise price. For U.S. federal income tax purposes, the holding period of the New Mirant Common Stock acquired upon the exercise of the New Mirant Warrants will begin on the date of exercise.

          D. LAPSE

     If the New Mirant Warrants are not exercised and expire, the New Mirant Warrants will be deemed to have been sold or exchanged on the expiration date resulting in a loss equal to the holder's adjusted tax basis in the New Mirant Warrants. Any loss to a U.S. Holder of New Mirant Warrants will be a capital loss, and the classification of the loss as long-term or short-term will depend upon the date the New Mirant Warrants were acquired and the length of time the New Mirant Warrants were held. The deductibility of any capital losses is subject to limitations.

     E. BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

     U.S. federal backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of New Mirant Common Stock, Notes, New Mirant Warrants or Allowed Claims. Information reporting generally will apply to payments under the Plan and to payments of dividends on, interest on, and proceeds from the sale or redemption of, New Mirant Common Stock, Notes, or New Mirant Warrants made within the United States to a holder of New Mirant Common Stock, a holder of

Notes, a holder of New Mirant Warrants or a holder of an Allowed Claim, other than an exempt recipient or a payee that is not a United States person that provides an appropriate certification or certain other persons. A payor will be required to withhold backup withholding tax from any payments made under the Plan, and payments of dividends on, interest on or the proceeds from the sale or redemption of, New Mirant Common Stock, Notes or New Mirant Warrants within the United States to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate is 28 percent for years 2003 through 2010.

     In the case of such payments made within the United States to a foreign simple trust, a foreign grantor trust or a foreign partnership, other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of certain Treasury Regulations, and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a payee that is not a United States person only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

     THE ABOVE SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE IMPLEMENTATION OF THE PLAN.

                                      XVI.

                         CERTAIN SECURITIES LAW MATTERS

A.  ISSUANCE OF NEW DEBTOR SECURITIES

     Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization from registration under section 5 the Securities Act and state law. Under section 1145(a)(1) of the Bankruptcy Code, the issuance of the New Mirant Common Stock, the New MAG Holdco Notes and the New Mirant Warrants pursuant to the Plan is exempt from registration if three principal requirements are satisfied: (1) the securities must be issued by a debtor, its successor, or an affiliate participating in a joint plan with a debtor, under a plan of reorganization; (2) the recipients of the securities must hold a claim against a debtor or such affiliate, an interest in a debtor or such affiliate, or a claim for an administrative expense against a debtor or such affiliates; and (3) the securities must be issued entirely in exchange for the recipient's claim against or interest in a debtor or such affiliate, or principally in such exchange and partly for cash or property. Similarly, under section 1145(a)(2) of the Bankruptcy Code, the issuance of New Mirant Common Stock upon the exercise of the New Mirant Warrants is exempt from registration assuming that the issuance of the New Mirant Warrants satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code. The New Mirant Common Stock, the New Mirant Warrants (and the New Mirant Common Stock issuable upon the exercise of the New Mirant Warrants) and the New MAG Holdco Notes are collectively referred to herein as the "New Debtor Securities." The Debtors believe that the issuance of the New Debtor Securities under the Plan satisfies the requirements of sections 1145(a)(1) and (2) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act and state securities laws.

B.  FERC APPROVAL

     In submitting an application to FERC pursuant to section 203 of the Federal Power Act concerning the proposed internal restructuring contemplated in the Plan, the Debtors stated that such internal restructuring, will not, as of the Effective Date, result in any entity owning more than 5% of the equity interest in, or otherwise having a controlling interest in, New Mirant and/or Mirant (or in MAEM, if MAEM is held by the Plan Trust and therefore is not a subsidiary of Mirant or New Mirant as of the Effective Date) without prior FERC approval if and as required under section 203 of the Federal Power Act. The Debtors further stated that any acquisition of ownership or other controlling interests in New Mirant and/or Mirant (or MAEM, as applicable) following FERC's approval of the internal restructuring contemplated in the Plan would be brought before FERC if and as required under section 203 of the Federal Power Act. FERC precedent under section 203 of the Federal Power Act suggests that acquisition of 5% or more of the voting stock of a FERC-jurisdictional public utility, or a holding company that directly or indirectly owns or controls a FERC-jurisdictional public utility, may require FERC approval under section 203 of the Federal Power Act. Accordingly, any entity that will receive 5% or more of the voting stock in New Mirant and/or Mirant upon confirmation of the Plan may need to obtain approval under section 203 of the Federal Power Act before receiving such stock.

C.  SUBSEQUENT TRANSFERS OF NEW DEBTOR SECURITIES

     Section 1145(c) of the Bankruptcy Code provides that the offer or sale of securities pursuant to section 1145(a)(1) of the Bankruptcy Code is deemed to be a public offering. Therefore, none of the New Debtor Securities to be issued under the Plan will, if offered and sold in accordance with section 1145(a)(1) of the Bankruptcy Code, be deemed to be "restricted securities" as defined in the Securities Act and resales of and subsequent transactions in the New Debtor Securities will be exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities.
Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

          1. persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

          2. persons who offer to sell securities offered under a plan for the holders of such securities;

          3. persons who offer to buy such securities from holders of such securities, if the offer to buy is: (A) with a view to distributing such securities; and (B) made under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; and

          4. persons who are "issuers" with respect to the securities, as the term "issuer" is defined in section 2(a)(11) of the Securities Act.

     Under section 2(a)(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

     To the extent that persons who receive New Debtor Securities pursuant to the Plan are deemed to be "underwriters," resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters may, however, be permitted to resell such New Debtor Securities without registration pursuant to the provisions of Rule 144 under the Securities Act (other than the holding period requirement provided in Rule 144(d)), subject to compliance with these rules. These rules permit the resale of securities received by "underwriters" if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met. In addition, any person who is an "underwriter" but not an "issuer" with respect to the New Debtor Securities is, however, entitled to engage in exempt "ordinary trading transactions" within the meaning of section 1145(b) of the Bankruptcy Code.

     Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Debtor Securities to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving New Debtor Securities under the Plan would be an "underwriter" with respect to such New Debtor Securities.

     GIVEN THE COMPLEX AND SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN NEW DEBTOR SECURITIES. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF NEW DEBTOR SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE NEW DEBTOR SECURITIES WITHOUT COMPLIANCE WITH THE SECURITIES ACT OR SIMILAR STATE AND FEDERAL LAWS. THE DEBTORS HAVE NOT UNDERTAKEN, AND DO NOT INTEND, TO FILE A REGISTRATION STATEMENT IN RESPECT OF ANY NEW DEBTOR SECURITIES HELD BY A HOLDER THAT IS AN UNDERWRITER.

D.  ANTITRUST REQUIREMENTS

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), requires parties to certain acquisitions of assets and/or voting securities to file notification with the Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "DOJ"), and to observe certain statutory waiting periods. Persons who will hold as a result of an acquisition in excess of $53.1 million of New Mirant Common Stock (as valued in accordance with the HSR Act) may be required to file a Notification and Report Form with the FTC and the DOJ, observe a statutory waiting period, and pay the requisite filing fee, provided certain jurisdictional thresholds are satisfied. Persons filing the Notification and Report Form are required to provide, among other information, a description of the transaction, certain financial statements of the person filing notification, a classification by North American Industry Classification System Code of the revenues the person filing notification derived from U.S. operations, detail on the person filing notification's corporate structure, including significant minority holdings and, where applicable, certain filings made by the person filing notification with the Securities and Exchange Commission. Both the HSR Act and its implementing regulations contain exemptions from the application of the HSR Act. Persons acquiring New Mirant Common Stock should consult with independent legal counsel to determine whether they may be subject to the HSR Act.

                                     XVII.

                        ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

     The Debtors have evaluated numerous alternatives to the Plan, including, without limitation, the sale of the Debtors as a going concern, either as an entirety or on limited bases and the liquidation of the Debtors. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries of holders of Claims and Equity Interests. The following discussion provides a summary of the analysis of the Debtors supporting their conclusion that a liquidation of the Debtors or an alternative plan of reorganization for the Debtors will not provide higher value to holders of Claims and Equity Interests.

A.  LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE

     If no plan of reorganization can be confirmed, the Chapter 11 Cases of the Debtors may be converted to cases under chapter 7, in which event a trustee would be elected or appointed to liquidate the properties and interests in property of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. As set forth in the liquidation analysis in Exhibit "C," the Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for under the Plan. Accordingly, the Debtors have determined that confirmation of the Plan will provide each holder of a Claim or Equity Interest with a greater recovery than it would receive pursuant to liquidation of the Debtors under chapter 7.

B.  ALTERNATIVE PLANS OF REORGANIZATION

     If the Plan is not confirmed, any other party in interest could undertake to formulate a different plan of reorganization. Such a plan of reorganization might involve either a reorganization and continuation of the business of the Debtors, the sale of the Debtors as a going concern or an orderly liquidation of the properties and interests in property of the Debtors. With respect to an alternative plan of reorganization, the Debtors have examined various other alternatives in connection with the process involved in the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables holders of Claims and Equity Interests to realize the best recoveries under the present circumstances. In a liquidation of the Debtors under chapter 11, the properties and interests in property would be sold in a more orderly fashion and over a more extended period of time than in a liquidation under chapter 7, probably resulting in greater recoveries as compared with recoveries under a chapter 7 liquidation. Further, if a trustee were not appointed, since one is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than in a chapter 7 case. However, although preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 for the Debtors is a much less attractive alternative to holders of Claims and Equity Interests than the Plan because the recovery realized by holders of Claims and Equity Interests under the Plan is likely to be greater than the recovery under a chapter 11 liquidation.

                                     XVIII.

                                   CONCLUSION

     The Debtors believe that the Plan is in the best interest of all holders of Claims and Equity Interests, and urge all holders of impaired Claims and Equity Interests in the Debtors to vote to accept the Plan and to evidence such acceptance by returning their ballots in accordance with the instructions accompanying the Disclosure Statement.

                                          Respectfully submitted,

                                          MIRANT CORPORATION

                                          By:             /s/
                                            ------------------------------------
                                              Name:    M. Michele Burns
                                            Title:   Executive Vice President,
                                                     Chief Financial Officer and
                                                     Chief Restructuring Officer

                                          MIRANT AMERICAS ENERGY CAPITAL, LP

                                          BY: MIRANT AMERICAS DEVELOPMENT, INC.,
                                              ITS GENERAL PARTNER

                                          By:             /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS ENERGY CAPITAL ASSETS,
                                          LLC

                                          By:             /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT WRIGHTSVILLE INVESTMENTS, INC.

                                          By:             /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT WRIGHTSVILLE MANAGEMENT, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          WRIGHTSVILLE POWER FACILITY, L.L.C.

                                          BY: MIRANT WRIGHTSVILLE MANAGEMENT,
                                              INC., ITS MEMBER AND SOLE MANAGER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          WRIGHTSVILLE DEVELOPMENT FUNDING,
                                          L.L.C.

                                          BY: MIRANT WRIGHTSVILLE MANAGEMENT,
                                              INC., ITS MEMBER AND SOLE MANAGER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT ECOELECTRICA INVESTMENTS I,
                                          LTD.

                                          BY: MIRANT CARIBBEAN, INC., ITS SOLE
                                              MEMBER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          PUERTO RICO POWER INVESTMENTS, LTD.

                                          BY: MIRANT CARIBBEAN, INC., ITS MEMBER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Vice President

                                          BY: MIRANT SOUTH AMERICA AND CARIBBEAN
                                              FINANCE, LTD., ITS MEMBER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    Pedro Cherry
                                            Title:   Vice President

                                          MIRANT SUGAR CREEK, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT PORTAGE COUNTY, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT ZEELAND, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT WYANDOTTE, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT PEAKER, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT GASTONIA, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT MID-ATLANTIC SERVICES, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT NEW ENGLAND, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT POTOMAC RIVER, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT MICHIGAN INVESTMENTS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT SUGAR CREEK VENTURES, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT TEXAS INVESTMENTS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Vice President

                                          MIRANT LAS VEGAS, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT DICKERSON DEVELOPMENT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT WICHITA FALLS, LP

                                          BY: MIRANT WICHITA FALLS MANAGEMENT,
                                              INC., ITS GENERAL PARTNER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT WICHITA FALLS MANAGEMENT, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT WICHITA FALLS INVESTMENTS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Vice President

                                          SHADY HILLS POWER COMPANY, L.L.C.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          WEST GEORGIA GENERATING COMPANY,
                                          L.L.C.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT SPECIAL PROCUREMENT, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT PARKER, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT MD ASH MANAGEMENT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT FUND 2001, LLC

                                          BY: MIRANT CAPITAL MANAGEMENT, LLC,
                                              ITS MANAGER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT SERVICES, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT NY-GEN, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT TEXAS MANAGEMENT, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT LOVETT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT PINEY POINT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT SUGAR CREEK HOLDINGS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT TEXAS, LP

                                          BY: MIRANT TEXAS MANAGEMENT, INC., ITS
                                              GENERAL PARTNER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT KENDALL, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT INTELLECTUAL ASSET MANAGEMENT
                                          AND
                                          MARKETING, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT POTRERO, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT NEW YORK, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS RETAIL ENERGY
                                          MARKETING, LP

                                          BY: MIRANT AMERICAS DEVELOPMENT, INC.,
                                              ITS GENERAL PARTNER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President and
                                                     Chief Financial Officer

                                          MIRANT AMERICAS GAS MARKETING VIII,
                                          LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING IX, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING X, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING VI, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING V, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING VII, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING III, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING XI, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING I, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS ENERGY MARKETING, LP

                                          BY:  MIRANT AMERICAS DEVELOPMENT,
                                               INC., ITS GENERAL PARTNER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS DEVELOPMENT CAPITAL,
                                          LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MLW DEVELOPMENT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS PRODUCTION COMPANY

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS DEVELOPMENT, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President and
                                                     Chief Financial Officer

                                          MIRANT AMERICAS ENERGY MARKETING
                                          INVESTMENTS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President and
                                                     Chief Financial Officer

                                          MIRANT AMERICAS GAS MARKETING II, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT CHALK POINT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT CALIFORNIA, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT CALIFORNIA INVESTMENTS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT CANAL, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT CENTRAL TEXAS, LP

                                          BY: MIRANT TEXAS MANAGEMENT, INC., ITS
                                              GENERAL PARTNER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT DANVILLE, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT BOWLINE, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          HUDSON VALLEY GAS CORPORATION

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GENERATION, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President and
                                                     Chief Financial Officer

                                          MINT FARM GENERATION, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING XII, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT D.C. O&M, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT MID-ATLANTIC, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President and
                                                     Chief Financial Officer

                                          MIRANT CAPITAL, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Vice President

                                          MIRANT CHALK POINT DEVELOPMENT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT CAPITAL MANAGEMENT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING XV, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING XIV, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING XIII,
                                          LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS PROCUREMENT, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING IV, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT DELTA, LLC

                                          By:              /s/
                                              ----------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          NEWCO 2005 CORPORATION

                                          By:             /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

Dated: September 30, 2005

                                   SCHEDULE 1

                             LIST OF DEFINED TERMS
 (TERMS DEFINED IN THIS SCHEDULE 1 ARE NOT DEFINED IN THE PLAN AND ARE NOT USED
                                  IN THE PLAN)

     "4-Year Agent" means Credit Suisse First Boston as agent under the Mirant 4-Year Revolver.

     "4-Year Lenders" means the lenders under the Mirant-4 Year Revolver prior to the Petition Date.

     "AECC" means Arkansas Electric Cooperative Corporation.

     "AEP" means American Electric Power Inc.

     "Blackstone" means The Blackstone Group L.P.

     "CAIR" means the Clean Air Interstate Rule, promulgated by the EPA on March 10, 2005.

     "California Parties" means PG&E, Southern California Edison Company, San Diego Gas and Electric Company, the CPUC, the DWR, the EOB and the Attorney General of the State of California.

     "CAMR" means the Clean Air Mercury Rule, promulgated by the EPA on March 15, 2005.

     "Canadian Filers" means MCEM and Mirant Canada Marketing Investments, Inc.

     "CC8 Assets" has the meaning set forth in Section 8.7.3 of the California Settlement Agreement.

     "CCAA" means the Company's Creditors Arrangement Act of 1985, as amended.

     "CCAA Proceedings" means the filing by the Canadian filers for protection under the CCAA.

     "CFTC" means Commodity Futures Trading Commission.

     "chapter 7" means chapter 7 of title 11 to the Bankruptcy Code.

     "Clean Air Act" means the Clean Air Act of 1972.

     "Clean Water Act" means the Clean Water Act of 1972.

     "CO(2)" means carbon dioxide.

     "CPUC" means the California Public Utility Commission.

     "CUC" means Curacao Utilities Company.

     "DOJ" means the United States Department of Justice.

     "DWR" means the California Department of Water Resources acting solely under the authority and powers created by California Assembly Bill 1 from the First Extraordinary Session of 2000-2001, codified in sections 80000 through 80270 of the California Water Code.

     "EBITDA" means earnings before interest, taxes, depreciation and amortization. This is derived from the financial statements by adding depreciation and amortization to operating income.

     "ECAR" means East Central Area Reliability Coordination Agreement.

     "ECSA" means each of the separate Energy Capacity and Sales Agreements entered into in August 2001 by MAEM with Mirant Peaker, Mirant Potomac, MIRMA and Mirant Chalk Point.

     "EcoElectrica Debtors" means Mirant EcoElectrica Investments I, Ltd. and Puerto Rico Power Investments Ltd.

     "Enron" means Enron Corporation.

     "EOB" means California Electricity Oversight Board.

     "EPA" means the United States Environmental Protection Agency.

     "ERCOT" means the Electric Reliability Council of Texas.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "Examiner" means the examiner of the Chapter 11 Cases, being William K. Snyder, as appointed by the United States Trustee.

     "Federal Power Act" means the Federal Power Act, as amended.

     "FERC" means the Federal Energy Regulatory Commission.

     "Fifth Circuit" means the United States Court of Appeals for the Fifth Circuit.

     "Filing Period" means the period of time (the first 120 days of a chapter 11 case) in which only the debtor, unless a trustee is appointed, may file a plan of reorganization.

     "First Amended Disclosure Statement" means the first amended disclosure statement relating to the Debtors' second amended joint chapter 11 plan of reorganization, filed with the Bankruptcy Court on March 25, 2005.

     "First Amended Plan" means the first amended joint chapter 11 plan of reorganization for Mirant Corporation and its Affiliated Debtors, filed with the Bankruptcy Court on March 25, 2005.

     "Grand Bahama Power" means Grand Bahama Power Company Limited.

     "HVB Risk Management" means HVB Risk Management Products, Inc.

     "Implementation Order" means a final order, in form and substance satisfactory to the Debtors, which provides the terms and provisions set forth in Section 12.1(g) of the Plan.

     "IPO" means the initial public offering by Mirant on October 3, 2000.

     "IPP" means an independent power producer.

     "ISO" means an Independent System Operator.

     "ISO-NE" means the New England ISO.

     "JPS" means Jamaica Public Service Company Limited.

     "L/C" means a letter of credit.

     "L/C Agreement" means the letter of credit agreement dated September 4, 2001 between Mirant and the L/C Issuing Bank.

     "L/C Issuing Bank" means Wachovia Bank N.A.

     "MAEC Debtors" means Mirant Americas Energy Capital, LP and Mirant Americas Energy Capital Assets, LLC.

     "MCEM" means Mirant Canada Energy Marketing, Ltd.

     "Mirant California" means Mirant California, LLC.

     "Mirant Canal" means Mirant Canal, LLC.

     "Mirant Delta" means Mirant Delta, LLC.

     "Mirant Kendall" means Mirant Kendall, LLC.

     "Mirant New England" means Mirant New England, LLC.

     "Mirant NY-Gen" means Mirant NY-Gen, LLC.

     "Mirant Plan Term Sheet" means the agreement signed on September 7, 2005, among the Debtors, the Committees and Phoenix.

     "Mirant Services" means Mirant Services, LLC.

     "Mirant Settling Parties" means the Debtors which are parties to the California Settlement including Mirant, MAI, MAEM, MAEMI, MAG, Mirant California Investments, Inc., Mirant California, Mirant Delta, Mirant Potrero, Mirant Special Procurement, Inc., Mirant Services and MADI.

     "Mirant Trinidad" means Mirant Trinidad Investments, LLC.

     "MISO" means Midwest Independent System Operators, Inc.

     "Moody's" means Moody's Investor Services.

     "MW" means megawatt.

     "MWh" means megawatt hours.

     "NAAQS" means National Ambient Air Quality Standards.

     "NEC" means the National Gas Company of Trinidad and Tobago.

     "NEPOOL" means the New England Power Pool.

     "Ninth Circuit" means the United States Court of Appeals for the Ninth Circuit.

     "NOLs" means net operating losses.

     "NOV" means a notice of violation.

     "NOx" means nitrogen oxide.

     "NPC" means the Philippine government-owned National Power Corporation.

     "NSRR" means the New Source Review Regulations.

     "NYISO" means the New York ISO.

     "Ohio Edison" means Ohio Edison Company.

     "Original Debtors" means Mirant and 74 of its whollyowned subsidiaries in the United States which filed chapter 11 proceedings on the Petition Date.

     "Panda" means Panda-Brandywine, LP.

     "Pepco" means the Potomac Electric Power Company.

     "PJM" means Pennsylvania-New Jersey-Maryland Interconnection, LLC.

     "PowerGen" means The Power Generation Company of Trinidad and Tobago
Limited.

     "PPA" means power purchase agreement.

     "Principal Markets" means the "day-ahead" market, the "day-of" market and the "real-time" market operated by either the Cal PX or the CAISO.

     "Projections" means the consolidated projected operating and financial results set out in Exhibit "D."

     "PUHCA" means the Public Utility Holding Company Act of 1935.

     "PURPA" means the Public Utilities Regulatory Policies of 1978.

     "Reliant" means Reliant Energy Services.

     "RMP" means Risk Management Policy.

     "RMR" means reliability-must-run.

     "RTO" means a Regional Transmission Organization

     "SDG&E" means San Diego Gas & Electric Company.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shady Hills" means Shady Hills Power Company, L.L.C., a Delaware limited liability company, one of the Debtors and Debtors in Possession in the Chapter 11 Cases.

     "SO(2)" means sulfur dioxide.

     "Solicitation Period" means the period time following the filing of a plan or reorganization in which a debtor must solicit acceptance of such plan.

     "Southern" means the Southern Company.

     "Spin-Off" means the April 2, 2001 divestiture of Southern's 80% ownership interest of Mirant's stock as a tax-free stock dividend to its shareholders.

     "T&TEC" means the Trinidad and Tobago Electricity Commission.

     "TPA" means a transition power agreement.

     "Transferred Trading Obligation" means an obligation of a Person to a Trading Debtor which is transferred to MET pursuant to the Plan or the Confirmation Order, including any obligations under or in connection with any trading contracts or under or in connection with any other assets or liabilities.

     "Voting Deadline" means 4:00 p.m., Prevailing Central Time, on May 27,
2005.

     "W&C" means White & Case LLP.

                                   SCHEDULE 2

                              LIST OF THE DEBTORS

                                  MAG DEBTORS

Mirant Americas Generation, LLC
Mirant Mid-Atlantic, LLC
Hudson Valley Gas Corporation
Mirant Bowline, LLC
Mirant California Investments, Inc.
Mirant California, LLC
Mirant Canal, LLC
Mirant Central Texas, LP
Mirant Chalk Point, LLC
Mirant D.C. O&M, LLC
Mirant Delta, LLC
Mirant Kendall, LLC
Mirant Lovett, LLC
Mirant MD Ash Management, LLC
Mirant New England, Inc.
Mirant New York, Inc.
Mirant NY-Gen, LLC
Mirant Parker, LLC
Mirant Piney Point, LLC
Mirant Potrero, LLC
Mirant Special Procurement, Inc.
Mirant Texas Investments, Inc.
Mirant Texas Management, Inc.
Mirant Texas, LP
MLW Development, LLC

                                 MIRANT DEBTORS

Mirant Corporation
Mirant Americas Energy Marketing, LP
Mirant Americas, Inc.
Mint Farm Generation, LLC
Mirant Americas Development Capital, LLC
Mirant Americas Development, Inc.
Mirant Americas Energy Marketing Investments, Inc.
Mirant Americas Gas Marketing I, LLC
Mirant Americas Gas Marketing II, LLC
Mirant Americas Gas Marketing III, LLC
Mirant Americas Gas Marketing IV, LLC
Mirant Americas Gas Marketing V, LLC
Mirant Americas Gas Marketing VI, LLC
Mirant Americas Gas Marketing VII, LLC

Mirant Americas Gas Marketing VIII, LLC
Mirant Americas Gas Marketing IX, LLC
Mirant Americas Gas Marketing X, LLC
Mirant Americas Gas Marketing XI, LLC
Mirant Americas Gas Marketing XII, LLC
Mirant Americas Gas Marketing XIII, LLC
Mirant Americas Gas Marketing XIV, LLC
Mirant Americas Gas Marketing XV, LLC
Mirant Americas Procurement, Inc.
Mirant Americas Production Company
Mirant Americas Retail Energy Marketing, LP
Mirant Capital Management, LLC
Mirant Capital, Inc.
Mirant Chalk Point Development, LLC
Mirant Danville, LLC
Mirant Dickerson Development, LLC
Mirant Fund 2001, LLC
Mirant Gastonia, LLC
Mirant Intellectual Asset Management and Marketing, LLC
Mirant Las Vegas, LLC
Mirant Michigan Investments, Inc.
Mirant Mid-Atlantic Services, LLC
Mirant Peaker, LLC
Mirant Portage County, LLC
Mirant Potomac River, LLC
Mirant Services, LLC
Mirant Sugar Creek Holdings, Inc.
Mirant Sugar Creek Ventures, Inc.
Mirant Sugar Creek, LLC
Mirant Wichita Falls Investments, Inc.
Mirant Wichita Falls Management, Inc.
Mirant Wichita Falls, LP
Mirant Wyandotte, LLC
Mirant Zeeland, LLC
Shady Hills Power Company, L.L.C.
West Georgia Generating Company, L.L.C.
Mirant EcoElectrica Investments I, Ltd.
Puerto Rico Power Investments, Ltd.
Mirant Wrightsville Investments, Inc.
Mirant Wrightsville Management, Inc.
Wrightsville Power Facility, L.L.C.
Wrightsville Development Funding, L.L.C.
Mirant Americas Energy Capital, LP
Mirant Americas Energy Capital Assets, LLC
Newco 2005 Corporation

                                   SCHEDULE 3

                             GROUP STRUCTURE CHART

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                                   SCHEDULE 4

                    THIRD PARTIES THAT HAVE OBTAINED RELIEF
                           FROM THE AUTOMATIC STAY(1)

City of Burbank

Gulfterra Energy Partners, L.P.

El Paso Merchant Energy, L.P.

CSX Transportation, Inc.

Dennis and Marjorie Goad

Entergy Arkansas, Inc.

Entergy Services, Inc.

James R. Macklin

Modesto Irrigation District

Nicholson & Hall, Inc.

Northeast Maryland Waste Disposal Authority

Potomac Electric Power Company

Southern California Edison Company

St. Paul Mercury Insurance Company

Transwestern Pipeline Company

---------------

(1) Pepco requested modifications to this schedule that the Debtors find objectionable. For the full text of Pepco's proposed language, see Exhibit E.

                                   SCHEDULE 5

                    PETITION DATE NET INTERCOMPANY PAYABLES

5-A   DIVIDEND AND CAPITAL CONTRIBUTION ACTIVITY
5-B   PETITION DATE NET INTERCOMPANY PAYABLES EVIDENCED BY
      PROMISSORY NOTES
5-C   PETITION DATE NET INTERCOMPANY PAYABLES

                                  SCHEDULE 5-A

               DIVIDENDS OF MAG TO MAI AND CAPITAL CONTRIBUTIONS
  OF MAI TO MAG FOR YEARS ENDED 2001 AND 2002, AND SIX MONTHS ENDED 6/30/2003

                                YEAR ENDED 2001                YEAR ENDED 2002           SIX MONTHS ENDED 6/30/2003
                          ----------------------------   ----------------------------   ----------------------------
                                            CAPITAL                        CAPITAL                        CAPITAL
                           DIVIDENDS     CONTRIBUTIONS    DIVIDENDS     CONTRIBUTIONS    DIVIDENDS     CONTRIBUTIONS
                          ------------   -------------   ------------   -------------   ------------   -------------
First Quarter...........  $ 21,000,000    $ 5,000,000    $134,000,000   $584,000,000    $150,000,000   $ 50,000,000
Second Quarter..........  $200,000,000    $17,000,000    $453,000,000   $ 65,000,000             -0-   $(48,000,000)(1)
Third Quarter...........           -0-            -0-    $210,000,000   $ 64,000,000             N/A            N/A
Fourth Quarter..........           -0-    $16,000,000             -0-   $171,000,000             N/A            N/A
                          ------------    -----------    ------------   ------------    ------------   ------------
  TOTALS................  $221,000,000    $38,000,000    $797,000,000   $884,000,000    $150,000,000   $  2,000,000
                          ============    ===========    ============   ============    ============   ============

---------------

(1) Net reduction resulting from reversal of prior capital contributions resulting from termination of agreement pursuant to which contributions were made.

                                  SCHEDULE 5-B

                    PETITION DATE NET INTERCOMPANY PAYABLES
                         EVIDENCED BY PROMISSORY NOTES

                                                                                       BALANCE AT PETITION
CREDITOR                                                    DEBTOR                            DATE
--------                                                    ------                     -------------------
Mirant Canada Energy Mkt. Inv., Inc. ....  Mirant Americas Energy Mkt. Inv., Inc.           16,000,000
Mirant Canada Energy Mkt. Inv., Inc. ....  Mirant Canada Energy Marketing, LP               34,916,856
Mirant Canada Energy Mkt. Inv., Inc. ....  Mirant Canada Energy Mkt., LP (CAD$)              4,646,000
Mirant Americas, Inc. ...................  Wrightsville Development & Funding,             180,000,000
                                           L.L.C.
Mirant New England, LLC..................  Mirant Americas, Inc.                           255,360,574
Mirant California Investments, Inc. .....  Mirant Americas Generation, LLC                   6,216,806
Mirant Americas Energy Capital, LP.......  Mirant Americas Energy Mkt. Inv., Inc.            6,253,253
Mirant Americas Energy Capital, LP.......  Mirant Americas Development, Inc.                    95,942
Hudson Valley Gas Corp. .................  Mirant Americas Generation, LLC                     653,588
Mirant Americas Generation, LLC..........  Mirant Bowline, LLC                              18,598,213
Mirant Americas Generation, LLC..........  Mirant California, LLC                           35,463,452
Mirant Canal, LLC........................  Mirant Americas Generation, LLC                  19,725,647
Mirant Delta, LLC........................  Mirant Americas Generation, LLC                  52,297,019
Mirant Americas Generation, LLC..........  Mirant Kendall, LLC                               8,757,271
Mirant Lovett, LLC.......................  Mirant Americas Generation, LLC                  31,240,572
Mirant New England, Inc. ................  Mirant Americas Generation, LLC                   4,509,274
Mirant Americas Generation, LLC..........  Mirant New York, Inc.                               799,513
Mirant Americas Generation, LLC..........  Mirant NY-Gen, LLC                                3,665,839
Mirant Potrero, LLC......................  Mirant Americas Generation, LLC                  23,015,124
Mirant Texas, LP.........................  Mirant Americas Generation, LLC                  15,098,672
Mirant Americas Development, Inc. .......  Mirant Corporation                                  155,601
Mirant Americas Procurement, Inc. .......  Mirant Corporation                               98,734,806
Mirant Americas, Inc. ...................  Mirant Corporation                              208,680,369
Mirant Corporation.......................  Mirant Las Vegas, LLC                                97,386
Mirant Portage County, LLC...............  Mirant Corporation                                   67,700
Mirant Wichita Falls, LP.................  Mirant Corporation                                2,501,371
Mirant Wyandotte, LLC....................  Mirant Corporation                                   42,236
Mirant Zeeland, LLC......................  Mirant Corporation                               18,256,313
Shady Hills Power Company, L.L.C.........  Mirant Corporation                                8,058,479
Mirant Corporation.......................  Sugar Creek Energy, LLC                           6,475,015
Mirant Corporation.......................  Mirant Americas Energy Marketing, LP            173,000,000
Mirant Mid-Atlantic, LLC.................  Mirant Potomac River, LLC                       152,165,000
Mirant Mid-Atlantic, LLC.................  Mirant Peaker, LLC                               71,110,000
Mirant Americas Energy Mkt. Inv.,          Mirant Americas, Inc.                            39,000,000
  Inc. ..................................

                                  SCHEDULE 5-C

                   PREPETITION DATE NET INTERCOMPANY PAYABLES
      REFLECTED ON THE DEBTORS' BOOKS AND RECORDS AS OF SEPTEMBER 30, 2004

ENTITY NAME                                        COUNTERPARTY                 PAYABLE      RECEIVABLE    NET PAYABLE
-----------                                        ------------               ------------   -----------   ------------
Hudson Valley Gas Corporation........  Mirant Bowline, LLC                    $ 16,134,938   $    23,503   $ 16,111,436
Mint Farm Generation, LLC............  Mirant California, LLC                 $        330                 $        330
Mint Farm Generation, LLC............  Mirant Services, LLC                   $  1,629,527   $       144   $  1,629,383
Mirant Americas Development Capital,
  LLC................................  Mirant Corporation                     $  3,587,008                 $  3,587,008
Mirant Americas Development, Inc. ...  Mirant Americas Development Capital,
                                       LLC                                    $      1,000                 $      1,000
Mirant Americas Development, Inc. ...  Mirant Americas Energy Capital, LP     $     96,116                 $     96,116
Mirant Americas Development, Inc. ...  Mirant Americas Energy Marketing
                                       Investments, Inc.                      $         30                 $         30
Mirant Americas Development, Inc. ...  Mirant Americas Energy Marketing, LP   $         89   $   (91,736)  $     91,825
Mirant Americas Development, Inc. ...  Mirant Services, LLC                   $  9,551,295                 $  9,551,295
Mirant Americas Energy Marketing
  Investments, Inc. .................  Mirant Americas Energy Capital, LP     $  6,330,744                 $  6,330,744
Mirant Americas Energy Marketing
  Investments, Inc. .................  Mirant Americas Energy Marketing, LP   $    353,942   $    99,171   $    254,771
Mirant Americas Energy Marketing
  Investments, Inc. .................  Mirant Canada Energy Marketing
                                       Investments, Inc.                      $ 16,239,285                 $ 16,239,285
Mirant Americas Energy Marketing
  Investments, Inc. .................  Mirant Services, LLC                   $    164,415   $    85,928   $     78,487
Mirant Americas Energy Marketing,
  LP.................................  Mirant Americas Energy Capital, LP     $        162                 $        162
Mirant Americas Energy Marketing,
  LP.................................  Mirant Canada Energy Marketing, Ltd.   $157,189,528   $(1,481,876)  $158,671,404
Mirant Americas Energy Marketing,
  LP.................................  Mirant Canal, LLC                      $ 53,545,417   $41,347,669   $ 12,197,747
Mirant Americas Energy Marketing,
  LP.................................  Mirant Corporation                     $489,643,070                 $489,643,070
Mirant Americas Energy Marketing,
  LP.................................  Mirant Delta, LLC                      $304,616,436   $11,914,060   $292,702,376
Mirant Americas Energy Marketing,
  LP.................................  Mirant Kendall, LLC                    $ 10,289,372   $ 7,390,529   $  2,898,843
Mirant Americas Energy Marketing,
  LP.................................  Mirant New York, Inc.                  $    593,860                 $    593,860
Mirant Americas Energy Marketing,
  LP.................................  Mirant Services, LLC                   $  2,822,220   $   373,771   $  2,448,448
Mirant Americas Energy Marketing,
  LP.................................  Mirant Texas, LP                       $  1,595,795   $   777,624   $    818,172
Mirant Americas Energy Marketing,
  LP.................................  Mirant Zeeland, LLC                    $  1,609,283   $   800,414   $    808,869
Mirant Americas Energy Marketing,
  LP.................................  Wrightsville Power Facility, L.L.C.    $    171,438   $    81,168   $     90,270
Mirant Americas Gas Marketing I,
  LLC................................  Mirant Americas Energy Marketing, LP   $    186,361   $   146,111   $     40,250
Mirant Americas Gas Marketing I,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing II,
  LLC................................  Mirant Americas Energy Marketing, LP   $    182,190   $   146,256   $     35,934
Mirant Americas Gas Marketing II,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing III,
  LLC................................  Mirant Americas Energy Marketing, LP   $    182,098   $   146,701   $     35,397
Mirant Americas Gas Marketing III,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing IV,
  LLC................................  Mirant Americas Energy Marketing, LP   $    181,667   $   146,702   $     34,965
Mirant Americas Gas Marketing IV,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing IX,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,328   $   123,421   $     33,907
Mirant Americas Gas Marketing IX,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing V,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,569   $   123,033   $     34,536
Mirant Americas Gas Marketing V,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing VI,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,438   $   123,034   $     34,404
Mirant Americas Gas Marketing VI,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing VII,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,572   $   123,421   $     34,151
Mirant Americas Gas Marketing VII,
  LLC................................  Mirant Services, LLC                   $        300                 $        300

ENTITY NAME                                        COUNTERPARTY                 PAYABLE      RECEIVABLE    NET PAYABLE
-----------                                        ------------               ------------   -----------   ------------
Mirant Americas Gas Marketing VIII,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,405   $   123,421   $     33,984
Mirant Americas Gas Marketing VIII,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing X,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,327   $   123,421   $     33,907
Mirant Americas Gas Marketing X,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing XI,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,331   $   123,429   $     33,902
Mirant Americas Gas Marketing XI,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing XII,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,387   $   123,421   $     33,967
Mirant Americas Gas Marketing XII,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing XIII,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,194   $   123,421   $     33,773
Mirant Americas Gas Marketing XIII,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing XIV,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,190   $   123,421   $     33,769
Mirant Americas Gas Marketing XIV,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing XV,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,299   $   123,421   $     33,879
Mirant Americas Gas Marketing XV,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Generation, LLC......  Hudson Valley Gas Corporation          $    654,651   $       365   $    654,286
Mirant Americas Generation, LLC......  Mirant California Investments, Inc.    $  6,300,595                 $  6,300,595
Mirant Americas Generation, LLC......  Mirant Canal, LLC                      $ 20,784,980   $     5,420   $ 20,779,560
Mirant Americas Generation, LLC......  Mirant Delta, LLC                      $ 52,404,798   $    13,245   $ 52,391,553
Mirant Americas Generation, LLC......  Mirant Lovett, LLC                     $ 31,286,128   $     9,280   $ 31,276,848
Mirant Americas Generation, LLC......  Mirant New England, Inc.               $  4,553,813   $    30,346   $  4,523,467
Mirant Americas Generation, LLC......  Mirant Potrero, LLC                    $ 23,115,880   $     3,152   $ 23,112,728
Mirant Americas Generation, LLC......  Mirant Services, LLC                   $  4,228,542   $   402,790   $  3,825,752
Mirant Americas Generation, LLC......  Mirant Texas, LP                       $ 15,131,202   $     1,032   $ 15,130,170
Mirant Americas Procurement, Inc. ...  Mirant Americas Development Capital,
                                       LLC                                    $ 70,880,584   $   170,857   $ 70,709,727
Mirant Americas Procurement, Inc. ...  Mirant Danville, LLC                   $ 19,084,755                 $ 19,084,755
Mirant Americas Procurement, Inc. ...  Mirant Portage County, LLC             $ 71,206,634   $ 2,000,000   $ 69,206,634
Mirant Americas Production Company...  Mirant Services, LLC                   $      1,392                 $      1,392
Mirant Americas Retail Energy
  Marketing, LP......................  Mirant Americas Energy Marketing, LP   $  2,718,564   $     6,295   $  2,712,268
Mirant Americas Retail Energy
  Marketing, LP......................  Mirant Services, LLC                   $      1,894                 $      1,894
Mirant Americas, Inc. ...............  Mirant Americas Development Capital,
                                       LLC                                    $146,694,728                 $146,694,728
Mirant Americas, Inc. ...............  Mirant Americas Energy Marketing
                                       Investments, Inc.                      $ 39,000,000                 $ 39,000,000
Mirant Americas, Inc. ...............  Mirant Americas Energy Marketing, LP   $878,781,286   $32,366,535   $846,414,752
Mirant Americas, Inc. ...............  Mirant Americas Procurement, Inc.      $ 75,354,312   $ 4,548,315   $ 70,805,997
Mirant Americas, Inc. ...............  Mirant Danville, LLC                   $      1,000                 $      1,000
Mirant Americas, Inc. ...............  Mirant Dickerson Development, LLC      $      1,000                 $      1,000
Mirant Americas, Inc. ...............  Mirant Nevada Wellcom, LLC             $      1,000                 $      1,000
Mirant Americas, Inc. ...............  Mirant New England, Inc.               $259,767,603   $   213,585   $259,554,018
Mirant Americas, Inc. ...............  Mirant Portage County, LLC             $  5,298,237                 $  5,298,237
Mirant Americas, Inc. ...............  Mirant Services, LLC                   $ 13,631,072                 $ 13,631,072
Mirant Bowline, LLC..................  Mirant Americas Energy Marketing, LP   $  8,386,537   $ 3,701,399   $  4,685,138
Mirant Bowline, LLC..................  Mirant Americas Generation, LLC        $ 19,716,446   $     3,882   $ 19,712,564
Mirant Bowline, LLC..................  Mirant Mid-Atlantic, LLC               $     41,420                 $     41,420

ENTITY NAME                                        COUNTERPARTY                 PAYABLE      RECEIVABLE    NET PAYABLE
-----------                                        ------------               ------------   -----------   ------------
Mirant Bowline, LLC..................  Mirant New York, Inc.                  $     61,773                 $     61,773
Mirant Bowline, LLC..................  Mirant Services, LLC                   $  5,519,448   $   181,779   $  5,337,668
Mirant California Investments,
  Inc................................  Mirant Delta, LLC                      $     12,590                 $     12,590
Mirant California Investments,
  Inc................................  Mirant Potrero, LLC                    $     12,590                 $     12,590
Mirant California, LLC...............  Mirant Americas Energy Marketing, LP   $        936                 $        936
Mirant California, LLC...............  Mirant Americas Generation, LLC        $ 35,616,347   $     1,150   $ 35,615,197
Mirant California, LLC...............  Mirant California Investments, Inc.    $  1,040,000   $    11,600   $  1,028,400
Mirant California, LLC...............  Mirant Delta, LLC                      $181,004,374   $ 9,724,591   $171,279,782
Mirant California, LLC...............  Mirant Potrero, LLC                    $  8,649,971   $   106,290   $  8,543,682
Mirant California, LLC...............  Mirant Services, LLC                   $  2,654,773                 $  2,654,773
Mirant Canada Energy Marketing,
  Ltd................................  Mirant Corporation                     $111,990,637                 $111,990,637
Mirant Canal, LLC....................  Mirant Kendall, LLC                    $    106,752                 $    106,752
Mirant Canal, LLC....................  Mirant Services, LLC                   $  1,048,740   $    64,227   $    984,514
Mirant Chalk Point, LLC..............  Mirant MD Ash Management, LLC          $    289,410                 $    289,410
Mirant Chalk Point, LLC..............  Mirant Piney Point, LLC                $ 12,705,060   $   399,780   $ 12,305,280
Mirant Chalk Point, LLC..............  Mirant Potomac River, LLC              $     12,167   $       337   $     11,830
Mirant Chalk Point, LLC..............  Mirant Services, LLC                   $  1,681,617   $    26,141   $  1,655,475
Mirant Corporation...................  Mirant Americas Development, Inc.      $    211,703                 $    211,703
Mirant Corporation...................  Mirant Americas Holdings               $      1,000                 $      1,000
Mirant Corporation...................  Mirant Americas Procurement, Inc.      $ 99,164,352   $ 1,893,675   $ 97,270,678
Mirant Corporation...................  Mirant Americas, Inc.                  $248,684,730   $    15,524   $248,669,206
Mirant Corporation...................  Mirant Europe B.V.                     $     14,610                 $     14,610
Mirant Corporation...................  Mirant International Investments,
                                       Inc.                                   $ 89,000,000                 $ 89,000,000
Mirant Corporation...................  Mirant Investments UK Limited          $232,364,137                 $232,364,137
Mirant Corporation...................  Mirant Portage County, LLC             $  1,287,925                 $  1,287,925
Mirant Corporation...................  Mirant Services, LLC                   $ 47,522,220   $ 2,722,576   $ 44,799,644
Mirant Corporation...................  Mirant Wichita Falls Management,
                                       Inc.                                   $         26                 $         26
Mirant Corporation...................  Mirant Wichita Falls, LP               $  2,505,922   $       176   $  2,505,746
Mirant Corporation...................  Mirant Wyandotte, LLC                  $     42,393   $        56   $     42,337
Mirant Corporation...................  Mirant Zeeland, LLC                    $ 33,117,663   $       995   $ 33,116,668
Mirant Corporation...................  Shady Hills Power Company, L.L.C.      $  8,079,767   $       348   $  8,079,419
Mirant D.C. O&M, LLC.................  Mirant Chalk Point, LLC                $      4,434                 $      4,434
Mirant D.C. O&M, LLC.................  Mirant MD Ash Management, LLC          $     28,022   $    22,619   $      5,402
Mirant D.C. O&M, LLC.................  Mirant Mid-Atlantic, LLC               $  1,960,120   $   787,157   $  1,172,963
Mirant D.C. O&M, LLC.................  Mirant Potomac River, LLC              $      9,768                 $      9,768
Mirant D.C. O&M, LLC.................  Mirant Services, LLC                   $    503,293                 $    503,293
Mirant Danville, LLC.................  Mirant Services, LLC                   $      1,344                 $      1,344
Mirant Delta, LLC....................  Mirant Services, LLC                   $  1,471,135   $    11,650   $  1,459,485
Mirant Delta, LLC....................  Mirant Special Procurement, Inc.       $    404,552                 $    404,552
Mirant Dickerson Development, LLC....  Mirant Services, LLC                   $      1,447                 $      1,447
Mirant International Investments,
  Inc................................  Mirant Holdings Germany, Inc.          $    353,228                 $    353,228
Mirant International Investments,
  Inc................................  Mirant Investments Germany, Inc.       $    353,228                 $    353,228
Mirant Kendall, LLC..................  Mirant Americas Generation, LLC        $  8,783,704   $     2,100   $  8,781,605
Mirant Kendall, LLC..................  Mirant Services, LLC                   $  1,456,049   $     1,374   $  1,454,675
Mirant Las Vegas, LLC................  Mirant Americas Energy Marketing, LP   $  7,329,966   $   592,240   $  6,737,726
Mirant Las Vegas, LLC................  Mirant Americas Procurement, Inc.      $ 17,616,864                 $ 17,616,864
Mirant Las Vegas, LLC................  Mirant Corporation                     $ 46,047,930   $     2,334   $ 46,045,596
Mirant Las Vegas, LLC................  Mirant Delta, LLC                      $      4,039                 $      4,039
Mirant Las Vegas, LLC................  Mirant Mid-Atlantic, LLC               $      7,041                 $      7,041
Mirant Las Vegas, LLC................  Mirant Services, LLC                   $  6,457,918   $     1,493   $  6,456,425
Mirant Lovett, LLC...................  Mirant Americas Energy Marketing, LP   $  7,027,411   $  (830,314)  $  7,857,725
Mirant Lovett, LLC...................  Mirant Bowline, LLC                    $     29,531   $    10,820   $     18,711

ENTITY NAME                                        COUNTERPARTY                 PAYABLE      RECEIVABLE    NET PAYABLE
-----------                                        ------------               ------------   -----------   ------------
Mirant Lovett, LLC...................  Mirant Canada Energy Marketing, Ltd.   $        408                 $        408
Mirant Lovett, LLC...................  Mirant Corporation                     $  4,275,087                 $  4,275,087
Mirant Lovett, LLC...................  Mirant Mid-Atlantic, LLC               $    249,031                 $    249,031
Mirant Lovett, LLC...................  Mirant New York, Inc.                  $      2,959   $       829   $      2,129
Mirant Lovett, LLC...................  Mirant NY-Gen, LLC                     $     59,035   $     1,570   $     57,465
Mirant Lovett, LLC...................  Mirant Services, LLC                   $  1,523,346   $   118,595   $  1,404,751
Mirant MD Ash Management, LLC........  Mirant Mid-Atlantic, LLC               $  2,591,713   $    93,728   $  2,497,985
Mirant MD Ash Management, LLC........  Mirant Piney Point, LLC                $          2                 $          2
Mirant MD Ash Management, LLC........  Mirant Services, LLC                   $     21,323                 $     21,323
Mirant Michigan Investments, Inc. ...  Mirant Services, LLC                   $     47,454   $     3,416   $     44,038
Mirant Mid-Atlantic, LLC.............  Mirant Americas Energy Marketing, LP   $ 10,910,502                 $ 10,910,502
Mirant Mid-Atlantic, LLC.............  Mirant Americas, Inc.                  $    355,845   $     7,796   $    348,048
Mirant Mid-Atlantic, LLC.............  Mirant Chalk Point, LLC                $ 67,031,584   $ 4,192,145   $ 62,839,439
Mirant Mid-Atlantic, LLC.............  Mirant Services, LLC                   $  6,010,956   $    25,714   $  5,985,242
Mirant New England, Inc. ............  Mirant Canal, LLC                      $     18,059   $       400   $     17,659
Mirant New England, Inc. ............  Mirant Kendall, LLC                    $     37,024                 $     37,024
Mirant New England, Inc. ............  Mirant Services, LLC                   $    204,787                 $    204,787
Mirant New York, Inc. ...............  Mirant Americas Generation, LLC        $    801,453   $     2,936   $    798,517
Mirant New York, Inc. ...............  Mirant Americas, Inc.                  $  1,820,239                 $  1,820,239
Mirant New York, Inc. ...............  Mirant Services, LLC                   $    591,485                 $    591,485
Mirant NY-Gen, LLC...................  Mirant Americas Energy Marketing, LP   $    621,290   $  (297,428)  $    918,718
Mirant NY-Gen, LLC...................  Mirant Americas Generation, LLC        $  3,684,079   $       343   $  3,683,736
Mirant NY-Gen, LLC...................  Mirant Bowline, LLC                    $     92,579   $    86,603   $      5,976
Mirant NY-Gen, LLC...................  Mirant New York, Inc.                  $        927                 $        927
Mirant NY-Gen, LLC...................  Mirant Services, LLC                   $    191,477   $     8,093   $    183,383
Mirant Oregon, LLC...................  Mirant Americas Energy Marketing, LP   $  6,492,127   $   788,581   $  5,703,546
Mirant Peaker, LLC...................  Mirant Chalk Point, LLC                $  4,394,684   $    33,733   $  4,360,952
Mirant Peaker, LLC...................  Mirant Mid-Atlantic, LLC               $ 71,607,380   $15,027,475   $ 56,579,905
Mirant Peaker, LLC...................  Mirant Piney Point, LLC                $    150,000   $    19,717   $    130,283
Mirant Peaker, LLC...................  Mirant Services, LLC                   $     79,430   $       842   $     78,589
Mirant Piney Point, LLC..............  Mirant Mid-Atlantic, LLC               $ 26,460,011   $    12,733   $ 26,447,278
Mirant Piney Point, LLC..............  Mirant Services, LLC                   $    209,633                 $    209,633
Mirant Portage County, LLC...........  Mirant Mid-Atlantic, LLC               $        798                 $        798
Mirant Portage County, LLC...........  Mirant Zeeland, LLC                    $  1,219,618                 $  1,219,618
Mirant Potomac River, LLC............  Mirant MD Ash Management, LLC          $    396,861                 $    396,861
Mirant Potomac River, LLC............  Mirant Mid-Atlantic, LLC               $154,445,110   $13,984,688   $140,460,422
Mirant Potomac River, LLC............  Mirant Services, LLC                   $  2,481,416   $     5,709   $  2,475,706
Mirant Potrero, LLC..................  Mirant Americas Energy Marketing, LP   $  2,164,487   $ 1,435,437   $    729,050
Mirant Potrero, LLC..................  Mirant Delta, LLC                      $    275,801   $   201,598   $     74,203
Mirant Potrero, LLC..................  Mirant Mid-Atlantic, LLC               $      3,597                 $      3,597
Mirant Potrero, LLC..................  Mirant Services, LLC                   $    743,150   $     1,440   $    741,711
Mirant Services, LLC.................  Mirant Americas Energy Capital, LP     $      3,218   $   (26,217)  $     29,435
Mirant Services, LLC.................  Mirant Americas Procurement, Inc.      $    192,468   $(1,760,326)  $  1,952,794
Mirant Services, LLC.................  Mirant Asia-Pacific Ventures, Inc.     $     48,316                 $     48,316
Mirant Services, LLC.................  Mirant Birchwood, Inc.                 $    457,341                 $    457,341
Mirant Services, LLC.................  Mirant Canada Energy Marketing, Ltd.   $     27,853                 $     27,853
Mirant Services, LLC.................  Mirant Caribbean Services, LLC         $     35,503                 $     35,503
Mirant Services, LLC.................  Mirant Caribbean, Inc.                 $     57,640                 $     57,640
Mirant Services, LLC.................  Mirant International Investments,
                                       Inc.                                   $        379                 $        379
Mirant Services, LLC.................  Mirant JPSCO Development Services,
                                       LLC                                    $     34,734                 $     34,734
Mirant Services, LLC.................  Mirant JPSCO, SRL                      $     53,001                 $     53,001

ENTITY NAME                                        COUNTERPARTY                 PAYABLE      RECEIVABLE    NET PAYABLE
-----------                                        ------------               ------------   -----------   ------------
Mirant Services, LLC.................  Mirant Portage County, LLC             $    390,251   $     8,220   $    382,032
Mirant Special Procurement, Inc......  Mirant California, LLC                 $ 69,174,628                 $ 69,174,628
Mirant Sugar Creek Ventures, Inc. ...  Mirant Corporation                     $        100                 $        100
Mirant Sugar Creek Ventures, Inc. ...  Mirant Sugar Creek, LLC                $     26,622                 $     26,622
Mirant Sugar Creek, LLC..............  Mirant Americas Energy Marketing, LP   $ 24,052,357   $21,567,782   $  2,484,576
Mirant Sugar Creek, LLC..............  Mirant Corporation                     $  6,435,308   $       134   $  6,435,174
Mirant Sugar Creek, LLC..............  Mirant Delta, LLC                      $      3,250                 $      3,250
Mirant Sugar Creek, LLC..............  Mirant Services, LLC                   $ 14,358,316   $    16,539   $ 14,341,777
Mirant Sugar Creek, LLC..............  Mirant Sugar Creek Holdings, Inc.      $     26,622                 $     26,622
Mirant Texas Investments, Inc........  Mirant Texas, LP                       $     17,686                 $     17,686
Mirant Texas, LP.....................  Mirant Americas, Inc.                  $    285,505                 $    285,505
Mirant Texas, LP.....................  Mirant Services, LLC                   $  2,768,305   $     6,635   $  2,761,669
Mirant Wichita Falls Investments,
  Inc. ..............................  Mirant Wichita Falls, LP               $      7,593                 $      7,593
Mirant Wichita Falls, LP.............  Mirant Americas Energy Marketing, LP   $     77,942                 $     77,942
Mirant Wichita Falls, LP.............  Mirant Services, LLC                   $    235,157   $       854   $    234,303
Mirant Wrightsville Investments,
  Inc................................  Mirant Wrightsville Management, Inc.   $          0                 $          0
Mirant Wrightsville Investments,
  Inc................................  Wrightsville Power Facility, L.L.C.    $  3,148,586   $ 1,685,581   $  1,463,005
Mirant Wyandotte, LLC................  Mirant Americas Energy Marketing, LP   $     10,000                 $     10,000
Mirant Wyandotte, LLC................  Mirant Services, LLC                   $    515,262   $       115   $    515,147
Mirant Zeeland, LLC..................  Mirant Services, LLC                   $  6,711,123   $     7,757   $  6,703,367
Shady Hills Power Company, LLC.......  Mirant Services, LLC                   $  4,078,481   $       866   $  4,077,615
West Georgia Generating Company,
  L.L.C..............................  Mirant Americas Energy Marketing, LP   $    861,599                 $    861,599
West Georgia Generating Company,
  L.L.C..............................  Mirant Corporation                     $ 29,175,450                 $ 29,175,450
West Georgia Generating Company,
  L.L.C..............................  Mirant Mid-Atlantic, LLC               $      3,150                 $      3,150
West Georgia Generating Company,
  L.L.C..............................  Mirant Services, LLC                   $  4,818,705   $    50,054   $  4,768,652
Wrightsville Development and Funding,
  L.L.C..............................  Mirant Americas, Inc.                  $193,538,984                 $193,538,984
Wrightsville Development and Funding,
  L.L.C..............................  Wrightsville Power Facility, L.L.C.    $  3,657,946   $ 1,857,946   $  1,800,000
Wrightsville Power Facility,
  L.L.C..............................  Mirant Americas Development, Inc.      $    291,557                 $    291,557
Wrightsville Power Facility,
  L.L.C..............................  Mirant Services, LLC                   $  4,504,173   $     1,121   $  4,503,052
Wrightsville Power Facility,
  L.L.C..............................  Mirant Wrightsville Management, Inc.   $     33,184   $    16,293   $     16,891

                                   SCHEDULE 6

                            TIER IV CLAIM OBJECTIONS

TIER IV CLAIM OBJECTIONS FILED AS OF SEPTEMBER 20, 2005

A.  CALIFORNIA PARTIES' CLAIMS

     1. Attorney General of the State of California

     2. California Public Utilities Commission

     3. California Department of Water Resources and State of California

     4. Federal Energy Regulatory Commission

     5. Pacific Gas & Electric Company

     6. Southern California Edison Company

B.  OTHER CALIFORNIA CLAIMS

     1. Bustamante, Cruz (and Putative Class Members)

     2. California Attorney General (People of the State of California, ex rel. Bill Lockyer

     3. California Independent System Operator Corporation

     4. California Power Exchange Corporation

     5. Egger, Jerry, et al. (and Putative Class Members)

     6. Oregon Department of Justice

     7. Oscar's Photo Lab and Mary L. Davis (and Putative Class Members)

C.  FINANCE AND SECURITIES-BASED CLAIMS

     1. Banc of America Securities

     2. Bank of America

        a. Bank of America, N.A.

        b. Beneficial Bondholders

     3. Brown, James and Waller, Greg

     4. Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated

     5. Lehman Commercial Paper, Inc.

     6. Wachovia Bank, National Association and Wachovia Bank, N.A.

     7. Wells Fargo Bank Minnesota, N.A.

     8. Wisniak, Gil (individually)

     9. Wisniak, Gil (on behalf of himself and others)

     10. Deutsche Bank Securities Inc.

     11. Bayerische Hypo Und Vereinsbank, Cayman Branch

D.  OTHER CLAIMS

     1. Algonquin Gas Transmission Company

     2. Alstom Power, Inc.

     3. Burns and McDonnell

     4. California Department of Toxic Substances Control

     5. Californians for Renewable Energy

     6. Cascade Natural Gas Corporation

     7. Commodity Futures Trading Commission

     8. Dick Corporation and St. Paul Company

     9. Dynegy Marketing and Trade

     10. Enbridge Midcoast Energy, L.P., Enbridge Pipelines (SIGCO Intrastate) LLC, Enbridge Pipelines (MIDLA), Inc.

     11. Enron Corporation, Enron Asset Holdings, LLC, Edison Mission Energy and EME Del Caribe

     12. Entergy Arkansas, Inc. and Entergy Services, Inc.

     13. Freeman Mathis & Gary on Behalf of Pokalsky

     14. Gas Transmission Northwest Corporation

     15. Gunderboom, Inc.

     16. Gunderboom Shareholders

     17. Haverstraw-Stony Point Central School District and the County of
Rockland

     18. Kern River Gas Transmission Company

     19. Kinder Morgan Power Company

     20. Massachusetts Department of Environmental Protection

     21. Metropolitan Water District of Southern California, Portland General Electric Company and Salt River Project Agricultural Imp. & P.D.

     22. Modesto Irrigation District

     23. NSTAR Gas Company, Cambridge Electric Light Company, Commonwealth Electric Light Company, Boston Edison Company and NSTAR Steam Corporation

     24. Pericen Limited Partnership

     25. Perryville Energy Partners, LLC

     26. Potomac Electric Power Company and PEPCO Energy Services, Inc.

     27. Predator Development Company, LLC

     28. San Francisco Bay Regional Water Quality Control Board

     29. Southern California Water Company

     30. Southern Company

          a. Southern Company Relating to Mobile Energy Service Entities

          b. Southern Company Relating to the Separation Agreements

          c. Southern Company Relating to Certain Guarantees

     31. TransCanada Pipelines Limited, TransCanada Gas Services Inc. and TransCanada Energy Ltd.

     32. Unitil Power Corp. and Unitil Energy Systems, Inc.

     33. Virginia Electric and Power Company Board

                                   SCHEDULE 7
                POTENTIAL CAUSES OF ACTION (NO COMPLAINT FILED)

POTENTIAL DEFENDANT                                         NATURE OF DISPUTE
-------------------                                         -----------------
Orange and Rockland Utilities, Inc.           Environmental costs and liabilities related to
                                              Lovett Generating Station and Ash Management
                                              facility.
Orange and Rockland Utilities, Inc.           Environmental costs and liabilities regarding
                                              a pipeline leak at Hillburn Gas Turbine Gen.
                                              Station and alleged environmental violations
                                              at the Ash Management Facility.
El Paso Merchant Energy Holding Company       Indemnification claim.
                                              Indemnification claim.
Commonwealth Energy and/or Cambridge          Quiet title to Kendall property.
Electric Light
Cambridge Electric Light Company              Claim for nonpayment of amounts due under a
                                              substation agreement.
NSTAR (Cambridge Electric)                    Withholding of at least $400,000 from amounts
                                              owed under a substation agreement.
Kinder Morgan Power Company                   Breach of contract and avoidance of setoff
                                              claim with respect to transmission credit
                                              letter reconciliation.
Consumers Energy                              Claim for improperly collected sales and/or
                                              use taxes relating to Zeeland generating
                                              facility.
Florida Progress Corp.                        Claim under an interconnection agreement for
                                              construction.
Stone and Webster                             Claim for $4.3 overpayment.
General Electric                              Title dispute over a generator in GE's
                                              control.
Florida Gas Transmission Company              Indemnification claim.
General Electric                              Breach of contract.
IHI                                           Water damage to insulation at Bowline
                                              facility.
Vogt Power International                      Warranty repairs at a generating facility.
Stone and Webster                             Warranty work to attach to Apex claim.
                                              Overpayment of approximately $3-5 million.
Arkansas Department of Revenue                IRS adjustment to taxable income.
City of Alexandria, Virginia                  Tax assessment appeal.
City of Wyandotte                             Appeal of 2005 Property Tax Assessment related
                                              to suspended construction site.
City and County of San Francisco              Potrero plan property tax appeal for
                                              1998-2002.
Arkansas Dept. of Revenue                     IRS adjustment to taxable income (2000).
Louisiana Dept. of Revenue                    IRS adjustment to taxable income (2000).
Kansas Dept. of Revenue                       KPMG audit adjustments (2000).
California Franchise Tax Board                KPMG audit adjustments, IRS audit adjustments,
                                              BIZ adjustments, voluntary adjustments.
Texas Comptroller's Office                    KPMG audit adjustments (2001).
Arizona Dept. of Revenue                      KPMG audit adjustments and net of voluntary
                                              income adjustments (2001).
Georgia Dept of Revenue                       KPMG audit adjustments and net of voluntary
                                              income adjustments (2001).
Illinois Dept. of Revenue                     KPMG audit adjustments and net of voluntary
                                              income adjustments (2001).
Iowa Dept. of Revenue                         KPMG audit adjustments and net of voluntary
                                              income adjustments (2001).

POTENTIAL DEFENDANT                                         NATURE OF DISPUTE
-------------------                                         -----------------
Louisiana Dept. of Revenue                    KPMG audit adjustments and net of voluntary
                                              income adjustments (2001).
Massachusetts Dept. of Revenue                KPMG audit adjustments and net of voluntary
                                              income adjustments (2001).
Ohio Dept. of Revenue                         KPMG audit adjustments and net of voluntary
                                              income adjustments (2001).
Oklahoma Dept. of Revenue                     KPMG audit adjustments and net of voluntary
                                              income adjustments (2001).
Pennsylvania Dept. of Revenue                 KPMG audit adjustments and net of voluntary
                                              income adjustments (2001).
Bruce Cameron                                 Breach of contract for failing to repay
                                              amounts when due under an Educational
                                              Assistance Agreement.
Couch White LLP and Albert and Albert         Professional malpractice claim for firms'
                                              failure to file documents required under New
                                              York property tax law and to perfect appeal of
                                              adverse tax decisions.
Bank of America                               Unpaid amounts due to terminated ISDA master
                                              agreement.
Bank of Montreal                              Unpaid amounts due to terminated ISDA master
                                              agreement.
Cincinnati Gas and Electric                   Costs incurred in connection with master power
                                              purchase and sale agreement.
CINergy Marketing and Trading, LLC            Amount due under a GISB contract.
CSX Transportation                            Amounts under transportation agreement.
Entergy-Koch Trading, LP                      Amounts owed under master netting, setoff and
                                              security agreement.
Hydrocarbon Capital, LLC                      Amounts owed under terminated trading
                                              contract.
Los Angeles Dept. of Water and Power          Breach of contract/amounts unpaid.
Millennium Gas marketing                      Amounts unpaid under terminated GISB contract.
Western Gas Resources, Inc.                   Amounts due under terminated GISB contract.
NYISO                                         Amounts pursuant to Tariff and various
                                              agreements and $3.55 million withheld in
                                              violation of automatic stay.
Banker Energy Corp.                           Failure to deliver contract quantities under
                                              coal transaction confirmations dated February
                                              28, 2003.
Arch Coal Sales Company, Inc.                 Failure to deliver contracted quantities under
                                              coal transaction confirmations dated February
                                              16, 2003.
Consol Energy, Consol Pennsylvania coal,      Failure to deliver contracted quantities under
Eighty Four Mining Company                    coal transaction confirmations dated September
                                              16, 2003 and January 21, 2004.
Logan and Kanawha Coal, Co.                   Failure to deliver contracted quantities under
                                              coal transaction confirmations dated April 28,
                                              2004.
CSX Transportation, Inc.                      Unpaid balance due under a railroad
                                              transportation contracted date October 2,
                                              2003.
American Electric Power Service Corp.         Failure to return proceeds from LOC due under
                                              transmission agreement.
Bonneville Power Administration               Failure to return cash collateral under
                                              agreement to allow for future purchases.
Independent Electricity Supply Operator       Failure to return cash collateral.

                                   SCHEDULE 8

                          DESIGNATED AVOIDANCE ACTIONS

                   ACTION                                          STATUS
---------------------------------------------   ---------------------------------------------
Southern Company Causes of Action               Filed; not stayed
Causes of Action against Troutman Sanders,      Tolled through January 13, 2006
  LLP
Castex Fraudulent Transfer Action               Stayed until the later of: (1) 180 days after
                                                August 2, 2005 or (2) the Effective Date of
                                                the Plan ("Tolling Period")
MADCI Fraudulent Transfer Action                Stayed through Tolling Period
CSFB Fraudulent Transfer Action                 Stayed through Tolling Period
Commerzbank Fraudulent Transfer Action          Stayed through Tolling Period
Causes of Action against Morgan Stanley &       Tolled through January 13, 2006
  Co., Incorporated and Goldman Sachs & Co.
Causes of Action against Lehman and Bank of     Tolled through October 31, 2005
  America
Causes of Action against Arthur Andersen        Tolled

                                   SCHEDULE 9

           TOLLING AGREEMENTS WITH NON-DEBTOR, WHOLLY OWNED ENTITIES

Tolling agreements have been entered into with the following entities:

Curacao Utilities Operating Company N.V.

Laito Company Limited

MAP Balagarh (BVI) Limited

MAP Financial Services Limited

MAP Guangdong (BVI) Limited

MAP Hirma (BVI) Limited

MAP International Finance Corporation

MAP Mobile Power Systems (BVI) Corporation

MAP Navotas I Limited

MAP Nominee Services Limited

MAP Pagbilao Limited

MAP Pangasinan Limited

MAP Project Management and Engineering (BVI) Limited

MAP Thailand (BVI) Limited

Mirant (Bermuda) Ltd.

Mirant (British Virgin Islands) I Investments, Ltd.

Mirant (British Virgin Islands) II Investments, Ltd.

Mirant (Navotas II) Corporation

Mirant (Philippines) Corporation

Mirant (Philippines) Energy Corporation

Mirant (Philippines) Operations Corporation

Mirant (Philippines) Project Holdings Corporation

Mirant (Philippines) Rural Power Corporation

Mirant (Philippines) Services Corporation

Mirant Americas Holdings, Inc.

Mirant Asia-Pacific Construction (Hong Kong) Limited

Mirant Asia-Pacific Holdings, Inc.

Mirant Asia-Pacific Investments B.V.

Mirant Asia-Pacific Limited

Mirant Asia-Pacific Operations (Hong Kong) Limited

Mirant Asia-Pacific Singapore Pte Limited

Mirant Asia-Pacific Ventures, Inc

Mirant Asset Development and Procurement B.V.

Mirant Bahamas Investments Limited

Mirant Beteiligungs GmbH

Mirant Birchwood, Inc.

Mirant Caribbean Services, LLC

Mirant Caribbean, Inc.

Mirant Caribbean, Ltd.

Mirant Curacao Investments, Ltd.

Mirant Deutschland GmbH

Mirant Development UK Limited

Mirant EcoElectrica LNG Investment, Ltd.

Mirant EcoElectrica O&M, Ltd.

Mirant EcoElectrica Services, Ltd.

Mirant Energy Trading, LLC

Mirant Europe B.V.

Mirant Generation Europe, B.V.

Mirant Grand Bahama Limited

Mirant Guangdong (Shajiao C) Limited

Mirant Hirma Investments Limited

Mirant Holdings Europe UK, Inc.

Mirant Holdings Germany, Inc.

Mirant Holdings Netherlands, Inc.

Mirant Hong Kong Membership, Inc.

Mirant Ilijan Investments Ltd. Partnership

Mirant International Investments, Inc.

Mirant Investments Europe B.V.

Mirant Investments Europe UK, Inc.

Mirant Investments Germany, Inc.

Mirant Investments UK Limited

Mirant JPSCO (Barbados) SRL

Mirant JPSCO Development Services, LLC

Mirant JPSCO I Investments, Limited

Mirant JPSCO II Investments, Limited

Mirant Navotas Corporation

Mirant Nevada Wellcom, LLC

Mirant Oregon, LLC

Mirant South America and Caribbean Finance, Ltd.

Mirant Sual Investments Corporation

Mirant Trinidad Investments, LLC

Mirant Trust I

Mirant Virgin Islands, LLC

Mirant West Indies Investments, Ltd.

Navotas II Holdings (BVI) Corp.

Southern Electric International -- Netherlands B.V.

Stenus Limited

Sual Construction Corporation

Tranquil Star Corporation

                                  SCHEDULE 10

                       TERMS OF NEW MAG HOLDCO INDENTURE

                   TERM                                     NEW MAG HOLDCO INDENTURE
                   ----                                     ------------------------

Restricted Subsidiaries/Unrestricted
  Subsidiaries:...........................   "Restricted Subsidiaries" shall be all subsidiaries of
                                             New MAG Holdco other than Unrestricted Subsidiaries.

                                             "Unrestricted Subsidiaries" shall include any
                                             subsidiary of New MAG Holdco that is designated by the
                                             board of directors of New MAG Holdco as an Unrestricted
                                             Subsidiary, but only to the extent that such
                                             subsidiary:(i) has no assets other than assets acquired
                                             after, or immaterial or unproductive assets owned prior
                                             to, the issuance of New MAG Holdco Notes; (ii) has no
                                             indebtedness other than indebtedness that is
                                             non-recourse to New MAG Holdco or the Restricted
                                             Subsidiaries; (iii) is not party to any agreement or
                                             contract with New MAG Holdco or a Restricted Subsidiary
                                             unless the terms of such agreement are no less
                                             favorable to New MAG Holdco or such Restricted
                                             Subsidiary than those that might be obtained from an
                                             unaffiliated third-party, and (iv) is a person with
                                             respect to which neither New MAG Holdco nor any
                                             Restricted Subsidiary has any direct or indirect
                                             obligation to make capital contributions or to maintain
                                             such subsidiary's financial condition.

Principal Amount:.........................   Up to $500 million of 8.0% Senior Notes Due 2015
                                             Up to $[0] million of 8.25% Senior Notes Due 2017

Denominations:............................   $1,000 and any integral multiple of $1,000

Ranking:..................................   The New MAG Holdco Notes shall be senior unsecured
                                             obligations of New MAG Holdco, senior to all other
                                             obligations of New MAG Holdco other than Senior Lien
                                             Obligations and Parity Obligations. The New MAG Holdco
                                             Notes shall be junior to the Senior Lien Obligations
                                             and pari passu with the Parity Obligations.

                                             "Senior Lien Obligations" include:(i) the Exit
                                             Facility; (ii) obligations under interest rate hedges
                                             for Senior Lien Obligations; (iii) additional senior
                                             secured indebtedness of New MAG Holdco in an amount up
                                             to $250 million; (iv) obligations permitted to be
                                             secured by Permitted Liens, and(v) indebtedness
                                             incurred to refinance any Senior Lien Obligation.

                                             "Parity Obligations" include:(i) each series of New MAG
                                             Holdco Notes; (ii) additional senior unsecured
                                             indebtedness of New MAG Holdco incurred in accordance
                                             with "Additional Indebtedness;" (iii) obligations under
                                             interest rate hedges for Parity Obligations, and (iv)
                                             indebtedness incurred to refinance any Parity
                                             Obligations.

Additional Indebtedness:..................   New MAG Holdco shall not, and shall not permit any
                                             Restricted Subsidiary to, incur additional indebtedness
                                             for borrowed money (other than Permitted Indebtedness)
                                             unless the fixed charge coverage ratio for the most
                                             recently ended four fiscal quarters for which financial
                                             statements have been provided shall exceed    x,
                                             determined on a pro forma basis as if the additional
                                             indebtedness had been issued at the beginning of such
                                             period.

                   TERM                                     NEW MAG HOLDCO INDENTURE
                   ----                                     ------------------------


                                             "Permitted Indebtedness" shall include:(i) existing
                                             indebtedness of New MAG Holdco and the Restricted
                                             Subsidiaries; (ii) indebtedness under the Senior Lien
                                             Obligations; (iii) indebtedness under the New Senior
                                             Notes and Parity Obligations; (iv) indebtedness
                                             expressly subordinated to the New Senior Notes;(v)
                                             indebtedness of New MAG Holdco or any of its Restricted
                                             Subsidiaries incurred for the purpose of financing the
                                             acquisition, design, development, installation,
                                             improvement, construction or lease of capital
                                             improvements and new assets; (vi) inter-company
                                             indebtedness among New MAG Holdco and the Restricted
                                             Subsidiaries; (vii) additional indebtedness of New MAG
                                             Holdco and its Restricted Subsidiaries in an aggregate
                                             amount not to exceed    % of consolidated assets, at
                                             the time of incurrence, and (viii) indebtedness
                                             incurred to refinance Permitted Indebtedness and
                                             indebtedness incurred in compliance with the provisions
                                             described under "Additional Indebtedness."

Security:.................................   The New MAG Holdco Notes will be unsecured, but will
                                             include a negative pledge on all assets of New MAG
                                             Holdco and its Restricted Subsidiaries, subject to
                                             Permitted Liens.

                                             "Permitted Liens" shall include:(i) liens granted to
                                             secure Senior Lien Obligations; (ii) liens granted to
                                             secure Parity Obligations, provided that the New MAG
                                             Holdco Notes are granted pari passu liens; (ii) liens
                                             granted in the ordinary course of business in
                                             connection with commercial operations and the trading
                                             and marketing business, including pursuant to netting
                                             arrangements; (iii) liens granted in connection with
                                             power purchase agreements and other off-take
                                             arrangements, including credit enhanced power purchase
                                             agreements and off-take arrangements; (iv) liens to
                                             secure indebtedness of New MAG Holdco or any of its
                                             Restricted Subsidiaries incurred for the purpose of
                                             financing the acquisition, design, development,
                                             installation, improvement, construction or lease of
                                             capital improvements and new assets, and(v) liens
                                             granted to secure indebtedness incurred to refinance
                                             any indebtedness secured by a Permitted Lien.

Asset Sale................................   Subject to the terms of the Senior Lien Obligations,
                                             within eighteen months of the receipt of net proceeds
                                             from the sale of assets of New MAG Holdco or any
                                             Restricted Subsidiary, New MAG Holdco may:(i) repay
                                             Senior Lien Obligations; (ii) repay indebtedness of New
                                             MAG Holdco or any of its Restricted Subsidiaries
                                             acquired in connection with, or incurred to finance the
                                             acquisition or development/construction of, new assets,
                                             or any refinancing thereof; (iii) make an investment in
                                             a Restricted Subsidiary, and (iv) make Permitted
                                             Investments.

                                             Subject to the terms of the Senior Lien Obligations,
                                             any net proceeds in excess of $     million from the
                                             sale of assets of New MAG Holdco or any Restricted
                                             Subsidiary not applied in accordance with the preceding
                                             paragraph shall be used to make an offer to the holders
                                             of the New MAG Holdco Notes and the Parity Obligations
                                             to repurchase such obligations at 100% of the principal
                                             amount, plus accrued and unpaid interest.

Restricted Payments.......................   New MAG Holdco will not make any dividends or
                                             distributions unless the fixed charge coverage ratio
                                             for the most recently ended four fiscal quarters for
                                             which financial statements have been provided shall
                                             exceed      x.

                   TERM                                     NEW MAG HOLDCO INDENTURE
                   ----                                     ------------------------


Investment Limitations....................   New MAG Holdco and its Restricted Subsidiaries shall
                                             have an unrestricted ability to invest in Restricted
                                             Subsidiaries.

                                             New MAG Holdco shall not, and shall not permit its
                                             Restricted Subsidiaries to, invest in Unrestricted
                                             Subsidiaries other than Permitted Investments.

                                             "Permitted Investments" shall include:(i) investments
                                             to which New MAG Holdco or its Restricted Subsidiaries
                                             are contractually committed as of the date of issuance;
                                             (ii) issuances of letters of credit for the working
                                             capital and general corporate purposes of Unrestricted
                                             Subsidiaries, in an amount not to exceed $     million;
                                             (iii) investments in cash and cash equivalents; (iv)
                                             investments made with consideration at least     % of
                                             which is equity of New MAG Holdco or a Restricted
                                             Subsidiary;(v) purchases of, or repayment of, Senior
                                             Lien Obligations or Parity Obligations; (vi) negotiable
                                             instruments held for deposit or collection and
                                             receivables, in each case created or acquired in the
                                             ordinary course of business; (vii) investments received
                                             as non-cash consideration in connection with an asset
                                             sale or the compromise or resolution of a claim or
                                             litigation; (viii) investments in persons that, after
                                             giving effect to such investment, become Restricted
                                             Subsidiaries; (ix) investments in Unrestricted
                                             Subsidiaries so long as Unrestricted Subsidiaries do
                                             not own in excess of     % of the consolidated assets
                                             of New MAG Holdco, and(x) investments in an aggregate
                                             amount not to exceed     % of consolidated assets, at
                                             the time of such investment.

Optional Redemption:......................   The New Senior Notes are redeemable, in whole or in
                                             part, at the option of New MAG Holdco upon notice and
                                             payment of the percentage referenced below of the
                                             principal amount of the New Senior Notes being
                                             redeemed:


                                          On or before [Date,] 2006................  104.000%
                                          Between [Date], 2006 and [Date], 2007....  102.667%
                                          Between [Date], 2007 and [Date], 2008....  101.333%
                                          On or before [Date,] 2008 and
                                          thereafter...............................  100.000%

Changes in Covenants When New Senior Notes
  Rated Investment Grade..................   If: (i) the rating assigned to the New MAG Holdco Notes
                                             by each of S&P and Moody's is an investment grade
                                             rating, and (ii) no default or event of default shall
                                             exist, the covenants listed under the following
                                             captions shall be suspended as to the New MAG Holdco
                                             Notes:(a) "Asset Sales;"(b) "Restricted Payments;"(c)
                                             "Additional Indebtedness," and (d) "Investment
                                             Limitations."


Events of Default:........................   The Events of Default under the New MAG Holdco Notes
                                             shall include:(i) New MAG Holdco defaults for 30 days
                                             in the payment of interest on the New MAG Holdco Notes;
                                             (ii) New MAG Holdco defaults in the payment of
                                             principal on the New Senior Notes; (iii) New MAG Holdco
                                             fails to comply with the covenants of the New MAG
                                             Holdco Notes, and such failure continues for 60 days
                                             after written notice from the trustee/holders, if such
                                             failure could reasonably be expected to have a material
                                             adverse effect on the ability of New MAG Holdco to meet
                                             its obligations under the New MAG Holdco Notes, and
                                             (iv) cross-acceleration of $50 million of indebtedness
                                             of New MAG Holdco.

Defeasance:...............................   Standard terms

Book Entry, Delivery and Form.............   The New MAG Holdco Notes will be issued only in
                                             book-entry form

                                  SCHEDULE 11
                    SCHEDULE OF REJECTED EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

     MIRANT ENTITY                                  COUNTERPARTY
     -------------                                  ------------
  1  Mirant Wisconsin Investments, Inc. ..........  Alliant Energy Resources, Inc.
  2  Mirant Corporation...........................  Bank One, NA (as successor by merger to Bank One,
                                                    Texas, N.A.)
  3  Mirant Americas Energy Marketing, LP (MAEM)..  Connecticut Municipal Electric Energy Cooperative
  4  Mirant Americas Energy Marketing, LP (MAEM)..  Cook Inlet Power LP
  5  Mirant Americas Energy Marketing, LP (MAEM)..  Cook Inlet Power, LP
  6  Mirant Americas Energy Marketing, LP (MAEM)..  Cook Inlet Power, LP Praxair Inc
  7  Mirant Americas Generation, LLC..............  Dominion State Line, Inc.
  8  Mirant Americas Generation, LLC..............  Dominion State Line, Inc.
  9  Mirant Americas Energy Marketing, LP (MAEM)..  Hudson Light And Power Department
 10  Mirant Americas, Inc. (MAI)..................  Mitsui & Co., (U.S.A.), Inc.
 11  Mirant Americas Energy Marketing, LP (MAEM)..  Vermont Public Power Supply Authority

     CONTRACT NAME/DESCRIPTION
     -------------------------
  1  Purchase and Sale Agreement by and between
     Mirant Wisconsin Investments, Inc. ("Seller")
     and Alliant Energy Resources, Inc.
     ("Purchaser") dated 7/12/2002 (Neenah
     Facility) (DR-2)
  2  Amended and Restated Indemnity Agreement
     (Replaces In Its Entirety Original Credit
     Agreement executed 03/03/2000 Between Mirant
     Americas Energy Capital, LP, fka Southern
     Producer Services, L.P. and Bank One, NA,
     fka, Bank One, Texas) executed 03/26/2001
  3  EEI Master Power Purchase and Sale Agreement
     dated 1/12/2001
  4  Confirmation Letter with Exhibits A and B
  5  Preferred Customer Agreement
  6  Comfort Letter Pursuant to the Preferred
     Customer Agreement
  7  Stock Purchase Agreement by and among Mirant
     Americas Generation, LLC ("Seller") and
     Dominion State Line, Inc. ("Purchaser") for
     Sale of Stock of Mirant State Line Ventures,
     Inc., dated 2/26/2002 (M-2643)
  8  Stock Purchase Agreement by and among Mirant
     Americas Generation, LLC as Seller and
     Dominion State Line, Inc. as Purchaser for
     the Sale of Stock of Mirant State Line
     Ventures, Inc.
  9  Master Electric Power Purchase and Sale
     Agreement dated 10/28/1999
 10  Agreement for the Purchase and Sale of
     Equipment for the Bowline New York Project
     dated 3/30/2001
 11  EEI Master Power Purchase and Sale Agreement
     dated 3/1/2002

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
    1  Mirant Potrero, LLC............................
    2  Mirant Corporation.............................   Mirant Services, LLC
    3  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
    4  Mirant Corporation and Subsidiaries............   New Mirant
    5  Mirant Corporation and Subsidiaries............   New Mirant
    6  Mirant Corporation and Subsidiaries............   New Mirant
    7  Mirant Corporation and Subsidiaries............   New Mirant
    8  Mirant Corporation.............................   New Mirant
    9  Mirant Corporation.............................   New Mirant
   10  Mirant Corporation.............................   New Mirant
   11  Mirant Services, LLC...........................
   12  Mirant Corporation.............................   Mirant Services, LLC
   13  Mirant Wichita Falls, LP.......................
   14  Mirant Corporation.............................   New Mirant
   15  Mirant Corporation.............................   New Mirant
   16  Mirant Corporation and Subsidiaries............   New Mirant
   17  Mirant Corporation and Subsidiaries............   New Mirant
   18  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   19  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   20  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   21  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   22  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   23  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
    1  21st Century Energy Holdings, LLC                 Confidentiality Agreement dated 1/27/2003          $        0.00
       John H. Bucy II
       ESA Holdings, Inc.
       Stifel, Nicolas and Company Incorporated
    2  3E Company                                        Master Consulting Agreement                        $        0.00
    3  Accent Energy Inc.                                Master Aggregator Sale/Purchase Agreement, as      $        0.00
                                                         amended dated 4/8/2002
    4  ACE American Insurance Company                    Foreign General Liability Insurance Policy No.     $        0.00
                                                         CXC 069104 for Coverage Period 11/30/2001-
                                                         11/30/2005
    5  ACE American Insurance Company (formerly,         General Liability & DIC Auto Liability (Foreign    $        0.00
       CIGNA) c/o McGriff, Seibels & Williams, Inc.      Trip Travel) Insurance Policy No. CXC069104 for
                                                         Coverage Period 4/2/2001-4/2/2002
    6  ACE American Insurance Company (formerly,         General Liability & DIC Auto Liability (Foreign    $        0.00
       CIGNA) c/o McGriff, Seibels & Williams, Inc.      Trip Travel) Insurance Policy No. CXC069104 for
                                                         Coverage Period 4/2/2002-4/2/2003
    7  ACE American Insurance Company (formerly,         General Liability and DIC Automobile Liability     $        0.00
       CIGNA) c/o McGriff, Seibels & Williams, Inc.      (Foreign Trip Travel) Binder for Coverage
                                                         Period 4/2/2006-4/2/2006
    8  ACE American Insurance Company (formerly,         India EMCAT Project Insurance (Defense Base Act    $        0.00
       CIGNA) c/o McGriff, Seibels & Williams, Inc.      and MEDEVAC Coverage) Policy Nos. CXC 41517 and
                                                         3860517-C-00-3104-00 for Coverage Period
                                                         10/4/1995-10/4/1996
    9  ACE Bermuda Insurance Limited c/o McGriff,        Directors & Officers Liability Insurance Policy    $        0.00
       Seibels & Williams, Inc.                          No. MIR-9435D
   10  ACE Bermuda Insurance Ltd c/o McGriff, Seibels    Commercial General Liability & Excess Liability    $        0.00
       & Williams, Inc.                                  Insurance Policy No. MIR1045/5
   11  ACL Services Ltd.                                 Master Software Agreement                          $        0.00
   12  ActiveState, a division of Sophos                 Master Software Agreement                          $        0.00
   13  Advanced Engineering Solutions                    Master Agreement for Services                      $        0.00
   14  Aegis Insurance Services, Inc. c/o McGriff,       Fiduciary Liability Insurance Policy No.           $        0.00
       Seibels & Williams, Inc.                          F1069A1A01 for Coverage Period
                                                         4/2/2001-4/2/2002
   15  Aegis Insurance Services, Inc. c/o McGriff,       Fiduciary Liability Insurance Policy No.           $        0.00
       Seibels & Williams, Inc.                          F1069A1A01 for Coverage Period
                                                         4/2/2002-4/2/2003
   16  Aegis, Lloyds of London, et al. c/o McGriff,      All Risk Property Insurance Binder No. MSW0098     $        0.00
       Seibels & Williams, Inc.                          for Coverage Period 11/1/2001-11/1/2002
   17  Aegis, Lloyds of London, et al. c/o McGriff,      All Risk Property Insurance Policy Nos.            $        0.00
       Seibels & Williams, Inc.                          507L0PU227, 507L0PU228, 507L0PU229, 507L0PU230,
                                                         507L0PU231, 507L0PU232, 507L0PU233, 507L0PU234
                                                         for Coverage Period 11/1/2000-11/1/2001
   18  AEP Energy Services, Inc.                         Clearing Novation and Release Agreement dated      $        0.00
                                                         6/26/2003
   19  AEP Energy Services, Inc.                         Confidentiality Agreement dated 12/20/2002         $        0.00
   20  AEP Energy Services, Inc.                         Confidentiality Agreement dated 5/1/2002           $        0.00
   21  AES Calgary ULC                                   Confidentiality Agreement dated 12/14/2001         $        0.00
   22  AES Ecotek Corporation (formerly, Thermo Ecotek   Confidentiality Agreement                          $        0.00
       Corporation)
   23  AGA Gas, Inc.                                     Confidentiality Agreement dated 2/5/2003           $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
   24  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   25  Mirant Texas, LP...............................
   26  Mirant Parker, LLC (formerly, SEI-Texas,
       LLC)...........................................   Mirant Texas, LP
   27  Mirant Texas, LP...............................
   28  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   29  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   30  West Georgia Generating Company, L.L.C.........
   31  Shady Hills Power Company, LLC.................
   32  Mirant Services, LLC...........................
   33  Mirant Canal, LLC; Mirant New England, Inc.....
   34  Mirant Kendall, LLC............................
   35  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   36  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   37  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   38  Mirant Americas, Inc. (MAI)....................
   39  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   40  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   41  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   42  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   43  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   44  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   45  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   46  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   47  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   48  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   49  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   50  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   51  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   52  Mirant Corporation.............................   Mirant Americas, Inc. (MAI)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
   24  Agway Energy Services -- PA, Inc.                 Base Contract for Short-Term Sale/Purchase of      $        0.00
                                                         Natural Gas dated 2/1/2001
   25  Air Liquide America Corporation                   Bulk Product Agreement dated 2/24/2000             $        0.00
   26
       Air Liquide America Corporation                   Cylinder and Welding Products Supply Agreement     $        0.00
                                                         dated 4/6/2000
   27  Air Liquide America Corporation                   Product and Equipment Rental (Carbon Dioxide)      $        0.00
                                                         dated 3/28/2000
   28  Alabama Gas Corporation                           Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/1999
   29  Alabama Gas Corporation, as Agent for Certain     Base Contract for Gas Purchase/Sale dated          $        0.00
       End Users                                         8/1/2002
   30  Alabama Power; Gulf Power; Mississippi Power;     Generator Backup Service Agreement                 $        0.00
       Savannah Electric; and Southern Company
       Services, Inc.
   31  Alarm Trac                                        Security Service Agreement                         $    2,644.59
   32  Alberici Constructors (formerly, J.S. Alberici    Services Agreement                                 $        0.00
       Construction Co., Inc.)/MWH (formerly,
       Montgomery Watson Harza) Joint Venture
   33  Algonquin                                         Assignment Agreement dated 9/1/2002                $        0.00
   34  Algonquin GasTransmission Company                 Service Agreement 99056 beginning 9/30/2000        $        0.00
   35  Allegheny Electric Cooperative, Inc.              Scheduling Agency and Master Electric Power        $        0.00
                                                         Sales dated 7/28/1999
   36  Alliance Coal, LLC                                Confidentiality Agreement dated 12/20/2002         $        0.00
   37  Alliance Energy Services, LLC                     Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         8/1/2002
   38  Altra Energy Technologies, Inc.                   Confidentiality Agreement dated 12/22/1999         $        0.00
   39  Amerada Hess Corporation                          Base Contract for Short-Term Sale/Purchase         $        0.00
                                                         dated 11/1/2000
   40  Amerada Hess Corporation                          Confidentiality Agreement dated 9/26/2002          $        0.00
   41  Ameren Energy Fuels and Services Company          Master Term Gas Sales Agreement dated 12/4/2001    $        0.00
   42  Ameren Energy Fuels and Services Company (AFS),   Confidentiality Agreement dated 12/20/2002         $        0.00
       a non-regulated subsidiary of Ameren Energy
       Resources Company
   43  Ameren Energy, Inc.                               EEI Master Power Purchase and Sale Agreement       $        0.00
                                                         dated 11/30/2001
   44  Ameren Energy, Inc.                               Mutual Netting/Closeout Agreement dated            $        0.00
                                                         6/1/1999
   45  Ameren Services Company                           Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/2000
   46  Ameren Services Company                           Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 9/1/2000
   47  Ameren Services Company (CIPS)                    Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/20/1997
   48  Ameren Services Company (UE)                      Form of Service Agreement for Firm                 $        0.00
                                                         Point-To-Point Transmission Service dated
                                                         8/29/1997
   49  Amerex Natural Gas I, Ltd. and Amerex Power,      Web Checkout Agreement dated 10/6/1999             $        0.00
       Ltd.
   50  American Central Energy, L.L.C.                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         11/1/1997
   51  American Electric Power Service Corporation       SO2 Allowance Purchase and Sale Agreement dated    $        0.00
                                                         10/20/1998
   52  American International Group, Inc. (AIG), a       Pollution Legal Liability Insurance (Wyandotte     $        0.00
       member company of American International          Lay Down Yard) Policy No. PLS1951987
       Companies(R)

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
   53  Mirant Corporation.............................   Mirant Americas, Inc. (MAI)
   54  Mirant Corporation.............................   Mirant Americas, Inc. (MAI)
   55  Mirant Americas Development, Inc. (MADI).......   Mirant Americas, Inc. (MAI)
   56  Mirant New England, Inc. ......................   Mirant Americas, Inc. (MAI)
   57  Mirant Corporation.............................   New Mirant
   58  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   59  Mirant Mid-Atlantic, LLC (MIRMA)...............
   60  Mirant Mid-Atlantic, LLC (MIRMA)...............   Mirant Americas, Inc. (MAI)
   61  Mirant Services, LLC...........................   Mirant Americas, Inc. (MAI)
   62  Mirant Services, LLC...........................   Mirant Americas, Inc. (MAI)
   63  Mirant Corporation.............................   Mirant Services, LLC
   64  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   65  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   66  Mirant Americas, Inc. (MAI)....................
   67  Mirant Canal, LLC..............................
   68  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   69  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   70  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   71  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   72  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   73  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   74  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   75  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   76  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
   53  American International Group, Inc. (AIG), a       Pollution Legal Liability Insurance Policy         $        0.00
       member company of American International          (Mirant New England)
       Companies(R)
   54  American International Group, Inc. (AIG), a       Pollution Legal Liability Insurance Policy         $        0.00
       member company of American International          (Mirant New York)
       Companies(R)
   55  American International Specialty Lines            Confidentiality Agreement (Insurance Company)      $        0.00
       Insurance Company
   56  American International Specialty Lines            Pollution Legal Liability Insurance Policy No.     $        0.00
       Insurance Company c/o American International      PLS2675096 (Mirant New England)
       Surplus Lines Agency, Inc.
   57  American International Specialty Lines            Pollution Legal Liability Insurance Policy No.     $        0.00
       Insurance Company c/o American International      PLS2678205 (Mirant New York)
       Surplus Lines Agency, Inc.
   58  American Municipal Power -- Ohio, Inc.            Master Electric Power Purchase and Sale            $        0.00
                                                         Agreement dated 11/24/1998
   59  American Nuclear Resources, Inc.                  Miscellaneous Professional Services Agreement      $   22,969.96
   60  American Protection Insurance Company c/o         Workers' Compensation & Employers Liability        $        0.00
       Kemper Insurance Companies                        Insurance Policy No. 5BR084087-00 for Coverage
                                                         Period 2/1/2002-2/1/2003
   61  American Protection Insurance Company c/o         Workers' Compensation & Employers Liability        $        0.00
       Kemper Insurance Companies                        Insurance Policy Nos. 5BR003022-00,
                                                         5BR003023-00, 5BR003024-00 for Coverage Period
                                                         2/1/2001-2/1/2002
   62  American Protection Insurance Company c/o         Workers' Compensation & Employers Liability        $        0.00
       Kemper Insurance Companies                        Insurance Policy Nos. 5BR003022-01,
                                                         5BR003024-01 for Coverage Period
                                                         2/1/2002-2/1/2003
   63  American Stock Exchange, Inc.                     Agreement for Receipt of Consolidated Network B    $       26.37
                                                         Data and AMEX Market Data dated 11/30/2001
   64  American Transmission Systems, Inc.               Service Agreement for Firm Point-To-Point          $   21,757.41
                                                         Transmission dated 7/25/2001
   65  American Transmission Systems, Inc.               Service Agreement for Non-Firm Point-To-Point      $        0.00
                                                         Transmission dated 7/25/2001
   66  Americas Power Partners, Inc.                     Confidentiality Agreement dated 10/23/2002         $        0.00
   67  Ametek Solid State Controls Inc.                  Agreement for Continuing Services                  $        0.00
   68  Anadarko Energy Services Company                  Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         12/1/1996
   69  Anadarko Petroleum Corporation (formerly, Union   Incoming Parent Guaranty by and between Mirant     $        0.00
       Pacific Resources Group, Inc.)                    Americas Energy Marketing, LP (MAEM), UPR
                                                         Energy Services, Inc. (Counterparty), and Union
                                                         Pacific Resources Group, Inc. (Guarantor) in
                                                         the amount of $5,000,000 effective 9/20/1999
   70  ANR Pipeline Company                              ANR FTS 1 Gathering Transport                      $        0.00
   71  ANR Pipeline Company                              ANR FTS 2 Transport to Supply the Zeeland Plant    $        0.00
   72  ANR Pipeline Company                              ANR FTS 2 Transport to Supply the Zeeland Plant    $        0.00
   73  ANR Pipeline Company                              ANR IBLS Service                                   $        0.00
   74  ANR Pipeline Company                              ANR IS Service                                     $        0.00
   75  ANR Pipeline Company                              Gas Energy Management System Agreement dated       $        0.00
                                                         5/20/1997
   76  ANR Pipeline Company                              IPLS Service Agreement No. 107579 dated            $        0.00
                                                         3/1/2002

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
   77  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   78  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   79  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   80  Mirant Corporation.............................   Mirant Services, LLC
   81  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   82  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   83  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   84  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   85  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   86  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   87  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   88  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   89  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   90  Mirant Services, LLC...........................
   91  Mirant Corporation.............................   Mirant Services, LLC
   92  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   93  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   94  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
   95  Mirant Corporation.............................   New Mirant
   96  Mirant Corporation and Subsidiaries............   New Mirant
   97  Mirant Corporation and Subsidiaries............   New Mirant


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
   77  ANR Pipeline Company                              ITS (Interruptible Transportation Service)         $        0.00
                                                         Service Agreement No. 80913 dated 3/11/1997
   78  ANR Pipeline Company                              ITS-3 (Interruptible Transportation Service)       $        0.00
                                                         Service Agreement No. 109147 dated 4/3/2003
   79  ANR Pipeline Company                              IWS Service Agreement No. 107580 dated 3/1/2002    $        0.00
   80  APOS Systems, Inc.                                Master Software Agreement                          $        0.00
   81  Aquila Energy Corporation                         Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM),
                                                         USGE/Aquila, L.P. (Counterparty), and Aquila,
                                                         Inc. (Guarantor) in the amount of $2,000,000
                                                         effective 9/27/2000
   82  Aquila Gas Pipeline Corporation                   Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Tristar
                                                         Gas Company, L.P., and Aquila Gas Pipeline
                                                         Corporation (Guarantor) in the amount of
                                                         $500,000 effective 3/16/1999
   83  Aquila Merchant Services, Inc.                    Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Aquila
                                                         Merchant Services, Inc. (Counterparty), and
                                                         Aquila, Inc. (formerly Aquila Energy
                                                         Corporation) (Guarantor) in the amount of
                                                         $17,000,000 effective 9/1/1997
   84  Aquila, Inc                                       Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/6/1997
   85  Arcadia Energy Corporation                        Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         2/1/2000
   86  Arcadia Energy Corporation                        Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 2/1/2000
   87  Arch Coal Sales Company, Inc.                     Coal Supply Contract                               $        0.00
   88  Arch Coal Sales Company, Inc.                     Confidentiality Agreement dated 12/20/2002         $        0.00
   89  Archer Daniels Midland Company                    Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         12/1/1999
   90  Arcplan, Inc.                                     Master Software Agreement                          $        0.00
   91  Argus Media, Inc.                                 Subscription Publication                           $        0.00
   92  Arizona Public Service Company                    Service Agreement for Firm Point-to-Point          $        0.00
                                                         Transmission Service dated 6/30/1998
   93  Arkansas Electric Cooperative Corporation         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         11/1/1999
   94  Arkansas Electric Cooperative Corporation         Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 11/1/1999
   95  Associated Electric & Gas Insurance Services      Interim Funding Agreement (Funding for Defense     $        0.00
       Limited (AEGIS) c/o Dan Bailey Esq., Bailey       and Other Costs Associated with D&O Liability
       Cavalieri, LLC                                    Litigation) for Coverage Period 2003
   96  Associated Electric & Gas Insurance Services      Commercial General Liability & Excess Liability    $        0.00
       Limited (AEGIS) c/o McGriff, Seibels &            Insurance Policy No. X1069A1A01 for Coverage
       Williams, Inc.                                    Period 4/2/2001-4/2/2002
   97  Associated Electric & Gas Insurance Services      Commercial General Liability & Excess Liability    $        0.00
       Limited (AEGIS) c/o McGriff, Seibels &            Insurance Policy No. X1069A1A02 for Coverage
       Williams, Inc.                                    Period 4/2/2002-4/2/2003

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
   98  Mirant Corporation.............................   New Mirant
   99  Mirant Corporation.............................   New Mirant
  100  Mirant Corporation.............................   New Mirant
  101  Mirant Corporation and Subsidiaries............   New Mirant
  102  Mirant Corporation and Subsidiaries............   New Mirant
  103  Mirant Corporation.............................   New Mirant
  104  Mirant Corporation.............................   Mirant Energy Trading, LLC (MET)
  105  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  106  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  107  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  108  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  109  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  110  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  111  Mirant Americas Energy Marketing, LP (MAEM)....
  112  Mirant Americas Energy Marketing, LP (MAEM)....
  113  West Georgia Generating Company, L.L.C.........
  114  Mirant Corporation.............................   Mirant Services, LLC
  115  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  116  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  117  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
   98  Associated Electric & Gas Insurance Services      Commercial General Liability and Excess            $        0.00
       Limited (AEGIS) c/o McGriff, Seibels &            Liability Insurance Policy No. X1069A1A03 for
       Williams, Inc.                                    Coverage Period 4/2/2003-4/2/2004
   99  Associated Electric & Gas Insurance Services      Directors & Officers Liability Insurance Policy    $        0.00
       Limited (AEGIS) c/o McGriff, Seibels &            No. DO1069A1A01 for Coverage Period 4/2/2001-
       Williams, Inc.                                    8/1/2002
  100  Associated Electric & Gas Insurance Services      Directors & Officers Liability Insurance Policy    $        0.00
       Limited (AEGIS) c/o McGriff, Seibels &            No. DO1069A1A01 for Coverage Period 8/1/2002-
       Williams, Inc.                                    8/1/2003
  101  Associated Electric & Gas Insurance Services      Punitive Damages Liability Insurance Policy for    $        0.00
       Limited (AEGIS) c/o McGriff, Seibels &            Coverage Period 4/2/2001-4/2/2002
       Williams, Inc.
  102  Associated Electric & Gas Insurance Services      Punitive Damages Liability Insurance Policy No.    $        0.00
       Limited (AEGIS) c/o McGriff, Seibels &            B1069A1A02 for Coverage Period 4/2/2002-
       Williams, Inc.                                    4/2/2003
  103  Associated Electric & Gas Insurance Services      Punitive Damages Liability Policy No.              $        0.00
       Limited (AEGIS) c/o McGriff, Seibels &            B1069A1A03 for Coverage Period
       Williams, Inc.                                    4/2/2003-4/2/2004
  104  Associated Electric & Gas Insurances Services     Directors and Officers Liability Claims Interim    $        0.00
       Limited (AEGIS)                                   Funding Agreement
  105  Associated Electric Cooperative, Inc.             Service Agreement for Firm or Non-Firm             $        0.00
                                                         Point-To-Point Transmission dated 12/4/1997
  106  Astra Oil Company, Inc.                           Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         7/1/1999
  107  Astra Oil Company, Inc.                           Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 7/1/1999
  108  Astra Power, LLC                                  Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Astra
                                                         Power, LLC
                                                         (Counterparty), and Astra Oil Trading, n.v.
                                                         (Guarantor) in the amount of $1,000,000
                                                         effective 1/11/2000
  109  Astra Power, LLC                                  Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Astra
                                                         Power, LLC
                                                         (Counterparty), and Astra Oil Trading, n.v.
                                                         (Guarantor) in the amount of $2,250,000
                                                         effective 12/9/2003
  110  Atlantic City Electric Company                    Edison Electric Institute (EEI) Master Power       $        0.00
                                                         Purchase and Sale Agreement dated 5/15/2001
  111  Atmos Energy Corporation                          Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         2/1/1998
  112  Atmos Energy Corporation                          Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1997
  113  Austell Natural Gas System                        Transportation Capacity Purchase Agreement         $        0.00
                                                         dated 3/1/2000
  114  Avaya Inc.                                        Master Telecommunications Agreement                $        0.00
  115  Avista Corporation                                Control Area Services Agreement dated 5/27/2003    $        0.00
  116  Avista Corporation                                Mutual Monthly Netting and Close-Out Netting       $        0.00
                                                         Agreement dated 5/1/2003
  117  Avista Corporation                                Short-Term Firm Point-To-Point Transmission        $        0.00
                                                         Service and Non-Firm Point-To-Point
                                                         Transmission Service Agreement

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  118  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  119  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  120  Mirant Services, LLC...........................
  121  Mirant Mid-Atlantic, LLC (MIRMA)...............
  122  Mirant Americas, Inc. (MAI)....................
  123  Mirant Potrero, LLC............................
  124  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  125  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
  126  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
  127  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  128  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
  129  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  130  Mirant Corporation.............................
  131  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  132  Mirant Corporation.............................   Mirant Americas, Inc. (MAI)
  133  Mirant Potomac River, LLC......................
  134  Mirant Wyandotte, LLC..........................
  135  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  136  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  137  Mirant Services, LLC...........................
  138  Mirant Services, LLC...........................
  139  Mirant Services, LLC...........................
  140  Mirant Americas, Inc. (MAI)....................
  141  Mirant Delta, LLC..............................
  142  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC(MET)
  143  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  144  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Services, LLC
  145  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  118  Avista Energy, Inc.                               Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         10/1/1997
  119  Avista Energy, Inc.                               Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Vitol Gas
                                                         & Electric, LLC
                                                         (Counterparty), and Avista Energy, Inc.
                                                         (Guarantor) in the amount of $2,500,000
                                                         effective 2/1/1999
  120  AWS Convergence Technologies, Inc.                Master Software Agreement                          $        0.00
  121  B. Frank Joy Co., Inc.                            Labor Services Blanket Order (Chalk Point and      $  106,513.05
                                                         Morgantown)
  122  Babcock & Brown LP                                Confidentiality Agreement dated 12/13/2002         $        0.00
  123  Babcock & Wilcox Company, The, a subsidiary of    Letters of Intent                                  $        0.00
       McDermott International
  124  Baltimore Gas and Electric Co. (BGE)              Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/1997
  125
       Baltimore Gas and Electric Co. (BGE)              Customer List Agreement                            $        0.00
  126
       Baltimore Gas and Electric Co. (BGE)              Electronic Data Interchange Trading Partner        $        0.00
                                                         Agreement
  127  Baltimore Gas and Electric Co. (BGE)              Master Energy Sale Agreement dated 2/2/2000        $    1,200.00
  128
       Baltimore Gas and Electric Co. (BGE)              Supplier Coordination Agreement                    $        0.00
  129  Baltimore Gas and Electric Co. (BGE)              Transmission Service Agreement (Non-Firm Short-    $        0.00
                                                         Term) dated 1/21/1997
  130  Banc One Capital Markets Inc.                     International Uniform Brokerage Execution          $        0.00
                                                         Services dated 2/6/2002
  131  Bangor Hydro Electric Company                     Master Energy Sale Agreement dated 12/16/1998      $        0.00
  132  Bank of America                                   Treasury Services Term and Conditions              $        0.00
  133  Bank of New York, as trustee to Potomac           Non-Disturbance and Attornment Agreement by and    $        0.00
       Electric Power Company, a District of Columbia    between The Bank of New York, as trustee to
       and Virginia Corporation (PEPCO)                  Potomac Electric Power Company, and Southern
                                                         Energy Potomac River, LLC dated 12/19/2000
  134  BASF Corporation; City of Wyandotte               Environmental Indemnity Agreement                  $        0.00
  135  Basin Electric Power Cooperative, Inc.            Service Agreement for Firm or Non-Firm             $        0.00
                                                         Point-To-Point Transmission Service dated
                                                         9/24/2001
  136  Basin Electric Power Cooperative, Inc.            Service Agreement for Firm Point-To-Point          $        0.00
                                                         Transmission Service dated 9/24/2001
  137  BEA Systems, Inc.                                 Master Software Agreement                          $      919.51
  138  BellSouth Corporation                             Master Telecommunications Agreement                $        0.00
  139  Betz Dearborn                                     Corporate Master Services Agreement                $        0.00
  140  Big Pier Energy LLC                               Confidentiality Agreement dated 12/6/2002          $        0.00
  141  Black & Veatch Construction, Inc.                 Engineering Procurement and Construction           $        0.00
                                                         Agreement dated 7/12/2001
  142  Black Hills Energy Resources, Inc.                Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         10/1/1998
  143  Black Hills Energy Resources, Inc.                Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 11/19/1998
  144  Bloomberg, L.P.                                   Services Agreement                                 $    9,870.04
  145  Blue Ridge Partners Management Consulting, LLC    Confidentiality Agreement dated 9/30/2002          $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  146  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  147  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  148  Mirant Services, LLC...........................
  149  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  150  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  151  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  152  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  153  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  154  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  155  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  156  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  157  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  158  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  159  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  160  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  161  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  162  Mirant Texas, LP...............................
  163  Mirant Texas, LP...............................
  164  Mirant Services, LLC...........................
  165  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  166  Mirant Americas Energy Marketing, LP (MAEM)....
  167  Mirant Corporation.............................   Mirant Services, LLC
  168  Mirant Americas Development, Inc. (MADI).......   Mirant Americas Energy
                                                         Marketing, LP (MAEM)
  169  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  170  Mirant Corporation.............................   Mirant Americas, Inc. (MAI)
  171  Mirant Corporation.............................   Mirant Services, LLC
  172  Mirant Corporation.............................   Mirant Services, LLC
  173  Mirant Services, LLC...........................
  174  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  146  Bonneville Power Administration, The              Service Agreement for Point-To-Point               $        0.00
                                                         Transmission dated 5/7/2001
  147  Boralex Chateaugay, Inc.                          Master Electric Power Purchase and Sale            $        0.00
                                                         Agreement dated 7/1/1999
  148  Borland Software Corporation (formerly,           Master Software Agreement                          $        0.00
       Starbase Corporation [formerly Premia Corp.])
  149  Boston Edison Company                             EEI Master Power Purchase and Sale Agreement       $        0.00
                                                         dated 12/22/2000
  150  Boston Edison Company                             Service Agreement Under Market-Based Rate          $        0.00
                                                         Tariff dated 9/26/2002
  151  Boston Edison Company                             Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         3/13/1997
  152  Boston Gas Company                                Base Contract for Short-Term Sale and Purchase     $        0.00
                                                         of Natural Gas dated 4/1/1997
  153  BP Canada Energy Company Ltd, a Novia Scotia      Confidentiality Agreement dated 6/10/2002          $        0.00
       corporation
  154  BP Canada Energy Marketing Corp.                  Confidentiality Agreement dated 10/15/2002         $        0.00
  155  BP Corporation North America Inc.                 Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), BP
                                                         Companies/IGI Resources, Inc. (Counterparty),
                                                         and BP Corp. North America (Guarantor) in the
                                                         amount of $30,000,000 effective 11/6/2002
  156  BP Energy Company                                 Confidentiality Agreement dated 10/8/2002          $        0.00
  157  BP Energy Company                                 Confidentiality Agreement dated 8/26/2004          $        0.00
  158  BP Energy Company                                 Confidentiality Agreement dated 9/25/2002          $        0.00
  159  Braintree Electric Light Department (BELD)        Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         4/1/1997
  160  Braintree Electric Light Department (BELD)        Edison Electric Institute (EEI) Master Power       $        0.00
                                                         Purchase and Sale Agreement dated 3/19/2001
  161  Brazos Electric Power Cooperative, Inc.           Confidentiality Agreement dated 10/27/2000         $        0.00
  162  Brazos Electric Power Cooperative, Inc.           Generation Interconnection Agreement dated         $        0.00
                                                         10/20/2000
  163  Brazos River Authority                            Limited Term System Water Availability             $        0.00
                                                         Agreement
  164  Bridgeway Software, Inc.                          Master Software Agreement                          $        0.00
  165  British Columbia Hydro and Power Authority        Umbrella Agreement for Short-Term Firm or Non-     $        0.00
                                                         Firm Point-To-Point Transmission Service dated
                                                         7/18/1997
  166  Brooklyn Union Gas Company A New York             Base Contract for Gas Purchase/Sale dated          $        0.00
       Corporation                                       4/1/2000
  167  Btu/DTN                                           Subscription Publication                           $        0.00
  168  Bureau of Land Management, The                    Cost Reimbursement Agreement between Mirant        $        0.00
                                                         Americas Development, Inc. and The Bureau of
                                                         Land Management dated 3/6/2001
  169  Burlington Resources Trading, Inc.                Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         4/1/2000
  170  Burson-Marsteller Associates, Inc.                Confidentiality Agreement dated 5/8/2002           $        0.00
  171  Business Objects America, Inc.                    Master Software Agreement                          $        0.00
  172  Business Objects, Inc. (formerly, Crystal         Master Software Agreement                          $    3,442.33
       Decisions)
  173  Cable & Wireless Jamaica Ltd.                     Master Telecommunications Agreement                $        0.00
  174  Cabot Oil & Gas Marketing Corporation             Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         8/1/1997

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  175  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  176  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  177  Mirant Delta, LLC..............................
  178  Mirant Potrero, LLC............................
  179  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  180  Mirant Delta, LLC..............................
  181  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  182  Mirant Potrero, LLC............................
  183  Mirant Potrero, LLC............................
  184  Mirant Delta, LLC..............................
  185  Mirant Delta, LLC..............................
  186  Mirant Delta, LLC..............................
  187  Mirant Potrero, LLC............................
  188  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  189  Mirant Americas Development, Inc. (MADI);
       Mirant Americas Generation, Inc. (MAGI)........
  190  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  191  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  192  Mirant Kendall, LLC............................
  193  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  194  Mirant Kendall, LLC............................
  195  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  196  Mirant Services, LLC...........................
  197  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  198  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  199  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  175  Cabot Oil & Gas Marketing Corporation             Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Cabot Oil & Gas Marketing Corporation
                                                         (Counterparty), and Cabot Oil & Gas Corporation
                                                         (Guarantor) effective 4/18/2002
  176  Caithness Energy, LLC c/o Caithness Corporation   Confidentiality Agreement dated 12/4/2002          $        0.00
  177  California Department of Fish & Game              Agreement for the Monitoring and Mitigation of     $        0.00
                                                         Striped Bass in the Sacramento-San Joaquin
                                                         Estuary dated 05/10/2001
  178  California Department of Toxic Substances         Consultative Services Agreement                    $        0.00
  179  California Independent System Operator            Confidentiality Agreement dated 6/3/1999           $        0.00
       Corporation
  180  California Independent System Operator            Meter Service Agreement                            $        0.00
       Corporation
  181  California Independent System Operator            Meter Service Agreement for Scheduling             $        0.00
       Corporation                                       Coordinator dated 12/1/1997
  182  California Independent System Operator            Meter Services Agreement                           $        0.00
       Corporation
  183  California Independent System Operator            Must Run Service Agreement                         $        0.00
       Corporation
  184  California Independent System Operator            Must Run Service Agreement (Contra Costa Power     $        0.00
       Corporation                                       Plant)
  185  California Independent System Operator            Must Run Service Agreement (Pittsburgh Power       $        0.00
       Corporation                                       Plant)
  186  California Independent System Operator            Participating Generator Agreement                  $        0.00
       Corporation
  187  California Independent System Operator            Participating Generator Agreement                  $        0.00
       Corporation
  188  California Independent System Operator            Scheduling Coordinator Agreement dated             $        0.00
       Corporation                                       12/1/1997
  189
       California State Senate (Select & Rules           Confidentiality Agreement dated 7/11/2001          $        0.00
       Committees)
  190  Calpine Eastern Corporation                       Confidentiality Agreement dated 5/7/2002           $        0.00
  191  Cambridge Electric Light Co. and Commonwealth     Base Contract for Gas Purchase/Sale dated          $        0.00
       Electric Company d/b/a NSTAR Electric & Gas       8/1/2000
       Corporation
  192  Cambridge Electric Light Co. and Commonwealth     Interconnection Agreement                          $        0.00
       Electric Company d/b/a NSTAR Electric & Gas
       Corporation
  193  Cambridge Electric Light Co. and Commonwealth     Master Monthly Netting/Close-Out Netting           $        0.00
       Electric Company d/b/a NSTAR Electric & Gas       Agreement dated 7/1/2000
       Corporation
  194  Cambridge Electric Light Co. and Commonwealth     Procurement Agreement dated 2/13/2001              $        0.00
       Electric Company d/b/a NSTAR Electric & Gas
       Corporation
  195  Cambridge Electric Light Co. and Commonwealth     Service Agreement Under the Market-Based Rate      $        0.00
       Electric Company d/b/a NSTAR Electric & Gas       Tariff dated 9/26/2002
       Corporation
  196  Cambridge Energy Research Associates              Subscription Publication                           $   26,889.74
  197  Cantor Fitzgerald Brokerage, L.P.                 Amendment #1 to the Emissions Allowance            $        0.00
                                                         Brokerage dated 2/11/1999
  198  Cantor Fitzgerald Brokerage, L.P.                 Clean Air Auction Representation Agreement         $        0.00
                                                         dated 4/13/2000
  199  Cantor Fitzgerald Brokerage, L.P.                 Emissions Allowance Brokerage Agreement dated      $        0.00
                                                         2/11/1999

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  200  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  201  Mirant Canal, LLC..............................
  202  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  203  Mirant Corporation.............................   Mirant Services, LLC
  204  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  205  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  206  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  207  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  208  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  209  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  210  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  211  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  212  Mirant Services, LLC...........................
  213  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  214  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  215  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  216  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  217  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  218  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  219  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  220  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  221  Mirant Wichita Falls, LP.......................
  222  Mirant Services, LLC...........................   Mirant Caribbean, Inc.
  223  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  224  Mirant Americas Energy Marketing, LP (MAEM);
       Mirant Mid-Atlantic, LLC (MIRMA)...............   Mirant Americas Energy
                                                         Marketing, LP (MAEM) ONLY
                                                         assigning to Mirant Energy
                                                         Trading, LLC (MET)
  225  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  226  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  200  Cantor Fitzgerald Brokerage, L.P.                 Emissions Allowance Brokerage Agreement dated      $        0.00
                                                         7/25/2000
  201  Cape Electronics (R.D.C. Communications, Inc.)    Site Lease Agreement (Cell Tower)                  $        0.00
  202  Cape Fear Energy Corp.                            Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Cape Fear
                                                         Energy Corp. (Counterparty), and North Carolina
                                                         Natural Gas (Guarantor) in the amount of
                                                         $1,000,000 effective 6/1/1997
  203  Captaris, Inc.                                    Master Purchase Agreement                          $        0.00
  204  Cargill Energy Trading Canada, Inc.               Netting and Credit Agreement dated 11/9/2000       $        0.00
  205  Cargill, Incorporated (Natural Gas Trading)       Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1999
  206  Carolina Power & Light Company                    Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         10/1/1999
  207  Carolina Power & Light Company                    Netting Agreement dated 7/22/1998                  $        0.00
  208  Carolina Power & Light Company                    Short Term Firm Transmission Service Agreement     $        0.00
                                                         dated 7/28/1997
  209  Carolina Power & Light Company                    Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         2/11/1997
  210  Cascade Natural Gas Corporation                   Agreement for Natural Gas Service dated            $        0.00
                                                         2/28/2001
  211  Cascade Natural Gas Corporation                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/9/2002
  212  CCH Incorporated                                  Master Software Agreement                          $       82.36
  213  CenterPoint Energy Entex, a division of           Base Contract for Gas Purchase/Sale dated          $        0.00
       CenterPoint Energy Resources Corp.                4/1/1998
  214  Central Hudson Enterprises Corporation            Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Central
                                                         Hudson Enterprises Corporation (Counterparty),
                                                         and CH Energy Group Inc. (Guarantor) in the
                                                         amount of $5,000,000 effective 10/1/2000
  215  Central Illinois Light Company                    Short Term Firm Point-To-Point Transmission        $        0.00
                                                         Service dated 8/30/1997
  216  Central Illinois Light Company                    Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/10/1997
  217  Central Vermont Public Service Corporation        Form of Service Agreement for Firm                 $        0.00
                                                         Point-To-Point Transmission dated 2/6/1998
  218  Central Vermont Public Service Corporation        Form of Service Agreement for Non-Firm             $        0.00
                                                         Point-To-Point Transmission dated 11/19/1997
  219  Central Vermont Public Service Corporation        Market Rate Sales Tariff No. 8 and Service         $        0.00
                                                         Agreement dated 2/4/1999
  220  Central Vermont Public Service Corporation        Master Energy Sale Agreement dated 12/31/1998      $        0.00
  221  Certainteed Corporation                           Amended and Restated Lease and Easement            $        0.00
                                                         Agreement
  222  Charles R. Kirk                                   Consulting Agreement dated 2/12/1999               $    7,800.00
  223  Chesapeake Energy Marketing Inc.                  Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1997
  224
       Cinergy Corp.                                     Guaranty Agreement dated 6/19/2002                 $        0.00

  225  Cinergy Marketing & Trading, LP                   Confidentiality Agreement dated 10/2/2002          $        0.00
  226  Cinergy Marketing & Trading, LP                   Confidentiality Agreement dated 10/8/2002          $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  227  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  228  Mirant Sugar Creek, LLC........................
  229  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  230  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  231  Mirant Sugar Creek, LLC........................
  232  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  233  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  234  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  235  Shady Hills Power Company, LLC.................
  236  Mirant Wichita Falls, LP.......................
  237  Mirant Services, LLC...........................
  238  Mirant Services, LLC...........................
  239  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  240  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  241  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  242  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  243  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  244  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  245  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  246  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  247  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  248  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  249  West Georgia Generating Company, L.L.C. .......
  250  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  251  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  252  Mirant Wichita Falls, LP.......................


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  227  Cinergy Marketing & Trading, LP                   Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Cinergy
                                                         Marketing & Trading, LP (Counterparty), and
                                                         Cinergy Corp. (Guarantor) in the amount of
                                                         $10,000,000 effective 10/1/2004
  228  Cinergy One, Inc.                                 Sales Agreement (Substation and Transmission       $        0.00
                                                         Line Maintenance)
  229  Cinergy Resources, Inc.                           Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         7/1/1997
  230  Cinergy Services, Inc., a service company         Firm Transmission Service Agreement dated          $        0.00
       subsidiary of Cinergy Corporation                 6/24/1997
  231  Cinergy Services, Inc., a service company         Interconnection Agreement                          $        0.00
       subsidiary of Cinergy Corporation
  232  Cinergy Services, Inc., a service company         Service Agreement for Resale, Assignment,          $        0.00
       subsidiary of Cinergy Corporation                 Transfer of Transmission of Rights and
                                                         Ancillary Services dated 2/14/2000
  233  Cinergy Services, Inc., a service company         Transmission Service Agreement (Non Firm) dated    $        0.00
       subsidiary of Cinergy Corporation                 11/1/1996
  234  Cinergy/ULH&P, formerly, Union Light, Heat and    Base Contract for Gas Purchase/Sale dated          $        0.00
       Power Co.                                         9/1/1997
  235  Cintas Corporation                                Uniform Service Agreement dated 1/1/2002           $        0.00
  236  Cirro Group                                       Confidentiality Agreement dated 6/17/2003          $        0.00
  237  Cisco Systems                                     Master Maintenance Agreement                       $        0.00
  238  Cisco Systems                                     Master Software Agreement                          $        0.00
  239  Citadel Energy Products LLC                       Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Citadel Energy Products LLC
                                                         (Counterparty), and Citadel Wellington LLC
                                                         (Guarantor) effective 1/19/2005
  240  Citibank, N.A., New York                          International Swap Dealers Association (ISDA)      $        0.00
                                                         Multi-Commodity Agreement dated 8/10/1998
  241  Citizens Power Sales, LLC                         Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Citizens Power Sales, LLC
                                                         (Counterparty), and Citizens Power, LLC
                                                         (Guarantor) effective 5/26/1998
  242  City of Danville                                  Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1998
  243  City of Florence                                  Gas Sales Agreement dated 11/1/2000                $        0.00
  244  City of Kings Mountain, NC                        Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         10/1/1999
  245  City of Lexington                                 Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1998
  246  City of Lexington                                 Close-Out Netting dated 6/1/1998                   $        0.00
  247  City of Santa Clara                               Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 7/1/1999
  248  City of Shelby, NC                                Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/1998
  249  City of Thomaston                                 Sewage Disposal and Water Supply Letter            $      647.74
                                                         Agreement dated 2/17/2000, executed 2/28/2000
  250  City of Union                                     Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1998
  251  City of Union                                     Close-Out Netting dated 6/1/1998                   $        0.00
  252  City of Wichita Falls                             Non-Annexation Contract                            $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  253  Mirant Wyandotte, LLC..........................
  254  Mirant Zeeland, LLC............................
  255  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  256  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  257  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  258  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  259  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  260  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  261  Mirant Americas, Inc. (MAI)....................
  262  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  263  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  264  Mirant Americas, Inc. (MAI)....................
  265  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  266  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  267  Mirant Americas, Inc. (MAI)....................
  268  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  269  Mirant California, LLC.........................
  270  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  271  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  272  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  273  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  274  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  275  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  276  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  277  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  278  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  279  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  280  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  281  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  282  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  283  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  284  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  285  Hudson Valley Gas Corporation..................
  286  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  253  City of Wyandotte                                 Lease Agreement                                    $        0.00
  254  City of Zeeland                                   Water Services Agreement                           $        0.00
  255  Cleco Marketing & Trading LLC                     Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Cleco
                                                         Marketing & Trading, LLC (Counterparty), and
                                                         Cleco Corporation (Guarantor) in the amount of
                                                         $7,500,000 effective 8/1/1999
  256  Cleco Power LLC                                   Transmission Service Agreement (Firm) dated        $        0.00
                                                         9/10/1997
  257  Cleco Power LLC                                   Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         3/5/1997
  258  Cleco Power LLC                                   Western Systems Power Pool (WSPP) Side Letter      $        0.00
                                                         Agreement dated 3/24/1999
  259  Clinton Energy Management Services, Inc.          Master Purchase and Sale Agreement dated           $        0.00
                                                         2/7/2000
  260  Clinton Energy Mgmt Services, Inc.                Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1998
  261  CM Equity Partners                                Confidentiality Agreement dated 12/12/2002         $        0.00
  262  CNG Producing Company                             Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/24/1998
  263  Coastal Merchant Energy, L.P.                     Release of Liability dated 5/3/2000                $        0.00
  264  Cobb Electric Membership Corporation              Confidentiality Agreement dated 10/17/2002         $        0.00
  265  CoEnergy Trading Company                          Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         10/1/1998
  266  CoEnergy Trading Company                          Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 11/1/1999
  267  Cogentrix Energy, Inc.                            Confidentiality Agreement dated 10/11/2002         $        0.00
  268  Cokinos Natural Gas Company                       Close-Out Netting dated 3/1/1998                   $        0.00
  269  Colliers International USA                        Confidentiality Agreement dated 11/3/2003          $        0.00
  270  Colonial Energy, Inc.                             Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1997
  271  Colonial Gas Company                              Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         8/1/1998
  272  Colorado River Commission                         Power Purchase and Sale Agreement dated            $        0.00
                                                         4/29/1999
  273  Columbia Gas of Kentucky, Inc.                    Master Gas Purchase/Sale Contract dated            $        0.00
                                                         7/1/1997
  274  Columbia Gas of Kentucky, Inc.                    Monthly Netting Agreement dated 8/1/2000           $        0.00
  275  Columbia Gas of Ohio, Inc.                        Firm Gas Sale Contract dated 9/25/1995,            $        0.00
                                                         effective 12/1/1995
  276  Columbia Gas of Virginia                          Monthly Netting Agreement dated 8/1/2000           $        0.00
  277  Columbia Gas of Virginia, Inc.                    Master Gas Purchase/Sale Contract dated            $        0.00
                                                         7/1/1997
  278  Columbia Gas Transmission                         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/2001
  279  Columbia Gas Transmission                         Interruptible Gas Transportation Capacity          $        0.00
                                                         Agreement
  280  Columbia Gas Transmission                         ITS (Interruptible Transportation Service)         $        0.00
                                                         Service Agreement dated 5/1/1997
  281  Columbia Gas Transmission                         Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 6/1/2001
  282  Columbia Gas Transmission                         SIT Interruptible Park and Loan Contract (MDQ      $        0.00
                                                         100,000)
  283  Columbia Gulf Transmission Company                IPP-Gulf Service Agreement dated 11/1/1997         $        0.00
  284  Columbia Gulf Transmission Company                ITS-2 (Interruptible Transportation Service)       $        0.00
                                                         Service Agreement dated 3/1/1997
  285  Columbia Gulf Transmission Company                Point of Delivery Agreement dated 5/8/2003         $        0.00
  286  Columbia Natural Resources, Inc.                  Gas Agreement dated 8/17/2000                      $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  287  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  288  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  289  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  290  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  291  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  292  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  293  Mirant Canal, LLC..............................
  294  Mirant Canal, LLC
       Mirant New England, LLC........................
  295  Mirant Canal, LLC..............................
  296  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
  297  Mirant New England, Inc. ......................
  298  Mirant New England, Inc. ......................
  299  Mirant New England, Inc. ......................
  300  Mirant Canal, LLC..............................
  301  Mirant Canal, LLC..............................
  302  Mirant Canal, LLC..............................
  303  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  304  Mirant New England, Inc. ......................
  305  Mirant New England, Inc. ......................
  306  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  307  Mirant Services, LLC...........................
  308  Mirant Services, LLC...........................


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  287  Commission of Public Works                        Close-Out Netting dated 3/1/1998                   $        0.00
  288  Commission of Public Works -- City of Laurens,    Base Contract for Gas Purchase/Sale dated          $        0.00
       South Carolina                                    3/1/1998
  289  Commissioners of Public Works (Greenwood)         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/1999
  290  Commissioners of Public Works (Greenwood)         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/2000
  291  Commissioners of Public Works (Greenwood)         Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 3/1/1999
  292  Commonwealth Edison Company                       Form of Service Agreement for Short-Term Firm      $        0.00
                                                         Point-To-Point Transmission Service dated
                                                         10/3/2000
  293  Commonwealth Electric Company d/b/a NSTAR         Assignment Agreement (Oak Bluffs)                  $        0.00
       Electric
  294
       Commonwealth Electric Company d/b/a NSTAR         Assignment Agreement (West Tisbury) dated          $        0.00
       Electric                                          12/20/2002
  295  Commonwealth Electric Company d/b/a NSTAR         Back-up and Maintenance Service, as amended        $        0.00
       Electric
  296
       Commonwealth Electric Company d/b/a NSTAR         Competitive Electric Supplier Agreement            $        0.00
       Electric
  297  Commonwealth Electric Company d/b/a NSTAR         Diesels Distribution Service Agreement by and      $        0.00
       Electric                                          between Commonwealth Electric Company and
                                                         Southern Energy New England LLC (Oak Bluffs and
                                                         West Tisbury Diesel Units) dated 5/15/1998
  298  Commonwealth Electric Company d/b/a NSTAR         Interconnection Agreement (Oak Bluffs, Martha's    $        0.00
       Electric                                          Vineyard, MA)
  299  Commonwealth Electric Company d/b/a NSTAR         Interconnection Agreement (West Tisbury,           $        0.00
       Electric                                          Martha's Vineyard, MA)
  300  Commonwealth Electric Company d/b/a NSTAR         Interconnection and Site Agreement by and          $        0.00
       Electric                                          between Commonwealth Electric Company and
                                                         Southern Energy New England, L.L.C. (Canal
                                                         Facility) dated 5/15/1998
  301  Commonwealth Electric Company d/b/a NSTAR         Interconnection and Site Agreement by and          $        0.00
       Electric                                          between Commonwealth Electric Company and
                                                         Southern Energy New England, L.L.C. (Oak Bluffs
                                                         Diesels) dated 5/15/1998
  302  Commonwealth Electric Company d/b/a NSTAR         Interconnection and Site Agreement by and          $        0.00
       Electric                                          between Commonwealth Electric Company and
                                                         Southern Energy New England, L.L.C. (West
                                                         Tisbury Diesels) dated 5/15/1998
  303  Commonwealth Electric Company d/b/a NSTAR         Non-Firm Point to Point Transmission Service       $        0.00
       Electric                                          Agreement dated 3/31/1997
  304  Commonwealth Electric Company d/b/a NSTAR         Real Property Lease (Oak Bluffs, Martha's          $        0.00
       Electric                                          Vineyard, MA)
  305  Commonwealth Electric Company d/b/a NSTAR         Real Property Lease (West Tisbury, Martha's        $        0.00
       Electric                                          Vineyard, MA)
  306  Commonwealth Electric Company d/b/a NSTAR         Service Agreement Under the Market-Based Rate      $        0.00
       Electric                                          Tariff dated 9/26/2002
  307  Computer Asset Liquidation LLC                    Master Consulting Agreement                        $        0.00
  308  Computer Associates International                 Master Software Agreement                          $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  309  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  310  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  311  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  312  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  313  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  314  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  315  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  316  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  317  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  318  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  319  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  320  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  321  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  322  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  323  Mirant Americas Development, Inc. (MADI).......   Mirant Americas, Inc. (MAI)
  324  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  325  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  326  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  327  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  328  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  329  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  330  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  331  Mirant Americas, Inc. (MAI)....................
  332  Mirant Americas, Inc. (MAI)....................


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  309  ConAgra Trade Group Inc.                          Novation Confirmation Concerning the Submission    $        0.00
                                                         of dated 2/28/2003
  310  Conectiv Energy Supply, Inc.                      Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Conectiv
                                                         Energy Supply, Inc. (Counterparty), and Pepco
                                                         Holdings, Inc. (Guarantor) in the amount of
                                                         $15,000,000 effective 5/16/2003
  311  Connecticut Natural Gas Corporation               Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/1998
  312  Conoco Gas and Power Marketing, a Division of     Master Purchase and Sale Agreement dated           $        0.00
       Conoco Inc.                                       7/22/1997
  313  ConocoPhillips Company                            Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         11/1/1996
  314  ConocoPhillips Company                            Confidentiality Agreement dated 9/26/2002          $        0.00
  315  ConocoPhillips Company                            ISDA Multi-Commodity Agreement dated 9/9/1996      $        0.00
  316  ConocoPhillips Company                            Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 11/1/2001
  317  Consol Energy, Inc.                               Confidentiality Agreement dated 12/17/2002         $        0.00
  318  Consol Pennsylvania Coal Company and Eighty       Long Form Coal Transaction Confirmation No.        $        0.00
       Four Mining Company                               SEMA00640510 (Bailey Mine) dated 10/21/2002
  319  Consolidated Edison Company of New York, Inc.     Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         10/1/1998
  320  Consolidated Edison Company of New York, Inc.     Confidentiality Agreement dated 6/25/2002          $        0.00
  321  Consolidated Edison Company of New York, Inc.     Master Margining Agreement dated 1/31/2002         $        0.00
  322  Consolidated Edison Company of NY -- Energy       Base Contract for Gas Purchase/Sale dated          $        0.00
       Mgmt                                              9/3/1999
  323  Consolidated Edison Development, Inc.             Confidentiality Agreement                          $        0.00
  324  Consolidated Edison Energy, Inc.                  Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM),
                                                         Consolidated Edison Energy, Inc.
                                                         (Counterparty), and Consolidated Edison, Inc.
                                                         (Guarantor) in the amount of $5,000,000
                                                         effective 4/1/2004
  325  Consolidated Edison Solutions, Inc.               Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         11/1/1999
  326  Consolidated Edison Solutions, Inc.               Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM),
                                                         Consolidated Edison Solutions, Inc.
                                                         (Counterparty), and Consolidated Edison, Inc.
                                                         (Guarantor) in the amount of $3,500,000
                                                         effective 7/23/1999
  327  Consolidated Edison Solutions, Inc.               Master Electric Power Purchase and Sale            $        0.00
                                                         Agreement dated 4/24/1998
  328  Consolidated Edison Solutions, Inc.               Netting & Credit Agreement dated 4/24/1998         $        0.00
  329  Constellation Energy Commodities Group, Inc.      Confidentiality Agreement dated 10/23/2002         $        0.00
       (formerly, Constellation Power Source, Inc.)
  330  Constellation Energy Commodities Group, Inc.      Confidentiality Agreement dated 11/13/2002         $        0.00
       (formerly, Constellation Power Source, Inc.)
  331  Constellation Energy Group, Inc.                  Confidentiality Agreement dated 12/6/2002          $        0.00
  332  Constellation Energy Group, Inc.                  Confidentiality Agreement dated 4/14/2003          $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  333  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  334  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  335  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  336  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  337  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  338  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  339  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
  340  Mirant Corporation and Subsidiaries............   New Mirant
  341  Mirant Corporation and Subsidiaries............   New Mirant
  342  Mirant Corporation and Subsidiaries............   New Mirant
  343  Mirant Corporation and Subsidiaries............   New Mirant
  344  Mirant Corporation and Subsidiaries............   New Mirant
  345  Mirant Delta, LLC..............................
  346  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  347  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  348  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  349  Mirant Americas, Inc. (MAI)....................
  350  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  351  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  352  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  333  Constellation Energy Group, Inc.                  Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM),
                                                         Constellation Energy Commodities
                                                         (Counterparty), and Constellation Energy Group
                                                         (Guarantor) in the amount of $25,000,000
                                                         effective 1/6/2005
  334  Constellation Energy Group, Inc.                  Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM),
                                                         Constellation Energy Commodities
                                                         (Counterparty), and Constellation Energy Group
                                                         (Guarantor) in the amount of $5,000,000
                                                         effective 12/6/2004
  335  Constellation NewEnergy, Inc. (formerly,          Incoming Parent Guaranty by and between Mirant     $        0.00
       NewEnergy, Inc.)                                  Americas Energy Marketing, LP (MAEM), AES
                                                         NewEnergy, Inc. (Counterparty), and AES
                                                         Corporation (Guarantor) in the amount of
                                                         $3,000,000 effective 11/12/1999
  336  Consumers Energy Company                          Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/2001
  337  Consumers Energy Company                          Close-Out Netting dated 3/1/1998                   $        0.00
  338  Consumers Energy Company                          Edison Electric Institute (EEI) Master Power       $        0.00
                                                         Purchase and Sale Agreement dated 5/15/2001
  339
       Consumers Energy Company                          Electric Customer Choice Distribution Agreement    $  153,976.00
                                                         dated 11/18/2002
  340  Continental Casualty Company c/o McGriff,         Crime Insurance Policy No. 169760151 for           $        0.00
       Seibels & Williams, Inc.                          Coverage Period 4/2/2001-12/17/2002
  341  Continental Casualty Company c/o McGriff,         Crime Insurance Policy No. 169946059 for           $        0.00
       Seibels & Williams, Inc.                          Coverage Period 12/17/2002-12/17/2003
  342  Continental Casualty Company c/o McGriff,         Crime Insurance Policy No. 169946062 for           $        0.00
       Seibels & Williams, Inc.                          Coverage Period 12/17/2002-12/17/2003
  343  Continental Casualty Company c/o McGriff,         Crime Insurance Policy No. 267941468 for           $        0.00
       Seibels & Williams, Inc.                          Coverage Period 12/17/2003-12/17/2004
  344  Continental Casualty Company c/o McGriff,         Crime Insurance Policy No. 267942636 for           $        0.00
       Seibels & Williams, Inc.                          Coverage Period 12/17/2003-12/17/2004
  345  Contra Costa County Building Inspection Dept.     Permitting Agreement                               $        0.00
  346  Cook Inlet Power LP                               Security and Lockbox Agreement dated 2/27/2002     $        0.00
  347  Coral Energy Resources, L.P.                      Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Coral
                                                         Energy Resources, L.P. (Counterparty), and
                                                         Coral Energy Holding, LP (Guarantor) in the
                                                         amount of $10,000,000 effective 1/27/2005
  348  Coral Power, LLC                                  Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Coral
                                                         Power, LLC (Counterparty), and Coral Energy
                                                         Holding, LP (Guarantor) in the amount of
                                                         $10,000,000 effective 9/14/2001
  349  Cornerstone Power, LLC                            Confidentiality Agreement dated 3/6/2003           $        0.00
  350  Corning Natural Gas Corporation                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1999
  351  Cove Point                                        Interruptible Gas Transportation Agreement         $        0.00
                                                         (Chalk Point Plant)
  352  Cove Point LNG Limited Partnership                Service Agreement Under Rate Schedule ITS          $    5,168.91

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  353  Mirant Corporation.............................   Mirant Services, LLC
  354  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  355  Mirant Corporation.............................   Mirant Americas, Inc. (MAI)
  356  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  357  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  358  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  359  Mirant Corporation.............................   Mirant Services, LLC
  360  Mirant Americas, Inc. (MAI)....................
  361  Mirant Services, LLC...........................
  362  Mirant Corporation.............................   Mirant Services, LLC
  363  Mirant Las Vegas, LLC..........................
  364  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  365  Mirant Corporation.............................   Mirant Services, LLC
  366  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  367  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  368  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  369  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  370  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  371  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  372  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  373  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  374  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  375  Mirant Corporation.............................   Mirant Services, LLC
  376  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  377  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  378  Mirant Americas, Inc. (MAI)....................
  379  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  380  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  381  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  382  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  383  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  384  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  385  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  386  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  353  CQG Inc.                                          Subscription Publication                           $        0.00
  354  CraftMaster Manufacturing, Inc.                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/2001
  355  Credit Suisse Boston Corporation                  Confidentiality Agreement dated 3/28/2001          $        0.00
  356  Crescent Real Estate Funding VIII, L.P.           Confidentiality Agreement dated 3/28/2001          $        0.00
  357  CSX Transportation, Inc.                          Railroad Transportation Contract No                $        0.00
                                                         CSXT-C-68229 dated 6/1/1998
  358  CSX Transportation, Inc. and Norfolk Southern     Railroad Transportation Contract No                $        0.00
       Railway Company                                   CSXT-C-68230 dated 6/1/1998
  359  CT Corporation, formerly D Tech Inc.              Master Software Agreement                          $        0.00
  360  Current Capital, L.P.                             Confidentiality Agreement dated 12/18/2002         $        0.00
  361  CYA Technologies, Inc.                            Master Software Agreement                          $        0.00
  362  Dakota Software Corp                              Master Software Agreement                          $        0.00
  363  DANKA                                             Equipment Maintenance Agreement                    $      127.63
  364  Dartmouth Power Associates, L.P.                  Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/1999
  365  DataSplice Corporation                            Master Software Agreement                          $        0.00
  366  Dayton Power & Light Company, The                 Firm Gas Sale Contract dated 11/1/1994             $        0.00
  367  Dayton Power & Light Company, The                 Monthly/Close-Out Netting Agreement dated          $        0.00
                                                         5/24/1996
  368  Dayton Power & Light Company, The                 Short-Term Firm Transmission Service Agreement     $        0.00
                                                         dated 7/31/1997
  369  Dayton Power & Light Company, The                 Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         10/16/1996
  370  Delmarva Power & Light Company                    Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/2000
  371  Delmarva Power & Light Company                    Market Rate Tariff and Service Agreement dated     $        0.00
                                                         5/4/1998
  372  Delmarva Power & Light Company                    Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 3/1/1999
  373  Delmarva Power & Light Company                    Power Sales Agreement dated 8/19/1998              $        0.00
  374  Delmarva Power & Light Company                    Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         11/5/1996
  375  Deloitte & Touche Tax Technologies LLC (DTTT),    Master Software Agreement                          $  202,457.00
       an affiliate of Deloitte Tax LLP
  376  Deseret Generation & Transmission Co-Operative    Umbrella Non-Firm Point-To-Point Transmission      $        0.00
                                                         Service dated 6/1/2000
  377  Deseret Generation & Transmission Co-Operative    Umbrella Short-Term Firm Point-To-Point            $        0.00
                                                         Transmission dated 6/1/2000
  378  Design Build Professionals, Inc.                  Confidentiality Agreement dated 11/11/2002         $        0.00
  379  Detroit Edison Company, The                       Enabling Agreement dated 3/30/2001                 $        0.00
  380  Detroit Edison Company, The                       Joint OATT Service Agreement for Non-Firm          $        0.00
                                                         Point-To-Point Transmission dated 3/30/2001
  381  Devon Energy Production Company, L.P.             Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         12/1/1999
  382  Devon Gas Services, L.P.                          Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         4/1/1997
  383  Dighton Power Associates Limited Partnership      Master Sales Agreement dated 8/30/1999             $        0.00
  384  Dillon Energy Services, Inc.                      Master Aggregator Sale/Purchase Agreement and      $        0.00
                                                         Security Agreement dated 1/22/2003
  385  Direct Energy Marketing Inc.                      Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/1997
  386  Distrigas of Massachusetts LLC                    Agreement for Interruptible Vapor Sales EVS011     $        0.00
                                                         dated 12/7/2002

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  387  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  388  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  389  Mirant Services, LLC...........................
  390  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  391  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  392  Mirant Americas, Inc. (MAI)....................
  393  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  394  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  395  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  396  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  397  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  398  Mirant Services, LLC...........................   Mirant Caribbean, Inc.
  399  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  400  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  401  Mirant Americas, Inc. (MAI)....................
  402  Mirant Americas, Inc. (MAI)....................
  403  Mirant Americas, Inc. (MAI)....................
  404  Mirant Americas, Inc. (MAI)....................
  405  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  406  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  407  Mirant Services, LLC...........................
  408  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Services, LLC
  409  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  410  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  411  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  412  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  413  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  414  Mirant Americas, Inc. (MAI)....................
  415  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  416  Mirant Americas, Inc. (MAI)....................


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  387  Distrigas of Massachusetts LLC                    Service Agreement for Interruptible Vapor          $        0.00
                                                         Service IVS20 dated 4/1/2003
  388  Distrigas of Massachusetts LLC (DOMAC)            Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         11/1/1997
  389  Documentum, part of EMC Corporation               Master Software Agreement                          $      384.58
  390  Dominion                                          Interruptible Gas Transportation Capacity          $        0.00
                                                         Agreement (CNG)
  391  Dominion                                          Market Services Agreement (Dickerson)              $        0.00
  392  Dominion Energy, Inc.                             Confidentiality Agreement dated 7/18/2002          $        0.00
  393  Dominion Field Services, Inc. (formerly CNG       Base Contract for Gas Purchase/Sale dated          $        0.00
       Field Services Company)                           9/1/1998
  394  Dominion Retail, Inc.                             Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         2/1/2001
  395  Dominion Retail, Inc.                             Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Dominion
                                                         Retail, Inc. (Counterparty), and Consolidated
                                                         Natural Gas Company (Guarantor) in the amount
                                                         of $2,000,000 effective 4/19/2001
  396  Dominion Retail, Inc.                             Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 2/1/2001
  397  Dominion Transmission, Inc. (formerly CNG         Base Contract for Gas Purchase/Sale dated          $        0.00
       Transmission Corporation)                         8/1/1998
  398  Don Austin                                        Consulting Agreement dated 1/17/2003               $        0.00
  399  Dow Chemical Company, The                         Enabling Agreement dated 1/1/1999                  $        0.00
  400  Dow Corning Corporation                           Confidentiality Agreement dated 5/28/2003          $        0.00
  401  Dow Jones & Company, Inc.                         Confidentiality Agreement dated 10/14/1997         $        0.00
  402  Dow Jones & Company, Inc.                         Confidentiality Agreement dated 10/14/1997         $        0.00
  403  Dow Jones & Company, Inc.                         Confidentiality Agreement dated 10/14/1997         $        0.00
  404  Dow Jones & Company, Inc.                         Confidentiality Agreement dated 10/14/1997         $        0.00
  405  Dow Jones & Company, Inc.                         Confidentiality Agreement dated 7/18/2000          $        0.00
  406  Dow Jones & Company, Inc.                         Confidentiality Agreement dated 9/6/2000           $        0.00
  407  Dow Jones & Company, Inc.                         Standard News License Agreement dated              $        0.00
                                                         11/21/2003
  408  Dow Jones & Company, Inc.                         Subscription Publication (Dow Jones Newswires)     $    1,978.06
  409  Dow Jones Markets, Inc.                           Settlement Agreement and Release dated             $        0.00
                                                         10/31/1997
  410  DPL Energy, LLC                                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         8/14/2002
  411  DPL Energy, LLC                                   Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), DPL
                                                         Energy, LLC (Counterparty), and DPL, Inc.
                                                         (Guarantor) in the amount of $1,000,000
                                                         effective 8/22/2003
  412  DTE Coal Services, Inc                            Confidentiality Agreement dated 1/6/2003           $        0.00
  413  DTE Coal Services, Inc                            Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), DTE Coal
                                                         Services (Counterparty), and DTE Energy Company
                                                         (Guarantor) in the amount of $500,000 effective
                                                         7/9/2004
  414  DTE Energy Services, Inc.                         Confidentiality Agreement dated 12/10/2002         $        0.00
  415  DTE Energy Trading, Inc.                          Confidentiality Agreement 9/27/2002                $        0.00
  416  DTE Energy Trading, Inc.                          Confidentiality Agreement dated 9/19/2002          $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  417  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  418  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  419  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  420  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  421  Mirant Americas, Inc. (MAI)....................
  422  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  423  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  424  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  425  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  426  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  427  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  428  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  429  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  430  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  431  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  432  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  433  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  434  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  435  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  436  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  437  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  438  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  417  DTE Energy Trading, Inc.                          Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), DTE
                                                         Energy Trading, Inc. (Counterparty), and DTE
                                                         Energy Company (Guarantor) in the amount of
                                                         $5,000,000 effective 5/14/1998
  418  Duke Electric Transmission, a division of Duke    Form of Service Agreement for Firm                 $        0.00
       Energy Corporation                                Point-To-Point Transmission dated 2/24/2000
  419  Duke Electric Transmission, a division of Duke    Transmission Service Agreement (Non-Firm) dated    $        0.00
       Energy Corporation                                1/18/1997
  420  Duke Energy Merchants, LLC                        Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Duke
                                                         Energy Merchants, LLC (Counterparty), and Duke
                                                         Capital Corporation (Guarantor) in the amount
                                                         of $5,000,000 effective 11/4/1999
  421  Duke Power, a division of Duke Energy             Confidentiality Agreement dated 10/7/2002          $        0.00
       Corporation
  422  Duke Power, a division of Duke Energy             Edison Electric Institute (EEI) Master Power       $        0.00
       Corporation                                       Purchase and Sale Agreement dated 12/13/2000
  423  DukeSolutions, Inc.                               Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         8/1/1999
  424  DukeSolutions, Inc.                               Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 7/1/1999
  425  DukeSolutions, Inc.                               Power Purchase and Sale Agreement dated            $        0.00
                                                         8/17/1999
  426  Duquesne Light Company                            Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         2/12/1997
  427  Dynegy Canada Marketing and Trade                 Long Form Confirmation (Energy Basis Swap) Deal    $        0.00
                                                         No. 397314 dated 12/18/2002
  428  Dynegy Canada Marketing and Trade                 Long Form Confirmation (Energy Basis Swap) Deal    $        0.00
                                                         No. 397317 dated 12/18/2002
  429  Dynegy Canada Marketing and Trade                 Long Form Confirmation (Energy Basis Swap) Deal    $        0.00
                                                         No. 397318 dated 12/18/2002
  430  Dynegy Canada Marketing and Trade                 Long Form Confirmation (Energy Basis Swap) Deal    $        0.00
                                                         No. 397320 dated 12/18/2002
  431  Dynegy Canada Marketing and Trade                 Long Form Confirmation (Energy Basis Swap) Deal    $        0.00
                                                         No. 397322 dated 12/18/2002
  432  Dynegy Canada Marketing and Trade                 Long Form Confirmation (Energy Basis Swap) Deal    $        0.00
                                                         No. 643585 dated 1/31/2001
  433  Dynegy Canada Marketing and Trade                 Long Form Confirmation (Energy Basis Swap) Deal    $        0.00
                                                         No. 643608 dated 10/31/2002
  434  Dynegy Canada Marketing and Trade                 Long Form Confirmation (Energy Basis Swap) Deal    $        0.00
                                                         No. 643613 dated 4/22/2002
  435  Dynegy Canada Marketing and Trade                 Long Form Confirmation (Energy Basis Swap) Deal    $        0.00
                                                         No. 643624 dated 4/23/2002
  436  Dynegy Power Marketing, Inc.                      Incoming Unlimited Parent Guaranty by and          $        0.00
       Dynegy Canada Inc.                                between Mirant Americas Energy Marketing, LP
       Dynegy Canada Marketing and Trade                 (MAEM), Dynegy Marketing and Trade, Dynegy
       Dynegy Marketing and Trade                        Midstream Services, LP, Dynegy Power Marketing,
       Dynegy Midstream Services, LP                     Inc., Dynegy Canada Marketing and Trade, &
                                                         Dynegy Canada Inc. (Counterparty),
  437  e prime, Inc., a subsidiary of Xcel Energy        Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         8/1/1998
  438  e prime, Inc., a subsidiary of Xcel Energy        ISDA & Financial Agreement dated 9/1/1999          $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  439  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  440  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  441  Mirant Americas, Inc. (MAI)....................
  442  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  443  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  444  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  445  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  446  Mirant Americas Energy Marketing, LP (MAEM)....
  447  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  448  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  449  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  450  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  451  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  452  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  453  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  454  West Georgia Generating Company, L.L.C.........
  455  Mirant Americas Energy Marketing, LP (MAEM)....
  456  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  457  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  458  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  459  Mirant Texas Management, Inc. .................   Mirant Texas, LP
  460  Mirant Wichita Falls Management, Inc. .........   Mirant Wichita Falls, LP
  461  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  462  Mirant Services, LLC...........................
  463  Mirant Services, LLC...........................   Mirant Caribbean, Inc.
  464  Mirant Corporation.............................   Mirant Services, LLC
  465  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  466  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  467  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  468  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  469  Mirant D.C. O&M, LLC...........................   Mirant Americas, Inc. (MAI)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  439  e prime, Inc., a subsidiary of Xcel Energy        Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 9/4/1998
  440  e prime, Inc., a subsidiary of Xcel Energy        Western Systems Power Pool (WSPP) Side Letter      $        0.00
                                                         Agreement dated 1/13/1999
  441  East Central Area Reliability Coordination        Membership Agreement                               $        0.00
  442  East Coast Natural Gas Cooperative, LLC           Confidentiality Agreement dated 1/14/2000          $        0.00
  443  East Coast Natural Gas Cooperative, LLC           Confidentiality Agreement dated 9/21/1999          $        0.00
  444  East Kentucky Power Cooperative, Inc.             Service Agreement for Firm Point-To-Point          $        0.00
                                                         Transmission dated 5/31/2000
  445  East Kentucky Power Cooperative, Inc.             Service Agreement for Non-Firm Point-To-Point      $        0.00
                                                         Transmission dated 6/8/1998
  446  East Texas Electric Cooperative, Inc.             Master Energy Sale Agreement dated 2/8/1999        $        0.00
  447  Easton Utilities Commission                       Total Portfolio Management Agreement               $        0.00
  448  Edison Mission Energy Fuel Services               Confidentiality Agreement dated 1/7/2003           $        0.00
  449  Edison Mission Marketing & Trading, Inc.          Master Allowance Purchase and Sale Agreement       $        0.00
                                                         dated 11/29/2000
  450  Edison Mission Marketing & Trading, Inc.          Power Purchase and Sale Agreement dated            $        0.00
                                                         7/9/1999
  451  El Paso Corporation                               License and Sublicense Agreement dated             $        0.00
                                                         3/13/1997
  452  El Paso Corporation                               Passport Electronic Network Agreement dated        $        0.00
                                                         4/1/1997
  453  El Paso Merchant Energy, L.P.                     Master Netting, Setoff, and Security Agreement     $        0.00
                                                         dated 2/25/2003
  454  El Paso Merchant Energy-Gas, LP                   Amended and Restated Gas Supply and Capacity       $  368,564.52
                                                         Management Agreement
  455  Electric Reliability Council of Texas, Inc.       Standard Form TCR Account Holder Agreement         $        0.00
       (ERCOT)                                           between Mirant Americas Energy Marketing, LP
                                                         and Electric Reliability Council of Texas, Inc.
                                                         (ERCOT) dated 1/30/2002
  456  Electric Reliability Council of Texas, The        Membership Agreement                               $    9,811.48
       (ERCOT)
  457  Electric Reliability Council of Texas, The        OASIS User Agreement dated 4/29/1997               $        0.00
       (ERCOT)
  458  Electric Reliability Council of Texas, The        Standard Form Qualified Scheduling Entity dated    $        0.00
       (ERCOT)                                           3/19/2001
  459  Electric Reliability Council of Texas, The        Standard Form Resource Entity Agreement            $        0.00
       (ERCOT)                                           (Bosque) dated 2/9/2001
  460  Electric Reliability Council of Texas, The        Standard Form Resource Scheduling Entity           $        0.00
       (ERCOT)                                           Agreement dated 2/9/2001
  461  Elf Exploration, Inc.                             Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         2/1/1997
  462  Elizabeth B. Chandler                             Deferred Compensation Agreement                    $        0.00
  463  Elizbeth Parce Ainsworth                          Consulting Agreement                               $        0.00
  464  Embarcadero Technologies, Inc.                    Master Software Agreement                          $        0.00
  465  Empire District Electric Company, The             Form of Service Agreement for Non-Firm             $        0.00
                                                         Point-To-Point Transmission dated 1/1/1998
  466  Empire Natural Gas Corporation                    Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/2000
  467  Empire Natural Gas Corporation                    Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 1/1/2000
  468  Empire State Pipeline                             Transportation Agreement (IT95996) dated           $        0.00
                                                         6/1/2001
  469  Employers Insurance of Wausau                     Primary General Liability Insurance (Benning       $        0.00
                                                         and Buzzard Point O&M) Policy No.
                                                         4731-00-000411 for Coverage Period
                                                         12/19/2000-12/19/2001

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  470  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  471  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  472  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  473  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  474  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  475  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  476  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  477  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  478  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  479  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  480  Mirant Corporation; Mirant Services, LLC.......   New Mirant
  481  Mirant Corporation.............................   New Mirant
  482  Mirant Corporation.............................   New Mirant
  483  Mirant Corporation.............................   New Mirant
  484  Mirant Corporation and Subsidiaries............   New Mirant
  485  Mirant Corporation and Subsidiaries............   New Mirant
  486  Mirant Corporation.............................   New Mirant
  487  Mirant Corporation.............................   New Mirant
  488  Mirant Corporation.............................   New Mirant
  489  Mirant Corporation.............................   New Mirant
  490  Mirant Corporation.............................   Mirant Services, LLC
  491  Mirant Americas, Inc. (MAI)....................
  492  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  493  Mirant Services, LLC...........................
  494  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  470  Enbridge Marketing (U.S.) Inc.                    Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/1996
  471  EnCana Energy Services Inc.                       Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         11/1/1996
  472  EnCana Gas Storage Inc.                           Master Gas Purchase/Sale Contract dated            $        0.00
                                                         6/1/1998
  473  EnCana Gas Storage Inc.                           Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 6/1/1998
  474  EnCana Marketing (USA) Inc.                       Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         4/1/1999
  475  EnCana Marketing (USA) Inc.                       Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 4/1/1999
  476  Energy America, LLC                               Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         7/1/2001
  477  Energy America, LLC                               Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 7/1/2001
  478  Energy Authority, Inc., The                       Master Electric Power Purchase and Sale            $        0.00
                                                         Agreement dated 10/23/1997
  479  Energy East Solutions, Inc.                       Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         5/7/2002
  480  Energy Ins. Bermuda, Ltd. c/o The Park Group      Self-Insured Fronting Arrangement Insurance        $        0.00
       Limited                                           Policy No. P-12-94-01 for Coverage Period
                                                         8/15/1994-Until Cancelled
  481  Energy Insurance (Bermuda) Limited c/o Paul       Access to Cell Based Captive Insurer               $        0.00
       Scope Park International
  482  Energy Insurance Mutual                           Confidentiality Agreement                          $        0.00
  483  Energy Insurance Mutual c/o McGriff, Seibels &    Directors & Officers Liability Policy No.          $        0.00
       Williams, Inc.                                    900768-03DO for Coverage Period 8/1/2003-
                                                         8/1/2004
  484  Energy Insurance Mutual c/o McGriff, Seibels &    Commercial General Liability & Excess Liability    $        0.00
       Williams, Inc.                                    Insurance Policy No. 501160-01GL for Coverage
                                                         Period 4/2/2001-4/2/2002
  485  Energy Insurance Mutual c/o McGriff, Seibels &    Commercial General Liability & Excess Liability    $        0.00
       Williams, Inc.                                    Insurance Policy No. 501160-01GL for Coverage
                                                         Period 4/2/2002-4/2/2003
  486  Energy Insurance Mutual c/o McGriff, Seibels &    Commercial General Liability & Excess Liability    $        0.00
       Williams, Inc.                                    Policy No. 501160-01GL for Coverage Period
                                                         4/2/2003-4/2/2004
  487  Energy Insurance Mutual c/o McGriff, Seibels &    Fiduciary Liability Policy No. 501160-01GL for     $        0.00
       Williams, Inc.                                    Coverage Period 4/2/2003-4/2/2004
  488  Energy Insurance Mutual Limited c/o McGriff,      Directors & Officers Liability Insurance Policy    $        0.00
       Seibels & Williams, Inc.                          No. 900632-01DO for Coverage Period 4/2/2001-
                                                         8/1/2002
  489  Energy Insurance Mutual Limited c/o McGriff,      Directors & Officers Liability Insurance Policy    $        0.00
       Seibels & Williams, Inc.                          No. 900632-01DO for Coverage Period 8/1/2002-
                                                         8/1/2003
  490  Energy Intelligence Group                         Subscription Publication                           $        0.00
  491  Energy Investments Management, Inc.               Confidentiality Agreement dated 7/17/2002          $        0.00
  492  Energy New England, LLC                           Edison Electric Institute (EEI) Master Electric    $        0.00
                                                         Power Purchase and Sale Agreement dated
                                                         6/20/2000
  493  Energy Services Group                             Master Consulting Agreement                        $        0.00
  494
       Energy Services Group, Inc.                       Confidentiality Agreement dated 3/21/2002          $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  495  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
  496  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Services, LLC
  497  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  498  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  499  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  500  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  501  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  502  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  503  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  504  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  505  Mirant Americas, Inc. (MAI)....................
  506  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  507  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  508  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  509  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  510  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  511  Mirant Americas, Inc. (MAI)....................
  512  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  513  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  514  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  515  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  516  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  517  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  518  Mirant Americas Development, Inc. (MADI).......   Mirant Energy Trading, LLC (MET)
  519  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  495
       Energy Services Group, Inc.                       Electronic Data Interchange Agreement dated        $    1,302.00
                                                         3/8/2002
  496  Energy Softworx, Inc. (formerly, Innovative       Master Software Agreement                          $        0.00
       Business Solutions, Inc.)
  497  Energy USA-TPC Corp.                              Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/2002
  498  EnergyClear Corporation                           Confidentiality Agreement dated 2/8/2002           $        0.00
  499  Engage Energy, LLC (formerly Engage Energy        Master Monthly Netting/Close-Out Netting           $        0.00
       America LLC)                                      Agreement dated 11/1/2001
  500  Engage Energy, LLC (formerly Engage Energy        Tolling Agreement dated 5/3/2000                   $        0.00
       America LLC)
  501  Enova Corporation; Sempra Energy Trading Corp.    Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Sempra Energy Trading Corporation
                                                         (Counterparty), and Enova Corporation
                                                         (Guarantor) effective 5/7/1998
  502  Enron Corp.                                       Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM) and Enron
                                                         Corporation (Guarantor) on behalf of Clinton
                                                         Energy Management Services, Inc. in the amount
                                                         of $5,000,000 effective 2/7/2000
  503  Enserch Energy Services Inc. (f/k/a SERC)         Membership Agreement                               $        0.00
  504  Entergy Arkansas, Inc.                            Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1999
  505  Entergy Asset Management, Inc.                    Confidentiality Agreement dated 10/11/2002         $        0.00
  506  Entergy Gulf States, Inc.                         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1999
  507  Entergy Gulf States, Inc.                         Master Allowance Purchase and Sale Agreement       $        0.00
                                                         dated 6/13/2000
  508  Entergy Louisiana, Inc.                           Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1997
  509  Entergy Mississippi, Inc.                         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1999
  510  Entergy New Orleans, Inc.                         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1999
  511  Entergy Power Generation LLC (formerly, Entergy   Confidentiality Agreement dated 5/8/2002           $        0.00
       Power Generation Corp)
  512  Entergy Power Inc.                                Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/1998
  513  Entergy Power Marketing Corp.                     International Swap Dealers Association (ISDA)      $        0.00
                                                         Multi-Commodity Agreement dated 2/4/1999
  514  Entergy Services, Inc.                            Confidentiality Agreement dated 8/2/2002           $        0.00
  515  Entergy Services, Inc.                            Firm Point-To-Point Transmission Service           $  216,910.60
                                                         Agreement dated 8/13/2001
  516  Entergy Services, Inc.                            Non-Firm Point to Point Transmission Service       $        0.00
                                                         Agreement dated 8/13/2001
  517  Entergy Services, Inc.                            Confidentiality Agreement dated 5/1/2003           $        0.00
       Perryville Energy Partners
  518  Entergy Solutions Supply Ltd. (formerly,          Confidentiality Agreement dated 8/29/2001          $        0.00
       Entergy Retail Texas LP-B)
       Entergy Solutions Select Ltd
  519  Entergy-Koch Trading, LP                          Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         7/1/1997

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  520  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  521  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  522  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  523  Mirant Canal, LLC..............................
  524  Mirant Americas, Inc. (MAI)....................
  525  Mirant Services, LLC...........................
  526  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  527  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  528  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  529  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  530  Mirant Americas, Inc. (MAI)....................
  531  Mirant Services, LLC...........................
  532  Mirant Corporation.............................   Mirant Services, LLC
  533  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  534  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  535  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  536  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  537  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  538  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  539  Mirant Corporation.............................   Mirant New York, Inc.
  540  Mirant Kendall, LLC............................
  541  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  542  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  543  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  544  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  520  Entergy-Koch Trading, LP                          Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Entergy-
                                                         Koch Trading, LP (Counterparty), and
                                                         Entergy-Koch, Inc. (Guarantor) in the amount of
                                                         $7,000,000 effective 2/5/1999
  521  Entergy-Koch Trading, LP                          Master Netting, Setoff and Security Agreement      $        0.00
                                                         dated 8/22/2002
  522  Entex Gas Resources Corp.                         Close-Out Netting dated 4/1/1998                   $        0.00
  523  Environmental Elements, Inc.                      Service Agreement                                  $        0.00
  524  EPCOR Power Development Corporation               Confidentiality Agreement dated 6/26/2003          $        0.00
  525  Epicent Inc                                       Confidentiality Agreement dated 10/19/2001         $        0.00
  526  Equitable Energy, LLC                             International Swap Dealers Association (ISDA)      $        0.00
                                                         and Financial Agreement dated 4/15/2000
  527  Equitable Energy, LLC                             Master Gas Purchase/Sale Contract dated            $        0.00
                                                         12/1/1998
  528  Equitable Gas Company                             Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         2/1/2000
  529  Equitable Gas Company                             Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 2/1/2000
  530  Erora Group                                       Confidentiality Agreement dated 12/3/2002          $        0.00
  531  Executive Software International, Inc.            Master Software Agreement                          $        0.00
  532  Executrack, Inc.                                  Master Agreement                                   $        0.00
  533  Exelon Energy                                     Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         2/1/1997
  534  Exelon Energy                                     Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Exelon Energy (Counterparty), and PECO
                                                         Energy (Guarantor) effective 10/1/1996
  535  Exelon Generation Company, LLC                    Master Gas Purchase/Sale Contract dated            $        0.00
                                                         12/1/1999
  536  Exelon New England Power Marketing, Limited       Base Contract for Sale and Purchase of Natural     $        0.00
       Partnership                                       Gas dated 12/1/2000
  537  Exelon New England Power Marketing, Limited       Edison Electric Institute (EEI) Master Power       $        0.00
       Partnership                                       Purchase and Sale Agreement dated 12/1/2001
  538  Farmland Industries, Inc.                         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/2000
  539  Fidelity National Title Insurance Company         Leasehold Owner's Policy                           $        0.00
       (formerly, Fidelity National Title Insurance
       Company of New York)
  540  Fidelity National Title Insurance Company         Owner's Title Policy dated 12/31/1998              $    5,934.85
       (formerly, Fidelity National Title Insurance
       Company of New York)
  541  Fidelity National Title Insurance Company         Policy Number 26-32-84-1612 (Morgantown            $        0.00
       (formerly, Fidelity National Title Insurance      Station; Railroad Right of Spur; Mirant Service
       Company of New York)                              Center) dated 12/22/2000
  542  Fidelity National Title Insurance Company         Policy Number 26-32-84-1613 (Dickerson Station)    $        0.00
       (formerly, Fidelity National Title Insurance      dated 1/3/2001
       Company of New York)
  543  Fidelity National Title Insurance Company         Policy Number 26-32-84-1614 (Potomac River         $        0.00
       (formerly, Fidelity National Title Insurance      Station) dated 12/21/2000
       Company of New York)
  544  Fidelity National Title Insurance Company         Policy Number 26-32-84-1615 (Chalk Point           $        0.00
       (formerly, Fidelity National Title Insurance      Station) dated 12/22/2000
       Company of New York)

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  545  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  546  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  547  Mirant Services, LLC...........................
  548  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  549  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  550  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  551  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  552  Shady Hills Power Company, LLC.................
  553  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  554  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  555  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  556  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  557  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  558  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  559  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  560  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  561  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  562  Mirant Americas, Inc. (MAI)....................
  563  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  564  Shady Hills Power Company, LLC.................
  565  Shady Hills Power Company, LLC.................
  566  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  567  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  568  Mirant Corporation.............................   Mirant Services, LLC
  569  Mirant Americas, Inc. (MAI)....................
  570  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  545  Fidelity National Title Insurance Company         Policy Number 26-32-84-1616 (Westland Ash          $        0.00
       (formerly, Fidelity National Title Insurance      Storage Facility) dated 12/22/2000
       Company of New York)
  546  Fidelity National Title Insurance Company         Policy Number 26-32-84-1620 (Ryceville Pumping     $        0.00
       (formerly, Fidelity National Title Insurance      Station; Oil Pipeline Easement) dated
       Company of New York)                              12/22/2000
  547  Financial Engineering Associates, Inc.            Master Software Agreement                          $        0.00
  548  FirstEnergy Corp.                                 Power Sales Tariff and Service Agreement (Mb)      $        0.00
                                                         dated 6/1/1999
  549  FirstEnergy Solutions Corp.                       Gas Agreement dated 7/1/2000                       $        0.00
  550  FirstEnergy Solutions Corp.                       Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM),
                                                         FirstEnergy Solutions Corp. (Counterparty), and
                                                         FirstEnergy Corp. (Guarantor) in the amount of
                                                         $5,000,000 effective 12/20/2004
  551  FirstEnergy Solutions Corp.                       Master Electric Power Purchase and Sale            $        0.00
                                                         Agreement dated 7/1/1997
  552  Florida Gas Transmission Company                  Facilities Reimbursement Agreement dated           $        0.00
                                                         12/15/2000
  553  Florida Gas Utility                               Interruptible Gas Purchase/Sale Contract dated     $        0.00
                                                         8/1/1990
  554  Florida Power & Light Company                     Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         5/1/1997
  555  Florida Power & Light Company                     Firm Short Term Transmission Service Agreement     $        0.00
                                                         dated 7/29/1997
  556  Florida Power & Light Company                     Master Energy Sales Agreement dated 5/7/1998       $        0.00
  557  Florida Power & Light Company                     Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 12/20/2001
  558  Florida Power & Light Company                     Monthly/Close-Out Netting Agreement dated          $        0.00
                                                         5/7/1998
  559  Florida Power & Light Company                     Service Agreement (Market-Based Rates Tariff)      $        0.00
                                                         dated 4/3/1998
  560  Florida Power & Light Company                     Service Agreement Under Tariff No. 1 for Sales     $        0.00
                                                         of dated 4/3/1998
  561  Florida Power & Light Company                     Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/7/1997
  562  Florida Power Corporation                         Confidentiality Agreement dated 10/15/2002         $        0.00
  563  Florida Power Corporation                         Form of Short-Term Service Agreement dated         $        0.00
                                                         4/20/1998
  564  Florida Power Corporation                         Interconnection and Operating Agreement            $        0.00
  565  Florida Power Corporation                         Interconnection and Operating Agreement dated      $   40,000.00
                                                         9/6/2000
  566  Florida Power Corporation                         Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         7/18/1997
  567  Florida Public Utilities Company                  Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1997
  568  Formscape, Inc.                                   Master Software Agreement                          $    2,032.26
  569  Fortistar, LLC                                    Confidentiality Agreement dated 11/27/2002         $        0.00
  570  Foundation Energy Sales, Inc. (formerly, RAG      Confidentiality Agreement                          $        0.00
       Energy Sales, Inc.)

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  571  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  572  Mirant Canal, LLC..............................
  573  Mirant Americas, Inc. (MAI)....................
  574  Mirant Americas, Inc. (MAI)....................
  575  Mirant Americas, Inc. (MAI)....................
  576  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  577  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  578  Mirant Services, LLC...........................
  579  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  580  Mirant Las Vegas, LLC..........................
  581  Mirant Americas, Inc. (MAI)....................
  582  Mirant Delta, LLC..............................
  583  Mirant Americas Procurement, Inc. (MAPI).......
  584  Mirant Corporation.............................   Mirant Services, LLC
  585  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Services, LLC
  586  West Georgia Generating Company, L.L.C.........
  587  West Georgia Generating Company, L.L.C.........
  588  West Georgia Generating Company, L.L.C.........
  589  West Georgia Generating Company, L.L.C.........
  590  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  591  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  592  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  593  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  594  Mirant Americas, Inc. (MAI)....................
  595  Mirant Corporation.............................   Mirant Energy Trading, LLC (MET)
  596  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  597  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  598  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  571  FPL Energy Power Marketing, Inc.                  Base Contract for Sale and Purchase of Natural     $        0.00
                                                         Gas dated 8/1/1998
  572  Franey Medical Lab                                Agreement for Environmental Services               $        0.00
  573  Franklin Park Energy, LLC                         Confidentiality Agreement dated 10/9/2002          $        0.00
  574  Franklin Park Energy, LLC                         Confidentiality Agreement dated 11/30/2002         $        0.00
  575  Franklin Park Energy, LLC                         Confidentiality Agreement dated 3/19/2003          $        0.00
  576  FSG Energy Services, a division of WPS Energy     Base Contract for Gas Purchase/Sale dated          $        0.00
       Services, Inc.                                    9/1/2000
  577  FSG Energy Services, a division of WPS Energy     Master Monthly Netting/Close-Out Netting           $        0.00
       Services, Inc.                                    Agreement dated 9/1/2000
  578  Funk Software, Inc.                               Master Software Agreement                          $        0.00
  579  Gaslantic Corporation, a division of Pepco        Base Contract for Gas Purchase/Sale dated          $        0.00
       Services, Inc.                                    3/1/1999
  580  GE Capital                                        Copy Machine Lease Agreement (Canon IR3300         $        0.00
                                                         System)
  581  GE Structured Finance Inc.                        Confidentiality Agreement dated 10/11/2002         $        0.00
  582  General Electric Company                          Project Agreement for the Purchase and Sale of     $        0.00
                                                         Equipment
  583  General Electric Company                          Project Agreement for the Purchase and Sale of     $        0.00
                                                         Equipment dated 12/20/2000
  584  General Programming, Inc.                         Master Software Agreement                          $        0.00
  585  Genscape, Inc.                                    Master Consulting Agreement                        $   75,000.00
  586  Georgia Power Company                             Contract for Electric Service                      $    5,989.09
  587  Georgia Power Company                             Interconnection Agreement dated 5/11/2000          $    2,258.06
  588  Georgia Power Company                             Letter Agreement                                   $        0.00
  589  Georgia Power Company                             Negotiated Contract for the Purchase of Firm       $        0.00
                                                         Capacity and Energy dated 9/10/1999
  590  Georgia Transmission Corporation (formerly        Transmission Service Agreement (Non-Firm) dated    $        0.00
       Oglethorpe Power Corporation)                     1/20/1997
  591  Glen Gery Corporation                             Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         4/25/2002
  592  Glencore Ltd.                                     Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Glencore
                                                         Ltd. (Counterparty), and Glencore International
                                                         AG (Guarantor) in the amount of $10,000,000
                                                         effective 7/15/2004
  593  Glencore, Ltd.                                    International Swap Dealers Association (ISDA)      $        0.00
                                                         and Financial Agreement dated 11/1/1999
  594  Global Finance Corporation                        Confidentiality Agreement dated 10/14/2002         $        0.00
  595  Government of Jamaica                             Parent Guaranty dated 3/13/2001                    $        0.00
  596  GPU Advanced Resources, Inc.                      Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), GPU
                                                         Advanced Resources, Inc. (Counterparty), and
                                                         GPU, Inc. (Guarantor) in the amount of
                                                         $1,000,000 effective 12/1/1998
  597  GPU Energy                                        Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/23/1997
  598  GPU Service, Inc.                                 Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 5/1/2000

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  599  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  600  Mirant Corporation.............................   New Mirant
  601  Mirant Corporation.............................   New Mirant
  602  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  603  Mirant Kendall, LLC............................
  604  Mirant Americas, Inc. (MAI)....................
  605  Mirant Corporation.............................   Mirant Services, LLC
  606  Mirant Corporation.............................   Mirant Services, LLC
  607  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  608  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  609  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  610  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  611  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  612  Mirant Corporation.............................   Mirant Services, LLC
  613  Mirant Corporation.............................   Mirant Services, LLC
  614  Mirant Asia Pacific Ventures, Inc.; Mirant
       Corporation....................................
  615  Mirant Services, LLC...........................
  616  Mirant Services, LLC...........................
  617  Mirant Americas, Inc. (MAI)....................   Mirant Services, LLC
  618  Mirant Americas, Inc. (MAI)....................
  619  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  620  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  621  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  622  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  599  Great Lakes Gas Transmission Limited              User Agreement for Use of GLConnect Customer       $        0.00
       Partnership                                       Activity dated 11/29/2000
  600  Greenwich Insurance Company c/o McGriff,          Directors & Officers Liability Insurance Policy    $        0.00
       Seibels & Williams, Inc.                          No. ELU82300-01 for Coverage Period 4/2/2001-
                                                         8/1/2002
  601  Greenwich Insurance Company c/o McGriff,          Directors & Officers Liability Insurance Policy    $        0.00
       Seibels & Williams, Inc.                          No. ELU82300-01 for Coverage Period 8/1/2002-
                                                         8/1/2003
  602  H.Q. Energy Services (U.S.) Inc.                  Amendment to Master Agreement(s) to Provide for    $        0.00
                                                         Electronic Confirmations dated 9/1/2002
  603  Haley and Aldrich                                 Agreement for Environmental Services               $        0.00
  604  Harbert Power Corporation                         Confidentiality Agreement dated 10/11/2002         $        0.00
  605  Henwood Energy Services, Inc.                     Subscription Publication (Site License             $        0.00
                                                         Agreement)
  606  Henwood Energy Services, Inc.                     Subscription Publication Agreement (Henwood        $        0.00
                                                         e-Business)
  607  Hess Energy Services Company, LLC                 Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Hess
                                                         Energy Services Company, LLC (Counterparty),
                                                         and Amerada Hess Corporation (Guarantor) in the
                                                         amount of $5,300,000 effective 5/7/1998
  608  Hess Energy Services Company, LLC                 Master Gas Purchase/Sale Contract dated            $        0.00
                                                         12/1/1995
  609  Hess Energy Services Company, LLC                 Master Monthly Netting/Close-Out Netting           $      750.00
                                                         Agreement dated 10/22/1998
  610  Hess Energy Trading Co., L.L.C.                   Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 1/18/1999
  611  Hess Energy Trading Co., LLC                      Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Hess Energy Trading Co., LLC
                                                         (Counterparty), and Amerada Hess Corporation
                                                         (Guarantor) effective 5/7/1998
  612  Hewlett Packard Company                           Master Maintenance Agreement                       $        0.00
  613  Hitachi Data Systems Corporation                  Master Maintenance Agreement                       $   22,542.00
  614
       Hopewell Holdings Limited; Slipform Engineering   Settlement Agreement dated 10/23/1998              $        0.00
       Limited
  615  Horn Murdock Cole, an Accretive Solutions         Master Consulting Agreement                        $   37,888.00
       Company
  616  Hugh Davenport                                    Employment Agreement                               $        0.00
  617  Hummingbird Ltd.                                  Master Maintenance Agreement                       $        0.00
  618  Hunt Investment Group, L.P.                       Confidentiality Agreement dated 10/18/2002         $        0.00
  619  Hunt Oil Company                                  Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/2002
  620  Hydrocarbon Capital, LLC                          Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM),
                                                         Hydrocarbon Capital, LLC (Counterparty), and
                                                         Lehman Commercial Paper, Inc. (Guarantor) in
                                                         the amount of $15,000,000 effective 6/4/2003
  621  Hydro-Quebec                                      Service Agreement for Firm Point-To-Point          $        0.00
                                                         Transmission dated 2/23/2001
  622  Hydro-Quebec                                      Service Agreement for Non-Firm Point-To-Point      $        0.00
                                                         Transmission dated 2/23/2001

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  623  Mirant Services, LLC...........................
  624  Mirant Americas, Inc. (MAI)....................
  625  Mirant Kendall, LLC............................
  626  Mirant Services, LLC...........................
  627  Mirant Services, LLC...........................
  628  Mirant Services, LLC...........................
  629  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  630  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  631  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  632  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  633  Mirant Services, LLC...........................
  634  Mirant Portage County, LLC.....................
  635  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  636  Mirant Potrero, LLC............................
  637  Shady Hills Power Company, LLC.................
  638  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  639  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  640  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  641  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  642  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  643  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  644  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  645  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  646  Mirant Sugar Creek, LLC........................
  647  Mirant Sugar Creek, LLC........................
  648  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  649  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  650  Mirant Services, LLC...........................
  651  Mirant Services, LLC...........................
  652  Mirant Corporation.............................   Mirant Services, LLC
  653  Mirant Corporation.............................   Mirant Services, LLC
  654  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  655  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  656  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  623  Hyperion Solutions Corporation                    Master Software Agreement                          $   70,838.66
  624  Hypower, Inc. H&M Engineering, Inc.               Confidentiality Agreement dated 9/10/2002          $        0.00
  625  I&C Engineering Company Inc.                      Service Agreement                                  $   61,315.57
  626  IBM (formerly, Lotus Development Corp.)           Master Software Agreement                          $        0.00
  627  IBM (formerly, Rational Software Corporation)     Confidentiality Agreement                          $        0.00
  628  IBM (formerly, Rational Software Corporation)     Master Software Agreement                          $        0.00
  629  IBM Corporation (formerly, Blue Ridge Partners    Confidentiality Agreement dated 9/30/2002          $        0.00
       Management Consulting, LLC)
  630  Idaho Power Company                               Base Contract for Sale and Purchase of Natural     $        0.00
                                                         Gas dated 4/1/2001
  631  Idaho Power Company                               Service Agreement for Firm Point-To-Point          $        0.00
                                                         Transmission dated 3/2/2001
  632  Idaho Power Company                               Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         2/10/1997
  633  Identify Software, Inc.                           Master Software Agreement                          $        0.00
  634  IFC Power Inc.                                    Confidentiality Agreement dated 9/18/2002          $        0.00
  635  IGI Resources, Inc                                Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         7/1/1998
  636  IKON Financial Services (formerly, IOS Capital)   Equipment Lease                                    $    2,059.38
  637  IKON Office Solutions                             Copy Machine Rental Agreement                      $        0.00
  638  Illinois Municipal Electric Agency                Master Electric Power Purchase and Sale            $        0.00
                                                         Agreement dated 10/13/1999
  639  Illinois Power Company                            Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         5/1/1997
  640  Illinois Power Company                            Transmission Service Agreement (Firm) dated        $        0.00
                                                         1/6/1997
  641  Illinois Power Company                            Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/6/1997
  642  Indeck-Corinth Limited Partnership                Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1999
  643  Indeck-Olean Limited Partnership                  Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1999
  644  Indeck-Oswego Limited Partnership                 Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1999
  645  Indeck-Silver Springs Limited Partnership         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1999
  646  Indiana Michigan Power Company                    Interconnection and Operation Agreement            $        0.00
  647  Indiana Michigan Power Company                    Letter Agreement dated 6/14/2001                   $        0.00
  648  Indianapolis Power & Light Company                Service Agreement for Firm Point-To-Point          $  101,153.25
                                                         Transmission dated 5/2/2000
  649  Indianapolis Power & Light Company                Service Agreement for Non-Firm Point-To-Point      $        0.00
                                                         Transmission dated 5/2/2000
  650  INFOMART                                          User Service Agreement                             $      571.00
  651  Informatica Corporation                           Master Software Agreement                          $        0.00
  652  Informative Graphics Corporation                  Master Software Agreement                          $        0.00
  653  InfoVista Corporation                             Master Maintenance Agreement                       $        0.00
  654  Innovative Business Solutions                     Counterparty Letter of Transfer Agreement dated    $        0.00
                                                         11/17/2000
  655  Innovative Gas Services, Inc.                     Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         2/1/1997
  656  Innovative Gas Services, Inc.                     Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM),
                                                         Innovative Gas Services, Inc. (Counterparty),
                                                         and WBI Holdings, Inc. (Guarantor) in the
                                                         amount of $1,000,000 effective 2/2/1999

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  657  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  658  Mirant Corporation.............................   New Mirant
  659  Mirant Corporation.............................   New Mirant
  660  Mirant Corporation.............................   New Mirant
  661  Mirant Corporation.............................   New Mirant
  662  Mirant Corporation.............................   New Mirant
  663  Mirant Corporation.............................   New Mirant
  664  Mirant Corporation.............................   Mirant Services, LLC
  665  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  666  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  667  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  668  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  669  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  670  Mirant California, LLC.........................
  671  Mirant Mid-Atlantic, LLC (MIRMA)...............
  672  Jamaica Public Service Company Limited; Mirant
       Corporation; Mirant JPSCO (Barbados) SRL.......
  673  Jamaica Public Service Company Limited; Mirant
       Corporation; Mirant JPSCO (Barbados) SRL.......   Mirant Energy Trading, LLC (MET)
  674  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  675  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  676  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  677  Mirant Services, LLC...........................
  678  Mirant Services, LLC...........................
  679  Mirant Americas, Inc. (MAI)....................
  680  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  681  Mirant Corporation.............................   Mirant Services, LLC
  682  Mirant Americas, Inc. (MAI)....................


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  657  Innovative Gas Services, Inc.                     Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 11/1/1998
  658  Insurance Company of the State of Pennsylvania    Foreign Workers' Compensation/Employers            $        0.00
                                                         Liability Insurance Policy No. 8346977 for
                                                         Coverage Period 11/30/2000-11/30/2001
  659  Insurance Company of the State of Pennsylvania    Foreign Workers' Compensation/Employers            $        0.00
                                                         Liability Insurance Policy No. 8349141 for
                                                         Coverage Period 11/30/1999-11/30/2000
  660  Insurance Company of the State of Pennsylvania    General Liability and Automobile Liability         $        0.00
                                                         Insurance Policy No. 80-259388 for Coverage
                                                         Period 11/30/1999-11/30/2000
  661  Insurance Company of the State of Pennsylvania    General Liability and Automobile Liability         $        0.00
                                                         Insurance Policy No. 80-265764 for Coverage
                                                         Period 11/30/2000-11/30/2001
  662  Insurance Company of the State of Pennsylvania    International General Liability and Automobile     $        0.00
                                                         Liability Insurance Policy No. 80-259388 for
                                                         Coverage Period 11/30/1993-11/30/2000
  663  Insurance Company of the State of Pennsylvania    International Workers' Compensation Insurance      $        0.00
                                                         (Employers Liability) Policy No. WC8349141 for
                                                         Coverage Period 11/1/1994-11/30/1999
  664  Intelligence Press, Inc.                          Subscription Publication                           $        0.00
  665  INTERCONN RESOURCES, INC.                         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/1998
  666  Interconn Resources, Inc.                         Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 10/1/1998
  667  IntercontinentalExchange, LLC                     eConfirm Promotional Services Agreement dated      $        0.00
                                                         4/15/2002
  668  IntercontinentalExchange, LLC                     Participant Agreement dated 10/11/2000             $        0.00
  669  IntercontinentalExchange, LLC                     Participant Agreement dated 12/1/2001              $    4,973.80
  670  International Brotherhood of Electrical Workers   Collective Bargaining Agreement                    $        0.00
       (IBEW) Local #1245
  671  International Brotherhood of Electrical Workers   Collective Bargaining Agreement                    $        0.00
       (IBEW) Local #1900
  672
       International Finance Corporation                 Share Retention Agreement dated 5/16/2003          $        0.00
  673
       International Finance Corporation                 Share Retention Agreement dated 5/16/2003          $        0.00
  674  International Forest Products Corporation         Letter of Agreement and Release in Full            $        0.00
                                                         Settlement dated 10/29/1999
  675  Interstate Gas Supply Inc.                        Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         2/1/1999
  676  Interstate Gas Supply, Inc.                       Monthly/Close-Out Netting Agreement dated          $        0.00
                                                         2/1/1999
  677  iPass Inc.                                        Master Consulting Agreement                        $        0.00
  678  Ipswitch, Inc.                                    Master Software Agreement                          $        0.00
  679  Iroquois Falls Power Management Inc., a wholly    Confidentiality Agreement dated 12/4/2002          $        0.00
       owned subsidiary of Northland Power Inc.
  680  ISO New England, Inc.                             Security Agreement dated 6/30/2003                 $  193,834.76
  681  Itron Corporation                                 Master Software Agreement                          $        0.00
  682  J. Aron & Company                                 Confidentiality Agreement dated 10/16/2002         $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  683  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  684  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  685  Mirant Services, LLC...........................
  686  Mirant Services, LLC...........................
  687  Mirant Wichita Falls, LP.......................
  688  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  689  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  690  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  691  Mirant Las Vegas, LLC..........................
  692  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  693  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  694  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  695  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  696  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  697  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  698  Mirant Services, LLC...........................
  699  Mirant Services, LLC...........................   TBA (Wsmith)
                                                         (probably Mirant International
                                                         Investments, Inc.)
  700  Mirant Kendall, LLC............................
  701  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  702  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  703  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  704  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  705  Mirant Services, LLC...........................
  706  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  707  Mirant Mid-Atlantic, LLC (MIRMA)...............   Mirant Americas, Inc. (MAI)
  708  Mirant Services, LLC...........................


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  683  J. Aron & Company                                 Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), J. Aron & Company (Counterparty), and
                                                         Goldman Sachs Group, L.P. (Guarantor) effective
                                                         6/17/1998
  684  Jacksonville Electric Authority                   Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/29/1997
  685  JetBrains s.r.o.                                  Master Software Agreement (IntelliJ(TM) IDEA)      $        0.00
  686  John William Holden III                           Retention Agreement                                $        0.00
  687  K 2 Chem, Inc                                     Master Agreement for Services (PO 20270974-2CJ)    $        0.00
  688  Kansas City Power And Light Company               Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/13/1997
  689  Kern River Gas Transmission Co                    Facilities Agreement Arrolime Meter Station to     $        0.00
                                                         Serve Mirant's Apex Power Plant dated 4/29/2002
  690  Kern River Gas Transmission Co                    Operational Balancing Agreement (Arrolime          $        0.00
                                                         Delivery) dated 6/1/2002
  691  Kern River Gas Transmission Company               Facility Easement                                  $        0.00
  692  Kern River Gas Transmission Company               Interruptible Transportation Service Agreement     $        0.00
                                                         Contract No. 3901 dated 4/25/2003
  693  Kern River Gas Transmission Company               Interruptible Transportation Service Agreement     $        0.00
                                                         dated 2/1/1992
  694  Keyspan Energy Services, Inc.                     Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         5/1/2000
  695  Keyspan Gas East Corporation D/B/A Brooklyn       Base Contract for Gas Purchase/Sale dated          $        0.00
       Union of Long Island                              10/1/1998
  696  Keyspan-Ravenswood, Inc.                          Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         11/1/1999
  697  Kinder Morgan, Inc. (formerly, K N Energy,        Incoming Parent Guaranty by and between Mirant     $        0.00
       Inc.)                                             Americas Energy Marketing, LP (MAEM), K N
                                                         Marketing LP/ K N Services, Inc/Interenergy
                                                         Resources Corp./ MidCon Gas Services Corp.
                                                         /MidCon Texas Gas Services Corp./ Mid Con Texas
                                                         Pipeline Corp. (Counterparty)
  698  King Publishing Group (KPG)                       Subscription Publication                           $        0.00
  699  Kissinger McLarty Associates, L.P.                Consulting Agreement                               $   72,010.87

  700  KNC Engineering Services                          Service Agreement                                  $        0.00
  701  Koch Energy Trading, Inc.                         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         5/1/1997
  702  Koch Midstream Services Company                   Interruptible Gas Sales Agreement dated            $        0.00
                                                         2/1/1999
  703  Koch Midstream Services Company                   Sale and Purchase Agreement dated 1/24/2000        $        0.00
  704  Koch Petroleum Group, L.P.                        International Swap Dealers Association (ISDA)      $        0.00
                                                         Multi-Commodity Agreement dated 3/5/1999
  705  Lancope, Inc.                                     Master Purchase Agreement                          $   74,786.62
  706  Lawrenceburg Gas Company                          Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/28/2003
  707  Legion Insurance Company                          Workers' Compensation & Employers Liability        $        0.00
                                                         Insurance Policy No. WC51604217 for Coverage
                                                         Period 12/19/2000-12/19/2001
  708  LexisNexis(TM), a division of Reed Elsevier       Subscription Publication                           $    6,553.01
       Inc.

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  709  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  710  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  711  Mirant Corporation and Subsidiaries............   New Mirant
  712  Mirant Corporation and Subsidiaries............   New Mirant
  713  Mirant Corporation.............................   New Mirant
  714  Mirant Corporation and Subsidiaries............   New Mirant
  715  Mirant Corporation.............................   Mirant Energy Trading, LLC (MET)
  716  Mirant D.C. O&M, LLC...........................   Mirant Americas, Inc. (MAI)
  717  Mirant D.C. O&M, LLC...........................   Mirant Americas, Inc. (MAI)
  718  Mirant D.C. O&M, LLC...........................   Mirant Americas, Inc. (MAI)
  719  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  720  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  721  Mirant Kendall, LLC............................
  722  Mirant Corporation;
       Mirant Las Vegas, LLC..........................   New Mirant
  723  Mirant New England, Inc. ......................
  724  Mirant Corporation;
       Mirant Sugar Creek, LLC........................   New Mirant
  725  Mirant Zeeland, LLC............................   Mirant Americas, Inc. (MAI)
  726  Mirant Corporation.............................   New Mirant
  727  West Georgia Generating Company, L.L.C.........   Mirant Americas, Inc. (MAI)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  709  LG&E Natural Marketing, Inc.                      Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), LG&E
                                                         Natural Marketing, Inc. (Counterparty), and
                                                         LG&E Natural, Inc. (Guarantor) in the amount of
                                                         $5,000,000 effective 5/1/1996
  710  LG&E Natural Marketing, Inc.                      ISDA Multi-Commodity Agreement dated 10/1/1995     $        0.00
  711  Liberty Insurance Underwriters c/o McGriff,       Special Crime Insurance Policy No. 075701-011      $        0.00
       Seibels & Williams, Inc.                          for Coverage Period 4/2/2001-9/8/2002
  712  Liberty Insurance Underwriters c/o McGriff,       Special Crime Insurance Policy No. 077612-012      $        0.00
       Seibels & Williams, Inc.                          for Coverage Period 9/8/2002-9/8/2003
  713  Liberty Insurance Underwriters c/o McGriff,       Special Crime Insurance Policy No. 0776612-012     $        0.00
       Seibels & Williams, Inc.                          for Coverage Period 9/8/2002-9/8/2003
  714  Liberty Insurance Underwriters c/o McGriff,       Special Crime Insurance Policy No. 180653-013      $        0.00
       Seibels & Williams, Inc.                          for Coverage Period 9/8/2003-9/8/2004
  715  Liberty Insurance Underwriters c/o McGriff,       Special Crime Insurance Policy No. 075701-001      $        0.00
       Seibels and Williams, Inc.                        for Coverage Period 4/2/2001-9/8/2002
  716  Liberty Mutual Insurance Company c/o McGriff,     Primary General Liability (Benning & Buzzard       $        0.00
       Seibels & Williams, Inc.                          Point O&M) Insurance Policy No.
                                                         TB1-691-550742-011 for Coverage Period
                                                         12/19/2001-12/19/2002
  717  Liberty Mutual Insurance Company c/o McGriff,     Primary General Liability (Benning & Buzzard       $        0.00
       Seibels & Williams, Inc.                          Point O&M) Insurance Policy No.
                                                         TB1-691-550742-011 for Coverage Period
                                                         12/19/2002-1/1/2004
  718  Liberty Mutual Insurance Company c/o McGriff,     Primary General Liability Insurance (Benning       $        0.00
       Seibels & Williams, Inc.                          and Buzzard Point O&M) Policy No.
                                                         TB1691550742011 for Coverage Period
                                                         12/19/2001-1/1/2004
  719  Liberty Power Corp., L.L.C.                       Amended and Restated Master Aggregator             $        0.00
                                                         Sale/Purchase Agreement dated 5/1/2003
  720  Liberty Power Corp., L.L.C.                       Indemnity Agreement dated 9/4/2002                 $        0.00
  721  Lightship Engineering, LLC                        Environmental Services Agreement                   $        0.00
  722
       Lloyds of London, et al. c/o McGriff, Seibels &   All Risk Builders Risk and Advance Loss of         $   71,294.10
       Williams, Inc.                                    Profits Insurance (APEX Project) Policy No.
                                                         507/L1PU041 for Coverage Period
                                                         4/4/2001-5/4/2003(est.)
  723  Lloyds of London, et al. c/o McGriff, Seibels &   All Risk Builders Risk and Advance Loss of         $  108,359.54
       Williams, Inc.                                    Profits Insurance (Kendall Repowering Project)
                                                         Policy No. 507/L955513 for Coverage Period
                                                         12/14/2000-12/14/2002 (est.)
  724
       Lloyds of London, et al. c/o McGriff, Seibels &   All Risk Builders Risk and Advance Loss of         $        0.00
       Williams, Inc.                                    Profits Insurance (Sugar Creek Project) Policy
                                                         No. 507/L1PU042 for Coverage Period
                                                         4/9/2001-5/19/2003(est.)
  725  Lloyds of London, et al. c/o McGriff, Seibels &   All Risk Builders Risk and Advance Loss of         $   25,437.63
       Williams, Inc.                                    Profits Insurance (Zeeland Project) Policy No.
                                                         507/L955510 for Coverage Period
                                                         7/1/2000-8/15/2002(est.)
  726  Lloyds of London, et al. c/o McGriff, Seibels &   All Risk Property Insurance Policy Nos.            $        0.00
       Williams, Inc.                                    507L2PU161, 507L2PU162, 507L2PU163, 507L2PU164
                                                         for Coverage Period 11/1/2002-11/1/2003
  727  Lloyds of London, et al. c/o McGriff, Seibels &   Terrorism Property & Business Interruption         $        0.00
       Williams, Inc.                                    Insurance Policy No. 507/L2PU153 for Coverage
                                                         Period 11/01/2002-11/01/2003

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  728  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  729  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  730  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  731  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  732  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  733  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  734  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  735  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  736  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  737  Mirant Corporation.............................   Mirant Services, LLC
  738  Mirant Corporation.............................   New Mirant
  739  Mirant Corporation.............................   New Mirant
  740  Mirant Kendall, LLC............................
  741  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  742  Mirant Corporation.............................   Mirant Services, LLC
  743  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  744  Mirant Americas, Inc. (MAI)....................
  745  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  746  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  747  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  748  Mirant California, LLC.........................
  749  Mirant Americas Development, Inc. (MADI).......   Mirant Americas, Inc. (MAI)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  728  Long Island Lighting Company d/b/a LIPA           Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/2002
  729  Long Island Lighting Company d/b/a LIPA (Long     Confidentiality Agreement dated 5/1/2003           $        0.00
       Island Power Authority)
  730  Louis Dreyfus Corporation                         Confidentiality Agreement dated 9/4/2002           $        0.00
  731  Louis Dreyfus Energy Corporation                  Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Louis Dreyfus Energy Corporation
                                                         (Counterparty), and Louis Dreyfus Corporation
                                                         (Guarantor) effective 10/1/1996
  732  Louis Dreyfus Energy Corporation                  Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Louis Dreyfus Energy Corporation
                                                         (Counterparty), and Louis Dreyfus Corporation
                                                         (Guarantor) effective 11/23/1990
  733  Louis Dreyfus Energy Services, L.P.               Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Louis Dreyfus Energy Services, L.P.
                                                         (Counterparty), and Louis Dreyfus Corporation
                                                         (Guarantor) effective 8/20/2001
  734  Louisville Gas And Electric Company               Master Gas Purchase and Sale Contract dated        $        0.00
                                                         2/1/1998
  735  Lowell Cogeneration Company Limited Partnership   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         4/1/2000
  736  Lower Colorado River Authority                    ERCOT Wholesale Electricity Enabling Agreement     $        0.00
                                                         dated 10/10/2000
  737  LSI Logic Storage Systems                         Master Software Agreement                          $        0.00
  738  Lumberman's Mutual Casualty Company c/o           Directors & Officers Liability Insurance Policy    $        0.00
       McGriff, Seibels & Williams, Inc.                 No. 3DY00209700 for Coverage Period 4/2/2001-
                                                         8/1/2002
  739  Lumberman's Mutual Casualty Company c/o           Directors & Officers Liability Insurance Policy    $        0.00
       McGriff, Seibels & Williams, Inc.                 No. 3DY00209700 for Coverage Period 8/1/2002-
                                                         2/17/2003
  740  M2 Engineering Consultants , Inc                  Engineering and Consulting Services Agreement      $        0.00
  741  Maclaren Energy Inc.                              Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Maclaren
                                                         Energy Inc. (Counterparty), and Great Lakes
                                                         Power Inc. (Guarantor) in the amount of
                                                         $5,000,000 effective 2/13/2001
  742  Macromedia, Inc. (formerly, eHelp Corporation)    Master Software Agreement                          $        0.00
  743  Madison Gas and Electric Co.                      Master Natural Gas Purchase/Sale Agreement No.     $        0.00
                                                         800 dated 6/25/2002
  744  Madison Gas and Electric Company                  Confidentiality Agreement dated 6/27/2003          $        0.00
  745  Maine Electric Power Company                      Service Agreement for Firm Point-To-Point          $        0.00
                                                         Transmission dated 12/30/1998
  746  Maine Public Service Company                      Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         3/12/1997
  747  Marathon Oil Company                              Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         2/1/1997
  748  Marine Spill Response Corporation (MSRC,          Certificate of Membership                          $        0.00
       formerly, Clean Bay)
  749  Marsh USA, Inc.                                   Confidentiality Agreement (Insurance Broker)       $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  750  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
  751  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
  752  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  753  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  754  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  755  Mirant Americas, Inc. (MAI)....................   Mirant Services, LLC
  756  Mirant Corporation.............................   New Mirant
  757  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  758  Mirant Corporation.............................   Mirant Americas, Inc. (MAI)
  759  Mirant Corporation.............................   Mirant Services, LLC
  760  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  761  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  762  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  763  Mirant Corporation.............................   New Mirant
  764  Mirant Services, LLC...........................
  765  Mirant Americas, Inc. (MAI)....................   Mirant Services, LLC
  766  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  767  Mirant Services, LLC...........................   Mirant Caribbean, Inc.
  768  Mirant Zeeland, LLC............................
  769  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  770  Mirant Corporation.............................   Mirant Services, LLC
  771  Mirant Services, LLC...........................
  772  Mirant Services, LLC...........................
  773  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  774  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  775  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  750
       Massachusetts Electric Company and Nantucket      Competitive Electric Supplier Service Agreement    $        0.00
       Electric Company
  751
       Massachusetts Electric Company and Nantucket      Confidentiality Agreement dated 4/14/2003          $        0.00
       Electric Company
  752  Massachusetts Municipal Wholesale Electric        Electric Power Service Agreement dated 6/1/1996    $        0.00
       Company
  753  Massey Coal Sales Company, Inc.;                  Restated Coal Purchase and Sale Agreement dated    $        0.00
                                                         4/21/1999
  754  Orange and Rockland Utilities, Inc. Massey        Master Coal Purchase and Sale Agreement dated      $        0.00
       Utility Sales Company                             11/16/2001
  755  MathWorks                                         Master Software Agreement                          $        0.00
  756  McGriff, Seibels & Williams, Inc.                 Confidentiality Agreement                          $        0.00
  757  MCN Investment Corporation                        Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Torch-
                                                         CoEnergy, LLC (Counterparty), and MCN
                                                         Investment Company (Guarantor) in the amount of
                                                         $1,500,000 effective 1/1/1999
  758  Meldahl Hydroelectric, LLC                        Assignment, Assumption, Consent and Release        $        0.00
                                                         dated 6/17/2002
  759  Mercury Interactive Corporation                   Master Maintenance Agreement                       $   11,440.00
  760  Merrill Lynch Capital Services, Inc.              Electric Power Master Agreement dated 6/1/1999     $        0.00
  761  Merrill Lynch Capital Services, Inc.              Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Merrill Lynch Capital Services, Inc.
                                                         (Counterparty), and Merrill Lynch & Co., Inc.
                                                         (Guarantor) effective 6/10/2000
  762  Merrill Lynch Capital Services, Inc.              ISDA Multi-Commodity Agreement dated 6/1/1994      $        0.00
  763  Merritt & McKenzie                                Confidentiality Agreement                          $        0.00
  764  META Group, Inc.                                  Master Consulting Agreement                        $        0.00
  765  Meteorlogix, LLC                                  Weather Forecasting and Consulting Services        $    1,309.68
                                                         Agreement
  766  Metropolitan Utilities District                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         11/1/2000
  767  Michael Moss                                      Consulting Agreement dated 10/1/2000               $   18,088.87
  768  Michigan Electric Transmission Company            Generator Interconnection and Operating            $  103,748.51
                                                         Agreement
  769  Michigan Electric Transmission Company            Transmission Service Enabling Agreement dated      $        0.00
                                                         3/30/2001
  770  Micromuse                                         Master Maintenance Agreement                       $        0.00
  771  Microsoft Corporation                             Master Business Agreement                          $        0.00
  772  Microsoft Corporation                             Master Software Agreement (Enterprise Select       $        0.00
                                                         Service)
  773  MidAmerican Energy Company                        Monthly Netting & Close-Out Agreement dated        $        0.00
                                                         9/29/2000
  774  MidAmerican Energy Company                        Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         2/20/1997
  775  Mid-Atlantic Area Council (MAAC)                  Membership Agreement                               $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  776  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  777  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  778  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  779  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  780  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  781  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  782  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  783  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  784  Mirant Sugar Creek, LLC........................
  785  Mirant Sugar Creek, LLC........................
  786  Mirant Sugar Creek, LLC........................
  787  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  788  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  789  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  790  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  791  Mirant Bay Area Procurement, LLC...............
  792  Mirant Bay Area Procurement, LLC...............
  793  Mirant Mid-Atlantic, LLC (MIRMA)...............
  794  Mirant Potomac River, LLC......................
  795  Mirant Potomac River, LLC......................
  796  Mirant Mid-Atlantic, LLC (MIRMA)...............
  797  Mirant Mid-Atlantic, LLC (MIRMA)...............
  798  Mirant Potomac River, LLC......................
  799  Mirant Mid-Atlantic, LLC (MIRMA)...............
  800  Mirant Bay Area Procurement, LLC...............
  801  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  802  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  803  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  804  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  776  Midcoast Energy Resources Incorporated            Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Midcoast
                                                         Marketing, Inc. (Counterparty), and Midcoast
                                                         Energy Resources, Inc. (Guarantor) in the
                                                         amount of $9,000,000 effective 7/9/1999
  777  Midcon Gas Services Corp                          Monthly Netting Agreement dated 10/1/1997          $        0.00
  778  Midwest Energy, Inc.                              Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         3/13/1997
  779  Midwest Independent Transmission System           Long-Term Firm Point-To-Point Transmission         $        0.00
       Operator, Inc.                                    Service Agreement dated 2/1/2002
  780  Midwest Independent Transmission System           Network Integration Transmission Service           $        0.00
       Operator, Inc.                                    Agreement dated 11/19/2002
  781  Midwest Independent Transmission System           Non-Firm Point-To-Point Transmission Service       $        0.00
       Operator, Inc.                                    Agreement dated 2/1/2002
  782  Midwest Independent Transmission System           Short-Term Firm Point-To-Point Transmission        $        0.00
       Operator, Inc.                                    Service Agreement dated 2/1/2002
  783  Midwestern Gas Transmission (MGT)                 Interruptible Gas Transportation Agreement         $        0.00
                                                         (Sugar Creek Plant)
  784  Midwestern Gas Transmission Company               Agency Authorization Agreement                     $        0.00
  785  Midwestern Gas Transmission Company               Operational Balancing Agreement                    $        0.00
  786  Midwestern Gas Transmission Company               Reimbursement Agreement                            $        0.00
  787  Millennium Gas Marketing, LLC                     Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 9/19/2001
  788  Minnesota Power, Inc.                             Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         3/14/1997
  789  Minnesota Power, Inc.                             Western Systems Power Pool (WSPP) Side Letter      $        0.00
                                                         Agreement dated 6/5/2000
  790  Mirabito Gas & Electric                           Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         2/5/2003
  791  Mirant Delta, LLC (formerly, Southern Energy      Equipment Transfer Agreement effective             $        0.00
       Delta, LLC)                                       11/25/2002 (Waukesha P.O.#20170874) dated
                                                         12/19/2002
  792  Mirant Delta, LLC (formerly, Southern Energy      Equipment Transfer Agreement effective             $        0.00
       Delta, LLC)                                       11/25/2002 (Waukesha P.O.#20170956) dated
                                                         12/19/2002
  793  Mirant MD Ash Management, LLC                     Ash Disposal and Storage Service Agreement         $        0.00
                                                         dated 12/19/2000
  794  Mirant MD Ash Management, LLC                     Ash Disposal and Storage Service Agreement         $        0.00
                                                         dated 12/19/2000
  795  Mirant Mid-Atlantic Services, LLC                 Management and Personnel Services Agreement        $        0.00
                                                         dated 12/19/2000
  796  Mirant Mid-Atlantic Services, LLC                 Management and Personnel Services Agreement        $        0.00
                                                         dated 12/19/2000
  797  Mirant Piney Point, LLC                           Oil Delivery Services Agreement dated              $        0.00
                                                         12/19/2000
  798  Mirant Services, LLC                              Administrative Services Agreement dated            $        0.00
                                                         12/19/2000
  799  Mirant Services, LLC                              Administrative Services Agreement dated            $        0.00
                                                         12/19/2000
  800  Mirant Special Procurement Inc.                   Equipment Transfer Agreement                       $        0.00
  801  Mirant Zeeland, LLC                               Tolling Agreement dated 5/3/2000                   $        0.00
  802  Misschem Nitrogen, L.L.C.                         Gas Sales Agreement dated 4/1/2001                 $        0.00
  803  Mississippi Valley Gas Company                    Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         5/1/1998
  804  Mississippi Valley Gas Company                    Close-Out Netting dated 5/1/1998                   $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  805  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  806  Mirant Americas, Inc. (MAI)....................
  807  Mirant Americas, Inc. (MAI)....................
  808  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  809  Mirant Services, LLC...........................
  810  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  811  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  812  Mirant Mid-Atlantic, LLC (MIRMA)...............
  813  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  814  Mirant Americas, Inc. (MAI)....................
  815  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  816  Mirant Services, LLC...........................
  817  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  818  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  819  Mirant Corporation.............................   Mirant Services, LLC
  820  Mirant Services, LLC...........................
  821  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  822  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  823  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  824  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  825  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  826  Mirant Sugar Creek, LLC........................
  827  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  828  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  829  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  805  Missouri Public Service, a division of            Transmission Service Agreement (Non-Firm) dated    $        0.00
       Utilicorp United Inc.                             1/6/1997
  806  Mitsubishi Heavy Industries America, Inc.         Major Equipment Purchase                           $   38,236.33
  807  Mitsubishi Heavy Industries America, Inc.         Major Equipment Purchase                           $        0.00
  808  MND Energy Corporation                            Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Mitchell
                                                         Gas Services, L.P.
                                                         (Counterparty), and MND Energy Corporation
                                                         (Guarantor) in the amount of $1,000,000
                                                         effective 9/17/1998
  809  Mobile Energy Services Company, L.L.C. as the     Facility Operations and Maintenance Agreement      $        0.00
       assignee of Mobile Energy Services                between Southern Electric International, Inc.
                                                         and Mobile Energy Services Company, Inc.
       Holdings, Inc. (formerly known as Mobile Energy   (Contract No. 83203001-A-001) dated 12/12/1994
       Services Company, Inc.)
  810  Montana Power Company, The                        Service Agreement for Firm Point-To-Point          $        0.00
                                                         Transmission dated 4/20/2000
  811  Montana Power Company, The                        Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         3/18/1997
  812  Montgomery County Government                      Lease Agreement for Communication Equipment        $        0.00
                                                         Attachments on Dickerson Generating Station
                                                         Southern
                                                         Exhaust Stack dated 10/9/2001 (Emergency
                                                         Response Antenna)
  813  Morgan Stanley Capital Group Inc.                 Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Morgan Stanley Capital Group Inc.
                                                         (Counterparty), and Morgan Stanley Group
                                                         (Guarantor) effective 3/25/1998
  814  Morgan Stanley Capital Group, Inc.                Confidentiality Agreement dated 2/10/2003          $        0.00
  815  Morgan Stanley Capital Group, Inc.                Confidentiality Agreement dated 5/14/2002          $        0.00
  816  Mortice Kern Systems, Inc. (MKS)                  Master Software Agreement                          $        0.00
  817  Mountaineer Gas Company                           Monthly Netting Agreement dated 12/1/1997          $        0.00
  818  MPC Generating, LLC                               Monroe Power Co. Letter of                         $        0.00
                                                         Assignment/Reorganization dated 1/11/2002
  819  MRO Software                                      Master Software Agreement                          $        0.00
  820  MRV Communications Inc.                           Master Maintenance Agreement                       $        0.00
  821  Municipal Electric Authority of Georgia           Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         5/27/1999
  822  Municipal Gas Authority of Georgia                Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1998
  823  Municipal Gas Authority of MS                     Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         4/1/2000
  824  Murphy Gas Gathering, Inc.                        Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/2000
  825  Murphy Gas Gathering, Inc.                        Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 6/1/2000
  826  MWH Americas, Inc. (formerly Montgomery Watson    Wetlands Mitigation Service Contract               $   16,947.25
       Harza)
  827  Mystic River Energy Corporation                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/1998
  828  Mystic River Energy Corporation                   Close-Out Netting dated 3/1/1998                   $        0.00
  829  National Bank of Canada                           Confidentiality Agreement dated 7/23/2002          $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  830  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  831  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  832  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  833  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  834  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  835  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  836  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  837  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  838  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  839  Mirant Corporation.............................   New Mirant
  840  Mirant Corporation and Subsidiaries............   New Mirant
  841  Mirant Corporation and Subsidiaries............   New Mirant
  842  Mirant Corporation and Subsidiaries............   New Mirant
  843  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  844  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  845  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  846  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  847  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  848  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  849  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  850  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  851  Mirant Corporation.............................
  852  Mirant Corporation.............................   Mirant Services, LLC
  853  Mirant Services, LLC...........................
  854  Mirant Las Vegas, LLC..........................
  855  Mirant Las Vegas, LLC..........................
  856  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  857  Mirant Services, LLC...........................
  858  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  830  National Energy & Trade, L.L.C.                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         8/1/2000
  831  National Energy & Trade, L.L.C.                   Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 8/1/2000
  832  National Fuel Gas Distribution Corporation        Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         12/1/1998
  833  National Fuel Gas Supply Corporation              Service Agreement #I10219 (IT Service) dated       $        0.00
                                                         10/1/2002
  834  National Fuel Gas Supply Corporation              Service Agreement H10220 (ISS Service) dated       $        0.00
                                                         10/1/2002
  835  National Fuel Marketing Co. LLC                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         7/1/1998
  836  National Fuel Marketing Company, L.L.C.           Close-Out Netting dated 7/1/1998; GISB dated       $        0.00
                                                         7/1/1998
  837  National Fuel Marketing Company, L.L.C.           Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 9/1/1998
  838  National Fuel Marketing Company, LLC              International Swap Dealers Association (ISDA)      $        0.00
                                                         Multi-Commodity Agreement dated 1/1/1999
  839  National Union Fire Insurance Company c/o         Crime Insurance Policy No. 003136456 for           $        0.00
       McGriff, Seibels & Williams, Inc.                 Coverage Period 12/17/2002-12/17/2003
  840  National Union Fire Insurance Company c/o         Crime Insurance Policy No. 313-64-56 for           $        0.00
       McGriff, Seibels & Williams, Inc.                 Coverage Period 12/17/2002-12/17/2003
  841  National Union Fire Insurance Company c/o         Crime Insurance Policy No. 568-88-15 for           $        0.00
       McGriff, Seibels & Williams, Inc.                 Coverage Period 12/17/2003-12/17/2004
  842  National Union Fire Insurance Company c/o         Crime Insurance Policy No. 872-8238 for            $        0.00
       McGriff, Seibels & Williams, Inc.                 Coverage Period 4/2/2001-12/17/2002
  843  Natural Gas Pipeline Company of America (NGPL),   Firm Transportation Negotiated Rate Agreement      $        0.00
       subsidiary of Kinder Morgan, Inc.                 No. 119461 dated 7/30/2001
  844  Natural Gas Pipeline Company of America (NGPL),   Interruptible Balancing Service Discount Rate      $        0.00
       subsidiary of Kinder Morgan, Inc.                 Agreement dated 7/30/2001
  845  Natural Gas Pipeline Company of America (NGPL),   Interruptible Balancing Service Discount Rate      $        0.00
       subsidiary of Kinder Morgan, Inc.                 Agreement dated 7/30/2001
  846  Natural Gas Pipeline Company of America (NGPL),   Interruptible Transportation Negotiated Rate       $        0.00
       subsidiary of Kinder Morgan, Inc.                 Agreement dated 7/30/2001
  847  Natural Gas Pipeline Company of America (NGPL),   Transportation & Services Letter Agreement         $        0.00
       subsidiary of Kinder Morgan, Inc.                 (Wrightsville) dated 5/2/2001
  848  Natural Gas Pipeline Company of America (NGPL),   Transportation Rate Schedule FTS Agreement No.     $        0.00
       subsidiary of Kinder Morgan, Inc.                 119394 dated 6/1/2002
  849  Natural Gas Pipeline Company of America (NGPL),   Transportation Rate Schedule ITS Agreement         $        0.00
       subsidiary of Kinder Morgan, Inc.                 dated 4/14/1997
  850  Natural Gas Pipeline Company of America (NGPL),   Transportation Rate Schedule ITS Agreement No.     $        0.00
       subsidiary of Kinder Morgan, Inc.                 119412 dated 8/1/2001
  851  NC Hudon Inc.                                     Service Agreement (Crane Services)                 $        0.00
  852  Net iQ                                            Master Software Agreement                          $        0.00
  853  Network Appliance, Inc.                           Master Maintenance Agreement                       $        0.00
  854  Nevada Power Company                              Interconnection and Operating Agreement            $        0.00
  855  Nevada Power Company                              WSCC Reliability Management Agreement              $        0.00
  856  New Brunswick Power Corporation                   Confidentiality Agreement dated 7/27/2001          $        0.00
  857  New Energy Associates, LLC                        Master Software Agreement                          $        0.00
  858  New England Power Company                         Electric Services and Enabling Agreement dated     $        0.00
                                                         3/31/2000

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  859  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  860  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  861  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  862  Mirant Canal, LLC..............................
  863  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  864  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  865  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  866  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  867  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  868  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  869  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  870  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  871  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  872  Mirant Services, LLC...........................
  873  Mirant Americas, Inc. (MAI)....................   Mirant Services, LLC
  874  Mirant Corporation.............................   Mirant Services, LLC
  875  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  876  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  877  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  878  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  879  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  880  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  881  Mirant Services, LLC...........................
  882  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  883  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  884  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  885  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  886  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  859  New England Power Company                         Tariff #10 Market-Based Rates and Service          $        0.00
                                                         Agreement dated 10/1/1999
  860  New England Power Company                         Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         2/7/1997
  861  New England Power Pool                            Membership Agreement dated 3/18/1996               $        0.00
  862  New Hampshire Electric Cooperative, Inc.          Agreement for Continuing Services                  $        0.00
  863  New Jersey Natural Gas Co.                        International Swap Dealers Association (ISDA)      $        0.00
                                                         and Financial Agreement dated 2/1/2000
  864  New Jersey Natural Gas Company                    Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         10/1/1997
  865  New York Independent System Operator, Inc.        Service Agreement for Firm Point-To-Point          $        0.00
                                                         Transmission dated 11/8/1999
  866  New York Independent System Operator, Inc.        Service Agreement for New York ISO Market          $        0.00
                                                         Administration dated 11/8/1999
  867  New York Independent System Operator, Inc.        Service Agreement for Non-Firm Point-To-Point      $        0.00
                                                         Transmission dated 11/8/1999
  868  New York Power Authority                          Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         4/9/1997
  869  New York State Electric & Gas Corporation         Master Commodity Sale Agreement (Electricity)      $        0.00
                                                         dated 8/29/1997
  870  New York State Electric & Gas Corp.               Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1997
  871  New York State Electric & Gas Corporation         International Swap Dealers Association (ISDA)      $        0.00
                                                         and Financial Agreement dated 5/15/2000
  872  New York Stock Exchange, Inc. (NYSE)              Agreement for Receipt of Consolidated Network A    $        0.00
                                                         Data and NYSE Market Data dated 10/01/2001
  873  New York Stock Exchange, Inc. (NYSE)              New York Stock Exchange, Inc. Agreement for        $      238.75
                                                         Receipt and Use of Market Data dated 06/21/2001
  874  NewsData Corporation                              Subscription Publication                           $        0.00
  875  Nexen Marketing U.S.A. Inc.                       Master Gas Purchase/Sale Contract dated            $        0.00
                                                         2/1/1996
  876  Nexen Marketing USA                               Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         5/1/1997
  877  Nexen Marketing USA, Inc.                         Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 6/28/2001
  878  Niagara Mohawk Power Corporation                  Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/2001
  879  Niagara Mohawk Power Corporation                  Master Power Purchase Agreement dated 7/13/1998    $        0.00
  880  Niagara Mohawk Power Corporation                  Monthly/Close-Out Netting Agreement dated          $        0.00
                                                         7/13/1998
  881  Nicolas Stark Computing AB (Lavasoft)             Master Software Agreement                          $        0.00
  882  Nicor Enerchange, L.L.C.                          Confidentiality Agreement dated 9/26/2002          $        0.00
  883  Nicor Enerchange, L.L.C.                          Natural Gas Base Agreement dated 6/1/2002          $        0.00
  884  NJR Energy Services Company                       Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         10/1/1997
  885  NJR Energy Services Company                       Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), NJR
                                                         Energy Services Company (Counterparty), and New
                                                         Jersey Resources (Guarantor) in the amount of
                                                         $5,000,000 effective 4/1/2000
  886  NJR Energy Services Company                       International Swap Dealers Association (ISDA)      $        0.00
                                                         and Financial Agreement dated 6/1/2000

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  887  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  888  Mirant Americas, Inc. (MAI)....................
  889  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  890  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  891  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  892  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  893  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  894  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  895  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  896  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  897  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  898  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  899  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  900  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  901  Mirant Sugar Creek, LLC........................
  902  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  903  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  904  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  905  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  906  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  907  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  908  Mirant Americas, Inc. (MAI)....................
  909  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  910  Mirant Americas, Inc. (MAI)....................
  911  Mirant Corporation.............................   Mirant Americas, Inc. (MAI)
  912  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  913  Mirant Kendall, LLC............................
  914  Mirant Kendall, LLC............................
  915  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  916  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  917  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  918  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  919  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  887  Noble Energy Marketing, Inc.                      Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 6/1/1999
  888  Nolan Group, Inc., The                            Confidentiality Agreement                          $        0.00
  889  Norfolk Southern Railway Company                  Transportation Contract NS-C-8812, as amended,     $        0.00
                                                         dated 1/1/1999
  890  North American Energy Conservation, Inc.          Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), North
                                                         American Energy Conservation, Inc.
                                                         (Counterparty), and York Research Corporation
                                                         (Guarantor) in the amount of $3,500,000
                                                         effective 11/15/1999
  891  North Carolina Municipal Power Agency Number 1    Confidentiality Agreement dated 5/9/2000           $        0.00
  892  North Carolina Natural Gas Corp.                  Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/1997
  893  North Carolina Natural Gas Corporation            Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 1/1/2002
  894  Northeast Utilities Service Co.                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         7/1/1997
  895  Northern Border Pipeline Company                  Electronic Communication Agreement (I-XV) dated    $        0.00
                                                         6/14/2001
  896  Northern Border Pipeline Company                  Electronic Communication Agreement dated           $        0.00
                                                         5/8/2001
  897  Northern Border Pipeline Company                  Electronic Communication Agreement dated           $        0.00
                                                         6/14/2001
  898  Northern Illinois Gas Company                     Hub Service Agreement                              $        0.00
  899  Northern Indiana Public Service Co.               Master Gas Purchase/Sale Contract dated            $        0.00
                                                         4/1/1997
  900  Northern Indiana Public Service Company           Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         6/11/2001
  901  Northern Plains Natural Gas Company               Service Agreement                                  $        0.00
  902  Northern States Power Companies                   Electric Services Tariff and Service Agreement     $        0.00
                                                         dated 6/11/1998
  903  Northern States Power Companies                   Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         2/19/1997
  904  Northern States Power Company -- Minnesota        Master Monthly Netting and Close-Out Netting       $        0.00
                                                         Agreement dated 3/1/2001
  905  Northern States Power Company -- Wisconsin        Master Monthly Netting and Close-Out Netting       $        0.00
                                                         Agreement dated 3/1/2001
  906  Northern States Power Company -- Minnesota        Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/2000
  907  Northern States Power Company -- Wisconsin        Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/2001
  908  Northland Power, Inc.                             Confidentiality Agreement dated 5/8/2002           $        0.00
  909  Northwest Natural Gas Company                     Base Contract for Sale and Purchase of Natural     $        0.00
                                                         Gas dated 6/24/2003
  910  Northwest Natural Gas Company                     Confidentiality Agreement dated 3/28/2003          $        0.00
  911  Northwest Power Coordinating Council (NPCC)       Membership Agreement                               $        0.00
  912  NSTAR Companies                                   Gas Settlement Agreement dated 3/15/2001           $        0.00
  913  NSTAR Electric & Gas Corporation                  Electrical Interconnection Agreement               $        0.00
  914  NSTAR Gas                                         Reimbursement, Construction, Ownership             $        0.00
                                                         Agreement
  915  NUI Energy Brokers, Inc.                          Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1999
  916  NUI Energy Brokers, Inc.                          Monthly/Close-Out Netting Agreement dated          $        0.00
                                                         2/1/1999
  917  NUI Utilities, Inc.                               Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1999
  918  NUI Utilities, Inc.                               Monthly Netting Agreement dated 3/1/1999           $        0.00
  919  NYPA Power Authority of the State of New York     ISDA & Financial Agreement dated 9/15/1999         $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  920  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  921  Mirant Mid-Atlantic, LLC (MIRMA)...............
  922  Mirant Mid-Atlantic, LLC (MIRMA)...............
  923  Mirant Mid-Atlantic, LLC (MIRMA)...............
  924  Mirant Mid-Atlantic, LLC (MIRMA)...............
  925  Mirant Mid-Atlantic, LLC (MIRMA)...............
  926  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  927  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  928  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  929  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  930  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  931  Mirant Canal, LLC..............................
  932  Mirant Americas, Inc. (MAI)....................
  933  Mirant Americas Energy Marketing, LP (MAEM)....
  934  Mirant Services, LLC...........................
  935  Mirant Corporation.............................   New Mirant
  936  Mirant Americas Energy Marketing, LP (MAEM);
       Mirant Corporation.............................   Mirant Americas, Inc. (MAI); New
                                                         Mirant
  937  Mirant Corporation.............................   New Mirant
  938  Mirant Mid-Atlantic, LLC (MIRMA)...............


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  920  NYSEG Solutions, Inc.                             Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), NYSEG
                                                         Solutions, Inc. (Counterparty), and Energy East
                                                         Corporation (Guarantor) in the amount of
                                                         $500,000 effective 11/15/2004
  921  Oak Mountain Products, LLC (OMP)                  Coal Preparation and Handling Agreement            $        0.00
                                                         (Morgantown Generating Facility) dated
                                                         4/15/2002
  922  Oak Mountain Products, LLC (OMP)                  Coal Sales Agreement between Mirant                $   31,106.46
                                                         Mid-Atlantic, LLC and Oak Mountain Products,
                                                         LLC dated 4/15/2002
  923  Oak Mountain Products, LLC (OMP)                  Easement Agreement dated 4/15/2002                 $        0.00
  924  Oak Mountain Products, LLC (OMP)                  Initial Coal Purchase Agreement between Mirant     $        0.00
                                                         Mid-Atlantic, LLC and Oak Mountain Products,
                                                         LLC dated 4/15/2002
  925  Oak Mountain Products, LLC (OMP)                  Solid Synthetic Fuel Sales Agreement               $        0.00
                                                         (Morgantown Units 1 and 2) dated 4/15/2002
  926  Oak Mountain Products, LLC (OMP); Cinergy         Coal, Transportation and Consulting Agreement      $        0.00
       Capital & Trading, Inc. (CCT)                     dated 4/15/2002
  927  Occidental Energy Marketing, Inc.                 Base Contract for Gas Purchase/Sale, as            $        0.00
                                                         amended, dated 1/1/1997
  928  Occidental Energy Marketing, Inc.                 Confidentiality Agreement dated 9/27/2002          $        0.00
  929  Occidental Power Services, Inc.                   Confirmation (Capacity Exchange / ARR and FTR      $        0.00
                                                         SHAR) dated 3/27/2003
  930  Occidental Power Services, Inc.                   Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM),
                                                         Occidental Power Services, Inc. (Counterparty),
                                                         and Occidental Petroleum Corporation
                                                         (Guarantor) in the amount of $20,000,000
                                                         effective 10/28/2004
  931  O'Connor Corporation                              Elevator Maintenance Contract                      $    1,021.50
  932  Ohio Valley Electric Corporation                  Transmission Service Agreement non-Firm dated      $        0.00
                                                         3/10/1997
  933  Omaha Public Power District                       Transmission Service Agreement non-Firm dated      $        0.00
                                                         3/24/1997
  934  Omicron, Inc.                                     Master Consulting Agreement                        $    3,300.00
  935  OneBeacon Insurance Company (formerly, CGU        Workers' Compensation Insurance (Employers         $        0.00
       Insurance Group)                                  Liability for Massachusetts and Wisconsin)
                                                         Policy No. WC 0161878-00 for Coverage Period
                                                         11/30/1999-2/1/2001
  936
       OneBeacon Insurance Company (formerly, CGU        Workers' Compensation Insurance (Employers         $        0.00
       Insurance Group)                                  Liability for States Other Than Massachusetts
                                                         and Wisconsin) Policy Nos. DWC 0290031-01 and
                                                         DWC 0290031-03 for Coverage Period 11/30/1999-
                                                         11/30/2000
  937  OneBeacon Insurance Company (formerly, CGU        Workers' Compensation Insurance (Large             $        0.00
       Insurance Group)                                  Deductible) Policy No. DWC 0290031 for Coverage
                                                         Period 12/30/1998-11/30/1999
  938  Onyx Environmental Services                       Transportation and Disposal for Non-Hazardous      $        0.00
                                                         and/or TSCA (PCB) and RCRA Hazardous Waste

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  939  Mirant Services, LLC...........................
  940  Mirant Americas Development, Inc. (MADI).......   Mirant Services, LLC
  941  Mirant Corporation.............................   Mirant Services, LLC
  942  Mirant Corporation.............................   Mirant Services, LLC
  943  Mirant Services, LLC...........................
  944  Mirant Services, LLC...........................
  945  Mirant Services, LLC...........................
  946  Mirant Services, LLC...........................
  947  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading LLC (MET)
  948  Mirant NY-Gen, LLC.............................
  949  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
  950  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
  951  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  952  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  953  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  954  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  955  Mirant Wichita Falls, LP.......................
  956  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  957  Mirant Delta, LLC..............................
  958  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  959  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading LLC (MET)
  960  Mirant Delta, LLC..............................
  961  Mirant Potrero, LLC............................
  962  Mirant California, LLC.........................
  963  Mirant California, LLC.........................
  964  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  965  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  966  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  967  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  968  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  969  Mirant Services, LLC...........................
  970  Mirant Americas, Inc. (MAI)....................


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  939  Opalis Software Inc.                              Master Software Agreement                          $        0.00
  940  Open Link Financial                               Master Agreement                                   $  268,068.97
  941  Open Systems International                        Master Maintenance Agreement                       $        0.00
  942  OpenService, Inc.                                 Master Software Agreement                          $        0.00
  943  OPNET Technologies, Inc.                          Master Software Agreement                          $        0.00
  944  Oracle Corporation                                Master Consulting Agreement                        $        0.00
  945  Oracle Corporation                                Master Maintenance Agreement                       $        0.00
  946  Oracle Corporation                                Master Software Agreement                          $        0.00
  947  Orange and Rockland Utilities Inc.                Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         4/1/1998
  948  Orange and Rockland Utilities, Inc.               Bargain and Sales Deed (Grahamsville)              $        0.00
  949
       Orange and Rockland Utilities, Inc.               Consolidated Billing Agreement                     $        0.00
  950
       Orange and Rockland Utilities, Inc.               ESCO Operating Agreement                           $        0.00
  951  Orange and Rockland Utilities, Inc.               Gas Transportation and Balancing Services          $        0.00
                                                         Agreement dated 12/1/2001
  952  Orange and Rockland Utilities, Inc.               Letter Agreement Regarding Balancing Services      $        0.00
                                                         5/1/2001-10/31/2001 dated 8/16/2002
  953  Orange and Rockland Utilities, Inc.               Master Energy Sale Agreement dated 10/21/1998      $        0.00
  954  Orange and Rockland Utilities, Inc.               Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         2/12/1997
  955  ORIX USA Corporation                              Assignment and Assumption Agreement                $        0.00
  956  Pacific Gas & Electric Company (PG&E)             Confidentiality Agreement dated 11/12/2001         $        0.00
  957  Pacific Gas & Electric Company (PG&E)             Generator Special Facilities Agreement dated       $        0.00
                                                         4/2002
  958  Pacific Gas & Electric Company (PG&E)             Master Confirmation Agreement (Western Systems     $        0.00
                                                         Power Pool [WSPP] Transactions) dated 1/16/2003
  959  Pacific Gas & Electric Company (PG&E)             Master Gas Purchase and Sales Agreement, as        $        0.00
                                                         amend, dated 9/1/1997
  960  Pacific Gas & Electric Company (PG&E)             Purchase and Sale Agreement by and between         $        0.00
                                                         Pacific Gas and Electric Company ("Seller") and
                                                         Southern Energy Delta, LLC ("Purchaser") dated
                                                         11/24/1998
  961  Pacific Gas & Electric Company (PG&E)             Purchase and Sale Agreement by and between         $        0.00
                                                         Pacific Gas and Electric Company ("Seller") and
                                                         Southern Energy Potrero, LLC ("Purchaser")
                                                         dated 11/24/1998
  962  Pacific Gas & Electric Company (PG&E)             Service Agreement (Delta Power Plants)             $        0.00
  963  Pacific Gas & Electric Company (PG&E)             Service Agreement (Potrero Power Plants)           $        0.00
  964  Pacific Gas & Electric Company (PG&E)             Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         3/12/1997
  965  Pacific Northwest Generating Cooperative          Western Systems Power Pool (WSPP) Side Letter      $        0.00
                                                         Agreement dated 6/15/1999
  966  PacifiCorp                                        Service Agreement for Non-Firm Point-To-Point      $        0.00
                                                         Transmission dated 5/21/2003
  967  PacifiCorp                                        Service Agreement for Short-Term Firm Point-To-    $        0.00
                                                         Point dated 5/21/2003
  968  PacifiCorp                                        Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         10/14/1996
  969  Paisley Consulting, Inc.                          Master Software Agreement                          $   28,532.08
  970  Palm Beach Aggregates Inc.                        Confidentiality Agreement dated 10/11/2002         $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  971  Mirant Americas, Inc. (MAI)....................
  972  Mirant Americas, Inc. (MAI)....................
  973  Shady Hills Power Company, LLC.................
  974  Shady Hills Power Company, LLC.................
  975  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
  976  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  977  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  978  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  979  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  980  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  981  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  982  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  983  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  984  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  985  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  986  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  987  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  988  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  989  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  990  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  991  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  992  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  993  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  971  Panda Acquisition Holdings, LLC                   Confidentiality Agreement dated 1/2/2003           $        0.00
  972  Panda Development Corporation                     Confidentiality Agreement dated 10/8/2002          $        0.00
  973  Pasco County Florida                              Wastewater Service Agreement                       $      482.49
  974  Pasco County, Florida                             Wastewater Treatment Service dated 10/10/2000      $        0.00
  975
       Patriot Energy Group, Inc.                        Retail Marketing Agreement                         $      185.16
  976  Pawtucket Power Associates, L.P.                  Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/1999
  977  Peabody CoalTrade, Inc                            Confidentiality Agreement dated 12/18/2002         $        0.00
  978  Peace Software, Inc.                              Confidentiality Agreement dated 10/9/2001          $        0.00
  979  PECO Energy Company                               Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         2/1/1997
  980  PECO Energy Company                               Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/14/1997
  981  PECO Energy Company                               Western Systems Power Pool (WSPP) Side Letter      $        0.00
                                                         Agreement dated 1/19/2000
  982  Peoples Energy Resources Corp., a subsidiary of   Base Contract for Gas Purchase/Sale dated          $        0.00
       Peoples Energy                                    12/1/2001
  983  Peoples Gas Light & Coke Company                  Firm Natural Gas Purchase/Sale dated 12/1/1997     $        0.00
  984  Peoples Gas Light & Coke Company                  Master Gas Purchase/Sale Contract dated            $        0.00
                                                         8/1/1996
  985  PEPCO Energy Services, Inc.                       Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Pepco
                                                         Energy Services, Inc. (Counterparty), and Pepco
                                                         Holdings, Inc. (Guarantor) in the amount of
                                                         $5,000,000 effective 12/20/2004
  986  PEPCO Gas Services, Inc.                          Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Pepco Gas
                                                         Services, Inc. (Counterparty), and Potomac
                                                         Capital Investment Corporation (Guarantor) in
                                                         the amount of $2,000,000 effective 6/25/1999
  987  Perry Gas Companies, Inc.                         Monthly/Close-Out Netting Agreement dated          $        0.00
                                                         4/1/1999
  988  Petrocom Energy Group Ltd.                        Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         7/1/1999
  989  Petrocom Energy Group Ltd.                        Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 7/20/1999
  990  PG Energy, Inc.                                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1998
  991  PG&E Energy Trading -- Gas Corporation            Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), PG&E
                                                         Energy Trading -- Gas Corporation
                                                         (Counterparty), and PG&E Gas Transmission
                                                         Northwest (Guarantor) in the amount of
                                                         $30,000,000 effective 1/23/1999
  992  PG&E Energy Trading - Power, L.P.                 Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), PG&E
                                                         Energy Trading -- Power, L.P. (Counterparty),
                                                         and USGen New England, Inc. (Guarantor) in the
                                                         amount of $20,000,000 effective 12/29/2000
  993  PG&E Energy Trading, Canada Corporation           Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), PG&E
                                                         Energy Trading, Canada Corporation
                                                         (Counterparty), and PG&E Corporation
                                                         (Guarantor) in the amount of $30,000,000
                                                         effective 1/23/1999

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
  994  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  995  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  996  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  997  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
  998  Mirant Corporation.............................   Mirant Services, LLC
  999  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1000  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1001  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1002  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1003  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1004  Mirant Texas, LP...............................
 1005  Mirant Services, LLC...........................
 1006  Shady Hills Power Company, LLC.................
 1007  Mirant Services, LLC...........................
 1008  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1009  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1010  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1011  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1012  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1013  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1014  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
 1015  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
 1016  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1017  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
 1018  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
  994  PG&E Energy Trading, Canada Corporation           International Swap Dealers Association (ISDA)      $        0.00
                                                         Multi-Commodity Agreement dated 9/1/1998
  995  PG&E Energy Trading, Canada Corporation           Monthly Netting Agreement dated 1/1/1999           $        0.00
  996  PG&E Texas Industrial Energy, L.P.                Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), PG&E
                                                         Texas Industrial Energy, L.P.
                                                         (Counterparty), and PG&E Gas Transmission,
                                                         Texas Corporation (Guarantor) in the amount of
                                                         $5,000,000 effective 9/11/1998
  997  PG&E Texas Pipeline, L.P.                         Operational Balancing Agreement dated 6/1/2000     $        0.00
  998  PGP Corporation                                   Master Software Agreement                          $        0.00
  999  Phibro, Inc.                                      Incoming Parent Guaranty by and between Mirant     $        0.00
       Phibro GmbH                                       Americas Energy Marketing, LP (MAEM), Phibro,
                                                         Inc. & Phibro GmbH (Counterparty), and
                                                         Citigroup Global Markets Holdings Inc.
                                                         (Guarantor) in the amount of $10,000,000
                                                         effective 2/6/2001
 1000  Piedmont Municipal Power Agency (PMPA)            Scheduled Power Sales Agreement dated              $        0.00
                                                         11/24/1998
 1001  Piedmont Natural Gas Company                      Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         8/1/1999
 1002  Pilot Power Group, Inc.                           Power Payment Procedures Agreement dated           $        0.00
                                                         6/5/2003
 1003  Pilot Power Group, Inc.                           Preferred Customer Agreement dated 5/8/2003        $        0.00
 1004  Pinnacle Pipeline Company                         Transportation Services Contract dated             $        0.00
                                                         09/01/1999
 1005  PIRA Energy Group, Inc.                           Subscription Publication                           $        0.00
 1006  Pitney Bowes                                      Personal Postal Meter Agreement                    $        0.00
 1007  Pixel Translations, Incorporated (a division of   Master Software Agreement                          $        0.00
       Captiva Software Corporation)
 1008  PJM Interconnection, L.L.C.                       Feasibility Study Agreement (Chalk Point           $        0.00
                                                         Aquasco, MD) dated 1/31/2001
 1009  PJM Interconnection, L.L.C.                       Feasibility Study Agreement (Station H             $        0.00
                                                         Dickerson, MD) dated 1/31/2001
 1010  PJM Interconnection, L.L.C.                       Form of Service Agreement for Firm                 $        0.00
                                                         Point-To-Point Transmission dated 4/21/1999
 1011  PJM Interconnection, L.L.C.                       Form of Service Agreement for Non-Firm             $        0.00
                                                         Point-To-Point Transmission dated 4/21/1999
 1012  PJM Interconnection, L.L.C.                       Interconnection Service Agreement                  $        0.00
 1013  PJM Interconnection, L.L.C.                       Interconnection Service Agreement (Morgantown)     $        0.00
                                                         dated 3/14/2001
 1014
       PJM Interconnection, L.L.C.                       Service Agreement for Firm Point-To-Point          $        0.00
                                                         Transmission Service
 1015
       PJM Interconnection, L.L.C.                       Service Agreement for Non-Firm Point-To-Point      $        0.00
                                                         Transmission
 1016  PJM Interconnection, L.L.C.                       Standard Form of Agreement to Become a             $        0.00
                                                         Signatory dated 3/28/1997
 1017
       PJM Interconnection, L.L.C.                       Transmission Service Enabling Agreement            $        0.00
 1018  PJM Interconnection, L.L.C.                       Transmission Service Enabling Agreement dated      $        0.00
                                                         4/20/1999

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1019  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
 1020  Mirant Americas, Inc. (MAI)....................
 1021  Mirant Americas, Inc. (MAI)....................
 1022  Mirant Services, LLC...........................
 1023  Mirant Corporation.............................   Mirant Services, LLC
 1024  Mirant Corporation.............................   Mirant Services, LLC
 1025  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1026  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1027  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1028  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1029  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1030  Mirant Corporation.............................
 1031  Mirant Corporation.............................
 1032  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
 1033  Mirant Corporation.............................
 1034  Mirant Potomac River, LLC......................
 1035  Mirant Chalk Point, LLC........................
 1036  Mirant Mid-Atlantic, LLC (MIRMA)...............
 1037  Mirant Mid-Atlantic, LLC (MIRMA)...............
 1038  Mirant Potomac River, LLC......................
 1039  Mirant Potomac River, LLC......................
 1040  Mirant Americas Retail Energy Marketing, LP
       (MAREM)........................................   Mirant Energy Trading, LLC (MET)
 1041  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1042  Mirant Chalk Point, LLC;
       Mirant Piney Point, LLC........................


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1019
       PJM Interconnection, L.L.C.                       Umbrella Service Agreement for Network             $        0.00
                                                         Integration Transmission Service Under State
                                                         Required Retail Access Programs
 1020  Platinum Equity                                   Confidentiality Agreement dated 10/7/2002          $        0.00
 1021  Platinum Equity                                   Confidentiality Agreement dated 11/25/2002         $        0.00
 1022  Platts, a unit of The                             Subscription Publication                           $    5,934.35
       McGraw-Hill Companies (formerly, Financial
       Times Energy (FT Energy))
 1023  Platts/McGraw Hill                                Subscription Publication                           $        0.00
 1024  Platts/McGraw Hill                                Subscription Publication                           $        0.00
 1025  Poco Marketing Ltd.                               Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         4/1/1999
 1026  Portland General Electric Company                 Agreement for Non-Firm Point-To-Point              $        0.00
                                                         Transmission dated 1/9/1997
 1027  Portland General Electric Company                 Transmission Service Agreement (Firm) dated        $        0.00
                                                         1/9/1997
 1028  Portland Natural Gas Transmission System          Gas Transportation Contract for Interruptible      $        0.00
                                                         Transportation dated 12/6/2002
 1029  Portland Natural Gas Transmission System          Park and Loan Service Contract PL-2003-007         $        0.00
                                                         dated 3/1/2003
 1030  Potomac Electric Power Company (PEPCO)            Ancillary Agreement Contemplated By, Or Entered    $        0.00
                                                         Into By, Potomac Electric Power Company and
                                                         Southern Energy, Inc. (and/or Its Affiliates)
 1031  Potomac Electric Power Company (PEPCO)            Asset Purchase and Sale Agreement and              $        0.00
                                                         Amendments 1 and 2
 1032
       Potomac Electric Power Company (PEPCO)            Electronic Data Interchange Trading Partner        $        0.00
                                                         Agreement
 1033  Potomac Electric Power Company (PEPCO)            Entitlements/Benefits Agreement                    $        0.00
 1034  Potomac Electric Power Company (PEPCO)            Interconnection Agreement                          $        0.00
 1035  Potomac Electric Power Company (PEPCO)            Interconnection Agreement                          $        0.00
 1036  Potomac Electric Power Company (PEPCO)            Interconnection Agreement (Dickerson)              $   85,303.00
 1037  Potomac Electric Power Company (PEPCO)            Interconnection Agreement (Morgantown)             $        0.00
 1038  Potomac Electric Power Company (PEPCO)            Local Area Support Agreement                       $        0.00
 1039  Potomac Electric Power Company (PEPCO)            Site Lease Agreement by and between Potomac        $        0.00
                                                         Electric Power Company and Southern Energy
                                                         Potomac River, LLC dated 12/19/2000
 1040
       Potomac Electric Power Company (PEPCO)            Supplier Coordination Agreement                    $        0.00
 1041  Potomac Electric Power Company (PEPCO)            Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/24/1997
 1042
       Potomac Electric Power Company, a District of     Easement, License and Attachment Agreement         $        0.00
       Columbia and Virginia Corporation (PEPCO)         (Chalk Point Station) by and between Southern
                                                         Energy Chalk Point, LLC, Southern Energy Piney
                                                         Point, LLC and Potomac Electric Power Company
                                                         dated 12/19/2000

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1043  Mirant MD Ash Management, LLC;
       Mirant Mid-Atlantic, LLC (MIRMA)...............
 1044  Mirant Mid-Atlantic, LLC (MIRMA);
       Mirant Piney Point, LLC........................
 1045  Mirant Potomac River, LLC......................
 1046  Mirant Mid-Atlantic, LLC (MIRMA)...............
 1047  Mirant Corporation.............................
 1048  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1049  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1050  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1051  Mirant Services, LLC...........................
 1052  Mirant Corporation.............................   Mirant Services, LLC
 1053  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1054  Mirant Services, LLC...........................
 1055  Mirant Corporation.............................   Mirant Services, LLC
 1056  Mirant Corporation.............................   Mirant Services, LLC
 1057  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1058  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1059  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1060  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1061  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1062  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1063  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1064  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1043
       Potomac Electric Power Company, a District of     Easement, License and Attachment Agreement         $        0.00
       Columbia and Virginia Corporation (PEPCO)         (Dickerson Station) by and between Southern
                                                         Energy Mid-Atlantic, LLC, Southern Energy MD
                                                         ASH Management, LLC and Potomac Electric Power
                                                         Company dated 12/19/2000
 1044
       Potomac Electric Power Company, a District of     Easement, License and Attachment Agreement         $        0.00
       Columbia and Virginia Corporation (PEPCO)         (Morgantown Station) by and between Southern
                                                         Energy Mid-Atlantic, LLC, Southern Energy Piney
                                                         Point, LLC and Potomac Electric Power Company
                                                         dated 12/19/2000
 1045  Potomac Electric Power Company, a District of     Easement, License and Attachment Agreement         $        0.00
       Columbia and Virginia Corporation (PEPCO)         (Potomac River) by and between Southern Energy
                                                         Potomac River and Potomac Electric Power
                                                         Company dated 12/19/2000
 1046  Potomac Electric Power Company, a District of     License Agreement by and between Southern          $        0.00
       Columbia and Virginia Corporation (PEPCO)         Energy Mid-Atlantic, LLC and Potomac Electric
                                                         Power Company dated 12/19/2000
 1047  Potomac Electric Power Company, a District of     Stormwater Discharge Agreement by and between      $        0.00
       Columbia and Virginia Corporation (PEPCO)         Southern Energy, Inc. and Potomac Electric
                                                         Power Company dated 12/19/2000
 1048  Power Authority of the State of New York          Confidentiality Agreement dated 6/1/2004           $        0.00
 1049  Power Authority of the State of New York          Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/2002
 1050  Power Authority of the State of New York          International Swap Dealers Association (ISDA)      $        0.00
                                                         Multi-Commodity Agreement dated 9/15/1999
 1051  Power Costs, Inc. (PCI)                           Master Agreement                                   $    6,262.51
 1052  Power Marketing Association                       Subscription Publication                           $        0.00
 1053  Powerex Corporation                               Amendment to Master Agreement(s) to Provide for    $        0.00
                                                         Electronic Confirmations dated 7/15/2002
 1054  PowerPlan Consultants, Inc.                       Master Software Agreement                          $    3,000.00
 1055  Powertrade Corp                                   Master Maintenance Agreement                       $        0.00
 1056  Powertrade Corp.                                  Master Software Agreement                          $  111,806.95
 1057  PPL EnergyPlus, LLC                               Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/2000
 1058  PPL EnergyPlus, LLC                               Confidentiality Agreement dated 12/20/2002         $        0.00
 1059  PPL EnergyPlus, LLC                               Firm Gas Sale Contract dated 10/17/1996            $        0.00
 1060  PPL EnergyPlus, LLC                               Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), PPL
                                                         EnergyPlus, LLC (Counterparty), and PPL Energy
                                                         Supply, LLC (Guarantor) in the amount of
                                                         $10,000,000 effective 6/12/2000
 1061  PPL EnergyPlus, LLC                               Long Form Confirmation (Energy Basis Swap)         $        0.00
 1062  PPL EnergyPlus, LLC                               Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 2/1/2000
 1063  PPL Gas Utilities Corp. d/b/a PPL Utilities       Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/2000
 1064  PPL Gas Utilities Corp. d/b/a PPL Utilities       Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 2/1/2000

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1065  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1066  Mirant Services, LLC...........................
 1067  Mirant Corporation.............................   Mirant Services, LLC
 1068  Mirant Corporation.............................   Mirant Services, LLC
 1069  Mirant Americas, Inc. (MAI)....................
 1070  Mirant Americas, Inc. (MAI)....................
 1071  Mirant Americas, Inc. (MAI)....................
 1072  Mirant Texas, LP...............................
 1073  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1074  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1075  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1076  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1077  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1078  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1079  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1080  Mirant Americas, Inc. (MAI)....................
 1081  Mirant Services, LLC...........................
 1082  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1083  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1084  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1085  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1086  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1087  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1088  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1089  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1090  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1091  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1092  Mirant Potrero, LLC............................
 1093  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1094  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1095  Mirant Americas, Inc. (MAI)....................
 1096  Mirant Americas, Inc. (MAI)....................
 1097  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1065  PPM Energy, Inc.                                  Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), PPM
                                                         Energy, Inc. (Counterparty), and Pacificorp
                                                         Holdings, Inc. (Guarantor) in the amount of
                                                         $500,000 effective 5/13/2004
 1066  Praeos Technologies, Inc.                         Master Consulting Agreement                        $   83,957.85
 1067  Primavera Systems                                 Master Maintenance Agreement                       $        0.00
 1068  PRISM Technologies Inc.                           Master Software Agreement                          $        0.00
 1069  Private Power LLC                                 Confidentiality Agreement dated 10/11/2002         $        0.00
 1070  Private Power LLC                                 Confidentiality Agreement dated 12/3/2002          $        0.00
 1071  Pro Energy Development, LLC                       Confidentiality Agreement dated 7/15/2002          $        0.00
 1072  Professional Building Maintenance                 Janitorial Services Agreement                      $      261.52
 1073  Progas, Inc.                                      Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         5/1/1998
 1074  Progas, Inc.                                      Close-Out Netting dated 5/1/1998                   $        0.00
 1075  Progas, Inc.                                      Monthly Netting Agreement dated 5/1/1998           $        0.00
 1076  Progress Energy Florida, Inc.                     Confidentiality Agreement                          $        0.00
 1077  Progress Ventures Inc.                            Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 6/1/2000
 1078  Progress Ventures, Inc.                           Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/2000
 1079  ProLiance Energy, LLC                             Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1997
 1080  Prospect Energy Corporation                       Confidentiality Agreement                          $        0.00
 1081  Protection One                                    Alarm Monitoring Agreement                         $    7,216.00
 1082  PSEG Energy Technologies Inc.                     Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         10/1/1997
 1083  Public Service Company of Colorado                Umbrella Service Agreement for Firm                $        0.00
                                                         Point-To-Point dated 8/29/1997
 1084  Public Service Company of Colorado                Umbrella Service Agreement for Non-Firm            $        0.00
                                                         Point-To-Point dated 8/29/1997
 1085  Public Service Company of Colorado                Western Systems Power Pool (WSPP) Determination    $        0.00
                                                         Letter dated 4/10/2000
 1086  Public Service Company of New Mexico (PNM)        Transmission Service Agreement (Firm) dated        $        0.00
                                                         1/23/1997
 1087  Public Service Company of New Mexico (PNM)        Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/16/1997
 1088  Public Service Company of North Carolina, Inc.    Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         4/1/1998
 1089  Public Service Company of North Carolina, Inc.    Gas Sales Agreement                                $        0.00
 1090  Public Service Company of North Carolina, Inc.    Interruptible Gas Sale Contract dated 3/1/1989     $        0.00
 1091  Public Service Electric and Gas Company           Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/31/1997
 1092  Public Utilities Commission of the City and       Confidentiality Agreement                          $        0.00
       County of San Francisco
 1093  Public Utility District No. 1 of Chelan County    Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 1/1/1999
 1094  Public Utility District No. 1 of Douglas County   Interchange Agreement dated 5/11/1998              $        0.00
 1095  Puget Sound Energy, Inc.                          Confidentiality Agreement                          $        0.00
 1096  Puget Sound Energy, Inc.                          Confidentiality Agreement                          $        0.00
 1097  Puget Sound Energy, Inc.                          Transmission Service Agreement (Firm) dated        $        0.00
                                                         4/1/2003

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1098  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1099  Mirant Corporation.............................   Mirant Services, LLC
 1100  Mirant Corporation.............................   Mirant Services, LLC
 1101  Mirant Services, LLC...........................
 1102  Mirant Corporation.............................   Mirant Services, LLC
 1103  Mirant Corporation.............................   Mirant Services, LLC
 1104  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1105  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1106  Mirant Services, LLC...........................
 1107  Mirant Services, LLC...........................
 1108  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1109  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1110  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1111  Mirant Americas Development, Inc. (MADI);
       Mirant Americas Energy Marketing, LP (MAEM);
       Mirant Corporation.............................   Mirant Corp (formerly Southern
                                                         Energy, Inc.) and Mirant
                                                         Americas Development, Inc. Inc.
                                                         (MADI) --ONLY-- to be assigned
                                                         to Mirant Americas, (MAI);
                                                         Mirant Americas Energy
                                                         Marketing, LP (MAEM) to be
                                                         assigned to Mirant Energy
                                                         Trading, LLC (MET)
 1112  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1113  Shady Hills Power Company, LLC.................
 1114  Mirant Services, LLC...........................
 1115  Mirant Services, LLC...........................
 1116  Mirant Americas, Inc. (MAI)....................
 1117  Mirant Americas, Inc. (MAI)....................   Mirant Services, LLC
 1118  Mirant Americas, Inc. (MAI)....................   Mirant Services, LLC
 1119  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1120  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1121  Mirant Corporation.............................   New Mirant
 1122  Mirant Corporation.............................   New Mirant


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1098  Puget Sound Energy, Inc.                          Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         4/1/2003
 1099  Quality Systems Inc.                              Master Consulting Agreement                        $        0.00
 1100  Quality Systems Inc.                              Master Software Agreement                          $   27,025.15
 1101  Quantum Corp                                      Master Hardware Agreement                          $    8,384.00
 1102  Quest Software                                    Master Software Agreement                          $        0.00
 1103  Quest Software, Inc. (formerly, Sitraka, Inc.)    Master Software Agreement                          $       40.30
 1104  Questar Energy Trading Company                    Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1997
 1105  Questar Southern Trails Pipeline Company          Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/2002
 1106  Qwest Communications Corporation                  Master Telecommunications Agreement                $   56,128.49
 1107  Qwest Interprise America                          Master Agreement                                   $        0.00
 1108  Rainbow Energy Marketing, Inc.                    Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Rainbow
                                                         Energy Marketing, Inc. (Counterparty), and
                                                         United Energy, Inc. (Guarantor) in the amount
                                                         of $500,000 effective 6/6/2003
 1109  Reading Municipal Light Department                Edison Electric Institute (EEI) Master Power       $        0.00
                                                         Purchase and Sale Agreement dated 3/19/2001
 1110  Redwood Power Co., Inc.                           Confidentiality Agreement                          $        0.00
 1111

       Refco, LLC                                        Online Services and Electronic Trading             $        0.00
                                                         Agreement dated 12/18/2002

 1112  Reliant Energy HL&P a division of Reliant         Base Contract for Gas Purchase/Sale dated          $        0.00
       Energy, Inc.                                      10/1/1999
 1113  Reliant Energy Services, Inc.                     Power Purchase Agreement dated 1/3/2001            $        0.00
 1114  Remedy Corporation (formerly, Network             Master Agreement                                   $   10,966.48
       Associates)
 1115  Resource Data International (RDI), now a          Subscription Publication                           $        0.00
       division of Platts (a unit of The McGraw-Hill
       Companies)
 1116  Reunion Power LLC                                 Confidentiality Agreement                          $        0.00
 1117  Reuters America Inc.                              Subscription Publication Agreement (Select         $        0.00
                                                         Feeds and Alerts)
 1118  Reuters America Inc.                              Subscription Publication Agreement (System         $   22,614.18
                                                         Lease)
 1119  Riley Natural Gas Company                         Master Monthly Netting and Close-Out Agreement     $        0.00
                                                         dated 8/1/1999
 1120  Riley Natural Gas Company, subsidiary of          Base Contract for Gas Purchase/Sale dated          $        0.00
       Petroleum Development Corporation                 8/1/1999
 1121  RLI Insurance Company c/o McGriff, Seibels &      Directors & Officers Liability Insurance Policy    $        0.00
       Williams, Inc.                                    No. EPG0001553 for Coverage Period
                                                         4/2/2001-8/1/2002
 1122  RLI Insurance Company c/o McGriff, Seibels &      Directors & Officers Liability Insurance Policy    $        0.00
       Williams, Inc.                                    No. EPG0001553 for Coverage Period
                                                         8/1/2002-8/1/2003

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1123  Mirant Mid-Atlantic, LLC (MIRMA)...............
 1124  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1125  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1126  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1127  Mirant Corporation.............................   Mirant Services, LLC
 1128  Mirant Services, LLC...........................   Mirant Caribbean, Inc.
 1129  Mirant Corporation.............................   New Mirant
 1130  Mirant Corporation.............................   New Mirant
 1131  Mirant Services, LLC...........................
 1132  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1133  Mirant Services, LLC...........................
 1134  Mirant Corporation.............................   New Mirant
 1135  Mirant Corporation.............................   New Mirant
 1136  Mirant Corporation.............................   New Mirant
 1137  Mirant Corporation.............................   New Mirant
 1138  Mirant Corporation.............................   New Mirant
 1139  Mirant Corporation.............................   New Mirant
 1140  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Americas, Inc. (MAI)
 1141  Mirant Corporation.............................   New Mirant
 1142  Mirant Canal, LLC..............................
 1143  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1144  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1145  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1123  RMT, Inc.                                         Confidentiality Agreement                          $        0.00
 1124  Roanoke Gas Company                               Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         2/1/1997
 1125  Rochester Gas and Electric Corporation            Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         10/1/2002
 1126  Rochester Gas and Electric Corporation            Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         3/10/1997
 1127  Rockwell Automation, Inc.                         Master Software Agreement                          $        0.00
 1128  Romney Associates Consultants, Ltd.               Consulting Agreement dated 6/1/2000                $    4,500.00
 1129  Royal Insurance Company of America                Automobile Liability Insurance Policy No.          $        0.00
                                                         B00004202 for Coverage Period
                                                         11/30/1995-11/30/1996
 1130  Royal Insurance Company of America                Workers Compensation Insurance (U.S. Domestic)     $        0.00
                                                         Policy No. PCS347988 for Coverage Period
                                                         11/30/1995-11/30/1996
 1131  RSA Security Inc.                                 Master Maintenance Agreement                       $        0.00
 1132  Sabine Pipe Line Company                          Interruptible Gasible Service Agreement dated      $        0.00
                                                         1/1/1997
 1133  Sabrix, Inc.                                      Master Software Agreement                          $        0.00
 1134  Safeco Insurance c/o McGriff, Seibels &           Auto Liability Insurance Policy Nos.               $        0.00
       Williams, Inc.                                    02CD9191551, 02CD91911561, 24871618,
                                                         02CD91911571, 04BA4707321, 02BA9191591 for
                                                         Coverage Period 11/30/2002-11/30/2003
 1135  Safeco Insurance c/o McGriff, Seibels &           Auto Liability Insurance Policy Nos. BA2377402,    $        0.00
       Williams, Inc.                                    BA9026989, BA9027617, BA9027618, BA9027916 for
                                                         Coverage Period 11/30/2000-11/30/2001
 1136  Safeco Insurance c/o McGriff, Seibels &           Auto Liability Insurance Policy Nos. BA2377402,    $        0.00
       Williams, Inc.                                    BA9026989, BA9027617, BA9027618, BA9027916 for
                                                         Coverage Period 11/30/2001-11/30/2002
 1137  Safeco Insurance c/o McGriff, Seibels &           Mirant Primary Auto Liability Insurance Policy     $    1,710.22
       Williams, Inc.                                    Numbers 02CD9191551, 02CD9191561, 24871535,
                                                         24871535, 24871618, 02CD9191571, 04BA4707321
                                                         and 02BA9191591 dated 11/01/02-11/01/03
 1138  Safeco Insurance Co.                              Automobile Liability Insurance Policy No.          $        0.00
                                                         BA2377402 for Coverage Period
                                                         11/30/1998-11/30/1999
 1139  Safeco Insurance Co.                              Automobile Liability Insurance Policy No.          $        0.00
                                                         BA2377402B for Coverage Period
                                                         11/30/1999-11/30/2000
 1140  Safeco Insurance Company of America c/o Marsh     Franchise and Permit Bond (State of Washington)    $        0.00
       USA
 1141  Safeco Insurance Company of America c/o Marsh     Notary Bond for the State of Indiana (Heather      $        0.00
       USA                                               Rollins) Bond No. 60092238
 1142  Sagamore Truck and Rail Inc.                      Service Agreement                                  $   30,979.95
 1143  Salt River Project Agricultural Improvement and   Form of Service Agreement for Firm                 $        0.00
       Power District                                    Point-To-Point Transmission dated 4/24/1998
 1144  Salt River Project Agricultural Improvement and   Form of Service Agreement for Non-Firm             $        0.00
       Power District                                    Point-To-Point Transmission dated 4/24/1998
 1145  San Diego Gas & Electric Company                  Master Gas Purchase and Sale Contract dated        $        0.00
                                                         6/1/1996

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1146  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1147  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1148  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1149  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1150  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1151  Mirant Mid-Atlantic, LLC (MIRMA)...............
 1152  Mirant Canal, LLC..............................
 1153  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Services, LLC
 1154  Mirant Americas, Inc. (MAI)....................
 1155  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1156  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1157  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Americas, Inc. (MAI)
 1158  Mirant Mid-Atlantic, LLC (MIRMA)...............
 1159  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1160  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1161  Mirant Zeeland, LLC............................
 1162  Mirant Zeeland, LLC............................
 1163  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1164  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1165  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1166  Mirant Corporation.............................   New Mirant
 1167  Mirant Corporation.............................   New Mirant
 1168  Mirant Corporation.............................   New Mirant
 1169  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1170  Mirant Corporation.............................   Mirant Services, LLC
 1171  Mirant Corporation.............................   Mirant Services, LLC


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1146  San Diego Gas & Electric Company                  Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 1/1/1999
 1147  San Diego Gas & Electric Company                  Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         2/10/1997
 1148  Scana Energy Marketing Inc.                       Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         8/1/1996
 1149  Scana Energy Trading, L.L.C.                      Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         3/1/1999
 1150  Scarlett Resource Merchants LLC                   Security Agreement dated 10/11/2001                $        0.00
 1151  Scope Services, Inc.                              Labor Services Blanket (Benning, Buzzard Point,    $  457,729.53
                                                         Dickerson, Potomac River, MSC)
 1152  Scott Specialty Gases                             Agreement for Continuing Services                  $   14,697.36
 1153  Scudder Publishing Group                          Subscription Publication                           $        0.00
 1154  Sea Energy Generation, Inc.                       Confidentiality Agreement                          $        0.00
 1155  Sea Robin Pipeline Company                        Form of Pooling Service Agreement dated            $        0.00
                                                         6/1/2001
 1156  Sea Robin Pipeline Company                        Gas Transportation Agreement dated 6/1/1991        $        0.00
 1157  Seaboard Surety Company c/o Marsh USA             Customs Surety Bond Policy No. 404588 for          $      617.00
                                                         Coverage Period 8/22/2000-Continuous
 1158  SEFA Group, Inc., The                             Coal Combustion Products Sale Agreement            $        0.00
 1159  Select Energy New York, Inc.                      Master Gas Purchase/Sale Contract dated            $        0.00
                                                         12/20/1996
 1160  Select Energy, Inc.                               Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Select Energy, Inc. (Counterparty), and
                                                         Northeast Utilities (Guarantor) effective
                                                         6/1/2000
 1161  SEMCO Energy Gas Company                          Lateral Construction and Connection Agreement      $        0.00
 1162  SEMCO Energy Gas Company                          Transportation On Services Contract dated          $        0.00
                                                         12/17/1999
 1163  Sempra Energy Solutions                           Confidentiality Agreement                          $        0.00
 1164  Sempra Energy Solutions, successor to Sempra      Incoming Unlimited Parent Guaranty by and          $        0.00
       Energy Sales, LLC                                 between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Sempra Energy Solutions, in successor
                                                         to Sempra Energy Sales, LLC (Counterparty), and
                                                         Sempra Energy (Guarantor) effective 12/1/1999
 1165  Sempra Energy Trading Corp.                       Confidentiality Agreement                          $        0.00
 1166  Seneca Insurance Company/Arise Incorporated c/o   Jurisdictional Boiler Inspection Services          $        0.00
       McGriff, Seibels & Williams, Inc.                 Insurance Policy No. BME2000084 for Coverage
                                                         Period 3/1/1999-1/1/2000
 1167  Seneca Insurance Company/Arise Incorporated c/o   Jurisdictional Boiler Inspection Services          $        0.00
       McGriff, Seibels & Williams, Inc.                 Insurance Policy No. BME2000181 for Coverage
                                                         Period 1/21/2001-1/21/2002
 1168  Seneca Insurance Company/Arise Incorporated c/o   Jurisdictional Boiler Inspection Services          $        0.00
       McGriff, Seibels & Williams, Inc.                 Insurance Policy No. BME2000410 for Coverage
                                                         Period 1/1/2000-1/21/2001
 1169  Sequent Energy Management, L.P.                   Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Sequent
                                                         Energy Management, L.P. (Counterparty), and AGL
                                                         Resources, Inc. (Guarantor) in the amount of
                                                         $15,000,000 effective 6/1/2001
 1170  SERENA Software Inc. (formerly, Teamshare)        Master Software Agreement                          $        0.00
 1171  SERENA Software, Inc. (formerly, Merant)          Master Software Agreement                          $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1172  Mirant Corporation.............................   New Mirant
 1173  Mirant Corporation.............................   New Mirant
 1174  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1175  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1176  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1177  Mirant Services, LLC...........................
 1178  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1179  Mirant Americas, Inc. (MAI)....................
 1180  Mirant Corporation.............................   Mirant Americas, Inc. (MAI)
 1181  Mirant Americas, Inc. (MAI)....................
 1182  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1183  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1184  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1185  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1186  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1187  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1188  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1189  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1190  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1191  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1192  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1193  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1194  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1195  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1196  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1197  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1198  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1172  Sheffield Insurance Company/AXIS Surplus          Directors & Officers Liability Policy No.          $        0.00
       Insurance Company c/o McGriff, Seibels &          EAN599927 for Coverage Period
       Williams, Inc.                                    2/17/2003-8/1/2003
 1173  Sheffield Insurance Corporation c/o McGriff,      Directors & Officers Liability Insurance Policy    $        0.00
       Seibels & Williams, Inc.                          No. EAN599927 for Coverage Period
                                                         2/17/2003-8/1/2003
 1174  Sierra Pacific Power Company                      Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         7/1/1997
 1175  Sierra Pacific Power Company                      Service Agreement for Firm Point-To-Point          $        0.00
                                                         Transmission dated 4/13/2000
 1176  Sierra Pacific Power Company                      Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         2/6/1997
 1177  Silverpop Systems Inc.                            Master Software Agreement                          $        0.00
 1178  Sithe Power Marketing, L.P.                       Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Sithe
                                                         Power Marketing, L.P. (Counterparty), and Sithe
                                                         Energies, Inc. (Guarantor) in the amount of
                                                         $25,000,000 effective 12/14/1999
 1179  Solutia Inc.                                      Confidentiality Agreement                          $        0.00
 1180  Sommerset Engineering                             Confidentiality Agreement                          $        0.00
 1181  Source California Energy Services, Inc.           Confidentiality Agreement                          $        0.00
 1182  South Carolina Electric & Gas Company             Form of Service Agreement for Firm                 $        0.00
                                                         Point-To-Point Transmission dated 2/22/1999
 1183  South Carolina Electric & Gas Company             Form of Service Agreement for Non-Firm             $        0.00
                                                         Point-To-Point Transmission dated 2/22/1999
 1184  South Carolina Electric & Gas Company             Market Sales Tariff Service Agreement and          $        0.00
                                                         Letter Agreement dated 8/18/1998
 1185  South Jersey Gas Company                          Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/1999
 1186  South Jersey Resource Group LLC                   Master Monthly Netting and Close-Out Agreement     $        0.00
                                                         dated 11/1/1999
 1187  South Jersey Resource Group LLC, a wholly owned   Base Contract for Gas Purchase/Sale dated          $        0.00
       subsidiary of South Jersey Industries, Inc.       11/1/1999
 1188  South Mississippi Elec Power Assoc                Interruptible Gas Sale Contract dated 5/7/1998     $        0.00
 1189  Southeast Alabama Gas District                    Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/2000
 1190  Southern California Edison Company                Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         3/6/1997
 1191  Southern California Gas Company                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1998
 1192  Southern California Gas Company                   Master Services Contract dated 6/9/1997            $        0.00
 1193  Southern California Water Company                 Western Systems Power Pool (WSPP) Agreement and    $        0.00
                                                         associated Transaction Confirmations dated
                                                         3/19/2001
 1194  Southern Company                                  Confidentiality Agreement                          $        0.00
 1195  Southern Company Services, Inc.                   Gas Purchase Agreement dated 12/1/2000             $   12,746.88
 1196  Southern Company Services, Inc.                   Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 5/31/2002
 1197  Southern Company Services, Inc.                   Service Agreement for Firm Point-To-Point          $        0.00
                                                         Transmission dated 7/20/1999
 1198  Southern Company Services, Inc.                   Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         2/20/1997

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1199  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1200  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1201  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1202  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1203  Shady Hills Power Company, LLC.................
 1204  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1205  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1206  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1207  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1208  Mirant Canal, LLC..............................
 1209  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1210  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1211  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1212  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1213  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1214  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1215  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1216  Mirant Corporation.............................   New Mirant
 1217  Mirant Corporation and Subsidiaries............   New Mirant
 1218  Mirant Corporation.............................   New Mirant
 1219  Mirant Corporation.............................   New Mirant
 1220  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1221  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1222  Mirant Delta, LLC..............................
 1223  Mirant Delta, LLC..............................


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1199  Southern Connecticut Gas Company                  Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         11/1/1997
 1200  Southern Connecticut Gas Company                  Gas Exchange/Capacity Release Deal Confirmation    $        0.00
                                                         dated 3/12/2002
 1201  Southern Indiana Gas & Electric Co.               Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         4/1/1997
 1202  Southern Indiana Gas & Electric Co.               Edison Electric Institute (EEI) Master Power       $        0.00
                                                         Purchase and Sale Agreement dated 2/14/2001
 1203  Southern Waste Services, Inc.                     Environmental Waste Removal                        $        0.00
 1204  SouthStar Energy Services LLC                     Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/1999
 1205  SouthStar Energy Services LLC                     Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 9/1/1999
 1206  SouthStar Energy Services, LLC                    Confidentiality Agreement                          $        0.00
 1207  Southwest Power Pool, Inc.                        Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/15/2002
 1208  Southwestern Bell Mobile Systems, Inc., d/b/a     Site Lease Agreement (Cell Tower)                  $        0.00
       Cellular One
 1209  Southwestern Energy Company                       Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Southwestern Energy Services Company
                                                         (Counterparty), and Southwestern Energy Company
                                                         (Guarantor) effective 3/8/1999
 1210  Sprague Energy Corporation                        Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         12/1/1997
 1211  Sprague Energy Corporation                        Confidentiality Agreement                          $        0.00
 1212  Sprague Energy Corporation                        EEI Master Power Purchase and Sale Agreement       $        0.00
                                                         dated 3/1/2002
 1213  Sprague Energy Corporation                        ISDA & Financial Agreement dated 1/15/2000         $        0.00
 1214  Sprague Energy Corporation                        Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 11/20/1998
 1215  St. Lawrence Gas Company, Inc.                    Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         7/1/1998
 1216  St. Paul Fire & Marine c/o McGriff, Seibels &     Crime Insurance Policy                             $        0.00
       Williams, Inc.
 1217  St. Paul Fire & Marine c/o McGriff, Seibels &     Crime Insurance Policy No. 468CF0494 for           $        0.00
       Williams, Inc.                                    Coverage Period 12/17/2002-12/17/2003
 1218  St. Paul Mercury Insurance Company c/o McGriff,   Directors & Officers Liability Insurance Policy    $        0.00
       Seibels & Williams, Inc.                          No. 568CM0933 for Coverage Period
                                                         4/2/2001-8/1/2002
 1219  St. Paul Mercury Insurance Company c/o McGriff,   Directors & Officers Liability Insurance Policy    $        0.00
       Seibels & Williams, Inc.                          No. 568CM0933 for Coverage Period
                                                         8/1/2002-8/1/2003
 1220  Star Natural Gas Company                          Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         1/1/1999
 1221  Star Natural Gas Company                          Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 1/1/1999
 1222  State Building and Construction Trades Council    Maintenance Agreement for the Southern Energy      $        0.00
       of California                                     Delta Power Plant Contra Costa County,
                                                         California
 1223  State Building and Construction Trades Council    Project Labor Agreement (Contra Costa Power        $        0.00
       of California                                     Plant Unit 8 Power Project Contra Costa County,
                                                         California)

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1224  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1225  Mirant Services, LLC...........................
 1226  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1227  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1228  Mirant Americas, Inc. (MAI)....................
 1229  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1230  Mirant Delta, LLC..............................
 1231  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1232  Mirant Corporation.............................   Mirant Services, LLC
 1233  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1234  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1235  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1236  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1237  Mirant Services, LLC...........................
 1238  Mirant Services, LLC...........................
 1239  Mirant Services, LLC...........................
 1240  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Services, LLC
 1241  Mirant Americas, Inc. (MAI)....................
 1242  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Services, LLC
 1243  Mirant Services, LLC...........................
 1244  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1245  Mirant Corporation.............................   Mirant Energy Trading, LLC (MET)
 1246  Mirant Piney Point, LLC........................


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1224  State of New York Department of Public Safety     Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         10/31/2001
 1225  State of Washington Department of Labor &         Workers' Compensation Insurance (State of          $        0.00
       Industries Policy Management Services             Washington Monopolistic State Fund) Policy No.
                                                         UBI 602 157 283, Account 021,103-02 for
                                                         Coverage Period Until Cancelled
 1226  Statoil Energy Trading, Inc.                      Base Contract for Gas Purchase and Sale dated      $        0.00
                                                         5/1/1997
 1227  Statoil Energy Trading, Inc.                      Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 7/1/1998
 1228  STEAG Power LLC                                   Confidentiality Agreement                          $        0.00
 1229  Steuben Gas Storage Co., c/o Arlington Storage    Base Contract for Gas Purchase/Sale dated          $        0.00
       Corp.                                             10/8/2002
 1230  Stone & Webster Engineering & Constructors,       Engineering Procurement and Construction           $        0.00
       Inc.                                              Support Agreement
 1231  Strategic Energy, L.L.C.                          Confidentiality Agreement                          $        0.00
 1232  Strategic Power Systems Inc.                      Master Consulting Agreement                        $        0.00
 1233  Structure Consulting Group LLC (SCG)              Master Software License and Services Agreement     $        0.00
                                                         dated 1/27/1999
 1234  SUEZ Energy Marketing NA, Inc. (formerly          Assignment and Novation dated 10/17/2002           $        0.00
       Tractebel Energy Marketing, Inc.)
 1235  SUEZ Energy Marketing NA, Inc. (formerly          Assignment and Novation dated 10/24/2002           $        0.00
       Tractebel Energy Marketing, Inc.)
 1236  SUEZ Energy Marketing NA, Inc. (formerly          Incoming Parent Guaranty by and between Mirant     $        0.00
       Tractebel Energy Marketing, Inc.)                 Americas Energy Marketing, LP (MAEM), SUEZ
                                                         Energy Marketing NA, Inc. (Counterparty), and
                                                         SUEZ Energy North America, Inc. (Guarantor) in
                                                         the amount of $2,000,000 effective 4/1/2005
 1237  Sun Microsystems, Inc.                            Master Maintenance Agreement                       $        0.00
 1238  Sun Microsystems, Inc.                            Master Software Agreement                          $        0.00
 1239  SunGard Corbel Inc., an operating group of        Master Software Agreement                          $        0.00
       Sungard Data Systems Inc.
 1240  SunGard Data Management Solutions (formerly,      Master Software Agreement                          $        0.00
       FAME(R) Energy Data Service)
 1241  SunGard Data Systems (formerly, Altra Software    Confidentiality Agreement dated 1/31/2001          $        0.00
       Services, Inc.)
 1242  SunGard Data Systems Inc. (formerly, Caminus      Master Software Agreement                          $        0.00
       Corporation)
 1243  SunGard Treasury Systems, an operating group of   Master Software Agreement                          $        0.00
       Sungard Data Systems Inc.
 1244  Sunoco Partners Marketing & Terminals L.P.        Confidentiality Agreement                          $        0.00
 1245  Support Terminals Operating Partnership, LP       Storage and Product Handling Agreement Number      $  213,961.29
       d/b/a ST Services                                 45-02-11-928
 1246  Support Terminals Operating Partnership, LP,      Storage and Product Handling Agreement Number      $  106,882.08
       d/b/a ST Services                                 46-01-03-770

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1247  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1248  Mirant Corporation and Subsidiaries............   New Mirant
 1249  Mirant Corporation and Subsidiaries............   New Mirant
 1250  Mirant Corporation and Subsidiaries............   New Mirant
 1251  Mirant Services, LLC...........................
 1252  Mirant Services, LLC...........................
 1253  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1254  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1255  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1256  Mirant Kendall, LLC............................
 1257  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1258  Mirant Kendall, LLC............................
 1259  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1260  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1261  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1262  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1263  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1264  Mirant Americas, Inc. (MAI)....................
 1265  Mirant Americas, Inc. (MAI)....................
 1266  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1267  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1268  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1247  Swiss Re Financial Products Corporation           Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Swiss Re Financial Products Corporation
                                                         (Counterparty), and Swiss Reinsurance Company
                                                         (Guarantor) effective 3/4/1999
 1248  Swiss Re International Business Insurance         Forced Outage Insurance Policy No. 507/L3PU073     $        0.00
       Company, Certain London Syndicates & Associated   for Coverage Period 5/24/2003-5/24/2004
       Electric & Gas Insurance Services c/o McGriff,
       Seibels & Williams, Inc.
 1249  Swiss Re International Business Insurance         Forced Outage Insurance Policy Nos.                $        0.00
       Company, Certain London Syndicates & Associated   507/L1PU031, 507/L1PU032, GL003-09-39-01 for
       Electric & Gas Insurance Services c/o McGriff,    Coverage Period 5/1/2001-5/1/2002
       Seibels & Williams, Inc.
 1250  Swiss Re International Business Insurance         Forced Outage Insurance Policy Nos.                $        0.00
       Company, Certain London Syndicates & Associated   507/L2PU072, 507/L2PU084 for Coverage Period
       Electric & Gas Insurance Services c/o McGriff,    5/1/2002-5/1/2003
       Seibels & Williams, Inc.
 1251  Sybase, Inc.                                      Master Software Agreement                          $        0.00
 1252  Symantec Corporation                              Master Software Agreement                          $        0.00
 1253  Tampa Electric Company                            Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         7/29/1997
 1254  Taunton Municipal Lighting Plant                  Edison Electric Institute (EEI) Master Power       $        0.00
                                                         Purchase and Sale Agreement dated 3/19/2001
 1255  Taunton Municipal Lighting Plant                  International Swap Dealers Association (ISDA)      $        0.00
                                                         and Financial Agreement dated 10/20/2000
 1256  Team Industrial Services, Inc.                    Agreement for Continuing Services                  $   14,655.60
 1257  Teco Gas Services, Inc.                           Close-Out Netting dated 4/1/1998                   $        0.00
 1258  Teledyne Monitor Labs, Inc. (TML)                 Agreement for Continuing Services                  $    3,721.96
 1259  Tenaska Energy, Inc. Tenaska Energy Holdings,     Incoming Parent Guaranty by and between Mirant     $        0.00
       LLC                                               Americas Energy Marketing, LP (MAEM), Tenaska
                                                         Marketing Ventures, Tenaska Marketing Canada,
                                                         Tenaska Gas Storage LLC (Counterparty), and
                                                         Tenaska Energy Inc./Tenaska Energy Holdings,
                                                         LLC (Guarantor)
 1260  Tenaska Marketing Ventures                        Confidentiality Agreement                          $        0.00
 1261  Tenaska Marketing Ventures                        Master Gas Purchase/Sale Contract dated            $        0.00
                                                         10/1/1995
 1262  Tenaska Power Services Co.                        Master Power Sales Agreement dated 10/8/1996       $        0.00
 1263  Tenaska Power Services Company                    Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Tenaska
                                                         Power Services Company (Counterparty), and
                                                         Tenaska Energy Inc./Tenaska Energy Holdings,
                                                         LLC (Guarantor) in the amount of $2,000,000
                                                         effective 9/3/2003
 1264  Tenaska, Inc.                                     Confidentiality Agreement                          $        0.00
 1265  Tenaska, Inc.                                     Confidentiality Agreement                          $        0.00
 1266  Tennessee Gas Pipeline Company                    Interruptible Storage Service Agreement            $        0.00
 1267  Tennessee Gas Pipeline Company                    Interruptible Transport Agreement (MDQ 75,000      $        0.00
                                                         dth.)
 1268  Tennessee Valley Authority                        Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         4/1/1999

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1269  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1270  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1271  Mirant Kendall, LLC............................
 1272  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1273  Mirant Wichita Falls, LP.......................
 1274  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1275  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1276  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1277  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1278  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1279  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1280  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1281  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1282  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1283  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1284  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1285  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1286  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1287  Mirant Wichita Falls, LP.......................
 1288  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1289  Mirant Kendall, LLC............................
 1290  West Georgia Generating Company, L.L.C.........
 1291  West Georgia Generating Company, L.L.C.........
 1292  West Georgia Generating Company, L.L.C.........
 1293  West Georgia Generating Company, L.L.C.........
 1294  West Georgia Generating Company, L.L.C.........
 1295  Mirant Corporation.............................   Mirant Services, LLC
 1296  Mirant Services, LLC...........................
 1297  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1298  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1299  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1300  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1269  Tennessee Valley Authority                        Service Agreement for Non-Firm Point-To-Point      $    3,180.80
                                                         Transmission dated 1/1/1998
 1270  Tennessee Valley Authority                        Service Agreement for Short-Term Firm              $        0.00
                                                         Point-To-Point dated 1/1/1998
 1271  Terminix International Company LP, The            Agreement for Continuing Services                  $      655.48
 1272  Texaco Natural Gas Inc.                           Confidentiality Agreement                          $        0.00
 1273  Texas Australia Power, Inc.                       Confidentiality Agreement                          $        0.00
 1274  Texas Eastern Transmission, LP                    Service Agreement (LINK System) dated 4/1/1997     $        0.00
 1275  Texas Gas Transmission Corporation                Electronic Bulletin Board Agreement dated          $        0.00
                                                         11/10/1997
 1276  Texas Gas Transmission Corporation                Electronic Bulletin Board Agreement dated          $        0.00
                                                         2/17/1997
 1277  Texas Gas Transmission Corporation                Gas Transportation Agreement dated 10/30/97        $        0.00
 1278  Texas Gas Transmission Corporation                Gas Transportation Agreement dated 3/7/1997        $        0.00
 1279  Texas Gas Transmission Corporation                Loan Service Agreement dated 2/1/2000              $        0.00
 1280  Texas Gas Transmission Corporation                Parking Service Agreement (Exhibit A) dated        $        0.00
                                                         06/30/02
 1281  Texas Gas Transmission Corporation                Parking Service Agreement dated 10/31/97           $        0.00
 1282  Texas Gas Transmission Corporation                Transportation Aggregation Pooling Service         $        0.00
                                                         Transportation Agreement dated 10/30/1997
 1283  Texas Gas Transmission Corporation                Transportation Aggregation Pooling Service         $        0.00
                                                         Transportation Agreement dated 10/30/1997
 1284  Texas Gas Transmission Corporation                Transportation Aggregation Pooling Service         $        0.00
                                                         Transportation Agreement dated 10/30/1997
 1285  Texas Gas Transmission Corporation                Transportation Aggregation Pooling Service         $        0.00
                                                         Transportation Agreement dated 10/30/1997
 1286  Texas Gas Transmission Corporation                Umbrella Firm Transportation Agreement dated       $        0.00
                                                         10/31/1997
 1287  Texas Utilities Electric Company                  Interconnection Agreement                          $        0.00
 1288  The Energy East Companies                         Confidentiality Agreement                          $        0.00
 1289  Thermal Engineering International (USA) Inc.      Agreement for Continuing Services                  $        0.00
       (TEi), a subsidiary of Babcock Power Inc.
       (BPI),
 1290  Thomaston-Upson County Industrial Development     Bond Purchase Agreement                            $        0.00
       Authority
 1291  Thomaston-Upson County Industrial Development     Bond Purchase Agreement Securing $225,000,000      $        0.00
       Authority                                         Principal Amount dated 11/1/1999
 1292  Thomaston-Upson County Industrial Development     Guaranty Agreement dated 11/1/1999                 $        0.00
       Authority
 1293  Thomaston-Upson County Industrial Development     Lease Agreement dated 11/1/1999                    $        0.00
       Authority
 1294  Thomaston-Upson County Industrial Development     Letter Agreement                                   $        0.00
       Authority
 1295  TIBCO Software, Inc.                              Master Software Agreement                          $        0.00
 1296  Timberline Software Corporation, a Best           Master Software Agreement                          $        0.00
       Software company
 1297  Tiverton Power Associates, Ltd.                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         5/1/2000
 1298  Torch-CoEnergy L.L.C.                             Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 10/12/1998
 1299  Torch-CoEnergy LLC                                ISDA Multi-Commodity Agreement dated 1/1/1997      $        0.00
 1300  Total Gas & Electric, Inc.                        Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/2000

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1301  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1302  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1303  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1304  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1305  Mirant Canal, LLC..............................
 1306  Mirant Canal, LLC..............................
 1307  Mirant Canal, LLC..............................
 1308  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1309  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1310  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1311  Mirant Americas, Inc. (MAI)....................
 1312  Mirant Americas, Inc. (MAI)....................
 1313  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1314  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1315  Mirant Corporation.............................   Mirant Services, LLC
 1316  Mirant Services, LLC...........................
 1317  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1318  Mirant Americas, Inc. (MAI)....................
 1319  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1320  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1321  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1322  Mirant Services, LLC...........................
 1323  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1324  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1325  Mirant Americas, Inc. (MAI)....................
 1326  Mirant Corporation.............................   New Mirant
 1327  Mirant Corporation.............................   New Mirant


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1301  Total Gas & Electric, Inc.                        First Amendment to GISBR-Insurance dated           $        0.00
                                                         9/15/2000
 1302  Total Gas & Electric, Inc.                        Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 9/1/2000
 1303  TotalFinaElf Gas & Power North America, Inc.      Base Contract for Sale and Purchase of Natural     $        0.00
                                                         Gas dated 2/1/2003
 1304  Town of Blacksburg, SC                            Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         10/1/1999
 1305  Town Of Sandwich                                  Confidentiality Agreement                          $        0.00
 1306  Town of Sandwich                                  Confined Space Rescue Agreement                    $        0.00
 1307  Town of Sandwich Fire Department, The             Agreement for Continuing Services Contractor       $        0.00
 1308  Tractebel Energy Marketing, Inc.                  Confidentiality Agreement                          $        0.00
 1309  TradeSpark, L.P.                                  Electronic Trading System Agreement dated          $        0.00
                                                         9/19/2001
 1310  Trans Texas Gas Corporation                       Interruptible Gas Purchase Contract dated          $        0.00
                                                         10/1/1995
 1311  TransAlta USA Development Corporation             Confidentiality Agreement                          $        0.00
 1312  TransAlta USA Inc.                                Confidentiality Agreement                          $        0.00
 1313  TransCanada Energy Ltd.                           Confidentiality Agreement                          $        0.00
 1314  TransCanada Power Marketing, Ltd.                 Edison Electric Institute (EEI) Master             $        0.00
                                                         Agreement dated 6/30/2000
 1315  Transcentive, Inc. (formerly, Corporate           Master Maintenance Agreement                       $        0.00
       Management Solutions)
 1316  Transcentive, Inc. (formerly, Corporate           Master Software Agreement                          $        0.00
       Management Solutions)
 1317  Transco Energy Marketing Company                  Master Gas Purchase/Sale Contract dated            $        0.00
                                                         9/1/1997
 1318  TransEnergie U.S. Ltd.                            Confidentiality Agreement                          $        0.00
 1319  Transmontaigne, Inc.                              Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), Transmontaigne, Inc. (Counterparty),
                                                         and Transmontaigne Product Services (Guarantor)
                                                         effective 9/24/2004
 1320  Transok Gas LLC                                   Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         11/1/1996
 1321  TransTexas Gas Corporation                        ISDA & Financial Agreement dated 10/1/2000         $        0.00
 1322  Travelers c/o McGriff, Seibels & Williams, Inc.   Workers' Compensation & Employers Liability        $        0.00
                                                         Insurance Policy Nos. TC2JUB487D534803 and
                                                         TRJUB487D535A03 for Coverage Period
                                                         2/17/2003-2/1/2004
 1323  Tri-State Generation and Transmission             Service Agreement for Non-Firm Point-To-Point      $        0.00
       Association, Inc.                                 Transmission dated 5/8/2000
 1324  Tri-State Generation and Transmission             Service Agreement for Short-Term Firm              $        0.00
       Association, Inc.                                 Point-To-Point dated 6/18/2002
 1325  Triumph Securities Corporation                    Confidentiality Agreement                          $        0.00
 1326  Twin City Fire Insurance Company c/o McGriff,     Directors & Officers Liability Insurance Policy    $        0.00
       Seibels & Williams, Inc.                          No. NDA0200895-01 for Coverage Period
                                                         4/2/2001-8/1/2002
 1327  Twin City Fire Insurance Company c/o McGriff,     Directors & Officers Liability Insurance Policy    $        0.00
       Seibels & Williams, Inc.                          No. NDA0200895-01 for Coverage Period
                                                         8/1/2002-8/1/2003

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1328  Mirant Corporation.............................   Mirant Wichita Falls, L.P.
 1329  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1330  Mirant Wichita Falls, LP.......................
 1331  Mirant Wichita Falls, LP.......................
 1332  Mirant Wichita Falls, LP.......................
 1333  Mirant Americas Energy Wichita Falls, L.P. ....
 1334  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1335  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1336  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1337  Mirant Canal, LLC..............................
 1338  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1339  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1340  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1341  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1342  Mirant California, LLC.........................
 1343  Mirant Kendall, LLC............................
 1344  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1345  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1346  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1347  Mirant Americas, Inc. (MAI)....................
 1348  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1349  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1350  Mirant Corporation; Mirant Sugar Creek, LLC;
       Mirant Zeeland, LLC............................
 1351  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1352  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1353  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1354  West Georgia Generating Company, L.L.C.........
 1355  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1356  Mirant Canal, LLC..............................
 1357  Mirant Canal, LLC..............................
 1358  Mirant Services, LLC...........................


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1328  TXU Energy Retail Company, LP                     Station Services Agreement (Wichita Falls)         $        0.00
 1329  TXU Gas Distribution (formerly, Lone Star Gas     Base Contract for the Short-Term Purchase/Sale     $        0.00
       Company)                                          of dated 4/1/2000
 1330  TXU Lone Star Pipeline                            Service Agreement                                  $        0.00
 1331  TXU Lone Star Pipeline                            Supplemental Agreement to Interruptible Natural    $        0.00
                                                         Gas Transportation Agreement
 1332  TXU Lone Star Pipeline                            Umbrella / Intrastate Interruptible Natural Gas    $        0.00
                                                         Transportation Agreement dated 6/1/2000
 1333  TXU Lone Star Pipeline, a division of TXU Gas     Interruptible Natural Gas Transportation           $        0.00
       Company                                           Agreement dated 1/1/2002
 1334  TXU Portfolio Management Company LP               Confidentiality Agreement                          $        0.00
 1335  TXU Portfolio Management Company LP               Confidentiality Agreement                          $        0.00
 1336  TXU Portfolio Management Company LP               Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), TXU
                                                         Portfolio Management Company (Counterparty),
                                                         and TXU Energy Company, LLC (Guarantor) in the
                                                         amount of $20,000,000 effective 7/23/2003
 1337  Tyco Valves and Controls                          Uniform Rental Agreement                           $    3,298.93
 1338  UAE Lowell Power LLC                              Umbrella Service Agreement for Short-Term Sales    $        0.00
                                                         dated 1/1/2000
 1339  UGI Energy Services                               Master Gas Purchase/Sale Contract dated            $        0.00
                                                         11/1/1998
 1340  UGI Utilities, Inc.                               Edison Electric Institute (EEI) Master Power       $        0.00
                                                         Purchase and Sale Agreement dated 7/17/2001
 1341  UGI Utilities, Inc.                               Master Gas Purchase and Sale Contract dated        $        0.00
                                                         3/1/1998
 1342  Ultramar Inc.                                     Confidentiality Agreement                          $        0.00
 1343  UniFirst Corporation                              Contract for Uniforms                              $      672.80
 1344  Union Carbide Corporation                         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         11/1/1999
 1345  Union Gas Limited                                 General Terms and Conditions dated 4/14/2000       $        0.00
 1346  Union Gas Limited                                 Interruptible Service HUB Contract (All            $        0.00
                                                         Services/A) dated 6/1/2000
 1347  United American Corp.                             Confidentiality Agreement                          $        0.00
 1348  United Illuminating Company                       Master Electric Power Purchase and Sale            $        0.00
                                                         Agreement dated 2/4/1999
 1349  United Illuminating Company                       Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         3/12/1997
 1350
       United Steelworkers Association of America,       Collective Bargaining Agreement                    $        0.00
       Local #12502
 1351  Unitil Power Corp.                                Confidentiality Agreement                          $        0.00
 1352  Unitil Power Corp.                                Edison Electric Institute (EEI) Master Power       $        0.00
                                                         Purchase and Sale Agreement dated 9/30/2002
 1353  Unocal Energy Trading, Inc.                       Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         8/1/2000
 1354  US Filter/Ionpure, Inc.                           Mobile DI Service Agreement                        $        0.00
 1355  US Steel Group, A Unit of USX                     Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         7/1/1997
 1356  US Vanadium Corporation                           Engineering and Consulting Agreement               $   19,339.48
 1357  Utility Workers Union of America Local #480       Collective Bargaining Agreement                    $        0.00
 1358  VanDyke Software, Inc.                            Master Software Agreement                          $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1359  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1360  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1361  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1362  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1363  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1364  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1365  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1366  Mirant Corporation.............................   Mirant Services, LLC
 1367  Mirant Corporation.............................   Mirant Services, LLC
 1368  Mirant Services, LLC...........................
 1369  Mirant Services, LLC...........................
 1370  Mirant Services, LLC...........................
 1371  Shady Hills Power Company, LLC.................
 1372  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1373  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1374  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1375  Mirant Services, LLC...........................
 1376  Mirant Services, LLC...........................
 1377  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1378  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1379  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1380  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1381  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1382  Mirant Delta, LLC (successor-in-interest to
       Mirant Bay Area Procurement, LLC f/k/a Bay Area
       Power Services, LLC)...........................
 1383  Mirant Services, LLC...........................
 1384  Mirant Services, LLC...........................   Mirant Caribbean, Inc.
 1385  West Georgia Generating Company, L.L.C.........
 1386  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1387  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1359  Vastar Gas Marketing, Inc.                        Firm Gas Sale Contract dated 12/1/1997             $        0.00
 1360  Vastar Gas Marketing, Inc.                        Firm Gas Sale Contract dated 12/3/1991             $        0.00
 1361  Vastar Gas Marketing, Inc.                        Firm Gas Sale Contract dated 7/1/1993              $        0.00
 1362  Vastar Gas Marketing, Inc.                        Firm Gas Sale Contract dated 9/1/1997              $        0.00
 1363  Vastar Gas Marketing, Inc.                        Interruptible Gas Purchase/Sale Contract dated     $        0.00
                                                         9/1/1997
 1364  Vastar Gas Marketing, Inc.                        Interruptible Gas Sale Contract dated 10/1/1992    $        0.00
 1365  Vastar Resources, Inc.                            Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         12/1/1999
 1366  VeriSign, Inc.                                    Master Software Agreement                          $        0.00
 1367  VERITAS Software Corporation (formerly, WQuinn    Master Software Agreement                          $        0.00
       Associates Inc.)
 1368  Veritas Software Global Corp                      Master Software Agreement                          $        0.00
 1369  Verity, Inc.                                      Master Software Agreement                          $        0.00
 1370  Verizon                                           Master Telecommunications Agreement                $   26,319.78
 1371  Verizon Florida, Inc.                             Agreement (Florida ICB FL0203045) dated            $      792.28
                                                         1/31/2003
 1372  Vermont Gas Systems, Inc.                         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         8/1/2001
 1373  Vermont Gas Systems, Inc.                         Confidentiality Agreement                          $        0.00
 1374  Vermont Gas Systems, Inc.                         Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 8/1/2001
 1375  Vertex Inc.                                       Master Software Agreement                          $        0.00
 1376  ViaNovus, Inc. (formerly, Paragon Company)        Master Software Agreement                          $        0.00
 1377  Virginia Electric and Power Company               Service Agreement for Firm Point-To-Point          $        0.00
                                                         Transmission dated 10/7/1998
 1378  Virginia Electric and Power Company               Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         11/4/1996
 1379  Virginia Power Energy Marketing, Inc.             Confidentiality Agreement                          $        0.00
 1380  Virginia Power Energy Marketing, Inc.             Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Virginia
                                                         Power Energy Marketing, Inc. (Counterparty),
                                                         and Dominion Resources, Inc. (Guarantor) in the
                                                         amount of $15,000,000 effective 4/26/2001
 1381  Virginia Power Services Energy Corp. Inc.         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         5/1/2000
 1382

       Vogt-NEM, Inc.                                    Agreement for the Purchase and Sale of             $        0.00
                                                         Equipment dated 10/1/2000
 1383  W. Ray Wallace & Associates                       Master Agreement for Services dated 10/24/2001     $        0.00
 1384  Wade Goins                                        Consulting Agreement                               $        0.00
 1385  Walthall Oil Company                              Fuel Oil Purchase and Sale Agreement between       $        0.00
                                                         West Georgia Generating Company and Walthall
                                                         Oil Company dated 3/9/2000
 1386  Washington Gas Energy Services, Inc.              Alliance Agreement                                 $        0.00
 1387  Washington Gas Energy Services, Inc.              Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         11/1/1996

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1388  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1389  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1390  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1391  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1392  Mirant Chalk Point, LLC........................
 1393  Mirant Americas Procurement, Inc. (MAPI);
       Mirant Services, LLC...........................
 1394  Mirant Americas Procurement, Inc. (MAPI);
       Mirant Services, LLC...........................
 1395  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1396  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Services, LLC
 1397  Mirant Services, LLC...........................
 1398  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading LLC (MET)
 1399  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1400  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1401  Mirant Delta, LLC..............................   Mirant Americas, Inc. (MAI)
 1402  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1403  Mirant Americas, Inc. (MAI)....................
 1404  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1405  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1406  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1407  Mirant Services, LLC...........................   Mirant Caribbean, Inc.
 1408  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1409  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1410  Mirant Services, LLC...........................


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1388  Washington Gas Energy Services, Inc.              Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM),
                                                         Washington Gas Energy Services, Inc.
                                                         (Counterparty), and WGL Holdings, Inc.
                                                         (Guarantor) in the amount of $25,000,000
                                                         effective 12/28/2004
 1389  Washington Gas Energy Services, Inc.              International Swap Dealers Association (ISDA)      $        0.00
                                                         Master Agreement dated 6/21/2002
 1390  Washington Gas Energy Services, Inc.              Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 10/1/2000
 1391  Washington Gas Energy Services, Inc.              Master Purchase and Sale Agreement                 $        0.00
 1392  Washington Gas Light Company                      Delivery Service Agreement for Chalk Point         $        0.00
                                                         Electric dated 1/1/1994
 1393
       Waukesha Electric Systems c/o Stoughton and       Equipment Purchase Order No. 20170874 dated        $   32,366.66
       Associates, Inc.                                  5/30/2001
 1394
       Waukesha Electric Systems c/o Stoughton and       Equipment Purchase Order No. 20170956 dated        $        0.00
       Associates, Inc.                                  6/11/2001
 1395  WD Energy Services, Inc., formerly, EnCana        Master Monthly Netting/Close-Out Netting           $        0.00
       Energy Services, Inc.                             Agreement dated 9/1/1998
 1396  Weather Service International                     Services Agreement                                 $    1,580.60
 1397  Websense Inc.                                     Master Software Agreement                          $        0.00
 1398  West Georgia Generating Company, L.L.C.           Edison Electric Institute (EEI) Master Power       $        0.00
                                                         Purchase and Sale Agreement dated 10/4/2001
 1399  West Georgia Generating Company, L.L.C.           Edison Electric Institute (EEI) Master Power       $        0.00
                                                         Purchase and Sale Agreement dated 10/4/2001
 1400  Westar Energy, Inc.                               Transmission Service Agreement (Non-Firm) dated    $        0.00
                                                         1/24/1997
 1401  Westchester Fire Insurance Company c/o Marsh      Pipeline Franchise Lease Bond (County of Contra    $        0.00
       USA                                               Costa, California) Surety Bond Policy No.
                                                         KO6057858 for Continuous Coverage
 1402  Western Area Power Administration, Sierra         Service Agreement for Non-Firm Point-To-Point      $        0.00
       Nevada Region (Folsom, CA)                        Transmission dated 6/5/2000
 1403  Western Electric Coordinating Council (WECC)      Membership Agreement                               $        0.00
 1404  Western Gas Resources, Inc.                       Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         6/1/1999
 1405  Western Kentucky Gas Company                      Close-Out Netting dated 2/1/1998                   $        0.00
 1406  Westport Petroleum, Inc.                          Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Westport
                                                         Petroleum, Inc. (Counterparty), and Mitsui &
                                                         Co. (USA) (Guarantor) in the amount of
                                                         $10,000,000 effective 7/27/2004
 1407  WIDE Technical Services, Inc.                     Consulting Agreement dated 1/20/2001               $        0.00
 1408  Wild Goose Storage, Inc.                          Master Gas Purchase/Sale Contract dated            $        0.00
                                                         6/1/1998
 1409  Wild Goose Storage, Inc.                          Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 6/1/1998
 1410  William M. Mercer Inc.                            Master Consulting Agreement                        $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1411  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1412  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1413  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1414  Mirant Services, LLC...........................
 1415  Mirant Corporation.............................   New Mirant
 1416  Mirant Corporation.............................   New Mirant
 1417  Mirant Corporation.............................   New Mirant
 1418  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1419  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1420  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1421  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1422  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1423  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1424  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1425  Mirant Americas, Inc. (MAI)....................
 1426  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1427  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1428  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1429  Mirant Services, LLC...........................
 1430  Shady Hills Power Company, LLC.................
 1431  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1432  Mirant Services, LLC...........................
 1433  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1434  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1411  Williams Production RMT Company, successor in     Base Contract for Gas Purchase/Sale dated          $        0.00
       interest through merger of Barrett Resources      6/1/1997
       Company
 1412  Williams Production RMT Company, successor in     ISDA & Financial Agreement dated 9/1/1999          $        0.00
       interest through merger of Barrett Resources
       Company
 1413  Williams Production RMT Company, successor in     Master Monthly Netting/Close-Out Netting           $        0.00
       interest through merger of Barrett Resources      Agreement dated 10/22/1998
       Company
 1414  Wilson WindowWare                                 Master Software Agreement                          $        0.00
 1415  Winterthur International America Insurance        Jurisdictional Boiler Inspection Services          $        0.00
       Company/Arise Incorporated c/o McGriff, Seibels   Insurance Policy No. CP003773302 for Coverage
       & Williams, Inc.                                  Period 1/21/2002-1/21/2003
 1416  Winterthur International America Insurance        Jurisdictional Boiler Inspection Services          $        0.00
       Company/Arise Incorporated c/o McGriff, Seibels   Insurance Policy No. CP003773303 for Coverage
       & Williams, Inc.                                  Period 1/21/2003-1/21/2004
 1417  Winterthur International America Insurance        Jurisdictional Boiler Inspection Services          $        0.00
       Company c/o McGriff, Seibels & Williams, Inc.     Policy No. CP003773303 for Coverage Period
                                                         1/21/2003-1/21/2004
 1418  Wisconsin Electric Power Company                  Firm Gas Sale Contract dated 11/1/1993             $        0.00
 1419  Wisconsin Energy Corporation                      Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), Kaztex
                                                         Energy Management/Blackhawk Energy Services,
                                                         LLC (Counterparty), and Wisconsin Energy
                                                         Corporation (Guarantor) in the amount of
                                                         $2,500,000 effective 7/25/2002
 1420  Wisconsin Gas Company                             Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/1997
 1421  Wisconsin Gas Company                             Close-Out Netting dated 9/1/1997                   $        0.00
 1422  Wisconsin Gas Company                             Master Contract dated 7/1/2002                     $        0.00
 1423  Wisconsin Power and Light Company                 Form of Service Agreement for Firm                 $        0.00
                                                         Point-To-Point Transmission dated 4/17/1998
 1424  Wisconsin Power and Light Company                 Form of Service Agreement for Non-Firm             $        0.00
                                                         Point-To-Point Transmission dated 4/17/1998
 1425  Wisconsin Public Power Inc.                       Confidentiality Agreement                          $        0.00
 1426  Wisconsin Public Service Corp.                    Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         5/21/1997
 1427  Wisconsin Public Service Corporation -- A WPS     Form of Service Agreement for Firm                 $        0.00
       Resources Company                                 Point-To-Point Transmission dated 8/25/1997
 1428  Wisconsin Public Service Corporation -- A WPS     Form of Service Agreement for Non-Firm             $        0.00
       Resources Company                                 Point-To-Point Transmission dated 2/7/1997
 1429  Wise Solutions, Inc.                              Master Software Agreement                          $        0.00
 1430  Withlacoochee River Electric Cooperative, Inc.    Station Service and Start-Up Power Electric        $        0.00
                                                         Service Agreement dated 8/8/2001
 1431  Woodward Marketing, L.L.C.                        Master Monthly Netting/Close-Out Netting           $        0.00
                                                         Agreement dated 7/26/2002
 1432  Workshare Technology, Inc.                        Master Software Agreement                          $        0.00
 1433  WPS Energy Services, Inc.                         Base Contract for Gas Purchase/Sale dated          $        0.00
                                                         9/1/1997
 1434  WPS Energy Services, Inc.                         Confidentiality Agreement                          $        0.00

                                  SCHEDULE 12

 SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED
                                     LEASES

                                                              ASSIGNEE OR TRANSFEREE
                        MIRANT ENTITY                             MIRANT ENTITY
                        -------------                         ----------------------
 1435  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1436  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1437  Mirant Americas, Inc. (MAI)....................
 1438  Mirant Americas, Inc. (MAI)....................
 1439  Mirant Canal, LLC..............................
 1440  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1441  Mirant New England, Inc. ......................
 1442  Mirant Kendall, LLC............................
 1443  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1444  Mirant Corporation.............................   New Mirant
 1445  Mirant Corporation.............................   New Mirant
 1446  Mirant Corporation and Subsidiaries............   New Mirant
 1447  Mirant Corporation and Subsidiaries............   New Mirant
 1448  Mirant Corporation.............................   New Mirant
 1449  Mirant Americas Energy Marketing, LP (MAEM)....   Mirant Energy Trading, LLC (MET)
 1450  Mirant Corporation.............................   New Mirant
 1451  Mirant Corporation.............................   New Mirant
 1452  Mirant Texas, LP...............................
 1453  Mirant Corporation.............................   Mirant Services, LLC


                        COUNTERPARTY                                CONTRACT NAME/DESCRIPTION              POR CURE AMOUNT
                        ------------                                -------------------------              ---------------
 1435  WPS Energy Services, Inc.                         Incoming Parent Guaranty by and between Mirant     $        0.00
                                                         Americas Energy Marketing, LP (MAEM), WPS
                                                         Energy Services, Inc. (Counterparty), and WPS
                                                         Resources Corporation (Guarantor) in the amount
                                                         of $9,000,000 effective 7/14/2004
 1436  WPS Energy Services, Inc.                         Net Settlement Agreement dated 1/1/1998            $        0.00
 1437  WPS Power Development, Inc.                       Confidentiality Agreement                          $        0.00
 1438  WPS Power Development, Inc.                       Confidentiality Agreement                          $        0.00
 1439  WSC Environmental Consultant                      Machine Lease Agreement                            $      680.22
 1440  WSI Corporation                                   Forecast Services Agreement, as amended dated      $        0.00
                                                         5/15/2001
 1441  XEROX                                             Machine Lease Agreement                            $      381.92
 1442  XEROX                                             Machine Lease Agreement                            $       73.50
 1443  Xerox Corporation                                 Confidentiality Agreement                          $        0.00
 1444  XL Insurance Company c/o McGriff, Seibels &       Directors & Officers Liability Insurance Policy    $        0.00
       Williams, Inc.                                    No. XLDCR-10121-01 for Coverage Period
                                                         4/2/2001-8/1/2002
 1445  XL Insurance Company c/o McGriff, Seibels &       Directors & Officers Liability Insurance Policy    $        0.00
       Williams, Inc.                                    No. XLDCR-10121-01 for Coverage Period
                                                         8/1/2002-8/1/2003
 1446  XL Insurance Limited c/o McGriff, Seibels &       Commercial General Liability & Excess Liability    $        0.00
       Williams, Inc.                                    Insurance Policy No. XLUMB-10121 for Coverage
                                                         Period 4/2/2001-4/2/2002
 1447  XL Insurance Limited c/o McGriff, Seibels &       Commercial General Liability & Excess Liability    $        0.00
       Williams, Inc.                                    Insurance Policy No. XLUMB-10121 for Coverage
                                                         Period 4/2/2002-4/2/2003
 1448  XL Insurance Limited c/o McGriff, Seibels &       Commercial General Liability & Excess Liability    $        0.00
       Williams, Inc.                                    Policy No. XLUMB-10121 for Coverage Period
                                                         4/2/2001-4/2/2006
 1449  XL Insurance Ltd.                                 Incoming Unlimited Parent Guaranty by and          $        0.00
                                                         between Mirant Americas Energy Marketing, LP
                                                         (MAEM), XL Trading Partners, Ltd.
                                                         (Counterparty), and XL Insurance, Ltd.
                                                         (Guarantor) effective 4/13/2001
 1450  XL Specialty Insurance Company c/o McGriff,       Directors & Officers Liability Insurance Policy    $        0.00
       Seibels & Williams, Inc.                          No. ELU84636-01 for Coverage Period
                                                         8/1/2003-8/1/2005
 1451  XL Specialty Insurance Company c/o McGriff,       Fiduciary Liability Policy No. ELU088481-05 for    $        0.00
       Seibels & Williams, Inc.                          Coverage Period 4/2/2005-4/2/2006
 1452  Young Equipment                                   Rental Agreement (Site Forklift)                   $    4,599.05
 1453  Zasio Enterprises Inc.                            Master Software Agreement                          $        0.00

                                  SCHEDULE 13

                 PROVISIONS OF CERTIFICATE OF INCORPORATION OF
                 NEW MIRANT RESTRICTING TRANSFER OF SECURITIES

     Section           . Restrictions on Transfer of Capital Stock

     (a)  Certain Definitions

     As used in this Section           :

     "5-Percent Shareholder" means a "5-percent shareholder" of the Corporation as defined in Treasury Regulation Section 1.382-2T(g).

     "Business Day" means any day, other than a Saturday, Sunday or day on which banks located in New York, New York, are authorized or required by law to close.

     "Effective Date" means the Effective Date, as such term is defined in the Plan.

     "Entity" means an entity within the meaning of Treasury Regulation Section 1.382-3(a)(l).

     "IRC" means the Internal Revenue Code of 1986, as amended from time to time.

     "Percentage Stock Increase" means the increase in the Percentage Stock Ownership of the New Mirant Common Stock by a 5-Percent Shareholder (other than a public group segregated under Treasury Regulation Section 1 .382-2T(j)(2) and other than a public group segregated under Treasury Regulation Section l.382-2T(j)(3)(i) by reason of a Transfer of the New Mirant Common Stock by a 5-Percent Shareholder that owned such New Mirant Common Stock on the Effective Date and was a 5-Percent Shareholder at such time) over the lowest Percentage Stock Ownership of the New Mirant Common Stock by such 5-Percent Shareholder at any time since the Effective Date. For this purpose, the New Mirant Common Stock owned by a shareholder prior to becoming a 5-Percent Shareholder shall be deemed to be owned by a public group (as defined in Treasury Regulation Section l.382-2T(f)(13)) and not by the 5-Percent Shareholder during the period before the shareholder first became a 5-Percent Shareholder.

     "Percentage Stock Ownership" means percentage stock ownership of the New Mirant Common Stock determined in accordance with the Treasury Regulations under
Section 382 of the IRC.

     "Plan" means the Joint Chapter 11 Plan of Reorganization of Mirant
Corporation et al dated January 19, 2005, as amended on           and
          .

     "Prohibited Transfer" means a purported Substantial Stockholder Transfer, but only to the extent that such Transfer is null and void ab initio under
paragraph (b) or (c) of this Section           .

     "Restriction Notice" means a written notice provided by the Corporation to a potential Transferee, prior to 5:00 p.m. (New York time) on the fifth Business Day following the day of receipt by the Corporation of a Transferee Notice, stating that the Corporation believes the Restriction Period has commenced and the Termination Date has not yet occurred.

     "Restriction Period" means the period:

          (1) beginning on the earliest testing date (as described in Treasury Regulation Section 1.382-2(a)(4)), following the Effective Date, on which the aggregate Percentage Stock Increases of all 5-Percent Shareholders (taking into account all pending Transfers) equals or exceeds the Threshold Percentage; and

          (2) ending on the earlier of (A) the day after the second anniversary of the Effective Date and (B) the earliest date on which the Board of Directors determines that (a) the consummation of the Plan did not satisfy the requirements of section 382(1)(5) of the IRC, (b) treatment under section 382(1)(5) of the IRC is not in the best interests of the Corporation, its affiliates and its stockholders, taking into account all relevant facts and circumstances, including, without limitation, the market and other impact of maintaining these Transfer restrictions herein, (c) an ownership change (within the meaning of section 382 of the IRC) would not result in a substantial limitation on the ability of the Corporation (or a direct or indirect subsidiary of the Corporation) to use otherwise available Tax Benefits, or (d) no significant value attributable to Tax Benefits would be preserved by continuing the Transfer restrictions herein (the earliest of the dates described in this clause (2) being hereafter referred to as the "Termination Date").

     The Board of Directors promptly shall determine, in its sole discretion, whether it is more likely than not that the consummation of the Plan will satisfy the requirements of section 382(1)(5) of the IRC.

     "Substantial Stockholder" means a person or Entity whose Percentage Stock Ownership of the New Mirant Common Stock equals or exceeds 5%.

     "Substantial Stockholder Transfer" means a Transfer to a person or Entity who is, or would become as a result of the Transfer, a Substantial Stockholder.

     "Tax Benefits" means net operating loss carryovers and "net unrealized built-in loss."

     "Threshold Percentage" means [35% minus the Percentage Stock Ownership on the Effective Date by 5-Percent Shareholders other than any direct public group (as such term is used in Treasury Regulation Section 1 .382-2T) of the Corporation].[insert no. when available]

     "Transfer" means any direct or indirect sale, transfer, exchange, assignment, conveyance or other disposition for consideration, whether voluntary or involuntary, and whether by operation of law or otherwise, but not including an issuance, grant, redemption or repurchase of the New Mirant Common Stock. A Transfer also shall include, the grant (other than by the Corporation) or transfer of an option, but only if the option would be deemed exercised pursuant to Treasury Regulation Section 1 .382-4(d)(2)(i)(A) in connection with such grant or transfer.

     "Transferee" means any person or Entity to whom the New Mirant Common Stock is Transferred and who is, or would become as a result of such Transfer, a Substantial Stockholder.

     "Transferee Notice" means a written notice provided by a potential Transferee to the Corporation, at least seven and not more than twelve Business Days prior to completion of a potential Transfer, stating (i) the name, address, facsimile number and e-mail address, and Percentage Stock Ownership of the Transferee prior to the Transfer, (ii) if known to the Transferee, the name and address of the Transferor, (iii) the number of shares subject to the Transfer, and (iv) the proposed date of "completion" of the Transfer ("completion" occurs when all steps have been taken to effect the Transfer of beneficial ownership, for federal income tax purposes, of the New Mirant Common Stock referenced in such Transferee Notice).

     "Transferor" means any person or Entity that Transfers the New Mirant Common Stock to a person or Entity who is, or would become as a result of such Transfer, a Substantial Stockholder.

     "Treasury Regulation" means a Treasury Regulation promulgated under the IRC.

     (b)  Transfer Restrictions ("Transfer Restrictions")

     A Substantial Stockholder Transfer during the Restriction Period shall be null and void ab initio and shall not be effective to Transfer New Mirant Common Stock if the Substantial Stockholder; whose Percentage Stock Ownership would be increased by the purported Transfer was a Substantial Stockholder before the Transfer. If such purported Substantial Stockholder was not a Substantial Stockholder before the Transfer, a Substantial Stockholder Transfer during the Restriction Period shall be null and void ab initio and shall not be effective to Transfer New Mirant Common Stock, but only to the minimum extent necessary to prevent the purported Substantial Stockholder from becoming an actual Substantial Stockholder. The foregoing Transfer restrictions shall not (i) apply to Transfers pursuant to a tender offer to purchase more than 50% of the New Mirant Common Stock then outstanding, provided, that such tender offer results in the acquisition of beneficial ownership of the New Mirant Common Stock by any person or group which, when combined with the New Mirant Common Stock beneficially owned by such person or group represents more than 50% of the voting power represented by all then-outstanding the New Mirant Common Stock (without regard to tenders during any subsequent offering period), or (ii) preclude the settlement of a transaction entered into through the facilities of any national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Transfer that is prohibited by this paragraph (b), such Transfer shall nonetheless be a Prohibited Transfer. The terms "group" and "beneficial" used in this paragraph shall have the meanings provided thereto in Rule 13d under the Securities Exchange Act of 1934, as amended.

     (c)  Notice and Permitted Transfers

     A Substantial Stockholder Transfer shall be null and void ab initio unless the Transferee provides a Transferee Notice to the Corporation. A Substantial Stockholder Transfer as to which a Transferee Notice is provided to the Corporation shall not be subject to the Transfer Restrictions set forth in
paragraph (b) or this paragraph (c) of this Section           , unless
"completion" will occur during the Restriction Period and the Corporation has provided a Restriction Notice to the potential Transferee with respect to such Transfer. Notwithstanding anything herein to the contrary, if the Corporation receives a Transferee Notice on a day that, but for such Transfer (taking into account all pending Transfers), would not be in the Restriction Period (but such Transfer would cause the Restriction Period to begin), then such Transfer shall be treated as a Prohibited Transfer to the extent it would cause the Restriction Period to begin; provided that if the Corporation receives more than one Transferee Notice under such circumstances, such Transfers shall be treated as Prohibited Transfers proportionately to the extent that they would cause the Restriction Period to begin.

     Notwithstanding paragraph (b) and this paragraph (c) of this Section
          , the Transfer Restrictions in such paragraphs shall not apply to a Substantial Stockholder Transfer, and such Transfer shall not be null and void ab initio, if the Transferee obtains the prior written approval of the Transfer by the Board of Directors. As a condition to granting its approval under the preceding sentence, the Board of Directors may require (at the expense of the Transferee) an opinion of counsel reasonably acceptable to the Board of Directors that the Transfer will not result in the application of any IRC section 382 limitation on the use of Tax Benefits by the Corporation (or a direct or indirect subsidiary of the Corporation).

     (d)  Recovery of Prohibited Transfers

     The Corporation may institute legal proceedings to force rescission of a Prohibited Transfer. Upon written demand by the Corporation, the purported Transferee of a Prohibited Transfer shall deliver or cause to be delivered any certificate or other evidence of ownership of the New Mirant Common Stock that is the subject of the Prohibited Transfer (the "Prohibited Stock"), together with any dividends or other distributions that were received by the Transferee from the Corporation with respect to such Prohibited Stock ("Prohibited Distributions"), to an agent designated by the Board of Directors (the "Securities Transfer Agent"). The Securities Transfer Agent promptly shall sell the Prohibited Securities to one or more buyers. The Securities Transfer Agent shall not act or be treated as acting as an agent for or on behalf of the purported Transferee or the Corporation and shall have no right to bind the Purported Transferee or the Corporation, in contract or otherwise, but shall act only to carry out the ministerial functions prescribed in these Transfer Restrictions. If the purported Transferee has resold the Prohibited Stock before receiving the Corporation's demand to surrender the Prohibited Stock to the Securities Transfer Agent, the purported Transferee shall be deemed to have sold the Prohibited Stock for the Securities Transfer Agent and shall be required to Transfer to the Securities Transfer Agent any Prohibited Distributions and the proceeds of such sale. If the purported Transferee fails to surrender the Prohibited Stock or proceeds of a sale thereof to the Securities Transfer Agent, together with any Prohibited Distributions within three Business Days from the date the Corporation makes a demand for such surrender, then the Corporation may institute legal proceedings to compel such surrender. If a Transfer is a Prohibited Transfer, but the Transfer did not result from a Transfer of the New Mirant Common Stock, the Substantial Stockholder or any person, entity or public group whose ownership of the New Mirant Common Stock is attributed to the Substantial Stockholder (collectively, the "Prohibited Party Group") shall not be required to dispose of any interest that is not the New Mirant Common Stock, but shall be required to dispose of, and shall be deemed to have disposed of, a sufficient number of shares of the New Mirant Common Stock (which New Mirant Common Stock shall be disposed of in the inverse order in which it was acquired by members of the Prohibited Party Group) to cause the Transfer, following such disposition, not to be a prohibited Transfer. The New Mirant Common Stock required to be so disposed of shall be considered Prohibited Stock and the certificates for such Prohibited Stock, together with any Prohibited Distributions thereon, shall be delivered to the Securities Transfer Agent for disposition by the Securities Transfer Agent in accordance with this paragraph
(d) and paragraph (t) of this Section           . The disposition of such
Prohibited Stock by the Securities Transfer Agent shall be deemed to occur simultaneously with the Prohibited Transfer.

     (e)  Treatment of Prohibited Transfers

     No employee or agent of the Corporation shall record any Prohibited Transfer and the purported Transferee shall not be recognized as a stockholder of Prohibited Stock for any purpose whatsoever and shall not be entitled, with respect to such Prohibited Stock, to any rights of a stockholder of the Corporation, including, without limitation, the right to vote such Prohibited Stock or to receive dividend distributions, whether liquidating or otherwise, in respect thereof. Once Prohibited Stock has been acquired in a Transfer that is not a Prohibited Transfer, the Prohibited Stock shall cease to be Prohibited Stock.

     (f)  Proceeds of Prohibited Transfers

     The Securities Transfer Agent shall apply any proceeds of a sale by it of Prohibited Stock (or, if the purported Transferee resold the Prohibited Stock before the Securities Transfer Agent could recover the Prohibited Stock from the Purported Transferee, the proceeds from such resale of the Prohibited Stock by the Purported Transferee), as follows: (a) first, to reimburse itself for its costs and expenses in connection with its duties as Securities Transfer Agent hereunder; (b) second, from such proceeds as well as other funds available in the Prohibited Transfers Fund, to reimburse the purported Transferee for the amounts paid by the purported Transferee for the Prohibited Stock, and (c) third, to pay any remaining balance of such proceeds into a fund (the "Prohibited Transfers Fund") that will hold all excess proceeds from sales of Prohibited Stock. The Securities Transfer Agent shall be the disbursing agent of the Prohibited Transfers Fund, and such fund shall be used to reimburse purported Transferees for the amounts paid by the purported Transferees for Prohibited Stock. At the end of the Restriction Period, any remaining amounts in the Prohibited Transfers Fund shall be paid to the U.S. Treasury Department.

     (g) An affirmative vote of two-thirds of the shareholders of the Corporation shall be required to amend these Transfer Restrictions if such amendment would impose additional restrictions, burdens or requirements on any Transfer of New Mirant Common Stock.

     (h)  Legend on Certificates

     All certificates reflecting the New Mirant Common Stock of the Corporation on or after the Effective Date shall, until the end of the Restriction Period, bear a conspicuous legend in substantially the following form:

     THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION
PURSUANT TO ARTICLE [          ] OF THE CERTIFICATE OF INCORPORATION OF THE
CORPORATION, AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

          (i) The Board of Directors of the Corporation shall have the power to determine, in its sole discretion, all matters related to this Section
               of Article           , including matters necessary or desirable
     to administer or to determine compliance with this Section           of
     Article           .

          (j) Notice. All notices and other communications provided for under
     this Article           shall be in writing and shall be delivered by
     overnight courier service, faxed, or e-mailed, if to the Corporation, by overnight delivery to its address at 1155 Perimeter Center West, Atlanta, Georgia 30338-5416, Attention: Corporate Secretary, with a copy to Vice President, Tax, by confirmed facsimile, to facsimile number
     678-579-          to the attention of, or by email, to email address
               . If to a Transferee, by overnight delivery, confirmed facsimile or e-mail to address, facsimile number or e-mail address set forth in its Transferee Notice. All such notices shall be deemed given when received by the Corporation or Transferee, as the case may be.

             (c) Other distributions. Distribution to all holders of New Mirant Common Stock of any assets (other than ordinary cash dividends paid from earnings), debt securities, preferred stock or any options, warrants or other rights to purchase debt securities, assets or other securities of New Mirant; provided, that the foregoing shall not apply to any distribution referred to under (a) or (b) above. The adjustment shall be based on the following formula: E' = E x ((M -- F)/M)

              E' = the adjusted Series A Exercise Price or Series B Exercise Price, as applicable.
              E = the current Series A Exercise Price or Series B Exercise Price, as applicable.
              M = the current market price per share of New Mirant Common Stock on the record date.
              F = the fair market value on the record date of the assets, securities, rights or warrants to be distributed in respect of one share of New Mirant Common Stock as determined in good faith by the board of directors of New Mirant.

     No adjustment shall be required until the cumulative adjustment required as a result of such events requires an increase or decrease of more than 1% in the prevailing Series A Exercise Price or Series B Exercise Price, as applicable.

          (10) Change of Control Events: Upon consolidation or merger, sale of all or substantially all of the assets of New Mirant or a successful tender for at least 80% of the then-outstanding New Mirant Common Stock, the New Mirant Warrants shall be exercisable for the amount of securities, cash or other assets that holders of the Warrants would have acquired if exercised immediately prior to such event. Alternatively, the holders of New Mirant Warrants shall be offered the opportunity to receive a payment equal to the Black-Scholes valuation of the warrants, using a 30% volatility; provided, that if such change of control event occurs after the third anniversary of the Effective Date or is for common equity securities that are registered under the Securities Exchange Act of 1934, then the warrant holders shall not be afforded this opportunity.

          (11) Notice: The Warrants shall contain customary provisions for notice before an event that would require an adjustment of the exercise price and customary provisions regarding certain records dates, dividends, extraordinary transactions and liquidation events.

          (12) Listing:  New Mirant will use commercially reasonable efforts to
     (a) establish and maintain the registration of the New Mirant Common Stock and the New Mirant Warrants under the Securities Exchange Act of 1934, and
     (b) list the Warrants on the same exchange or over-the-counter market as the New Mirant Common Stock, or if the Warrants cannot be listed on such exchange or over-the-counter market, any other exchange or over-the-counter market acceptable to New Mirant's board of directors; provided, that it shall not be required to do so if the Warrants do not meet applicable listing requirements.

          (13) Transferability: The Warrants shall be freely transferable to the same extent as the New Mirant Common Stock (e.g., the New Mirant Warrants shall be subject to the same post-Effective Date transfer restrictions as the New Mirant Common Stock).

          (14) Voting and Dividends. Until a New Mirant Warrant is exercised, the holder thereof, shall have no rights as a shareholder of New Mirant, including, without limitation, the right to vote or to receive dividends or to participate in any transaction that would give rise to an adjustment as contemplated by (9), above.

          (15) Redemption. The New Mirant Warrants shall not be redeemable by New Mirant or any other Person.

                                  SCHEDULE 14
           MARKET PRICES FOR THE DEBTORS' PUBLICLY-TRADED SECURITIES

     The market prices for the Debtors' publicly-traded securities from the Petition Date through September 27, 2005 are as follows:

                                     7/14/2003   9/1/2004   1/1/2005   2/1/2005   3/1/2005   4/1/2005   5/1/2005   6/1/2005
                                     ---------   --------   --------   --------   --------   --------   --------   --------
MIRANT
7.4% Sr. Notes.....................     59.0       62.0        73.5       76.8       80.0       78.3       76.5       77.8
7.9% Sr. Notes.....................     49.5       62.0        74.5       77.8       81.3       80.5       77.5       79.5
5.75% Conv. Sr. Notes..............     65.4       59.0        72.5       75.0       77.0       77.0       76.0       77.5
2.5% Conv. Sr. Notes...............     61.5       58.3        71.5       74.0       75.0       75.5       75.0       75.5
MAG
7.625% Sr. Notes...................     75.0       83.3       107.5      113.0      114.0      113.3      113.8      115.3
7.2% Sr. Notes.....................     62.0       83.3       107.5      113.0      114.0      112.5      113.5      115.0
8.3% Sr. Notes.....................     61.0       82.8       105.8      110.3      113.5      111.5      108.3      110.0
8.5% Sr. Notes.....................     56.5       83.3       104.3      105.3      108.8      106.0      103.3      103.8
9.125% Sr. Notes...................     57.0       82.8       104.3      108.0      111.5      108.0      105.5      105.0
EQUITY
MIRKQ.PK...........................    $2.01      $0.40      $ 0.39     $ 0.27     $ 0.29     $ 0.29     $ 0.37     $ 0.35

                                     7/1/2005   8/1/2005   9/1/2005   9/8/2005(1)   9/19/2005   9/26/2005   9/27/2005
                                     --------   --------   --------   -----------   ---------   ---------   ---------
MIRANT
7.4% Sr. Notes.....................     83.3       94.0      102.0        113.0       113.3       114.0       115.0
7.9% Sr. Notes.....................     84.5       95.3      102.5        113.5       114.5       115.0       116.5
5.75% Conv. Sr. Notes..............     82.0       89.9       98.0        108.3       106.0       108.5       109.0
2.5% Conv. Sr. Notes...............     80.5       85.5       90.5         98.5        97.5        98.1        99.0
MAG
7.625% Sr. Notes...................    116.3      115.3      118.0        118.5       119.5       121.3       121.0
7.2% Sr. Notes.....................    115.8      115.3      118.0        118.0       119.0       120.5       120.5
8.3% Sr. Notes.....................    115.8      115.0      118.8        123.5       123.0       123.8       123.5
8.5% Sr. Notes.....................    108.0      114.9      118.8        125.5       124.3       125.0       124.5
9.125% Sr. Notes...................    109.0      118.5      122.5          128       128.0       129.0       128.9
EQUITY
MIRKQ.PK...........................   $ 0.63     $ 0.78     $ 0.82       $ 1.15      $ 1.21      $ 1.28      $ 1.27

---------------

(1) This is the date the Mirant Plan Term Sheet between the Debtors, the Committees and Phoenix was made public.

                                   EXHIBIT A

             SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                               FORT WORTH DIVISION

----------------------------------------
                                        )
In re                                   )   Chapter 11 Case
                                        )
MIRANT CORPORATION, et al.,             )   Case No. 03-46590(DML)
                                        )   Jointly Administered
                    Debtors.            )
                                        )
----------------------------------------

             SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                             FOR MIRANT CORPORATION
                           AND ITS AFFILIATED DEBTORS

Dated: September 30, 2005   WHITE & CASE LLP
                            Thomas E Lauria
                            Craig H. Averch
                            Gerard Uzzi
                            Wachovia Financial Center
                            200 South Biscayne Blvd., Suite 4900
                            Miami, FL 33131
                            (305) 371-2700

                            HAYNES AND BOONE, LLP
                            Robin Phelan
                            Ian T. Peck
                            901 Main Street, Suite 3100
                            Dallas, TX 75202
                            (214) 651-5000

                            ATTORNEYS FOR THE DEBTORS AND
                            DEBTORS IN POSSESSION

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I. DEFINITIONS AND INTERPRETATION................................     1
   1.1.     Definitions..................................................     1
   1.2.     Interpretation...............................................     1
   1.3.     Application of Definitions and Rules of Construction
            Contained in the Bankruptcy Code.............................     1
   1.4.     Other Terms..................................................     1
   1.5.     Appendices and Plan Documents................................     1

ARTICLE II. RESOLUTION OF CERTAIN INTER-DEBTOR ISSUES....................     2
   2.1.     Formation of Debtor Groups for Certain Purposes..............     2
   2.2.     Treatment of Guaranty Claims Against a Debtor in a Debtor
            Group........................................................     2
   2.3.     Intercompany Claims and Equity Interests.....................     2

ARTICLE III. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS...............     3
   3.1.     Administrative Claims and Tax Claims.........................     3
   3.2.     Mirant Debtor Claims and Equity Interests....................     3
   3.3.     MAG Debtor Claims and Equity Interests.......................     4
   3.4.     Separate Classification of Secured Claims....................     5
   3.5.     Separate Classification of PG&E/RMR Claims...................     5
   3.6.     Separate Classification of the Secured Claims of the New York
            Taxing Authorities...........................................     5

ARTICLE IV. IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND EQUITY
   INTERESTS.............................................................     5
   4.1.     Unimpaired Classes of Claims and Equity Interests............     5
   4.2.     Impaired Classes of Claims and Equity Interests..............     5
   4.3.     Impairment Controversies.....................................     6

ARTICLE V. PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER
   THE PLAN..............................................................     6
   5.1.     Mirant Debtor Claims and Equity Interests....................     6
   5.2.     MAG Debtor Claims and Equity Interests.......................     8

ARTICLE VI. PROVISIONS FOR TREATMENT OF UNCLASSIFIED CLAIMS UNDER THE
   PLAN..................................................................    10
   6.1.     Unclassified Claims..........................................    10
   6.2.     Treatment of Administrative Claims...........................    10
   6.3.     Treatment of Tax Claims......................................    12

ARTICLE VII. ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY
   ONE OR MORE CLASSES OF CLAIMS OR EQUITY INTERESTS.....................    13
   7.1.     Classes Entitled to Vote.....................................    13
   7.2.     Class Acceptance Requirement.................................    13
   7.3.     Tabulation of Votes on a Non-Consolidated Basis..............    13
   7.4.     Cramdown.....................................................    13
   7.5.     Confirmation of All Cases....................................    14

ARTICLE VIII. MEANS FOR IMPLEMENTATION OF THE PLAN.......................    14
   8.1.     Operations between the Confirmation Date and the Effective
            Date.........................................................    14
   8.2.     Certain Intercompany Transactions On or Prior to the
            Effective Date...............................................    14
   8.3.     Certain Intercompany Transfers On the MAEM/MET Effective
            Date.........................................................    17
   8.4.     Corporate Action.............................................    17
   8.5.     Termination of Certain Debt Obligations......................    18
   8.6.     Continued Corporate Existence of the Debtors.................    19
   8.7.     Re-vesting of Assets.........................................    19
   8.8.     Sale Provisions Relating to Mint Farm........................    19
   8.9.     Management...................................................    19
   8.10.    Initial Boards of Directors..................................    19
   8.11.    Officers.....................................................    20
   8.12.    Causes of Action.............................................    20
   8.13.    Appointment of the Disbursing Agent..........................    21
   8.14.    Sources of Cash for Plan Distributions.......................    21
   8.15.    Investment of Funds Held by the Disbursing Agent; Tax
            Reporting by the Disbursing Agent............................    21
   8.16.    Releases by the Debtors......................................    21
   8.17.    New Mirant Employee Stock Programs...........................    22
   8.18.    Appointment of New Mirant and MET as Attorneys-In-Fact.......    22
   8.19.    Special Provisions Regarding the MAG Long-term Notes.........    22

ARTICLE IX. THE PLAN TRUST...............................................    23
   9.1.     Creation of Plan Trust and Appointment of Plan Trustees......    23
   9.2.     Property of the Plan Trust...................................    23
   9.3.     Powers and Duties of the Plan Trustees.......................    23

ARTICLE X. DISTRIBUTION PROVISIONS.......................................    24
   10.1.    Plan Distributions...........................................    24
   10.2.    Timing of Plan Distributions.................................    24
   10.3.    Address for Delivery of Plan Distributions/Unclaimed
            Distributions................................................    24
   10.4.    De Minimis Distributions.....................................    25
   10.5.    Time Bar to Cash Payments....................................    25
   10.6.    Manner of Payment under the Plan.............................    25
   10.7.    Expenses Incurred on or after the Effective Date and Claims
            of the Disbursing Agent......................................    25

   10.8.    Fractional Plan Distributions................................    26
   10.9.    Special Distribution Provisions for MAG Short-term Debt
            Claims, MAG Long-term Note Claims and Mirant Debt Claims.....    26
   10.10.   Special Distribution Provisions for Equity Interests.........    29
   10.11.   Special Distribution for California Parties..................    29
   10.12.   Surrender and Cancellation of Instruments....................    30
   10.13.   Designated Net Litigation Distributions......................    30
   10.14.   Accrual of Interest for Purposes of Calculating Plan
            Distributions................................................    31
   10.15.   Supplemental Distributions to Holders of Allowed Mirant
            Debtor Class 3 - Unsecured Claims............................    32

ARTICLE XI. PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS.......    33
   11.1.    Objection Deadline...........................................    33
   11.2.    Prosecution of Contested Claims..............................    33
   11.3.    Claims Settlement............................................    33
   11.4.    Entitlement to Plan Distributions Upon Allowance.............    33
   11.5.    Estimation of Claims.........................................    33

ARTICLE XII. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE
   OCCURRENCE OF THE EFFECTIVE DATE......................................    34
   12.1.    Conditions Precedent to Confirmation.........................    34
   12.2.    Conditions Precedent to the Occurrence of the Effective
            Date.........................................................    36
   12.3.    Waiver of Conditions.........................................    36
   12.4.    Effect of Non-Occurrence of the Effective Date...............    36

ARTICLE XIII. THE DISBURSING AGENT.......................................    37
   13.1.    Powers and Duties............................................    37
   13.2.    Plan Distributions...........................................    37
   13.3.    Exculpation..................................................    37

ARTICLE XIV. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.......    38
   14.1.    Assumption and Rejection of Executory Contracts and Unexpired
            Leases.......................................................    38
   14.2.    Cure.........................................................    40
   14.3.    Claims Arising from Rejection, Expiration or Termination.....    40
   14.4.    Special Provisions Relating to the BEWAG Contract............    41
   14.5.    Special Provisions Relating to Agreements with Pepco and its
            Subsidiaries.................................................    41
   14.6.    Special Provisions Related to the MIRMA Leases...............    42
   14.7.    Special Provisions Relating to Mint Farm.....................    44
   14.8.    Special Provisions Relating to the FCC Agreement.............    44

ARTICLE XV. SETTLEMENTS AND COMPROMISES..................................    45
   15.1.    California Settlement........................................    45
   15.2.    Settlement of Prepetition Employee Agreements................    46

   15.3.    Proposed New York Tax Settlement.............................    46
   15.4.    Settlement of Certain Subordination Rights...................    48

ARTICLE XVI. RETENTION OF JURISDICTION...................................    48

ARTICLE XVII. MISCELLANEOUS PROVISIONS...................................    50
   17.1.    Payment of Statutory Fees....................................    50
   17.2.    Satisfaction of Claims.......................................    50
   17.3.    Third Party Agreements; Subordination........................    50
   17.4.    Exculpation..................................................    51
   17.5.    Discharge of Liabilities.....................................    51
   17.6.    Discharge of Debtors.........................................    52
   17.7.    Notices......................................................    52
   17.8.    Headings.....................................................    53
   17.9.    Governing Law................................................    53
   17.10.   Expedited Determination......................................    54
   17.11.   Exemption from Transfer Taxes................................    54
   17.12.   Retiree Benefits.............................................    54
   17.13.   Notice of Entry of Confirmation Order and Relevant Dates.....    54
   17.14.   Interest and Attorneys' Fees.................................    54
   17.15.   Modification of the Plan.....................................    54
   17.16.   Revocation of Plan...........................................    55
   17.17.   Setoff Rights................................................    55
   17.18.   Compliance with Tax Requirements.............................    55
   17.19.   Rates........................................................    56
   17.20.   Injunctions..................................................    56
   17.21.   Binding Effect...............................................    57
   17.22.   Severability.................................................    57
   17.23.   Committees' Consultation and Agreement.......................    57
   17.24.   Global Settlement Of Certain Recoveries......................    58
   17.25.   No Admissions................................................    58
   17.26.   Potential Exclusion of Mirant NY-Gen from Plan...............    58

EXHIBITS

Glossary of Defined Terms...........................................   Exhibit A
MAG Debtors.........................................................   Exhibit B
Mirant Debtors......................................................   Exhibit C
MAI Series A & B Preferred Shares...................................   Exhibit D
New Mirant Warrant Terms............................................   Exhibit E

          Mirant Corporation and its affiliated debtors and debtors-in-possession in the above-captioned jointly administered chapter 11 cases hereby collectively and jointly propose the following joint chapter 11 plan of reorganization:

                                   ARTICLE I.

                         DEFINITIONS AND INTERPRETATION

1.1. DEFINITIONS.

          The capitalized terms used herein shall have the respective meanings set forth in the Glossary of Defined Terms attached hereto as Exhibit "A."

1.2. INTERPRETATION.

          Unless otherwise specified, all section, article, and exhibit references in the Plan are to the respective section in, article of, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. Words denoting the singular number shall include the plural number and vice versa, as appropriate, and words denoting one gender shall include the other gender. The Disclosure Statement may be referred to for purposes of interpretation to the extent any term or provision of the Plan is determined by the Bankruptcy Court to be ambiguous.

1.3. APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION CONTAINED IN THE BANKRUPTCY CODE.

          Words and terms defined in section 101 of the Bankruptcy Code shall have the same meanings when used in the Plan, unless a different definition is given in the Glossary of Defined Terms. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

1.4. OTHER TERMS.

          The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

1.5. APPENDICES AND PLAN DOCUMENTS.

          All appendices to the Plan and the Plan Documents are incorporated into the Plan by this reference and are a part of the Plan as if set forth in full herein. Subject to Section 17.23, all Plan Documents shall be filed with the Clerk of the Bankruptcy Court not less than ten (10) days prior to the commencement of the Confirmation Hearing. Holders of Claims and Equity Interests may obtain a copy of the Plan Documents, once filed, by a written request sent to the following address:

                    White & Case LLP
                    Wachovia Financial Center
                    200 South Biscayne Boulevard
                    Suite 4900
                    Miami, Florida 33131
                    Attention: Mark B. Fuhr
                    Telephone: (305) 371-2700
                    Facsimile: (305) 358-5744

                                   ARTICLE II.

                    RESOLUTION OF CERTAIN INTER-DEBTOR ISSUES

2.1. FORMATION OF DEBTOR GROUPS FOR CERTAIN PURPOSES.

          In settlement and compromise of certain existing and potential disputes regarding Intercompany Claims and related matters, pursuant to sections 1123(b)(3) and (6) of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan (a) treats the Mirant Debtors as comprising a single Estate solely for purposes of voting on the Plan (except as set forth in Section 7.3), confirmation of the Plan and making Plan Distributions in respect of Claims against and Equity Interests in the Mirant Debtors under the Plan, and (b) treats the MAG Debtors as comprising a single Estate solely for purposes of voting on the Plan (except as set forth in Section 7.3), confirmation of the Plan and making Plan Distributions in respect of Claims against and Equity Interests in the MAG Debtors under the Plan. Such settlement and compromise shall not affect any Debtor's status as a separate legal entity, change the organizational structure of the Debtors' business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any assets; and, except as otherwise provided by or permitted in the Plan, all Debtors shall continue to exist as separate legal entities. This settlement and compromise (and the treatment derived therefrom) serves only as a mechanism to effect a fair distribution of value to the Debtors' constituencies.

2.2. TREATMENT OF GUARANTY CLAIMS AGAINST A DEBTOR IN A DEBTOR GROUP.

          Any holder of a Claim against a Debtor and a Claim based on a guaranty of such base Claim given by a Debtor within the same Debtor Group, including, without limitation, (a) Claims arising under the Commodity Prepay Facility and the Commodity Prepay Guaranty, and (b) Claims arising under the Equipment Warehouse Facility and the Equipment Warehouse Guaranty, shall receive only a single recovery in respect of such Claims.

2.3. INTERCOMPANY CLAIMS AND EQUITY INTERESTS.

          Intercompany Claims and Administrative Claims between and among a Debtor in a Debtor Group and another Debtor in the same Debtor Group shall, solely for purposes of receiving Plan Distributions, be deemed resolved as a result of the settlement and compromise described in Section 2.1 and therefore not entitled to any Plan Distribution and shall not be entitled to vote on the Plan. In addition, all Intercompany Claims between the Mirant Debtors and the MAG Debtors shall, solely for purposes of receiving Plan Distributions, be deemed resolved as part of the global settlement of Intercompany Claims and related matters under the Plan and therefore not entitled to any Plan Distribution and shall not be entitled to vote on the Plan. Administrative Claims between the Mirant Debtors and the MAG Debtors shall be settled in the ordinary course. Except with respect to Allowed Mirant Debtor Class 5 - Equity Interests and Allowed MAG Debtor Class 8 - Equity Interests, no Plan Distributions shall be made on account of any Equity Interests in any Debtor regardless of whether such Equity Interests are held by a Person which is not a Debtor; provided, that any Debtor that owns Equity Interests in another Debtor shall retain such Equity Interests, except as otherwise provided in the Plan.

                                  ARTICLE III.

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

          For the purposes of organization, voting and all confirmation matters, except as otherwise provided herein, all Claims (except as provided in Section 3.1) and all Equity Interests in the Mirant Debtors and the MAG Debtors shall be classified as set forth in this Article III.

3.1. ADMINISTRATIVE CLAIMS AND TAX CLAIMS.

          As provided by section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims shall not be classified under the Plan, and shall instead be treated separately as unclassified Claims on the terms set forth in Article VI.

3.2. MIRANT DEBTOR CLAIMS AND EQUITY INTERESTS.

          The classes of Claims against the Mirant Debtors and the Equity Interests in Mirant shall be treated under the Plan as follows:

     (a)  Mirant Debtor Class 1 - Priority Claims

          Mirant Debtor Class 1 shall consist of all Priority Claims against any of the Mirant Debtors.

     (b)  Mirant Debtor Class 2 - Secured Claims

          Mirant Debtor Class 2 shall consist of all Secured Claims against any of the Mirant Debtors.

     (c)  Mirant Debtor Class 3 - Unsecured Claims

          Mirant Debtor Class 3 shall consist of all Unsecured Claims (including the Mirant Debt Claims, the Subordinated Note Claims and the California Party Unsecured Claims, but excluding Convenience Claims) against any of the Mirant Debtors.

     (d)  Mirant Debtor Class 4 - Convenience Claims

          Mirant Debtor Class 4 shall consist of all Convenience Claims against any of the Mirant Debtors.

     (e)  Mirant Debtor Class 5 - Equity Interests

          Mirant Debtor Class 5 shall consist of all Equity Interests in Mirant.

3.3. MAG DEBTOR CLAIMS AND EQUITY INTERESTS.

          The classes of Claims against the MAG Debtors and the Equity Interests in MAG shall be treated under the Plan as follows:

     (a)  MAG Debtor Class 1 - Priority Claims

          MAG Debtor Class 1 shall consist of all Priority Claims against any of the MAG Debtors.

     (b)  MAG Debtor Class 2 - Secured Claims

          MAG Debtor Class 2 shall consist of all Secured Claims (other than New York Taxing Authorities Secured Claims) against any of the MAG Debtors.

     (c)  MAG Debtor Class 3 - New York Taxing Authorities Secured Claims

          MAG Debtor Class 3 shall consist of all Secured Claims of the New York Taxing Authorities against the New York Debtors.

     (d)  MAG Debtor Class 4 - PG&E/RMR Claims

          MAG Debtor Class 4 shall consist of all PG&E/RMR Claims against the MAG Debtors.

     (e)  MAG Debtor Class 5 - Unsecured Claims

          MAG Debtor Class 5 shall consist of all Unsecured Claims (including without limitation, MAG Short-term Debt Claims, but excluding Convenience Claims) against any of the MAG Debtors.

     (f)  MAG Debtor Class 6 - MAG Long-term Note Claims

          MAG Debtor Class 6 shall consist of all MAG Long-term Note Claims against the MAG Debtors.

     (g)  MAG Debtor Class 7 - Convenience Claims

          MAG Debtor Class 7 shall consist of all Convenience Claims against any of the MAG Debtors.

     (h)  MAG Debtor Class 8 - Equity Interests

          MAG Debtor Class 8 shall consist of all Equity Interests in MAG.

3.4. SEPARATE CLASSIFICATION OF SECURED CLAIMS.

          Although Secured Claims against the Mirant Debtors and the MAG Debtors have been placed in one category with respect to each such Debtor Group for purposes of nomenclature, each such Secured Claim shall be treated as a separate class for purposes of voting on the Plan and receiving Plan Distributions (to be designated as Mirant Debtor Class 2A, Mirant Debtor Class 2B, Mirant Debtor Class 2C, etc.; MAG Debtor Class 2A, MAG Debtor Class 2B, MAG Debtor Class 2C, etc.).

3.5. SEPARATE CLASSIFICATION OF PG&E/RMR CLAIMS.

          Although the PG&E/RMR Claims have been placed in one category for purposes of nomenclature, each of the three PG&E/RMR Claims shall be treated as a separate class for purposes of voting on the Plan and receiving Plan Distributions (to be designated MAG Debtor Class 4A, MAG Debtor Class 4B and MAG Debtor Class 4C).

3.6. SEPARATE CLASSIFICATION OF THE SECURED CLAIMS OF THE NEW YORK TAXING AUTHORITIES.

          Although the Secured Claims of the New York Taxing Authorities have been placed in one category for purposes of nomenclature, each Secured Claim of the New York Taxing Authorities shall be treated as a separate class for purposes of voting on the Plan (to be designated MAG Debtor Class 3A, MAG Debtor Class 3B, MAG Debtor Class 3C, etc.).

                                   ARTICLE IV.

                           IDENTIFICATION OF IMPAIRED
                     CLASSES OF CLAIMS AND EQUITY INTERESTS

4.1. UNIMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS.

          Mirant Debtor Class 1 - Priority Claims, MAG Debtor Class 1 - Priority Claims, MAG Debtor Class 6 - MAG Long-term Note Claims, and MAG Debtor Class 8 - Equity Interests are not impaired under the Plan.

4.2. IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS.

          Except as provided in Section 4.1, all classes of Claims and Equity Interests are impaired under the Plan.

4.3. IMPAIRMENT CONTROVERSIES.

          If a controversy arises as to whether any Claim or Equity Interest, or any class of Claims or Equity Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

                                   ARTICLE V.

                       PROVISIONS FOR TREATMENT OF CLAIMS
                       AND EQUITY INTERESTS UNDER THE PLAN

5.1. MIRANT DEBTOR CLAIMS AND EQUITY INTERESTS.

          The classes of Claims against the Mirant Debtors and Equity Interests in Mirant shall be treated under the Plan as follows:

     (a)  Mirant Debtor Class 1 - Priority Claims

          Each holder of an Allowed Priority Claim against any of the Mirant Debtors shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be fully reinstated and retained, and such Allowed Priority Claim (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy
Code) shall be paid in full in accordance with such reinstated rights on the Distribution Date.

     (b)  Mirant Debtor Class 2 - Secured Claims

          (1) General Treatment. Each holder of an Allowed Secured Claim against any of the Mirant Debtors shall, at the sole option of the Debtors, receive on the Distribution Date on account of its Allowed Secured Claim (A) a Plan Secured Note; (B) the collateral that secures payment of such Secured Claim; (C) a single Cash payment in an amount equal to the amount of such Allowed Secured Claim; or (D) if applicable, the implementation of any applicable valid right of setoff permitted under section 553 of the Bankruptcy Code. If the holder of an Allowed Secured Claim receives treatment as provided in (A) above, such holder shall retain the liens securing the Allowed Secured Claim (or, at the Debtors' election, receive alternative collateral having a value at least equivalent to the existing collateral) until paid in full. Any deficiency amount related to a Secured Claim against any of the Mirant Debtors shall be treated as a Mirant Debtor Class 3 - Unsecured Claim.

          (2) Alternative Consensual Treatment. Notwithstanding any other provision in this Section 5.1(b), the Mirant Debtors and any holder of an Allowed Mirant Debtor Class 2 - Secured Claim may agree to any alternate treatment of such Secured Claim; provided that such treatment shall not provide a return to such holder having a present value as of the Effective Date in excess of the amount of such holder's Allowed Mirant Debtor Class 2 - Secured Claim.

          (3) Treatment of West Georgia Facility Claims.

               (A) If the holders of the West Georgia Facility Claims do not enter into and comply with their obligations under the West Georgia Settlement Agreement and do not vote in favor of the Plan pursuant to section 1126 of the Bankruptcy Code, on the Distribution Date the holders of the Allowed West Georgia Facility Claims shall receive, to the extent that the West Georgia Facility Claims are determined by the Bankruptcy Court to be Secured Claims (i) a Cash payment of up to $30,000,000, and (ii) to the extent that the secured portion of the West Georgia Facility Claims exceeds $30,000,000, the West Georgia Secured Note.

               (B) If the holders of the West Georgia Facility Claims enter into and comply with their obligations under the West Georgia Settlement Agreement and vote in favor of the Plan pursuant to section 1126 of the Bankruptcy Code, the West Georgia Facility Claims will be Allowed as Secured Claims in the amount of $139,700,000 plus accrued and unpaid interest through the Effective Date and on the Distribution Date the holders of the Allowed West Georgia Facility Claims shall receive (i) a Cash payment in the amount of $45,000,000, and (ii) rights under the West Georgia Amended Loan Documents.

     (c)  Mirant Debtor Class 3 - Unsecured Claims

          Except as provided in Sections 15.4 and 17.3, each holder of an Allowed Mirant Debtor Class 3 - Unsecured Claim (including accrued interest as calculated pursuant to Section 10.14(a)) shall receive on the Distribution Date a Pro Rata Share of (i) 96.25% of the shares of New Mirant Common Stock to be issued pursuant to the Plan, except for (A) the shares to be issued to the holders of Allowed MAG Debtor Class 4 - PG&E/RMR Claims and Allowed MAG Debtor Class 5 - Unsecured Claims pursuant to Sections 5.2(d) and (e) hereof, respectively, and (B) the shares reserved for issuance pursuant to the New Mirant Employee Stock Programs, and (ii) the right to receive the Designated Net Litigation Distributions allocated to holders of Allowed Mirant Debtor Class 3 - Unsecured Claims as provided in Section 10.13.

     (d)  Mirant Debtor Class 4 - Convenience Claims

          Each holder of an Allowed Mirant Debtor Class 4 - Convenience Claim shall receive on the Distribution Date a single Cash payment in an amount equal to the amount of such holder's Allowed Convenience Claim.

     (e)  Mirant Debtor Class 5 - Equity Interests

          On the Effective Date, all Equity Interests in Mirant shall be cancelled, and each holder of an Allowed Mirant Debtor Class 5 - Equity Interest shall receive on the Distribution Date a Pro Rata Share of (i) 3.75% of the shares of New Mirant Common Stock issued under the Plan (excluding the shares
(A) to be issued to the holders of Allowed MAG Debtor Class 4 - PG&E/RMR Claims and Allowed MAG Debtor Class 5 - Unsecured Claims; provided, that, if such shares are distributed to holders of Allowed Mirant Debtor Class 3 - Unsecured Claims, the holders of Allowed Mirant Debtor Class 5 - Equity Interests shall receive 3.75% of such shares, and (B) to be reserved for issuance pursuant to the New Mirant Employee Stock Programs), (ii) the New Mirant Series A Warrants, and (iii) the right to receive the Designated Net Litigation

Distributions allocated to Allowed Mirant Debtor Class 5 - Equity Interests as provided in Section 10.13.

5.2. MAG DEBTOR CLAIMS AND EQUITY INTERESTS.

          The classes of Claims against the MAG Debtors and Equity Interests in MAG shall be treated under the Plan as follows:

     (a)  MAG Debtor Class 1 - Priority Claims

          Each holder of an Allowed Priority Claim against any of the MAG Debtors shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be fully reinstated and retained, and such Allowed Priority Claims (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy
Code) shall be paid in full in accordance with such reinstated rights on the Distribution Date.

     (b)  MAG Debtor Class 2 - Secured Claims

          (1) General Treatment. Each holder of an Allowed Secured Claim against any of the MAG Debtors (other than the MAG Debtor Class 3 - New York Taxing Authorities Secured Claims) shall, at the sole option of the Debtors, receive on the Distribution Date on account of its Allowed Secured Claim (A) a Plan Secured Note; (B) the collateral that secures payment of such Allowed Secured Claim; (C) a single Cash payment in an amount equal to the amount of such Allowed Secured Claim; or (D) if applicable, the implementation of any applicable valid right of setoff permitted under section 553 of the Bankruptcy Code. If the holder of an Allowed MAG Debtor Class 2 - Secured Claim receives treatment as provided in (A) above, such holder shall retain the liens securing the Allowed Secured Claim (or at the Debtors' election, receive alternative collateral having a value at least equivalent to the existing collateral) until paid in full. Any deficiency amount related to a Secured Claim against any of the MAG Debtors shall be treated as a MAG Debtor Class 5 - Unsecured Claim.

          (2) Alternative Consensual Treatment. Notwithstanding any other provision in this Section 5.2(b), the MAG Debtors and any holder of an Allowed MAG Debtor Class 2 - Secured Claim may agree to any alternate treatment of such Secured Claim; provided that such treatment shall not provide a return to such holder having a present value as of the Effective Date in excess of the amount of such holder's Allowed MAG Debtor Class 2 - Secured Claim.

     (c)  MAG Debtor Class 3 - New York Taxing Authorities Secured Claims

          (1) If each of the New York Taxing Authorities votes to accept the Plan pursuant to section 1126 of the Bankruptcy Code, on the Effective Date, each holder of an Allowed New York Taxing Authorities Secured Claim shall receive the treatment specified in the Proposed New York Tax Settlement set forth in Section 15.3.

          (2) If each of the New York Taxing Authorities does not vote to accept the Plan pursuant to section 1126 of the Bankruptcy Code, the Plan shall exclude the New York

Debtors and the Confirmation Hearing, solely with respect to the New York Debtors, shall be adjourned pending further notice or order of the Bankruptcy Court as set forth in Section 15.3(c) and the Debtors shall seek the alternative interim relief with respect to the New York Debtors as set forth in Section 15.3(c).

     (d)  MAG Debtor Class 4 - PG&E/RMR Claims

          In respect of the Allowed PG&E/RMR Claims, PG&E shall receive on the Distribution Date the treatment specified in the California Settlement as set forth in Section 15.1 of the Plan, including (a) at the option of the Debtors as exercised with respect to MAG Debtor Class 5 - Unsecured Claims, $119,700,000 either in Cash or New MAG Holdco Notes and (b) 0.2% of the shares of New Mirant Common Stock issued under the Plan (excluding the shares reserved for the New Mirant Employee Stock Programs).

     (e)  MAG Debtor Class 5 - Unsecured Claims

          Each holder of an Allowed MAG Debtor Class 5 - Unsecured Claim (including accrued interest as calculated pursuant to Section 10.14(b)) shall receive on the Distribution Date a Pro Rata Share of (i) at the option of the Debtors, $1,231,110,000 in Cash or New MAG Holdco Notes; and (ii) 2.1% of the shares of New Mirant Common Stock issued under the Plan (excluding the shares to be reserved for issuance pursuant to the New Mirant Employee Stock Programs). The treatment set forth herein is based upon an assumed Effective Date of December 31, 2005. To the extent the Effective Date occurs on a date other than December 31, 2005, the Plan Distributions set forth in subclause (i) shall be adjusted to reflect the appropriate amount of accrued interest payable, calculated in accordance with Section 10.14(b).

     (f)  MAG Debtor Class 6 - MAG Long-term Note Claims

          Each holder of an Allowed MAG Long-term Note Claim shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, (i) all of the legal, equitable and contractual rights to which such Claim entitles such holder against the MAG Debtors in respect of such Claim shall be fully reinstated and retained; (ii) all defaults, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, shall be cured; (iii) the maturity of such MAG Long-term Note Claim shall be reinstated; and (iv) all amounts owed in respect of such Allowed MAG Long-term Note Claim (including (A) accrued interest as calculated pursuant to Section 10.14(c), and (B) any amounts to which such holder is entitled pursuant to sections 1124(2)(C) and (D) of the Bankruptcy Code) shall be paid in full on the later of the Effective Date and the date such amount otherwise becomes due and payable under the MAG Indenture and the MAG Long-term Notes, as reinstated. In addition, the Confirmation Order shall implement and give effect to the settlement and compromise with respect to the New MAG Debt Covenants as specified in Section 8.19.

     (g)  MAG Debtor Class 7 - Convenience Claims

          Each holder of an Allowed Convenience Claim against any of the MAG Debtors shall receive on the Distribution Date a single Cash payment in an amount equal to the amount of such holder's Allowed Convenience Claim.

     (h)  MAG Debtor Class 8 - Equity Interests

          The holder of the Allowed Equity Interests in MAG shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Equity Interests entitle such holder in respect of such Equity Interests shall be fully reinstated and retained on and after the Effective Date.

                                   ARTICLE VI.

                            PROVISIONS FOR TREATMENT
                      OF UNCLASSIFIED CLAIMS UNDER THE PLAN

6.1. UNCLASSIFIED CLAIMS.

          Administrative Claims and Tax Claims are treated in accordance with sections 1129(a)(9)(A) and 1129(a)(9)(C) of the Bankruptcy Code, respectively. Such Claims are unimpaired under the Plan and in accordance with section 1123(a)(1) of the Bankruptcy Code, are not designated as classes of Claims for the purposes of this Plan or for the purposes of sections 1123, 1124, 1125, 1126 or 1129 of the Bankruptcy Code.

6.2. TREATMENT OF ADMINISTRATIVE CLAIMS.

          All Administrative Claims shall be treated as follows:

     (a)  Time for Filing Administrative Claims.

          The holder of an Administrative Claim, other than (i) the DIP Claims,
(ii) a Fee Claim, (iii) a liability incurred and payable in the ordinary course of business by a Debtor (and not past due), or (iv) an Administrative Claim that has been Allowed on or before the Effective Date or as part of the California Settlement, must file with the Bankruptcy Court and serve on the Debtors, any official committee appointed in the Chapter 11 Cases and the Office of the United States Trustee, notice of such Administrative Claim within forty (40) days after service of Notice of Confirmation. Such notice must include at a minimum (A) the name of the Debtor(s) which are purported to be liable for the Claim, (B) the name of the holder of the Claim, (C) the amount of the Claim, and
(D) the basis of the Claim. FAILURE TO FILE AND SERVE SUCH NOTICE TIMELY AND PROPERLY SHALL RESULT IN THE ADMINISTRATIVE CLAIM BEING FOREVER BARRED AND DISCHARGED.

     (b)  Time for Filing Fee Claims.

          Each Professional Person who holds or asserts a Fee Claim shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within forty-five (45) days after the Effective Date. THE FAILURE TO FILE TIMELY AND SERVE SUCH FEE APPLICATION SHALL RESULT IN THE FEE CLAIM BEING FOREVER BARRED AND DISCHARGED.

     (c)  Allowance of Administrative Claims/Fee Claims.

          An Administrative Claim with respect to which notice has been properly filed and served pursuant to Section 6.2(a) shall become an Allowed Administrative Claim if no objection is filed within thirty (30) days after the later of (i) the Effective Date, or (ii) the date of service of the applicable notice of Administrative Claim or such later date as may be approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing. If an objection is filed within such 30-day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. A Fee Claim in respect of which a Fee Application has been properly filed and served pursuant to Section 6.2(b) shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

     (d)  Reimbursement of Certain Fees and Expenses.

          (i) Phoenix. As contemplated by the settlement of subordination rights in Section 15.4, and conditioned upon the approval by the Bankruptcy Court as required under the Bankruptcy Code, Phoenix shall be reimbursed from the Estates with respect to the professional fees and expenses it has incurred in connection with the valuation hearing and otherwise in the Chapter 11 Cases (including expert fees and disbursements and counsel's incentive fee). Subject to a reasonable opportunity to review such professional fees and expenses, each of the Debtors and the Committees shall not object to such professional fees and expenses to the extent they do not exceed $5,500,000 in the aggregate. Notwithstanding anything set forth herein, the approval by the Bankruptcy Court of such professional fees and expenses shall be neither a prerequisite, nor a condition to, confirmation of the Plan.

          (ii) MAG Ad Hoc Committee. Conditioned upon the approval by the Bankruptcy Court as required under the Bankruptcy Code, the MAG Ad Hoc Committee shall receive reimbursement from the Estates of the professional fees and expenses it has incurred in connection with the Chapter 11 Cases. Subject to a reasonable opportunity to review such professional fees and expenses, each of the Debtors and the Committees shall not object to such professional fees and expenses to the extent they do not exceed $3,500,000 in the aggregate. Notwithstanding anything set forth herein, the approval by the Bankruptcy Court of such professional fees and expenses shall be neither a prerequisite, nor a condition to, confirmation of the Plan.

          (iii) Mirant Ad Hoc Committee. Conditioned upon the approval by the Bankruptcy Court as required under the Bankruptcy Code, the Mirant Ad Hoc Committee shall receive reimbursement from the Estates of the professional fees and expenses it has incurred in connection with the Chapter 11 Cases. Subject to a reasonable opportunity to review such professional fees and expenses, each of the Debtors and the Committees shall not object to such professional fees and expenses to the extent they do not exceed $300,000 in the aggregate. Notwithstanding anything set forth herein, the approval by the Bankruptcy Court of such professional fees and expenses shall be neither a prerequisite, nor a condition to, confirmation of the Plan.

     (e)  Payment of Allowed Administrative Claims.

          On the Distribution Date, each holder of an Allowed Administrative Claim shall receive (i) the amount of such holder's Allowed Claim in one Cash payment, or (ii) such other treatment as may be agreed upon in writing by the Debtors and such holder; provided, that such treatment shall not provide a return to such holder having a present value as of the Effective Date in excess of such holder's Allowed Administrative Claim; provided, further, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtors may be paid at the Debtors' election in the ordinary course of business.

     (f)  Allowance and Payment of DIP Claims.

          The DIP Claims shall be Allowed Administrative Claims on the Effective Date and shall be paid in Cash in full on the Effective Date. On the Effective Date, in accordance with the terms of the DIP Credit Agreement any outstanding letters of credit issued under the DIP Credit Agreement shall be cash collateralized, replaced or secured with letters of credit issued under the Exit Facility.

     (g)  Allocation of Payments.

          All payments made in respect of Allowed Administrative Claims pursuant to this Section shall be allocated among the Debtors, as determined by the Bankruptcy Court, on a fair and equitable basis.

6.3. TREATMENT OF TAX CLAIMS.

          At the election of the Debtors, each holder of an Allowed Tax Claim shall receive in full satisfaction of such holder's Allowed Tax Claim, (a) the amount of such holder's Allowed Tax Claim, with Post-Confirmation Interest thereon, in equal annual Cash payments on each anniversary of the Effective Date, until the sixth anniversary of the date of assessment of such Tax Claim (provided that the Disbursing Agent may prepay the balance of any such Allowed Tax Claim at any time without penalty); (b) a lesser amount in one Cash payment as may be agreed upon in writing by such holder; or (c) such other treatment as may be agreed upon in writing by such holder; provided, that such agreed-upon treatment may not provide such holder with a return having a present value as of the Effective Date that is greater than the amount of such holder's Allowed Tax Claim. The Confirmation Order shall enjoin any holder of an Allowed Tax Claim from commencing or continuing any action or proceeding against any responsible person, officer or director of the Debtors that otherwise would be liable to such holder for payment of a Tax Claim so long as the Debtors are in compliance with Section 6.3.

                                  ARTICLE VII.

                      ACCEPTANCE OR REJECTION OF THE PLAN;
                       EFFECT OF REJECTION BY ONE OR MORE
                      CLASSES OF CLAIMS OR EQUITY INTERESTS

7.1. CLASSES ENTITLED TO VOTE.

          Except for Mirant Debtor Class 1 - Priority Claims, MAG Debtor Class 1
- Priority Claims, MAG Debtor Class 6 - MAG Long-term Note Claims and MAG Debtor Class 8 - Equity Interests, all classes of Claims and Equity Interests are entitled to vote on the Plan.

7.2. CLASS ACCEPTANCE REQUIREMENT.

          A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such class that have voted on the Plan. A class of Equity Interests shall have accepted the Plan if it is accepted by holders of at least two-thirds (2/3) of the Equity Interests in such class that actually vote on the Plan.

7.3. TABULATION OF VOTES ON A NON-CONSOLIDATED BASIS.

          Notwithstanding Section 2.1, the Debtors will tabulate all votes on the Plan on a non-consolidated basis by class and by Debtor for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code with respect to each Debtor. For each Debtor that satisfies 1129(a)(8) and/or (10) of the Bankruptcy Code, and provided that all other requirements to confirmation of the Plan are met, the inclusion of such Debtor into the applicable Debtor Group as set forth in Article II shall be deemed to occur by operation of the Plan. For each Debtor that fails to satisfy either sections 1129(a)(8) or (10) of the Bankruptcy Code, the inclusion of such Debtor into the applicable Debtor Group pursuant to the settlement set forth in Article II shall be subject to a determination of the Bankruptcy Court that the settlement satisfies the requirements for approval under sections 1123(b)(3) and
(6) of the Bankruptcy Code and Bankruptcy Rule 9019, which determination may be made at the Confirmation Hearing. If all classes of a Debtor accept the Plan, then the settlement set forth in Article II as to that Debtor shall occur without any evidentiary showing. If one or more, but less than all, impaired classes of a Debtor accepts the Plan, then the approval of the settlement set forth in Article II as to that Debtor shall be addressed as part of the 1129(b) case as to that Debtors' rejecting classes in order to implement the settlement set forth in Article II as to that Debtor. In lieu of obtaining the approval of the settlement of Intercompany Claims and related matters as contemplated by
Article II with respect to any Mirant Debtor, the Debtors may modify the Plan to appropriately address the rights of the holders of Allowed Claims against such Mirant Debtor.

7.4. CRAMDOWN.

          If all applicable requirements for confirmation of the Plan are met as set forth in section 1129(a)(1) through (13) of the Bankruptcy Code, except subsection (8) thereof, the Plan shall be treated as a request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the failure to satisfy the requirements of section 1129(a)(8), on the basis that the Plan is fair and equitable and does not discriminate unfairly with respect to each class of Claims that is impaired under, and has not accepted, the Plan.

7.5. CONFIRMATION OF ALL CASES.

          Except as provided in Sections 15.3(c), 17.16 and 17.25, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors.

                                  ARTICLE VIII.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

8.1. OPERATIONS BETWEEN THE CONFIRMATION DATE AND THE EFFECTIVE DATE.

          During the period from the Confirmation Date through and until the Effective Date, the Debtors shall continue to operate their businesses as Debtors-in-Possession, subject to the oversight of the Bankruptcy Court as provided in the Bankruptcy Code, the Bankruptcy Rules and all orders of the Bankruptcy Court that are then in full force and effect.

8.2. CERTAIN INTERCOMPANY TRANSACTIONS ON OR PRIOR TO THE EFFECTIVE DATE.

          The following intercompany transactions shall occur and be implemented pursuant to section 1123(a)(5) of the Bankruptcy Code on or prior to the Effective Date, but only after the resolution of Intercompany Claims as contemplated by Section 2.3.

     (a)  Transfers of Mirant's Assets to New Mirant.

          Mirant shall transfer substantially all of its Assets, excluding Mirant's interests in the BEWAG Contract (which shall remain in all respects obligations of Mirant) and subject to Article XIV, to New Mirant or one or more subsidiaries of New Mirant and then Mirant shall be transferred to the Plan Trust.

     (b)  Transfer of Mirant to the Plan Trust.

          Mirant shall continue to exist as a separate legal entity on and after the Effective Date, having all rights and powers under applicable law. Immediately after the consummation of the transfers described in Section 8.2
(a), (i) Mirant will change its name to "MC 2005 Corporation," (ii) the Equity Interests in Mirant shall be cancelled, and (iii) Mirant shall issue shares of common stock (evidencing 100% of the Equity Interests in Mirant) to the Plan Trust. Mirant shall then be converted into a Delaware limited liability company, whereupon the common stock shall be cancelled and member interests (evidencing 100% of the member interests in Mirant) shall be issued to the Plan Trust.

     EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, NEW MIRANT SHALL NOT HAVE, AND SHALL NOT BE CONSTRUED TO HAVE OR MAINTAIN, ANY LIABILITY, CLAIM, OR OBLIGATION THAT IS BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OTHER OCCURRENCE OR THING OCCURRING OR IN EXISTENCE ON OR PRIOR TO THE EFFECTIVE DATE OF THE PLAN (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY OR CLAIMS ARISING UNDER APPLICABLE NON-BANKRUPTCY LAW AS A SUCCESSOR TO MIRANT) AND NO SUCH LIABILITIES, CLAIMS, OR OBLIGATIONS FOR ANY ACTS SHALL ATTACH TO NEW MIRANT.

     (c)  Formation of New MAG Holdco.

          New MAG Holdco shall be formed as a wholly-owned subsidiary of MAG through the following actions:

          (i) Mirant California Investments, Inc., a direct subsidiary of MAG, will be converted into a Delaware limited liability company and its name will be changed to "Mirant North America, LLC;"

          (ii) each of Mirant New England, Inc., Mirant Texas Investments, Inc. and Mirant New York, Inc. (unless the settlement contemplated by Section
     15.3 is not consummated) will be merged and consolidated with and into the entity created under Section 8.2(c)(i), such entity continuing as the surviving entity.

     (d)  Transfer of Certain Assets Between New Mirant and New MAG Holdco.

          (i) Prior to the transactions contemplated in Section 8.2(d)(ii), the Debtors shall transfer (or cause to be transferred) the Carved-Out Receivables to MAI or New Mirant;

          (ii) The Trading Debtors shall become direct or indirect subsidiaries of New MAG Holdco through the following transfers (in the following sequence):

               (A) MAEMI shall transfer its 99% limited partnership interest in MAEM to MAPCO;

               (B) New MAEM Holdco shall be organized as a limited liability company under the laws of Delaware and as a direct wholly-owned subsidiary of New MAG Holdco;

               (C) MAEMI shall transfer 100% of its Equity Interest in MAPCO, including MAPCO's 99% limited partnership interest in MAEM, to New MAEM Holdco; and

               (D) MAI shall transfer 100% of its Equity Interest in MADI, including MADI's 1% general partnership interest in MAEM, to New MAEM Holdco.

          (iii) MAEM shall transfer 100% of the Equity Interests in MET to New MAG Holdco and as a result of such transfer MET shall be a direct wholly-owned subsidiary of New MAG Holdco;

          (iv) MAI shall cause to be contributed by merger or otherwise, its 100% ownership interest in Mirant Zeeland to New MAG Holdco;

          (v) New MAG Holdco shall no later than five (5) Business Days after the Effective Date, transfer $250,000,000 in Cash to MAI or New Mirant;

          (vi) The MAI Series A Preferred Shares will be issued to New MAG Holdco unless (A) none of the MIRMA Owner/Lessors opposes confirmation of the Plan, and (B) if the MIRMA Owner/Lessors have a right to vote, the MIRMA Owner/Lessors unanimously vote to accept the Plan, in which case the MAI Series A Preferred Shares will be issued to MIRMA;

          (vii) The MAI Series B Preferred Shares will be issued to MAG; and

          (viii) New Mirant shall enter into (A) the Series A Put Agreement with New MAG Holdco or MIRMA (as the case may be under Section 8.2(d)(vi)) and
     (B) the Series B Put Agreement with MAG.

     (e)  Transfer of Certain Assets to MIRMA; Transfer of MIRMA to New MAG
          Holdco.

          Certain assets shall be transferred to MIRMA and MIRMA shall be merged with a subsidiary of New MAG Holdco pursuant to the following steps (in the following sequence):

          (i) MD Leaseco shall be organized as a limited liability company under the laws of Delaware and as a direct wholly-owned subsidiary of MIRMA; provided, however, if the MIRMA Owner/Lessors do not object to the Plan, all provisions and transactions in Article VIII relating to MD Leaseco shall be null and void and of no force and effect.

          (ii) MIRMA will transfer all of its rights, title and interest in the Assets of (or relating to) both the Dickerson Power Station and the Morgantown Power Station to MD Leaseco together with the assignment of the MIRMA Leases as provided in Section 14.6.

          (iii) Mirant shall transfer its 100% ownership interests in Mirant Peaker and Mirant Potomac to MIRMA.

          (iv) Second Tier MAG Holdco shall be organized as a limited liability company under the laws of Delaware and as a direct wholly-owned subsidiary of New MAG Holdco.

          (v) MIRMA shall merge and consolidate into Second Tier MAG Holdco with MIRMA surviving. As a result of such merger, New MAG Holdco shall directly or indirectly own 100% of the equity interests in MIRMA.

8.3. CERTAIN INTERCOMPANY TRANSFERS ON THE MAEM/MET EFFECTIVE DATE.

          On the MAEM/MET Effective Date and after the consummation of the transactions contemplated in Section 8.2, the following transfers shall occur:

     (a) New MAEM Holdco shall transfer or cause to be transferred to MET all of the Assets of the Trading Debtors (excluding (i) the Equity Interests in each of the Trading Debtors, (ii) any right to recover postpetition transfers made to Pepco under the Back-to-Back Agreement (or the APSA, as applicable), which right shall vest in New Mirant, (iii) the Back-to-Back Agreement (or the APSA, as applicable), which shall be performed by Mirant Oregon pursuant to Section 14.5, and (iv) any obligations, duties, or responsibilities of any of the Debtors arising under or related to the Assumption/Assignment Agreement which shall be performed by Mirant Oregon pursuant to Section 14.5) and MET will assume the liabilities of the Trading Debtors which have been expressly assumed by the Trading Debtors under the Plan; and

     (b) New MAG Holdco shall transfer or cause to be transferred 100% of the equity interests in New MAEM Holdco, including all the Equity Interests in the Trading Debtors, to the Plan Trust and as a result of such transfer to the Plan Trust, the Plan Trust will, either directly or indirectly, own 100% of the Equity Interest in each of the Trading Debtors.

     EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, MET SHALL NOT HAVE, AND SHALL NOT BE CONSTRUED TO HAVE OR MAINTAIN, ANY LIABILITY, CLAIM, OR OBLIGATION THAT IS BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OTHER OCCURRENCE OR THING OCCURRING OR IN EXISTENCE ON OR PRIOR TO THE EFFECTIVE DATE OF THE PLAN (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY OR CLAIMS ARISING UNDER APPLICABLE NON-BANKRUPTCY LAW AS A SUCCESSOR TO THE TRADING DEBTORS) AND NO SUCH LIABILITIES, CLAIMS, OR OBLIGATIONS FOR ANY ACTS SHALL ATTACH TO MET.

8.4. CORPORATE ACTION.

          The entry of the Confirmation Order shall constitute authorization for New Mirant, the Debtors and their Affiliates to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan prior to, on and after the Effective Date and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act or action under any applicable law, order, rule or regulation, including without limitation, any action required by the stockholders or directors of New Mirant, the Debtors and their Affiliates, including, among other things, (a) the adoption of the New Mirant Constituent Documents, (b) the termination and cancellation of any outstanding instrument, document or agreement evidencing Mirant Debt Claims, the Subordinated Note Claims, MAG Short-term Debt Claims or Equity Interests in Mirant, MADI and MAEMI, (c) the formation of New MAG Holdco, MD Leaseco, New MAEM Holdco and Second Tier MAG Holdco, (d) the issuance of the New MAG Holdco Notes, the New Mirant Common Stock, the New Mirant Warrants, the MAI Series A Preferred Shares, the MAI Series B Preferred Shares and any other securities to be issued under the Plan, (e) the execution and delivery of the Exit Facility Documents and the New MAG

Holdco Indenture, (f) all transfers of Assets that are to occur pursuant to the Plan, including without limitation, the intercompany restructuring transactions set forth in Sections 8.2, 8.3 and 8.4, (g) the incurrence of all obligations contemplated by the Plan and the making of all Plan Distributions, (h) the formation of the Plan Trust, the qualification of the Plan Trustees and the transfers to the Plan Trust as contemplated by the Plan, (i) the implementation of all settlements and compromises as set forth in or contemplated by the Plan, including, without limitation, the California Settlement, the Proposed New York Tax Settlement (if the Plan is unanimously accepted by the New York Taxing Authorities), (j) the adoption of the New Mirant Employee Stock Programs, (k) taking of all actions to preserve and provide for the prosecution of the Designated Avoidance Actions as contemplated by Section 10.13, and (l) entering into any and all transactions, contracts, or arrangements permitted by applicable law, order, rule or regulation including, without limitation, intercompany contracts necessary, appropriate, or advisable to permit the funding and the provision of intercompany corporate services, intercompany commodity purchases and sales, intercompany commodity hedging arrangements (including the allocation of existing hedge transactions), and intercompany loans. The officers of the Debtors are authorized and directed to do all things and to execute and deliver all agreements, documents, instruments, notices and certificates as are contemplated by the Plan and to take all necessary action required in connection therewith, in the name of and on behalf of the Debtors. All obligations of the Debtors to indemnify and hold harmless their current and former directors, officers and employees, who served in any such capacity at any time on or after April 2, 2001, whether arising under the Debtors' constituent documents, contract, law or equity, shall be assumed by the Debtors (and in the cases of Mirant and the Trading Debtors, assumed and assigned to New Mirant and MET, respectively) upon the occurrence of the Effective Date with the same effect as though such obligations constituted executory contracts that are assumed (or assumed and assigned, as applicable) under section 365 of the Bankruptcy Code, and all such obligations shall be fully enforceable on their terms from and after the Effective Date. The prosecution of any so-indemnified Cause of Action shall upon the occurrence of the Effective Date be enjoined and prohibited, except solely for the purpose of obtaining a recovery from the issuer of any available insurance policy proceeds.

8.5. TERMINATION OF CERTAIN DEBT OBLIGATIONS.

          Upon the occurrence of the Effective Date, the Mirant Notes, the Mirant "C" Facility, the Mirant 364-Day Revolver, the Mirant 4-Year Revolver, the MAG Revolvers, the Subordinated Notes and the MAG Short-term Notes shall be cancelled and annulled. Immediately upon the completion of all Plan Distributions to the holders of the Mirant Notes, the Subordinated Notes and the MAG Short-term Notes, the Old Indenture Trustees shall be authorized and directed (without further approval, act or other determination under applicable law, regulation, order or rule) to take such action as shall be necessary or appropriate to terminate and extinguish (a) all of the Debtors' obligations under the Mirant Indentures and (b) all of the Debtors' obligations with respect to the MAG Short-term Notes under the MAG Indenture, following which, each of the Mirant Indentures and the MAG Indenture (to the extent it relates to the MAG Short-term Notes) shall terminate.

8.6. CONTINUED CORPORATE EXISTENCE OF THE DEBTORS.

          Except as otherwise provided in Article VIII, each of the Debtors shall continue to exist after the Effective Date as a separate entity, with all the powers available to such legal entity, in accordance with applicable law and pursuant to the New Mirant Constituent Documents, which shall become effective upon the occurrence of the Effective Date. On or after the Effective Date, the Debtors may, within their sole and exclusive discretion take such action as permitted by applicable law and their constituent documents, as they determine is reasonable and appropriate, including (a) cause any or all of the Debtors to be merged into one or more of the other Debtors or other legal entities, and (b) change the legal name of any of the Debtors including, but not limited to, the mergers and name changes provided for in Sections 8.2, 8.3 and 8.4.

8.7. RE-VESTING OF ASSETS.

          Upon the occurrence of the Effective Date, except as otherwise provided in the Plan, title to all of the Assets of the Debtors shall vest in the Debtors free and clear of all liens, Claims, Causes of Action, interests, security interests and other encumbrances and without further order of the Bankruptcy Court. On and after the occurrence of the Effective Date, except as otherwise provided in the Plan, the Debtors may operate their business and may use, acquire and dispose of their Assets free of any restrictions of the Bankruptcy Code.

8.8. SALE PROVISIONS RELATING TO MINT FARM.

          The making or delivery of any instrument of transfer in connection with the sale of the generating facility owned by Mint Farm shall be deemed to have been made or delivered under the Plan. Subject to the terms and provisions of Section 14.7, in the event a sale of the generating facility owned by Mint Farm does not close within one year after the Effective Date, the Debtors may liquidate the Assets of Mint Farm.

8.9. MANAGEMENT.

          Except as set forth in Section 8.10(b) hereof, upon the occurrence of the Effective Date, the management, control, and operation of each of New Mirant and its Affiliates, including the Debtors (except for Mirant and the Trading Debtors), shall be the general responsibility of each such entity's then current board and management. Entry of the Confirmation Order shall ratify and approve all actions taken by each of the Debtors from the Petition Date through and until the Effective Date.

8.10. INITIAL BOARDS OF DIRECTORS.

     (a) On the Effective Date, the initial board of directors (or managers, as applicable) of each Debtor, except New Mirant, shall be comprised of the individuals who hold such positions as of the Effective Date.

     (b) On the Effective Date, the board of directors of New Mirant shall consist of nine members comprised of the following individuals:

          (1) Edward R. Muller, as Chairman and CEO;

          (2) A.D. Correll;

          (3) Thomas M. Johnson, Robert E. Murray, John M. Quain, William L. Thacker, and John T. Miller, each of whom was selected by the Joint Selection Committee;

          (4) an additional individual to be selected by the Joint Selection Committee from a list of candidates formulated by Russell Reynolds Associates, Inc., which individual shall (A) satisfy the New York Stock Exchange definition of "Independent Director" and (B) not be a member or Affiliate, Insider or relative of a member of the Corp Committee; and

          (5) an additional individual to be selected by a joint selection committee comprised of members of the Equity Committee, one member of the Nominating and Governance Committee of Mirant's Board of Directors and Edward R. Muller, from a list of candidates to be formulated by a national executive search firm of the Equity Committee's choosing; such individual shall (A) satisfy the New York Stock Exchange definition of "Independent Director" and (B) not be a member or Affiliate, Insider or relative of a member of the Equity Committee.

     (c) From and after the Effective Date, the members of the board of directors (or managers, as applicable) of New Mirant and its Affiliates shall be selected and determined in accordance with the provisions of the respective New Mirant Constituent Documents and applicable law.

8.11. OFFICERS.

          Except as set forth in Section 8.10(b), the current officers of each of the Debtors (except for Mirant and the Trading Debtors) shall continue in such positions after the Effective Date in accordance with their respective employment agreements, if any, and applicable law. Except as otherwise determined by the Board of Directors of New Mirant, the then current officers of Mirant shall serve in such positions after the Effective Date at New Mirant in accordance with their respective employment agreements, if any, and applicable law. Subject to any applicable employment agreements and applicable law, from and after the Effective Date, the officers of New Mirant and its Affiliates shall be selected and appointed by the respective boards of directors of such entities, in accordance with, and pursuant to, the provisions of applicable law and the respective New Mirant Constituent Documents.

8.12. CAUSES OF ACTION.

          Except as otherwise provided in the Plan, all Causes of Action, including Avoidance Actions (including, without limitation, the Southern Company Causes of Action and the Pepco Causes of Action) shall, upon the occurrence of the Effective Date, be transferred to, and be vested in, New Mirant for the benefit of the Debtors and their Estates. Except as otherwise provided in the Plan, New Mirant's rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.

          NO PERSON OR ENTITY MAY RELY ON THE ABSENCE OF A SPECIFIC REFERENCE IN THE PLAN OR THE DISCLOSURE STATEMENT TO ANY CAUSE OF ACTION AGAINST THEM AS ANY INDICATION THAT THE DEBTORS WILL NOT PURSUE ANY AND ALL AVAILABLE CAUSES OF ACTION AGAINST THEM. THE DEBTORS, THE ESTATES, THE PLAN TRUSTEES AND THE PLAN TRUST, AS APPLICABLE, EXPRESSLY RESERVE ALL RIGHTS TO PROSECUTE ANY AND ALL CAUSES OF ACTION AGAINST ANY PERSON OR ENTITY, EXCEPT AS OTHERWISE PROVIDED IN THE PLAN. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Final Order, the Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon or after the confirmation or consummation of the Plan.

8.13. APPOINTMENT OF THE DISBURSING AGENT.

          Upon the occurrence of the Effective Date, New Mirant shall be appointed to serve as the Disbursing Agent, and shall have all powers, rights, duties and protections afforded the Disbursing Agent under the Plan.

8.14. SOURCES OF CASH FOR PLAN DISTRIBUTIONS.

          All Cash necessary for the Disbursing Agent to make payments and Plan Distributions shall be obtained from proceeds of the Exit Financing and the Debtors' existing Cash balances.

8.15. INVESTMENT OF FUNDS HELD BY THE DISBURSING AGENT; TAX REPORTING BY THE DISBURSING AGENT.

          The Disbursing Agent may, but shall not be required to, invest any funds held by the Disbursing Agent pending the distribution of such funds pursuant to the Plan in investments that are exempt from federal, state, and local taxes. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Disbursing Agent of a private letter ruling if the Disbursing Agent so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Disbursing Agent), the Disbursing Agent may (a) treat the funds and other property held by it as held in a single trust for federal income tax purposes in accordance with the trust provisions of the Internal Revenue Code (sections 641 et seq.), and (b) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

8.16. RELEASES BY THE DEBTORS.

          EXCEPT FOR THE SOUTHERN COMPANY CAUSES OF ACTION, AS OF THE EFFECTIVE DATE, EACH OF THE DEBTORS SHALL FOREVER RELEASE, WAIVE AND DISCHARGE ALL CAUSES OF ACTION (OTHER THAN CAUSES OF ACTION TO ENFORCE THE TERMS OF THE PLAN AND THE PLAN DOCUMENTS), THEN EXISTING OR THEREAFTER ARISING, THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION,

TRANSACTION, EVENT, OTHER OCCURRENCE OR THING OCCURRING OR IN EXISTENCE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT AND THAT COULD HAVE BEEN ASSERTED BY THE DEBTORS AGAINST ANY PROTECTED PERSONS IDENTIFIED IN A SCHEDULE TO BE FILED WITH THE BANKRUPTCY COURT NOT LESS THAN FIVE (5) DAYS BEFORE THE COMMENCEMENT OF THE CONFIRMATION HEARING, INCLUDING, WITHOUT LIMITATION, SUCH CAUSES OF ACTION THAT HAVE BEEN OR COULD BE ASSERTED DERIVATIVELY ON BEHALF OF SUCH DEBTOR BY ANOTHER PERSON.

8.17. NEW MIRANT EMPLOYEE STOCK PROGRAMS.

          New Mirant shall reserve sufficient shares of New Mirant Common Stock for issuance under the New Mirant Employee Stock Programs in order that such shares shall represent 5% of the New Mirant Common Stock. The Plan shall be deemed a solicitation to holders of Equity Interests in Mirant and/or holders of New Mirant Common Stock for approval of the New Mirant Employee Stock Programs, and the Confirmation Order shall constitute approval of the New Mirant Employee Stock Programs for purposes of the shareholder approval requirements under the Internal Revenue Code, and, to the fullest extent permissible by law, such other requirements for shareholder approval under the laws of the jurisdiction of formation of New Mirant.

8.18. APPOINTMENT OF NEW MIRANT AND MET AS ATTORNEYS-IN-FACT.

          Each of Mirant and the Trading Debtors hereby appoints New Mirant and MET, with full power of substitution, as their true and lawful agents and attorneys-in-fact with full irrevocable power and authority on behalf of and in the place and stead of Mirant or the Trading Debtors, to take any and all actions deemed necessary or appropriate by New Mirant or MET to carry out the asset transfers contemplated under Sections 8.2, 8.3 and 8.4, including, without limitation, the preparation, execution and delivery of any and all documents, the making of any and all filings or registrations and the payment of any and all fees and expenses relating to the foregoing, as New Mirant or MET shall deem necessary or appropriate to give effect to the asset transfers contemplated under Sections 8.2, 8.3 and 8.4. Each of New Mirant and MET shall have full and unqualified authority to delegate any or all of the foregoing powers to any of its respective officers or agents. The powers granted in this Section 8.18 shall survive the winding up and dissolution of Mirant and/or the Trading Debtors.

8.19. SPECIAL PROVISIONS REGARDING THE MAG LONG-TERM NOTES.

          As part of the settlement and compromise described in Section 17.24, the Confirmation Order shall implement and give effect to the New MAG Debt Covenants. The New MAG Debt Covenants shall apply equally with all of the other rights and privileges under the MAG Indenture with respect to the MAG Long-term Notes, and the Indenture Trustee under the MAG Indenture, as of the Effective Date, shall have the full power to enforce the New MAG Debt Covenants with the same force and effect as all other provisions in the MAG Indenture. The Debtors shall seek a determination in the Confirmation Order that the Indenture Trustee under the MAG Indenture may, without the consent of the holders of the MAG Long-term Notes and without causing a default under the MAG Indenture, enter into a supplemental indenture giving effect to the New MAG Debt Covenants. In addition, the Debtors shall use commercially reasonable efforts to obtain a Standard & Poor's rating and a Moody's rating for each series of MAG Long-term Notes and the New MAG Holdco Notes (if issued).

                                   ARTICLE IX.

                                 THE PLAN TRUST

9.1. CREATION OF PLAN TRUST AND APPOINTMENT OF PLAN TRUSTEES.

     (a) On the Effective Date, the Plan Trust will be created pursuant to the Plan Trust Declaration.

     (b) The Plan Trust shall be administered by the Plan Trustees who shall be identified prior to the conclusion of the Confirmation Hearing. The appointment of the initial Plan Trustees and the terms of their compensation shall be subject to the approval of the Bankruptcy Court.

     (c) During the period from the Confirmation Date to the Effective Date, the Debtors shall reimburse each Plan Trustee for actual and necessary out-of-pocket expenses incurred by them in preparing to assume their responsibilities under the Plan Trust Declaration in an aggregate amount not to exceed $50,000. On the Effective Date, New Mirant shall advance $500,000 to the Plan Trust to pay the reasonable costs and expenses associated with the administration of the Plan Trust. After the Effective Date, New Mirant shall have the obligation to advance funds to pay the reasonable costs and expenses associated with the administration of the Plan Trust up to an aggregate unreimbursed amount of $1,000,000 inclusive of New Mirant's initial advancement on the Effective Date.

9.2. PROPERTY OF THE PLAN TRUST.

          As contemplated by Sections 8.2(b) and 8.3(b), shares of common stock of Mirant (evidencing 100% of the Equity Interests in Mirant) shall be issued to the Plan Trust and 100% of the Equity Interests in New MAEM Holdco, which will include all of the Equity Interests in the Trading Debtors as set forth in
Article VIII, shall be transferred to the Plan Trust.

9.3. POWERS AND DUTIES OF THE PLAN TRUSTEES.

     (a) Subject to the terms and provisions of the Plan Trust Declaration, the Plan Trustees shall have the duty and authority to take all actions, including, but not limited to, the retention of professionals, deemed by the Plan Trustees to be necessary or appropriate (i) to protect, maintain, liquidate to Cash, and maximize the value of the Assets transferred to the Plan Trust, whether by litigation, settlement or otherwise, and (ii) to prepare and make available to the holders of beneficial interests in the Plan Trust periodic reports regarding the results of the Plan Trust's operations.

     (b) To the extent that the legal names of Mirant and the Trading Debtors have not already been changed prior to their transfer to the Plan Trust, the Plan Trustees shall have the duty and authority to change the legal name of Mirant and any of the Trading Debtors whose legal name contains the word "Mirant" to another legal name that does not contain the word "Mirant."

     (c) Except as otherwise provided in Section 9.3, the Plan Trustees, together with their officers, directors, employees, agents, and representatives, are exculpated pursuant to the Plan by all Persons, holders of Claims and Equity Interests, and parties in interest, from any and all Causes of Action, arising out of the discharge of the powers and duties conferred upon the Plan Trustees by the Plan Trust Declaration, the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Plan Trustees' gross negligence or willful misconduct. No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any claim or Cause of Action against the Plan Trustees or their officers, directors, employees, agents, and representatives for making payments in accordance with the Plan Trust Declaration, or for liquidating assets to make payments under the Plan Trust Declaration.

                                   ARTICLE X.

                             DISTRIBUTION PROVISIONS

10.1. PLAN DISTRIBUTIONS.

          The Disbursing Agent shall make all Plan Distributions. In the event a Plan Distribution shall be payable on a day other than a Business Day, such Plan Distribution shall instead be paid on the immediately succeeding Business Day, but shall be deemed to have been made on the date otherwise due. For federal income tax purposes, except to the extent a Plan Distribution is made in connection with reinstatement of an obligation pursuant to section 1124 of the Bankruptcy Code, a Plan Distribution will be allocated first to the principal amount of a Claim and then, to the extent the Plan Distribution exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

10.2. TIMING OF PLAN DISTRIBUTIONS.

          Except for Plan Distributions to holders of Allowed DIP Claims which pursuant to Section 6.2(f) shall be made on the Effective Date, each Plan Distribution shall be made on the relevant Distribution Date therefor and shall be deemed to have been timely made if made on such date or within ten (10) days thereafter; provided that Plan Distributions to holders of Letter of Credit Claims shall not be made unless and until such Claims become fixed and, as a result, become Allowed Claims against the Mirant Debtors.

10.3. ADDRESS FOR DELIVERY OF PLAN DISTRIBUTIONS/UNCLAIMED DISTRIBUTIONS.

          Subject to Bankruptcy Rule 9010, any Plan Distribution or delivery to a holder of an Allowed Claim shall be made at the address of such holder as set forth (a) in the Schedules, (b) on the proof of Claim filed by such holder, (c) in any notice of assignment filed with the Bankruptcy Court with respect to such Claim pursuant to Bankruptcy Rule 3001(e), (d) in any notice served by such holder giving details of a change of address, (e) in the case of the holders of California Party Unsecured Claims in the California Settlement Agreement or as otherwise directed by such holder in writing, or (f) in the case of the holders of Mirant Notes, Subordinated Notes, MAG Short-term Notes and MAG Long-term Notes, to the applicable Old Indenture Trustees for distribution to the holders of such notes subject to the provisions of Section 10.9. If any Plan Distribution is returned to the Disbursing Agent as undeliverable, no Plan Distributions shall be made to such holder unless the Disbursing Agent is notified of such holder's then current address within ninety (90) days after such Plan Distribution was returned. After such date, if such notice was not provided, a holder shall have forfeited its right to such Plan Distribution, and the undeliverable Plan Distributions shall be returned to New Mirant, except for the forfeited Plan Distributions of holders of Allowed Mirant Debtor Class 3 - Unsecured Claims and Allowed Mirant Debtor Class 5 - Equity Interests, which shall be distributed on a pro rata basis to the holders of Allowed Mirant Debtor Class 3 - Unsecured Claims and Allowed Mirant Debtor Class 5 - Equity Interests in Mirant, respectively, that have not forfeited their Plan Distributions. Such supplemental Plan Distributions shall be made from time to time at the discretion of the Disbursing Agent.

10.4. DE MINIMIS DISTRIBUTIONS.

          No Plan Distribution of less than twenty-five dollars ($25.00) shall be made by the Disbursing Agent to the holder of any Claim unless a request therefor is made in writing to the Disbursing Agent. If no request is made as provided in the preceding sentence within ninety (90) days of the Effective Date, all such Plan Distributions shall revert to New Mirant.

10.5. TIME BAR TO CASH PAYMENTS.

          Checks issued in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof. Requests for reissuance of any voided check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued. Any claim in respect of such a voided check shall be made within one hundred and eighty (180) days after the date of issuance of such check. If no request is made as provided in the preceding sentence, any claims in respect of such void check shall be discharged and forever barred and such unclaimed Plan Distribution shall revert to New Mirant.

10.6. MANNER OF PAYMENT UNDER THE PLAN.

          Unless the Person or Entity receiving a Plan Distribution agrees otherwise, any Plan Distribution to be made in Cash under the Plan shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank. Cash payments to foreign creditors may, in addition to the foregoing, be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

10.7. EXPENSES INCURRED ON OR AFTER THE EFFECTIVE DATE AND CLAIMS OF THE DISBURSING AGENT.

          Except as otherwise ordered by the Bankruptcy Court or as provided herein, the amount of any reasonable fees and expenses incurred (or to be incurred) by the Disbursing Agent and the Old Indenture Trustees (including any paying or transfer agents for such Old Indenture Trustees) on or after the Effective Date (including, but not limited to, taxes) shall be paid when due. Professional fees and expenses incurred by the Disbursing Agent and the Old Indenture Trustees (including any paying or transfer agents for such Old Indenture Trustees) from and after the Effective Date in connection with the effectuation of the Plan shall be paid in the ordinary course of business. Any dispute regarding compensation shall be resolved by agreement of the parties or if the parties are unable to agree, as determined by the Bankruptcy Court.

10.8. FRACTIONAL PLAN DISTRIBUTIONS.

          Notwithstanding anything to the contrary contained herein, no Plan Distributions of fractional shares or fractions of dollars (whether in Cash or notes) will be made. Fractional shares and fractions of dollars (whether in Cash or notes) shall be rounded to the nearest whole unit (with any amount equal to or less than one-half share or one-half dollar, as applicable, to be rounded down).

10.9. SPECIAL DISTRIBUTION PROVISIONS FOR MAG SHORT-TERM DEBT CLAIMS, MAG LONG-TERM NOTE CLAIMS AND MIRANT DEBT CLAIMS.

          The following additional provisions shall apply specifically to Plan Distributions to be made to the holders of Allowed MAG Short-term Debt Claims, Allowed MAG Long-term Note Claims and Allowed Mirant Debt Claims under the Plan:

     (a) Distributions to Holders of MAG Short-term Note Claims and Mirant Note Claims. Plan Distributions on account of the MAG Short-term Note Claims and the Mirant Note Claims shall be made by the Disbursing Agent to the Old Indenture Trustees for the MAG Short-term Notes and the Mirant Notes, respectively. The Old Indenture Trustees for the MAG Short-term Notes and the Mirant Notes, or their agents, shall make such Plan Distributions in accordance with the Old Indentures and such Plan Distributions shall be made directly to the registered holders of the MAG Short-term Notes and Mirant Notes in accordance with Section 10.9(f). For purposes of making Plan Distributions, the transfer ledger in respect of the MAG Short-term Note Claims and Mirant Note Claims shall be closed as of the close of business on the Effective Date. The Disbursing Agent, the Plan Trustees, the Old Indenture Trustees, and their respective agents, as applicable, shall have no obligation to recognize any transfer after the Effective Date of a MAG Short-term Note Claim or a Mirant Note Claim.

     (b) Distributions to Holders of MAG Long-term Note Claims. Plan Distributions on account of the MAG Long-term Note Claims shall be made by the Disbursing Agent to the Old Indenture Trustee for the MAG Long-term Notes. The Old Indenture Trustee for the MAG Long-term Notes, or its agent, shall make such Plan Distributions in accordance with the MAG Indenture and such Plan Distributions shall be made directly to the registered holders of the MAG Long-term Notes in accordance with Section 10.9(f). The record date for the Plan Distributions on account of the MAG Long-term Note Claims shall be the Effective Date or such other date as established by the Old Indenture Trustee for the Long-term Notes, with the cooperation of the Debtors, under the MAG Indenture.

     (c) Service by the Old Indenture Trustees.

               (i) The Old Indenture Trustees and their agents, successors and assigns shall facilitate the making of Plan Distributions to the holders of the Mirant Notes and the MAG Short-term Notes, as applicable, and upon the completion thereof, shall be discharged of all their respective obligations associated with the Mirant Notes and the MAG Short-term Notes. The rights of holders of Allowed MAG Short-term Note Claims and Mirant Note Claims, as established under the Old Indentures, shall continue in effect, for the sole purpose of (i) allowing the holders of Mirant Note Claims and the MAG Short-term Note Claims, as applicable, to receive their distributions hereunder, (ii) allowing and requiring the Old Indenture Trustees to make the distributions to be made on account of the Mirant Notes and the MAG Short-term Notes, as applicable, and (iii) permitting the Old Indenture Trustees to assert their Charging Lien against such distributions for payment of the Indenture Trustee Fees. Notwithstanding any provision contained in this Plan to the contrary, the distribution provisions contained in the Old Indentures for Mirant Notes and the MAG Short-term Notes shall continue in effect to the extent necessary to authorize the Old Indenture Trustees to receive and distribute to the holders of Allowed Claims, as applicable, distributions pursuant to the Plan on account of any Allowed Claims and shall terminate completely upon completion of all such distributions. Any actions taken by the Old Indenture Trustees with respect to the MAG Short-term Notes and the Mirant Notes that are not for the purposes authorized under the Plan shall be null and void.

               (ii) The Old Indenture Trustee under the MAG Indenture with respect to the MAG Long-term Notes, together with its agents, successors and assigns, shall facilitate the making of Plan Distributions to the holders of the MAG Long-term Notes. All of the rights, privileges and indemnities under the MAG Indenture with respect to the MAG Long-term Notes shall be reinstated and remain in full force and effect. Any actions taken by the Old Indenture Trustee under the MAG Indenture with respect to the MAG Long-term Notes that are not for the purposes authorized under the MAG Indenture and the Plan shall be null and void.

     (d) Service by Facility Agents. The Facility Agents and their agents, successors and assigns shall facilitate the making of Plan Distributions to the holders of the MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims, as applicable, and upon the completion thereof, shall be discharged of all their respective obligations associated with the MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims. The rights of holders of MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims shall continue in effect for the sole purpose of allowing and requiring the Facility Agents to make Plan Distributions to be made on account of such Claims. Any actions taken by the Facility Agents with respect to the MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims that are not for the purposes authorized herein shall be null and void.

     (e) Substitution of the Old Indenture Trustees; Distributions. Upon the occurrence of the Effective Date, the Claims of the Old Indenture Trustees shall, for all purposes under the

Plan, including, without limitation, the right to receive distributions hereunder, be substituted for all Claims of individual holders of MAG Short-term Note Claims and Mirant Note Claims arising under, based upon, or evidenced by the notes or debentures issued under the Old Indentures. On the Distribution Date, all MAG Short-term Note Claims and Mirant Note Claims shall be settled and compromised in exchange for the distribution to the Old Indenture Trustees of the applicable Plan Distributions to the holders of Allowed MAG Short-term Note Claims and Mirant Note Claims as specified in Sections 5.2(e) and 5.1(c), respectively, of the Plan; provided, that the Old Indenture Trustees shall return to the Disbursing Agent any Plan Distributions held on account of any MAG Short-term Note Claims and Mirant Note Claims as to which the requirements of
Section 10.9(f) hereof are not satisfied by the first anniversary of the Effective Date.

     (f) Distributions by Old Indenture Trustees. On the Distribution Date, all distributions on behalf of the Allowed MAG Short-term Note Claims and Mirant Note Claims shall be made by the applicable Old Indenture Trustees and the Old Indenture Trustees shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that Old Indenture Trustees are so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by New Mirant. As soon as practicable after such surrender or exchange as described in Section 10.12, the Old Indenture Trustees shall distribute to their respective holders such holder's share of the distributions in accordance with the Plan, but subject to the rights of the Old Indenture Trustee in accordance with Section 10.9(h).

     (g) Substitution of the Facility Agents; Distributions. Upon the occurrence of the Effective Date, the Claims of the applicable Facility Agents shall, for all purposes under the Plan, including, without limitation, the right to receive distributions hereunder, be substituted for all Claims of individual holders of MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claim. On the Distribution Date, all MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims shall be settled and compromised in exchange for the distribution to the Facility Agents of the applicable Plan Distributions to the holders of MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims as specified in Sections 5.2(e) and 5.1(c), respectively, of the Plan; provided, that the Facility Agents shall return to the Disbursing Agent any Plan Distributions held on account of any MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims as to which the requirements of Section
10.12 are not satisfied by the first anniversary of the Effective Date.

     (h) Enforcement of Rights of Old Indenture Trustees. The rights, liens (including the Charging Lien) and Claims of the Old Indenture Trustees under the Old Indentures with respect to the collection of their fees and expenses from the holders of MAG Short-term Note Claims, MAG Long-term Note Claims and Mirant Note Claims or from Plan Distributions made on account of such Claims (including the fees and expenses of counsel) shall survive confirmation of the Plan and may be fully enforced by the Old Indenture Trustees; provided, however, that such fees and expenses shall be subject to Bankruptcy Court approval under section 1129(a)(4) of the Bankruptcy Code, to the extent that section applies. All distributions to the Old Indenture Trustees on behalf of the holders of Allowed MAG Short-term Note Claims, MAG Long-term

Note Claims and Mirant Note Claims shall be applied by the Old Indenture Trustees as provided by the Old Indentures.

     (i) Payment of Indenture Trustee Fees and Facility Agent Fees. Prior to the Effective Date, the Old Indenture Trustees and the agent under the MAG Revolvers shall provide statements of Indenture Trustees Fees to the Debtors. All reasonable fees and expenses owed to the Old Indenture Trustees under the Old Indentures and to the Facility Agent under the MAG Revolvers shall paid in Cash on the Effective Date. Unless contested by the Debtors, the fees and expenses owed to the Old Indenture Trustees and the Agent under the MAG Revolver shall be deemed reasonable, without further order of the Bankruptcy Court. The Bankruptcy Court shall resolve any of the Debtors' objections to such fees and expenses. The respective rights, liens, and claims of the respective Old Indenture Trustee under the Old Indentures (other than those related to the MAG Long-term Note Claims) and the Facility Agent under the MAG Revolvers shall be discharged upon payment of these fees and expenses.

     (j) Enforcement of Rights of Facility Agents. The rights, liens (including the Charging Liens), and Claims of the Facility Agents with respect to the collection of their fees and expenses from the holders of Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims shall survive confirmation of the Plan and may be fully enforced by the Facility Agents. All distributions to the Facility Agents on behalf of the holders of Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims shall be applied by the Facility Agents as provided by the applicable agreement.

10.10. SPECIAL DISTRIBUTION PROVISIONS FOR EQUITY INTERESTS.

          For the purpose of making Plan Distributions, the transfer ledger in respect of the Allowed Equity Interests in Mirant shall be closed as of the close of business on the Effective Date, and the Disbursing Agent, the Plan Trustees and their respective agents shall be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the stock transfer agent for the Allowed Equity Interests in Mirant as of the close of business on the Effective Date. On the Effective Date, all Equity Interests in Mirant shall be cancelled and annulled, and all rights thereunder shall be settled and compromised in full in exchange for the Plan Distributions to be made to the holders of all such Allowed Equity Interests.

10.11. SPECIAL DISTRIBUTION FOR CALIFORNIA PARTIES.

          The following additional provisions shall apply specifically to any distributions to the California Parties under the Plan on account of the California Party Unsecured Claims:

     (a) CERS. If CERS (as such term is defined in Section 1.1.35 of the California Settlement Agreement) is the holder of any portion of the California Party Unsecured Claims on the Distribution Date, then any distributions to CERS on account of its allocable share of those claims shall be made by the Disbursing Agent (i) to the trustee of the liquidating trust required to be created by Section 3.7 of the California Settlement Agreement (respectively, the "Liquidating Trustee" and the "Liquidating Trust") or (ii) if a stock transfer agent has been identified in writing to the Mirant Parties (as defined in the California Settlement Agreement) by CERS in accordance with the notice provisions of the California Settlement Agreement at least ten (10) Business Days prior to the Distribution Date, then to such stock transfer agent for sale thereafter until further written notice by CERS to the Mirant Parties. The Liquidating Trustee shall, if no stock transfer agent has been identified in writing to the Mirant Parties by CERS as provided above, thereafter administer such distributions in accordance with the terms of the written agreement establishing and governing the Liquidating Trust (the "California Liquidating Trust Agreement").

     (b) Other California Parties. If, pursuant to Section 5.1.4 of the California Settlement Agreement, any of the California Parties timely elect to have their respective allocable share of the California Party Unsecured Claims distributed to the Liquidating Trust, then any distributions to such California Parties on account of their respective allocable share of those claims, except to the extent expressly provided for in their Section 5.1.4 election notices to Mirant, shall be made by the Disbursing Agent to the Liquidating Trustee and thereafter administered by the Liquidating Trustee in accordance with the terms of the California Liquidating Trust Agreement.

     (c) Establishment of Liquidating Trust. The terms of the California Liquidating Trust Agreement shall be agreed upon by the Mirant Parties (as defined in the California Settlement Agreement) and the California Parties on or before the Confirmation Date. The California Liquidating Trust Agreement shall be a Plan Document.

10.12. SURRENDER AND CANCELLATION OF INSTRUMENTS.

          As a condition to receiving any Plan Distribution, on or before the Distribution Date, the holder of an Allowed Claim evidenced by a certificate, instrument or note, other than any such certificate, instrument or note that is being reinstated or being left unimpaired under the Plan, shall (i) surrender such certificate, instrument or note representing such Claim, including, without limitation, any guaranties except to the extent assumed by the Debtors, subject to Section 12.1(i), and (ii) execute and deliver such other documents as may be necessary to effectuate the Plan. Such certificate, instrument or note, including any such guaranties, shall thereafter be cancelled and extinguished. The Disbursing Agent shall have the right to withhold any Plan Distribution to be made to or on behalf of any holder of such Claims unless and until (1) such certificates, instruments or notes, including any such guaranties, are surrendered, or (2) any relevant holder provides to the Disbursing Agent an affidavit of loss or such other documents as may be required by the Disbursing Agent together with an appropriate indemnity in the customary form. Any such holder who fails to surrender such certificates, instruments or notes, including any such guaranties, or otherwise fails to deliver an affidavit of loss and indemnity prior to the second anniversary of the Effective Date, shall be deemed to have forfeited its Claims and shall not participate in any Plan Distribution. All property in respect of such forfeited Claims shall revert to New Mirant. In the event such certificate, instrument or note is held in the name of, or by a nominee of, the Depository Trust Company, the Debtors shall seek the cooperation of the Depository Trust Company in facilitating distributions.

10.13. DESIGNATED NET LITIGATION DISTRIBUTIONS.

          As an essential bargained-for component of the global settlement between and among the Debtors, the Committees and Phoenix with regard to the Plan, Cash payments shall be made in an amount equal to the aggregate Designated Net Litigation Distributions, such payments to be shared on a 50/50 basis by the holders of the Allowed Mirant Debtor Class 3 - Unsecured Claims (including holders of Allowed Claims in respect of Subordinated Notes) and the holders of Allowed Mirant Debtor Class 5 - Equity Interests. The mechanics of implementing the foregoing sharing arrangement (including, without limitation, (a) whether the litigation shall be prosecuted for the benefit of the above-noted holders of Claims and Equity Interests through the vehicle of a trust, by New Mirant or an affiliate of New Mirant, (b) how the litigation will be controlled and managed, (c) how the litigation will be funded, (d) the duties owed by New Mirant with respect to the prosecution or settlement of the litigation (including the provision of reasonable access to personnel and records in connection with the litigation), and (e) whether the right of a beneficiary to participate in the payments shall be transferable), shall be determined by the agreement of the Debtors, the Committees and Phoenix (such agreement not to be unreasonably withheld). Payments triggered by the receipt of the first $175,000,000 in aggregate Designated Net Litigation Distributions shall not be reduced by the amount of any adverse tax consequences to New Mirant (regardless of whether such consequence is the payment of taxes or the consumption of tax attributes) ("Adverse Tax Consequences"); with respect to payments triggered by aggregate Designated Net Litigation Distributions over $175,000,000, the amount of such payments shall be reduced by an amount equal to 100% of the Adverse Tax Consequence to New Mirant, with the payment to holders of Allowed Mirant Debtor Class 3 - Unsecured Claims to be reduced by an amount equal to 60% of the Adverse Tax Consequences with respect to payments triggered by recoveries greater than $175,000,000 and less than $275,000,000; 70% with respect to payments triggered by recoveries equal to or greater than $275,000,000 and less than $375,000,000; 80% with respect to payments triggered by recoveries equal to or greater than $375,000,000 and less than $475,000,000; and 90% with respect to payments triggered by recoveries equal to or greater than $475,000,000. In each case, for payments triggered by the receipt of amounts above $175,000,000, the amount of the payments to the holders of Allowed Mirant Debtor Class 5 - Equity Interests shall be reduced by an amount equal to (a) 100% of the Adverse Tax Consequences to New Mirant resulting from any amount received on account of the Designated Net Litigation Distributions less (b) the amount by which the payments made to the holders of Allowed Mirant Debtor Class 3 - Unsecured Claims are reduced pursuant to this Section 10.13. To the extent New Mirant believes that a tax return reporting position at a level of authority not requiring separate disclosures in its tax return can be reached, New Mirant will take the position on its tax returns that any recoveries received by New Mirant or any of its subsidiaries in respect of Designated Avoidance Actions are not taxable. The foregoing payment obligations shall be evidenced in a fashion that shall be agreed upon by the Debtors, the Corp Committee, the Equity Committee and Phoenix.

10.14. ACCRUAL OF INTEREST FOR PURPOSES OF CALCULATING PLAN DISTRIBUTIONS.

     (a) Mirant Debtors. For purposes of calculating Plan Distributions, the accrual of interest from the Petition Date through the Effective Date on Allowed Mirant Debtor Class 3 - Unsecured Claims (including Allowed Claims in respect of Subordinated Notes) that have a contractual interest rate shall be at the applicable non-default contractual rate with compounding to occur on the date of scheduled payments. With respect to holders of Allowed Unsecured Claims against the Mirant Debtors that do not have a contractual rate of interest, interest from the

Petition Date through the Effective Date shall be herein accrued at the Federal Judgment Rate without compounding.

     (b) MAG Debtors; Unsecured Claims. For purposes of making Plan Distributions to the holders of Allowed MAG Debtor Class 5 - Unsecured Claims, including, but not limited to, the MAG Short-term Debt Claims, that have a contractual rate of interest, interest will be accrued at the contractual non-default rate from the Petition Date through the Effective Date for each holder (including with respect to MAG Short-term Note Claims (i) interest on interest, as contemplated by Section 503 of the MAG Indenture, with semi-annual compounding on the date of each scheduled payment up and to the Effective Date; and (ii) "Additional Interest," as such term is defined in Section 2(e) of the MAG Registration Rights Agreements from August 28, 2003 to July 28, 2005, the period during which MAG ceased to maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended, as set forth in Section 2(e) of the MAG Registration Rights Agreements). With respect to holders of Allowed Unsecured Claims against the MAG Debtors that do not have a contractual rate of interest, interest will be accrued at the Federal Judgment Rate, from the Petition Date through the Effective Date without compounding.

     (c) MAG Debtors; MAG Long-term Note Claims. For purposes of making Plan Distributions to the holders of MAG Debtor Class 6 - MAG Long-term Note Claims, interest will be accrued at the contractual rate from the Petition Date through the Effective Date for each holder (including (i) interest on interest, as contemplated by section 503 of the MAG Indenture, with semi-annual compounding on the date of each scheduled payment; and (ii) "Additional Interest," as such term is defined in Section 2(e) of the MAG Registration Rights Agreements from August 28, 2003 to July 28, 2005, the period during which MAG ceased to maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended, as set forth in Section 2(e) of the MAG Registration Rights Agreements).

10.15. SUPPLEMENTAL DISTRIBUTIONS TO HOLDERS OF ALLOWED MIRANT DEBTOR CLASS 3 - UNSECURED CLAIMS.

          Each holder of an Allowed Mirant Debtor Class 3 - Unsecured Claim shall receive a Pro Rata Share of all Plan Distributions reserved in respect of Mirant Debtor Class 3 - Unsecured Claims that are Contested Claims as of the Effective Date that subsequently become Disallowed Claims, in whole or in part. Such supplemental Plan Distributions shall be made from time-to-time at the discretion of the Disbursing Agent; provided, that in no event shall the final such supplemental Plan Distribution be made later than 60 days after the last Contested Mirant Debtor Class 3 - Unsecured Claim becomes an Allowed Claim or a Disallowed Claim.

                                  ARTICLE XI.

                            PROCEDURES FOR RESOLVING
                          AND TREATING CONTESTED CLAIMS

11.1. OBJECTION DEADLINE.

          As soon as practicable, but in no event later than one hundred and eighty (180) days after the Effective Date (subject to being extended by the order of the Bankruptcy Court upon motion of the Disbursing Agent without notice or a hearing), objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made. The Disbursing Agent shall not object to any Letter of Credit Claim on the basis that such Claim is contingent at any time prior to the expiration date of such letter of credit.

11.2. PROSECUTION OF CONTESTED CLAIMS.

          The Disbursing Agent may object to the allowance of Claims filed with the Bankruptcy Court with respect to which liability is disputed in whole or in part. All objections that are filed and prosecuted as provided herein shall be litigated to Final Order or compromised and settled in accordance with Section 11.3.

11.3. CLAIMS SETTLEMENT.

          Notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date, the Disbursing Agent shall have authority to settle or compromise all Claims and Causes of Action without further review or approval of the Bankruptcy Court, other than (a) the settlement or compromise of a Claim where the difference between the amount of the Claim listed on the Debtors' Schedules and the amount of the Claim proposed to be Allowed under the settlement is in excess of $1,000,000, or (b) any settlement or compromise of a Claim or Cause of Action that involves an Insider.

11.4. ENTITLEMENT TO PLAN DISTRIBUTIONS UPON ALLOWANCE.

          Notwithstanding any other provision of the Plan, no Plan Distribution shall be made with respect to any Claim to the extent it is a Contested Claim, unless and until such Contested Claim becomes an Allowed Claim, subject to the setoff rights as provided in Section 17.17. When a Claim that is not an Allowed Claim as of the Effective Date (including, without limitation, any Claims of Pepco and SMECO that arise from the resolution of the matters set forth in Sections 14.5 and 14.8) becomes an Allowed Claim (regardless of when) the holder of such Allowed Claim shall thereupon become entitled to receive the Plan Distributions in respect of such Claim the same as though such Claim had been an Allowed Claim on the Effective Date.

11.5. ESTIMATION OF CLAIMS.

          The Disbursing Agent may, at any time, request that the Bankruptcy Court estimate any Contested Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Disbursing Agent has previously objected to such Claim or whether the Bankruptcy

Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contested Claim, that estimated amount will constitute the Allowed amount of such Claim for all purposes under the Plan. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. Notwithstanding anything to the contrary in the Plan or the Bankruptcy Code, neither the Disbursing Agent nor any holder of a Letter of Credit Claim may seek to estimate a Letter of Credit Claim.

                                  ARTICLE XII.

                             CONDITIONS PRECEDENT TO
                          CONFIRMATION OF THE PLAN AND
                      THE OCCURRENCE OF THE EFFECTIVE DATE

12.1. CONDITIONS PRECEDENT TO CONFIRMATION.

          The following are conditions precedent to confirmation of the Plan:

     (a) The Clerk of the Bankruptcy Court shall have entered an order or orders
(i) approving the Disclosure Statement as containing "adequate information" pursuant to section 1125 of the Bankruptcy Code, (ii) authorizing the solicitation of votes with respect to the Plan, (iii) determining that all votes are binding and have been properly tabulated as acceptances or rejection of the Plan, (iv) confirming and giving effect to the terms and provisions of the Plan,
(v) determining that the settlements of certain inter-Debtor matters as set forth in Article II of the Plan are appropriate, (vi) determining that all applicable tests, standards and burdens in connection with the Plan have been duly satisfied and met by the Debtors and the Plan, (vii) approving the Plan Documents, and (viii) authorizing the Debtors to execute, enter into, and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to, the transactions and transfer of Assets contemplated by the Plan and the Plan Documents;

     (b) The Confirmation Order, the Plan Documents and the Plan subject to the provisions of Section 17.23 are each in a form satisfactory to the Debtors;

     (c) The Confirmation Order shall determine that the rights of the MIRMA Owner/Lessors shall have been resolved as set forth in Section 14.6;

     (d) The Confirmation Order shall include a determination that the treatment provided in the Plan with respect to MAG Debtor Class 6 - MAG Long-term Note Claims satisfies all of the requirements of reinstatement pursuant to section 1124 of the Bankruptcy Code and that the MAG Long-term Notes are, as of the Effective Date, reinstated and not in default, in particular, a finding by the Bankruptcy Court that (i) the MAG Long-term Notes are unimpaired under section 1124 of the Bankruptcy Code, (ii) all existing defaults under the MAG Long-term Notes are cured (save in respect of section 365(b)(2) of the Bankruptcy Code), and (iii) the transactions


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
contemplated by the Plan do not cause any default under the MAG Indenture in respect of the MAG Long-term Notes (giving effect to the New MAG Debt Covenants);

     (e) The Confirmation Order shall include a determination that the BEWAG Contract is not an obligation of New Mirant or its Affiliates and that BEWAG Counterparties shall have no rights or Claims against New Mirant or its Affiliates or their assets under the BEWAG Contract;

     (f) The Confirmation Order shall include a determination that confirmation of the Plan does not terminate the Debtors' right to continue to pursue assumption or rejection, pursuant to section 365 of the Bankruptcy Code, of (i) any agreement with Pepco or its subsidiaries as to which the Debtors have commenced an action seeking to reject, recharacterize or avoid the Debtors' obligations thereunder, but as to which such actions have not been determined by Final Order prior to entry of the Confirmation Order, (ii) the FCC Agreement or
(iii) the Site Lease;

     (g) The Confirmation Order shall include findings that if the reasonable consent of any counterparty to an executory contract of the Trading Debtors is required in connection with the transfer of such contract to MET under the Plan
(i) the refusal to grant such consent is per se unreasonable, and (ii) such consent shall be deemed to have been given;

     (h) The Confirmation Order shall include determinations that all of the settlements and compromises contained in the Plan meet the applicable standards under section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 for approval and implementation; and

     (i) The Bankruptcy Court shall have entered the Implementation Order ordering that (A) no later than five Business Days after written notification by MET that the Effective Date has occurred, (i) each applicant with respect to each letter of credit issued to a Trading Debtor as beneficiary securing a Transferred Trading Obligation shall cause each such letter of credit to be amended, modified or reissued by the applicable issuer to name MET instead of such Trading Debtor as a beneficiary thereof or provide such other replacement collateral as is acceptable to MET in its sole discretion and (ii) each guarantor that has issued a guarantee in favor of a Trading Debtor with respect to a Transferred Trading Obligation shall amend or modify such guarantee to name MET as the beneficiary of such guarantee in place of such Trading Debtor and (B) as of the Effective Date, (1) all other collateral held by a Trading Debtor securing a Transferred Trading Obligation, including any and all rights to exercise remedies with respect to such collateral, shall be assigned or otherwise transferred by such Trading Debtor to MET without further order of the Bankruptcy Court, (2) the right to draw or make a demand on any existing letter of credit, guarantee or other collateral securing a Transferred Trading Obligation shall be fully assigned or otherwise transferred by each applicable Trading Debtor to MET and MET shall be fully empowered, authorized and directed without further order of the Bankruptcy Court to draw or make a demand on any such letter of credit, guarantee or other collateral according to the terms of applicable letter of credit, guarantee or agreement pursuant to which such collateral is held and to retain any such draws for its own account, (3) any letter of credit for which a Debtor is the applicant and securing a Transferred Trading Obligation shall be deemed automatically to secure such Transferred Trading Obligation after such Transferred Trading Obligation has been transferred to MET; provided, that any such letter of credit shall be deemed


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
automatically cancelled upon the issuance of a substantially similar replacement letter of credit securing such Transferred Trading Obligation, (4) any guarantee previously issued by any of the Debtors to secure a Transferred Trading Obligation shall be deemed automatically to secure such Transferred Trading Obligation after such Transferred Trading Obligation has been transferred to MET; provided, that any guarantee shall be deemed automatically cancelled upon the issuance of a substantially similar replacement guarantee securing such Transferred Trading Obligation, (5) any cash posted by any of the Debtors to secure a Transferred Trading Obligation shall be deemed automatically to be property of MET and posted thereby to secure such Transferred Trading Obligation, and (6) all applicable parties shall take all actions reasonably required to implement the terms of the Implementation Order. The Implementation Order shall further clarify that any failure to amend, modify or reissue a letter of credit or to amend or modify a guarantee within the five Business Day period referred to in sub-clause (A) of this Section shall constitute an event of default under the trading contract or agreement giving rise to the relevant Transferred Trading Obligation notwithstanding any other cure period that might be set forth in such trading contract or agreement.

12.2. CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

          The following are conditions precedent to the occurrence of the Effective Date:

     (a) The Confirmation Order shall have been entered by the Clerk of the Bankruptcy Court, be in full force and effect and not be subject to any stay or injunction;

     (b) All necessary consents, authorizations and approvals shall have been given for the transfers of property and the payments provided for or contemplated by the Plan, including, without limitation, satisfaction or waiver of all conditions to (i) the obligations of the Debtors under the Plan and the Plan Documents, and (ii) the obligations of the Exit Lenders to make loans under the Exit Facility; and

     (c) The New MAG Holdco Indenture, the New MAG Holdco Notes, and the Exit Facility shall have become effective and all conditions to the effectiveness thereof shall have been satisfied or waived.

12.3. WAIVER OF CONDITIONS.

          Subject to Section 17.23, the Debtors may waive any one or more of the conditions set forth in Section 12.1(c), (e), (f), (g), (h) or (i) or Section 12.2(b) or (c) in a writing executed by each of them without notice or order of the Bankruptcy Court and without notice to any parties in interest.

12.4. EFFECT OF NON-OCCURRENCE OF THE EFFECTIVE DATE.

          If the Effective Date shall not occur, the Plan shall be null and void and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Equity Interests in a Debtor; (b) prejudice in any manner the rights of the Debtors, including without limitation, the right to seek a further extension of the exclusivity periods under section 1121(d) of the Bankruptcy Code; or (c) constitute an admission, acknowledgement, offer or undertaking by the Debtors.

                                 ARTICLE XIII.

                              THE DISBURSING AGENT

13.1. POWERS AND DUTIES.

          Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall be empowered and directed to (a) take all steps and execute all instruments and documents necessary to make Plan Distributions to holders of Allowed Claims and Equity Interests; (b) comply with the Plan and the obligations thereunder; (c) employ, retain, or replace professionals to represent it with respect to its responsibilities; (d) object to Claims as specified in Article XI, and prosecute such objections; (e) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment, or Allowance of any Claim as provided in Article XI; (f) make annual and other periodic reports regarding the status of distributions under the Plan to the holders of Allowed Claims that are outstanding at such time; such reports to be made available upon request to the holder of any Contested Claim; and (g) exercise such other powers as may be vested in the Disbursing Agent pursuant to the Plan, the Plan Documents or order of the Bankruptcy Court.

13.2. PLAN DISTRIBUTIONS.

          Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall make the required Plan Distributions specified under the Plan on the relevant Distribution Date therefor.

13.3. EXCULPATION.

          EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 13.3, THE DISBURSING AGENT, INCLUDING THE OLD INDENTURE TRUSTEES (AND EACH OF THEIR RESPECTIVE PAYING AGENTS), AS APPLICABLE, AS DISBURSING AGENT FOR THE HOLDERS OF THE MAG SHORT-TERM NOTE CLAIMS, MAG LONG-TERM NOTE CLAIMS, MIRANT DEBT CLAIMS AND SUBORDINATED NOTE CLAIMS, TOGETHER WITH THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND REPRESENTATIVES, ARE EXCULPATED PURSUANT TO THE PLAN BY ALL PERSONS, ENTITIES, HOLDERS OF CLAIMS AND EQUITY INTERESTS, AND ALL OTHER PARTIES IN INTEREST, FROM ANY AND ALL CAUSES OF ACTION ARISING OUT OF THE DISCHARGE OF THE POWERS AND DUTIES CONFERRED UPON THE DISBURSING AGENT AND THE OLD INDENTURE TRUSTEES (AND EACH OF THEIR RESPECTIVE PAYING AGENTS), BY THE PLAN, ANY FINAL ORDER OF THE BANKRUPTCY COURT ENTERED PURSUANT TO OR IN THE FURTHERANCE OF THE PLAN, OR APPLICABLE LAW, EXCEPT SOLELY FOR ACTIONS OR OMISSIONS ARISING OUT OF THE DISBURSING AGENT AND/OR SUCH OLD INDENTURE TRUSTEE'S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. NO HOLDER OF A CLAIM OR AN EQUITY INTEREST, OR REPRESENTATIVE THEREOF, SHALL HAVE OR PURSUE ANY CAUSE OF ACTION (A) AGAINST THE DISBURSING AGENT OR SUCH OLD INDENTURE TRUSTEES, OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND REPRESENTATIVES FOR MAKING PLAN DISTRIBUTIONS IN ACCORDANCE WITH THE PLAN, OR (B) AGAINST ANY HOLDER OF A CLAIM FOR RECEIVING OR RETAINING PLAN DISTRIBUTIONS AS PROVIDED FOR BY THE PLAN. NOTHING CONTAINED IN THIS SECTION 13.3 SHALL

PRECLUDE OR IMPAIR ANY HOLDER OF AN ALLOWED CLAIM OR ALLOWED EQUITY INTEREST FROM BRINGING AN ACTION IN THE BANKRUPTCY COURT AGAINST ANY DEBTOR TO COMPEL THE MAKING OF PLAN DISTRIBUTIONS CONTEMPLATED BY THE PLAN ON ACCOUNT OF SUCH CLAIM OR EQUITY INTEREST.

                                  ARTICLE XIV.

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

14.1. ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

     (a) On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected pursuant to the provisions of section 365 of the Bankruptcy Code, including, but not limited to, those agreements listed and described in Schedule 11 attached to the Disclosure Statement, except: (i) any executory contracts and unexpired leases that are the subject of separate motions to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the Effective Date; (ii) contracts and leases listed in Schedule 12 attached to the Disclosure Statement and any subsequently filed "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" to be filed by the Debtors with the Bankruptcy Court before the entry of, or as an exhibit to, the Confirmation Order; (iii) all executory contracts and unexpired leases assumed or assumed and assigned under this Plan or by order of the Bankruptcy Court entered before the Effective Date; (iv) any executory contract or unexpired lease that is the subject of a dispute over the amount or manner of cure pursuant to the next section hereof and for which the Debtors make a motion to reject such contract or lease based upon the existence of such dispute filed at any time; (v) any agreement, obligation, security interest, transaction or similar undertaking that the Debtors believe is not executory or a lease that is later determined by the Bankruptcy Court to be an executory contract or unexpired lease that is subject to assumption or rejection under section 365 of the Bankruptcy Code; (vi) any agreement between the Debtors and Pepco or any of its subsidiaries; (vii) the MIRMA Leases; (viii) the BEWAG Contract; (ix) the FCC Agreement and the Site Lease; (x) any executory contracts or unexpired leases constituting CC8 Assets, which shall be treated as set forth in the California Settlement Agreement and in the related implementing agreements; (xi) any oral or written joint defense agreements relating to actual, potential, or threatened litigation or investigations involving any of the Debtors, which shall be assumed; (xii) any Western Systems Power Pool Agreement with any counterparty, which shall be assumed unless specifically listed as an agreement to be rejected on Schedule 11 attached to the Disclosure Statement; (xiii) any unexecuted service agreement to an electric sales or transmission and natural gas transportation tariff on file with the Federal Energy Regulatory Commission, which shall be assumed unless specifically listed as an agreement to be rejected on Schedule 11 attached to the Disclosure Statement; (xiv) any guaranty or similar agreement executed by a third party which guarantees repayment or performance of an obligation owed to any of the Debtors or to indemnify the Debtors; and (xv) agreements with third parties (including governmental entities and agencies) regarding preservation of the confidentiality of documents produced by the Debtors. Any order entered postconfirmation by the Bankruptcy Court, after notice and a hearing, authorizing the rejection of an executory contract or unexpired lease shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief was granted and such order was entered preconfirmation. The Debtors reserve the right to amend Disclosure Statement Schedules 11 and 12 or the "Schedule of Assumed and

Assumed and Assigned Executory Contracts and Unexpired Leases" prior to the entry of the Confirmation Order. Each executory contract and unexpired lease to be assumed or assumed and assigned by the Debtors shall include modifications, amendments, supplements, restatements or other similar agreements made directly or indirectly by any agreement, instrument or other document that affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Disclosure Statement Schedule 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases."

     (b) Inclusion of a contract, lease or other agreement on Disclosure Statement Schedules 11 shall constitute adequate and sufficient notice that (i) any Claims arising thereunder or related thereto shall be treated as Unsecured Claims under the Plan, and (ii) the Debtors are no longer bound by, or otherwise obligated to perform, any such obligations, transactions, or undertakings relating thereto or arising thereunder. The inclusion of a contract, lease or other agreement in Section 14.1(a) or on Disclosure Statement Schedule 11 or 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" shall not constitute an admission by the Debtors as to the characterization of whether any such included contract, lease, or other agreement is, or is not, an executory contract or unexpired lease or whether any claimants under any such contract, lease or other agreement are time-barred from asserting Claims against the Debtors. The Debtors reserve all rights with respect to the characterization of any such agreements.

     (c) The Plan shall constitute a motion to reject such executory contracts and unexpired leases rejected pursuant to this section, and the Debtors shall have no liability thereunder except as is specifically provided in the Plan. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such rejections pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected agreement, executory contract or unexpired lease is burdensome and that the rejection thereof is in the best interests of the Debtors and their estates.

     (d) The Plan shall constitute a motion to assume and assign such executory contracts and unexpired leases as set forth in Schedule 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" or as otherwise designated as being assumed or assumed and assigned in Section 14.1(a) and the Debtors shall have no liability thereunder for any breach of such assumed and assigned executory contract or lease occurring after such assignment pursuant to section 365(k) of the Bankruptcy Code, except as is specifically provided in the Plan. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumption and assignment pursuant to sections 365(a), (b) and (f) of the Bankruptcy Code, and a finding by the Bankruptcy Court that the requirements of section 365(f) of the Bankruptcy Code have been satisfied. Any non-Debtor counterparty to an agreement listed on Schedule 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" or otherwise designated as being assumed or assumed and assigned in Section 14.1(a) who disputes the assignment of an executory contract or unexpired lease must file with the Bankruptcy Court, and serve upon the Debtors and the Committees, a written objection to the assumption and assignment, which objection shall set forth the basis for the dispute by no later than ten (10) days prior to the Confirmation Hearing. The failure to timely object shall be deemed a waiver of any and all objections to the assumption and assignment of executory contracts and leases as set forth in

Schedule 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" or as otherwise designated as being assumed or assumed and assigned in Section 14.1(a).

14.2. CURE.

          At the election of the Debtors, any monetary defaults under each executory contract and unexpired lease to be assumed under this Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code: (a) by payment of the default amount in Cash on the Effective Date or as soon thereafter as practicable; or (b) on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute regarding: (i) the amount of any cure payments; (ii) the ability to provide adequate assurance of future performance under the contract or lease to be assumed or assigned; or
(iii) any other matter pertaining to assumption or assignment, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption or assignment, as applicable, except with respect to agreements subject to 14.1(a)(xi)-(xv) for which the cure amounts are zero. Disclosure Statement
Schedule 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" attached to the Disclosure Statement set forth the Debtors' cure obligations for each agreement which a cure obligation must be satisfied as a condition to the assumption or assumption and assignment of such agreement. Any non-Debtor counterparty to an agreement listed on the Disclosure Statement Schedule 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" who disputes the scheduled cure obligation must file with the Bankruptcy Court, and serve upon the Debtors and the Committees, a written objection to the cure obligation, which objection shall set forth the basis for the dispute, the alleged correct cure obligation, and any other objection related to the assumption or assumption and assignment of the relevant agreement by no later than ten (10) Business Days prior to the Confirmation Hearing. If a non-Debtor counterparty fails to file and serve an objection which complies with the foregoing, the cure obligation set forth on the Disclosure Statement Schedule 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" shall be binding on the non-Debtor counterparty, and the non-Debtor counterparty shall be deemed to have waived any and all objections to the assumption or assumption and assignment of the relevant agreement as proposed by the Debtors.

14.3. CLAIMS ARISING FROM REJECTION, EXPIRATION OR TERMINATION.

          Claims created by the rejection of executory contracts and unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to the Confirmation Date, in accordance with the Bar Date Notice, or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is rejected pursuant to Section 14.1, no later than thirty (30) days after the Confirmation Date. Any such Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors, New Mirant, their respective Estates, Affiliates, or the Assets. Unless otherwise ordered by the Bankruptcy Court,


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
all such Claims that are timely filed as provided herein shall be treated as Unsecured Claims under the Plan subject to objection by the Disbursing Agent.

14.4. SPECIAL PROVISIONS RELATING TO THE BEWAG CONTRACT.

          In the event the Bankruptcy Court determines that the BEWAG Contract is an executory contract, the BEWAG Contract shall not be assumed or rejected pursuant to section 365 of the Bankruptcy Code and shall instead ride through the chapter 11 process. From and after the Effective Date, the BEWAG Contract shall constitute an asset and obligation of Mirant with the same force and effect and to the extent that the BEWAG Contract was an asset and obligation of Mirant prior to the Petition Date. From and after the Effective Date, the counterparties under the BEWAG Contract shall be entitled to exercise all rights and remedies available, if any, to enforce the BEWAG Contract against Mirant. IN NO EVENT SHALL THE OBLIGATIONS ARISING UNDER THE BEWAG CONTRACT CONSTITUTE OBLIGATIONS OF, OR BE ENFORCEABLE AGAINST, NEW MIRANT, ITS SUBSIDIARIES OR THEIR ASSETS. THE CONFIRMATION ORDER SHALL PERMANENTLY ENJOIN THE BEWAG COUNTERPARTIES FROM TAKING ANY ACTION TO ENFORCE THE BEWAG CONTRACT AND THE OBLIGATIONS ARISING THEREUNDER AGAINST NEW MIRANT, ITS SUBSIDIARIES AND THEIR ASSETS.

14.5. SPECIAL PROVISIONS RELATING TO AGREEMENTS WITH PEPCO AND ITS SUBSIDIARIES.

     (a) Interim Performance. Pending a determination by Final Order of the disputes regarding the Debtors' right to reject the Back-to-Back Agreement (or the APSA, if it is determined by Final Order that the Back-to-Back Agreement is not severable from the APSA for purposes of rejection under section 365 of the Bankruptcy Code) and the Claims of Pepco thereunder, (i) the Debtors' obligations under the Back-to-Back Agreement, the APSA, and the Assumption/Assignment Agreement shall be interim obligations of Mirant Oregon and unconditionally guaranteed by New Mirant, and no other subsidiary of New Mirant shall have any liability with respect to such interim performance, and
(ii) any Debtor's obligations under any other agreement with Pepco or its subsidiaries shall be interim obligations of such Debtor, and no other subsidiary of New Mirant shall have any liability with respect to such interim performance. During this period, Pepco shall not be permitted to exercise any right or remedy arising from any default occurring under any such agreement prior to the Petition Date.

     (b) Reservation of Rights. The Debtors shall have the right, at any time prior to the commencement of the Confirmation Hearing, to commence an action or proceeding to obtain a Final Order (i) authorizing the Debtors to assume or reject any or all of the agreements with Pepco or any of its subsidiaries, (ii) determining that the Debtors' obligations under any of such agreements constitute prepetition debt obligations, (iii) determining that any postpetition amounts paid (in excess of the value of any actual benefits received) by the Debtors, Mirant Oregon, and/or New Mirant to Pepco (including payments made after the Effective Date) are recoverable by the Debtors pursuant to sections 105, 503, and 549 of the Bankruptcy Code; (iv) recharacterizing obligations under the agreement arising on or before the Petition Date; (v) avoiding any or all of the obligations under the agreements under the Pepco Causes of Action; or
(vi) otherwise resolving the disputes between the Debtors and Pepco. Nothing herein shall (A) preclude the Debtors and Pepco from seeking approval of a negotiated settlement of any such


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
disputes, actions or matters at any time after the Effective Date, or (B) limit the rights, remedies, claims or defenses of Pepco with respect to the matters set forth herein or in connection with any pending litigation.

     (c) Condition Subsequent. Upon a determination by Final Order (i) authorizing the assumption or rejection of any agreement with Pepco or its subsidiaries; (ii) recharacterizing the obligations arising under any such agreement; or (iii) avoiding the obligations under such agreements, then (A) such agreement shall be rejected, recharacterized, and/or avoided, as the case may be, (B) the interim performance obligations set forth in Section 14.5(a) (and any guarantee thereof) shall terminate and be of no further force or effect, (C) New Mirant (for itself or as agent) may pursue any claims it may have against Pepco or third parties for rescission damages, (D) any Claim of Pepco resulting therefrom shall, upon becoming Allowed, be entitled to the treatment specified in the Plan the same as though such Claim became Allowed as of the Effective Date. If the Debtors are unable to obtain a Final Order authorizing the rejection, recharacterization or avoidance of any agreement with Pepco or its subsidiaries, to the extent such agreement constitutes an executory contract pursuant to section 365 of the Bankruptcy Code, such agreement shall be assumed by the Debtor that is a party thereto (and in the case of the Back-to-Back Agreement, the APSA and the Assumption/Assignment Agreement, assigned to Mirant Oregon and unconditionally guaranteed by New Mirant) and in connection therewith all required cure obligations under section 365 of the Bankruptcy Code shall then be performed pursuant to Section 14.2.

14.6. SPECIAL PROVISIONS RELATED TO THE MIRMA LEASES.

     (a) Solely for the purpose of the Plan, the MIRMA Leases shall be treated as unexpired leases under section 365 of the Bankruptcy Code. On or before the Effective Date, (i) the MIRMA Leases shall be assumed and all cure obligations and all obligations to provide adequate assurance of future performance shall be satisfied as required by the Bankruptcy Code; and (ii) MIRMA shall (A) assign the MIRMA Leases to MD Leaseco pursuant to section 365(f) of the Bankruptcy Code, and (B) be relieved of any obligations under the MIRMA Leases pursuant to section 365(k) of the Bankruptcy Code.

     (b) The Confirmation Order shall contain findings of fact and conclusions of law, as appropriate, providing that (i) the MIRMA Dickerson Leases constitute a single integrated transaction, (ii) the MIRMA Morgantown Leases constitute a single integrated transaction, (iii) sections 5.13, 5.14, 6.3, 6.7 and 6.8 (collectively, the "Unenforceable Covenants") of the relevant Participation Agreement in respect of the MIRMA Leases are unenforceable against MIRMA or MD Leaseco, as assignee, pursuant to sections 365(b)(2), (e)(1) and/or (f)(1) of the Bankruptcy Code; (iv) upon assignment of the MIRMA Leases, Mirant Chalk Point LLC, Mirant Peaker and Mirant Potomac or any other entity other than a wholly-owned subsidiary of MD Leaseco shall not be considered "Designated Subsidiaries" or "Subsidiaries" as such terms are used in the relevant Participation Agreement in respect of the MIRMA Leases; and (v) any failure of MIRMA and/or MD Leaseco to comply with the Unenforceable Covenants shall not constitute a default or event of default under any of the MIRMA Leases.


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
     (c) All parties to the MIRMA Leases shall be permanently enjoined from taking any action or exercising any remedies against any other party to the MIRMA Leases on account of the Debtors' and/or MD Leaseco's failure to comply with the Unenforceable Covenants.

     (d) The treatment of the MIRMA Leases as unexpired leases shall not constitute an admission by the Debtors regarding the appropriate characterization of the MIRMA Leases or that the Debtors' obligations under the MIRMA Leases do not constitute prepetition debt obligations subject to compromise, and all rights of the Debtors are hereby reserved consistent with the MIRMA Lease Litigation Dismissal Order.

     (e) Unless affirmatively objected to in writing by the MIRMA Owner/Lessors, the provisions of this subsection (e) shall constitute a proposal of settlement by the Debtors deemed to have been accepted by the MIRMA Owner/Lessors, of all issues and disputes relating to the assumption of the MIRMA Leases, including all issues relating to the enforceability of the Unenforceable Covenants, cure and adequate assurance of future performance. In exchange for the deemed acceptance of the proposed settlement contemplated hereby, the Debtors agree and the MIRMA Owner/Lessors are deemed to have agreed, without conceding the validity or likelihood of success on the merits of any of the Debtors' positions, as follows:

          (i) As, among other things, adequate assurance of future performance with respect to the MIRMA Leases, (A) in lieu of assigning the MIRMA Leases to MD Leaseco, MIRMA shall assume, affirm and agree to be bound from and after the Effective Date by the MIRMA Leases, including each section identified as an Unenforceable Covenant, except for (I) section 6.8 of each Participation Agreement, which, as stated therein, shall be deemed unenforceable under sections 365(b)(2), (e)(1) and/or (f)(1) of the Bankruptcy Code, provided that in lieu thereof MIRMA shall agree to be bound by the provisions of Section 6.8 of each Participation Agreement subject to (aa) the threshold for the "Fixed Charge Coverage Ratio" (as defined in each Participation Agreement) being 1.4 to 1.0, 1.35 to 1.0,
     1.30 to 1.0, 1.25 to 1.0 and 1.20 to 1.0, in clause (1), (2), (3), (4) and
     (5), respectively, of subsections 6.8(B) and (C) of each Participation Agreement; (bb) for the purposes of determining the "Fixed Charge Coverage Ratio" under subsections 6.8(B) and (C) of each Participation Agreement, "Consolidated EBITDA" as used therein shall have the same meaning as set forth in the relevant Participation Agreement except that the word "similar" shall be deleted; (cc) MIRMA may treat "Consolidated EBITDA" generated and not dividended during the Chapter 11 Cases as being reserved in such period for the payment of "Capital Expenditures" (as such term is defined in the relevant Participation Agreements) in a future period; and
     (dd) MIRMA may make "Restricted Payments" (as defined in the relevant Participation Agreement) under the section 6.8 of each Participation Agreement based on the "Fixed Charge Coverage Ratio" for the most recently ended four full Fiscal Quarters for which financial statements are available, and (II) section 5.13 of each Participation Agreement, which, as stated therein, shall be deemed unenforceable under sections 365(b)(2),
     (e)(1) and/or (f)(1) of the Bankruptcy Code, provided that in lieu thereof MIRMA shall agree to be bound by the provisions of section 5.13 except that an irrevocable, unconditional, collateralized stand by letter of credit shall also constitute "Qualifying Credit Support" as such term is used therein; and (B) as set forth in section 8.2(d)(vi) hereof, the Series A Preferred Shares shall be issued to MIRMA; and

          (ii) As, among other things, part of MIRMA's cure obligations upon assumption of the MIRMA Leases, MIRMA agrees to pay (and notwithstanding anything to the contrary, will not contest payment of) on the Effective Date all reasonable and documented legal and consulting fees incurred by the MIRMA Owner/Lessors in connection with the Chapter 11 Cases, up to $10,000,000 and shall hold harmless and indemnify the MIRMA Owner/Lessors against the payment of fees incurred by the MIRMA Indenture Trustee in connection with the Chapter 11 Cases. The Confirmation Order shall provide that the MIRMA Indenture Trustee is enjoined from seeking reimbursement of fees and expenses incurred in connection with the Chapter 11 Cases from the Debtors, the MIRMA Owner/Lessors or any affiliates thereof except as approved by the Bankruptcy Court. If the MIRMA Indenture Trustee does not object to confirmation of the Plan, MIRMA agrees to pay (and notwithstanding anything to the contrary, will not contest payment of) on the Effective Date all reasonable and documented legal and consulting fees incurred by the MIRMA Indenture Trustee in connection with the Chapter 11 Cases, up to $10,000,000.

     (f) In the event the MIRMA Owner/Lessors object to confirmation of the Plan, the provisions of the proposed settlement contained in subsection (e) shall be of no effect and shall not be binding on the Debtors in any manner, including in connection with any determination by the Bankruptcy Court regarding adequate assurance of future performance and cure.

14.7. SPECIAL PROVISIONS RELATING TO MINT FARM.

          Notwithstanding anything in this Article XIV to the contrary, but except with respect to any executory contract or unexpired lease that is specifically listed on Disclosure Statement Schedules 11, 12 or the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases," or has already been assumed or rejected prior to the Confirmation Date, the deadline for the Debtors to assume or reject executory contracts and unexpired leases that relate to the Mint Farm generating facilities is extended to the earlier to occur of the following: (a) the date upon which the sale of the Mint Farm generating facility (and related assets) closes; and (b) one year after the Effective Date, or such later date extended by the Bankruptcy Court after notice and a hearing. Bankruptcy Code section 365 shall apply to any motion to reject, assume, or assume and assign any executory contracts that are subject to this section. Any rejection damages Claim with respect to an executory contract or unexpired lease relating to Mint Farm shall be filed with the Bankruptcy Court and served on the Debtors no later than thirty (30) days after the rejection has become effective. The Debtors reserve all rights to object to such claims.

14.8. SPECIAL PROVISIONS RELATING TO THE FCC AGREEMENT.

     (a) Interim Performance. Pending a determination by Final Order of the disputes regarding the proper characterization of the FCC Agreement and whether any Claims for damages arising from the rejection of the FCC Agreement should be limited by section 502(b)(6) of the Bankruptcy Code, the Debtors' postpetition obligations under the FCC Agreement shall be performed by Mirant Peaker and the Debtors' postpetition obligations under the Site Lease shall be performed by Mirant Chalk Point. Neither New Mirant nor any other subsidiary of New Mirant shall have any liability with respect to such interim performance of the FCC Agreement or the Site Lease. During this period, neither SMECO nor Pepco shall be permitted to exercise any right or remedy arising from any default occurring under the FCC Agreement or Site Lease prior to the Petition Date.

     (b) Reservation of Rights. Subject to the provisions of paragraph (c) below, the Debtors shall have the right, at any time prior to the commencement of the Confirmation Hearing to commence an action seeking a Final Order (i) authorizing the Debtors to assume or reject the FCC Agreement and the Site Lease, (ii) determining that the FCC Agreement constitutes a lease of non-residential real property and that any Claims for damages arising from the rejection of the FCC Agreement should be limited by section 502(b)(6) of the Bankruptcy Code, (iii) determining that the Debtors' obligations under the FCC Agreement constitute prepetition debt obligations, (iv) determining that any postpetition amounts paid (in excess of the value of any actual benefits received) by the Debtors to SMECO (including payments made after the Effective
Date) are recoverable by the Debtors pursuant to sections 105, 503, and 549 of the Bankruptcy Code; (v) recharacterizing obligations under the FCC Agreement as Claims arising on or before the Petition Date; or (vi) otherwise resolving the disputes between the Debtors and SMECO and Pepco relating to the FCC Agreement. Nothing herein shall (A) preclude the Debtors, SMECO and Pepco from seeking approval of any negotiated settlement of any such disputes, actions or matters, or (B) limit the rights, remedies, claims or defenses of Pepco or SMECO with respect to the matters set forth herein or in connection with the pending litigation.

     (c) Time for Assumption or Rejection. Notwithstanding anything in this
Article XIV of the Plan to the contrary, the deadline for the Debtors to assume or reject the FCC Agreement and the Site Lease is extended to 60 days after determination by Final Order of the disputes regarding the proper characterization of the FCC Agreement and whether any Claims for damages arising from the rejection of the FCC Agreement should be limited by section 502(b)(6) of the Bankruptcy Code. To the extent practical and applicable, Bankruptcy Code section 365 and Sections 14.2 and 14.3 above shall apply to assumption or rejection of the FCC Agreement and the Site Lease. Any rejection damages Claim with respect to the FCC Agreement or the Site Lease shall be filed with the Bankruptcy Court and served on the Debtors no later than 30 days after the rejection has become effective. The Debtors reserve all rights to object to such claims. If the Debtors are unable to obtain a Final Order (i) authorizing recharacterization of the FCC Agreement and limiting rejection damages thereunder pursuant to section 502(b)(6) of the Bankruptcy Code, or (ii) otherwise authorizing the rejection of the FCC Agreement or the Site Lease, the FCC Agreement shall be assumed by Mirant Peaker and the Site Lease shall be assumed by Mirant Chalk Point (and in connection therewith all required cure obligations under section 365 of the Bankruptcy Code shall then be performed pursuant to Section 14.2).

                                   ARTICLE XV.

                           SETTLEMENTS AND COMPROMISES

15.1. CALIFORNIA SETTLEMENT.

          The California Settlement is hereby incorporated into the Plan by this reference. To the extent there is any conflict between the California Settlement Agreement and the Plan, the California Settlement Agreement shall prevail.

15.2. SETTLEMENT OF PREPETITION EMPLOYEE AGREEMENTS.

          The Plan provides for the settlement of most existing employee obligations (both with active and inactive employees). Specifically, the Plan shall constitute a motion under sections 1123(b)(3) and (6) of the Bankruptcy Code and Bankruptcy Rule 9019 for approval of (i) the settlement of claims by employees regarding 26 prepetition retention agreements and (ii) three non-qualified retirement programs on the following terms:

     (a) With respect to the prepetition retention agreements, (i) for employee-related services rendered before the Petition Date, each employee will receive an Allowed Mirant Debtor Class 3 - Unsecured Claim; and (ii) for employee-related services rendered after the Petition Date, each employee will receive an Allowed Administrative Claim for any and all payments due and owing during the Debtors' Chapter 11 Cases; provided that each affected employee was employed on the Petition Date and continues to be employed on the postpetition contractual payment date. To the extent such affected employee participates in KERP, the applicable amount paid under KERP will be a direct dollar-for-dollar offset of any payment due and owing under a retention agreement related to post-KERP employment. If an employee accepts this settlement, the respective prepetition retention agreement will be terminated (except the employee must continue to be employed on the contractual payment date as condition precedent to receiving the treatment provided in this settlement) and the employee's claim will be treated pursuant to the terms of the settlement. Alternatively, if the employee chooses to opt out of this settlement, the respective prepetition retention agreement will be rejected and the employee will be permitted to file a rejection claim, in accordance with the rejection procedures. Any employee that is a party to a prepetition retention agreement that has been rejected by the Debtors is not eligible to opt-in to this settlement.

     (b) With respect to the non-qualified retirement programs for former employees, the following three plans are reinstated and assumed by the Debtors:
(i) the Mirant Services Supplemental Benefit Plan; (ii) the Mirant Services Supplemental Executive Retirement Plan; and (iii) the Deferred Compensation Plan for Directors and Select Employees.

15.3. PROPOSED NEW YORK TAX SETTLEMENT.

     (a) Motion to Compromise and Settle. The Plan shall constitute a motion under sections 1123(b) (3) and (6) of the Bankruptcy Code and Bankruptcy Rule 9019 seeking approval of a proposed settlement of the disputes with the New York Taxing Authorities whose rights will be modified as set forth in the definitive agreements filed as Plan Documents.

     (b) Acceptance of the Proposed New York Tax Settlement. If the Plan is unanimously and affirmatively accepted by each of the New York Taxing Authorities, then the Debtors and the New York Taxing Authorities shall work together in good faith to consummate all conditions precedent to the Proposed New York Tax Settlement for the New York Debtors Effective Date to occur as soon as is practicable. The Confirmation Order shall provide that, to the extent that the New York Debtors Effective Date does not occur on or before the Effective Date for Mirant (i) New Mirant or its subsidiaries shall be authorized to operate the business of and provide debtor-in-possession financing to the New York Debtors, and (ii) in the event that New York Debtors Effective Date does not occur within 120 days of the Confirmation Date or the Proposed New

York Tax Settlement terminates at any time prior to the occurrence of the New York Debtors Effective Date, unless otherwise ordered by the Bankruptcy Court,
(A) the Plan shall without further action of the Debtors be deemed terminated with respect to the New York Debtors and otherwise amended to exclude the New York Debtors from the remaining MAG Debtors and (B) the exclusive periods in which the New York Debtors possess the exclusive right to file a plan of reorganization and solicit acceptances thereto shall be extended for an additional 180 days from such date of termination and amendment of the Plan without prejudice to the rights of the New York Debtors to seek additional extensions or the rights of parties in interest to seek to shorten or terminate such exclusive periods. Such deemed amendment shall be without prejudice to the New York Debtors to further amend, modify or revoke the Plan and/or submit any new plan of reorganization as it relates to the New York Debtors. In addition, notwithstanding any other provision in the Plan, (A) both the Mirant Debtors and the MAG Debtors will reserve the rights to assert Claims against the New York Debtors arising from and after July 15, 2003 (the date the New York Debtors filed their respective petitions for relief under chapter 11); (B) the New York Debtors will reserve the rights to assert Claims against the Mirant Debtors and the MAG Debtors arising from and after July 15, 2003, the treatment of which shall be subject to the Plan; and (C) Intercompany Claims held by the New York Debtors (and those against them held by any other Debtor) will also be reserved, the treatment of which shall be subject to the Plan.

     (c) Rejection of the Proposed New York Tax Settlement. If the Plan is not accepted by each of the New York Taxing Authorities, and notwithstanding the voting requirements of section 1126 of the Bankruptcy Code, the Plan shall be deemed amended without further action of the Debtors to exclude the New York Debtors from the MAG Debtors, and the Confirmation Hearing in respect of the Plan as to the New York Debtors shall be adjourned until further notice or order of the Bankruptcy Court. If this occurs, the Confirmation Order shall (i) authorize New Mirant or its subsidiaries to operate the business of and provide debtor-in-possession financing to the New York Debtors, and (ii) provide an extension of the periods in which the New York Debtors possess the exclusive right to file a plan of reorganization and solicit acceptances thereto for an additional one hundred and eighty (180) days without prejudice to the rights of the New York Debtors to seek additional extensions or the rights of parties in interest to seek to shorten or terminate such exclusive periods. Such deemed amendment shall be without prejudice to the New York Debtors to further amend, modify or revoke the Plan and/or submit any new plan of reorganization as it relates to the New York Debtors. In addition, notwithstanding any other provision in the Plan, (A) both the Mirant Debtors and the MAG Debtors will reserve the rights to assert Claims against the New York Debtors arising from and after July 15, 2003 (the date the New York Debtors filed their respective petitions for relief under chapter 11); (B) the New York Debtors will reserve the rights to assert Claims against the Mirant Debtors and the MAG Debtors arising from and after July 15, 2003, the treatment of which shall be subject to the Plan; and (C) Intercompany Claims held by the New York Debtors (and those against them held by any other Debtor) will also be reserved, the treatment of which shall be subject to the Plan. If the Debtors and the New York Taxing Authorities do not agree to definitive binding agreements in respect of the Proposed New York Tax Settlement prior to the commencement of the Confirmation Hearing, the New York Taxing Authorities shall be deemed to have rejected the Plan.

15.4. SETTLEMENT OF CERTAIN SUBORDINATION RIGHTS.

          As permitted by Section 17.3, the Plan constitutes a motion pursuant to sections 1123(b)(3) and (6) of the Bankruptcy Code and Bankruptcy Rule 9019 to compromise and settle the right of the holders of Mirant Debt Claims to enforce contractual subordination provisions against all holders of Subordinated Note Claims on the following terms:

     (a) each holder of an Allowed Subordinated Note Claim shall receive a Pro Rata Share of (i) 3.5% of the shares of New Mirant Common Stock to be issued under the Plan (excluding the shares (A) to be issued to the holders of Allowed MAG Debtor Class 5 - Unsecured Claims and Allowed MAG Debtor Class 4 - PG&E/RMR Claims; provided, that, if any such shares to be issued to the holders of Allowed MAG Debtor Class 5 - Unsecured Claims and Allowed MAG Debtor Class 4 - PG&E/RMR Claims are issued to the holders of Allowed Mirant Debtor Class 3 - Unsecured Claims, then the holders of Allowed Subordinated Note Claims shall receive 3.5% of such shares; and (B) to be reserved for issuance pursuant to the New Mirant Employee Stock Programs), (ii) the New Mirant Series B Warrants and
(iii) the right to share on a pari passu basis in the Designated Net Litigation Distributions allocated to the holders of Allowed Mirant Debtor Class 3 - Unsecured Claims as provided in Section 10.13;

     (b) except for the Plan Distributions contemplated by Sections 15.4(a), and 10.13, any Plan Distribution that would otherwise be distributable under the Plan to the holders of Allowed Subordinated Note Claims but for the enforcement of the subordination provision in the applicable indenture, shall be distributed to the holders of Allowed Mirant Debt Claims; and

     (c) the reimbursement of the fees and expenses of Phoenix as contemplated by Section 6.2(d)(i).

                                  ARTICLE XVI.

                            RETENTION OF JURISDICTION

          Pursuant to sections 105(a) and 1142 of the Bankruptcy Code and except as expressly limited by the California Settlement Agreement and related agreements, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Cases or the Plan, or (c) that relates to the following:

          (i) To hear and determine any and all motions or applications pending on the Confirmation Date or thereafter brought in accordance with Article XIV hereof for the assumption, assumption and assignment or rejection of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine any and all Claims and any related disputes (including, without limitation, the exercise or enforcement of setoff or recoupment rights, or rights against any third party or the property of any third party resulting therefrom or from the expiration, termination or liquidation of any executory contract or unexpired lease);

          (ii) To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Disbursing Agent or the Debtors, as applicable, after the Effective Date;

          (iii) To hear and determine any objections to the allowance of Claims, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow, disallow or estimate any Contested Claim in whole or in part;

          (iv) To issue such orders in aid of execution of the Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

          (v) To consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

          (vi) To hear and determine all Fee Applications and applications for allowances of compensation and reimbursement of any other fees and expenses authorized to be paid or reimbursed under the Plan or the Bankruptcy Code;

          (vii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Plan, the Plan Documents or their interpretation, implementation, enforcement, or consummation;

          (viii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order (and all exhibits to the Plan) or its interpretation, implementation, enforcement, or consummation;

          (ix) To the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or Cause of Action by, on behalf of, or against the Estates;

          (x) To determine such other matters that may be set forth in the Plan, or the Confirmation Order, or that may arise in connection with the Plan, or the Confirmation Order;

          (xi) To hear and determine matters concerning state, local, and federal taxes, fines, penalties, or additions to taxes for which New Mirant and its Affiliates, the Debtors, the Debtors-in-Possession, or the Disbursing Agent may be liable, directly or indirectly, in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

          (xii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of the Debtors or any Person under the Plan;

          (xiii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of the Debtors (including

     Avoidance Actions) commenced by the Disbursing Agent, the Debtors or any third parties, as applicable, before or after the Effective Date;

          (xiv) To enter an order or final decree closing the Chapter 11 Cases;

          (xv) To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order;

          (xvi) To enter any and all appropriate orders necessary to effectuate and otherwise enforce the Implementation Order; and

          (xvii) To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

                                  ARTICLE XVII.

                            MISCELLANEOUS PROVISIONS

17.1. PAYMENT OF STATUTORY FEES.

          All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by the Debtors on or before the Effective Date.

17.2. SATISFACTION OF CLAIMS.

          The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any accrued postpetition interest, as calculated under
Section 10.14, against the Debtors and the Debtors-in-Possession, or any of their Estates, Assets, properties, or interests in property. Except as otherwise provided herein, on the Effective Date, all Claims against and Equity Interests in the Debtors and the Debtors-in-Possession shall be satisfied, discharged, and released in full. Neither New Mirant, its Affiliates nor the Debtors shall be responsible for any pre-Effective Date obligations of the Debtors or the Debtors-in-Possession, except those expressly assumed by New Mirant, its Affiliates or any such Debtor, as applicable. Except as otherwise provided herein, all Persons and Entities shall be precluded and forever barred from asserting against New Mirant and its Affiliates, the Debtors, their respective successors or assigns, or their Estates, Assets, properties, or interests in property any event, occurrence, condition, thing, or other or further Claims or Causes of Action based upon any act, omission, transaction, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date, whether or not the facts of or legal bases therefore were known or existed prior to the Effective Date.

17.3. THIRD PARTY AGREEMENTS; SUBORDINATION.

          The Plan Distributions to the various classes of Claims and Equity Interests hereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Plan Distributions by reason of any claimed subordination rights or otherwise. All of such rights and any agreements relating thereto shall remain in full force and effect, except as compromised and settled pursuant to the Plan. Plan Distributions shall be subject to and modified by any Final Order directing distributions other than as provided in the Plan. The right of the Debtors or the Committees to seek subordination of any Claim or Equity Interest pursuant to section 510 of the Bankruptcy Code is fully reserved (except as otherwise provided pursuant to the California Settlement), and the treatment afforded any Claim or Equity Interest that becomes a Subordinated Claim or subordinated Equity Interest at any time shall be modified to reflect such subordination. Unless the Confirmation Order provides otherwise, no Plan Distributions shall be made on account of a Subordinated Claim or subordinated Equity Interest. Notwithstanding any other term or provision of the Plan (including, without limitation, any releases, exculpation or injunctions) the right of the Equity Committee to seek subordination, disallowance or related relief (including, without limitation, by prosecuting motions, commencing causes of action or otherwise) with respect to any Equity Interest (including, without limitation, with respect to the Debtors' officers and directors and/or any Protected Persons) is fully reserved, and the treatment afforded any Equity Interest that becomes a subordinated Equity Interest or is otherwise made the subject of any relief pursuant to this sentence at any time shall be modified to reflect such subordination or relief.

17.4. EXCULPATION.

          THE DEBTORS, THE OLD INDENTURE TRUSTEES AND ANY PROTECTED PERSONS SHALL NOT BE LIABLE FOR ANY CAUSE OF ACTION ARISING IN CONNECTION WITH OR OUT OF THE ADMINISTRATION OF THE CHAPTER 11 CASES, PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT. THE CONFIRMATION ORDER SHALL ENJOIN ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS FROM ASSERTING OR PROSECUTING ANY CLAIM OR CAUSE OF ACTION AGAINST ANY PROTECTED PERSON AS TO WHICH SUCH PROTECTED PERSON HAS BEEN EXCULPATED FROM LIABILITY PURSUANT TO THE PRECEDING SENTENCE.

17.5. DISCHARGE OF LIABILITIES.

          Except as otherwise provided in the Plan, upon the occurrence of the Effective Date, the Debtors shall be discharged from all Claims and Causes of Action to the fullest extent permitted by section 1141 of the Bankruptcy Code, and all holders of Claims and Equity Interests shall be precluded from asserting against New Mirant and its Affiliates, the Debtors, the Assets, or any property dealt with under the Plan, any further or other Cause of Action based upon any act or omission, transaction, event, thing, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date.

          EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, NEITHER NEW MIRANT NOR MET SHALL HAVE, AND SHALL NOT BE CONSTRUED TO HAVE OR MAINTAIN ANY LIABILITY, CLAIM, OR OBLIGATION, THAT IS BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OTHER OCCURRENCE OR THING OCCURRING OR IN EXISTENCE ON OR PRIOR TO THE EFFECTIVE DATE OF THE PLAN (INCLUDING, WITHOUT LIMITATION, ANY

LIABILITY OR CLAIMS ARISING UNDER APPLICABLE NON-BANKRUPTCY LAW AS A SUCCESSOR TO MIRANT OR ANY OF THE TRADING DEBTORS) AND NO SUCH LIABILITIES, CLAIMS, OR OBLIGATIONS FOR ANY ACTS SHALL ATTACH TO NEW MIRANT OR MET.

17.6. DISCHARGE OF DEBTORS.

          Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, without further notice or order, all Claims of any nature whatsoever shall be automatically discharged forever. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, the Debtors, their estates, and all successors thereto shall be deemed fully discharged and released from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, their estates, and all successors thereto. As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtors, their estates, or any successor thereto at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the prosecution of any action against New Mirant and it Affiliates or property of the Debtors or their estates to the extent it relates to a discharged Claim.

17.7. NOTICES.

          Any notices, requests, and demands required or permitted to be provided under the Plan, in order to be effective, shall be in writing (including, without express or implied limitation, by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

               Mirant Corporation
               Attention: General Counsel
               1155 Perimeter Center West, Suite 100
               Atlanta, Georgia 30338
               Telephone: (678) 579-5000
               Telecopier: (678) 579-6767

               White & Case LLP
               Attention: Gerard Uzzi, Esq.
               Wachovia Financial Center
               200 South Biscayne Boulevard, Suite 4900
               Miami, Florida 33131
               Telephone: (305) 371-2700
               Telecopier: (305) 358-5744

               Shearman & Sterling LLP
               Attention: Fredric Sosnick, Esq.
               599 Lexington Avenue
               New York, NY 10022-6069
               Telephone: (212) 848-4000
               Telecopier: (212) 848-7179

               Andrews Kurth, L.L.P.
               Attention: Paul Silverstein, Esq.
               450 Lexington Avenue, 15th Floor
               New York, NY 10017
               Telephone: (212) 850-2800
               Telecopier: (212) 850-2929

               Cadwalader, Wickersham & Taft LLP
               Attention: Bruce Zirinsky, Esq.
               One World Financial Center
               New York, New York 10281
               Telephone: (212) 504-6000
               Telecopier: (212) 504-6666

                    and

               Brown Rudnick Berlack Israels LLP
               Attention: Edward Weisfelner, Esq.
               Seven Times Square
               New York, NY 10036
               Telephone: (212) 704-0100
               Telecopier: (212) 704-0196

17.8. HEADINGS.

          The headings used in the Plan are inserted for convenience only, and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

17.9. GOVERNING LAW.

          Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, shall govern the construction of the Plan and any agreements, documents, and instruments executed in connection with the Plan, except as otherwise expressly provided in such instruments, agreements or documents.

17.10. EXPEDITED DETERMINATION.

          The Disbursing Agent is hereby authorized to file a request for expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed with respect to the Debtors.

17.11. EXEMPTION FROM TRANSFER TAXES.

          Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, lien, pledge or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

17.12. RETIREE BENEFITS.

          Pursuant to section 1129(a)(13), on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy
Code), if any, shall continue to be paid in accordance with applicable law.

17.13. NOTICE OF ENTRY OF CONFIRMATION ORDER AND RELEVANT DATES.

          Promptly upon entry of the Confirmation Order, the Debtors shall publish as directed by the Bankruptcy Court and serve on all known parties in interest and holders of Claims and Equity Interests, notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Plan, including, but not limited to, the deadline for filing notice of Administrative Claims (Section 6.2), and the deadline for filing rejection damage Claims (Section 14.3).

17.14. INTEREST AND ATTORNEYS' FEES.

          Interest accrued after the Petition Date will accrue and be paid on Claims only to the extent specifically provided for in this Plan, the Confirmation Order or as otherwise required by the Bankruptcy Court or by applicable law. No award or reimbursement of attorneys' fees or related expenses or disbursements shall be allowed on, or in connection with, any Claim, except as set forth in the Plan or as ordered by the Bankruptcy Court.

17.15. MODIFICATION OF THE PLAN.

          As provided in section 1127 of the Bankruptcy Code, modification of the Plan may be proposed in writing by the Debtors at any time before confirmation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Debtors may modify the Plan at any time after confirmation and before substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications; provided further that any amendments must be made in accordance with Section 17.23. A holder of a Claim that has accepted the Plan shall be deemed to have accepted such Plan as modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder. Notwithstanding the foregoing, the California Settlement cannot be modified by the Plan without the consent of the California Parties.

17.16. REVOCATION OF PLAN.

          Subject to Section 17.23, the Debtors reserve the right to revoke and withdraw the Plan or to adjourn the Confirmation Hearing with respect to any one or more of the Debtors prior to the occurrence of the Effective Date. If the Debtors revoke or withdraw the Plan with respect to any one or more of the Debtors, or if the Effective Date does not occur as to any Debtor, then, as to such Debtor, the Plan and all settlements and compromises set forth in the Plan and not otherwise approved by a separate Final Order shall be deemed null and void and nothing contained herein and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims against or Equity Interests in such Debtor or to prejudice in any manner the rights of any of the Debtors or any other Person in any other further proceedings involving such Debtor.

          In the event that the Debtors choose to adjourn the Confirmation Hearing with respect to any one or more of the Debtors, the Debtors reserve the right to proceed with confirmation of the Plan with respect to those Debtors in relation to which the Confirmation Hearing has not been adjourned. With respect to those Debtors with respect to which the Confirmation Hearing has been adjourned, the Debtors reserve the right to amend, modify, revoke or withdraw the Plan and/or submit any new plan of reorganization at such times and in such manner as they consider appropriate, subject to the provisions of the Bankruptcy Code.

17.17. SETOFF RIGHTS.

          In the event that any Debtor has a Claim of any nature whatsoever against the holder of a Claim against such Debtor, then such Debtor may, but is not required to, set off against the Claim (and any payments or other Plan Distributions to be made in respect of such Claim hereunder) such Debtor's Claim against such holder, subject to the provisions of sections 553, 556 and 560 of the Bankruptcy Code; provided, however, that the TPA Claim shall be governed by the TPA Order with respect to the foregoing and that nothing herein shall constitute a waiver of Southern Company's setoff rights set forth in section
9.15 of the Tax Indemnification Agreement (by and between Mirant and Southern Company); provided, further, that this Section 17.17 is subject to the California Settlement Agreement and the Debtors may not effectuate a setoff in violation thereof. Neither the failure to set off nor the allowance of any Claim under the Plan shall constitute a waiver or release of any Claims that any Debtor may have against the holder of any Claim.

17.18. COMPLIANCE WITH TAX REQUIREMENTS.

          In connection with the Plan, the Debtors, the Disbursing Agent, and the Plan Trustees, as applicable, shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all Plan Distributions hereunder shall be subject to such withholding and reporting requirements. Notwithstanding the above, each holder of an Allowed Claim or Equity Interest that is to receive a Plan Distribution shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any government unit, including income, withholding and other tax obligations, on account of such Plan Distribution. The Disbursing Agent has the right, but not the obligation, to not make a Plan Distribution until such holder has made arrangements satisfactory to the Disbursing Agent for payment of any such tax obligations.

17.19. RATES.

          The Plan does not provide for the change of any rate that is within the jurisdiction of any governmental regulatory commission after the occurrence of the Effective Date.

17.20. INJUNCTIONS.

     (a) ON THE EFFECTIVE DATE AND EXCEPT AS OTHERWISE PROVIDED HEREIN, ALL PERSONS AND ENTITIES WHO HAVE BEEN, ARE, OR MAY BE HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTORS SHALL BE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST OR AFFECTING NEW MIRANT AND ITS AFFILIATES, THE DEBTORS, PROTECTED PERSONS, THE ESTATES, THE ASSETS, OR THE DISBURSING AGENT, OR ANY OF THEIR CURRENT OR FORMER RESPECTIVE MEMBERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS, AND PROFESSIONALS, SUCCESSORS AND ASSIGNS OR THEIR RESPECTIVE ASSETS AND PROPERTY WITH RESPECT TO SUCH CLAIMS OR EQUITY INTERESTS (OTHER THAN ACTIONS BROUGHT TO ENFORCE ANY RIGHTS OR OBLIGATIONS UNDER THE
PLAN):

          (i) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ALL SUITS, ACTIONS, AND PROCEEDINGS THAT ARE PENDING AS OF THE EFFECTIVE DATE, WHICH MUST BE WITHDRAWN OR DISMISSED WITH PREJUDICE);

          (ii) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING BY ANY MANNER OR MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER;

          (iii) CREATING, PERFECTING OR OTHERWISE ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY ENCUMBRANCE; AND

          (iv) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND; PROVIDED, THAT ANY DEFENSES, OFFSETS OR COUNTERCLAIMS WHICH THE DEBTORS MAY HAVE OR ASSERT IN RESPECT OF THE ABOVE REFERENCED CLAIMS ARE FULLY PRESERVED IN ACCORDANCE WITH SECTION 17.17.

     (b) THE FOREGOING PROVISION SHALL NOT APPLY TO HOLDERS OF ALLOWED MAG LONG-TERM NOTE CLAIMS WITH RESPECT TO THEIR LEGAL, EQUITABLE AND CONTRACTUAL RIGHTS, AND PERSONAL CAUSES OF ACTION AGAINST MAG, MAG'S ASSETS AND ANY OF MAG'S CURRENT OR FORMER MANAGERS, OFFICERS, EMPLOYEES, AGENTS AND PROFESSIONALS.

17.21. BINDING EFFECT.

          The Plan shall be binding upon New Mirant and its Affiliates, the Debtors, the holders of all Claims and Equity Interests, parties in interest, Persons and Entities and their respective successors and assigns. To the extent any provision of the Disclosure Statement or any other solicitation document may be inconsistent with the terms of the Plan, the terms of the Plan shall be binding and conclusive.

17.22. SEVERABILITY.

          IN THE EVENT THE BANKRUPTCY COURT DETERMINES THAT ANY PROVISION OF THE PLAN IS UNENFORCEABLE EITHER ON ITS FACE OR AS APPLIED TO ANY CLAIM OR EQUITY INTEREST OR TRANSACTION, THE DEBTORS MAY MODIFY THE PLAN IN ACCORDANCE WITH
SECTION 17.15 SO THAT SUCH PROVISION SHALL NOT BE APPLICABLE TO THE HOLDER OF ANY SUCH CLAIM OR EQUITY INTEREST OR TRANSACTION; PROVIDED THAT THE DEBTORS MAY NOT MODIFY THE PLAN TO SEVER ANY PROVISION OF THE CALIFORNIA SETTLEMENT AGREEMENT FROM ANOTHER. SUCH A DETERMINATION OF UNENFORCEABILITY SHALL NOT (A) LIMIT OR AFFECT THE ENFORCEABILITY AND OPERATIVE EFFECT OF ANY OTHER PROVISION OF THE PLAN OR (B) REQUIRE THE RESOLICITATION OF ANY ACCEPTANCE OR REJECTION OF THE PLAN. NOTHING HEREIN SHALL PERMIT THE DEBTORS TO SEVER THE PROVISIONS OF THE CALIFORNIA SETTLEMENT AGREEMENT OR ANY IMPLEMENTING AGREEMENTS RELATED THERETO.

17.23. COMMITTEES' CONSULTATION AND AGREEMENT.

          The Debtors shall not:

     (a) file any Plan Document pursuant to Section 1.5 (including, without limitation, the Confirmation Order);

     (b) agree to the form of, amend or modify the Confirmation Order, the Plan or any Plan Document;

     (c) waive any condition referenced in Section 12.3; nor

     (d) revoke or withdraw the Plan or adjourn the Confirmation Hearing pursuant to Section 17.16,

without prior consultation with each of the Committees and provided that if any such proposed action would have a material adverse impact on the rights and interests of the creditors of the Mirant Debtors, the creditors of the MAG Debtors or the holders of Equity Interests in Mirant, then such action shall not be taken without the prior consent of the Committee representing the adversely impacted creditors or equity holders (acting reasonably and in good faith).

17.24. GLOBAL SETTLEMENT OF CERTAIN RECOVERIES.

          The Plan's treatment of the MAG Debtor Class 5 - Unsecured Claims, MAG Debtor Class 6 - MAG Long-term Note Claims, MAG Debtor Class 8 - Equity Interests, Mirant Debtor Class 3 - Unsecured Claims, and Mirant Debtor Class 5 - Equity Interests and the resolution of inter-Debtor Claims and related matters, represent elements of a global settlement and compromise that has been reached among the Debtors, the Committees and Phoenix. This settlement provides benefit to all parties in interest in these Chapter 11 Cases by allowing confirmation of the Plan to proceed and reducing the costs and uncertainty of litigation concerning the Plan and related issues. All of the elements of the recoveries, including, in particular, the Designated Net Litigation Distributions, constitute critical elements of the parties' settlement. As a consequence, the parties' global settlement constitutes a resolution of disputed issues and may not be treated as an admission by the parties as to any issue, including, without limitation, the percentage recovery by any class of creditor or equity holder under the Plan.

17.25. NO ADMISSIONS.

          AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER CAUSES OF ACTION OR THREATENED CAUSES OF ACTIONS, THIS PLAN SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS PLAN SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, AND OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, MIRANT OR ANY OF ITS SUBSIDIARIES AND AFFILIATES, AS DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CHAPTER 11 CASES.

17.26. POTENTIAL EXCLUSION OF MIRANT NY-GEN FROM PLAN.

          Pending the Debtors' resolution of certain potential claims and liabilities associated with the Swinging Bridge, Mongaup Falls and Rio hydroelectric projects owned by Mirant NY-Gen, LLC ("Mirant NY-Gen"), on terms and conditions acceptable to the Debtors, the Debtors reserve the right to amend the Plan to (i) treat Mirant NY-Gen separately from the MAG Debtors and (ii) adjourn the Confirmation Hearing in respect of the Plan as to Mirant NY-Gen until further notice or order of the Bankruptcy Court. If this occurs, the Confirmation Order shall (i) authorize New Mirant or its subsidiaries to operate the business of and provide debtor-in-possession financing, protected to the fullest extent permitted under sections 364(c) and (d) of the Bankruptcy Code, to Mirant NY-Gen, and (ii) provide an extension of the periods in which Mirant NY-Gen possesses the exclusive right to file a plan of reorganization and solicit acceptances thereto for an additional 180 days without prejudice to the rights of Mirant NY-Gen to seek additional extensions or the rights of parties in interest to seek to shorten or terminate such exclusive periods. Such amendment would be without prejudice to Mirant NY-Gen to further amend, modify or revoke the Plan and/or submit any new plan of reorganization as it relates to Mirant NY-Gen.

Dated: September 30, 2005

                                        Respectfully submitted,

                                        MIRANT CORPORATION


                                        By: /s/
                                            ------------------------------------
                                        Name: M. Michele Burns
                                        Title: Executive Vice President,
                                               Chief Financial Officer and
                                               Chief Restructuring Officer


                                        MIRANT AMERICAS ENERGY CAPITAL, LP

                                        BY: MIRANT AMERICAS DEVELOPMENT, INC.,
                                        ITS GENERAL PARTNER


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS ENERGY CAPITAL ASSETS,
                                        LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT WRIGHTSVILLE INVESTMENTS, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT WRIGHTSVILLE MANAGEMENT, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President

                                        WRIGHTSVILLE POWER FACILITY, L.L.C.

                                        BY: MIRANT WRIGHTSVILLE MANAGEMENT,
                                            INC., ITS MEMBER AND SOLE MANAGER


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        WRIGHTSVILLE DEVELOPMENT FUNDING, L.L.C.

                                        BY: MIRANT WRIGHTSVILLE MANAGEMENT,
                                            INC., ITS MEMBER AND SOLE MANAGER


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT ECOELECTRICA INVESTMENTS I, LTD.

                                        BY: MIRANT CARIBBEAN, INC., ITS SOLE
                                            MEMBER


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        PUERTO RICO POWER INVESTMENTS, LTD.

                                        BY: MIRANT CARIBBEAN, INC., ITS MEMBER


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Vice President


                                        BY: MIRANT SOUTH AMERICA AND CARIBBEAN
                                            FINANCE, LTD., ITS MEMBER


                                        By: /s/
                                            ------------------------------------
                                        Name: Pedro Cherry
                                        Title: Vice President

                                        MIRANT SUGAR CREEK, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT PORTAGE COUNTY, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT ZEELAND, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT WYANDOTTE, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT PEAKER, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT GASTONIA, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT MID-ATLANTIC SERVICES, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President

                                        MIRANT NEW ENGLAND, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT POTOMAC RIVER, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT MICHIGAN INVESTMENTS, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT SUGAR CREEK VENTURES, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT TEXAS INVESTMENTS, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Vice President


                                        MIRANT LAS VEGAS, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT DICKERSON DEVELOPMENT, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President

                                        MIRANT WICHITA FALLS, LP

                                        BY: MIRANT WICHITA FALLS MANAGEMENT,
                                            INC., ITS GENERAL PARTNER


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT WICHITA FALLS MANAGEMENT, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT WICHITA FALLS INVESTMENTS, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Vice President


                                        SHADY HILLS POWER COMPANY, L.L.C.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        WEST GEORGIA GENERATING COMPANY, L.L.C.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT SPECIAL PROCUREMENT, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT PARKER, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President

                                        MIRANT MD ASH MANAGEMENT, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT FUND 2001, LLC


                                        BY: MIRANT CAPITAL MANAGEMENT, LLC,
                                            ITS MANAGER


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT SERVICES, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT NY-GEN, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT TEXAS MANAGEMENT, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT LOVETT, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT PINEY POINT, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President

                                        MIRANT SUGAR CREEK HOLDINGS, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT TEXAS, LP


                                        BY: MIRANT TEXAS MANAGEMENT, INC.,
                                            ITS GENERAL PARTNER


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT KENDALL, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT INTELLECTUAL ASSET MANAGEMENT
                                        AND MARKETING, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT POTRERO, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT NEW YORK, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President

                                        MIRANT AMERICAS RETAIL ENERGY MARKETING,
                                        LP

                                        BY: MIRANT AMERICAS DEVELOPMENT, INC.,
                                            ITS GENERAL PARTNER


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President and Chief
                                               Financial Officer


                                        MIRANT AMERICAS GAS MARKETING VIII, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS GAS MARKETING IX, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS GAS MARKETING X, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS GAS MARKETING VI, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS GAS MARKETING V, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS GAS MARKETING VII, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President

                                        MIRANT AMERICAS GAS MARKETING III, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS GAS MARKETING XI, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS GAS MARKETING I, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS ENERGY MARKETING, LP

                                        BY: MIRANT AMERICAS DEVELOPMENT, INC.,
                                            ITS GENERAL PARTNER


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS DEVELOPMENT CAPITAL, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MLW DEVELOPMENT, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS PRODUCTION COMPANY


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President

                                        MIRANT AMERICAS DEVELOPMENT, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President and
                                               Chief Financial Officer


                                        MIRANT AMERICAS ENERGY MARKETING
                                        INVESTMENTS, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President and
                                               Chief Financial Officer


                                        MIRANT AMERICAS GAS MARKETING II, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT CHALK POINT, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT CALIFORNIA, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT CALIFORNIA INVESTMENTS, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President

                                        MIRANT CANAL, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT CENTRAL TEXAS, LP

                                        BY: MIRANT TEXAS MANAGEMENT, INC.,
                                            ITS GENERAL PARTNER


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT DANVILLE, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT BOWLINE, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        HUDSON VALLEY GAS CORPORATION


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS GENERATION, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President and
                                               Chief Financial Officer


                                        MINT FARM GENERATION, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President

                                        MIRANT AMERICAS GAS MARKETING XII, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT D.C. O&M, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT MID-ATLANTIC, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President and Chief
                                               Financial Officer


                                        MIRANT CAPITAL, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Vice President


                                        MIRANT CHALK POINT DEVELOPMENT, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT CAPITAL MANAGEMENT, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS GAS MARKETING XV, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President

                                        MIRANT AMERICAS GAS MARKETING XIV, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS GAS MARKETING XIII, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS PROCUREMENT, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT AMERICAS GAS MARKETING IV, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        MIRANT DELTA, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President


                                        NEWCO 2005 CORPORATION


                                        By: /s/
                                            ------------------------------------
                                        Name: J. William Holden III
                                        Title: Sr. Vice President

                                    EXHIBIT A

                            GLOSSARY OF DEFINED TERMS

                                   EXHIBIT "A"

                            GLOSSARY OF DEFINED TERMS

1. "Administrative Claim" means a Claim incurred by a Debtor (or its Estate) on or after the Petition Date and before the Effective Date for a cost or expense of administration in the Chapter 11 Cases entitled to priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, Fee Claims and DIP Claims.

2. "Affiliate" means, with respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.

3. "Allowed," when used

     (a) with respect to any Claim, except for a Claim that is an Administrative Claim or a Letter of Credit Claim, means such Claim to the extent it is not a Contested Claim as of the Effective Date, or a Disallowed Claim;

     (b) with respect to an Administrative Claim, means such Administrative Claim to the extent it has become fixed in amount and priority pursuant to the procedures set forth in Section 6.2(c) of this Plan;

     (c) with respect to a Letter of Credit Claim, means such Letter of Credit Claim to the extent Mirant's reimbursement obligation to the holder of the Letter of Credit Claim has become noncontingent and fixed as a result of a draw on the underlying letter of credit by the counterparty thereto; and

     (d) with respect to Equity Interests in any Debtor, means (i) the Equity Interests in any Debtor (except Mirant) as reflected in the stock transfer ledger or similar register of such Debtor as of the Effective Date; and (ii) with respect to Mirant, the issued and outstanding shares of common stock in Mirant as reflected in stock transfer ledger as of the Effective Date.

4. "APSA" means the Asset Purchase and Sale Agreement, dated June 7, 2000, by and between Mirant and Pepco, as amended from time to time, together with all schedules and ancillary agreements as determined by Final Order to constitute non-severable components thereto.

5. "Assets" means, with respect to any Debtor, all of such Debtor's right, title and interest of any nature in property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code.

6. "Assumption/Assignment Agreement" means, collectively, (i) that certain Assignment and Assumption Agreement, dated December 19, 2000, by and among Pepco and certain of the Debtors (other than Mirant); (ii) that certain PPA and TPA Assignment and Assumption Agreement, dated December 18, 2000, between Mirant and MAEM; and (iii) that certain Assignment and Assumption Agreement, dated December 11, 2000, by and between certain of the Debtors pursuant to which, among other things, Mirant assigned rights to purchase specific Assets to other Debtors.

7. "Avoidance Actions" means all Causes of Action of the Estates that arise under chapter 5 of the Bankruptcy Code.

8. "Back-to-Back Agreement" means that certain letter agreement and any and all obligations of any Debtor or Affiliate of the Debtors arising thereunder between Pepco and Southern Energy, Inc. (as predecessor in interest to Mirant), dated as of December 19, 2000 (as amended and modified from time to time,) which was executed contemporaneously with Mirant's purchase of generating assets and power purchase agreements from Pepco under the APSA, pursuant to which Mirant agreed to: (a) make Pepco whole for its financial obligations under certain unassigned power purchase agreements between Pepco and (i) Panda-Brandywine LP, and (ii) Ohio Edison Co., (b) accept from Pepco the power delivered pursuant to those unassigned power purchase agreements, and (c) be Pepco's representative "for all purposes to the fullest extent permitted under the unassigned power purchase agreements."

9. "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified at title 11 of the United States Code, as amended from time to time and applicable to the Chapter 11 Cases.

10. "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, or such other court having jurisdiction over the Chapter 11 Cases.

11. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code and as applicable to the Chapter 11 Cases.

12. "Bar Date Notice" means the applicable Notice of Bar Dates for Filing Proofs of Claim Against a Debtor, as approved by Order of the Bankruptcy Court.

13. "BEWAG Contract" means the Share Purchase Agreement dated January 31, 2002 by and between Mirant Investments Germany, Inc., Mirant Holdings Germany, Inc., Vattenfall AB (publ.), Hamburgische Electricitats-Werke Aktiengesellschaft, Mirant Holdings Beteiligungsgesellschaft mbH and Mirant.

14. "BEWAG Counterparties" means Hamburgische Electricitats-Werke
Aktiengesellschaft, Vattenfall AB, Mirant Holdings Germany GmbH, Mirant Holdings Beteiligungsgesellschaft mbH and or any successor entities thereto.

15. "Business Day" means any day other than a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close for business in New York, New York.

16. "CAISO" means the California Independent System Operator.

17. "California Parties" means PG&E, Southern California Edison Company, San Diego Gas and Electric Company, the California Public Utilities Commission, the California Department of Water Resources, the California Electricity Oversight Board, and the Attorney General of the State of California.

18. "California Party Unsecured Claims" means the Unsecured Claims to be granted to the California Parties against MAEM pursuant to the California Settlement, which shall be (a) the

Allowed Unsecured Claims of the California Parties in the aggregate amount of $175,000,000, (b) the Allowed Unsecured Claim of the California Department of Water Resources in the amount of $2,250,000, and (c) the Allowed Unsecured Claim of the Attorney General of the State of Oregon in the amount of $250,000.

19. "California Settlement" means the global settlement between and among the California Parties and certain of the Debtors, as set forth and evidenced by the California Settlement Agreement and as approved by Final Order, entered on April 15, 2005.

20. "California Settlement Agreement" means the agreement dated as of January 14, 2005, by and between certain of the Debtors and the California Parties."

21. "Carved-Out Receivables" means the following accounts receivable together with any proceeds therefrom:

     (1)  Enron Receivables;

     (2)  City of Vernon Receivable;

     (3)  Coyote Springs Receivables; and

     (4)  Metromedia Receivable.

22. "Cash" means legal tender of the United States of America or readily marketable direct obligations of, or obligations guaranteed by, the United States of America.

23. "Causes of Action" means all claims, rights, actions, causes of action, liabilities, obligations, suits, debts, remedies, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, asserted or unasserted, arising in law, equity or otherwise.

24. "Chapter 11 Cases" means the cases commenced under chapter 11 of the Bankruptcy Code pending before the Bankruptcy Court with respect to each of the Debtors styled as In re Mirant Corporation, et al., Chapter 11 Case No. 03-46590
(DML), Jointly Administered.

25. "Charging Lien" means any lien or other priority in payment arising prior to the Effective Date pursuant to which the Old Indenture Trustees (including any paying agents for such Old Indenture Trustees) are each entitled, pursuant to the respective Old Indentures, against distributions to be made to holders of Mirant Note Claims and MAG Short-term Note Claims.

26. "City of Vernon Receivable" means the amount owed to MAEM by the City of Vernon pursuant to the judgment entered by the Bankruptcy Court in the adversary no. 03-04440, as such judgment may be amended or modified on appeal or remand affirmed by the United States District Court for the Northern District of Texas by final judgment on May 17, 2005.

27. "Claim" means (a) any right to payment, whether or not such right is known or unknown, reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is known or unknown, reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

28. "Claims Agent" means the entity designated by order of the Bankruptcy Court to process proofs of claim.

29. "Committees" means, collectively, the Corp Committee, the Equity Committee and the MAG Committee.

30. "Commodity Prepay Facility" means (a) the ISDA Master Agreement dated October 11, 2001, between MAEM and HVB Risk Management Products Inc., and (b) the ISDA Master Agreement dated October 11, 2001, between MAEM and Scarlett Resource Merchants LLC, and all related documents, instruments and agreements, as they have been amended or supplemented from time to time.

31. "Commodity Prepay Facility Claims" means all Claims arising under the Commodity Prepay Facility and any guaranty thereof issued by any Mirant Debtor, including the Commodity Prepay Guaranty.

32. "Commodity Prepay Guaranty" means the guaranties, dated October 11, 2001, in favor of each of HVB Risk Management Products Inc. and Scarlett Resource Merchants LLC, pursuant to which Mirant guaranteed MAEM's obligations under the Commodity Prepay Facility and all related documents, instruments and agreements, as they have been amended or supplemented from time to time.

33. "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

34. "Confirmation Hearing" means the hearing held by the Bankruptcy Court, as it may be continued from time to time, to consider confirmation of the Plan.

35. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan.

36. "Contested" (a) when used with respect to a Claim, means such Claim (i) to the extent it is listed in the Schedules as disputed, contingent, or unliquidated, in whole or in part, and as to which no proof of claim has been filed; (ii) if it is listed in the Schedules as undisputed, liquidated, and not contingent and as to which a proof of claim has been filed with the Bankruptcy Court, to the extent (A) the proof of claim amount exceeds the amount indicated in the Schedules, or (B) the proof of claim priority differs from the priority set forth in the Schedules, in each case as to which an objection was filed on or before the Objection Deadline, unless and to the extent allowed in amount and/or priority by a Final Order of the Bankruptcy Court; (iii) if it is not listed in the Schedules or was listed in the Schedules as disputed, contingent or unliquidated, in whole or in part, but as to which a proof of claim has been filed with the Bankruptcy Court, in each case as to which an objection was filed on or before the Objection Deadline, unless and to the extent allowed in amount and/or priority by a Final Order of the Bankruptcy Court; or (iv) as to which an objection has been filed on or before the Effective Date; provided, that a Claim that is fixed in amount and priority pursuant to the Plan or by Final Order on or before the Effective Date shall not be a Contested Claim; and (b) when used with respect to an Equity Interest, means such Equity Interest to the extent it is not reflected on the applicable Debtor's stock transfer register as of the Effective Date.

37. "Convenience Claims" means (a) in the case of the Mirant Debtors, any Unsecured Claim, other than a Mirant Debt Claim, a Subordinated Note Claim, or a Claim of a current or former director, manager, officer or employee of a Debtor in an amount equal to or less than $25,000; provided, that the Debtors reserve the right to increase the cap amount in consultation with the Corp Committee up to an amount not in excess of $140,000 with respect to Mirant Peaker, Mirant Potomac, Mirant Zeeland, Mirant Las Vegas, Mirant Sugar Creek, LLC, Mirant Wichita Falls, LP, Mirant Wyandotte, and Shady Hills Power Company, LLC, and (b) in the case of the MAG Debtors, any Unsecured Claim, other than a MAG Short-term Debt Claim, or a Claim of a current or former director, manager, officer or employee of a Debtor, in an amount equal to or less than $25,000.

38. "Corp Committee" means the Official Committee of Unsecured Creditors of Mirant Corporation.

39. "Coyote Springs Receivables" means the amounts payable to Mirant Oregon under (A) its rights, claims and actions as member of CS2, LLC against Enron Corporation, National Energy Production Company, or their respective sureties, insurers or guarantors related to certain agreements for the construction of the electric generating plant located in Boardman, Oregon and (B) its rights, claims and actions as a member of CS2, LLC, with respect to rights, claims and actions against Alstom USA, Inc., Alstom T&D, Inc. or their respective sureties, insurers or guarantors related to a certain generator step-up transformer.

40. "Debtor" means any of Mirant, and its direct and indirect subsidiaries that are debtors in the Chapter 11 Cases as identified on Schedule 2 to the Disclosure Statement.

41. "Debtor Group" means the Mirant Debtors or the MAG Debtors, as applicable.

42. "Debtor-in-Possession" means any Debtor, in its capacity as a debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

43. "Designated Avoidance Actions" means the Southern Company Causes of Action and other Avoidance Actions that have either been commenced or are potential Avoidance Actions, as identified in Schedule 8 of the Disclosure Statement or as supplemented by the Confirmation Order.

44. "Designated Net Litigation Distributions" means the Cash recoveries obtained in respect of the Designated Avoidance Actions net of any offsets and after the payment or reimbursement of all fees and expenses incurred in connection with such Avoidance Actions.

45. "Deutsche Bank" means Deutsche Bank, AG, New York Branch.

46. "Dickerson Power Station" means the coal-fired plan, which consists of three 182 MW coal-fired units and is located on approximately 779 acres of land in Montgomery County, Maryland.

47. "DIP Agent" means General Electric Capital Corporation as agent for the DIP Lenders under the DIP Credit Agreement.

48. "DIP Claims" means the Claims of the DIP Lenders under the DIP Credit Agreement and the DIP Order.

49. "DIP Credit Agreement" means the credit agreement entered into on November 5, 2003 by the Debtors that are parties thereto, as borrowers; the DIP Agent; GECC Capital Markets, Inc., as lead arranger; and the DIP Lenders, pursuant to which the Debtors are permitted to make borrowings prior to the earlier of the Effective Date or November 5, 2005, as approved by the DIP Order, together with all documents, instruments and agreements executed or entered into in connection therewith, and any amendments thereto.

50. "DIP Lenders" means the lenders under the DIP Credit Agreement.

51. "DIP Order" means, collectively, the order(s) of the Bankruptcy Court approving the DIP Credit Agreement, authorizing the Debtors that are parties thereto to enter into the DIP Credit Agreement, granting certain rights, protections and liens to and for the benefit of the DIP Lenders as set forth therein, and authorizing the Debtors to make borrowings under the DIP Credit Agreement.

52. "Disallowed" when used with respect to a Claim, means a Claim, or such portion of a Claim, that has been disallowed by a Final Order.

53. "Disbursing Agent" means New Mirant or any agent selected by New Mirant, acting on behalf of the Debtors in (a) making the Plan Distributions contemplated under the Plan, the Confirmation Order, or any other relevant Final Order, and (b) performing any other act or task that is or may be delegated to the Disbursing Agent under the Plan.

54. "Disclosure Statement" means the Disclosure Statement filed with respect to the Plan, as it may be amended or modified from time to time.

55. "Disclosure Statement Order" means the order entered by the Bankruptcy Court
(a) approving the Disclosure Statement as containing adequate information required under section 1125 of the Bankruptcy Code, and (b) authorizing the use of the Disclosure Statement for soliciting vote on the Plan.

56. "Distribution Date" means (a) with respect to any Claim, (i) the Effective Date or a date that is as soon as reasonably practicable after the Effective Date, if such Claim is then an Allowed Claim, or (ii) a date that is as soon as reasonably practicable after the date such Claim becomes Allowed, if not Allowed on the Effective Date, (b) with respect to any Equity Interest, the Effective Date or a date that is as soon as reasonably practicable after the Effective Date and (c) the date of any subsequent distribution as provided in Section 10.15.

57. "Effective Date" means (i) for Debtors other than the New York Debtors, a date selected by the Debtors which shall be a Business Day that is no later than thirty (30) Business Days after all of the conditions specified in Section 12.2 have been satisfied or waived (to the extent waivable); and (ii) for the New York Debtors, the New York Debtors Effective Date.

58. "Enron Receivables" means the amount owed to the Debtors and/or their Affiliates, pursuant to the Order, entered by the Bankruptcy Court and dated September 7, 2005, granting the Motion of the Debtors for the Entry of an Order Pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure Approving (i) Settlement Agreement and Mutual Release and (ii) Related Stipulation and Order by and between Mirant Debtors and Related Non-Debtor Entities and Enron Debtors, on account of the claims allowed against Enron Corp. and its Affiliates in the Enron Corp. et al. bankruptcy proceedings.

59. "Equipment Warehouse Facility" means (a) the Participation Agreement, dated October 22, 2001, among MADCI, as contract agent and lessee, the MC Equipment Revolver Statutory Trust, State Street Bank and Trust Company of Connecticut, National Association, as trustee, the persons named therein as Note Holders and Certificate Holders and Citibank, N.A. as agent, and (b) the Lease Agreement dated October 22, 2001, among MC Equipment Revolver Statutory Trust, as lessor, and MADCI, as lessee, all such documents having a maturity date of April 22, 2009, and all related documents, instruments and agreements, as they have been amended or supplemented from time to time.

60. "Equipment Warehouse Facility Claims" means all Claims arising under the Equipment Warehouse Facility and any guaranty thereof issued by any Mirant Debtor, including the Equipment Warehouse Guaranty.

61. "Equipment Warehouse Guaranty" means the Guaranty in respect of the Equipment Warehouse Facility, dated October 22, 2001, among Mirant and MC Equipment Revolver Statutory Trust, and all related documents, instruments and agreements, as they have been or may be amended or supplemented from time to time.

62. "Equity Committee" means the Official Committee of Equity Security Holders of Mirant Corporation.

63. "Equity Interest" means any outstanding ownership interest in any of the Debtors, including without limitation, interests evidenced by common or preferred stock, membership interests and options or other rights to purchase or otherwise receive any ownership interest in any of the Debtors and any right to payment or compensation based upon any such interest, whether or not such interest is owned by the holder of such right to payment or compensation.

64. "Estate" means the estate of any Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

65. "Exit Facility" means the credit facility pursuant to the Exit Facility Documents.

66. "Exit Facility Agent" means the agent for the Exit Lenders under the Exit Facility.

67. "Exit Facility Documents" means the agreements, documents and instruments to be dated on or about the Effective Date and to be entered into between New MAG Holdco, as borrower and certain of its subsidiaries as guarantors, the Exit Facility Agent and the Exit Lenders, in respect of a credit facility for an amount not less than $750,000,000, and all related documents, instruments and agreements entered into or executed in connection therewith, the proceeds of which shall be available for use by New MAG Holdco and its subsidiaries to make Plan

Distributions to the holders of certain Allowed Claims against the Debtors and to satisfy general working capital requirements of New MAG Holdco and its direct and indirect subsidiaries on and after the Effective Date. The Exit Facility Documents shall be in substantially the form filed with the Bankruptcy Court as Plan Documents.

68. "Exit Financing" means up to $2,350,000,000 of financing, including the Exit Facility, to be provided pursuant to the certain commitment letter, dated May 13, 2005, as amended from time to time thereafter and approved by the Bankruptcy Court on September 21, 2005.

69. "Exit Lenders" means the lenders under the Exit Facility.

70. "Facility Agents" means the agents under the Mirant "C" Facility, the Mirant 364-Day Facility, the Mirant 4-Year Revolver and the MAG Revolvers, as applicable.

71. "FCC Agreement" means the Facility and Capacity Credit Agreement dated as of March 21, 1989, between Pepco and Southern Maryland Electric Cooperative, Inc.

72. "Federal Judgment Rate" means the rate of interest calculated pursuant to the provisions of 18 U.S.C. Section 3612, 28 U.S.C. Section 1961, and 40 U.S.C.
Section 258(e)(1), which shall be equal to the weekly average 1-year constant maturity Treasury yield as of the Petition Date, which was 1.08%.

73. "Fee Application" means an application for allowance and payment of a Fee Claim (including Claims for "substantial contribution" pursuant to section 503(b) of the Bankruptcy Code).

74. "Fee Claim" means a Claim of a Professional Person.

75. "Final Order" means (a) an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or (b) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to section 502(j) of the Bankruptcy Code, Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such order.

76. "Implementation Order" means a Final Order, in form and substance satisfactory to the Debtors, which provides the terms and provisions set forth in Section 12.1(i).

77. "Indenture Trustees" means the indenture trustee and any predecessor indenture trustee for each of the Mirant Notes, the MAG Long-term Notes and the MAG Short-term Notes.

78. "Indenture Trustee Fees" means the compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys', agents' (including paying or transfer agents) fees, expenses and disbursements, incurred by the respective Old Indenture Trustees and/or their respective predecessors, whether prior to or after the Petition Date, and whether prior to or after consummation of the Plan.

79. "Insider" means with respect to any Person, all Persons that would fall within the definition assigned to such terms in section 101(31) of the Bankruptcy Code.

80. "Intellectual Property" shall mean all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators and the Internet sites corresponding thereto, trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all good will associated with, and all derivatives, improvements and refinements of, any of the foregoing).

81. "Intercompany Claim" means a Claim held by any Debtor against any other Debtor based on any fact, action, omission, occurrence or thing that occurred or came into existence prior to the Petition Date, including, without limitation, any tax sharing agreements such as the State Tax Allocation Agreement effective as of January 1, 2001 and the Tax Allocation Agreement effective as of January 1, 2002; but shall not include the MAI/WDF Note Claim.

82. "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and any applicable rulings, regulations (including temporary and proposed regulations) promulgated thereunder, judicial decisions, and notices, announcements, and other releases of the United States Treasury Department or the IRS.

83. "IRS" means the United States Internal Revenue Service.

84. "Joint Selection Committee" means the committee formed to identify qualified, independent candidates to serve on the Board of New Mirant comprised of: (A) Stuart E. Eizenstat; (B) Robert F. McCullough; and (C) up to four individuals who are or were representatives of members of the Corp Committee.

85. "KERP" means the key employee retention plan that has been approved by the Bankruptcy Court by orders, dated February 13, 2004, August 2, 2004 and September 2, 2004.

86. "Letter of Credit Claim" means a Claim for reimbursement arising with respect to a letter of credit issued at Mirant's request under either the Mirant 4-Year Revolver or the Mirant "C" Facility.

87. "MADCI" means Mirant Americas Development Capital, LLC, a Delaware limited liability company, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

88. "MADI" means Mirant Americas Development, Inc., one of the Debtors and Debtors-in-Possession

89. "MAEM" means Mirant Americas Energy Marketing, LP, a Delaware limited partnership, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

90. "MAEM/MET Effective Date" means a date selected by the Debtors which shall be a Business Day that (a) occurs after (i) the Effective Date and (ii) the initiation of "fresh start reporting" (as such term is defined in Statement of Position (SOP) No. 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code); (b) falls on the last day of a calendar month; and (c) is to be designated by the Debtors in their sole discretion; provided, however, that such MAEM/MET Effective Date shall occur no later than 60 days after the Effective Date.

91. "MAEMI" means Mirant Americas Energy Marketing Investments, Inc., a Georgia corporation, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

92. "MAG" means Mirant Americas Generation, LLC, a Delaware limited liability company, which was formerly known as Mirant Americas Generation, Inc., a Delaware corporation, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

93. "MAG Ad Hoc Committee" means the Ad Hoc Committee of Mirant Americas Generation, LLC comprised of holders of Claims against MAG represented by Hurt & Lilly LLP and Kirkland & Ellis LLP during the pendency of the Chapter 11 Cases.

94. "MAG Committee" means the Official Committee of Unsecured Creditors of Mirant Americas Generation LLC.

95. "MAG Debtors" means MAG and the direct and indirect subsidiaries of MAG that are Debtors, as identified on Exhibit B hereto.

96. "MAG Indenture" means the indenture dated May 1, 2001, between MAG and Bankers Trust Company, as initial indenture trustee, as it has been amended or supplemented from time to time.

97. "MAG Long-term Notes" means those certain senior notes issued by MAG pursuant to the MAG Indenture: (a) due 2011, in the aggregate principal amount of $850,000,000; (b) due 2021, in the aggregate principal amount of $450,000,000; and (c) due 2031, in the aggregate principal amount of $400,000,000.

98. "MAG Long-term Note Claims" means all Claims in respect of the MAG Long-term Notes.

99. "MAG Registration Rights Agreements" means (i) the Registration Rights Agreement dated May 1, 2001 among MAG and Lehman Brothers, Inc. and Credit Suisse First Boston Corporation and Deutsche Bank Alex. Brown Inc. and Wachovia Securities, Inc. as Initial Purchasers, and (ii) the Registration Rights Agreement Dated October 9, 2001 among MAG and Salomon Smith Barney Inc. and Banc of America Securities LLC and Blaylock & Partners, L.P. and Scotia Capital (USA) Inc. and Tokyo-Mitsubishi International plc as Initial Purchasers, collectively.

100. "MAG Revolvers" means those certain credit facilities dated August 31, 1999, in the aggregate amounts of $250,000,000 and $50,000,000, respectively, between MAG, as borrower, Lehman Brothers, as agent, and the lenders thereunder, and all related documents, instruments and agreements, as they may have been amended or supplemented from time to time.

101. "MAG Revolver Claims" means all Claims arising under, or as a consequence of being a lender under, the MAG Revolvers.

102. "MAG Short-term Debt Claims" means the MAG Revolver Claims and the MAG Short-term Note Claims, in the aggregate.

103. "MAG Short-term Notes" means those certain senior notes issued by MAG pursuant to the MAG Indenture: (a) due 2006, in the aggregate principal amount of $500,000,000; and (b) due 2008, in the aggregate principal amount of $300,000,000.

104. "MAG Short-term Note Claims" means all Claims arising under or as a consequence of owning a MAG Short-term Note.

105. "MAGM I-XV" means Mirant Americas Gas Marketing I, LLC, Mirant Americas Gas Marketing II, LLC, Mirant Americas Gas Marketing III, LLC, Mirant Americas Gas Marketing IV, LLC, Mirant Americas Gas Marketing V, LLC, Mirant Americas Gas Marketing VI, LLC, Mirant Americas Gas Marketing VII, LLC, Mirant Americas Gas Marketing VIII, LLC, Mirant Americas Gas Marketing IX, LLC, Mirant Americas Gas Marketing X, LLC, Mirant Americas Gas Marketing XI, LLC, Mirant Americas Gas Marketing XII, LLC, Mirant Americas Gas Marketing XIII, LLC, Mirant Americas Gas Marketing XIV, LLC, and Mirant Americas Gas Marketing XV, LLC, each a Delaware limited liability company and a Debtor and Debtor-in- possession in the Chapter 11 Cases.

106. "MAI" means Mirant Americas, Inc., a Delaware corporation, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

107. "MAI Series A Preferred Shares" means the preferred shares (having terms and provisions as set forth on Exhibit D to the Plan) to be issued by MAI with a liquidation preference of $265,000,000 in respect of the obligation to fund certain potential capital expenditures of MIRMA. The MAI Series A Preferred Shares shall be in substantially the form filed with the Bankruptcy Court as a Plan Document.

108. "MAI Series B Preferred Shares" means the preferred shares (having terms and provisions as set forth on Exhibit D to the Plan) to be issued by MAI with a liquidation preference of $150,000,000 and a mandatory redemption on April 1, 2011, in respect of the obligation to provide additional liquidity to MAG in connection with the refinancing of certain MAG Long-term Notes. The MAI Series B Preferred Shares shall be in substantially the form filed with the Bankruptcy Court as a Plan Document.

109. "MAI/WDF Note Claim" means all Claims evidenced by or related to that certain Amended and Restated Promissory Note dated October 31, 2001 executed by WDF as "Maker" in favor of MAI as "Holder."

110. "MAPCO" means Mirant Americas Production Company, a Delaware corporation, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

111. "MAREM" means Mirant Americas Retail Energy Marketing, LP, a Delaware limited partnership, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

112. "MD Leaseco" means the legal entity to be organized as a limited liability company under the laws of Delaware and as a direct wholly-owned subsidiary of MIRMA under the Plan.

113. "MET" means Mirant Energy Trading LLC, a Delaware limited liability company, a subsidiary of MAEM.

114. "Metromedia Receivable" means the amount owed to MAEM, subject to a sixty-day standstill of any execution efforts, by Metromedia Energy Marketing, L.P., pursuant to Order, entered by the Bankruptcy Court and dated September 7, 2005, granting the Debtors' Motion, Pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure, Approving the Stipulation to Entry of Award and Judgment Between Metromedia Energy, Inc. and Mirant Americas Energy Marketing, LP.

115. "Mint Farm" means Mint Farm Generation, LLC, a Delaware limited liability company.

116. "Mirant" means Mirant Corporation, a Delaware corporation, which was formerly known as Southern Energy, Inc., a Delaware corporation, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

117. "Mirant 364-Day Revolver" means that certain credit facility dated July 17, 2001, in the aggregate principal amount of $1,125,000,000, by and between Mirant, as borrower, the initial lenders named therein, and Credit Suisse First Boston, as administrative agent, and having a maturity date of July 17, 2003, and all related documents, instruments and agreements, as they have been amended or supplemented from time to time.

118. "Mirant 364-Day Revolver Claims" means all Claims arising under, or as a consequence of being a lender under, the Mirant 364-Day Revolver.

119. "Mirant 4-Year Revolver" means that certain credit facility, dated July 17, 2001, in the aggregate principal amount of $1,125,000,000, between Mirant, as borrower, the initial lenders named therein, and Credit Suisse First Boston, as administrative agent, and having a maturity date of July 17, 2005, and all related documents, instruments and agreements, as they have been amended or supplemented from time to time.

120. "Mirant 4-Year Revolver Claims" means all Claims arising under, or as a consequence of being a lender under, the Mirant 4-Year Revolver.

121. "Mirant Ad Hoc Committee" means the Ad Hoc Committee of Mirant Corporation Note Holders comprised of the holders of Mirant Note Claims represented by Kramer Levin Naftalis & Frankel LLP and, locally, Neligan Tarpley Andrews & Foley LLP during the Chapter 11 Cases.

122. "Mirant Bowline" means Mirant Bowline, LLC, a Delaware limited liability company, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

123. "Mirant "C" Facility" means that certain credit facility, dated April 1, 1999, in the aggregate principal amount of $450,000,000, by and between Southern Energy, Inc. n/k/a Mirant, as borrower, and Citibank N.A., as initial lender and agent, with a maturity date of April 1, 2004, and all related documents, instruments and agreements as they have been amended or supplemented from time to time.

124. "Mirant "C" Facility Claims" means all Claims arising under, or as a consequence of being a lender under, the Mirant "C" Facility.

125. "Mirant Debt Claims" means the Mirant "C" Facility Claims, the Mirant Note Claims, the Mirant 364-Day Revolver Claims, the Mirant 4-Year Revolver Claims, the Commodity Prepay Facility Claims and the Equipment Warehouse Facility Claims, in the aggregate.

126. "Mirant Debtors" means Mirant and the direct and indirect subsidiaries of Mirant that are Debtors (other than the MAG Debtors), as identified on Exhibit C hereto.

127. "Mirant Fiscal Agency Agreement" means the Fiscal Agency Agreement dated July 26, 1999, between Southern Energy, Inc. n/k/a Mirant, as issuer, and Bankers Trust Company, as Fiscal Agent, transfer agent, registrar and paying agent, as such agreement has been or may be amended or supplemented from time to time.

128. "Mirant Indentures" means the Mirant Fiscal Agency Agreement and all other indentures and agreements in force and effect as of the Petition Date pursuant to which any of the Mirant Notes or Subordinated Notes have been issued.

129. "Mirant Las Vegas" means Mirant Las Vegas, LLC, a Delaware limited liability company and one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

130. "Mirant Lovett" means Mirant Lovett, LLC, a Delaware limited liability company, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

131. "Mirant New York" means Mirant New York, Inc., a Delaware corporation and one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

132. "Mirant Notes" means those certain: (a) 5.75% Convertible Senior Notes Due 2007, issued by Mirant in the aggregate principal amount of $370,000,000; (b) 7.4% Senior Notes Due 2004, issued by Mirant in the aggregate principal amount of $200,000,000; (c) 7.9% Senior Notes Due 2009, issued by Mirant in the aggregate principal amount of $500,000,000; and (d) 2.5% Convertible Senior Debentures Due 2021, issued by Mirant in the aggregate principal amount of $750,000,000.

133. "Mirant Note Claims" means all Claims arising under or as a consequence of owning a Mirant Note.

134. "Mirant NY-Gen" means Mirant NY-Gen, LLC, a Delaware limited liability company, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

135. "Mirant Oregon" means Mirant Oregon, LLC, a Delaware limited liability company, to be renamed Mirant Power Purchase, LLC, after the Effective Date.

136. "Mirant Peaker" means Mirant Peaker LLC, a Delaware limited liability company, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

137. "Mirant Potomac" means Mirant Potomac LLC, a Delaware limited liability company, one of the Debtors and Debtors-in-Possession in the Chapter 11 cases.

138. "Mirant Potrero" means Mirant Potrero LLC, a Delaware limited liability company, one of the Debtors and Debtors-in-Possession in the Chapter 11 cases.

139. "Mirant Sugar Creek" means Mirant Sugar Creek, LLC, an Indiana limited liability company and one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

140. "Mirant Wichita" means Mirant Wichita Falls, LP, a Delaware limited partnership and one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

141. "Mirant Wyandotte" means Mirant Wyandotte, LLC, a Delaware limited liability company and one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

142. "Mirant Zeeland" means Mirant Zeeland, LLC, a Delaware limited liability company, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

143. "MIRMA" means Mirant Mid-Atlantic LLC, a Delaware limited liability company, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases, formerly known as Southern Energy Mid-Atlantic LLC.

144. "MIRMA Dickerson Leases" means the four MIRMA Leases which pertain to the Dickerson Power Station.

145. "MIRMA Indenture Trustee" means the indenture trustee in respect of certain promissory notes issued pursuant to the MIRMA Leases.

146. "MIRMA Lease Litigation" means the adversary proceeding previously pending before the Bankruptcy Court and styled as Mirant Mid-Atlantic, L.L.C. v. Morgantown OL1 LLC, et al. (In re Mirant Corporation), Adv. No. 04-04283, pursuant to which MIRMA has sought certain relief relating to the MIRMA Leases, including a determination that the MIRMA Leases should be recharacterized as a financing.

147. "MIRMA Lease Litigation Dismissal Order" means the order of the Bankruptcy Court dated April 7, 2005, entered in respect of the MIRMA Lease Litigation.

148. "MIRMA Leased Assets" means the Assets of MIRMA that are the subject of the MIRMA Leases.

149. "MIRMA Leases" means the eleven separate leases dated December 19, 2000, pursuant to which MIRMA leases undivided interests in the MIRMA Leased Assets from the MIRMA

Owner/Lessors, together with all related documents, instruments and agreements to which MIRMA is a party as they may have been amended or supplemented from time to time.

150. "MIRMA Morgantown Leases" means the seven MIRMA Leases which pertain to the Morgantown Power Station.

151. "MIRMA Owner/Lessors" means the Persons who are identified in the MIRMA Leases as the owners, or any successors in interest thereto, of the MIRMA Leased Assets.

152. "Morgantown Power Station" means the coal-fired plant, which includes two 620 MW coal-fired units and is located on approximately 569 acres of land in Charles County, Maryland.

153. "New MAG Debt Covenants" means new covenants to be implemented by the Confirmation Order and enforceable by the trustee under the MAG Indenture for the benefit of the holders of MAG Long-term Notes (a) that will provide that any payments from MAG to New Mirant at a time when MAG or its subsidiaries owe debt to New Mirant (or any of its non-MAG subsidiaries), shall be treated as a repayment of such debt, rather than as dividends, until all such debt is repaid, and (b) that would limit the ability of MAG and its subsidiaries to incur additional debt (other than Permitted Debt), unless the consolidated ratio of net debt to EBITDA for MAG and its subsidiaries is 6.75:1 or less based on the most recently delivered financial statements. For purposes of such covenant, all terms shall be as defined in the Exit Facility; provided that "Permitted Debt" would include (i) all debt at MAG and its subsidiaries as of the Effective Date,
(ii) debt at MIRMA as permitted by the MIRMA Leases, (iii) debt arising under or permitted by the Exit Facility (excluding (A) "Subordinated Debt" as defined in the Exit Facility, and (B) intercompany loans not made in the ordinary course of business), (iv) an amount up to $200,000,000 of additional pari passu indebtedness at MAG, and (v) the refinancing of any of the foregoing debt; provided, that with respect to the refinancing of the MAG Long-term Notes maturing in 2011, subsidiaries of MAG may only incur up to $250,000,000 of debt in addition to any unused portion of the $250,000,000 additional debt basket provided for in the Exit Facility.

154. "New MAEM Holdco" means the legal entity to be organized as a corporation under the laws of Delaware and as a direct wholly-owned subsidiary of New MAG Holdco under the Plan.

155. "New MAG Holdco" means Mirant California Investments, Inc., a direct subsidiary of MAG after the transactions set forth in Section 8.2(c)(i) are completed.

156. "New MAG Holdco 8.0% Notes" means those 8.0% senior notes due 2015, that may be issued by New MAG Holdco, at the Debtors' option in accordance with
Section 5.2(e), in the aggregate principal amount of $500,000,000 pursuant to the New MAG Holdco Indenture.

157. "New MAG Holdco 8.25% Notes" means those 8.25% senior notes due 2017, that may be issued by New MAG Holdco, at the Debtors' option in accordance with
Section 5.2(e), in the aggregate principal amount of up to $850,000,000 pursuant to the New MAG Holdco Indenture.

158. "New MAG Holdco Indenture" means that certain indenture to be dated as of the Effective Date and to be entered into between New MAG Holdco, as issuer, and the New MAG Holdco Indenture Trustee, as trustee, pursuant to which New MAG Holdco will issue each series of the New MAG Holdco Notes. The New MAG Holdco Indenture shall be in substantially the form filed with the Bankruptcy Court as a Plan Document.

159. "New MAG Holdco Indenture Trustee" means the Person or Persons appointed to act as the indenture trustee under the New MAG Holdco Indenture.

160. "New MAG Holdco Notes" means the New MAG Holdco 8.0% Notes and the New MAG Holdco 8.25% Notes. The New MAG Holdco Notes shall be in substantially the form filed with the Bankruptcy Court as Plan Documents.

161. "New Mirant" means the legal entity selected by the Debtors to serve as the ultimate parent of (a) the Debtors (excluding Mirant and the Trading Debtors), and (b) the other direct and indirect subsidiaries of Mirant that are not Debtors in the Chapter 11 Cases.

162. "New Mirant Common Stock" means the shares of common stock to be issued or reserved for issuance by New Mirant on or after the Effective Date pursuant to the Plan.

163. "New Mirant Constituent Documents" means the by-laws, certificates of incorporation, partnership agreements, or limited liability company membership agreements, as applicable, for each of the Debtors, New Mirant and the New Mirant Entities, as amended and restated as of the Effective Date, among other things, to (a) prohibit the issuance of non-voting equity securities by such Debtor as required by section 1123(a)(6) of the Bankruptcy Code, and (b) otherwise give effect to the provisions of this Plan. The New Mirant Constituent Documents shall be in substantially the form filed with the Bankruptcy Court as Plan Documents.

164. "New Mirant Employee Stock Programs" means the programs, in substantially the form set forth in the Plan Documents, that shall be established on the Effective Date to permit employee stock ownership of a portion of New Mirant Common Stock. The New Mirant Employee Stock Programs shall be in substantially the form filed with the Bankruptcy Court as Plan Documents.

165. "New Mirant Entities" means any legal entities created as direct or indirect subsidiaries of New Mirant for the purpose of giving effect to the Plan.

166. "New Mirant Series A Warrants" means the warrants, having the terms set forth on Exhibit E of the Plan, to be issued to the holders of Allowed Consolidated Mirant Debtor Class 5 -- Equity Interests, which shall provide such holders with a right to purchase, in the aggregate, a number of shares of New Mirant Common Stock equal to ten percent (10%) of the shares of New Mirant Common Stock issued, or reserved for issuance, under the Plan (excluding the shares reserved for issuance pursuant to the New Mirant Employee Stock Programs) and exercisable individually or in the aggregate at any time until the fifth anniversary of the Effective Date. The New Mirant Series A Warrants shall be in substantially the form filed with the Bankruptcy Court as a Plan Document.

167. "New Mirant Series B Warrants" means the warrants, having the terms set forth on Exhibit E of the Plan, to be issued to the holders of Subordinated Notes, which shall provide such holders with a right to purchase, in the aggregate, a number of shares of New Mirant Common Stock equal to five percent (5%) of the shares of New Mirant Common Stock issued, or reserved for issuance, under the Plan (excluding the shares reserved for issuance pursuant to the New Mirant Employee Stock Programs) and exercisable individually or in the aggregate at any time until the fifth anniversary of the Effective Date. The New Mirant Series B Warrants shall be in substantially the form filed with the Bankruptcy Court as a Plan Document.

168. "New Mirant Warrants" means New Mirant Series A Warrants and New Mirant Series B Warrants, collectively.

169. "New York Debtors" means Mirant New York, Mirant Bowline and Mirant Lovett.

170. "New York Debtors Effective Date" means the later of (a) the Effective Date or (b) thirty (30) Business Days after all of the conditions specified in the Proposed New York Tax Settlement have been satisfied or waived (to the extent waivable).

171. "New York Taxing Authorities" means the Town of Haverstraw, the Assessor of the Town of Haverstraw, the Board of Assessment Review of the Town of Haverstraw, the Town of Stony Point, the Assessor of the Town of Stony Point, the Board of Assessment Review of the Town of Stony Point, the Haverstraw-Stony Point Central School District and the County of Rockland.

172. "Notice of Confirmation" means the notice of entry of the Confirmation Order to be filed with the Bankruptcy Court and mailed by the Claims Agent to holders of Claims and Equity Interests.

173. "Objection Deadline" means the deadline for filing objections to Claims as set forth in Section 11.1 of the Plan.

174. "Old Indentures" means the MAG Indenture and the Mirant Indentures.

175. "Old Indenture Trustees" means the trustees for the MAG Indenture, the Mirant Indentures and the Fiscal Agent under the Mirant Fiscal Agency Agreement.

176. "Participation Agreements" means the eleven Participation Agreements entered into by MIRMA, the respective Owner/Lessor, the respective owner participant, Wilmington Trust Company (as Owner Manager), the Loan Indenture Trustee and the Pass Through Trustee, in connection with the MIRMA Leases.

177. "Pepco" means the Potomac Electric Power Company.

178. "Pepco Acquisition" means the transactions that were contemplated in, and were effected pursuant to, the APSA.

179. "Pepco Causes of Action" means the Debtors' Causes of Action against Pepco arising from or relating to the Pepco Acquisition, including but not limited to the APSA and the Back-to-Back Agreement and the parties' course of business dealings thereunder.

180. "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, or any other entity.

181. "Petition Date" means with respect to any Debtor the date on which the Chapter 11 Case of such Debtor was commenced.

182. "PG&E" means Pacific Gas & Electric Company.

183. "PG&E/RMR Claims" means all three (3) of the Claims to be granted to PG&E pursuant to the California Settlement in respect of the RMR Agreements.

184. "Phoenix" means Phoenix Partners LP, Phoenix Partners II LP, Phoenix Fund III LP and Phaeton International (BVI) Ltd., collectively.

185. "Plan" means this chapter 11 plan, either in its present form or as it may be amended, supplemented, or otherwise modified from time to time, and the exhibits and schedules hereto, as the same may be in effect at the time such reference becomes operative.

186. "Plan Distribution" means the payment or distribution under the Plan of Cash, Assets, securities or instruments evidencing an obligation under the Plan to the holder of an Allowed Claim or Allowed Equity Interest.

187. "Plan Documents" means the documents that aid in effectuating the Plan as specifically identified as such herein and filed with the Bankruptcy Court as specified in Section 1.5 of the Plan.

188. "Plan Secured Note" means a promissory note that may be delivered to a holder of an Allowed Secured Claim pursuant to the Plan, such note to be made payable by the Debtor(s) obligated under the Allowed Secured Claim in an amount equal to the Allowed Secured Claim and payment of which shall be secured by the Assets that secure payment of such Allowed Secured Claim (or at the Debtors' election, alternative collateral having at least an equivalent value). Each Plan Secured Note shall accrue simple interest at the rate of 5.00% per annum and shall be payable in twenty (20) quarterly payments commencing in the first quarter after the Distribution Date with respect to the Allowed Secured Claim. The Plan Secured Notes shall be in substantially the form filed with the Bankruptcy Court as a Plan Document.

189. "Plan Trust" means the trust or trusts to be created pursuant to Article
IX.

190. "Plan Trust Declaration" means the declaration or declarations of trust to be entered into by the Mirant Debtors and the Plan Trustees. The Plan Trustee Declaration shall be in substantially the form filed with the Bankruptcy Court as a Plan Document.

191. "Plan Trustees" means the three (3) Persons selected to serve as the initial trustees under the Plan Trust.

192. "Post-Confirmation Interest" means simple interest on an Allowed Claim at the rate payable on federal judgments as of the Effective Date or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing is appropriate, such interest to accrue from the Distribution Date applicable to a Claim to the date of actual payment with respect to such Claim.

193. "Priority Claim" means any Claim to the extent such Claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than Secured Claims, Administrative Claims, and Tax Claims.

194. "Pro Rata Share" means the proportion that an Allowed Claim or Equity Interest bears to the aggregate amount of all Claims or Equity Interests in a particular class, including Contested Claims or Equity Interests, but excluding Disallowed Claims, (a) as calculated by the Disbursing Agent; or (b) as determined or estimated by the Bankruptcy Court.

195. "Professional Person" means a Person retained or to be compensated for services rendered or costs incurred on or after the Petition Date and on or prior to the Effective Date pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code in these Chapter 11 Cases.

196. "Proposed New York Tax Settlement" means the proposed global settlement as referenced in Section 15.3(a) of all Claims asserted by the New York Taxing Authorities and certain related matters, including the Debtors' rights to receive refunds of amounts previously paid in respect of ad valorem real property taxes, and the assessed value of the Debtors' property for purposes of calculating ad valorem real property taxes owed to the New York Taxing Authorities on a prospective basis.

197. "Protected Persons" means the persons as defined in the "Order Restricting Pursuit of Certain Persons" (Docket No. 357) and the "Order Extending Order Restricting Pursuit of Certain Persons" (Docket No. 1006) issued by the Bankruptcy Court on August 5, 2003 and September 29, 2003, respectively. Under such order, Protected Persons include (a) all professionals, officers, directors and managers of the Debtors, (b) the members of Committees and their professionals, (c) William Snyder in his capacity as the examiner in the Chapter 11 Cases and his professionals and (d) Dean Nancy Rapoport, in her capacity as fee examiner.

198. "RMR Agreements" means, collectively: (a) that certain Must-Run Service Agreement dated as of June 1, 1999, between Southern Energy Potrero, L.L.C. (now known as Mirant Potrero, LLC) and the CAISO pertaining to the facility commonly known as the Potrero Power Plant, as amended from time to time; (b) that certain Must-Run Service Agreement dated as of June 1, 1999, between Southern Energy Delta, L.L.C. (now known as Mirant Delta LLC) and the CAISO pertaining to the facility commonly known as the Contra Costa Power Plant, as amended from time to time; and (c) that certain Must-Run Service Agreement dated June 1, 1999, between Southern Energy Delta, L.L.C. (now known as Mirant Delta LLC) and the CAISO pertaining to the facility commonly known as the Pittsburg Power Plant, as amended from time to time.

199. "Schedules" means the schedules of assets and liabilities and list of Equity Interests and the statements of financial affairs filed by each of the Debtors with the Bankruptcy Court, as required by section 521 of the Bankruptcy Code and in conformity with the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules and statements have been or may be amended or supplemented by the Debtors-in-Possession from time to time in accordance with Bankruptcy Rule 1009.

200. "Second Tier MAG Holdco" means the legal entity to be organized as a limited liability company under the laws of Delaware and as a direct wholly-owned subsidiary of New MAG Holdco.

201. "Secured Claim" means (a) a Claim (other than the DIP Claims, but including the Allowed New York Taxing Authorities Secured Claims) secured by a lien on any Assets, which lien is valid, perfected, and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, and which is duly established in the Chapter 11 Cases, but only to the extent of the value of the holder's interest in the collateral that secures payment of the Claim; (b) a Claim against the Debtors that is subject to a valid right of recoupment or setoff under section 553 of the Bankruptcy Code, but only to the extent of the Allowed amount subject to recoupment or setoff as provided in section 506(a) of the Bankruptcy Code; and (c) a Claim deemed or treated under the Plan as a Secured Claim; provided, that, to the extent that the value of such interest is less than the amount of the Claim which has the benefit of such security, the unsecured portion of such Claim shall be treated as an Unsecured Claim unless, in any such case the class of which Claim is a part makes a valid and timely election in accordance with section 1111(b) of the Bankruptcy Code to have such Claim treated as a Secured Claim to the extent allowed.

202. "Series A Put Agreement" means the agreement (having the terms set forth in Exhibit D to the Plan) to be entered into by and between New Mirant and New MAG Holdco pursuant to which New MAG Holdco shall have certain put rights, with respect to the MAI Series A Preferred Shares. The Series A Put Agreement shall be in substantially the form filed with the Bankruptcy Court as a Plan Document.

203. "Series B Put Agreement" means the agreement (having the terms set forth in Exhibit D to the Plan) to be entered into by and between New Mirant and MAG pursuant to which New Mirant shall have certain put rights, with respect to the MAI Series B Preferred Shares. The Series B Put Agreement shall be in substantially the form filed with the Bankruptcy Court as a Plan Document.

204. "Site Lease" means that certain Site Lease Agreement, dated March 21, 1989, originally entered into by and between Pepco and SMECO.

205. "SMECO" means Southern Maryland Electric Cooperative, Inc., a Maryland corporation.

206. "Southern Company Causes of Action" means the Debtors' Causes of Action against Southern Company and its affiliates and insiders and any other lessor, arising from or relating to any transaction between the Debtors and Southern Company and its Affiliates and Insiders that occurred on or before April 2, 2001.

207. "Subordinated Claim" means a Claim (other than a Subordinated Note Claim) against any Debtor subordinated by Final Order including, without limitation, the Claims of (a) the CFTC, (b) Gil Wisniak, et al., and (c) the underwriters of the initial public offering of Mirant, as each is described in the Disclosure Statement.

208. "Subordinated Note Claim" means a Claim arising under or as a consequence of owning a Subordinated Note.

209. "Subordinated Notes" means those certain 6.25% Junior Convertible Subordinated Debentures, Series A due in 2030, issued by Mirant in the aggregate principal amount of $356,000,000.

210. "Tax Claim" means a Claim against any of the Debtors that is of a kind specified in section 507(a)(8) of the Bankruptcy Code.

211. "Trading Debtors" means MADI, MAPCO, MAEM, MAREM and MAGM I-XV.

212. "TPA Claim" means the claim or claims granted to Pepco under the TPA Order.

213. "TPA Order" means the "Order Granting Debtors' Motion for Approval of (1) Settlement Agreement Under Federal Rule of Bankruptcy Procedure 9019, (2) Allowed, Prepetition General Unsecured Claims by Pepco in the Amount of $105 Million Against Each of Mirant and MAEM, and (3) Assumption of Certain Transition Power Agreements" entered by the Bankruptcy Court on November 19, 2003 (Docket No. 1876).

214. "Transferred Trading Obligation" means an obligation of a Person to a Trading Debtor which is transferred to MET pursuant to the Plan or the Confirmation Order, including any obligations under or in connection with any trading contracts or under or in connection with any other assets or liabilities.

215. "Unsecured Claim" means any Claim against a Debtor other than an Administrative Claim, a DIP Claim, a Priority Claim, a Tax Claim, a Secured Claim, a MAG Long-term Note Claim or a PG&E/RMR Claim.

216. "WDF" means Wrightsville Development Funding, LLC, a Delaware limited liability company.

217. "West Georgia" means West Georgia Generating Company, LLC.

218. "West Georgia Amended Loan Documents" means the amendment to the West Georgia Credit Agreement, and the related documents, agreements and instruments, evidencing the treatment in accordance with the West Georgia Settlement Agreement to be provided in respect of the Allowed West Georgia Facility Claims if the holders of the West Georgia Facility Claims enter into and comply with their obligations under the West Georgia Settlement Agreement and vote in favor of the Plan pursuant to section 1126 of the Bankruptcy Code. The West Georgia Amended Loan Documents shall be in substantially the form filed with the Bankruptcy Court as Plan Documents.

219. "West Georgia Credit Agreement" means that certain credit agreement dated December 12, 2000 in the aggregate principal amount of $139,700,000, by and between West Georgia, as borrower, Deutsche Bank, as agent, and the financial institutions party thereto, and all related documents, instruments and agreements as they have been amended or supplemented from time to time.

220. "West Georgia Facility Claims" means all Claims, including Secured Claims, arising under, or as a consequence of being a lender or agent, under the West Georgia Credit Agreement.

221. "West Georgia Secured Note" means the promissory note secured by all the assets of West Georgia that secure the West Georgia Facility Claims providing for voluntary prepayments at any time without premium or penalty and containing limitations on asset sales and dividends and distributions consistent with restrictions contained in investment grade debt documentation, in form to be filed with the Bankruptcy Court as a Plan Document, made payable to Deutsche Bank, as agent for the holders of West Georgia Facility Claims, pursuant to which the holders of the West Georgia Facility Claims shall receive to the extent that the West Georgia Facility Claims constitute Secured Claims in excess of $30,000,000, (i) simple interest at the rate of 7% per annum, without compounding; (ii) principal payments of $10,000,000 per annum on June 30th of each year through the earlier of (a) the date that less than $10,000,000 of principal remains outstanding in respect of the West Georgia Secured Note, and
(b) June 2014, with the balance, if any, payable on June 30, 2014.

222. "West Georgia Settlement Agreement" means the agreement entered into by West Georgia and the holders of the West Georgia Facility Claims dated September [ ], 2005, pursuant to which the parties agreed, among other things and subject to certain conditions, to (i) treat the West Georgia Facility Claims as Allowed Secured Claims, (ii) pay the holders of the Allowed West Georgia Facility Claims a Cash payment of $45,000,000 on the Distribution Date, which payment shall be applied to outstanding principal; (iii) pay interest on the balance of the Allowed West Georgia Facility Claims at LIBOR plus 262.5 basis points through June 1, 2006, and at LIBOR plus 312.5 basis points through final maturity, in each case with a corresponding base rate options; (iv) extend the final maturity date under the West Georgia Credit Agreement to September 30, 2011; (v) authorize West Georgia to make a Cash payment to MAI in the amount of $10,000,000 after the payment of certain Administrative Claims; (vi) authorize West Georgia to maintain a working capital reserve in the amount of $8,500,000; and (vii) authorize Deutsche Bank, as agent for the holders of the West Georgia Facility Claims, to sweep on a quarterly basis any cash in excess of the working capital reserve, provided that the amount of such excess is at least $100,000.

                                    EXHIBIT B

                                   MAG DEBTORS

                                   MAG DEBTORS

Mirant Americas Generation, LLC
Mirant Mid-Atlantic, LLC
Hudson Valley Gas Corporation
Mirant Bowline, LLC
Mirant California Investments, Inc.
Mirant California, LLC
Mirant Canal, LLC
Mirant Central Texas, LP
Mirant Chalk Point, LLC
Mirant D.C. O&M, LLC
Mirant Delta, LLC
Mirant Kendall, LLC
Mirant Lovett, LLC
Mirant MD Ash Management, LLC
Mirant New England, Inc.
Mirant New York, Inc.
Mirant NY-Gen, LLC
Mirant Parker, LLC
Mirant Piney Point, LLC
Mirant Potrero, LLC
Mirant Special Procurement, Inc.
Mirant Texas Investments, Inc.
Mirant Texas Management, Inc.
Mirant Texas, LP
MLW Development, LLC

                                    EXHIBIT C

                                 MIRANT DEBTORS

                                 MIRANT DEBTORS

Newco 2005 Corporation
Mirant Corporation
Mirant Americas Energy Marketing, LP
Mirant Americas, Inc.
Mint Farm Generation, LLC
Mirant Americas Development Capital, LLC
Mirant Americas Development, Inc.
Mirant Americas Energy Marketing Investments, Inc.
Mirant Americas Gas Marketing I, LLC
Mirant Americas Gas Marketing II, LLC
Mirant Americas Gas Marketing III, LLC
Mirant Americas Gas Marketing IV, LLC
Mirant Americas Gas Marketing V, LLC
Mirant Americas Gas Marketing VI, LLC
Mirant Americas Gas Marketing VII, LLC
Mirant Americas Gas Marketing VIII, LLC
Mirant Americas Gas Marketing IX, LLC
Mirant Americas Gas Marketing X, LLC
Mirant Americas Gas Marketing XI, LLC
Mirant Americas Gas Marketing XII, LLC
Mirant Americas Gas Marketing XIII, LLC
Mirant Americas Gas Marketing XIV, LLC
Mirant Americas Gas Marketing XV, LLC
Mirant Americas Procurement, Inc.
Mirant Americas Production Company
Mirant Americas Retail Energy Marketing, LP
Mirant Capital Management, LLC
Mirant Capital, Inc.
Mirant Chalk Point Development, LLC
Mirant Danville, LLC
Mirant Dickerson Development, LLC
Mirant Fund 2001, LLC
Mirant Gastonia, LLC
Mirant Intellectual Asset Management and Marketing, LLC
Mirant Las Vegas, LLC
Mirant Michigan Investments, Inc.
Mirant Mid-Atlantic Services, LLC
Mirant Peaker, LLC
Mirant Portage County, LLC
Mirant Potomac River, LLC
Mirant Services, LLC
Mirant Sugar Creek Holdings, Inc.
Mirant Sugar Creek Ventures, Inc.
Mirant Sugar Creek, LLC
Mirant Wichita Falls Investments, Inc.

Mirant Wichita Falls Management, Inc.
Mirant Wichita Falls, LP
Mirant Wyandotte, LLC
Mirant Zeeland, LLC
Shady Hills Power Company, L.L.C.
West Georgia Generating Company, L.L.C.
Mirant EcoElectrica Investments I, Ltd.
Puerto Rico Power Investments, Ltd.
Mirant Wrightsville Investments, Inc.
Mirant Wrightsville Management, Inc.
Wrightsville Power Facility, L.L.C.
Wrightsville Development Funding, L.L.C.
Mirant Americas Energy Capital, LP
Mirant Americas Energy Capital Assets, LLC

                                    EXHIBIT D

                        MAI SERIES A & B PREFERRED SHARES

                                   EXHIBIT "D"

                              MIRANT AMERICAS, INC.
                            Series A Preferred Shares

Issuer........................   Mirant Americas, Inc. ("MAI")

Liquidation Preference........   $265.0 million

Issue.........................   Series A preferred shares with par value of
                                 $0.001 per share (the "Series A Preferred
                                 Shares").

Dividends.....................   None

Mandatory Redemption..........   Subject to the deferral described below, Series
                                 A Preferred Shares shall be called for
                                 redemption by MAI on June 30 of each year
                                 indicated below (each such June 30, a
                                 "Scheduled Redemption Date") at a price equal
                                 to the portion of the Liquidation Preference
                                 set forth in the following table (the
                                 "Specified Redemption Amount"):

                                 Year                                   Amount
                                 ----                                   ------
                                 2007.............................   $ 5,000,000
                                 2008.............................   $31,000,000
                                 2009.............................   $84,000,000
                                 2010.............................   $95,000,000
                                 2011.............................   $50,000,000

                                 The redemption of any Series A Preferred Shares on any Scheduled Redemption Date shall be deferred to the extent that MIRMA has not incurred prior to the Scheduled Redemption
                                 Date, or New MAG Holdco does not reasonably expect MIRMA to incur within 180 days of such Scheduled Redemption Date, expenditures with respect to the installation of control technology relating to environmental capital expenditures of facilities owned or leased by MIRMA (the "Required Use"). Any amounts so deferred shall be added to the amount of Series
                                 A Preferred Shares to be redeemed on the next
                                 Scheduled Redemption Date.

                                 The outstanding balance of Series A Preferred
                                 Shares, if any, shall be redeemed by MAI on December 31, 2020 at a price equal to the par value of the outstanding Series A Preferred
                                 Shares.

Use of Proceeds...............   New MAG Holdco shall apply the proceeds of any
                                 redemption of the Series A Preferred Shares to
                                 fund the installation of control technology
                                 relating to environmental capital expenditures
                                 at facilities owned or leased by MIRMA within
                                 180 days of any such redemption, including the
                                 reimbursement of previously incurred costs.

Put Right to [New Mirant].....   Pursuant to an agreement with New Mirant (the
                                 "Series A Put Agreement"), New MAG Holdco will
                                 have the right (the "Put Right") to put the
                                 Series A Preferred Shares to New Mirant at an
                                 amount equal to the Specified Redemption Amount
                                 in the event that MAI fails to redeem the
                                 Series A Preferred Shares on a Scheduled
                                 Redemption Date.

Release of Obligations Under
Put Right.....................   New Mirant shall be released from its
                                 obligations under the Series A Put Agreement
                                 upon the assumption thereof by a substitute
                                 obligor; provided that such substitute obligor
                                 shall either (a) have a credit rating of at
                                 least BBB-/Baa3 or an equivalent rating by a
                                 nationally recognized ratings agency or (b)
                                 secure its obligations under the Series A Put
                                 Agreement with assets with a fair market value
                                 of equal or greater than 110% of an amount
                                 equal to the Liquidation Preference of the
                                 Series A Preferred Shares that have not been
                                 redeemed (as determined by an investment bank
                                 or appraiser of national reputation).

                                 New Mirant or any substitute obligor shall be released from its obligations under the Series
                                 A Put Agreement if New Mirant or the substitute obligor, as the case may be, deposits with a trustee in a collateral account for the benefit of MIRMA cash in

                                 U.S. dollars or government securities, or a combination thereof, in amounts equal to the Liquidation Preference (a "Security Release").

Series A Put Agreement
Covenants.....................   Under the Series A Put Agreement, New Mirant
                                 shall be restricted from (a) incurring, except
                                 in certain circumstances, indebtedness, as
                                 provided herein, and (b) paying any dividends
                                 or making distributions on, or redeem or
                                 repurchase, any New Mirant Common Stock except
                                 in certain circumstances, as provided herein.

                              MIRANT AMERICAS, INC.
                            Series B Preferred Shares

Issuer........................   Mirant Americas, Inc. ("MAI")

Liquidation Preference........   $150.0 million

Issue.........................   Series B preferred shares with par value of
                                 $0.001 per share (the "Series B Preferred
                                 Shares")

Dividends.....................   None

Mandatory Redemption..........   April 1, 2011

Put Right to New Mirant.......   Pursuant to an agreement with New Mirant (the
                                 "Series B Put Agreement"), Mirant Americas
                                 Generation, LLC will have the right (the "Put
                                 Right"), at any time after June 30, 2010, to
                                 require New Mirant to purchase the Series B
                                 Preferred Shares at an amount equal to the
                                 Liquidation Preference.

Release of Obligations Under
Put Right.....................   New Mirant shall be released from its
                                 obligations under the Series B Put Agreement
                                 upon the assumption thereof by a substitute
                                 obligor; provided that such substitute obligor
                                 shall either: (a) have a credit rating of at
                                 least BBB-/Baa3 or an equivalent rating by a
                                 nationally recognized ratings agency or (b)
                                 secure its obligations under the Series B Put
                                 Agreement with assets with a fair market value
                                 of equal or greater than 110% of an amount
                                 equal to the Liquidation Preference (as
                                 determined by an investment bank or appraiser
                                 of national reputation).

                                 New Mirant or any substitute obligor shall be released from its obligations under the Series
                                 B Put Agreement if New Mirant or the substitute obligor, as the case may be, deposits with a trustee in a collateral account for the benefit of New MAG Holdco cash in U.S. dollars or government securities, or a combination thereof, in amounts equal to the Liquidation
                                 Preference

                                 (a "Security Release").

Series B Put Agreement
Covenants.....................   Under the Series B Put Agreement, New Mirant
                                 shall be restricted from (a) incurring, except
                                 in certain circumstances, indebtedness, as
                                 provided in herein, and (b) paying any
                                 dividends or making distributions on, or redeem
                                 or repurchase, any New Mirant Common Stock
                                 except in certain circumstances, as provided
                                 herein.

                 COVENANTS FOR MAI SERIES A & B PREFERRED SHARES

Limitation on the Incurrence of Debt. New Mirant shall not, and shall not permit any of its consolidated subsidiaries, other than Mirant Americas Generation, LLC and its consolidated subsidiaries (collectively referred to as "Consolidated MAG"), to incur any Debt, other than Permitted Debt; provided, however, that New Mirant and its consolidated subsidiaries may incur Debt if the Consolidated Debt to Consolidated Capital of New Mirant, at its most recently ended full fiscal quarter for which internal financial statements are available, immediately preceding the date on which such Debt is incurred, would have been not more than
0.6 to 1.0, determined on a pro forma basis as if the additional Debt had been incurred on the last day of such fiscal quarter.

     "Consolidated Capital" means the sum of Consolidated Debt plus Consolidated Net Worth.

     "Consolidated Debt" means the aggregate principal amount of Debt of New Mirant and its consolidated subsidiaries at such time outstanding excluding the Debt of Consolidated MAG.

     "Consolidated Net Worth" means the consolidated capital stock and other equity accounts (including retained earnings and paid in capital) of a Person provided that for purposes of calculating the Consolidated Net Worth of New Mirant such amount shall exclude the Consolidated Net Worth of Consolidated MAG to the extent such amount does not exceed zero.

     "Debt" means, with respect to any Person, any obligations of such Person:
(a) in respect of borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments, factoring (other than on a non-recourse basis) or thirty days after the drawing thereof, reimbursement agreements in respect of drawn Letters of Credit; (c) in respect of banker's acceptances; (d) in respect of the amount of the liability in respect of a capital lease of such Person that would at that time be required to be capitalized on a balance sheet of such Person; and (e) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable in the ordinary course of business, in each case, if and to the extent any of the preceding items would appear as a liability upon the balance sheet of the specified Person. In addition, Debt of a Person includes, to the extent not otherwise included, a guarantee by such Person of any Debt of any other Person.

     "Permitted Debt" means

     (a) Debt existing on the date of the Series A Put Agreement and the Series B Put Agreement;

     (b)  Debt incurred in connection with a Security Release;

     (c)  Project Finance Debt;

     (d)  Debt incurred to finance (i) environmental capital expenditures and
          (ii) other capital expenditures made to comply with applicable law and regulation;

     (e) intercompany Debt incurred by New Mirant or its consolidated subsidiaries between or among New Mirant and its consolidated subsidiaries provided, that with respect to intercompany Debt incurred by New Mirant that such intercompany Debt is subordinated to the obligations under the Put Agreements;

     (f) the guarantee by New Mirant or any of its consolidated subsidiaries of Debt of New Mirant or any of its consolidated subsidiaries that was otherwise permitted to be incurred;

     (g) Debt incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of New Mirant or any of its consolidated subsidiaries that was otherwise permitted to be incurred (other than intercompany Debt permitted under clause (e) of this definition); provided that the amount of such Debt does not exceed the amount of the Debt so extended, refinanced, renewed, replaced, defeased or refunded, plus all accrued and unpaid interest thereon and the amount of any premium necessary to accomplish such refinancing and any expenses incurred in connection therewith ("Permitted Refinancing Debt");

     (h) additional Debt in an aggregate amount at any time outstanding, excluding all Permitted Refinancing Debt incurred to refund, refinance or replace any Debt incurred pursuant to this clause (h), not to exceed $200.0 million; and

     (i) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

     "Project Finance Debt" means Debt (not exceeding the cost of the acquisition, construction or creation of the relevant asset or project) of any subsidiary incurred or existing in connection with the financing or refinancing of any asset or project, the repayment of which Debt is to be made from the revenues arising out of, or other proceeds of realization from, the acquired or created asset or project, with recourse to those revenues and proceeds and assets forming the subject matter of such asset or project (including, without limitation, insurance, contracts and shares or other rights of ownership in the entity(ies) which own the relevant assets or project) and other assets ancillary thereto but without substantial recourse to any other asset or otherwise to New Mirant or its subsidiary; provided that substantial recourse shall not be deemed to exist by reason of normal and customary sponsor support arrangements.

Restricted Payments. New Mirant shall not, and shall not permit any of its consolidated subsidiaries to (a) declare or pay any dividend or make any other distribution on account of any shares of any class of capital stock of New Mirant or any of its consolidated subsidiaries, other than (x) dividends or distributions payable in Equity Interests of New Mirant or any of its consolidated subsidiaries and (y) dividends or distributions payable to New Mirant or any consolidated subsidiary thereof, (b) make any payments with respect to Affiliate Subordinated Debt or redeem or repurchase any Affiliate Subordinated Debt or (c) purchase, redeem or otherwise acquire for value any Equity Interests of New Mirant or any consolidated subsidiary thereof from a Person other than New Mirant or any consolidated subsidiary thereof (all such payments and other actions set forth in clauses (a) through (c) above being collectively referred to as "Restricted Payments"), unless, at the time and after giving effect to such Restricted Payment:

     (a) no default under the terms of the Series A/Series B Put Agreement shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) with respect to a Restricted Payment by New Mirant or its consolidated subsidiaries, New Mirant would have had, at the end of New Mirant's most recently ended full fiscal quarter for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made, and after giving pro forma effect thereto as if such Restricted Payment has been made at the end of such fiscal quarter, a Tangible Net Worth in excess of an amount equal to 200% of the aggregate outstanding liquidation preferences under the MAI Series A Preferred Shares and the MAI Series B Preferred Shares.

     The preceding provisions will not prohibit:

     (a) the payment of any dividend out of the net cash proceeds of a contribution to the common equity of New Mirant or a substantially concurrent sale of Equity Interests of New Mirant;

     (b) the redemption, repurchase, retirement, defeasance or other acquisition of any Affiliate Subordinated Debt or of any Equity Interests of New Mirant or its consolidated subsidiaries in exchange for, or out of the net cash proceeds of a contribution to the common equity of New Mirant or a substantially concurrent sale of Equity Interests of New Mirant;

     (c) the repurchase, redemption or other acquisition or retirement for value, in whole or in part, of the MAI Series A Preferred Shares or the Series B Preferred Shares or Restricted Payments made in connection with or related to a Security Release;

     (d) the defeasance, redemption, repurchase or other acquisition of Affiliate Subordinated Debt with the net cash proceeds from an incurrence of Permitted Refinancing Debt;

     (e) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of New Mirant held by any current or former employee or director of New Mirant (or any of its consolidated subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business;

     (f) the declaration and payment of any dividend by any subsidiary of New Mirant to the holders of any series or class of its Equity Interests on a pro rata basis;

     (g) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any subsidiary of New Mirant provided for in an agreement existing on the date of the Series A Put Agreement or the Series B Put Agreement;

     (h) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any subsidiary of New Mirant provided that the aggregate purchase price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $[____________] million in any 12-month period; and

     (i) the repurchase of capital stock deemed to occur upon the exercise of options or warrants to the extent that such capital stock represents all or a portion of the exercise price thereof.

     "Affiliate Subordinated Debt" means Debt of New Mirant which is subordinated to the obligations of New Mirant under the Series A Put Agreement and the Series B Put Agreement and which is owed to or held by an affiliate of New Mirant other than a subsidiary of New Mirant.

     "Consolidated Intangible Assets" means the intangible assets of New Mirant and its consolidated subsidiaries as set forth on the balance sheet of New Mirant and its consolidated subsidiaries for the most recently ended full fiscal quarter for which internal financial statements are available, immediately preceding the date the date of determination; provided that if the aggregate capital stock and other equity accounts (including retained earnings and paid-in capital) of Consolidated MAG as set forth on the balance sheet of Consolidated MAG for such period exceed the intangible assets of Consolidated MAG on such balance sheet, then the intangible assets of Consolidated MAG shall be excluded from Consolidated Intangible Assets.

     "Equity Interests" means capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock).

     "Tangible Net Worth" means, as of the date of determination, (a) the consolidated aggregate capital stock and other equity accounts (including retained earnings and paid-in capital) of New Mirant less (b) Consolidated Intangible Assets as set forth on the balance sheet of New Mirant and its consolidated subsidiaries for the most recently ended full fiscal quarter for which internal financial statements are available, immediately preceding the date the date of determination; provided, however, that to the extent that the intangible assets of Consolidated MAG for such period exceed the aggregate capital stock and other equity accounts (including retained earnings and paid-in capital) of Consolidated MAG for such period, the aggregate capital stock and other equity accounts (including retained earnings and paid in capital) of Consolidated MAG shall be excluded from clause (a).

                                    EXHIBIT E

                            NEW MIRANT WARRANT TERMS

                                   EXHIBIT "E"

                       TERMS OF THE NEW MIRANT WARRANTS(1)

          The New Mirant Warrants (Series A and B) shall include the following terms and features:

     (1)  Issuer: New Mirant.

     (2) Series A: The Series A Warrants shall entitle the holders thereof to purchase a number of shares of New Mirant Common Stock equal to ten percent (10.0%) of the shares of New Mirant Common Stock issued, or reserved for issuance, under the Plan (excluding the Employee Compensation Shares).

     (3) Series B: The Series B Warrants shall entitle the holders thereof to purchase a number of shares of New Mirant Common Stock equal to five percent (5.0%) of the shares of New Mirant Common Stock issued, or reserved for issuance, under the Plan (excluding the Employee Compensation Shares).

     (4) Entitlement: Each Warrant shall entitle the holder to purchase a share of New Mirant Common Stock.

     (5) Term: The Warrants may be exercised individually or in the aggregate at any time until the fifth anniversary of the Effective Date (the "Termination Date").

     (6) Series A Cash Exercise Price: Each Series A Warrant may be exercised by delivery of a cash payment (the "Series A Exercise Price") to New Mirant at any time on or before the Termination Date in an amount equal to the per-share price that would be required for the consolidated enterprise value of New Mirant to be $11.4 billion.

     (7) Series B Cash Exercise Price: Each Series B Warrant may be exercised by delivery of a cash payment (the "Series B Exercise Price") to New Mirant at any time on or before the Termination Date in an amount equal to the per-share price that would be required for the consolidated enterprise value of New Mirant to be $11.0 billion.

     (8) Cashless Exercise. Each Warrant may be exercised on a cashless basis based on the following formula: X = ((A - B) x C) / A.

               X = The number of shares issuable.

               A = The current market price of the New Mirant Common Stock.
               B = The Series A Exercise Price or the Series B Exercise Price,
                   as applicable.
               C = The number of shares for which a Warrant is being exercised.

----------
(1) Except as otherwise set forth herein, capitalized terms shall have definition ascribed thereto in the Plan.

     (9) Adjustments: The number of shares of New Mirant Common Stock to be received upon exercise of a Warrant will be subject to adjustment upon the following events:

          (a) Changes in capital stock. Stock splits, stock dividends, reverse stock splits, stock recapitalizations and reclassifications of New Mirant Common Stock.

          (b) Rights offerings. Distribution to all holders of New Mirant Common Stock of rights, options, warrants or other securities exercisable for or convertible into New Mirant Common Stock at a price per share less than the then market price. The adjustment shall be based on the following formula: E' = E x (O + ((N x P) /
               M) / (O + N))

               E' = the adjusted Series A Exercise Price or Series B Exercise Price, as applicable.

               E = the current Series A Exercise Price or Series B Exercise Price, as applicable.

               O = the number of shares of New Mirant Common Stock outstanding on the record date.

               N = the number of additional shares of New Mirant Common Stock offered.

               P = the offering price per share of the additional shares of New Mirant Common Stock.

               M = the current market price per share of New Mirant Common Stock on the record date.

          (c) Other distributions. Distribution to all holders of New Mirant Common Stock of any assets (other than ordinary cash dividends paid from earnings), debt securities, preferred stock or any options, warrants or other rights to purchase debt securities, assets or other securities of New Mirant; provided, that the foregoing shall not apply to any distribution referred to under
               (a) or (b) above. The adjustment shall be based on the following formula:

               E' = E x ((M - F) / M)

               E' = the adjusted Series A Exercise Price or Series B Exercise Price, as applicable.

               E = the current Series A Exercise Price or Series B Exercise Price, as applicable.

               M = the current market price per share of New Mirant Common Stock on the record date.

               F = the fair market value on the record date of the assets, securities, rights or warrants to be distributed in respect of one share of New Mirant Common Stock as determined in good faith by the board of directors of New Mirant.

     No adjustment shall be required until the cumulative adjustment required as a result of such events requires an increase or decrease of more than 1% in the prevailing Series A Exercise Price or Series B Exercise Price, as applicable.

     (10) Change of Control Events: Upon consolidation or merger, sale of all or substantially all of the assets of New Mirant or a successful tender for at least 80% of the then-outstanding New Mirant Common Stock, the New Mirant Warrants shall be exercisable for the amount of securities, cash or other assets that holders of the Warrants would have acquired if exercised immediately prior to such event. Alternatively, the holders of New Mirant Warrants shall be offered the opportunity to receive a payment equal to the Black-Scholes valuation of the warrants, using a 30% volatility; provided, that if such change of control event occurs after the third anniversary of the Effective Date or is for common equity securities that are registered under the Securities Exchange Act of 1934, then the warrant holders shall not be afforded this opportunity.

     (11) Notice: The Warrants shall contain customary provisions for notice before an event that would require an adjustment of the exercise price and customary provisions regarding certain records dates, dividends, extraordinary transactions and liquidation events.

     (12) Listing: New Mirant will use commercially reasonable efforts to (a) establish and maintain the registration of the New Mirant Common Stock and the New Mirant Warrants under the Securities Exchange Act of 1934, and (b) list the Warrants on the same exchange or over-the-counter market as the New Mirant Common Stock, or if the Warrants cannot be listed on such exchange or over-the-counter market, any other exchange or over-the-counter market acceptable to New Mirant's board of directors; provided, that it shall not be required to do so if the Warrants do not meet applicable listing requirements.

     (13) Transferability: The Warrants shall be freely transferable to the same extent as the New Mirant Common Stock (e.g., the New Mirant Warrants shall be subject to the same post-Effective Date transfer restrictions as the New Mirant Common Stock).

     (14) Voting and Dividends. Until a New Mirant Warrant is exercised, the holder thereof, shall have no rights as a shareholder of New Mirant, including, without limitation, the right to vote or to receive dividends or to participate in any transaction that would give rise to an adjustment as contemplated by (9), above.

     (15) Redemption. The New Mirant Warrants shall not be redeemable by New Mirant or any other Person.

                                   EXHIBIT B

                           DISCLOSURE STATEMENT ORDER
                                      AND
                       NOTICE OF THE CONFIRMATION HEARING

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                               FORT WORTH DIVISION

----------------------------------------
                                         )
In re                                    )   Chapter 11 Case
                                         )
MIRANT CORPORATION, et al.,              )   Case No. 03-46590 (DML)
                                         )   Jointly Administered
                         Debtors.        )
                                         )
----------------------------------------

           ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT
           WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF
            REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED
         DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND
             PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE
           SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE
              FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING
              PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN
           CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS
        RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS
           TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING
            A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED
              CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

          Upon the record of the hearings held on September 27, 28 and 30, 2005 (the "Disclosure Statement Hearing") to consider (a) the approval of the Second Amended Disclosure Statement of the Debtors with Respect to the Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors dated September 22, 2005 (the "Disclosure Statement") and summary thereof dated September 28, 2005 (the "Disclosure Statement Summary") and (b) the motion dated April 20, 2005 (as amended by the Notice of Amendment of Proposed Solicitation Procedures, dated May 3, 2005, the "Motion")(1) of Mirant

----------
(1) All capitalized terms used herein, but not otherwise defined herein, shall have the meaning ascribed to them in the Plan.

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

Corporation ("Mirant") and its affiliated debtors and debtors-in-possession in the above-captioned chapter 11 cases (collectively, the "Debtors") for the entry of an order (i) approving the form of ballots and proposed solicitation and tabulation procedures for the Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors dated September 22, 2005 (as such plan may be amended from time to time, the "Plan"); (ii) prescribing the form and manner of notice thereof; (iii) establishing procedures for (a) voting in connection with the plan confirmation process and (b) temporary allowance of claims related thereto; and it appearing that the Court has jurisdiction over this matter; and due and proper notice of the Disclosure Statement, the Disclosure Statement Hearing and the Motion having been given; and it appearing that no other or further notice need be given; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates, their creditors and equity interest holders; and upon consideration of the objections filed by various parties to the Disclosure Statement and the Motion (collectively, the "Objections"); and upon the record of the Disclosure Statement Hearing and all the proceedings had before the Court; and the Objections having been overruled, sustained or resolved as reflected in the record of the Disclosure Statement Hearing; and the Court having determined after due deliberation that the Disclosure Statement contains adequate information, as such term is defined in section 1125 of title 11 of the United States Code, 11 U.S.C. Sections 101, et. seq. (the "Bankruptcy Code"); and sufficient cause appearing therefor, it is hereby

          ORDERED that in accordance with section 1125 of the Bankruptcy Code and Rule 3017(b) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), the Disclosure Statement is hereby approved substantially in the form as amended and modified on

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO the record during the Disclosure Statement Hearing and as may be modified by agreement between the Debtors and the Committees; and it is further

          ORDERED that in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017(d), the Disclosure Statement Summary is hereby approved substantially in the form as amended and modified on the record during the Disclosure Statement Hearing and as may be modified by agreement between the Debtors and the Committees; and it is further

          ORDERED that, in accordance with Bankruptcy Rule 3017(c), the date and time set for voting on the Plan shall be November 10, 2005 at 4:00 p.m., prevailing Central Time (the "Voting Deadline"); and it is further

          ORDERED that, in accordance with Bankruptcy Rule 3018(c), a hearing to consider confirmation of the Plan and any objections that may be interposed (the "Confirmation Hearing") shall be held before the Honorable D. Michael Lynn, United States Bankruptcy Judge, United States Courthouse, 501 W. Tenth Street, Fort Worth, Texas, commencing on December 1, 2005 at 9:00 a.m., prevailing Central Time. The Confirmation Hearing may be adjourned from time to time without further notice other than announcement made at the Confirmation Hearing or any adjourned hearing; and it is further

          ORDERED that, in accordance with Bankruptcy Rules 3020(b) and 9006(c)(1) objections ("Plan Objections"), if any, to the confirmation of the Plan must be in writing, and must (a) state the name and address of the objecting party and the nature and amount of the claim or equity interest of such party, (b) state with particularity the basis and nature of each objection to confirmation of the Plan, and (c) be filed, together with proof of service, with the Court and served so that they are received no later than 4:00 p.m., prevailing Central Time, on November 10, 2005 (the "Plan Objection Deadline"), by the Court, and the following parties: (i) White &

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

Case LLP, Co-Attorneys for the Debtors and Debtors-in-Possession, 200 South Biscayne Boulevard, Suite 4900, Miami, Florida 33131, Attention: Thomas E Lauria, Esq.; (ii) Andrews & Kurth, L.L.P., 450 Lexington Avenue, 15th Floor, New York, New York 10017, Attention: Paul N. Silverstein, Esq.; (iii) Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022-6069, Attention:
Fredric Sosnick, Esq.; (iv) Cadwalader, Wickersham & Taft, One World Financial Center, New York, New York 10281, Attention: Bruce R. Zirinsky, Esq.; (v) Brown Rudnick Berlack Israels LLP, 120 West 45th Street, New York, New York 10036,
Attention: Edward S. Weisfelner, Esq.; (vi) Gardere Wynne Sewell LLP, 3000 Thanksgiving Tower, 1601 Elm Street, Suite 3000, Dallas, Texas 75201, Attention:
Richard M. Roberson, Esq.; and (vii) The Office of the United States Trustee, Earle Cabell Federal Building, 1100 Commerce Street, Room 976, Dallas, Texas 75242, Attention: George F. McElreath; and it is further

          ORDERED that a pre-Confirmation Hearing status conference (the "Plan Status Conference") shall be held Honorable D. Michael Lynn, United States Bankruptcy Judge, United States Courthouse, 501 W. Tenth Street, Fort Worth, Texas commencing on November 30, 2005 at 9:00 a.m., prevailing Central Time. All parties who intend to participate in the Confirmation Hearing MUST appear at the Plan Status Conference; and it is further

A.   PROCEDURES FOR VOTING

          ORDERED that the following voting procedures (the "Voting Procedures") are hereby approved:

               a. if a claim is deemed allowed as such term is defined in the Bankruptcy Code, then such claim shall be allowed for voting purposes in the amount and classification deemed allowed in the Plan;

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

               b. except as otherwise provided herein and unless temporarily allowed for voting purposes by the Court, if a filed proof of claim asserts a claim in a wholly undetermined or unliquidated amount or is docketed in Bankruptcy Services LLC's ("BSI") official claims register(2) as of the Record Date (as defined below) in the amount of $0, then such claim shall be allowed for voting purposes as a general unsecured claim only in the amount of $1.00;

               c. except as otherwise provided herein and unless temporarily allowed for voting purposes by the Court, if a filed proof of claim asserts a claim in a partially undetermined or unliquidated amount, then such claim shall be allowed for voting purposes only in the amount of the known or liquidated portion of the claim;

               d. if a claim has been estimated by an order of the Court in accordance with the procedures for the estimation of certain contingent and unliquidated proofs of claim for purposes of feasibility of, voting on, and distribution under a chapter 11 plan of reorganization, which procedures were approved by the Bankruptcy Court by orders dated October 21, 2004 and October 26, 2004, then such claim will be allowed for voting purposes in the amount approved by the Court, provided that such order is entered on or before the Voting Deadline;

               e. unless temporarily allowed for voting purposes by the Court, if a claim is listed in the Debtors' Schedules as contingent, unliquidated, or disputed and a proof of claim was not (i) filed by the applicable Bar Date for the filing of proofs of claim established by the Court or (ii) deemed timely filed by an order of the Court prior to the Voting Deadline, then such claim shall be disallowed for voting purposes;

               f. notwithstanding anything else provided herein, if (i) the Debtors have objected to a claim or equity interest by serving an objection, motion, adversary proceeding or otherwise to the entirety of a claim or equity interest on or before the date of the entry of this Order (the "Disclosure Statement Order") and (ii) the claim or equity interest has not been temporarily allowed for voting purposes by the Court, then such claim or equity interest shall be disallowed for voting purposes;

----------
(2) By order dated July 17, 2003, BSI was retained to maintain the official claims register. BSI maintains all original proofs of claims filed against the Debtors and their estates.

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

               g. notwithstanding anything else provided herein, if (i) the Debtors have objected to a claim or equity interest by serving an objection, motion, adversary proceeding or otherwise to a portion of a claim or equity interest on or before the date of the entry of the Disclosure Statement Order and (ii) such portion of the claim or equity interest has not been temporarily allowed for voting purposes by the Court, then the claim or equity interest shall be allowed for voting purposes only in the amount that is set forth in the pending objection;

               h. notwithstanding anything else provided herein, if (i) the Debtors have objected to a claim by serving an objection, motion, adversary proceeding or otherwise to the classification of all or part of a claim on or before the date of the entry of the Disclosure Statement Order (including any requests to subordinate such claim) and (ii) such claim has not been temporarily allowed for voting purposes by the Court, then the claim shall be allowed for voting purposes only in the amount and classification that is set forth in the pending objection (if any);

               i. unless such claim has been temporarily allowed for voting purposes by the Court or otherwise allowed as to all or part of the claim, if the Debtors have objected to a claim on or before the date of entry of the Disclosure Statement Order by serving an objection, motion, adversary proceeding or otherwise to a proof of claim based upon the claim being asserted against the wrong debtor, then the claim shall be allowed for voting purposes only in the amount and against the Debtor as set forth in the pending objection;

               j. unless otherwise provided by an order of the Court, the allowed amount of any proof of claim for voting purposes shall be the amount as docketed in BSI's claims database as of the Record Date;

               k. unless otherwise provided by an order of the Court or otherwise provided herein, for purposes of determining eligibility to vote, the classification of a claim shall be determined based on the classification as docketed in BSI's claims database as of the Record Date; provided, however, that any claims for which BSI was unable to identify the classification shall be classified as general unsecured claims;

               l. unless temporarily allowed for voting purposes by the Court, if a single proof of claim has been filed against multiple Debtors (in contravention of this Court's orders governing the filing of proofs of claims in these cases), then such claim shall be allowed for

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO
                    voting purposes only against the Debtor as docketed in BSI's claims database as of the Record Date;

               m. if a claim or equity interest is allowed pursuant to a Court-approved settlement (except for a claim or equity interest that is temporarily allowed by the Court, which claim or equity interest may vote so long as such order temporarily allowing the claim is entered by the Voting Deadline) on or before ten days prior to the Voting Deadline, then such claim or equity interest will be entitled to vote on the Plan in accordance with the terms of such settlement;

               n. unless temporarily allowed for voting purposes by the Court, if a proof of claim asserts a claim that is not in U.S. dollars, such claim will be treated as unliquidated and allowed for voting purposes only in the amount of $1.00;

               o. unless temporarily allowed for voting purposes by the Court, if (i) a proof of claim was filed after the applicable Bar Date, (ii) the creditor did not obtain leave to file such late claim, and (iii) the proof of claim is not docketed in BSI's database as of the Record Date as an amendment of a timely filed claim, then such claim shall be disallowed for voting purposes only;

               p. unless otherwise temporarily allowed for voting purposes by the Court, if a proof of claim does not list a Debtor or the Debtor is unidentifiable on the proof of claim, then such claim shall be disallowed for voting purposes;

               q. unless otherwise temporarily allowed for voting purposes by the Court, if a claim is disallowed pursuant to section 502(d) of the Bankruptcy Code or is equitably subordinated under the Bankruptcy Code, then such claim shall be disallowed for voting purposes only;

               r. if the Debtors schedule a claim and the creditor filed a proof of claim superseding such scheduled claim, the scheduled claim is deemed superseded in accordance with Bankruptcy Rule 3003(c)(4) and such scheduled claim shall be disallowed for voting purposes;

               s. if a union representative or plan administrator of an employee benefit program filed a claim on behalf of its constituents, then (i) each constituent creditor will be entitled to vote its claim in the amount and classification set forth in the claim filed by the union representative or plan administrator, however any other separate

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO
                    claim filed by a constituent creditor based upon the same facts and circumstances alleged in the claim filed by the union representative or plan administrator will supercede the claim filed by the union representative or plan administrator for voting purposes and (ii) the union representative or plan administrator will not be entitled to vote any amount on account of its proof of claim; and

               t. in addition to the foregoing, the Debtors may seek an order of the Court disallowing a claim for voting purposes at anytime prior to the commencement of the Confirmation Hearing.

; and it is further

          ORDERED that any claimant seeking to challenge allowance or disallowance of its claim for voting purposes must serve in accordance with the Complex Case Management Order, dated August 13, 2003 (as amended by this Court's order dated August 25, 2004) (the "Case Management Order") and file with this Court a motion for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such claim only for purposes of voting to accept or reject the Plan (the "Temporary Allowance Motion") on or before the twentieth (20th) calendar day after the service of the Confirmation Hearing Notice (as defined below) (the "Temporary Allowance Deadline"); and it is further

          ORDERED that any claim that is the subject of a Temporary Allowance Motion must be temporarily allowed by an order of the Court by the Voting Deadline, or such other later date established by the Court, in order for such creditor's vote to be counted; and it is further

          ORDERED that the Debtors and creditors may enter into stipulated settlements for the treatment of claims for voting purposes in lieu of the filing by a creditor of a Temporary Allowance Motion or other pleadings by the Debtors seeking to reduce the amount of the creditor's claim for voting purposes (the "Stipulations"); and it is further

          ORDERED that the Debtors are authorized to file the Stipulations under a Notice of Stipulation Regarding Temporary Allowance ("Notice of Stipulation") served in accordance

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO with the Case Management Order, pursuant to which if no timely objections are received to the Debtors' entry into the Stipulation within five days of service of the Notice of Stipulation, the Stipulation shall be deemed approved by the Court; and it is further

          ORDERED that pursuant to Bankruptcy Rules 3017(c) and 3018(a), the date for purposes of determining the creditors and equity interest holders entitled to vote on the Plan or, in the case of non-voting classes, for purposes of determining the creditors and equity interest holders entitled to receive certain non-voting materials shall be September 28, 2005 (the "Record Date); and it is further

          ORDERED that with respect to the Record Date, the record holders of claims and equity interests shall be determined based upon (a) with respect to beneficial holders of debt securities entitled to vote on the Plan, the records of the relevant trustee or agent, as well as the records of The Depository Trust Company ("DTC") and the applicable Voting Nominee (as defined below) as of the Record Date; (b) with respect to holders of equity securities entitled to vote on the Plan, the records of the relevant transfer agent, as well as the records of DTC and the applicable Voting Nominee as of the Record Date; (c) with respect to bank syndicates or other similarly situated creditor groups entitled to vote on the Plan, the records of the applicable agent bank or similarly situated agent as of the Record Date to the extent of the total amount reflected in the books and records of the Debtors; (d) with respect to holders of scheduled claims entitled to vote on the Plan, the Debtors' records maintained by AP Services ("AP") as of the Record Date; and (e) with respect to holders of filed claims entitled to vote on the Plan and not otherwise addressed above, the records of BSI as of the Record Date; and it is further

          ORDERED that any notice of transfer of claim filed with the Court after the Record Date shall not be recognized for purposes of voting; and any claim or equity interest

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO transfers received by the record holders of the equity securities, debt securities, bank, agents or other similarly situated registrars after the Record Date shall not be recognized for purposes of voting; and it is further

          ORDERED that the forms of Ballots substantially in the form attached hereto as collective Exhibits "A," "B" and "C" are approved;

          - Exhibit "A-1" for Ballots for holders of Mirant Debtor Class 2 - Secured Claims against the Mirant Debtors;

          - Exhibit "A-2" for Ballots for holders of Mirant Debtor Class 3 - Unsecured Claims against the Mirant Debtors;

          - Exhibit "A-3" for Ballots for holders of Mirant Debtor Class 4 - Convenience Claims against the Mirant Debtors;

          - Exhibit "A-4" for Ballots for holders of MAG Debtor Class 2 - Secured Claims against the MAG Debtors;

          - Exhibit "A-5" for Ballots for holders of MAG Debtor Class 3 - New York Tax Secured Claims against the MAG Debtors;

          - Exhibit "A-6" for Ballots for holders of MAG Debtor Class 4 - PG&E/RMR Claims against the MAG Debtors;

          - Exhibit "A-7" for Ballots for holders of MAG Debtor Class 5 - Unsecured Claims against the MAG Debtors; and

          - Exhibit "A-8" for Ballots for holders of MAG Debtor Class 7 - Convenience Claims against the MAG Debtors.

; and it is further

          ORDERED that the forms of Ballots attached hereto as Exhibit "A-9" shall be used for the participating banks voting Mirant Debtor Class 3 - Unsecured Claims against the Mirant Debtors and Exhibit "A-10" shall be used for the participating banks voting MAG Debtor Class 5 - Unsecured Claims against the MAG Debtors; provided, however, that if an agent bank decides to submit one Ballot on behalf of the participating banks, the Debtors will provide the agent bank with a general unsecured Ballot in the form of Exhibits "A-2" or "A-7," as

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO applicable, and the agent may attach an exhibit indicating the names of the participating banks, the dollar amount of each creditor's vote, and whether the creditor voted to accept or reject the Plan; and it is further

          ORDERED that with respect to creditor and equity interest holder constituencies entitled to vote directly on the Plan and whose underlying claims or interests arise from debt securities, equity interests, or similarly situated obligations in which multiple creditors hold a portion of the ultimate claim or equity interests (collectively, the "Public Securities"), the Debtors shall solicit votes to the Plan through the trustee, agent bank, broker, property trustee or other agents or nominees (collectively, the "Voting Nominees") for the ultimate beneficial holders of the claims or interests (collectively, the "Beneficial Holders"); provided, however, that notwithstanding anything else herein, the indenture trustee or fiscal agent for each of the Debtors' debt issuances shall not be considered a Voting Nominee; and it is further

          ORDERED that the Voting Nominees for Public Securities shall have two options with respect to voting the Ballots and Master Ballots attached as Exhibits "B-1" through "B-6": (a) the Voting Nominee can forward the Solicitation Package to each Beneficial Holder (containing Ballots set forth in Exhibits "B-1" through "B-3," as appropriate) entitled to vote on the Plan within five (5) business days of the receipt by such Voting Nominee of the Solicitation Package and include a return envelope provided by, and addressed to, the Voting Nominee to enable the Beneficial Holder to return the completed Ballot to the Voting Nominee, with the Voting Nominee then tabulating the votes of the Beneficial Holders from the Ballots on a Master Ballot and submitting a Master Ballot to Financial Balloting Group, LLC ("FBG"); or (b) if applicable under the governing documents, the Voting Nominee can "prevalidate" the Ballots and forward the Solicitation Package (containing Ballots set forth in Exhibits "B-1" through "B-

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

3," as appropriate) to each Beneficial Holder entitled to vote on the Plan within five (5) business days of the receipt by such Voting Nominee of the Solicitation Package and include a return envelope postage pre-paid provided by, and addressed to, FBG; and it is further

          ORDERED that if the Voting Nominee is also a Beneficial Holder, it shall separately complete a Ballot and either submit it as a prevalidated Ballot to FBG or include it on a Master Ballot; and it is further

          ORDERED that the form of Ballots attached hereto as Exhibits "B-1," "B-2" and "B-3" (Mirant Debtor Class 3 - Unsecured Claims of Beneficial Holders of Securities, Mirant Debtor Class 5 -Beneficial Holders of Equity Interests of Mirant, and MAG Debtor Class 5 - Unsecured Claims of Beneficial Holders of Securities, respectively) shall be used to enable Voting Nominees to solicit the votes of Beneficial Holders in those instances where the role of the Voting Nominee is to submit the Beneficial Holders' voting information to FBG (either directly through a Master Ballot or indirectly through pre-validation of the Ballots); provided, however, that, to the extent that the Voting Nominee does not pre-validate the Ballot, the forms of Ballots attached hereto as Exhibits "B-4" and "B-5" and "B-6" (Mirant Debtor Class 3 - Master Ballot for Unsecured Claims of Beneficial Holders of Securities, Mirant Debtor Class 5 - Master Ballot for Beneficial Holders of Equity Interests, and MAG Debtor Class 5 - Master Ballot for Unsecured Claims of Beneficial Holders of Securities, respectively) shall be used as Master Ballots to enable the Voting Nominees to submit the Beneficial Holders' votes on the Plan to FBG; and it is further

          ORDERED that unless otherwise instructed, in writing, by a Voting Nominee, the Debtors shall provide each Voting Nominee with a reasonably sufficient number of Solicitation

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

Packages (including Ballots) to distribute to the Beneficial Holders of the claims or equity securities for whom such Voting Nominee acts; and it is further

          ORDERED that unless otherwise instructed, in writing, by a Voting Nominee, the Debtors shall provide each Voting Nominee with a Master Ballot; and it is further

B.   PROCEDURES FOR SOLICITATION

          ORDERED that following approval of the Disclosure Statement, the Debtors shall distribute or cause to be distributed solicitation packages (the "Solicitation Packages") containing copies of:

               a.   this Order;

               b. the confirmation hearing notice, substantially in the form attached hereto as Exhibit "E" (the "Confirmation Hearing Notice");

               c. an applicable Ballot, substantially in the forms attached hereto as Exhibits "A," "B" and "C," together with the applicable voting instructions, substantially in the forms attached hereto as Exhibit "D(3)," and a pre-addressed postage pre-paid return envelope;

               d. letters from each of the Committees in substantially the forms attached hereto as Exhibit "H," indicating their support of the Plan; and

               e. either (i) a CD-ROM containing the Disclosure Statement (together with the Plan attached thereto) and the Disclosure Statement Summary; or (ii) a hard copy of the Disclosure Statement (together with the Plan attached thereto).

; and it is further

----------
(3) The Ballots for (i) Mirant Debtor Class 3 - Unsecured Claims of Beneficial Holders of Securities, (ii) Mirant Debtor Class 5 -Beneficial Holders of Equity Interests of Mirant, and (iii) MAG Debtor Class 5 - Unsecured Claims of Beneficial Holders of Securities contain all of the necessary voting instructions therein and, therefore, do not have separate voting instructions attached to the Ballot.

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

          ORDERED that the letters from each of the Committees indicating their support of the Plan in substantially the forms attached hereto as Exhibit "H," are hereby approved; and it is further

          ORDERED that the Debtors shall mail the Solicitation Packages by no later than seven days after entry of this Order absent relief from the Court (the "Solicitation Date") to:

               a. subject to sub-sections (c) and (d) below, record holders of scheduled claims, as of the Record Date, to the extent that such claims (i) are listed in the Debtors' Schedules in an amount greater than zero and are not identified as contingent, unliquidated or disputed, (ii) have not been superseded by a timely filed claim, and (iii) entitle the holder thereof to vote on the Plan;

               b. subject to subsections (c) and (d) below, record holders of timely filed claims, as of the Record Date, to the extent that such claims (i) are the subject of timely filed proofs of claim, (ii) have not been disallowed, expunged, disqualified or suspended prior to the Record Date, (iii) are not the subject of a pending objection as of the date set forth in this Order unless, notwithstanding being the subject of an objection, the Voting Procedures entitle such claimant to vote on the Plan in the manner set forth in the Voting Procedures, and (iv) entitle the holders thereof to vote on the Plan;

               c. with respect to debt securities and equity securities, the Voting Nominees or registered record holders in respect of claims or equity securities, as of the Record Date, to the extent that (i) such Voting Nominees or registered record holders are reflected in the records of DTC or the respective trustee or indenture trustee for the debt securities or transfer agent for the equity interests, and
                    (ii) the holders of such debt security claims or equity interests are entitled to vote on the Plan; and

               d. with respect to syndicated bank debt or other similarly situated creditor groups, the participating banks, as provided by the agent bank or other similarly situated agent as of the Record Date or, if requested by the agent bank, to the agent bank to forward to the participating banks, to the extent that the holders of the applicable syndicated bank debt or other similarly situated debt are entitled to vote on the Plan.

; and it is further

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

          ORDERED that each of the Voting Nominees shall distribute Solicitation Packages to the respective Beneficial Holders within five (5) business days of the Voting Nominee's receipt of the Solicitation Packages; and it is further

          ORDERED that if service by CD-ROM containing the Disclosure Statement and exhibits thereto, including the Plan, which is attached as Exhibit "A" to the Disclosure Statement, imposes a hardship for any creditor or equity interest holder (e.g., the creditor or equity interest holder does not own or have access to a computer or the Internet), such creditor or equity interest holder may submit to the Debtors a written notice of hardship (with supporting documentation, as appropriate) explaining why a paper copy should be provided to the creditor or equity interest holder at the Debtors' cost; upon receipt of a certification of hardship, the Debtors will evaluate whether an actual hardship appears to exist and, in the event the Debtors concur, the Debtors will deliver by first class mail a paper copy of the Plan and Disclosure Statement at no cost to the creditor or equity interest holder within five (5) business days after determining that a hardship exists; provided, however, that, if the Debtors determine that there is insufficient information to establish the existence of a hardship, the Debtors will inform such creditor in writing with a copy to each of the Committees; and it is further

          ORDERED that any party in interest may purchase a paper copy of the Plan and Disclosure Statement by prepaying the amount of $50; and it is further

          ORDERED that the Debtors shall distribute or cause to be distributed by the Solicitation Date, the Solicitation Package without a (i) Ballot, (ii) voting instructions or (iii) return envelope to (a) the U.S. Trustee; (b) the attorneys for the Committees; (c) attorneys for the Examiner; (d) attorneys for the Debtors' postpetition lender; (e) attorneys for the Debtors' proposed exit lenders; (f) the Securities and Exchange Commission; (g) the District Director of

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO the Internal Revenue Service; (h) the Department of Justice; (i) any trustee, transfer agent, indenture trustee, fiscal agent or agent bank identified on Exhibit "G" that is not a Voting Nominee; (j) all counterparties to the Debtors' executory contracts and unexpired leases; and (k) all parties that the Debtors are required to serve by the Case Management Order; and it is further

          ORDERED that the Debtors shall have authority to reimburse any reasonable, actual and necessary out-of-pocket expenses incurred by DTC, trustees, brokerage firms, transfer agent, property trustee, fiscal agent, security registrar or any nominee or trustee of beneficial holders of debt securities or equity interests identified on Exhibit "G" or such other nominee of beneficial holders of debt securities or equity interests identified in connection with the distribution of the Solicitation Packages; and it is further

          ORDERED that the Debtors shall be excused from distributing Solicitation Packages to those entities listed at the same addresses to which undeliverable mailings were previously sent unless the Debtors receive written notice of accurate addresses for such entities prior to the hearing to consider approval of the proposed Disclosure Statement; and it is further

          ORDERED that the following additional procedures with respect to the solicitation of votes on the Plan are hereby approved:

               -    Publication Notice:

                    Not less than twenty (20) days prior to the Plan Objection Deadline, the Debtors will cause the Confirmation Hearing Notice to be published once in The Wall Street Journal (National Edition), The New York Times (National Edition), USA Today, Financial Times, The Nassau Guardian, The Daily Gleaner/Sunday Gleaner, The Trinidad Guardian, Daily Express, Philippines Daily Inquirer, The Philippine Star and The Globe and Mail. Additionally, the Debtors will publish the Confirmation Hearing notice electronically at http://www.txnb.uscourts.gov and http://www.mirant-caseinfo.com.

               -    Return of Ballots:

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

                    Each claimant that has a Claim or Equity Interest for which a Claim amount may be determined and which Claim is not treated as unimpaired under the Plan or any Equity Interests which are not treated as unimpaired under the Plan as of the Voting Deadline is entitled to vote to accept or reject the Plan. All Ballots will be accompanied by return postage pre-paid envelopes addressed to the Debtors' tabulation center (the "Ballot Tabulation Center"), with the exception of any Beneficial Holder Ballot, which must be returned as outlined in the applicable Ballot. All Ballots, except for Beneficial Holder Ballots, must be ACTUALLY RECEIVED at the Debtors' Ballot Tabulation Center by the Voting Deadline. Beneficial Holder Ballots must be returned in sufficient time for the Voting Nominee to process the Beneficial Holder Ballots and return the Master Ballot to the Debtors' Ballot Tabulation Center by the Voting Deadline. If Ballots are not ACTUALLY RECEIVED at the Debtors' Ballot Tabulation Center by the Voting Deadline, they will not be counted.

               -    Solicitation and Tabulation Agent:

                    The Debtors will be using two agents for purposes of distributing Solicitation Packages and tabulating votes on the Plan, FBG and BSI (each, a "Solicitation and Tabulation Agent"). Each Solicitation and Tabulation Agent will be responsible for the distribution of Solicitation Packages to, and tabulation of Ballots received from, the entities such agents solicited.

               -    Inquiries:

                    All inquiries related to the Plan, the Disclosure Statement, and the Voting Procedures should be directed to the Solicitation and Tabulation Agent at the phone number set forth on the appropriate Ballot.

; and it is further

C.   PROVISIONAL BALLOTS

          ORDERED that to the extent that a creditor was not initially sent a Solicitation Package, and the creditor files a Temporary Allowance Motion on or before the Temporary Allowance Motion Deadline, the Debtors shall mail, via express or overnight mail, a Solicitation Package together with the appropriate Ballot (as discussed below, the "Temporary Allowance Ballot") to such creditor within five (5) business days after the filing of such motion; the creditor shall receive the appropriate Temporary Allowance Ballot substantially in the form of the Ballot

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO attached hereto as Exhibit "C," together with the applicable form of Voting Instructions substantially in the form attached hereto as Exhibit "D-4" (the "Temporary Allowance Voting Instructions") and shall execute and return the Temporary Allowance Ballot to the Solicitation and Tabulation Agent by the Voting Deadline; and it is further

          ORDERED that the Temporary Allowance Ballots shall be clearly and conspicuously titled as "provisional" Ballots and that each Temporary Allowance Ballot shall, directly under the title for such Ballot, include a statement in bold, conspicuous text substantially as follows:

          THIS IS A PROVISIONAL BALLOT ("PROVISIONAL BALLOT") THAT HAS BEEN SENT TO YOU BECAUSE YOU HAVE FILED A MOTION REQUESTING THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF TEXAS, FORT WORTH DIVISION (THE "BANKRUPTCY COURT") TO TEMPORARILY ALLOW YOUR CLAIM FOR VOTING PURPOSES. RECEIPT OF THIS PROVISIONAL BALLOT DOES NOT MEAN THAT YOUR CLAIM HAS BEEN ALLOWED FOR VOTING PURPOSES. RATHER, THE AMOUNT AND CLASSIFICATION OF YOUR CLAIM (IF ANY) SHALL BE DETERMINED BY ORDER OF THE BANKRUPTCY COURT ON OR BEFORE NOVEMBER 10, 2005, OR SUCH LATER DATE THE BANKRUPTCY COURT MAY ESTABLISH. THE DEBTORS HAVE PROVIDED YOU WITH THIS PROVISIONAL BALLOT TO PROVIDE YOU WITH SUFFICIENT TIME TO REVIEW THE PLAN, DISCLOSURE STATEMENT AND RELATED MATERIALS SO THAT YOU MAY DETERMINE HOW TO VOTE ON THE PLAN IF YOUR CLAIM IS ULTIMATELY ALLOWED FOR VOTING PURPOSES. PLEASE REVIEW THE ATTACHED VOTING INSTRUCTIONS, COMPLETE THIS PROVISIONAL BALLOT AS DIRECTED AND RETURN IT TO THE SOLICITATION AND TABULATION AGENT AS INDICATED ON THIS PROVISIONAL BALLOT, IN THE ENVELOPE PROVIDED HEREIN BY NO LATER THAN NOVEMBER 10, 2005 AT 4:00 P.M. (PREVAILING CENTRAL TIME) (THE "VOTING DEADLINE"). IF THE BANKRUPTCY COURT ULTIMATELY ALLOWS YOUR CLAIM FOR VOTING PURPOSES, THEN YOUR VOTE WILL BE COUNTED IF AND ONLY IF THE SOLICITATION AND TABULATION AGENT ACTUALLY RECEIVES A FULLY EXECUTED COPY OF THIS PROVISIONAL BALLOT BY THE VOTING DEADLINE. IF YOU HAVE ANY QUESTIONS ABOUT THIS PROVISIONAL BALLOT, PLEASE CONTACT THE SOLICITATION AND TABULATION AGENT.

; and it is further

          ORDERED that the Debtors shall send to the holders of claims in Mirant Debtor Class 1 against the Mirant Debtors and MAG Debtor Classes 1 and 6 against the MAG Debtors a notice of nonvoting status, substantially in the form attached hereto as Exhibit "F" (the "Notice

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO of Non-Voting Status - Unimpaired Classes"), which identifies, among other things, the classes designated as unimpaired, informs the claimant of the Confirmation Hearing date and the Plan Objection Deadline and sets forth that a copy of the Plan and Disclosure Statement may be obtained via the Internet at http://www.txnb.uscourts.gov and http://www.mirant-caseinfo.com, or CD-ROM upon written request to the Debtors, as therein provided; and it is further

          ORDERED that the Notice of Non-Voting Status - Unimpaired Claims satisfies the requirements of Bankruptcy Rule 3017(d) and, accordingly, CD-ROMs containing copies of the Disclosure Statement and exhibits thereto, including the Plan, which is attached as Exhibit "A" to the Disclosure Statement, need not be mailed to any holder of an unimpaired claim unless such party makes a specific request in writing for the same; and it is further

          ORDERED that with respect to service of the Notice of Non-Voting Status - Unimpaired Classes to holders of non-voting Public Securities (collectively, the "Non-Voting Public Securities"), the Debtors shall send the Notice of Non-Voting Status - Unimpaired Classes as follows:

               a. the Debtors shall provide the nominees of the Non-Voting Public Securities (the "Non-Voting Nominees") (4) with sufficient copies of the Notice of Non-Voting Status - Unimpaired Classes to forward to the Beneficial Holders of the Non-Voting Securities; and

               b. the Non-Voting Nominees shall then forward the Notice of Non-Voting Status - Unimpaired Classes or copies thereof to the Beneficial Holders of the Non-Voting Securities within five (5) business days of the receipt by such Non-Voting Nominees of the Notice of Non-Voting Status - Unimpaired Classes.

; and it is further

----------
(4) The indenture trustee or fiscal agent for each of the Debtors' debt issuances shall not be considered a Non-Voting Nominee.

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

          ORDERED that to the extent that the Non-Voting Nominees incur any out-of-pocket expenses in connection with distribution of the Notice of Non-Voting Status - Unimpaired Classes, the Debtors are authorized to reimburse such entities for their reasonable, actual, and necessary out-of-pocket expenses incurred in this regard; and it is further

D.   PROCEDURES FOR TABULATION

          ORDERED that the following procedures (the "Tabulation Procedures") are hereby approved:

               a. Votes will be tabulated both on an individual debtor basis for each relevant class and on a consolidated basis for each relevant class within a proposed consolidated group.

               b. A vote shall be disregarded if the Court determines, after notice and a hearing, that a vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

               c. Any Ballot that is returned to the Solicitation and Tabulation Agent, but which is unsigned, or has a non-original signature, shall not be counted, unless otherwise ordered by the Court.

               d. All votes to accept or reject the Plan must be cast by using the appropriate Ballot and in accordance with the voting instructions attached hereto as Exhibit "D" and/or as set forth on the Ballot (as may be applicable). Votes that are cast in any other manner shall not be counted, unless otherwise ordered by the Court.

               e. A holder of claims and/or equity interests in more than one class must use separate Ballots for each class of claims and/or equity interests.

               f. If multiple Ballots are received for a holder of claims or equity interest voting the same claims or equity interests, the last Ballot received, as determined by the Solicitation and Tabulation Agent, as the case may be, from such holder prior to the Voting Deadline will be the Ballot that is counted.

               g. If multiple Ballots are received from different holders purporting to hold the same claim or equity interest, in the absence of contrary information establishing which claimant or holder held such claim or equity interest as of the Record Date, the last dated Ballot

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO
                    received prior to the Voting Deadline will be the Ballot that is counted.

               h. If multiple Ballots are received from a holder of a claim or equity interest and someone purporting to be his, her, or its attorney or agent, the Ballot received from the holder of the claim or equity interest will be the Ballot that is counted, and the vote of the purported attorney or agent will not be counted, unless otherwise ordered by the Court.

               i. A Ballot that is completed, but on which the claimant or holder of equity interest did not indicate whether to accept or reject the Plan or that indicates both an acceptance and rejection of the Plan shall not be counted, unless otherwise ordered by the Court.

               j. Any Ballot (except a Master Ballot) that partially accepts and partially rejects the Plan shall not be counted, unless otherwise ordered by the Court.

               k. A holder of claims or equity interest shall be deemed to have voted the full amount of its claim or equity interest in each class and shall not be entitled to split its vote within a class.

               l. The Solicitation and Tabulation Agent shall not accept a vote by facsimile, telecopy transmission or electronic mail, unless otherwise ordered by the Court.

               m. For the purpose of voting on the Plan, the Solicitation and Tabulation Agent will be deemed to be in constructive receipt of any Ballot timely delivered to any address that the Solicitation and Tabulation Agent designates for the receipt of Ballots cast on the Plan.

; and it is further

          ORDERED that the Debtors' utilization of the consolidated tabulation is conditional (i) upon the Debtors' satisfaction of sections 1129(a)(8) and/or
(a)(10) of the Bankruptcy Code with respect to each relevant Debtor on a stand-alone basis or (ii) an order of a Court permitting such consolidated tabulation with respect to a given Debtor in an applicable Debtor Group; and it is further

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

          ORDERED that any entity entitled to vote to accept or reject the Plan may change its vote before the Voting Deadline by casting a superseding Ballot; provided that the superseding Ballot is received by the Solicitation and Tabulation Agent on or before the Voting Deadline; provided further that unless otherwise agreed to by the Debtors, entities desiring to change their votes after the Voting Deadline may do so only with approval of the Court for "cause" pursuant to Bankruptcy Rule 3018(a) by filing a motion with the Court on or before the Plan Objection Deadline so that it may be heard and considered at the Confirmation Hearing; and it is further

          ORDERED that with respect to Master Ballots submitted by Voting Nominees and/or prevalidated ballots submitted by or through the Voting
Nominees:

               a. all Voting Nominees to which Beneficial Holders return their Ballots shall summarize on the Master Ballot all Ballots cast by the Beneficial Holders and return the Master Ballot to the Solicitation and Tabulation Agent; provided, however, that each Voting Nominee shall be required to retain the Ballots cast by the respective Beneficial Holders for inspection for a period of at least one (1) year following the Voting Deadline;

               b. votes cast by the Beneficial Holders through a Voting Nominee by means of a Master Ballot or prevalidated Ballot shall be applied against the positions held by such Voting Nominee as evidenced by a list of record holders provided by DTC and compiled as of the Record Date; provided, however, that votes submitted by a Voting Nominee on a Master Ballot or prevalidated Ballot shall not be counted in excess of the position maintained by such Voting Nominee as of the Record Date;

               c. to the extent that there are over-votes submitted by a Voting Nominee, whether pursuant to a Master Ballot or prevalidated Ballot, the Solicitation and Tabulation Agent will attempt to reconcile discrepancies with the Voting Nominee;

               d. to the extent that over-votes on a Master Ballot or prevalidated Ballot are not reconciled prior to the preparation of the vote certification, the Solicitation and Tabulation Agent will apply the votes to accept and to reject the Plan in the same proportion as the

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO
                    votes to accept or reject the Plan submitted on the Master Ballot or prevalidated Ballot that contained the over-vote, but only to the extent of the position maintained by such Voting Nominee as of the Record Date;

               e. multiple Master Ballots may be completed by a single Voting Nominee and delivered to the Solicitation and Tabulation Agent and such votes shall be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline shall supersede and revoke any prior Master Ballot; and

               f. each Beneficial Holder shall be deemed to have voted the full amount of its claim or equity interest, notwithstanding anything to the contrary in the Ballot submitted by such Beneficial Holder.

; and it is further

E.   TOWN HALL MEETING

          ORDERED that an informational "Town Hall" meeting (the "Meeting"), open to the public, may be held to respond to equity holder questions relating to the Plan and Disclosure Statement. The determination as to selection of specific questions for response at the Meeting will be made by the Equity Committee's professionals in consultation with the Examiner; and it is further

          ORDERED that in conducting the Meeting, the Equity Committee Members, Committee Professionals, the Examiner, and the Examiner's Counsel (together, the "Participants") shall not be acting by or on behalf of the Debtors. None of the Participants shall have any liability for participation in the Meeting except for gross negligence or willful misconduct as determined by a Final Order of the Bankruptcy Court. Further, and without limitation of the foregoing, the Participants' responses and comments at the Meeting shall not be considered violative of any fiduciary, confidentiality, or other obligations, including, without

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO limitation, such obligations to the Debtors, equity holders, or other parties in interest, so long as the Participants do not provide material information beyond the information provided in, derived from, or complimentary to the Disclosure Statement, or otherwise made public. All mechanics of the Meeting shall be determined by the Equity Committee Professionals in consultation with the Examiner. The Bankruptcy Court shall be the exclusive venue for resolving any disputes relating to the Meeting; and it is further

F.   MISCELLANEOUS

          ORDERED that unless otherwise provided in accordance with the procedures set forth by order of this Court, for voting purposes only, the creditors or equity interest holders who hold the claims or equity interests listed on Exhibit "G" attached hereto related to debt securities, syndicated bank debt, certain other non-public debt and equity interests will be entitled to only vote the principal amount of their debt or amount of equity interests against the Debtor in the manner set forth on Exhibit "G;" provided, however, that the aggregate dollar amount of such creditors' claims and the aggregate number of common stock may not exceed the amounts listed on Exhibit "G;" and it is further

          ORDERED that (i) Law Debenture Trust Company of New York, which serves in the capacity as (A) successor indenture trustee (the "Indenture Trustee") under the Junior Subordinated Note Indenture, dated as of October 1, 2000 (the "Subordinated Note Indenture"), between (a) Mirant (f/k/a Southern Energy, Inc. ("SEI")), and (b) Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company ("DBTCA")), under which Mirant issued Junior Subordinated Notes (the "Junior Notes"), and (B) successor property trustee (the "Property Trustee"), under that certain Amended and Restated Trust Agreement, dated as of October 1, 2000 (the "Trust Preferred Agreement"), among (a) Mirant, (b) DBTCA, as property trustee, (c)

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

Deutsche Bank Trust Company Delaware, formerly known as Bankers Trust (Delaware), as Delaware trustee and the Administrative Trustees named therein, shall be granted the right to vote as Property Trustee (and as necessary, to direct the Indenture Trustee with respect thereto) a single allowed claim against Mirant Corporation in the amount of $356,534,626.06 in Junior Notes, which it holds in legal title only for the benefit of the holders (the "Holders") of the trust preferred securities issued under the Trust Preferred Agreement (the "Trust Securities"), and (ii) no other person shall be entitled to submit a vote in respect of the Junior Notes. The Property Trustee shall conclusively rely, and have no liability for relying, on the written direction, if any, given by the Holders holding not less than a simple majority of liquidation preference amount of the Trust Securities in accordance with the terms of the Trust Preferred Agreement, in determining whether to vote the Junior Notes to accept or reject the Plan; and it is further

          ORDERED that the form of notice of the Confirmation Hearing in substantially the form attached hereto as Exhibit "E" is hereby approved; and it is further

          ORDERED that the form of notice of the Notice of Non-Voting Status - Unimpaired Classes in substantially the form attached hereto as Exhibit "F" is hereby approved; and it is further

          ORDERED that the Debtors shall, contemporaneously with the Solicitation Packages, provide to all creditors and equity security holders as of the Record Date either (i) a copy of the Confirmation Hearing Notice, setting forth (a) the date of approval of the Disclosure Statement; (b) the Record Date;
(c) the Voting Deadline; (d) the Plan Objection Deadline; and (e) the time, date, and place for the Confirmation Hearing and Plan Status Conference, or (ii) the Notice of Non-Voting Status - Unimpaired Classes, setting forth (a) the date of approval of the

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

Disclosure Statement; (b) the Plan Objection Deadline; and (c) the time, date, and place for the Confirmation Hearing and Plan Status Conference; and it is further

          ORDERED that the provision of notice in accordance with the procedures set forth in this Order shall be deemed good and sufficient notice of the Confirmation Hearing, the Voting Deadline and the Confirmation Objection Deadline; and it is further

          ORDERED that this Court shall, and hereby does, retain jurisdiction with respect to all matters arising from or in relation to the implementation of this Order.

Dated: Fort Worth, Texas
       _______________, 2005


                                        ----------------------------------------
                                        Honorable D. Michael Lynn,
                                        United States Bankruptcy Judge

ORDER (I) APPROVING THE SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MIRANT CORPORATION AND ITS AFFILIATED DEBTORS AND SUMMARY THEREOF; (II) APPROVING FORM OF BALLOTS AND PROPOSED SOLICITATION AND TABULATION PROCEDURES FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN; (III) PRESCRIBING THE FORM AND MANNER OF NOTICE THEREOF; (IV) ESTABLISHING PROCEDURES FOR (A) VOTING IN CONNECTION WITH THE PLAN CONFIRMATION PROCESS AND (B) TEMPORARY ALLOWANCE OF CLAIMS RELATED THERETO; (V) ESTABLISHING DEADLINE FOR FILING OBJECTIONS TO THE SECOND AMENDED CHAPTER 11 PLAN; AND (VI) SCHEDULING A HEARING TO CONSIDER CONFIRMATION OF THE SECOND AMENDED CHAPTER 11 PLAN AND STATUS CONFERENCE RELATED THERETO

                                   EXHIBIT C

                              LIQUIDATION ANALYSIS

                              LIQUIDATION ANALYSIS

A.  INTRODUCTION

     Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired allowed claim or interest either (i) accepts the plan or (ii) receives or retains under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code on the effective date. The first step in meeting this test is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors' assets in the context of a chapter 7 liquidation in which a chapter 7 trustee is appointed and charged with reducing to cash any and all assets of the Debtors. The trustee would be required to either (i) sell the generating assets owned by the Debtors and their non-Debtor affiliates as going-concerns or (ii) shut down the Debtors' businesses, file the non-Debtor operating subsidiaries in affiliated chapter 7 cases and sell the individual assets of the Debtors. In preparing the Liquidation Analysis, the Debtors determined that the greatest value would be realized if the chapter 7 trustee were able to sell the cash-flow positive generating assets on a going-concern basis. Accordingly, this is the assumption employed in preparing the Liquidation Analysis. THERE EXISTS A RISK THAT IF THE DEBTORS WERE TO CONVERT THEIR CASES TO CHAPTER 7, THE TRUSTEE WOULD: (i) BE UNABLE TO LIQUIDATE THE GENERATING ASSETS AS GOING-CONCERNS BECAUSE OF PROVISIONS OF THE BANKRUPTCY CODE WHICH LIMIT THE ABILITY OF A CHAPTER 7 TRUSTEE TO OPERATE, AND THEREFORE LIQUIDATE, THE GENERATING ASSETS AS GOING-CONCERNS; OR
(ii) NOT ELECT TO LIQUIDATE THE GENERATING ASSETS AS GOING-CONCERNS AND WOULD INSTEAD SELL THE INDIVIDUAL ASSETS OF THE DEBTORS.

     The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors' assets, including cash held by the Debtors at the time of the commencement of the hypothetical chapter 7 case. Such amount is reduced by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors' business and the use of chapter 7 for purposes of the hypothetical liquidation. Any remaining net cash would be allocated to creditors and stockholders in strict priority in accordance with section 726 of the Bankruptcy Code.

     As discussed below in the "Key Assumptions -- Corporate and Legal Structure" section, the Debtors have not prepared a liquidation analysis on a Debtor-by-Debtor basis. There are several reasons for this. First, because of the complicated intercompany claims relationships and agreements amongst the Debtors, preparation of a liquidation analysis on a Debtor-by-Debtor basis is impractical and costly. See "Certain Affiliate Transactions -- Material Intercompany Relationships Among the Debtors" and Schedule 5 entitled "Petition Date Net Intercompany Payables." Second, given the complexities involved, the Debtors could not conclude with reasonable certainty that any such Debtor-by-Debtor liquidation analysis would be a fair presentation of such a liquidation. For information regarding the book value of each Debtors' Assets as of the Petition Date, such information is contained in each Debtors' Schedules filed with the Bankruptcy Court.

     A general summary of the assumptions used by the Debtors' management in preparing the Liquidation Analysis follows.

B.  VARIANCE

     Estimating recoveries in any chapter 7 case is an uncertain process due to the number of unknown variables such as business, economic and competitive contingencies beyond the chapter 7 trustee's control. The underlying projections contained in the Liquidation Analysis have not been compiled or examined by independent accountants. The Debtors make no representations regarding the accuracy of the projections or a chapter 7 trustee's ability to achieve forecasted results. Many of the assumptions underlying the projections are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the ultimate financial results. In the event these Chapter 11 Cases are converted to chapter 7, actual results may vary materially from the estimates and projections set forth in the Liquidation Analysis. As such, the Liquidation Analysis is speculative in nature.

C.  KEY ASSUMPTIONS

     (i)  GENERAL ASSUMPTIONS

     Timing: The Debtors cases are converted to chapter 7 liquidations on December 31, 2005.

     Chapter 7 Trustee: One chapter 7 Trustee is appointed to oversee the liquidation of the various Debtor estates. An assumption of multiple chapter 7 Trustees would imply longer delays to distribution, lower recoveries and higher administrative costs.

     Corporate and Legal Structure: The Liquidation Analysis assumes that the chapter 7 trustee would liquidate the Estates on a Debtor Group basis. Absent liquidation by Debtor Group, it is likely that the creditors of the Debtors' estates would engage in costly and contentious litigation (possibly resulting in the appointment of multiple trustees) thereby increasing costs and reducing recoveries.

     (II)  ASSET ASSUMPTIONS

     Cash and Equivalents: Consists of (i) unrestricted cash in banks or operating accounts, (ii) specifically recoverable restricted cash, and (iii) liquid investments with maturities of three months or less. Cash and equivalents are assumed to be fully recoverable.

     Power Assets: Assumes that each of the power producing assets (or equity interests in power producing assets) is sold as a going concern during a three month period. The estimated values realized for such assets reflect, among other things, the following factors:

     - Projected power prices by region

     - Fuel costs, based on fuel types and heat rates for each unit

     - Operating, maintenance and start-up costs

     - Long-term supply and demand fundamentals for power

     - Long-run marginal cost of new power generation

     - Capital expenditure requirements, including environmental expenditures

     - Capital costs

     After a review of the assets and the likely buyers, the Debtors and their advisors concluded that the forced sale of the Debtors' generating portfolio in the compressed timeframe that would likely prevail during a chapter 7 liquidation would result in significant valuation discounts relative to "fair value".

     The estimated liquidation proceeds reflect the practical and pragmatic difficulties of (i) selling a project owned by one Debtor when the existing forward contracts, current employees, and other operating assets are owned by various other Debtors; (ii) the limitations on a chapter 7 trustee of operating the business of the Debtor in a chapter 7 proceeding; (iii) the risk of intervention of regulatory authorities in connection with the operation of a project in a chapter 7 proceeding; and (iv) the "as is" nature of the sale given the chapter 7 trustee's limitation and/or inability to provide representations and warranties as well as indemnification provisions in connection with the sale of a project.

     Trading Assets: As part of their normal business operations, the Debtors maintain a portfolio of energy and commodity trading contracts. These contracts are used to hedge the energy and commodity price exposure of the individual generating assets as well as to generate profits through opportunistic trading. The commencement of a chapter 7 proceeding would likely have a number of negative implications for the value of the Debtors' trading contract portfolio. Among other factors, (i) counterparties would likely seek termination values based upon their own forward curves and price estimates; (ii) many of the contracts are subject to netting agreements under which the Debtors must offset out-of-the-money and in-the-money trading positions; and (iii) counterparties may attempt to offset cash collateral held by the Debtors against the value of the contracts. Accordingly, the estimated value of the trading portfolio in the Liquidation Analysis is based upon a discount to the net book value of the Debtors trading contracts. Implicit in this calculation is an assumption that out-of-the money trading contracts would receive 100% recovery in a hypothetical liquidation as a result of the netting agreements and other factors listed in the forgoing. The Debtors do not believe that modifying this assumption would materially alter the results of the liquidation analysis. In those instances where trading contracts are associated with individual generating assets, the net value of such contracts (if any) is reflected as a component of that asset's value. The Liquidation Analysis does not include any value from optimization trading or opportunistic hedging.

     Proceeds from Letter of Credit Facility: The Liquidation Analysis assumes that certain outstanding pre-petition letters of credit will be drawn by trading counterparties prior to emergence; these draws will increase the amount of the (unsecured) prepetition credit facility claims and will be used by counterparties to offset amounts otherwise due from the Debtors. In a hypothetical liquidation, these letter of credit draws will be used to offset trading obligations owed to counterparties. Because trading liabilities are assumed to receive 100% recovery while prepetition credit facilities are paid at the liquidation recovery percentage, these letter of credit facilities reflect incremental value.

     Other Assets: Intangible assets consist of goodwill, miscellaneous deferred charges, and other miscellaneous assets. While the Debtors and their advisors believe that the Mirant tradename and other intangible assets have value in a chapter 11 reorganization, it is likely that this value would not be realized in a chapter 7 liquidation, and accordingly no value was ascribed to such intangible assets in this analysis.

     (III)  CLAIM ASSUMPTIONS

     Superpriority Claims: During the course of the Chapter 11 Cases, the Debtors have issued letters of credit under a DIP facility. There are no cash borrowings under the DIP facility. In a chapter 7 liquidation, these letters of credit would be drawn by creditors who would otherwise hold Priority claims against the Debtors. In preparing the Liquidation analysis, the Debtors have not distinguished between Superpriority and Priority claims. Because the Debtors are administratively solvent even in a hypothetical chapter 7 liquidation, this assumption does not impact creditor recoveries.

     Administrative and Priority Claims: Administrative and Priority claims consist of (i) priority tax claims, which are based on the tax liabilities recorded on the balance sheets of Mirant and its subsidiaries; and (ii) chapter 7 professionals' fees, which also have a priority rank against prepetition creditors. All post-petition payables of the Debtors relate to generating assets assumed to be sold as going-concerns for the purposes of this analysis, and such payables are assumed to be paid in the ordinary course by the purchaser.

     Secured Claims: In the normal course of business, the Debtors issue cash collateral and letters of credit on behalf of trading counterparties and other constituencies. The analysis assumes that at the outset of the liquidation period, collateralized counterparties draw on letters of credit and/or permanently take possession of cash collateral, in full or partial satisfaction of their claims against the Debtors. As a result, the trading liabilities contained in this analysis as Third-Party Unsecured Claims reflect only uncollateralized claims, net of L/C draws and cash collateral.

     Guaranteed Claims: Certain creditors of Mirant Debtors hold guaranty claims against Mirant. Consistent with the formation of Debtor Groups pursuant to Section 2.1 of the Plan, such creditors receive one claim against Mirant rather than multiple claims against multiple entities. Accordingly, guarantee claims are reflected within Third-Party Unsecured Claims.

     Third-Party Unsecured Claims: Third-Party unsecured claims are comprised of the following principle components:

     - Unsecured bank debt

     - Unsecured capital markets debt

     - Third-party accounts payable

     - Trading-related claims

     - Contract rejection claims

     - Intercompany claims

     - Obligations under equipment lease financings

     - Obligations under plant and property lease financings

     - Guarantee Claims

     The analysis assumes that certain collateralized claimants draw on letters of credit at the outset of the liquidation period. Such draws on letters of credit effectively increase the total unsecured bank debt claims and decrease other unsecured claims in the amount of the drawn letters of credit. The Subordinated Notes are reflected as Third-Party Unsecured Claims.

     PEPCO PPA Liability:(1) The Liquidation Analysis assumes that MAEM would be subject to an unsecured claim in connection with its alleged obligations under the Back-to-Back agreement.

     (IV)  INTERCOMPANY RELATIONSHIPS

     Pari Passu Treatment of Intercompany Claims: Unsecured intercompany claims against Mirant and its affiliates have been treated pari passu with third party claims. Intercompany claims are classified as either postpetition or prepetition depending on the nature of the claim. Postpetition intercompany claims receive priority status and thus rank ahead of prepetition third party and intercompany unsecured claims. There can be no assurances that creditors would not seek to subordinate intercompany claims.

     Netting of Intercompany Claims: Unless otherwise noted, prepetition intercompany claims between Debtor entities that are treated as comprising a single estate pursuant to Section 2.1 of the Plan have been netted for purposes of calculating recoveries (i.e., there are no intercompany claims within the Mirant Debtor Group and the MAG Debtor Group). However, there exist intercompany claims between Mirant and MAG. Such claims have not been netted, with the result that Mirant Corp owes MAG $487,000,000 in prepetition claims and $67,000,000 in postpetition claims. MAG owes Mirant Corp $135,000,000 in prepetition claims and $72,000,000 in postpetition claims.

     (v)  CHAPTER 7 FEES AND EXPENSES

     Corporate Overhead: In order to maximize collections on remaining assets, minimize the amount of asserted claims and generally ensure an orderly liquidation, substantial ongoing personnel would be required at both Mirant and MAEM. Accordingly, wind-down costs consist of the regularly occurring general and administrative costs required to operate the wound-down entities. It is assumed that Mirant headcount would be reduced to zero from the current levels over a two year period and that MAEM headcount would require approximately twelve months. The costs associated with this corporate overhead reduce value available to creditors.

     Chapter 7 Trustee Fees: Trustee fees are calculated based on the statutory escalating scale set forth in the section 326 of the Bankruptcy Code, which provides for fees equal to 25.0% of the first $5,000 of proceeds, 10.0% of the next $45,000 of proceeds, 5.0% of the next $950,000 of proceeds, and 3.0% for all proceeds in excess of $1,000,000. It is also assumed that the liquidation of the generating assets would require the retention of outside legal and investment banking firms generating fees estimated at 2.0% of sales proceeds. Therefore, total trustee fees used in the Liquidation Analysis were 5% of sales proceeds.

---------------

(1) Pepco and SMECO requested modifications to the following section that the Debtors find objectionable. For the full text of Pepco's and SMECO's alternative language, see Exhibit E.

D. COMPARISON OF CREDITOR RECOVERIES UNDER THE PLAN TO A HYPOTHETICAL CHAPTER 7 LIQUIDATION

MIRANT DEBTORS

                                                                  RECOVERY
                                                               IN LIQUIDATION
                                                               --------------
Mirant Debtor Class 1 -- Priority Claims....................       100.0%
Mirant Debtor Class 2 -- Secured Claims.....................       100.0%
Mirant Debtor Class 3 -- Unsecured Claims...................        37.2%
Mirant Debtor Class 4 -- Convenience Claims.................        37.2%
Mirant Debtor Class 5 -- Equity Claims......................           0%

MAG DEBTORS

                                                                  RECOVERY
                                                               IN LIQUIDATION
                                                               --------------
MAG Debtor Class 1 -- Priority Claims.......................       100.0%
MAG Debtor Class 2 -- Secured Claims........................       100.0%
MAG Debtor Class 3 -- New York Taxing Authorities Secured
  Claims....................................................         N/A
MAG Debtor Class 4 -- PG&E/RMR Claims.......................       100.0%
MAG Debtor Class 5 -- Unsecured Claims......................        38.4%
MAG Debtor Class 6 -- MAG Long-term Note Claims.............        38.4%
MAG Debtor Class 7 -- Convenience Claims....................        38.4%
MAG Debtor Class 8 -- Equity Claims.........................           0%

                          LIQUIDATION ANALYSIS SUMMARY

MIRANT DEBTORS

CLAIM                                                         AMOUNT   VALUE    RECOVERY
-----                                                         ------   ------   --------
                                                                   ($ IN MILLIONS)
Secured Claims..............................................  $   13   $   13    100.0%
                                                              ------   ------   --------
  Total Secured Claims......................................      13       13    100.0%
                                                              ------   ------
Administrative Claims.......................................      33       33    100.0%
                                                              ------   ------   --------
  Total Administrative Claims...............................      33       33    100.0%
                                                              ------   ------
Third-Party Priority Claims.................................       9        9    100.0%
Postpetition Intercompany Claims............................      67       67    100.0%
                                                              ------   ------   --------
  Total Priority Claims.....................................      76       76    100.0%
                                                              ------   ------
Third-Party Unsecured Claims................................   6,374    2,369     37.2%
Prepetition Intercompany Claims.............................     487      181     37.2%
                                                              ------   ------   --------
  Total Unsecured Claims....................................   6,862    2,550     37.2%
                                                              ------   ------
Total.......................................................  $6,983   $2,672
                                                              ======   ======

MAG DEBTORS

CLAIM                                                         AMOUNT   VALUE    RECOVERY
-----                                                         ------   ------   --------
Secured Claims..............................................  $   40   $   40    100.0%
                                                              ------   ------   --------
  Total Secured Claims......................................      40       40    100.0%
Administrative Claims.......................................       5        5    100.0%
                                                              ------   ------   --------
  Total Administrative Claims...............................       5        5    100.0%
Third-Party Priority Claims.................................       6        6    100.0%
Postpetition Intercompany Claims............................      72       72    100.0%
                                                              ------   ------   --------
  Total Priority Claims.....................................      78       78    100.0%
Third-Party Unsecured Claims................................   3,655    1,402     38.4%
Prepetition Intercompany Claims.............................     135       52     38.5%
                                                              ------   ------   --------
  Total Priority Claims.....................................   3,790    1,454     38.4%
                                                              ------   ------
Total.......................................................  $3,912   $1,577
                                                              ======   ======

E.  CONCLUSIONS

     The Debtors have determined that confirmation of the plan would provide each holder of claims or interests with a recovery that is not less than such holder would receive pursuant to a liquidation of the Debtors under chapter 7 of the bankruptcy code.

     Moreover, the Debtors believe that the value of the distributions from the liquidation proceeds to each class of allowed claims in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that a distribution of the proceeds of the liquidation could be delayed for one year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 cases, the delay could be further prolonged and administrative expenses further increased. THE EFFECTS OF THIS DELAY ON THE VALUE OF DISTRIBUTIONS UNDER THE HYPOTHETICAL LIQUIDATION HAVE NOT BEEN CONSIDERED.

     THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operation uncertainties and contingencies beyond the control of the Debtors or a chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtors' assets will result in the proceeds that would be realized were the Debtors to undergo an actual liquidation. The actual amounts of allowed claims against the Debtors could vary significantly from the Debtors' estimate, depending on the claims asserted during the pendency of the chapter 7 case. This Liquidation Analysis does not include liabilities that may arise as a result of potential litigation, certain new tax assessments or other potential claims. This Liquidation Analysis also does not include potential recoveries from avoidance actions. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein.

                                   EXHIBIT D

                                  PROJECTIONS

THE PROJECTIONS, AS SET FORTH HEREIN IN EXHIBIT D, WERE PREPARED IN CONNECTION WITH THE PREPARATION AND FILING OF THE DEBTORS' FIRST AMENDED DISCLOSURE STATEMENT. SINCE THE PROJECTIONS WERE PREPARED, ACTUAL RESULTS HAVE BEEN REALIZED AND NEW INFORMATION HAS BECOME AVAILABLE TO THE DEBTORS, INCLUDING UPDATED CASH FLOW FORECASTS AND ADDITIONAL INFORMATION DEVELOPED AND IDENTIFIED SUBSEQUENT TO THE DEVELOPMENT OF THE PROJECTIONS THAT VARY MATERIALLY FROM THE PROJECTIONS. THE READER IS REFERRED TO "FINANCIAL PROJECTIONS AND ASSUMPTIONS" IN THE DISCLOSURE STATEMENT FOR A DISCUSSION OF CERTAIN ASSUMPTIONS AND QUALIFICATIONS UNDERLYING THE PROJECTIONS AND CERTAIN SUBSEQUENTLY IDENTIFIED VARIANCES TO THE PROJECTIONS ALL OF WHICH ARE INCORPORATED HEREIN BY REFERENCE IN THEIR ENTIRETY.

THE PROJECTIONS UTILIZE THE PRELIMINARY VALUATION PREPARED BY THE BLACKSTONE GROUP SOLELY IN CONNECTION WITH THE FILING OF THE FIRST AMENDED DISCLOSURE STATEMENT. ABSENT A STIPULATED OR BANKRUPTCY COURT DETERMINED ENTERPRISE VALUE OF THE DEBTORS, THE DEBTORS INTEND TO IDENTIFY AN ENTERPRISE VALUE FOR PURPOSES OF "FRESH START" ACCOUNTING UTILIZING MARKET DATA, INCLUDING THE TRADING PRICES OF THE SECURITIES OF THE DEBTORS THAT MAY DIFFER MATERIALLY FROM THE VALUATION ASSUMED IN THE PROJECTIONS.

                              CONSOLIDATED MIRANT

                                 BALANCE SHEET

                                                 DEC-05      DEC-06      DEC-07      DEC-08      DEC-09      DEC-10      DEC-11
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                 ($ IN MILLIONS)
                                                             ASSETS
  Cash and Short-term Cash Investments........  $ 1,008.9   $ 1,301.3   $ 1,530.0   $ 1,749.9   $ 2,153.9   $ 2,583.9   $ 3,156.5
  Funds on Deposit............................      235.3       215.1       197.5       183.3       168.2       155.7       139.1
  Receivables, Less Provision for
    Uncollectibles............................    1,268.8     1,259.9     1,237.3     1,249.8     1,265.0     1,277.4     1,272.5
  Price Risk Management Assets -- Current.....      156.2       153.9       156.6       158.4       150.6       149.7       153.9
  Other Current Assets........................    1,455.9     1,364.2     1,253.0     1,141.4       975.0       756.3       700.1
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
  TOTAL CURRENT ASSETS........................  $ 4,125.0   $ 4,294.4   $ 4,374.5   $ 4,482.9   $ 4,712.7   $ 4,923.1   $ 5,422.2
  PROPERTY, PLANT AND EQUIPMENT, NET..........  $ 5,885.6   $ 5,859.7   $ 5,909.2   $ 5,945.3   $ 5,777.1   $ 5,782.6   $ 5,669.8
  Goodwill, Net...............................  $     1.5   $     1.5   $     1.5   $     1.5   $     1.5   $     1.5   $     1.5
  Other Intang. Assets, Net...................         --          --          --          --          --          --          --
  Reorg. Value in Excess of Book..............         --          --          --          --          --          --          --
  Investments.................................      261.3       268.8       285.9       303.2       310.1       318.7       324.9
  Notes and Other Receivables, Net............      318.7       261.5       223.0       216.9       210.8       204.8       164.4
  Price Risk Management Assets................      107.1        96.1        87.0        77.8        69.2        69.2        69.2
  Other Non-Current Assets....................      (89.3)      136.7       346.5       569.0       909.9     1,210.9     1,331.8
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
  TOTAL NON-CURRENT ASSETS....................  $   599.3   $   764.6   $   943.9   $ 1,168.3   $ 1,501.5   $ 1,805.0   $ 1,891.7
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
TOTAL ASSETS..................................  $10,609.9   $10,918.7   $11,227.6   $11,596.6   $11,991.3   $12,510.7   $12,983.7
                                                =========   =========   =========   =========   =========   =========   =========

                                                           LIABILITIES
  Accounts Payable............................  $   469.2   $   477.2   $   486.4   $   507.4   $   507.9   $   529.3   $   509.2
  Short Term Debt.............................       19.2        19.2        19.3        10.0        10.0        10.0        10.0
  Current Portion of Long-term Debt...........      388.5       144.7       103.4       103.8       117.7       174.5        75.9
  Price Risk Management
    Liabilities -- Current....................      144.3       139.5       139.5       139.5       139.5       139.5       139.5
  Transition Power Agreements and Other
    Obligations -- Current....................        4.8         0.5          --          --          --          --          --
  Other Current Liabilities...................      107.4       107.1       103.5        96.7        92.2        87.8        86.0
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
  TOTAL CURRENT LIABILITIES...................  $ 1,133.2   $   888.2   $   852.1   $   857.4   $   867.3   $   941.1   $   820.6
  Notes Payable and Long-term Debt............  $   826.7   $   921.9   $   867.1   $   791.2   $   728.8   $   600.9   $   580.8
  New Credit Facilities.......................         --          --          --          --          --          --          --
  New Notes to Impaired Debt..................    1,322.5     1,322.5     1,322.5     1,322.5     1,322.5     1,322.5     1,322.5
  Reinstated Debt.............................    1,700.0     1,700.0     1,700.0     1,700.0     1,700.0     1,700.0     1,700.0
  Long-term Accounts Payable..................         --          --          --          --          --          --          --
  Price Risk Management Liabilities...........       94.0        94.0        94.0        94.0        94.0        94.0        94.0
  Transition Power Agreements and Other
    Obligations...............................        0.5          --          --          --          --          --          --
  Other Non-current Liabilities...............    1,216.9     1,376.3     1,479.2     1,599.3     1,684.9     1,771.3     1,853.1
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
  TOTAL NON-CURRENT LIABILITIES...............  $ 5,160.5   $ 5,414.7   $ 5,462.7   $ 5,507.0   $ 5,530.2   $ 5,488.6   $ 5,550.4
  LIABILITIES SUBJECT TO COMPROMISE...........         --          --          --          --          --          --          --
  MINORITY INTEREST...........................      118.5       133.6       148.6       161.8       175.5       187.6       197.8
  PREFERRED STOCK.............................         --          --          --          --          --          --          --
  STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY................    4,197.6     4,482.2     4,764.2     5,070.4     5,418.4     5,893.4     6,415.0
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
TOTAL LIABILITIES PLUS SHAREHOLDER EQUITY.....  $10,609.9   $10,918.7   $11,227.6   $11,596.6   $11,991.3   $12,510.7   $12,983.7
                                                =========   =========   =========   =========   =========   =========   =========

                              CONSOLIDATED MIRANT

                                INCOME STATEMENT

                                                       JUL-DEC
                                                         2005       2006       2007       2008       2009       2010       2011
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
TOTAL REVENUES.......................................  $1,837.0   $3,445.2   $3,389.3   $3,637.6   $3,919.5   $4,111.1   $4,217.9
COST OF FUEL, ELECTRICITY & OTHER PRODUCTS...........     797.3    1,424.0    1,395.1    1,576.9    1,640.9    1,761.5    1,756.9
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL GROSS MARGIN...................................  $1,039.7   $2,021.2   $1,994.2   $2,060.8   $2,278.6   $2,349.6   $2,460.9
                                                       --------   --------   --------   --------   --------   --------   --------
OPERATING EXPENSES
  Labor..............................................  $  153.4   $  301.9   $  305.3   $  307.3   $  307.6   $  314.3   $  321.1
  O&M................................................     119.3      245.4      246.7      261.1      247.0      268.9      280.6
  Lease Expense......................................      50.7       96.5       96.5       96.5       96.5       96.5       96.5
  SG&A...............................................      70.5      125.2      126.6      130.2      131.3      134.8      137.4
  Property tax.......................................      42.0       82.9       81.9       81.5       80.3       81.4       82.4
  Insurance..........................................      24.9       50.4       50.0       50.6       51.7       53.4       53.5
  Restructuring Costs................................       4.0        2.0        1.5        3.0         --         --         --
  Depreciation & Amortization........................     155.2      310.1      295.4      303.0      303.0      311.4      322.8
  (Gain) Loss On Sales of Assets.....................        --         --         --         --      161.0         --         --
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL OPERATING EXPENSES.............................  $  619.9   $1,214.3   $1,203.8   $1,233.1   $1,378.5   $1,260.6   $1,294.4
                                                       --------   --------   --------   --------   --------   --------   --------
OPERATING INCOME.....................................  $  419.8   $  806.9   $  790.4   $  827.7   $  900.1   $1,089.0   $1,166.5
                                                       --------   --------   --------   --------   --------   --------   --------
OTHER INCOME/(EXPENSE), NET
    Interest Expense.................................  $ (185.8)  $ (357.6)  $ (346.3)  $ (351.6)  $ (344.0)  $ (334.7)  $ (338.7)
    Interest Income..................................       7.0       17.5       19.1       22.4       25.9       31.8       37.2
    Equity Income....................................      15.1       27.5       30.1       30.0       32.2       35.8       37.6
    Minority Interest................................     (15.8)     (24.6)     (26.5)     (30.3)     (31.5)     (31.6)     (35.3)
    Miscellaneous Income/(Expense)...................       0.4        4.6        3.1       12.1        1.6        1.3        2.0
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL OTHER INCOME/(EXPENSE), NET....................  $ (179.1)  $ (332.7)  $ (320.5)  $ (317.4)  $ (315.8)  $ (297.4)  $ (297.3)
INCOME/(LOSS) FROM CONTINUING OPERATIONS BEFORE
  REORGANIZATION ITEMS AND INCOME TAXES..............  $  240.8   $  474.2   $  469.9   $  510.2   $  584.3   $  791.6   $  869.2
REORGANIZATION ITEMS, NET............................        --         --         --         --         --         --         --
PROVISION/(BENEFIT) FOR INCOME TAXES.................      96.3      189.7      188.0      204.1      233.7      316.6      347.7
                                                       --------   --------   --------   --------   --------   --------   --------
NET INCOME/(LOSS)....................................  $  144.5   $  284.5   $  281.9   $  306.1   $  350.6   $  475.0   $  521.5
                                                       ========   ========   ========   ========   ========   ========   ========

                              CONSOLIDATED MIRANT

                              CASH FLOW STATEMENT

                                                       JUL-DEC
                                                         2005       2006       2007       2008       2009       2010       2011
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income.........................................  $  144.5   $  284.5   $  281.9   $  306.1   $  350.6   $  475.0   $  521.5
  Adjustments to reconcile net (loss) income to net
    cash
    Equity in Income from Affiliates.................  $  (15.0)  $  (27.4)  $  (29.9)  $  (29.8)  $  (32.1)  $  (35.7)  $  (37.4)
    Dividends received from Equity investments.......      10.4       19.4       17.3       18.1       24.6       26.5       30.6
    Impairment Losses and Restructuring Charges......        --         --         --         --         --         --         --
    Gain on sales of assets and investments..........        --         --         --         --      161.0         --         --
    Depreciation & Amortization......................     157.5      309.2      295.6      303.8      303.8      312.2      323.7
    Non-Cash Charges for Reorganization items........        --         --         --         --         --         --         --
    Price Risk Management Activities, Net............     (13.3)       8.5        6.3        7.4       16.5        0.9       (4.2)
    Obligations Under Energy Delivery, (Net).........      (2.4)      (4.8)      (0.5)        --         --         --         --
    Deferred Taxes...................................      44.2       14.8       (5.8)       1.3      (65.2)      52.9       57.2
    Minority Interest................................      15.8       24.6       26.5       30.3       31.5       31.6       35.3
    Interest Rate Hedging Losses.....................        --         --         --         --         --         --         --
    Other, (Net).....................................     (25.6)       0.9        1.2       (8.1)       1.1        1.3        1.5
    Changes in Operating Assets & Liabilities........        --         --         --         --         --         --         --
      Receivables, Net...............................      (7.4)      (7.9)      (4.6)     (17.9)     (15.1)     (10.3)       6.8
      Other Current Assets...........................      24.6        2.3        0.9      (13.9)     (32.4)     (30.2)     (23.4)
      Accounts Payables and Accrued Liabilities......      44.3       41.0       50.9       47.5       27.4       14.4      (24.9)
      Taxes Accrued..................................      (1.0)       0.8        3.6        0.7        0.1       (0.2)      (1.0)
      Other Liabilities..............................        --         --         --         --         --         --         --
                                                       --------   --------   --------   --------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY OPERATING
  ACTIVITIES.........................................  $  376.6   $  665.9   $  643.5   $  645.5   $  771.9   $  838.4   $  885.7
                                                       --------   --------   --------   --------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Expenditures...............................  $ (117.7)  $ (289.0)  $ (341.1)  $ (331.5)  $ (307.3)  $ (322.5)  $ (206.8)
  Cash Pd for Acquisitions...........................     (72.2)        --         --         --         --         --         --
  Issuance of Notes Receivable.......................        --         --         --         --         --         --         --
  Repayments on Notes Receivable.....................      (0.0)       0.0         --         --        0.0         --         --
  Proceeds from the Sale of Assets...................      35.0         --         --         --         --         --         --
  Proceeds from the Sale of Minority-owned
    Investments......................................        --         --         --         --         --         --         --
  Other Investing....................................      (0.0)       0.4       (4.7)      (5.7)       0.4        0.3        0.4
                                                       --------   --------   --------   --------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY INVESTING
  ACTIVITIES.........................................  $ (154.9)  $ (288.7)  $ (345.8)  $ (337.3)  $ (306.9)  $ (322.2)  $ (206.4)
                                                       --------   --------   --------   --------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Iss. of Stock......................................  $   (0.0)  $    0.0   $     --   $   (0.0)  $     --   $    0.0   $   (0.0)
  Capital Contribution...............................       0.0        0.0       (0.0)       0.0        0.0       (0.0)      (0.0)
  Capital Contribution from Minority Interest........      (1.2)      (4.9)      (1.4)      (7.7)     (13.6)     (15.0)     (12.7)
  Ret. of Capital to Parent..........................       0.0        0.0        0.0       (0.0)       0.0       (0.0)      (0.0)
  Payment of Dividends...............................      (0.0)      (0.0)      (0.0)      (0.0)      (0.0)       0.0        0.0
  Payment of Dividends to Minority Interest..........      (4.9)      (4.5)     (10.0)      (9.4)      (4.3)      (4.4)     (12.4)
  Issuance of Short Term Debt, Net...................      10.0        0.0         --         --       (0.0)        --         --
  Proceeds from Issuance of Long-term Debt...........      21.6      252.1       57.2       36.8       66.0       56.5       71.4
  Proceeds from Issuance of Preferred Securities.....        --         --         --         --         --         --         --
  Repayment of Long-term Debt........................    (104.9)    (400.3)    (153.8)    (113.5)    (114.9)    (129.0)    (191.6)
  Change in Debt Service Reserve Fund................      19.1       74.9       39.3        5.7        5.7        5.7       40.6
  Other Financing....................................        --       (2.0)      (0.2)      (0.3)        --         --       (2.0)
                                                       --------   --------   --------   --------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY FINANCING
  ACTIVITIES.........................................  $  (60.2)  $  (84.7)  $  (69.0)  $  (88.3)  $  (61.1)  $  (86.2)  $ (106.7)
                                                       --------   --------   --------   --------   --------   --------   --------
NET INC./(DEC.) IN CASH AND CASH EQUIVALENTS.........  $  161.5   $  292.4   $  228.7   $  219.9   $  404.0   $  430.0   $  572.5
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.......     847.4    1,008.9    1,301.3    1,530.0    1,749.9    2,153.9    2,583.9
CASH AND CASH EQUIVALENTS, END OF PERIOD.............  $1,008.9   $1,301.3   $1,530.0   $1,749.9   $2,153.9   $2,583.9   $3,156.5

                                      MAG

                                 BALANCE SHEET

                                                        DEC-05     DEC-06     DEC-07     DEC-08     DEC-09     DEC-10     DEC-11
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
                                                             ASSETS
  Cash and Short-term Cash Investments...............  $  221.3   $  314.0   $  265.0   $  222.2   $  459.6   $  898.0   $1,212.7
  Funds on Deposit...................................     144.3      134.8      133.6      133.2      133.2      133.2      133.4
  Receivables, Less Provision for Uncollectibles.....     882.7      889.3      893.8      915.3      939.0      955.6      940.3
  Price Risk Management Assets -- Current............     158.6      156.3      159.1      160.9      153.0      152.2      156.4
  Other Current Assets...............................     411.1      417.9      424.5      434.2      438.7      438.1      440.4
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL CURRENT ASSETS...............................  $1,818.1   $1,912.3   $1,876.0   $1,865.8   $2,123.5   $2,577.0   $2,883.1
  PROPERTY, PLANT AND EQUIPMENT, NET.................  $2,853.9   $2,866.6   $2,946.0   $3,016.4   $2,879.3   $2,905.2   $2,895.1
  Goodwill, Net......................................  $     --   $     --   $     --   $     --   $     --   $     --   $     --
  Other Intang. Assets, Net..........................        --         --         --         --         --         --         --
  Reorg. Value in Excess of Book.....................      20.7       20.7       20.7       20.7       20.7       20.7       20.7
  Investments........................................       5.7        5.7        5.7        5.7        5.7        5.7        5.7
  Notes and Other Receivables, Net...................      30.0       30.0       30.0       30.0       30.0       30.0       30.0
  Price Risk Management Assets.......................     107.9       96.9       87.8       78.6       69.9       69.9       69.9
  Other Non-Current Assets...........................     201.4      208.1      221.0      243.5      282.2      331.7      370.5
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL NON-CURRENT ASSETS...........................  $  365.7   $  361.3   $  365.2   $  378.5   $  408.5   $  458.0   $  496.8
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL ASSETS.........................................  $5,037.7   $5,140.2   $5,187.1   $5,260.7   $5,411.3   $5,940.2   $6,275.0
                                                       ========   ========   ========   ========   ========   ========   ========

                                                           LIABILITIES
  Accounts Payable...................................  $  356.6   $  354.6   $  345.7   $  363.1   $  358.0   $  367.6   $  342.1
  Short Term Debt....................................       0.0        0.0        0.0        0.0        0.0        0.0        0.0
  Current Portion of Long-term Debt..................       2.9        3.1        3.4        3.6        3.9        4.1        8.5
  Price Risk Management Liabilities -- Current.......     144.5      136.7      136.7      136.7      136.7      136.7      136.7
  Transition Power Agreements and Other
    Obligations -- Current...........................        --         --         --         --         --         --         --
  Other Current Liabilities..........................     102.5      115.9      117.1      122.7      139.3      164.1      187.1
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL CURRENT LIABILITIES..........................  $  606.6   $  610.3   $  602.8   $  626.1   $  637.8   $  672.6   $  674.3
  Notes Payable and Long-term Debt...................  $   55.1   $   53.1   $   50.9   $   47.6   $   43.0   $   39.0   $   30.5
  New Credit Facilities..............................        --         --         --         --         --         --         --
  New Notes to Impaired Debt.........................   1,322.5    1,322.5    1,322.5    1,322.5    1,322.5    1,322.5    1,322.5
  Reinstated Debt....................................   1,700.0    1,700.0    1,700.0    1,700.0    1,700.0    1,700.0    1,700.0
  Long-term Accounts Payable.........................       0.0        0.0        0.0        0.0        0.0        0.0        0.0
  Price Risk Management Liabilities..................     100.0      100.0      100.0      100.0      100.0      100.0      100.0
  Transition Power Agreements and Other
    Obligations......................................        --         --         --         --         --         --         --
  Other Non-current Liabilities......................     200.8      208.4      219.1      229.8      242.5      256.5      270.6
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL NON-CURRENT LIABILITIES......................  $3,378.4   $3,384.1   $3,392.5   $3,399.9   $3,408.0   $3,418.0   $3,423.6
  LIABILITIES SUBJECT TO COMPROMISE..................        --         --         --         --         --         --         --
  MINORITY INTEREST..................................        --         --        0.0        0.0         --        0.0         --
  PREFERRED STOCK....................................     384.5      384.5      384.5      384.5      384.5      384.5      384.5
  STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY.......................     668.2      761.4      807.4      850.3      981.1    1,465.2    1,792.6
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL LIABILITIES PLUS SHAREHOLDER EQUITY............  $5,037.7   $5,140.2   $5,187.2   $5,260.7   $5,411.3   $5,940.3   $6,275.0
                                                       ========   ========   ========   ========   ========   ========   ========

                                      MAG

                                INCOME STATEMENT

                                                       JUL-DEC
                                                         2005       2006       2007       2008       2009       2010       2011
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
  TOTAL REVENUES.....................................  $1,204.6   $2,157.2   $2,019.6   $2,192.8   $2,432.1   $2,588.7   $2,621.9
  COST OF FUEL, ELECTRICITY & OTHER PRODUCTS.........     630.7    1,076.9    1,007.4    1,198.6    1,256.1    1,354.6    1,349.7
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL GROSS MARGIN.................................  $  573.9   $1,080.3   $1,012.1   $  994.2   $1,176.0   $1,234.1   $1,272.2
                                                       --------   --------   --------   --------   --------   --------   --------
  OPERATING EXPENSES
    Labor............................................  $   83.7   $  166.4   $  164.0   $  160.9   $  158.0   $  159.3   $  160.9
    O&M..............................................      48.1      112.3      116.3      115.8       98.5      113.4      106.5
    Lease Expense....................................      50.7       96.5       96.5       96.5       96.5       96.5       96.5
    SG&A.............................................       5.7       11.4       11.4       11.5       11.3       11.7       11.6
    Property tax.....................................      36.9       73.5       71.9       70.7       68.8       69.4       70.2
    Insurance........................................       8.0       16.5       16.6       16.6       16.8       17.4       18.0
    Restructuring Costs..............................       0.5        1.0        1.5        3.0         --         --         --
    Overhead.........................................      69.6      116.8      105.6       99.7       99.6      100.8      100.9
    Depreciation & Amortization......................      63.5      122.7      117.8      126.1      123.0      129.2      136.5
    (Gain) Loss On Sales of Assets...................        --         --         --         --      161.0         --         --
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL OPERATING EXPENSES...........................  $  366.6   $  717.1   $  701.6   $  700.9   $  833.6   $  697.6   $  701.3
                                                       --------   --------   --------   --------   --------   --------   --------
  OPERATING INCOME...................................  $  207.3   $  363.2   $  310.6   $  293.4   $  342.4   $  536.5   $  570.9
                                                       --------   --------   --------   --------   --------   --------   --------
  OTHER INCOME/(EXPENSE), NET
    Interest Expense.................................  $ (138.7)  $ (276.7)  $ (275.7)  $ (275.5)  $ (275.1)  $ (274.8)  $ (274.5)
    Interest Income..................................       1.4        3.2        3.1        2.7        3.5        7.1       11.1
    Equity Income....................................       0.0        0.0        0.0        0.0        0.0        0.0        0.0
    Minority Interest................................        --         --         --         --         --         --         --
    Miscellaneous Income/(Expense)...................       0.1        0.2        0.2        0.2        0.2        0.2        0.2
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL OTHER INCOME/(EXPENSE), NET..................  $ (137.2)  $ (273.4)  $ (272.4)  $ (272.6)  $ (271.4)  $ (267.5)  $ (263.2)
  INCOME/(LOSS) FROM CONTINUING OPERATIONS BEFORE
    REORGANIZATION ITEMS AND INCOME TAXES............  $   70.0   $   89.9   $   38.1   $   20.8   $   71.0   $  269.0   $  307.7
  REORGANIZATION ITEMS, NET..........................        --         --         --         --         --         --         --
  PROVISION/(BENEFIT) FOR INCOME TAXES...............      (6.9)      (3.4)      (2.8)       8.9       20.2       29.9       30.3
                                                       --------   --------   --------   --------   --------   --------   --------
  NET INCOME/(LOSS)..................................  $   76.9   $   93.2   $   41.0   $   11.9   $   50.8   $  239.1   $  277.4
  PREFERRED DIVIDEND.................................        --         --         --         --         --         --         --
                                                       --------   --------   --------   --------   --------   --------   --------
  NET INCOME/(LOSS) TO COMMON........................  $   76.9   $   93.2   $   41.0   $   11.9   $   50.8   $  239.1   $  277.4
                                                       ========   ========   ========   ========   ========   ========   ========

                                      MAG

                              CASH FLOW STATEMENT

                                                             JUL-DEC
                                                              2005      2006      2007      2008      2009      2010       2011
                                                             -------   -------   -------   -------   -------   -------   --------
                                                                                       ($ IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income...............................................  $ 76.9    $  93.2   $  41.0   $  11.9   $  50.8   $ 239.1   $  277.4
  Adjustments to reconcile net (loss) income to net cash
    Equity in Income from Affiliates.......................  $ (0.0)   $  (0.0)  $  (0.0)  $  (0.0)  $  (0.0)  $  (0.0)  $   (0.0)
    Dividends received from Equity investments.............     0.0        0.0       0.0       0.0       0.0       0.0        0.0
    Impairment Losses and Restructuring Charges............      --         --        --        --        --        --         --
    Gain on sales of assets and investments................      --         --        --        --     161.0        --         --
    Depreciation & Amortization............................    63.5      122.7     117.8     126.1     123.0     129.2      136.5
    Non-Cash Charges for Reorganization items..............      --         --        --        --        --        --         --
    Price Risk Management Activities, Net..................   (14.5)       5.4       6.3       7.4      16.5       0.9       (4.2)
    Obligations Under Energy Delivery, (Net)...............      --         --        --        --        --        --         --
    Deferred Taxes.........................................    (0.0)      (0.0)      0.0       0.0       0.0       0.1        2.7
    Other, (Net)...........................................     0.5        1.0       1.0       1.1       1.1       1.2        1.3
    Changes in Operating Assets & Liabilities
      Receivables, Net.....................................   (23.4)     (22.6)     (5.8)    (21.8)    (30.9)    (16.5)      15.6
      Other Current Assets.................................     2.1       (1.0)    (15.7)    (27.9)    (46.9)    (43.0)     (39.1)
      Accounts Payables and Accrued Liabilities............    29.3       31.6      (4.0)     33.4      36.0      43.9        8.8
      Taxes Accrued........................................   (16.0)       0.1       0.1       0.1       0.2       0.2        0.5
      Other Liabilities....................................      --         --        --        --        --        --         --
                                                             ------    -------   -------   -------   -------   -------   --------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES........  $118.3    $ 230.4   $ 140.8   $ 130.3   $ 310.8   $ 355.0   $  399.5
                                                             ------    -------   -------   -------   -------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Expenditures.....................................  $(50.7)   $(135.0)  $(191.8)  $(199.9)  $(152.9)  $(156.6)  $ (129.5)
  Repayments on Notes Receivable...........................      --         --        --        --       0.0        --         --
  Proceeds from the Sale of Assets.........................      --         --        --        --       0.0        --         --
  Proceeds from the Sale of Minority-owned Investments.....      --         --        --        --        --        --         --
  Other Investing..........................................    (0.0)      (0.0)     (0.0)      0.0      (0.0)     (0.0)      (0.0)
                                                             ------    -------   -------   -------   -------   -------   --------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES........  $(50.7)   $(135.0)  $(191.8)  $(199.9)  $(152.9)  $(156.6)  $ (129.5)
                                                             ------    -------   -------   -------   -------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Iss. of Stock............................................  $   --    $    --   $    --   $    --   $    --   $    --   $     --
  Capital Contribution.....................................      --         --        --        --        --        --         --
  Capital Contribution from Minority Interest..............     0.0         --        --        --        --        --         --
  Payment of Dividends.....................................    (0.0)      (0.0)     (0.0)     (0.0)     (0.0)     (0.0)      (0.0)
  Payment of Dividends to Minority Interest................    (0.0)        --       0.0        --        --        --         --
  Issuance of Short Term Debt, Net.........................      --         --        --        --      (0.0)       --         --
  Proceeds from Issuance of Long-term Debt.................     0.5        0.9       0.2       0.2       0.3       0.3        4.4
  Proceeds from Issuance of Preferred Securities...........      --         --        --        --        --        --         --
  Repayment of Long-term Debt..............................    (1.8)      (3.8)     (3.3)     (4.4)     (4.8)     (5.2)      (9.7)
  Change in Debt Service Reserve Fund......................      --         --        --        --        --        --         --
  Other Financing..........................................      --         --        --        --        --        --         --
  CapEx Credit Support from Mirant Corp....................      --         --       5.0      31.0      84.0      95.0       50.0
  Other Credit Support from Mirant Corp....................      --         --        --        --        --     150.0         --
                                                             ------    -------   -------   -------   -------   -------   --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES........  $ (1.3)   $  (2.8)  $   1.9   $  26.9   $  79.5   $ 240.1   $   44.6
                                                             ------    -------   -------   -------   -------   -------   --------
NET INC./(DEC.) IN CASH AND CASH EQUIVALENTS...............  $ 66.2    $  92.7   $ (49.0)  $ (42.8)  $ 237.4   $ 438.5   $  314.6
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............   155.1      221.3     314.0     265.0     222.2     459.6      898.0
CASH AND CASH EQUIVALENTS, END OF PERIOD...................  $221.3    $ 314.0   $ 265.0   $ 222.2   $ 459.6   $ 898.0   $1,212.7

                                 NEW MAG HOLDCO

                                 BALANCE SHEET

                                                        DEC-05     DEC-06     DEC-07     DEC-08     DEC-09     DEC-10     DEC-11
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
                                                             ASSETS
  Cash and Short-term Cash Investments...............  $  294.6   $  535.7   $  637.2   $  747.1   $1,137.6   $1,578.7   $2,045.6
  Funds on Deposit...................................     144.3      134.8      133.6      133.2      133.2      133.2      133.4
  Receivables, Less Provision for Uncollectibles.....     967.7      974.3      978.8    1,000.2      986.6    1,003.1      987.8
  Price Risk Management Assets -- Current............     158.6      156.3      159.1      160.9      153.0      152.2      156.4
  Other Current Assets...............................     411.1      417.9      424.5      434.2      438.8      438.2      440.4
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL CURRENT ASSETS...............................  $1,976.3   $2,219.0   $2,333.2   $2,475.6   $2,849.1   $3,305.2   $3,763.6
  PROPERTY, PLANT AND EQUIPMENT, NET.................  $2,690.0   $2,702.8   $2,782.4   $2,853.0   $2,716.0   $2,742.1   $2,732.1
  Goodwill, Net......................................  $     --   $     --   $     --   $     --   $     --   $     --   $     --
  Other Intang. Assets, Net..........................        --         --         --         --         --         --         --
  Reorg. Value in Excess of Book.....................        --         --         --         --         --         --         --
  Investments........................................       5.7        5.7        5.7        5.7        5.7        5.7        5.7
  Notes and Other Receivables, Net...................      30.0       30.0       30.0       30.0       30.0       30.0       30.0
  Price Risk Management Assets.......................     107.9       96.9       87.8       78.6       69.9       69.9       69.9
  Other Non-Current Assets...........................     201.4      208.1      221.0      243.5      282.2      331.7      370.5
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL NON-CURRENT ASSETS...........................  $  345.0   $  340.6   $  344.5   $  357.8   $  387.9   $  437.3   $  476.1
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL ASSETS.........................................  $5,011.3   $5,262.4   $5,460.0   $5,686.4   $5,952.9   $6,484.6   $6,971.8
                                                       ========   ========   ========   ========   ========   ========   ========

                                                           LIABILITIES
  Accounts Payable...................................  $  353.8   $  351.9   $  342.9   $  360.3   $  355.2   $  364.8   $  339.3
  Short Term Debt....................................       8.4        8.4        8.4        8.4        8.4        8.4        8.4
  Current Portion of Long-term Debt..................       2.9        3.1        3.4        3.6        3.9        4.1        8.5
  Price Risk Management Liabilities -- Current.......     144.5      136.7      136.7      136.7      136.7      136.7      136.7
  Transition Power Agreements and Other
    Obligations -- Current...........................        --         --         --         --         --         --         --
  Other Current Liabilities..........................     102.5      115.9      117.1      122.7      139.3      164.1      187.1
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL CURRENT LIABILITIES..........................  $  612.3   $  615.9   $  608.4   $  631.7   $  643.5   $  678.2   $  680.0
  Notes Payable and Long-term Debt...................  $   55.1   $   53.1   $   50.9   $   47.6   $   43.0   $   39.0   $   30.5
  New Credit Facilities..............................        --         --         --         --         --         --         --
  New Notes to Impaired Debt.........................   1,322.5    1,322.5    1,322.5    1,322.5    1,322.5    1,322.5    1,322.5
  Reinstated Debt....................................        --         --         --         --         --         --         --
  Long-term Accounts Payable.........................       0.0        0.0        0.0        0.0        0.0        0.0        0.0
  Price Risk Management Liabilities..................     100.0      100.0      100.0      100.0      100.0      100.0      100.0
  Transition Power Agreements and Other
    Obligations......................................        --         --         --         --         --         --         --
  Other Non-current Liabilities......................     200.8      208.4      219.1      229.8      242.5      256.5      270.6
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL NON-CURRENT LIABILITIES......................  $1,678.4   $1,684.1   $1,692.5   $1,699.9   $1,708.0   $1,718.0   $1,723.6

  LIABILITIES SUBJECT TO COMPROMISE..................        --         --         --         --         --         --         --
  MINORITY INTEREST..................................        --         --        0.0        0.0         --        0.0         --
  PREFERRED STOCK....................................     384.5      384.5      384.5      384.5      384.5      384.5      384.5
  STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY.......................   2,336.1    2,578.0    2,774.6    2,970.3    3,217.0    3,703.9    4,183.7
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL LIABILITIES PLUS SHAREHOLDER EQUITY............  $5,011.3   $5,262.4   $5,460.0   $5,686.4   $5,952.9   $6,484.6   $6,971.8
                                                       ========   ========   ========   ========   ========   ========   ========

                                 NEW MAG HOLDCO

                                INCOME STATEMENT

                                                       JUL-DEC
                                                         2005       2006       2007       2008       2009       2010       2011
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
TOTAL REVENUES.......................................  $1,204.6   $2,157.2   $2,019.6   $2,192.8   $2,432.1   $2,588.7   $2,621.9
COST OF FUEL, ELECTRICITY & OTHER PRODUCTS...........     630.7    1,076.9    1,007.4    1,198.6    1,256.1    1,354.6    1,349.7
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL GROSS MARGIN...................................  $  573.9   $1,080.3   $1,012.1   $  994.2   $1,176.0   $1,234.1   $1,272.2
                                                       --------   --------   --------   --------   --------   --------   --------
OPERATING EXPENSES
  Labor..............................................  $   83.7   $  166.4   $  164.0   $  160.9   $  158.0   $  159.3   $  160.9
  O&M................................................      48.1      112.3      116.3      115.8       98.5      113.4      106.5
  Lease Expense......................................      50.7       96.5       96.5       96.5       96.5       96.5       96.5
  SG&A...............................................       5.7       11.4       11.4       11.5       11.3       11.7       11.6
  Property tax.......................................      36.9       73.5       71.9       70.7       68.8       69.4       70.2
  Insurance..........................................       8.0       16.5       16.6       16.6       16.8       17.4       18.0
  Restructuring Costs................................       0.5        1.0        1.5        3.0         --         --         --
  Overhead...........................................      69.6      116.8      105.6       99.7       99.6      100.8      100.9
  Depreciation & Amortization........................      63.4      122.5      117.7      126.0      122.9      129.0      136.4
  (Gain) Loss On Sales of Assets.....................        --         --         --         --      198.4         --         --
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL OPERATING EXPENSES.............................  $  366.6   $  716.9   $  701.4   $  700.7   $  870.8   $  697.4   $  701.2
                                                       --------   --------   --------   --------   --------   --------   --------
OPERATING INCOME.....................................  $  207.3   $  363.4   $  310.7   $  293.5   $  305.2   $  536.7   $  571.0
                                                       --------   --------   --------   --------   --------   --------   --------
OTHER INCOME/(EXPENSE), NET
  Interest Expense...................................  $  (66.1)  $ (131.4)  $ (130.4)  $ (130.2)  $ (129.8)  $ (129.5)  $ (129.2)
  Interest Income....................................       2.1        6.3        8.3       10.0       11.3       14.5       18.0
  Equity Income......................................       0.0        0.0        0.0        0.0        0.0        0.0        0.0
  Minority Interest..................................        --         --         --         --         --         --         --
  Miscellaneous Income/(Expense).....................       0.1        0.2        0.2        0.2        0.2        0.2        0.2
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL OTHER INCOME/(EXPENSE), NET....................  $  (63.9)  $ (124.9)  $ (121.9)  $ (119.9)  $ (118.3)  $ (114.8)  $ (111.0)
INCOME/(LOSS) FROM CONTINUING OPERATIONS BEFORE
  REORGANIZATION ITEMS AND INCOME TAXES..............  $  143.4   $  238.5   $  188.8   $  173.6   $  186.9   $  421.9   $  460.1
REORGANIZATION ITEMS, NET............................        --         --         --         --         --         --         --
PROVISION/(BENEFIT) FOR INCOME TAXES.................      (6.9)      (3.4)      (2.8)       8.9       20.2       29.9       30.3
                                                       --------   --------   --------   --------   --------   --------   --------
NET INCOME/(LOSS)....................................  $  150.3   $  241.8   $  191.6   $  164.7   $  166.7   $  391.9   $  429.8
PREFERRED DIVIDEND...................................        --         --         --         --         --         --         --
                                                       --------   --------   --------   --------   --------   --------   --------
NET INCOME/(LOSS) TO COMMON..........................  $  150.3   $  241.8   $  191.6   $  164.7   $  166.7   $  391.9   $  429.8
                                                       ========   ========   ========   ========   ========   ========   ========

                                 NEW MAG HOLDCO

                              CASH FLOW STATEMENT

                                                           JUL-DEC
                                                            2005      2006      2007      2008       2009       2010       2011
                                                           -------   -------   -------   -------   --------   --------   --------
                                                                                      ($ IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income.............................................  $150.3    $ 241.8   $ 191.6   $ 164.7   $  166.7   $  391.9   $  429.8
  Adjustments to reconcile net (loss) income to net cash
    Equity in Income from Affiliates.....................  $ (0.0)   $  (0.0)  $  (0.0)  $  (0.0)  $   (0.0)  $   (0.0)  $   (0.0)
    Dividends received from Equity investments...........     0.0        0.0       0.0       0.0        0.0        0.0        0.0
    Impairment Losses and Restructuring Charges..........      --         --        --        --         --         --         --
    Gain on sales of assets and investments..............      --         --        --        --      198.4         --         --
    Depreciation & Amortization..........................    63.4      122.5     117.7     126.0      122.9      129.0      136.4
    Non-Cash Charges for Reorganization items............      --         --        --        --         --         --         --
    Price Risk Management Activities, Net................   (14.5)       5.4       6.3       7.4       16.5        0.9       (4.2)
    Obligations Under Energy Delivery, (Net).............      --         --        --        --         --         --         --
    Deferred Taxes.......................................    (0.0)      (0.0)      0.0       0.0        0.0        0.1        2.7
    Other, (Net).........................................     0.5        1.0       1.0       1.1        1.1        1.2        1.3
    Changes in Operating Assets & Liabilities
      Receivables, Net...................................   (23.4)     (22.6)     (5.8)    (21.8)     (30.9)     (16.5)      15.6
      Other Current Assets...............................     2.1       (1.0)    (15.7)    (27.9)     (46.9)     (43.0)     (39.1)
      Accounts Payables and Accrued Liabilities..........    29.3       31.6      (4.0)     33.4       36.0       43.9        8.8
      Taxes Accrued......................................   (16.0)       0.1       0.1       0.1        0.2        0.2        0.5
      Other Liabilities..................................      --         --        --        --         --         --         --
                                                           ------    -------   -------   -------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES......  $191.6    $ 378.9   $ 291.3   $ 282.9   $  463.9   $  507.6   $  551.7
                                                           ------    -------   -------   -------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Expenditures...................................  $(50.7)   $(135.0)  $(191.8)  $(199.9)  $ (152.9)  $ (156.6)  $ (129.5)
  Repayments on Notes Receivable.........................      --         --        --        --         --         --         --
  Proceeds from the Sale of Assets.......................      --         --        --        --        0.0         --         --
  Proceeds from the Sale of Minority-owned Investments...      --         --        --        --         --         --         --
  Other Investing........................................    (0.0)      (0.0)     (0.0)      0.0       (0.0)      (0.0)      (0.0)
                                                           ------    -------   -------   -------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES......  $(50.7)   $(135.0)  $(191.8)  $(199.9)  $ (152.9)  $ (156.6)  $ (129.5)
                                                           ------    -------   -------   -------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Iss. of Stock..........................................  $   --    $    --   $    --   $    --   $     --   $     --   $     --
  Capital Contribution...................................      --         --        --        --         --         --         --
  Capital Contribution from Minority Interest............      --         --        --        --         --         --         --
  Payment of Dividends...................................    (0.0)      (0.0)     (0.0)     (0.0)      (0.0)      (0.0)      (0.0)
  Payment of Dividends to Minority Interest..............      --         --       0.0        --         --         --         --
  Issuance of Short Term Debt, Net.......................      --         --        --        --         --         --         --
  Proceeds from Issuance of Long-term Debt...............     0.5        0.9       0.2       0.2        0.3        0.3        4.4
  Proceeds from Issuance of Preferred Securities.........      --         --        --        --         --         --         --
  Repayment of Long-term Debt............................    (1.8)      (3.8)     (3.3)     (4.4)      (4.8)      (5.2)      (9.7)
  Change in Debt Service Reserve Fund....................      --         --        --        --         --         --         --
  Other Financing........................................      --         --        --        --         --         --         --
  CapEx Credit Support from Mirant Corp..................      --         --       5.0      31.0       84.0       95.0       50.0
  Other Credit Support from Mirant Corp..................      --         --        --        --         --         --         --
                                                           ------    -------   -------   -------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES......  $ (1.3)   $  (2.8)  $   1.9   $  26.9   $   79.5   $   90.1   $   44.6
                                                           ------    -------   -------   -------   --------   --------   --------
NET INC./(DEC.) IN CASH AND CASH EQUIVALENTS.............  $139.5    $ 241.1   $ 101.5   $ 109.9   $  390.5   $  441.1   $  466.9
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........   155.1      294.6     535.7     637.2      747.1    1,137.6    1,578.7
CASH AND CASH EQUIVALENTS, END OF PERIOD.................  $294.6    $ 535.7   $ 637.2   $ 747.1   $1,137.6   $1,578.7   $2,045.6

                                     MIRMA

                                 BALANCE SHEET

                                                        DEC-05     DEC-06     DEC-07     DEC-08     DEC-09     DEC-10     DEC-11
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
                                                             ASSETS
  Cash and Short-term Cash Investments...............  $  363.1   $  622.0   $  763.3   $  841.9   $1,086.7   $1,362.8   $1,670.5
  Funds on Deposit...................................        --         --         --         --         --         --         --
  Receivables, Less Provision for Uncollectibles.....     136.6      133.4      133.3      128.9      136.6      136.0      140.6
  Price Risk Management Assets -- Current............       5.7        5.7        5.7        5.7        5.7        5.7        5.7
  Other Current Assets...............................     173.7      174.5      175.2      178.9      179.8      178.8      180.0
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL CURRENT ASSETS...............................  $  679.1   $  935.5   $1,077.5   $1,155.5   $1,408.7   $1,683.4   $1,996.8
  PROPERTY, PLANT AND EQUIPMENT, NET.................  $1,397.5   $1,434.1   $1,531.1   $1,633.1   $1,681.6   $1,724.9   $1,727.2
  Goodwill, Net......................................  $  799.1   $  799.1   $  799.1   $  799.1   $  799.1   $  799.1   $  799.1
  Other Intang. Assets, Net..........................     161.2      155.6      149.9      144.2      138.5      132.8      127.1
  Reorg. Value in Excess of Book.....................        --         --         --         --         --         --         --
  Investments........................................       0.0       (0.0)       0.0        0.0       (0.0)       0.0        0.0
  Notes and Other Receivables, Net...................       0.7        0.7        0.7        0.7        0.7        0.7        0.7
  Price Risk Management Assets.......................      (8.8)      (8.8)      (8.8)      (8.8)      (8.8)      (8.8)      (8.8)
  Other Non-Current Assets...........................     207.9      217.0      232.9      257.1      302.9      346.6      384.1
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL NON-CURRENT ASSETS...........................  $1,160.1   $1,163.6   $1,173.7   $1,192.3   $1,232.4   $1,270.4   $1,302.2
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL ASSETS.........................................  $3,236.7   $3,533.2   $3,782.4   $3,980.9   $4,322.7   $4,678.7   $5,026.2
                                                       ========   ========   ========   ========   ========   ========   ========

                                                           LIABILITIES
  Accounts Payable...................................  $   86.1   $   90.7   $  101.5   $  112.0   $  114.8   $  120.9   $   69.5
  Short Term Debt....................................        --         --         --         --         --         --         --
  Current Portion of Long-term Debt..................       2.4        2.6        2.9        3.1        3.4        3.6        4.0
  Price Risk Management Liabilities -- Current.......      (6.6)      (6.6)      (6.6)      (6.6)      (6.6)      (6.6)      (6.6)
  Transition Power Agreements and Other
    Obligations -- Current...........................        --         --         --         --         --         --         --
  Other Current Liabilities..........................       0.0        0.0        0.0        0.0       (0.0)      (0.0)      (0.0)
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL CURRENT LIABILITIES..........................  $   82.0   $   86.7   $   97.8   $  108.5   $  111.7   $  118.0   $   66.9
  Notes Payable and Long-term Debt...................  $   37.2   $   34.9   $   32.3   $   29.6   $   26.6   $   23.3   $   19.8
  New Credit Facilities..............................        --         --         --         --         --         --         --
  New Notes to Impaired Debt.........................        --         --         --         --         --         --         --
  Reinstated Debt....................................        --         --         --         --         --         --         --
  Long-term Accounts Payable.........................        --         --         --         --         --         --         --
  Price Risk Management Liabilities..................       3.4        3.4        3.4        3.4        3.4        3.4        3.4
  Transition Power Agreements and Other
    Obligations......................................        --         --         --         --         --         --         --
  Other Non-current Liabilities......................        --         --         --         --         --         --         --
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL NON-CURRENT LIABILITIES......................  $   40.6   $   38.3   $   35.8   $   33.0   $   30.0   $   26.7   $   23.2
  LIABILITIES SUBJECT TO COMPROMISE..................        --         --         --         --         --         --         --
  MINORITY INTEREST..................................        --         --         --         --         --         --         --
  STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY.......................   3,114.1    3,408.1    3,648.8    3,839.3    4,181.1    4,534.1    4,936.1
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL LIABILITIES PLUS SHAREHOLDER EQUITY............  $3,236.7   $3,533.2   $3,782.4   $3,980.9   $4,322.7   $4,678.7   $5,026.2
                                                       ========   ========   ========   ========   ========   ========   ========

                                     MIRMA

                                INCOME STATEMENT

                                                        JUL-DEC
                                                         2005       2006       2007       2008       2009       2010       2011
                                                        -------   --------   --------   --------   --------   --------   --------
                                                                                     ($ IN MILLIONS)
TOTAL REVENUES........................................  $683.4    $1,219.1   $1,168.1   $1,242.0   $1,442.6   $1,491.4   $1,522.6
COST OF FUEL, ELECTRICITY & OTHER PRODUCTS............   308.9       531.3      538.1      656.8      707.6      733.1      719.2
                                                        ------    --------   --------   --------   --------   --------   --------
TOTAL GROSS MARGIN....................................  $374.6    $  687.7   $  630.0   $  585.1   $  735.1   $  758.3   $  803.4
                                                        ------    --------   --------   --------   --------   --------   --------
OPERATING EXPENSES
  Labor...............................................  $ 40.0    $   80.7   $   80.1   $   79.1   $   78.2   $   78.2   $   78.2
  O&M.................................................    11.2        33.1       36.8       39.8       30.4       40.4       33.7
  Lease Expense.......................................    50.7        96.5       96.5       96.5       96.5       96.5       96.5
  SG&A................................................     1.3         2.6        2.7        2.7        2.7        2.7        2.7
  Property tax........................................    17.7        35.4       35.4       35.4       35.4       35.4       35.4
  Insurance...........................................     2.1         4.3        4.4        4.5        4.7        4.9        5.0
  Restructuring Costs.................................     0.5         1.0         --         --         --         --         --
  Overhead............................................    39.3        65.5       61.0       58.5       60.7       61.1       61.3
  Depreciation & Amortization.........................    33.0        67.0       67.0       74.6       82.8       87.7       93.8
  (Gain) Loss On Sales of Assets......................      --          --         --         --         --         --         --
                                                        ------    --------   --------   --------   --------   --------   --------
  TOTAL OPERATING EXPENSES............................  $195.7    $  385.9   $  383.9   $  391.1   $  391.3   $  406.7   $  406.5
                                                        ------    --------   --------   --------   --------   --------   --------
  OPERATING INCOME....................................  $178.9    $  301.8   $  246.1   $  194.0   $  343.7   $  351.6   $  396.8
                                                        ------    --------   --------   --------   --------   --------   --------
  OTHER INCOME/(EXPENSE), NET
    Interest Expense..................................  $ (7.4)   $  (14.4)  $  (14.1)  $  (13.9)  $  (13.6)  $  (13.4)  $  (13.1)
    Interest Income...................................     2.1         6.3        8.3       10.0       11.3       14.5       18.0
    Equity Income.....................................    (0.0)        0.0        0.0       (0.0)       0.0       (0.0)      (0.0)
    Minority Interest.................................      --          --         --         --         --         --         --
    Miscellaneous Income/(Expense)....................     0.2         0.3        0.3        0.3        0.3        0.3        0.3
                                                        ------    --------   --------   --------   --------   --------   --------
TOTAL OTHER INCOME/(EXPENSE), NET.....................  $ (5.2)   $   (7.8)  $   (5.4)  $   (3.5)  $   (2.0)  $    1.4   $    5.2
INCOME/(LOSS) FROM CONTINUING OPERATIONS BEFORE
  REORGANIZATION ITEMS AND INCOME TAXES...............  $173.7    $  294.0   $  240.7   $  190.5   $  341.7   $  353.0   $  402.1
REORGANIZATION ITEMS, NET.............................      --          --         --         --         --         --         --
PROVISION/(BENEFIT) FOR INCOME TAXES..................      --          --         --         --         --         --         --
                                                        ------    --------   --------   --------   --------   --------   --------
NET INCOME/(LOSS).....................................  $173.7    $  294.0   $  240.7   $  190.5   $  341.7   $  353.0   $  402.1
                                                        ======    ========   ========   ========   ========   ========   ========

                                     MIRMA

                              CASH FLOW STATEMENT

                                                           JUL-DEC
                                                            2005       2006     2007      2008       2009       2010       2011
                                                          ---------   ------   -------   -------   --------   --------   --------
                                                                                      ($ IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income.............................................   $173.7     $294.0   $ 240.7   $ 190.5   $  341.7   $  353.0   $  402.1
 Adjustments to reconcile net (loss) income to net cash
   Equity in Income from Affiliates.....................   $  0.0     $ (0.0)  $  (0.0)  $   0.0   $   (0.0)  $    0.0   $    0.0
   Dividends received from Equity investments...........     (0.0)       0.0      (0.0)      0.0        0.0       (0.0)      (0.0)
   Impairment Losses and Restructuring Charges..........       --         --        --        --         --         --         --
   Gain on sales of assets and investments..............       --         --        --        --         --         --         --
   Depreciation & Amortization..........................     33.0       67.0      67.0      74.6       82.8       87.7       93.8
   Non-Cash Charges for Reorganization items............       --         --        --        --         --         --         --
   Price Risk Management Activities, Net................     (9.6)        --        --        --         --         --         --
   Obligations Under Energy Delivery, (Net).............       --         --        --        --         --         --         --
   Deferred Taxes.......................................       --         --        --        --         --         --         --
   Other, (Net).........................................      0.2        0.3       0.3       0.3        0.4        0.4        0.4
   Changes in Operating Assets & Liabilities
     Receivables, Net...................................     13.7        3.2       0.1       4.4       (7.6)       0.5       (4.5)
     Other Current Assets...............................     (4.7)      (9.9)    (16.6)    (27.9)     (46.7)     (42.8)     (38.6)
     Accounts Payables and Accrued Liabilities..........     32.6        1.4       4.9       9.4        6.6        6.0      (48.5)
     Taxes Accrued......................................       --         --        --        --         --         --         --
     Other Liabilities..................................       --         --        --        --         --         --         --
                                                           ------     ------   -------   -------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES.....   $238.9     $356.0   $ 296.4   $ 251.3   $  377.2   $  404.9   $  404.6
                                                           ------     ------   -------   -------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
 Capital Expenditures...................................   $(29.8)    $(94.7)  $(152.5)  $(169.8)  $ (129.3)  $ (125.4)  $  (93.3)
 Repayments on Notes Receivable.........................       --         --        --        --         --         --         --
 Proceeds from the Sale of Assets.......................       --         --        --        --         --         --         --
 Proceeds from the Sale of Minority-owned Investments...       --         --        --        --         --         --         --
 Other Investing........................................     (0.0)       0.0       0.0      (0.0)       0.0        0.0       (0.0)
                                                           ------     ------   -------   -------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES.....   $(29.8)    $(94.7)  $(152.5)  $(169.8)  $ (129.3)  $ (125.4)  $  (93.3)
                                                           ------     ------   -------   -------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
 Iss. of Stock..........................................   $   --     $   --   $    --   $    --   $     --   $     --   $     --
 Capital Contribution...................................     (0.0)      (0.0)       --        --         --         --         --
 Capital Contribution from Minority Interest............       --         --        --        --         --         --         --
 Payment of Dividends...................................     (0.0)      (0.0)      0.0      (0.0)      (0.0)       0.0       (0.0)
 Payment of Dividends to Minority Interest..............       --         --        --        --         --         --         --
 Issuance of Short Term Debt, Net.......................       --         --        --        --         --         --         --
 Proceeds from Issuance of Long-term Debt...............      0.1        0.2       0.2       0.2        0.3        0.3        0.3
 Proceeds from Issuance of Preferred Securities.........       --         --        --        --         --         --         --
 Repayment of Long-term Debt............................     (1.2)      (2.6)     (2.9)     (3.1)      (3.4)      (3.6)      (4.0)
 Change in Debt Service Reserve Fund....................       --         --        --        --         --         --         --
 Other Financing........................................       --         --        --        --         --         --         --
 CapEx Credit Support from Mirant Corp..................       --         --        --        --         --         --         --
 Other Credit Support from Mirant Corp..................       --         --        --        --         --         --         --
                                                           ------     ------   -------   -------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.....   $ (1.1)    $ (2.4)  $  (2.6)  $  (2.9)  $   (3.1)  $   (3.4)  $   (3.6)
                                                           ------     ------   -------   -------   --------   --------   --------
NET INC./(DEC.) IN CASH AND CASH EQUIVALENTS............   $208.0     $258.9   $ 141.3   $  78.6   $  244.8   $  276.2   $  307.7
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..........    155.1      363.1     622.0     763.3      841.9    1,086.7    1,362.8
CASH AND CASH EQUIVALENTS, END OF PERIOD................   $363.1     $622.0   $ 763.3   $ 841.9   $1,086.7   $1,362.8   $1,670.5

                                  WEST GEORGIA

                                 BALANCE SHEET

                                                              DEC-05   DEC-06   DEC-07   DEC-08   DEC-09   DEC-10   DEC-11
                                                              ------   ------   ------   ------   ------   ------   ------
                                                                                    ($ IN MILLIONS)
                                                          ASSETS
  Cash and Short-term Cash Investments......................  $  0.4   $  0.0   $  0.0   $  0.0   $  0.0   $  0.0   $  0.0
  Funds on Deposit..........................................     8.5      8.5      8.5      8.5      8.5      8.5      8.5
  Receivables, Less Provision for Uncollectibles............    30.8     31.1     24.8     18.3     12.3     12.4     12.5
  Price Risk Management Assets -- Current...................    (0.7)    (0.7)    (0.7)    (0.7)    (0.7)    (0.7)    (0.7)
  Other Current Assets......................................     7.6      8.4      9.3      6.0      4.7      3.5      4.5
                                                              ------   ------   ------   ------   ------   ------   ------
  TOTAL CURRENT ASSETS......................................  $ 46.5   $ 47.3   $ 41.9   $ 32.1   $ 24.9   $ 23.7   $ 24.8
  PROPERTY, PLANT AND EQUIPMENT, NET........................  $206.5   $199.7   $192.9   $193.3   $190.5   $187.8   $180.7
  Goodwill, Net.............................................  $   --   $   --   $   --   $   --   $   --   $   --   $   --
  Other Intang. Assets, Net.................................    17.9     17.4     16.9     16.4     15.9     15.4     14.9
  Reorg. Value in Excess of Book............................      --       --       --       --       --       --       --
  Investments...............................................      --       --       --       --       --       --       --
  Notes and Other Receivables, Net..........................      --       --       --       --       --       --       --
  Price Risk Management Assets..............................     1.2      1.2      1.2      1.2      1.2      1.2      1.2
  Other Non-Current Assets..................................      --       --       --       --       --       --       --
                                                              ------   ------   ------   ------   ------   ------   ------
  TOTAL NON-CURRENT ASSETS..................................  $ 19.1   $ 18.6   $ 18.1   $ 17.6   $ 17.1   $ 16.6   $ 16.1
                                                              ------   ------   ------   ------   ------   ------   ------
TOTAL ASSETS................................................  $272.1   $265.6   $253.0   $243.0   $232.4   $228.1   $221.5
                                                              ======   ======   ======   ======   ======   ======   ======

                                                       LIABILITIES
  Accounts Payable..........................................  $  4.0   $  4.2   $  7.5   $  8.0   $  6.8   $  6.9   $  6.9
  Short Term Debt...........................................      --       --       --       --       --       --       --
  Current Portion of Long-term Debt.........................      --       --       --       --       --       --       --
  Price Risk Management Liabilities -- Current..............    (0.7)    (0.7)    (0.7)    (0.7)    (0.7)    (0.7)    (0.7)
  Transition Power Agreements and Other
    Obligations -- Current..................................      --       --       --       --       --       --       --
  Other Current Liabilities.................................     0.3      0.3      0.3      0.3      0.3      0.3      0.3
                                                              ------   ------   ------   ------   ------   ------   ------
  TOTAL CURRENT LIABILITIES.................................  $  3.6   $  3.8   $  7.1   $  7.6   $  6.5   $  6.5   $  6.5
  Notes Payable and Long-term Debt..........................  $109.6   $ 99.6   $ 89.6   $ 79.6   $ 69.6   $ 59.6   $ 49.6
  New Credit Facilities.....................................      --       --       --       --       --       --       --
  New Notes to Impaired Debt................................      --       --       --       --       --       --       --
  Reinstated Debt...........................................      --       --       --       --       --       --       --
  Long-term Accounts Payable................................      --       --       --       --       --       --       --
  Price Risk Management Liabilities.........................     1.2      1.2      1.2      1.2      1.2      1.2      1.2
  Transition Power Agreements and Other Obligations.........      --       --       --       --       --       --       --
  Other Non-current Liabilities.............................     3.3      2.5      1.3      0.2      0.0      0.0      0.0
                                                              ------   ------   ------   ------   ------   ------   ------
  TOTAL NON-CURRENT LIABILITIES.............................  $114.1   $103.3   $ 92.1   $ 80.9   $ 70.8   $ 60.8   $ 50.8
  LIABILITIES SUBJECT TO COMPROMISE.........................      --       --       --       --       --       --       --
  MINORITY INTEREST.........................................      --       --       --       --       --       --       --
  STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY..............................   154.4    158.5    153.7    154.4    155.1    160.8    164.2
                                                              ------   ------   ------   ------   ------   ------   ------
TOTAL LIABILITIES PLUS SHAREHOLDER EQUITY...................  $272.1   $265.6   $253.0   $243.0   $232.4   $228.1   $221.5
                                                              ======   ======   ======   ======   ======   ======   ======

                                  WEST GEORGIA

                                INCOME STATEMENT

                                                              JUL-DEC
                                                               2005     2006    2007    2008    2009    2010    2011
                                                              -------   -----   -----   -----   -----   -----   -----
                                                                                  ($ IN MILLIONS)
TOTAL REVENUES..............................................   $30.7    $48.1   $84.7   $92.4   $78.8   $79.7   $80.8
COST OF FUEL, ELECTRICITY & OTHER PRODUCTS..................    13.4     22.9    51.9    58.3    44.1    44.3    44.9
                                                               -----    -----   -----   -----   -----   -----   -----
TOTAL GROSS MARGIN..........................................   $17.3    $25.1   $32.8   $34.1   $34.7   $35.4   $36.0
                                                               -----    -----   -----   -----   -----   -----   -----
OPERATING EXPENSES
  Labor.....................................................   $ 0.1    $ 0.2   $ 0.2   $ 0.2   $ 0.2   $ 0.2   $ 0.2
  O&M.......................................................     1.2      2.3     2.3     2.4     2.4     2.4     2.5
  Lease Expense.............................................      --       --      --      --      --      --      --
  SG&A......................................................      --       --      --      --      --      --      --
  Property tax..............................................     0.6      1.3     1.5     1.6     1.7     1.8     1.9
  Insurance.................................................     0.3      0.7     0.7     0.8     0.8     0.8     0.8
  Restructuring Costs.......................................      --       --      --      --      --      --      --
  Overhead..................................................     1.2      1.9     2.1     2.0     1.9     2.0     2.0
  Depreciation & Amortization...............................     3.7      7.5     7.5     7.5     7.7     7.9     8.1
  (Gain) Loss On Sales of Assets............................      --       --      --      --      --      --      --
                                                               -----    -----   -----   -----   -----   -----   -----
TOTAL OPERATING EXPENSES....................................   $ 7.0    $13.8   $14.2   $14.3   $14.7   $15.1   $15.4
                                                               -----    -----   -----   -----   -----   -----   -----
OPERATING INCOME............................................   $10.3    $11.4   $18.6   $19.8   $19.9   $20.3   $20.6
                                                               -----    -----   -----   -----   -----   -----   -----
OTHER INCOME/(EXPENSE), NET
  Interest Expense..........................................   $(3.9)   $(7.3)  $(6.6)  $(5.9)  $(5.2)  $(4.5)  $(3.8)
  Interest Income...........................................     0.3      0.2     0.2     0.2     0.2     0.2     0.2
  Equity Income.............................................      --       --      --      --      --      --      --
  Minority Interest.........................................      --       --      --      --      --      --      --
  Miscellaneous Income/(Expense)............................      --       --      --      --      --      --      --
                                                               -----    -----   -----   -----   -----   -----   -----
TOTAL OTHER INCOME/(EXPENSE), NET...........................   $(3.6)   $(7.1)  $(6.5)  $(5.8)  $(5.1)  $(4.4)  $(3.7)
INCOME/(LOSS) FROM CONTINUING OPERATIONS
  BEFORE REORGANIZATION ITEMS AND INCOME TAXES..............   $ 6.7    $ 4.2   $12.2   $14.0   $14.9   $16.0   $16.9
REORGANIZATION ITEMS, NET...................................      --       --      --      --      --      --      --
PROVISION/(BENEFIT) FOR INCOME TAXES........................      --       --      --      --      --      --      --
                                                               -----    -----   -----   -----   -----   -----   -----
NET INCOME/(LOSS)...........................................   $ 6.7    $ 4.2   $12.2   $14.0   $14.9   $16.0   $16.9
                                                               =====    =====   =====   =====   =====   =====   =====

                                  WEST GEORGIA

                              CASH FLOW STATEMENT

                                                               JUL-DEC
                                                                2005       2006     2007     2008     2009     2010     2011
                                                              ---------   ------   ------   ------   ------   ------   ------
                                                                                      ($ IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income.................................................   $  6.7     $  4.2   $ 12.2   $ 14.0   $ 14.9   $ 16.0   $ 16.9
 Adjustments to reconcile net (loss) income to net cash
   Equity in Income from Affiliates.........................   $   --     $   --   $   --   $   --   $   --   $   --   $   --
   Dividends received from Equity investments...............       --         --       --       --       --       --       --
   Impairment Losses and Restructuring Charges..............       --         --       --       --       --       --       --
   Gain on sales of assets and investments..................       --         --       --       --       --       --       --
   Depreciation & Amortization..............................      3.7        7.5      7.5      7.5      7.7      7.9      8.1
   Non-Cash Charges for Reorganization items................       --         --       --       --       --       --       --
   Price Risk Management Activities, Net....................       --         --       --       --       --       --       --
   Obligations Under Energy Delivery, (Net).................       --         --       --       --       --       --       --
   Deferred Taxes...........................................       --         --       --       --       --       --       --
   Other, (Net).............................................      0.0        0.0      0.0      0.0      0.0      0.0      0.0
   Changes in Operating Assets & Liabilities
     Receivables, Net.......................................      4.8       (0.3)    (5.7)    (0.6)     1.1     (0.1)    (0.1)
     Other Current Assets...................................     13.9       (0.0)    (0.0)    (0.0)    (0.0)    (0.0)    (0.0)
     Accounts Payables and Accrued Liabilities..............     (1.2)      (0.6)    14.1      6.6      3.5      0.0      0.0
     Taxes Accrued..........................................     (0.6)      (0.0)     0.0      0.0     (0.0)    (0.0)    (0.0)
     Other Liabilities......................................       --         --       --       --       --       --       --
                                                               ------     ------   ------   ------   ------   ------   ------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES.........   $ 27.3     $ 10.8   $ 28.0   $ 27.4   $ 27.2   $ 23.8   $ 24.9
                                                               ------     ------   ------   ------   ------   ------   ------
CASH FLOWS FROM INVESTING ACTIVITIES
 Capital Expenditures.......................................   $ (0.5)    $ (1.0)  $ (1.1)  $ (4.0)  $ (3.0)  $ (3.5)  $ (1.4)
 Repayments on Notes Receivable.............................       --         --       --       --       --       --       --
 Proceeds from the Sale of Assets...........................       --         --       --       --       --       --       --
 Proceeds from the Sale of Minority-owned Investments.......       --         --       --       --       --       --       --
 Other Investing............................................       --         --       --      0.0       --     (0.0)      --
                                                               ------     ------   ------   ------   ------   ------   ------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES.........   $ (0.5)    $ (1.0)  $ (1.1)  $ (4.0)  $ (3.0)  $ (3.5)  $ (1.4)
                                                               ------     ------   ------   ------   ------   ------   ------
CASH FLOWS FROM FINANCING ACTIVITIES
 Iss. of Stock..............................................   $   --     $   --   $   --   $   --   $   --   $   --   $   --
 Capital Contribution.......................................       --         --       --       --       --       --       --
 Capital Contribution from Minority Interest................       --         --       --       --       --       --       --
 Payment of Dividends.......................................    (26.4)      (0.1)   (17.0)   (13.4)   (14.2)   (10.3)   (13.5)
 Payment of Dividends to Minority Interest..................       --         --       --       --       --       --       --
 Issuance of Short Term Debt, Net...........................       --         --       --       --       --       --       --
 Proceeds from Issuance of Long-term Debt...................       --         --       --       --       --       --       --
 Proceeds from Issuance of Preferred Securities.............       --         --       --       --       --       --       --
 Repayment of Long-term Debt................................       --      (10.0)   (10.0)   (10.0)   (10.0)   (10.0)   (10.0)
 Change in Debt Service Reserve Fund........................       --         --       --       --       --       --       --
 Other Financing............................................       --         --       --       --       --       --       --
 CapEx Credit Support from Mirant Corp......................       --         --       --       --       --       --       --
 Other Credit Support from Mirant Corp......................       --         --       --       --       --       --       --
                                                               ------     ------   ------   ------   ------   ------   ------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.........   $(26.4)    $(10.1)  $(27.0)  $(23.4)  $(24.2)  $(20.3)  $(23.5)
                                                               ------     ------   ------   ------   ------   ------   ------
NET INC./(DEC.) IN CASH AND CASH EQUIVALENTS................   $  0.4     $ (0.4)  $   --   $   --   $   --   $   --   $   --
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     (0.0)       0.4      0.0      0.0      0.0      0.0      0.0
CASH AND CASH EQUIVALENTS, END OF PERIOD....................   $  0.4     $  0.0   $  0.0   $  0.0   $  0.0   $  0.0   $  0.0

                                   EXHIBIT E

                     VIEW OF PEPCO AND SMECO OF HOW CERTAIN
                 PARTS OF THE DISCLOSURE STATEMENT SHOULD READ

                          FOR SETTLEMENT PURPOSES ONLY
                   NOT ADMISSIBLE IN ANY PROCEEDING PURSUANT
                    TO FEDERAL RULE OF EVIDENCE ("FRE") 408

     Below are language changes requested by Pepco and SMECO to specific parts of the Second Amended Disclosure Statement Relating to the Debtors' Second Amended Joint Chapter 11 Plan of Reorganization (the "Second Amended Disclosure Statement"), dated September 22, 2005, which describes and relates to the Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and Its Affiliated Debtors (the "Second Amended Plan"), dated September 22, 2005. The Debtors disagree with the view of Pepco and SMECO described herein.

A.  CHANGES TO GLOSSARY OF DEFINED TERMS

     Certain of the defined terms in the glossary should be amended as follows:

          4. "APSA" means the Asset Purchase and Sale Agreement, dated June 7, 2000, by and between Mirant and Pepco, together with its attachments, schedules, exhibits, ancillary agreements and other documents executed in connection therewith or as a result thereof, all of which as amended, modified and/or assigned, unless any such components are determined by a Final Order to be severable.

          6. "Assumption/Assignment Agreement" means the Assignment and Assumption Agreement dated December 19, 2000, between Pepco and Mirant Americas Energy Marketing, LP, Mirant Mid-Atlantic, LLC, Mirant Potomac River, LLC, Mirant Peaker, LLC, Mirant Chalk Point, LLC, Mirant D.C. O&M, LLC, Mirant Piney Point, LLC, Mirant MD Ash Management, LLC, and Mirant Mid-Atlantic Services, LLC, which is an Ancillary Agreement under the APSA.

          8. "Back-to-Back Agreement" means Debtors' back-to-back obligations under Section 2.4 and Schedule 2.4 of the APSA, unless determined by a Final Order to be severable from the APSA.

          137. "Mirant Potomac" means Mirant Potomac River LLC, a Delaware limited liability company, one of the Debtors and Debtors-in-Possession in the Chapter 11 Cases.

          180. "Pepco Causes of Action" means the action initiated by the Debtors by filing a complaint styled Mirant Corporation et al. v. Potomac Electric Power Company, Adv. No. 05-04138, and any other Causes of Action the Debtors may file against Pepco for recharacterization or disgorgement arising from or relating to the APSA, including the Back-to-Back Agreement.

B. CHANGES TO THE SECTION ENTITLED "GENERAL INFORMATION -- THE BUSINESSES OF MIRANT -- THE NORTH AMERICAN BUSINESS"

     The second and third paragraphs under the heading "i. Mid-Atlantic Region" should be amended to read as follows:

          Power generated by Mirant's facilities in the Mid-Atlantic region is sold into the PJM Interconnection, L.L.C. ("PJM") market. In connection with the acquisition of the Mid-Atlantic facilities from Pepco under the APSA in 2000, Mirant, through MAEM, agreed to supply Pepco its full load requirement in the District of Columbia under a TPA, which expired in January 2005 (the "DC TPA"). MAEM also had a similar TPA in place to supply Pepco's load in Maryland, which expired in June 2004 (the "Maryland TPA"). On October 29, 2003, the Debtors filed a motion with the Bankruptcy Court for approval of a settlement (the "Pepco TPA Settlement") between the Debtors and Pepco regarding the TPAs. Under the Pepco TPA Settlement, the per megawatt hour ("MWh") prices for power delivered under the TPAs were increased by $6.40 and the TPAs were assumed by the Debtors. In addition, under the Pepco TPA Settlement, Pepco has an Allowed Claim, not subject to any offset or reduction for any reason, against Mirant and MAEM in the amount of $105 million. On November 19, 2003, the Bankruptcy Court approved the Pepco TPA Settlement and the assumption of the TPAs. See "Material Claims, Litigation and Investigations -- Disputed Claims With Associated Estate Causes of Action - Pepco Litigation -- Pepco TPA Settlement."

          Also, as part of the Debtors' acquisition of the Mid-Atlantic facilities from Pepco under the APSA in 2000, the Debtors agreed to purchase from Pepco all power it received under long-term power purchase agreements ("PPAs") with, among other parties, Ohio Edison Company ("Ohio Edison") and Panda-Brandywine L.P. ("Panda"), which expire in 2005 and 2021, respectively. Since Pepco was not able to assign the PPAs to the Debtors at closing on the APSA transaction, the Debtors and Pepco effected a back-to-back arrangement under the APSA (known as the Back-to-Back Agreement) with respect to the PPAs, in accordance with certain terms of the APSA. Under the Back-to-Back Agreement, the Debtors are obligated to purchase from Pepco energy and capacity sold to Pepco under the terms of the PPAs, and the Debtors are obligated to pay Pepco for that energy and capacity under the terms of the PPAs. In practice, the parties have arranged for the energy sold to Pepco under the PPAs to be offered into the PJM daily market, at prices determined by the Debtors and under the scheduling direction of the Debtors. The market value of the energy is then credited to a Pepco account by PJM. The capacity of the PPAs is transferred from a Pepco PJM account to a Mirant PJM account. The Debtors have control of the capacity and determine how it will be sold in the PJM market. The prices under the Ohio Edison and Panda PPAs are higher than existing market prices. On August 28, 2003, the Debtors filed a motion to reject the Back-to-Back Agreement. On December 9, 2004, the Debtors' motion was denied by the United States District Court for the Northern District of Texas (the "District Court"). On January 21, 2005, the Debtors filed a second motion to reject the Back-to-Back Agreement. The District Court has stayed the second motion to reject. For more details, see "Material Claims, Litigation and Investigations -- Disputed Claims With Associated Estate Causes of Action -- Pepco Litigation."

C. CHANGES TO THE SECTION ENTITLED "GENERAL INFORMATION -- HISTORY OF MIRANT CORPORATION AND EVENTS PRECIPITATING THE CHAPTER 11 CASES -- FORMATION, INITIAL PUBLIC OFFERING AND SPIN-OFF"

     The first paragraph under the heading "1. Formation, Initial Public Offering and Spin-Off" should be amended to read as follows:

          Mirant was incorporated in Delaware on April 20, 1993 as SEI Holdings, Inc. From the date of its incorporation until September 27, 2000, Mirant was a wholly-owned subsidiary of Southern. Mirant was later spun-off from Southern as an independent, publicly traded company. This transition was accomplished in two steps. First, Mirant issued approximately 20% of its stock to the public in an initial public offering on October 3, 2000 (the "IPO"). Second, Southern "spun off" the remaining 80% of Mirant's stock as a tax-free stock dividend to its shareholders on April 2, 2001 (the "Spin-Off"). At the same time that preparations were underway for the IPO and Spin-Off, Mirant was also in the process of negotiating (and implementing) a transaction with Pepco, involving a $2.65 billion asset acquisition from Pepco. Until its delisting in July 2003, the common stock of Mirant was listed and traded on the New York Stock Exchange.

D. CHANGES TO THE SECTION ENTITLED "CERTAIN AFFILIATE TRANSACTIONS -- MATERIAL INTERCOMPANY TRANSACTIONS AND RELATIONSHIPS AMONG THE
    DEBTORS -- INTERCOMPANY RELATIONSHIPS INVOLVING MAEM"

     The paragraph after the heading "(b) Makewhole Agreement" should be amended to read as follows:

          In December 2000, contemporaneously with its purchase of assets from Pepco, Mirant assigned to MAEM its Back-to-Back Agreement obligations under the APSA and the TPAs pursuant to the terms of a PPA and TPA Assignment and Assumption Agreement, dated December 18, 2000 (the "Mirant Assumption Agreement"). Pursuant to the Mirant Assumption Agreement, and in consideration of MAEM's assumption of the liabilities under the TPAs and the Back-to-Back Agreement obligations under the APSA, Mirant agreed to reimburse MAEM for the difference between (i) market value of energy used to meet the TPA/PPA obligations and (ii) amounts actually received by MAEM (the "Makewhole Obligation"). Subsequently, MAI assumed the obligation to pay MAEM the Makewhole Obligation pursuant to the terms of an Assignment and Assumption Agreement, dated September 1, 2001 (the "MAI Assumption Agreement") between Mirant and MAI and a Makewhole and Reimbursement Agreement, dated September 1, 2001 (the "Makewhole Agreement") between MAEM and MAI. Under the terms of these agreements, MAI agreed to assume liability for the Makewhole Obligations and reimburse MAEM for its losses incurred under the TPAs and the Back-to-Back Agreement under the APSA.

          These documents indicate no express consideration that was transferred to MAI in return for assuming the Makewhole Obligation. The Makewhole Agreement is analogous to a guaranty by MAI of MAEM's obligations under the TPAs and the Back-to-Back Agreement under the APSA, and, as such, the Makewhole Agreement may be compared to a downstream guaranty by MAI of MAEM's obligations because MAEM is a direct, wholly-owned subsidiary of MAI. If MAEM was solvent as of September 1, 2001, it may well be that MAI received sufficient consideration (or reasonably equivalent value) in return for incurring the Makewhole Obligation to the extent MAI gained the benefit of the increase in value of MAEM as a result of MAI's assumption of the Makewhole Obligation. The Debtors, however, have not performed any solvency analysis of either MAI or MAEM in connection with the MAI Assumption Agreement.

E. CHANGES TO THE SECTION ENTITLED "CERTAIN AFFILIATE TRANSACTIONS -- MATERIAL INTERCOMPANY TRANSACTIONS AND RELATIONSHIPS AMONG THE DEBTORS -- PURCHASE OF MID-ATLANTIC GENERATION ASSETS"

     The first paragraph after the heading "8. Purchase of Mid-Atlantic Generation Assets" should be amended to read as follows:

          Pursuant to the APSA, in December 2000, Mirant purchased Pepco's generation facilities in Maryland and Virginia for $2.65 billion in cash. Prior to closing on the APSA transaction, Mirant decided that it wanted to create various special purpose entities that would own individual generating assets. It is Pepco's position that Pepco agreed to this change with the understanding that those various entities would execute an agreement with Pepco that would provide that each entity is jointly and severally liable for all APSA obligations. Thus, on December 11, 2000, Mirant and certain of the Debtors executed an Assignment and Assumption Agreement, relating to the generating assets for the Dickerson, Morgantown, Potomac River and Chalk Point plants, and, on December 18, 2000, Mirant and MAEM executed the PPA and TPA Assignment and Assumption Agreement. At closing on December 19, 2000, Pepco and certain of the Debtors (but not Mirant) executed an Assignment and Assumption Agreement (the "AAA"). As discussed in greater detail below ("Material Claims, Litigation and Investigations -- Disputed Claims With Associated Estate Causes of
     Action -- Pepco Litigation"), the Debtors and Pepco disagree as to the legal effect of the AAA. Pepco believes that the AAA created joint and several liability among the Debtor-signatories to the AAA for all liabilities and obligations defined in the APSA as "Assumed Obligations."

F.  CHANGES TO THE SECTION ENTITLED "FINANCIAL PROJECTIONS AND
    ASSUMPTIONS -- SUMMARY OF SIGNIFICANT ASSUMPTIONS -- NORTH AMERICA"

     The paragraph after the heading "d. Back-to-Back Agreement" should be amended to read as follows:

          The Projections assume that the APSA (including the Back-to-Back Agreement) is either rejected, recharacterized or avoided as of the Petition Date. Therefore, the Projections do not include any future payments under the APSA (including the Back-to-Back Agreement). Furthermore, the Projections assume that postpetition payments made under the APSA (including the Back-to-Back Agreement) form the basis of a claim against Pepco and consequently are included as a receivable on the balance sheet of New Mirant. As a result of recent decisions in the United States District Court for the Northern District of Texas, it is possible that neither New Mirant nor any of its subsidiaries will be able to reject, recharacterize or avoid the obligations under the APSA (including the Back-to-Back Agreement) and therefore will remain liable under the APSA (including the Back-to-Back Agreement). Similarly, it is possible that neither New Mirant nor any of its subsidiaries will be able to recover any postpetition payments made to Pepco under the APSA (including the Back-to-Back Agreement). As a result, the "Subsequently Identified Variances to Projected Gross Margins" set forth below reflect the resulting negative impact on cash from operations.

G.  CHANGES TO THE SECTION ENTITLED "FINANCIAL PROJECTIONS AND
    ASSUMPTIONS -- SUBSEQUENTLY IDENTIFIED VARIANCES TO PROJECTED GROSS MARGINS"

     The section titled "D. Subsequently Identified Variances to Projected Gross Margins" should be amended to read as follows:

          As discussed above under "Summary of Significant Assumptions," the Debtors have identified a number of items that have caused them to revise their short-term cash gross margin projections, including updating their commodity forward market prices to utilize June 30, 2005 forward market prices, taking into account the tolling agreement for Contra Costa Unit 6 and Pittsburg Unit 7, reflecting the continuation of payments associated with the APSA (including the Back-to-Back Agreement) and reflecting the construction delay related to the new capacity in Jamaica.

H.  CHANGES TO THE SECTION ENTITLED "FINANCIAL PROJECTIONS AND
    ASSUMPTIONS -- TEMPORARY SHUT DOWN OF POTOMAC RIVER STATION; OUTAGE AT MORGANTOWN STATION"

     The first four paragraphs of the section titled "E. Temporary Shut Down of Potomac River Station; Outage at Morgantown Station" should be amended to read as follows:

          Pursuant to an agreement between Mirant Potomac and the Virginia Department of Environmental Quality ("Virginia DEQ"), the parties commissioned an environmental computer modeling study of air quality in the vicinity of the Potomac River generating facility. The modeling study completed on August 19, 2005 showed that emissions from the Potomac River facility have the potential to contribute to localized, modeled instances of exceedances of some of the EPA Clean Air Act mandated national ambient air quality standards ("NAAQS") under certain conditions. As an immediate response, the Debtors submitted the study to the Virginia DEQ and, on August 21, 2005, voluntarily reduced output of all five units at the Potomac River facility to their lowest feasible levels. On August 24, 2005, Mirant Potomac completely shut down operations at the facility on a temporary basis. On August 24, 2005, the District of Columbia Public Service Commission filed a petition and complaint under sections 202(c), 207 and 309 of the Federal Power Act requesting that either FERC or DOE order the plant to remain in service. Such proceeding is pending. The Debtors plan to bring the facility back on line as soon as Mirant Potomac can satisfy the requirements of the Virginia DEQ with respect to NAAQS, unless the facility is ordered to return to operation sooner to support electric system reliability by the appropriate federal authority with the ability to order its operation.

          Following the shut down of the Potomac River facility, Mirant Potomac notified Pepco of an alleged occurrence of a "Force Majeure" event under the Local Area Support Agreement dated December 19, 2000 with Pepco (the "LASA"), which is a part of the APSA. By letter dated September 13, 2005, Pepco notified the Debtors of an alleged default under the APSA (including the LASA) as a result of the shut down of the Potomac River facility while acknowledging that to enforce its claims, it must either bring the claims in the Bankruptcy Court, the appropriate United States District Court, or obtain relief from the automatic stay under section 362(a) of the Bankruptcy Code. By letter dated September 23, 2005, the Debtors disputed the alleged default and alleged that Pepco's letter violated the automatic stay.

          Beginning on September 21, 2005, Mirant Potomac commenced partial operation of one unit of the Potomac River facility. Mirant Potomac will operate the unit approximately 16 hours a day, including approximately eight hours at maximum load (88MW) and approximately eight hours at minimum load (35 MW), as the Debtors reported to Virginia DEQ on September 20, 2005. Dispersion modeling conducted by the Debtors demonstrates no modeled exceedances of NAAQS under these operating conditions. The Debtors' engineers and plant technicians have been working to develop a longer-term solution that would allow the plant to return to normal operation as soon as possible.

          The Projections and "-- Subsequently Identified Variances to Projected Gross Margins" do not reflect the impact of the shut down of the Potomac River generating facility. The Debtors project that a temporary shut down could have an unfavorable impact on gross margins of approximately $20,000,000 in 2005 and $85,000,000 in 2006, measured against projected gross margins as shown under "Subsequently

     Identified Variances to Projected Gross Margins." If the shutdown continues after such time, the Debtors believe that its impact on EBITDA less capital expenditures is the more relevant measure and project that these amounts would be negatively impacted by a range of $41,800,000 to $57,800,000 per year over the remainder of the Projection Period. The Projections do not reflect any payments that the Debtors could be required to make under the APSA (including the LASA) for the cost of transmission upgrades as a result of the shutdown of the Potomac River generating facility.

I. CHANGES TO THE SECTION ENTITLED "MATERIAL CLAIMS, LITIGATION AND INVESTIGATIONS -- DETAILED DESCRIPTION OF MATERIAL CLAIMS -- ENVIRONMENTAL LIABILITIES"

     The subsection titled "d. Consent Decree Regarding Downwash Modeling" should be amended to include the following as a second paragraph under this heading:

          On September 23, 2004, the Virginia DEQ and Mirant Potomac entered into an order by consent with respect to the Potomac River plant under which Mirant Potomac agreed to perform a modeling analysis to assess the effect of "downwash" from the plant: (i) on ambient concentrations of SO(2), NO(2), carbon monoxide ("CO"), and particulate matter less than or equal to 10 micrometers ("PM10") for comparison to the applicable NAAQS, and (ii) on ambient concentrations of mercury for comparison to Virginia Standards of Performance for Toxic Pollutants. Downwash is the effect that occurs when aerodynamic turbulence induced by nearby structures causes pollutants from an elevated source, such as a smokestack, to be mixed rapidly toward the ground resulting in higher ground level concentrations of pollutants. If the modeling analysis indicates that emissions from the facility may cause exceedances of the NAAQS for SO(2), NO(2), CO or PM10, or exceedances of mercury compared to Virginia Standards of Performance for Toxic Pollutants, the consent order requires Mirant Potomac to submit to the Virginia DEQ a plan and schedule to eliminate and prevent such exceedances on a timely basis. Upon approval by the Virginia DEQ of the plan and schedule, the approved plan and schedule are to be incorporated by reference into the consent order. The results of the computer modeling analysis completed on August 19, 2005 showed that emissions from the Potomac River plant have the potential to contribute to localized, modeled instances of exceedances of the NAAQS for SO(2), NO(2), and PM10 under certain conditions. As an immediate response, the Debtors submitted the study to the Virginia DEQ and, on August 21, 2005, voluntarily reduced output of all five units at the Potomac River facility to their lowest feasible levels. On August 24, 2005, Mirant Potomac completely shut down operations at the facility on a temporary basis. On August 24, 2005, the District of Columbia Public Service Commission filed a petition and complaint under sections 202(c), 207 and 309 of the Federal Power Act requesting that either FERC or DOE order the plant to remain in service. Such proceeding is pending. The Debtors plan to bring the facility back on line as soon as Mirant Potomac can satisfy the requirements of the Virginia DEQ with respect to NAAQS, unless the facility is ordered to return to operation sooner to support electric system reliability by the appropriate federal authority with the ability to order its operation.

          On September 21, 2005, Mirant Potomac commenced partial operation of one unit of the Potomac River facility. The financial and operational implications of the discontinued operation of the Potomac River plant or any such modifications are not known at this time. See "Financial Projections and Assumptions -- Temporary Shut Down of Potomac River Station."

J. CHANGES TO THE SECTION ENTITLED "MATERIAL CLAIMS, LITIGATION AND INVESTIGATIONS -- DISPUTED CLAIMS WITH ASSOCIATED ESTATE CAUSES OF ACTION -- PEPCO LITIGATION"

     The section titled "4. Pepco Litigation" should be deleted in its entirety and replaced with the following:

  4.  PEPCO LITIGATION

     As described more fully herein, the Debtors paid $2.65 billion to Pepco to purchase certain power generating facilities and related assets (the "Pepco Assets") pursuant to the terms of the APSA. Under the terms of the Back-to-Back Agreement contained within the APSA, the Debtors are obligated to purchase from Pepco energy and capacity sold to Pepco under the terms of certain PPAs, and the Debtors are obligated to pay Pepco for that energy and capacity under the terms of the PPAs. In practice, the parties have arranged for the energy sold to Pepco under the PPAs to be offered into the PJM daily market, at prices determined by the Debtors and under the scheduling direction of the Debtors. The market value of the energy is then credited to a Pepco account by PJM. The capacity of the PPAs is transferred from a Pepco PJM account to a Mirant PJM account. The Debtors have control of the capacity and determine how the capacity will be sold in the PJM market. The prices for energy and capacity under the PPAs are higher than existing market prices for power. Thus, the Debtors pay Pepco the difference between the contract prices and the market prices.

  a.  Motions to Reject

     (i)  MOTION TO REJECT THE BACK-TO-BACK AGREEMENT

     On August 28, 2003, the Debtors filed a motion with the Bankruptcy Court to reject the Back-to-Back Agreement (the "First Motion to Reject"), along with an adversary proceeding to enjoin Pepco and FERC from taking certain actions against the Debtors (the "Injunction Litigation"). The Debtors forecast that it would cost the Debtors in excess of $300 million during 2004 and 2005 if the Back-to-Back Agreement were to remain in effect. Anticipated losses under the Back-to-Back Agreement would continue over the life of the PPAs, the last of which expires in 2021.

     The reference to the Bankruptcy Court of the First Motion to Reject was withdrawn by the United States District Court for the Northern District of Texas (the "District Court"). Pepco and FERC objected to the First Motion to Reject for, among other reasons, that the courts did not have jurisdiction to authorize a utility to stop performing under an agreement for the sale of electric power. On December 23, 2003, the District Court denied the First Motion to Reject and held that the court did not have jurisdiction to authorize rejection of the Back-to-Back Agreement. On January 6, 2004, the District Court dismissed the Injunction Litigation on similar grounds.

     The Debtors appealed the District Court's orders to the United States Court of Appeals for the Fifth Circuit (the "Fifth Circuit"). On appeal, the Fifth Circuit held that the District Court did have jurisdiction to authorize rejection. However, the Fifth Circuit also stated that the use of the traditional business judgment standard for rejecting executory contracts would be inappropriate because it would not account for the public interest inherent in the transmission and sale of electricity in interstate commerce. The Fifth Circuit suggested that the District Court, in the exercise of its discretion, adopt a rejection standard that protects the public interest.

     On December 9, 2004, on remand, the District Court held that the Back-to-Back Agreement was an integral part of the APSA and was not severable from the APSA for purposes of rejection. The District Court also articulated the standard that would be applied as to any subsequent hearing on the motion to reject. Under the District Court's standard, for the Debtors to be entitled to an order authorizing rejection of the APSA, they must prove that (a) the APSA burdens their estates; (b) after careful scrutiny and giving significant weight to comments and findings of the FERC relative to the effect such a rejection would have on the public interest inherent in the transmission and sale of electricity in interstate commerce, the equities balance in favor of rejection; and (c) rejection would further the chapter 11 goal of permitting the successful rehabilitation of the Debtors. When applying this standard, the District Court stated that it would carefully scrutinize the impact of rejection upon the public interest and would, among other things, ensure that rejection will not cause any disruption in the supply of electricity to other public utilities or to consumers or lead to unjust or excessive rates. Finally, if rejection would compromise the public interest in any respect, the District Court stated that it would not authorize rejection unless the Debtors can show that they cannot reorganize without rejection. The Debtors have appealed the District Court's December 9, 2004 decision to the Fifth Circuit. The Fifth Circuit denied the Debtors' motion to expedite the appeal. Briefing has been completed and oral argument has not yet been set.

     (ii) MOTION TO REJECT THE BACK-TO-BACK AGREEMENT AND INDEMNIFICATION PROVISIONS OF THE APSA

     On January 21, 2005, the Debtors filed a motion to reject parts of the APSA (the "Second Motion to Reject"). The only substantive difference between the First Motion to Reject and the Second Motion to

Reject is that the Debtors moved to reject, along with the Back-to-Back Agreement, the Debtors' indemnification obligations to Pepco. On March 1, 2005, the District Court withdrew the reference to the Second Motion to Reject. The District Court's March 1, 2005 Order, as supplemented by Orders dated March 7, 2005, and March 16, 2005, also directed the parties to brief, by March 28, 2005, the issue of whether the things referred to in the Second Motion to Reject as the "Interconnection Agreements," "Easement, License and Attachment Agreements," "Local Area Support Agreement," and "Site Lease Agreement" are separate agreements from the APSA for purposes of rejection. Although the Debtors believe that these agreements are separate and distinct from the APSA, Pepco believes that the APSA consists of these and other documents. On March 16, 2005, the District Court denied the Debtors' emergency motion for reconsideration of the District Court's March 1, 2005 Order. Earlier that same day, the Debtors filed in the Fifth Circuit a petition for a writ of mandamus and motion for stay, and, in the District Court, a notice of appeal of the March 1, 2005 Order (as supplemented on March 7, 2005 and March 16, 2005). On March 21, 2005, the Debtors filed a supplement to the petition for writ of mandamus and motion for stay, which related to the District Court's March 16, 2005 Order. On March 17, 2005, the Fifth Circuit issued a temporary stay of the District Court's March 1, 2005 Order. On April 11, 2005, the Fifth Circuit vacated the temporary stay and denied Mirant's petition for writ of mandamus and motion for stay. The parties are still briefing the issues on appeal in the Fifth Circuit and oral argument has not yet been set.

  b.  Suspension of Pepco Back-to-Back Payments

     On December 9, 2004, the Debtors filed a notice in the Bankruptcy Court that they were unilaterally suspending further payments to Pepco under the Back-to-Back Agreement (the "Suspension Notice").

     On December 10, 2004, in response to the Suspension Notice, Pepco filed a motion in the District Court seeking a temporary restraining order and injunctive relief to require the Debtors to perform under the Back-to-Back Agreement (the "Injunctive Relief Motion"). On December 13, 2004, the District Court issued an order referring the Injunctive Relief Motion to the Bankruptcy Court. On December 21, 2004, the Bankruptcy Court issued an order denying the Injunctive Relief Motion.

     On December 14, 2004, Pepco filed: (a) a motion to compel the Debtors to pay, as administrative expenses, the payments that they had suspended under the Back-to-Back Agreement (the "Administrative Expense Motion"); (b) a motion seeking relief from the automatic stay of section 362(a) of the Bankruptcy Code (the "Lift Stay Motion"); and (c) a complaint for injunctive and other relief seeking, among other relief, to compel payments under the Back-to-Back Agreement (the "Pepco Lawsuit"). On December 16, 2004, Pepco filed a motion to withdraw the reference to the Bankruptcy Court with respect to, among other things, the Administrative Expense Motion, the Lift Stay Motion and the Pepco Lawsuit (the "Second Withdrawal Motion"). On January 4, 2005, the District Court denied the Second Withdrawal Motion. However, the District Court's January 4 Order stated that "the standard that would be applied to a determination of whether rejection of the Back-to-Back Agreement should be approved is basically the same standard that should be applied in determining whether Debtors' obligations under the Back-to-Back Agreement are to be enforced, or, more generally, whether any action is to be permitted that would prevent Pepco from receiving the payments to which it is entitled under the Back-to-Back Agreement."

     On January 14, 2005, the Bankruptcy Court denied the Administrative Expense Motion and the Lift Stay Motion, but required the Debtors to commence making payments to Pepco due under the Back-to-Back Agreement. The Bankruptcy Court's ruling permitted the Debtors to stop making payments under the Back-to-Back Agreement if they filed a motion to reject the APSA. In its Order, the Bankruptcy Court stated that, for the purposes of deciding Pepco's motions, the APSA is a "single, indivisible contract." Pepco appealed the Bankruptcy Court's decision to the District Court.

     On January 21, 2005, the same day that the Bankruptcy Court's Order was docketed, the Debtors filed the Second Motion to Reject. As of January 21, 2005, the Debtors ceased making further payments to Pepco under the Back-to-Back Agreement. In its March 1, 2005 Order (as supplemented by Orders signed March 7, 2005 and March 16, 2005) withdrawing the reference to the Bankruptcy Court with respect to the Second Motion to Reject, the District Court directed the Debtors to resume performance of all obligations under the

Back-to-Back Agreement and to pay, by March 18, 2005, all past-due, unpaid postpetition obligations under the Back-to-Back Agreement. The District Court's March 1, 2005 Order also dismissed Pepco's appeal of the Bankruptcy Court's January 21, 2005 Order as moot, and withdrew the reference to the Bankruptcy Court with respect to the Administrative Expense Motion and the matter of whether the Debtors should be obligated to perform under the Back-to-Back Agreement during the pendency of the Chapter 11 Cases. On March 21, 2005, the Debtors filed a supplement to the petition for writ of mandamus and motion for stay, which related to the District Court's March 16, 2005 Order. On March 17, 2005, the Fifth Circuit issued a temporary stay of the District Court's March 1, 2005 Order. On April 11, 2005, the Fifth Circuit vacated the temporary stay and denied Mirant's petition for writ of mandamus and motion for stay.

  c.  FERC's June 17, 2005 Order

     On March 11, 2005, the Debtors filed with FERC in Docket No. EC05-58-000, an application pursuant to section 203 of the Federal Power Act requesting approval for certain internal asset transfers and a corporate restructuring to be implemented pursuant to the Plan (the "203 Application"). On April 1, 2005, various parties, including Pepco, filed motions to intervene and protested the relief sought in the Debtors' 203 Application. On April 18, 2005, Mirant and the Corp. Committee each filed an answer to the motions to intervene. On June 17, 2005, FERC issued an Order approving the Debtors' proposed internal asset transfers based on the determination that there would be no change in the status quo as a result of the internal asset transfer (the "June 17 Order"). On July 18, 2005, Pepco, the Public Service Commission for the District of Columbia, and the Maryland Public Service Commission and the Maryland Office of People's Counsel (collectively, the "State Commissions"), each filed requests for rehearing of the June 17 Order. On August 2, 2005, the Debtors filed an answer to the requests for rehearing. On August 17, 2005, FERC entered an Order granting the requests for rehearing for the limited purpose of further consideration. On August 18, 2005, Pepco filed a response to Mirant's answer. The requests for rehearing are pending before FERC.

     As a consequence of the June 17 Order, on July 1, 2005, the Debtors and the Corp. Committee filed a joint motion for leave to file supplemental briefs in the District Court regarding the Second Motion to Reject. On July 5, 2005, the District Court granted the motion and set a supplemental briefing schedule. Mirant, Pepco and the State Commissions each filed supplemental briefs. On July 27, 2005, the Debtors filed a motion for leave to file a supplemental reply brief. On July 29, 2005, the District Court granted the motion, requested responses from FERC, Pepco and the State Commissions regarding the supplemental briefs, and requested comments relative to the possibility of an informal stay in the case pending the outcome of the appeals from the Orders of the District Court signed December 9, 2004 and March 1, 2005 (as supplemented by Orders dated March 7, 2005 and March 16, 2005). Responses regarding the supplemental briefs and comments regarding the informal stay were filed with the District Court and on August 16, 2005, the District Court entered an informal stay indicating that it will withhold ruling on the Second Motion to Reject pending the outcome of the two appeals before the Fifth Circuit.

  d.  Pepco TPA Settlement

     On October 29, 2003, the Debtors filed a motion with the Bankruptcy Court for approval of a settlement (the "Pepco TPA Settlement") between the Debtors and Pepco regarding two Transition Power Agreements (the "Pepco TPAs") under which MAEM sold power to Pepco. The TPAs were "Ancillary Agreements" under the APSA. See "General Information -- The Businesses of Mirant -- The North American Business -- Regional Markets -- Mid-Atlantic Region." The TPA Settlement was approved by Order of the Bankruptcy Court entered on November 19, 2003. Under the Pepco TPA Settlement, Pepco has an Allowed Claim, not subject to any offset or reduction for any reason, against Mirant and MAEM in the amount of $105 million (the "TPA Claims"). In return, Pepco agreed to amend the Pepco TPAs such that Pepco paid a higher price for power delivered under the Pepco TPAs. The Pepco TPAs have now expired.

  e.  Asbestos Litigation

     As part of the APSA transaction, Mirant agreed to indemnify Pepco for certain liabilities arising in lawsuits related to the acquired assets, filed after December 19, 2000, even if such lawsuits relate to incidents occurring prior to that date, with certain qualifications. Under intercompany agreements, the subsidiaries of MAG that acquired the generating facilities assumed Mirant's indemnity obligations to Pepco. Since the APSA transaction closed, Pepco has notified the Debtors of more than one hundred asbestos cases, distributed among three Maryland jurisdictions (Prince George's County, Baltimore City and Baltimore County), as to which it claims a right of indemnity. Based on information and relevant circumstances known at this time, the Debtors do not believe these suits will result in significant Allowed Claims. Pepco obtained relief from the automatic stay of section 362(a) of the Bankruptcy Code to proceed with certain litigation pending in the United States District Court for the District of Columbia against the Debtors (the "Indemnity Litigation"). The issue in the Indemnity Litigation is whether the Debtors are liable to Pepco for approximately $665,000 in defense costs relating to asbestos lawsuits brought against Pepco.

  f.  Claims Litigation

     Pepco and its Affiliate, Pepco Energy Services, Inc., collectively filed fourteen separate proofs of claim against Mirant, MAEM and the following additional subsidiaries of Mirant that are referred to hereinafter as the "Other Mirant Parties:" Mirant Potomac River, LLC, Mirant Piney Point, LLC, Mirant Peaker, MAI, MIRMA, Mirant MD Ash Management, LLC, Mirant D.C. O&M, LLC, and Mirant Chalk Point, LLC. On December 23, 2004, Pepco amended certain of its proofs of claim for goods and services. Pepco's proofs of claim, as amended (collectively, the "Pepco Claims"), seek amounts ranging from $37,769.90 to approximately $136.2 million for unpaid prepetition obligations. Certain of the Pepco Claims also reserve Pepco's right to seek additional amounts in the event the Debtors are ever authorized to reject the Back-to-Back Agreement and/or the APSA. Pepco's claims consist largely of the $105 million TPA Claims. Most of the other amounts asserted in the Pepco Claims are pre-petition amounts arising from the Back-to-Back Agreement under the APSA.

     The Debtors filed an omnibus objection, as amended, to the Pepco Claims (the "Pepco Claims Objection"), objecting to each one of the Pepco Claims. The Pepco Claims Objection as to the Pepco Claim filed by Pepco Energy Services, Inc. has been resolved and the proof of claim filed by Pepco Energy Services, Inc. has been withdrawn with prejudice. The Pepco Claims Objection focuses on three primary objections. First, the Debtors dispute that the Other Mirant Parties are jointly and severally liable for the amounts asserted in the Pepco Claims based on the AAA. See "Certain Affiliate Transactions -- Material Intercompany Transactions and Relationships Among the Debtors -- Purchase of Mid-Atlantic Generation Assets." Second, the Debtors object to several of the Pepco Claims on grounds that they fail to include necessary supporting documentation or are not otherwise due and owing. Third, the Debtors object to all the Pepco Claims on the basis that the Debtors have potential avoidance actions against Pepco, and that any liability on such actions must be paid in full before any of the Pepco Claims that become Allowed Claims may be satisfied, in accordance with section 502(d) of the Bankruptcy Code. The Debtors filed an amended claims objection relating to, among other things, Pepco's amended claims. Pepco has responded to the Pepco Claims Objection and vigorously disputes the Debtors' arguments.

     On February 17, 2005, the Bankruptcy Court issued a scheduling order on the Pepco Claims Objection. The scheduling order states that no basis for the Debtors' defense under section 502(d) of the Bankruptcy Code exists at this time. The Debtors intend to assert a section 502(d) defense if they are authorized to reject the Back-to-Back Agreement and/or the APSA. The scheduling order also set a schedule to consider the issue of whether the Other Mirant Parties are jointly and severally liable as a result of the AAA. The Debtors and Pepco filed motions for summary judgment on the AAA issue, which were denied by the Bankruptcy Court on May 4, 2005. Trial on the Pepco Claims and the Pepco Claims Objection has not yet been set.

     On February 24, 2005, the Bankruptcy Court issued an order directing the parties to mediate the Pepco Claims and the Pepco Claims Objection before the Honorable Russell F. Nelms, United States Bankruptcy Judge for the Northern District of Texas. In early March 2005, the parties met separately with Judge Nelms in Texas, and they submitted confidential position statements to Judge Nelms. On March 15, 2005, the Debtors cancelled the mediation session.

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

     The Debtors filed a motion to estimate each of the Pepco Claims at an amount of $0.00 for all purposes. The Bankruptcy Court has indefinitely adjourned the estimation motion, and indicated that estimation of the Pepco Claims for all purposes was likely to be unnecessary since the AAA issue was to be submitted for decision prior to the commencement of the Confirmation Hearing.

  g.  Fraudulent Transfer Complaint

     On July 13, 2005, the Debtors filed a complaint styled Mirant Corporation, et al. v. Potomac Electric Power Company, Adv. No. 05-04138, with the Bankruptcy Court (the "Pepco Complaint"). In the Pepco Complaint, the Debtors seek an order declaring that the amounts paid for the Pepco Assets exceeded the fair value of such assets and was a transfer in fraud of the rights of creditors under state law, as made applicable by section 544(b) of the Bankruptcy Code, and recoverable under section 550(a) of the Bankruptcy Code. The Pepco Complaint constitutes a counterclaim to Pepco's previously filed proofs of claim, except for the TPA Claims. In addition, in the Pepco Complaint, the Debtor have objected to the Pepco Claims on the basis that: (i) the Pepco Claims should be disallowed under section 502(d) of the Bankruptcy Code; (ii) no amounts are due and owing to Pepco, and (iii) the obligations on which the Pepco Claims are based arose under agreements which were voidable, fraudulent and illegal transfers. On August 3, 2005, the Bankruptcy Court signed a stipulation between Mirant and Pepco extending Pepco's time to respond to the complaint to September 30, 2005. On September 20, 2005, Pepco filed a motion seeking an order from the District Court withdrawing the reference to the Bankruptcy Court of the Pepco Complaint.

  h.  Potential Adjustment Related to Panda Power Purchase Agreement

     At the time of the acquisition of the MIRMA assets from Pepco, Mirant entered into a letter agreement with Pepco that, as subsequently modified, provided that the price paid by Mirant for its December 2000 acquisition of Pepco's assets would be adjusted if by April 8, 2005, a binding court order has been entered finding that the Back-to-Back Agreement violates Pepco's power purchase agreement with Panda ("Panda PPA") as a prohibited assignment, transfer or delegation of the Panda PPA or because it effects a prohibited delegation or transfer of rights, duties or obligations under the Panda PPA that is not severable from the rest of the Back-to-Back Agreement. The agreement also provides that if a court order is entered that triggers the purchase price adjustment, the amount of the adjustment is to be negotiated in good faith by the parties or determined by binding arbitration so as to compensate Pepco for the termination of the benefit of the Back-to-Back Agreement while also holding Mirant economically indifferent from such court order. Panda initiated legal proceedings in 2000, asserting that the Back-to-Back Agreement violated provisions in the Panda PPA prohibiting Pepco from assigning the Panda PPA or delegating its duties under the Panda PPA to a third party without Panda's prior written consent. On June 10, 2003, the Maryland Court of Appeals, Maryland's highest court, ruled that the assignment of certain rights and delegation of certain duties by Pepco to Mirant did violate the non-assignment provision of the Panda PPA and was unenforceable. The court, however, left open the issues whether the provisions found to violate the Panda PPA could be severed and the rest of the Back-to-Back Agreement enforced and whether Panda's refusal to consent to the assignment of the Panda PPA by Pepco to Mirant was unreasonable and violated the Panda PPA.

  i.  Shutdown of Potomac River Plant

     On August 19, 2005, the Department of Environmental Quality for the Commonwealth of Virginia ("DEQ") sent a letter to Mirant Potomac in response to a downwash modeling study of the Potomac River plant's ("Potomac River Plant") air emissions. Although DEQ's letter requested that Mirant Potomac provide a summary of actions being taken to protect health and environmental concerns by 2:00 p.m. on August 24, 2005, DEQ did not order Mirant Potomac to shut down the Potomac River Plant.

     On August 22, 2005, the Debtors issued a press release in response to the DEQ letter, which stated that they had reduced output to the Potomac River Plant to its lowest levels, and that, if no acceptable short-term solutions were found, they would shut down the Potomac River Plant by midnight on August 24, 2005. In the press release, the Debtors stated that the Potomac River Plant "has been identified as a critical component for the reliability of the electric grid in the Washington, D.C. area." On August 24, 2005, the Debtors announced
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

that they would "temporarily halt power production" at the Potomac River Plant. The Debtors acknowledged that the plant shutdown had reliability implications. Prior to midnight on August 24, 2005, the Debtors voluntarily shut down the Potomac River Plant.

     On August 24, 2005, the District of Columbia Public Service Commission ("DC PSC") filed an emergency petition and complaint with FERC, Docket No. EL05-145-000, seeking orders from FERC and the Secretary of the Department of Energy directing the Debtors to continue operating the Potomac River Plant. On August 25, 2005, in response to the DC PSC's emergency petition and complaint, FERC issued a request for information to PJM, Pepco and Mirant requesting responses by August 26, 2005. FERC also issued a notice inviting interested parties to intervene and comment on the DC PSC's emergency petition and complaint. On August 26, 2005, Pepco filed an emergency motion for relief from the automatic stay. On August 30, 2005, the Bankruptcy Court granted Pepco's emergency motion, and entered an Order permitting Pepco to intervene and comment in the FERC proceeding. Numerous parties filed motions to intervene and comments. Certain of these parties, including Pepco, PJM, the Pennsylvania Public Utility Commission, the Virginia Electric and Power Company, and the DC PSC, argued that Mirant should be ordered to operate the Potomac River Plant to protect electric reliability. Other parties argued in favor of continuing the shutdown because of concerns about emissions from the Potomac River Plant. On September 1, 2005, Mirant Potomac filed an answer to the motions to intervene and comments. On September 6, 2005, FERC issued a supplemental request for information to PJM, Pepco and Mirant requesting responses by September 9, 2005. On September 9, 2005, Pepco filed an answer to the various motions to intervene and comments. This matter is pending before FERC.

     Following the shut down of the Potomac River facility, Mirant Potomac notified Pepco of an alleged occurrence of a "Force Majeure" event under the Local Area Support Agreement dated December 19, 2000 with Pepco (the "LASA"), which is a part of the APSA. By letter dated September 13, 2005, Pepco notified the Debtors of an alleged default under the APSA (including the LASA) as a result of the shut down of the Potomac River facility while acknowledging that to enforce its claims, it must either bring the claims in the Bankruptcy Court, the appropriate United States District Court, or obtain relief from the automatic stay under section 362(a) of the Bankruptcy Code. On September 21, 2005, Mirant Potomac commenced partial operation of one unit of the Potomac River facility. By letter dated September 23, 2005, the Debtors disputed the alleged default and alleged that Pepco's letter violated the automatic stay.

K. CHANGES TO THE SECTION ENTITLED "MATERIAL CLAIMS, LITIGATION AND INVESTIGATIONS -- DISPUTED CLAIMS WITH ASSOCIATED ESTATE CAUSES OF ACTION -- SMECO -- SOUTHERN MARYLAND ELECTRIC COOPERATIVE"

     The section titled "5. SMECO -- Southern Maryland Electric Cooperative" on should be deleted in its entirety and replaced with the following:

  5.  SMECO -- SOUTHERN MARYLAND ELECTRIC COOPERATIVE, INC.

          On March 15, 2004, Mirant Peaker, Mirant Chalk Point, and Mirant commenced an adversary proceeding in the Bankruptcy Court, Adversary No. 04-4073, seeking declaratory judgment from the Bankruptcy Court that the Facility and Capacity Credit Agreement (the "FCC Agreement") with Southern Maryland Electric Cooperative, Inc. ("SMECO") constitutes an unexpired lease of nonresidential real property and that any Claims for damages arising from the rejection of the FCC Agreement should be limited by section 502(b)(6) of the Bankruptcy Code. The complaint names both SMECO and Pepco as defendants, as the Debtors are Pepco's assignee under the FCC Agreement. Under the FCC Agreement, the Debtors purchase electric energy and capacity from SMECO and they are obligated to pay SMECO approximately $5,000,000 per year until 2015. Pepco has guaranteed the performance of the Debtors' obligations under the FCC Agreement to SMECO. The Debtors maintain that the FCC Agreement should be characterized as a real property lease. SMECO and Pepco dispute this characterization of the FCC Agreement.

          On June 28, 2004, the Bankruptcy Court denied the defendants' motion to dismiss. The parties have filed motions for summary judgment, which are pending with the Bankruptcy Court. On August 22, 2005, the Debtors filed a motion for leave to file a supplemental brief regarding new authority in support of their motion for summary judgment. On September 9, 2005, Pepco and SMECO filed a joint opposition to the Debtors' motion for leave. The motion for leave is pending with the Bankruptcy Court.

L. CHANGES TO THE SECTION ENTITLED "THE CHAPTER 11 PLAN -- PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS -- NO PLAN DISTRIBUTIONS PENDING ALLOWANCE"

     The paragraph under the heading "4. No Plan Distributions Pending Allowance" should be amended by adding the following at the end of the paragraph:

          Notwithstanding the foregoing, Pepco's TPA Claims against Mirant and MAEM are Allowed Claims and are not subject to the setoff rights as provided in Section 17.16 of the Plan.

     The paragraph under the heading "5. Estimation of Claims" should be amended by adding the following at the end of the paragraph:

          Notwithstanding the foregoing or anything to the contrary in the Plan or the Bankruptcy Code, any estimation of a Contested Claim shall be subject to the rights of the holder of such Claim under section 502(j) of the Bankruptcy Code.

M. CHANGES TO THE SECTION ENTITLED "THE CHAPTER 11 PLAN -- RETENTION OF JURISDICTION"

     The first sentence under the heading "S. Retention of Jurisdiction" should be amended to read as follows:

          Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and subject to section 157 of the Judicial Code and except for actions, matters and/or proceedings for which the reference has been withdrawn or which are on appeal, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (1) arising under the Bankruptcy Code, (2) arising in or related to the Chapter 11 Cases or the Plan, or (3) that relates to the following:

N. CHANGES TO THE SECTION ENTITLED "THE CHAPTER 11 PLAN -- OTHER MATERIAL PROVISIONS OF THE PLAN -- SETOFF RIGHTS"

     The first sentence under the heading "13. Setoff Rights" should be amended to read as follows:

          In the event that any Debtor has a Claim of any nature whatsoever against the holder of a Claim against such Debtor, then such Debtor may, but is not required to, set off against the Claim (and any payments or other Plan Distributions to be made in respect of such Claim hereunder) such Debtor's Claim against such holder, subject to the provisions of sections 553, 556 and 560 of the Bankruptcy Code; provided, however, that Pepco's TPA Claims against Mirant and MAEM are Allowed Claims and are not subject to any offset or reduction for any reason by any Debtors, whether under Section 17.17 of the Plan, sections 553, 556 and 560 of the Bankruptcy Code, or otherwise; provided, further, that nothing in the Plan shall constitute a waiver of Southern's setoff rights set forth in section
     9.15 of the Tax Indemnification Agreement; provided, further, that section
     17.17 of the Plan is subject to the California Settlement Agreement and the Debtors may not effectuate a setoff in violation thereof. Neither the failure to set off nor the allowance of any Claim under the Plan shall constitute a waiver or release of any Claims that any Debtor may have against the holder of any Claim.

O. CHANGES TO THE SECTION ENTITLED "THE CHAPTER 11 PLAN -- OTHER MATERIAL PROVISIONS OF THE PLAN -- INJUNCTIONS"

     Subsection "b." under the heading "15. Injunctions" should be deleted in its entirety and replaced with the following:

          b. The foregoing provisions shall not apply to (i) holders of Allowed MAG Long-term Note Claims with respect to their legal, equitable and contractual rights, and personal Causes of Action against MAG, MAG's Assets and any of MAG's managers, officers, employees, agents and professionals, and (ii) the jurisdiction (and exercise thereof) of the District Court, the United States Court of Appeals for the Fifth

     Circuit, the United States Supreme Court, the Federal Energy Regulatory Commission, the Maryland Public Service Commission, the District of Columbia Public Service Commission, or any other governmental unit or organization, or regulatory agency, relating to the Debtors' postconfirmation conduct and/or the Debtors' attempts to reject, recharacterize and/or avoid their obligations under the APSA (including the Back-to-Back Agreement).

P. CHANGES TO THE SECTION ENTITLED "THE CHAPTER 11 PLAN -- OTHER MATERIAL PROVISIONS OF THE PLAN -- PLAN CONTROLS"

     The last sentence of the paragraph under the heading "18. Plan Controls" should be deleted in its entirety and replaced with the following:

          The Disclosure Statement may be referred to for purposes of interpretation to the extent any term or provision of the Plan is determined to be ambiguous by the Bankruptcy Court, the District Court, the United States Court of Appeals for the Fifth Circuit, the United States Supreme Court, any governmental unit or organization, or regulatory agency, or any other forum with jurisdiction to interpret the Plan for any reason.

Q. CHANGES TO THE SECTION ENTITLED "RISK FACTORS -- THE DEBTORS' REJECTION OR RECHARACTERIZATION OF THE BACK-TO-BACK AGREEMENT MAY BE UNSUCCESSFUL AND IF THEY CONSEQUENTLY REMAIN LIABLE UNDER THE BACK-TO-BACK AGREEMENT, THE DEBTORS' FUTURE CASH FLOWS AND OPERATING INCOME WOULD BE MATERIALLY ADVERSELY IMPACTED"

     The section titled "R. The Debtors' Rejection or Recharacterization of the Back-to-Back Agreement may be Unsuccessful and if they Consequently Remain Liable under the Back-to-Back Agreement, the Debtors' Future Cash Flows and Operating Income would be Materially Adversely Impacted" should be deleted in its entirety and replaced with the following:

R. THE DEBTORS' REJECTION, RECHARACTERIZATION OR AVOIDANCE OF THE APSA (INCLUDING THE BACK-TO-BACK AGREEMENT) MAY BE UNSUCCESSFUL AND IF THEY OR NEW MIRANT CONSEQUENTLY REMAIN OR BECOME LIABLE UNDER THE APSA (INCLUDING THE BACK-TO-BACK AGREEMENT), THE FUTURE CASH FLOWS AND OPERATING INCOME OF THE DEBTORS OR NEW MIRANT WOULD BE MATERIALLY ADVERSELY IMPACTED.

     The Debtors expect that the obligations under the APSA (including the Back-to-Back Agreement) will be resolved either through rejection pursuant to section 365, recharacterization of such obligations as a financing transaction, avoidance of such obligations, or a negotiated settlement. In the event the Debtors were unable to reject, recharacterize, or avoid the obligations under the APSA (including the Back-to-Back Agreement), or reach a negotiated settlement, and therefore the Debtors would remain, or New Mirant would become, liable under the APSA (including the Back-to-Back Agreement), the resulting negative impact on cash from operations would be approximately at least $80,000,000 in the year ended December 31, 2005, and approximately at least $44,000,000 per year thereafter, which would materially adversely impact the Debtors' (or New Mirant's) future cash flows and operating income.

R.  CHANGES TO SCHEDULE 12 TO THE SECOND AMENDED DISCLOSURE
    STATEMENT -- SCHEDULE OF ASSUMED AND ASSUMED AND ASSIGNED EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     Schedule 12 is the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases." On Schedule 12, the Debtors separately list the "Asset Purchase and Sale Agreement and Amendments 1 and 2" (No. 1031) and certain of the Ancillary Agreements under the APSA (Nos. 1030, 1032-1047).
Schedule 12 fails to list certain of the other Ancillary Agreements under the APSA, including, but not limited to, the following:

          Assignment and Assumption Agreement, dated December 19, 2000, by and among Pepco, Mirant Americas Energy Marketing, LP, Mirant Mid-Atlantic, LLC, Mirant Potomac River, LLC, Mirant Peaker, LLC, Mirant Chalk Point, LLC, Mirant D.C. O&M, LLC, Mirant Piney Point, LLC, Mirant MD Ash Management, LLC, and Mirant Mid-Atlantic Services, LLC

          Guarantee Agreement, dated December 19, 2000, by and between Pepco and Mirant Corp.

          Operation and Maintenance Agreement, dated December 19, 2000, by and between Pepco and Mirant D.C. O&M, LLC

          Various side agreements and side letters to the APSA, including, without limitation, a letter dated December 19, 2000 from Pepco to Southern Energy, Inc. regarding the unassigned PPAs, a letter dated December 19, 2000, from SEI to Pepco regarding the settlement of outstanding issues, a Transfer of Assets and Indemnification Agreement by and between Pepco and Southern Energy Resources, Inc., dated December 8, 2000, a letter dated December 19, 2000, from Pepco to SEI, and a related Request for Services from Mirant Mid-Atlantic, LLC, Mirant Chalk Point, LLC, Mirant Potomac River, LLC and Mirant Peaker, LLC to Pepco, regarding emergency and unscheduled maintenance, all as amended, modified and/or supplemented from time to time.

     Given the complex and significant relationships between Pepco and the Debtors, Schedule 12 should include some protective language to prevent contracts, which the Debtors and Pepco need or require (whether or not such contracts are integrated in or severable from the APSA) in order to continue performing their myriad responsibilities and obligations in the ordinary course of business, from being inadvertently rejected. Pepco proposes the following language:

          Various service level agreements and arrangements between Pepco and any one or more of the Debtors, including, without limitation, site work orders, requests for work and equipment orders, and retail accounts (including retail electric service accounts under Pepco's tariffs), all as amended, modified and/or supplemented from time to time.

     It is Pepco's view that all Ancillary Agreements are integrated, non-severable parts of the APSA and must be assumed or rejected as a whole. Pepco believes that there should be one entry on Schedule 12 reflecting that the entire APSA will be assumed and assigned to New Mirant. Schedule 12 also should be amended to make clear that if no assignee or transferee is identified that means the Debtors do not propose assigning such contract or lease.

S.  CHANGES TO EXHIBIT C TO THE SECOND AMENDED DISCLOSURE
    STATEMENT -- LIQUIDATION ANALYSIS

     The subpart titled "PEPCO PPA Liability" should be deleted in its entirety and replaced with the following:

          Pepco PPA Liability: The Liquidation Analysis assumes that MAEM would be subject to an unsecured claim in connection with its alleged obligations under the Pepco Back-to-Back Agreement. It is Pepco's position that the following Debtors are liable for all amounts due and to become due under the APSA (including the Back-to-Back Agreement): Mirant, MAEM, Mirant Mid-Atlantic, LLC, Mirant Potomac River, LLC, Mirant Peaker, LLC, Mirant Chalk Point, LLC, Mirant D.C. O&M, LLC, Mirant Piney Point, LLC, Mirant MD Ash Management, LLC, and Mirant Mid-Atlantic Services, LLC.